As filed with the United States Securities and Exchange Commission on May 9, 2023
Registration
No. 333-269747

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Vahanna Tech Edge Acquisition I Corp.
(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	98-1600102
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1230 Avenue of the Americas, 16
th
Floor
New York, NY 10020
Telephone: (347)
745-6448
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Karan Puri
Chief Executive Officer
Vahanna Tech Edge Acquisition I Corp.
1230 Avenue of the Americas, 16
th
Floor
New York, NY 10020
Telephone: (347)
745-6448
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

David A. Sakowitz Jason D. Osborn Jeffrey Stern Winston & Strawn LLP 200 Park Avenue New York, NY 10166 Tel: (212) 294-6700	Rohan Malhotra Chie f Executive Officer Roadzen, Inc. c/o Cogency Global Inc. 850 New Burton Road, Suite 201 Dov er, DE 19904 Tel: (800) 483-1140	Evan M. D’Amico Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036 Tel: (202) 955-8500

Approximate date of commencement of proposed sale to the public
: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in
Rule 12b-2
of the Exchange
Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐
If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule

13e-4(i)

(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule

14d-1(d)

(Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS DATED MAY 9, 2023

SUBJECT TO COMPLETION

VAHANNA TECH EDGE ACQUISITION I CORP.

Dear Shareholder:

You are cordially invited to attend the special meeting (the “Vahanna Special Meeting”) of Vahanna Tech Edge Acquisition I Corp., a British Virgin Islands business company (“Vahanna”), at [●] a.m., New York time, on [●], 2023, at [●] and virtually at https://www.cstproxy.com/[●].

On February 10, 2023, Vahanna entered into an Agreement and Plan of Merger (the “merger agreement”) with Vahanna Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Vahanna (“Merger Sub”), and Roadzen, Inc., a Delaware corporation (“Roadzen”), whereby Merger Sub will merge with and into Roadzen, with Roadzen surviving the merger as a wholly owned subsidiary of Vahanna (the “merger”).

In the event that redemptions of Vahanna Class A Ordinary Shares, par value $0.0001 per share (the “Class A Ordinary Shares”), in connection with the Vahanna Special Meeting are less than approximately 48% of the issued and outstanding shares of capital stock of Vahanna, which is comprised of 20,010,000 Class A Ordinary Shares and 5,002,500 Vahanna Class B Ordinary Shares, par value $0.0001 per share (the “Class B Ordinary Shares,” and together with Class A Ordinary Shares, the “Vahanna ordinary shares”), then at least one (1) business day prior to the merger, Vahanna will change its domicile by way of its continuation out of the British Virgin Islands, as a business company incorporated under the laws of the British Virgin Islands, and into the State of Delaware to become a corporation incorporated under the laws of the State of Delaware (the “Domestication”). In connection with the merger or, as applicable, the Domestication, Vahanna will change its name to Roadzen Inc. (“New Roadzen”).

In connection with the merger, New Roadzen will issue or reserve for issuance 68,300,000 ordinary shares, par value $0.0001 per share, of New Roadzen (the “New Roadzen Ordinary Shares”, and if the Domestication occurs pursuant to the terms of the merger agreement, following the effective time of the merger, references herein to “New Roadzen Ordinary Shares” shall mean common stock, par value $0.0001 per share, of New Roadzen) (such consideration, the “Merger Consideration”). Each outstanding share of Roadzen common stock, including common stock held by prior owners of Roadzen preferred stock (other than shares owned by Roadzen as treasury stock and dissenting shares) (“Existing Roadzen Common Stock”) will represent a right to receive a pro rata portion (on a fully-diluted basis) of Merger Consideration. New Roadzen will also reserve a portion of the Merger Consideration for issuance upon the future conversion, exercise, vesting and/or settlement of any other equity security of Roadzen (other than Existing Roadzen Common Stock, warrants of Roadzen and Roadzen RSUs) issued and outstanding immediately prior to the effective time of the merger (the “New Roadzen Assumed Additional Securities”). In addition, a portion of the New Roadzen Ordinary Shares reserved for issuance under the New Incentive Plan shall be used for Roadzen RSUs (as defined below) outstanding immediately prior to the merger and converted into New Roadzen RSUs (as defined below).

If no Vahanna public shareholders exercise their redemption rights with respect to the public shares they hold, New Roadzen’s ordinary shares issued and outstanding immediately after the business combination is expected to be as follows: (a) former Roadzen stockholders, 70.0%; (b) Vahanna public shareholders of Class A Ordinary Shares, 24.0%; and (c) Vahanna holders of Class B Ordinary Shares, 6.0%. If the Vahanna public shareholders fully exercise their redemption rights with respect to all of the public shares they hold, the combined company’s ordinary shares issued and outstanding after the business combination are expected to be as follows: (a) former Roadzen stockholders, 92.1%; (b) Vahanna public shareholders of Class A Ordinary Shares, 0.0%; and (c) Vahanna holders of Class B Ordinary Shares, 7.9%.

Subject to the assumptions set forth under “Basis of Presentation and Glossary” in the accompanying proxy statement/prospectus, the exchange ratio would have been approximately 29.759 New Roadzen Ordinary Shares for each share of Existing Roadzen Common Stock (assuming for purposes of such calculation that all shares of Roadzen preferred stock and all options and warrants to purchase capital stock of Roadzen, in each case outstanding immediately prior to the Effective Time (as defined below), have converted into New Roadzen Ordinary Shares) with any resulting fractional New Roadzen Ordinary Shares rounded up to the nearest whole share.

Vahanna’s units, Class A Ordinary Shares and public warrants are publicly traded on the Nasdaq Stock Market (“Nasdaq”). In connection with transactions contemplated by the merger agreement, Vahanna units will automatically be separated into their underlying Class A Ordinary Shares and public warrants, with any fractional public warrants being forfeited for no consideration. We have applied to list the New Roadzen Ordinary Shares and public warrants on Nasdaq under the symbols RDZN and RDZNW, respectively, upon the closing of the merger.

The Vahanna Special Meeting is being held in lieu of the 2023 annual meeting of shareholders to consider matters relating to the proposed merger. Vahanna and Roadzen cannot complete the merger unless Vahanna’s shareholders consent to the approval of the merger agreement and the transactions contemplated thereby, including the issuance of New Roadzen Ordinary Shares to be issued as the merger consideration, and Roadzen’s stockholders’ consent to adoption and approval of the merger agreement and the transactions contemplated thereby. Vahanna is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.

The Vahanna Special Meeting will be held on [●], 2023 at [●], New York time, at the office of [●]. You can participate in the meeting, vote, and submit questions via live webcast by visiting [●] with the password of [●] and entering the voter control number included on your proxy card. You will not be required to attend the meeting in person in order to vote, and Vahanna encourages virtual participation. You will need the control number that is printed on your proxy card to enter the Vahanna Special Meeting. Vahanna recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Vahanna Special Meeting starts.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF CLASS A ORDINARY SHARES YOU OWN. To ensure your representation at the Vahanna Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote at the meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The Vahanna board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that Vahanna shareholders vote “FOR” the matters to be considered at the Vahanna Special Meeting, including the proposed merger and the issuance of the New Roadzen Ordinary Shares.

This proxy statement/prospectus provides you with detailed business and financial information about the proposed merger. It also contains or references information about Vahanna and Roadzen and certain related matters. This information is available without charge to equity holders upon written or oral request, which can be made to [●] in writing at [●] or by telephone at [●]. To obtain timely delivery, equity holders must request the information by no later than five (5) days before the date they make their investment decision. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the section titled “Risk Factors” for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact [●], Vahanna’s proxy solicitor, toll-free at [●] [●]-[●] (banks and brokers call [●] [●]-[●]) or email [●] at [●].com.

Sincerely,

/s/ Karan Puri

Karan Puri

Chief Executive Officer

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the merger, the issuance of New Roadzen Ordinary Shares in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [●], 2023 and is first being mailed to shareholders of Vahanna on or about [●], 2023.

VAHANNA TECH EDGE ACQUISITION I CORP.

NOTICE OF THE SPECIAL MEETING IN LIEU OF 2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON [●], 2023

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2023 annual meeting of the shareholders (the “Vahanna Special Meeting”), of Vahanna Tech Edge Acquisition I Corp., a British Virgin Islands business company (which is referred to as “Vahanna”) will be held New York time, on [●], 2023, at the office of [●]. You can participate in the meeting, vote, and submit questions via live webcast by visiting [●] with the password of [●] and entering the voter control number included on your proxy card. You will not be required to attend the meeting in person in order to vote, and Vahanna encourages virtual participation. Vahanna recommends that you log in at least 15 minutes before the Vahanna Special Meeting to ensure you are logged in when the meeting starts. You are cordially invited to attend the Vahanna Special Meeting for the following purposes:

1.

The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 10, 2023 (as it may be amended and/or restated from time to time, the “merger agreement”), by and among Vahanna, Vahanna Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Vahanna (“Merger Sub”), and Roadzen, Inc., a Delaware corporation (“Roadzen”), and to approve the transactions contemplated thereby. If the merger agreement is adopted by Roadzen’s stockholders, the merger agreement and the transactions contemplated thereby, including the issuance of ordinary shares, par value $0.0001 per share, of Vahanna (“New Roadzen Ordinary Shares”, and if the Domestication occurs pursuant to the terms of the merger agreement, following the effective time of the merger, references herein to “New Roadzen Ordinary Shares” shall mean common stock, par value $0.0001 per share, of New Roadzen) to be issued as the merger consideration, is approved by Vahanna’s shareholders, and the merger is subsequently completed, Merger Sub will merge with and into Roadzen, with Roadzen surviving the merger as a wholly owned subsidiary of Vahanna (the “merger”). A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A (Proposal No. 1);

2.

The Charter Proposal — To consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the proposed amended and restated memorandum and articles of association of Vahanna (the “Proposed Charter”) that will be in effect upon the closing of the merger (the “closing”), a copy of which is attached to this proxy statement/prospectus as Annex B (Proposal No. 2);

3.

The Governance Proposals — To consider and vote upon on a non-binding advisory basis certain governance provisions set forth in the Proposed Charter, which are being separately presented in accordance with the requirements of the SEC (collectively, the “Governance Proposals”):

a.	to eliminate the Class A Ordinary Share and Class B Ordinary Share classifications and provide for a single class of ordinary shares (Proposal No. 3A);

b.

to provide clear instructions as to how a shareholder may bring matters before a general meeting and to increase the share ownership required for a member’s requisition from not less than ten percent (10%) to not less than thirty percent (30%) (Proposal No. 3B);

c.	to provide that directors may be removed only for cause and by shareholders representing at least two-thirds of New Roadzen’s voting power (Proposal No. 3C); and

d.	to increase the number of New Roadzen Ordinary Shares that constitute a quorum from one-third to one-half (Proposal No. 3D).

These proposals, along with Proposal No. 2, will only be presented and voted upon in the event that holders elect to redeem 12,000,000 or more Class A Ordinary Shares, par value $0.0001 per share, in connection with the Vahanna Special Meeting (or at least approximately 48% of the issued and outstanding Vahanna ordinary shares, which is comprised of 20,010,000 Class A Ordinary Shares and 5,002,500 Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Vahanna ordinary shares”)). If not, we will present Proposals No. 4 through 6D.

4.

The Domestication Proposal — To consider and vote upon a proposal to, at least one (1) business day prior to the merger, (a) change the domicile of Vahanna by way of its continuation out of the British Virgin Islands, as a business company incorporated under the laws of the British Virgin Islands, and into the State of Delaware to become a corporation incorporated under the laws of the State of Delaware (the “Domestication”) pursuant to Section 184 of the BVI Business Companies Act (As Revised), and the applicable provisions of the Delaware General Corporation Law, as amended (“DGCL”), respectively, and (b) in connection therewith to adopt, upon the Domestication taking effect, the certificate of incorporation attached to this proxy statement/prospectus as Annex I (the “Interim Charter”), in place of the memorandum and articles of association currently registered by the Registrar of Corporate Affairs in the British Virgin Islands (the “Existing Charter”), and which will remove or amend those provisions of the Existing Charter that terminate or otherwise cease to be applicable as a result of the Domestication (Proposal No. 4). This proposal will only be presented and voted upon in the event that holders of less than 12,000,000 Class A Ordinary Shares (or less than approximately 48% of the issued and outstanding Vahanna ordinary shares) have elected to redeem such shares as of two (2) business days immediately prior to such Vahanna Special Meeting.

5.

The Delaware Charter Proposal — To consider and vote upon a proposal to approve, assuming the Domestication Proposal is approved and adopted, the proposed amended and restated certificate of incorporation of Vahanna (the “Proposed Delaware Charter”) that will be in effect upon the closing of the merger (the “closing”), a copy of which is attached to this proxy statement/prospectus as Annex J (Proposal No. 5)

6.

The Delaware Governance Proposals — To consider and vote upon on a non-binding advisory basis certain governance provisions set forth in the Proposed Delaware Charter, which are being separately presented in accordance with the requirements of the SEC (collectively, the “Delaware Governance Proposals”):

a.	to eliminate the Class A Ordinary Share and Class B Ordinary Share classifications and provide for a single class of common stock, par value $0.0001 per share (Proposal No. 6A);

b.

to provide clear instructions as to how a stockholder may bring matters before a general meeting and to increase the stock ownership required for a member’s requisition from not less than ten percent (10%) to not less than thirty percent (30%) (Proposal No. 6B);

c.	to provide that directors may be removed only for cause and by stockholders representing at least two-thirds of New Roadzen’s voting power (Proposal No. 6C); and

d.	to increase the number of shares of New Roadzen Common Stock that constitute a quorum from one-third to one-half (Proposal No. 6D).

These proposals, along with Proposal No. 5, will only be presented and voted upon in the event that elections to redeem Class A Ordinary Shares in connection with the Vahanna Special Meeting are less than 12,000,000 Class A Ordinary Shares (or less than approximately 48% of the issued and outstanding Vahanna ordinary shares).

7.

The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Stock Market (“Nasdaq”): (i) the issuance of New Roadzen Ordinary Shares pursuant to and in connection with the merger agreement; and (ii) the related change of control of Vahanna that will occur in connection with consummation of the merger and the other transactions contemplated by the merger agreement (Proposal No. 7);

8.	The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Incentive Plan (as defined herein) (Proposal No. 8);

9.	The ESPP Proposal — To consider and vote upon a proposal to approve and adopt the ESPP (as defined herein) (Proposal No. 9).

10.

The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Vahanna Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Vahanna Special Meeting, there are not sufficient votes to approve the foregoing proposals, or holders of Class A Ordinary Shares have elected to redeem an amount of shares such that Vahanna would have less than $5,000,001 of net tangible assets (Proposal No. 10).

Only holders of record of Class A Ordinary Shares and Class B Ordinary Shares at the close of business on [●], 2023 (the “Record Date”) are entitled to notice of the Vahanna Special Meeting and to vote at the Vahanna Special Meeting (or any adjournments or postponements of the Vahanna Special Meeting). The eligible Vahanna shareholder list will also be available at that time on the Vahanna Special Meeting website for examination by any shareholder attending the Vahanna Special Meeting live audio webcast.

Pursuant to Vahanna’s Existing Charter, Vahanna will provide holders (“public shareholders”) of its Class A Ordinary Shares with the opportunity to redeem their Class A Ordinary Shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (the “Trust Account”), which holds the proceeds of Vahanna’s initial public offering (“IPO”) as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account (net of taxes paid or payable, if any)) upon the closing of the transactions contemplated by the merger agreement. For illustrative purposes, based on funds in the Trust Account of approximately $207.1 million on December 31, 2022, the estimated per share redemption price would have been approximately $10.35, excluding additional interest earned on the funds held in the Trust Account and not previously released to Vahanna to pay taxes. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A Ordinary Shares, without the prior written consent of Vahanna. Vahanna LLC, a Delaware limited liability company (the “Sponsor”), and Vahanna’s officers and directors have agreed to waive their redemption rights in connection with the consummation of the merger with respect to any Class A Ordinary Shares they may hold. Currently, the Sponsor owns approximately 19.4% of the Vahanna ordinary shares, consisting of Class B Ordinary Shares, initially purchased by the Sponsor in a private placement (together with any Class A Ordinary Shares issued upon the conversion thereof, “Founder Shares”). Vahanna’s directors and officers do not own any Vahanna ordinary shares. Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price. The Sponsor and Vahanna’s directors and officers have agreed to vote any Founder Shares owned by them in favor of the proposals set forth in this proxy statement/prospectus.

Approval of each of the proposals set forth herein requires the affirmative vote of a majority of the votes cast by holders of Class A Ordinary Shares and Class B Ordinary Shares, voting together as a single class at a meeting at which a quorum is present. The Vahanna board of directors has already approved each of the proposals.

As of December 31, 2022, there was approximately $207.1 million in the Trust Account, which Vahanna intends to use for the purposes of consummating a business combination within the time period described in this proxy statement/prospectus and to pay approximately $6,525,000 in deferred underwriting commissions to the underwriters of the IPO. Each redemption of Class A Ordinary Shares by its public shareholders will decrease the amount in the Trust Account. Vahanna will not consummate the merger if the redemption of Class A Ordinary Shares would result in Vahanna’s failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule).

If Vahanna shareholders fail to approve the Business Combination Proposal, the Nasdaq Proposal or, as applicable, the Charter Proposal, the Domestication Proposal or the Delaware Charter Proposal, the merger will not occur. The Charter Proposal, the Domestication Proposal, the Delaware Charter Proposal, the ESPP Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal, the Governance Proposals and the Delaware Governance Proposals are not conditioned on the approval of any other proposal. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Vahanna Special Meeting. Please review this proxy statement/prospectus carefully.

The Vahanna board of directors has set [●], 2023 as the record date for the Vahanna Special Meeting. Only holders of record of Vahanna ordinary shares at the close of business on [●], 2023 will be entitled to notice of and to vote at the Vahanna Special Meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the Vahanna Special Meeting may attend the meeting virtually and is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of Vahanna ordinary shares.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF VAHANNA ORDINARY SHARES YOU OWN. Whether or not you plan to attend the Vahanna Special Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Vahanna board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposal, “FOR” the Domestication Proposal (to the extent required), “FOR” the Delaware Charter Proposal, “FOR” the Delaware Governance Proposal (to the extent required), “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal (to the extent required).

If you have any questions or need assistance with voting, please contact [●], Vahanna’s proxy solicitor, toll- free at [●] [●]-[●] (banks and brokers call [●] [●]-[●]) or email [●] at [●].com.

If you plan to attend the Vahanna Special Meeting and are a beneficial shareholder who owns your investments through a bank or broker, you will need to contact Continental Stock Transfer & Trust Company to receive a control number. Please read carefully the sections in the proxy statement/prospectus regarding attending and voting at the Vahanna Special Meeting to ensure that you comply with these requirements.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Saurav Adhikari
Saurav Adhikari
Chairman of the Board

i

BASIS OF PRESENTATION AND GLOSSARY

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:

•	references to “BVI” are to the British Virgin Islands;

•	references to “BVI Companies Act” are to the British Virgin Islands Business Companies Act (As Revised);

•

references to “Convertible Note” are to the unsecured convertible promissory note dated June 20, 2022 in the aggregate principal amount of $1,500,000 issued by Vahanna to the Sponsor for working capital purposes, from which $975,000 was drawn down as of March 31, 2023;

•	references to “Effective Time” are to the time at which the merger becomes effective;

•	references to “ESPP” are to the New Roadzen 2023 Employee Stock Purchase Plan, the approval of which is the subject of the ESPP Proposal;

•

references to “Existing Roadzen Common Stock” are to each outstanding share of Roadzen common stock, including common stock converted from Existing Roadzen Preferred Stock, immediately prior to the Effective Time;

•	references to “Existing Roadzen Preferred Stock” are to each outstanding share of Roadzen’s preferred stock immediately prior to the Effective Time;

•

references to “Founder Shares” are to the Class B Ordinary Shares initially purchased by the Sponsor in a private placement, together with any Class A Ordinary Shares issued upon the conversion thereof, including such shares transferred by the Sponsor to certain of Vahanna’s directors and officers, but do not include such Class B Ordinary Shares held by Mizuho Securities USA LLC (“Mizuho”);

•	references to “GAAP” are to generally accepted accounting principles in the United States of America;

•	references to the “Holder Representative” are to the representative of the Pre-Closing Holders, to be selected in accordance with the terms of the merger agreement;

•	references to “Incentive Plan” are to the New Roadzen 2023 Omnibus Incentive Plan, the approval of which is the subject of the Incentive Plan Proposal;

•

references to “IPO” are to Vahanna’s initial public offering of 20,010,000 units of Vahanna (“units”), at an offering price of $10.00 per unit (which included the full exercise of the underwriters’ option to purchase an additional 2,610,000 units, at the initial public offering price less the underwriting discounts and commissions, to cover over-allotments), each unit consisting of one (1) Class A Ordinary Share and one-half (1/2) of one redeemable warrant (the “public warrants”), each whole public warrant entitling the holder thereof to purchase one (1) Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment; references to “merger” are to the proposed merger of Roadzen with and into Merger Sub, with Roadzen surviving as a wholly owned subsidiary of New Roadzen;

•

references to “merger agreement” are to that certain Agreement and Plan of Merger, dated as of February 10, 2023, by and among Roadzen, Vahanna, and Merger Sub, as it may be amended and/or restated from time to time.

•	references to “Merger Sub” are to Vahanna Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Vahanna;

•	references to “New Roadzen” are to Roadzen Inc. (formerly Vahanna Tech Edge Acquisition I Corp.), after giving effect to the merger;

•

references to “New Roadzen Assumed Additional Securities” are to, with respect to the equity securities of Roadzen (other than Existing Roadzen Common Stock and RSUs) outstanding immediately prior to the Effective Time (prior to the Effective Time, the “Roadzen Additional

Securities”), which, following the Effective Time, shall represent an equity security that may vest, settle, convert or be exercised into a New Roadzen Ordinary Share equal to the number of shares of Existing Roadzen Common Stock subject to such Roadzen Additional Security immediately prior to the Effective Time multiplied by the exchange ratio set forth in the merger agreement (rounded down to the nearest whole share);

•

references to “New Roadzen Ordinary Shares” are to, at and following the Effective Time, ordinary shares, par value $0.0001 per ordinary share of New Roadzen; provided that if the Domestication occurs pursuant to the terms of the merger agreement, following the Effective Time, references herein to “New Roadzen Ordinary Shares” shall mean common stock, par value $0.0001 per share, of New Roadzen;

•

references to “New Roadzen Preference Shares” are to, at any time following the Effective Time, New Roadzen Preference Shares, par value $0.0001 per share, of which none are expected to be outstanding following the consummation of the merger;

•

references to “New Roadzen Private Warrants” are to the private warrants to purchase New Roadzen Ordinary Shares to be issued in exchange on a one-for-one basis for each Private Placement Warrant of Vahanna outstanding immediately prior to the Effective Time;

•

references to “New Roadzen Public Warrants” are to, at and following the Effective Time, warrants to purchase New Roadzen Ordinary Shares, issuable in exchange on a one-for-one basis for each Vahanna public warrant outstanding immediately prior to the Effective Time;

•

references to “New Roadzen RSUs” are to, with respect to each Roadzen RSU outstanding immediately prior to the Effective Time, a restricted stock unit representing the right to receive upon vesting and settlement a number of New Roadzen Ordinary Shares equal to the number of shares of Existing Roadzen Common Stock subject to such Roadzen RSU immediately prior to the Effective Time multiplied by the exchange ratio set forth in the merger agreement (rounded down to the nearest whole share);

•	references to “New Roadzen Warrants” are to, collectively, the New Roadzen Private Warrants and the New Roadzen Public Warrants;

•

references to “PIPE Investment” are to a prospective and intended private placement of New Roadzen Ordinary Shares. In particular, we assume that in connection with the consummation of the merger, Vahanna will consummate a private placement of 5,470,000 New Roadzen Ordinary Shares with certain investors at a price of $10.00 per share, resulting in aggregate gross proceeds of $54,700,000. As of the date of this proxy statement/prospectus, Vahanna has not entered into any subscription agreements for the PIPE Investment and the actual amount of the PIPE Investment may be greater or less than this target amount; therefore, we have made certain assumptions with respect to the expected size of proceeds and per share issuance price of such securities. We do not expect that the PIPE Investment will be conditioned or dependent on Vahanna public shareholder redemptions;

•

references to “Pre-Closing Holders” are to all persons who hold one or more shares of Existing Roadzen Common Stock, Roadzen RSUs or Roadzen Additional Securities immediately prior to the Effective Time;

•	references to “Roadzen” or to the “Company” are to Roadzen, Inc. and its consolidated subsidiaries;

•

references to “Roadzen RSUs” are to, collectively, restricted stock units issued by the Company which vest into an equivalent number of shares of Existing Roadzen Common Stock, which will convert into New Roadzen RSUs at the Effective Time pursuant to the merger agreement;

•	references to “Sponsor” are to Vahanna LLC, a Delaware limited liability company;

•	references to “Vahanna” are to Vahanna Tech Edge Acquisition I Corp. before giving effect to the merger;

•

references to “Vahanna ordinary shares” are to, prior to the Effective Time, collectively, Vahanna’s Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), and Vahanna’s Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”); provided that, if the Domestication occurs pursuant to the terms of the merger agreement, following the Domestication Effective Time, but prior to the Effective Time, references herein to “Class A Ordinary Shares” shall mean, Class A common stock, par value $0.0001 per share, of Vahanna and “Class B Ordinary Shares” shall mean, Class B common stock, par value $0.0001 per share, of Vahanna; and

•

references to “Vahanna Warrants” are to, collectively, (i) the public warrants and (ii) the 8,638,500 warrants (the “Private Placement Warrants”) issued by Vahanna to the Sponsor at a price of $1.00 per Private Placement Warrant, each Private Placement Warrant entitling the holder thereof to purchase one (1) Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment; provided that, (a) at the Effective Time of the merger each Vahanna Warrant shall convert automatically, on a one-for-one basis, into an equivalent New Roadzen Public Warrant or New Roadzen Private Warrant (as applicable), to acquire one New Roadzen Ordinary Share (i.e., ordinary share, par value $0.0001 per share, of New Roadzen) and (b) if the Domestication occurs pursuant to the terms of the merger agreement (i) following the Domestication Effective Time, but prior to the Effective Time, each Vahanna Warrant, pursuant to the Warrant Agreement, shall convert automatically, on a one-for-one basis, into an equivalent New Roadzen Public Warrant or New Roadzen Private Warrant (as applicable), to acquire one Class A Ordinary Share (i.e., Class A common stock, par value $0.0001 per share, of Vahanna) and (ii) following the Effective Time, each Vahanna Warrant shall convert automatically, on a one-for-one basis, into an equivalent New Roadzen Public Warrant or New Roadzen Private Warrant (as applicable), to acquire one share of New Roadzen Common Stock, par value $0.0001 per share.

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

Unless otherwise specified, the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to New Roadzen’s shareholders immediately following the Effective Time are for illustrative purposes only and assume the following:

(i)

The issued and outstanding New Roadzen Ordinary Shares (a) under a “No Redemption Scenario” will be 83,409,016, (b) under a “50% Redemption Scenario” will be 73,404,016 and (c) under a “Max Redemption Scenario” will be 63,399,016, in each case, assuming that 58,396,516 New Roadzen Ordinary Shares are issued at closing as merger consideration and without giving effect to (x) the exercise of any of the 10,005,000 public warrants, 8,638,500 Private Placement Warrants, or any warrants issued at the Closing in satisfaction of a Working Capital Loan, (y) the 9,903,484 New Roadzen Ordinary Shares reserved and issuable as merger consideration upon the post-closing exercise, acceleration, vesting, settlement, or conversion of any New Roadzen Additional Security or New Roadzen RSU, that remain outstanding as of immediately following the Effective Time or (z) any other post-closing issuance of New Roadzen Ordinary Shares following the Effective Time. The “Maximum Redemption Scenario” assumes that all 20,010,000 Class A Ordinary Shares are redeemed in connection with the proposed merger. The “50% Redemption Scenario” assumes that 50% of the Class A Ordinary Shares (10,005,000 shares) are redeemed in connection with the proposed merger. The “No Redemption Scenario” assumes that none of the 20,010,000 Class A Ordinary Shares are redeemed in connection with the proposed merger.

(ii)	at the Effective Time, there is an estimated $[●] in aggregate outstanding debt of New Roadzen and its subsidiaries (which assumption is subject to change);

v

(iii)	at the Effective Time, New Roadzen has an estimated $[●] million cash and cash equivalents on hand (which assumption is subject to change);

(iv)

at the Effective Time, there is an estimated aggregate of $[●] million of unpaid transaction expenses payable in cash (including approximately $[●] million in fees to [●] and approximately $[●] million in fees to [●] (of which deferred underwriting discounts and commissions related to the IPO account for approximately $6.5 million payable to Mizuho, the underwriter of the IPO), in each case that are subject to consummation of the merger and related transactions), of which $[●] is attributable to Vahanna and $[●] is attributable to Roadzen (which assumption is subject to change); and

(v)	at the Effective Time, there is no adjustment to the total merger consideration pursuant to the merger agreement for Acquisition Proposals (as defined herein) (which assumption is subject to change).

Beneficial ownership throughout this proxy statement/prospectus with respect to New Roadzen’s shareholders is determined according to the rules of the Securities and Exchange Commission (“SEC”), which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

QUESTIONS AND ANSWERS

The following are answers to certain questions that you, as a shareholder of Vahanna may have regarding the merger and the Vahanna Special Meeting (as defined below). We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHAT IS THE MERGER?

A:

Vahanna, Merger Sub and Roadzen have entered into the merger agreement, pursuant to which Merger Sub will merge with and into Roadzen, with Roadzen surviving the merger as a wholly owned subsidiary of Vahanna.

Vahanna will hold a special meeting in lieu of the 2023 annual meeting of Vahanna shareholders (the “Vahanna Special Meeting”) to, among other things, obtain the approvals required for the merger and the other transactions contemplated by the merger agreement and you are receiving this proxy statement/ prospectus in connection with such meeting. Roadzen is also providing consent solicitation materials to the holders of Existing Roadzen Common Stock and the holders of Roadzen’s preferred stock, par value $0.0001 per share, designated as “Series A Preferred Stock” (including the preferred stock designated as “Series A-1 Preferred Stock”) in its Certificate of Incorporation (as amended, the “Roadzen certificate”) (collectively, the “Roadzen Preferred Stock”) to solicit, among other things, the required written consent to adopt and approve in all respects the merger agreement and the merger (the “Business Combination Proposal”). See the section titled “The Merger Agreement”. In addition, a copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/ prospectus and the merger agreement in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:

Vahanna is sending this proxy statement/prospectus to its shareholders to help them decide how to vote their Vahanna ordinary shares with respect to the matters to be considered at the Vahanna Special Meeting.

The merger cannot be completed unless Vahanna’s shareholders approve the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal, and, if the Domestication occurs, the Domestication Proposal and the Delaware Charter Proposal, set forth in this proxy statement/prospectus. Information about the Vahanna Special Meeting, the merger and other business to be considered by shareholders at the Vahanna Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement and a prospectus of Vahanna. It is a proxy statement because the board of directors of Vahanna is soliciting proxies using this proxy statement/prospectus from its shareholders. It is a prospectus because Vahanna, in connection with the merger, is offering New Roadzen Ordinary Shares in exchange for the outstanding shares of Existing Roadzen Common Stock. See “The Merger Agreement — Merger Consideration.”

Q:	WHAT WILL HAPPEN TO VAHANNA’S SECURITIES IN CONNECTION WITH THE MERGER?

A:

Assuming the proposals set forth herein are approved and the Domestication does not occur pursuant to the merger agreement, Vahanna will continue as a British Virgin Islands business company and adopt and register the Proposed Charter with the Registrar of Corporate Affairs in the British Virgin Islands.

•

Class A Ordinary Shares: Concurrent with the consummation of the merger, each Class A Ordinary Share will convert automatically, on a one-for-one basis, into one ordinary share, par value $0.0001 per share, of New Roadzen (“New Roadzen Ordinary Share”).

•

Class B Ordinary Shares: Concurrent with the consummation of the merger, and pursuant to the Sponsor Support Agreement, each Class B Ordinary Share will convert automatically, on a one-for-one basis, into one New Roadzen Ordinary Share.

•

Public warrants: Concurrent with the consummation of the merger, and pursuant to the terms of the Warrant Agreement, each public warrant will convert automatically, on a one-for-one basis, into an equivalent New Roadzen Public Warrant to acquire one New Roadzen Ordinary Share.

•

Private Placement Warrants: Concurrent with the consummation of the merger, and pursuant to the terms of the Warrant Agreement, each Private Placement Warrant will convert automatically, on a one-for-one basis, into an equivalent New Roadzen Private Warrant to acquire one New Roadzen Ordinary Share.

•

Units: Concurrent with the consummation of the merger, each unit will automatically be separated into its underlying New Roadzen Ordinary Shares and public warrants, with any fractional public warrant being forfeited for no consideration.

Assuming the proposals set forth herein are approved and the Domestication occurs pursuant to the merger agreement, Vahanna will continue out of the British Virgin Islands, as a business company incorporated under the laws of the British Virgin Islands, and into the State of Delaware to become a corporation incorporated under the laws of the State of Delaware, and in connection therewith adopt and file the Interim Charter.

•

Class A Ordinary Shares: Concurrent with the consummation of the merger, each Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of New Roadzen (also referred to as a “New Roadzen Ordinary Share” in the context of the Domestication).

•

Class B Ordinary Shares: Concurrent with the consummation of the merger, and pursuant to the Sponsor Support Agreement, each Class B Ordinary Share will convert automatically, on a one-for-one basis, into one New Roadzen Ordinary Share.

•

Public warrants: Concurrent with the consummation of the merger, and pursuant to the terms of the Warrant Agreement, each public warrant will convert automatically, on a one-for-one basis, into an equivalent New Roadzen Public Warrant to acquire one New Roadzen Ordinary Share.

•

Private Placement Warrants: Concurrent with the consummation of the merger, and pursuant to the terms of the Warrant Agreement, each Private Placement Warrant will convert automatically, on a one-for-one basis, into an equivalent New Roadzen Private Warrant to acquire one New Roadzen Ordinary Share.

•

Units: Concurrent with the consummation of the merger, each unit will automatically be separated into its underlying New Roadzen Ordinary Shares and public warrants, with any fractional public warrant being forfeited for no consideration.

Following the Domestication and adoption of the Interim Charter, and upon consummation of the merger and adoption of the Proposed Delaware Charter, securities of Vahanna shall convert on the same basis as if no Domestication had occurred, except that such securities shall convert to or represent the right to acquire shares of common stock, par value $0.0001 per share (in the event that a Domestication occurs, “New Roadzen Common Stock”).

Vahanna’s units, Class A Ordinary Shares and public warrants are currently publicly traded on Nasdaq under the symbols “VHNAU,” “VHNA,” and “VHNAW,” respectively. Upon consummation of the merger, New Roadzen will have one class of ordinary shares (or common stock in the event of the Domestication) that will be listed on Nasdaq under the symbol RDZN and its public warrants will be listed on Nasdaq under the symbol RDZNW. New Roadzen will not have units traded on Nasdaq following the consummation of the merger and existing units will automatically be separated into their component securities without any action.

Q:	WHAT WILL ROADZEN STOCKHOLDERS RECEIVE IN THE MERGER?

A:

Immediately prior to the Effective Time, each outstanding share of Existing Roadzen Common Stock, including common stock held by prior owners of Roadzen Preferred Stock (other than shares owned by Roadzen as treasury stock and dissenting shares) will be cancelled and converted into the right to receive a pro rata portion (on a fully- diluted basis) of approximately 68,300,000 New Roadzen Ordinary Shares (including the portion of such New Roadzen Ordinary Shares reserved for issuance upon the future exercise, conversion, vesting and/or settlement of any New Roadzen RSUs and any New Roadzen Assumed Additional Securities after the closing in accordance with the merger agreement).

Subject to the assumptions set forth under “Basis of Presentation and Glossary” in the accompanying proxy statement/prospectus, the exchange ratio would have been approximately 29.759 New Roadzen Ordinary Shares for each share of Existing Roadzen Common Stock (assuming for purposes of such calculation that all outstanding shares of Roadzen Preferred Stock and Roadzen RSUs have converted into Existing Roadzen Common Stock), except for any resulting fractional New Roadzen Ordinary Shares.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS?

A:

As discussed more fully under the section “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders,” the Deemed Domestication (as defined below) is expected to constitute a conversion of Vahanna from a non-U.S. corporation to a U.S. corporation for U.S. federal income tax purposes in a reorganization described in Section 368(a)(1)(F) (an “F Reorganization”) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). In addition, and only to the extent applicable, the Domestication (as defined below) is expected to qualify as an F Reorganization. Therefore, U.S. Holders (as defined in the section “Material U.S. Federal Income Tax Considerations”) of Existing Roadzen Common Stock or Class A Ordinary Shares, as applicable, are expected to be subject to Section 367(b) of the Code and may be required to recognize gains and/or recognize the “all earnings and profits amount” attributable to their Existing Roadzen Common Stock or Class A Ordinary Shares, as applicable.

In addition, because Vahanna is expected to qualify as a passive foreign investment company (“PFIC”), proposed U.S. Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gains as a result of the Deemed Domestication or the Domestication, as applicable, unless the U.S. Holder makes (or has made) certain elections discussed further under “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.” The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final U.S. Treasury Regulations under Section 1291(f) of the Code will be adopted.

Vahanna received a written opinion dated as of the date hereof, to the effect that, as of the date hereof and subject to the qualifications, assumptions and limitations set forth herein and in the opinion attached as

Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part, the statements of law and legal conclusions set forth below under the headings “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — The Deemed Domestication” and “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — The Domestication” constitute the opinion of Gibson, Dunn & Crutcher LLP as to the material U.S. federal income tax consequences of (i) the Deemed Domestication to the Holders of Vahanna Securities, (ii) an exercise of redemption rights generally applicable to Holders of Class A Ordinary Shares following the Deemed Domestication, (iii) the ownership and disposition of Vahanna Securities following the Deemed Domestication, (iv) the Domestication to the Holders of Vahanna Securities, (v) an exercise of redemption rights generally applicable to Holders of Class A Ordinary Shares following the Domestication, and (vi) the ownership and disposition of Vahanna Securities following the Domestication.

Additionally, the Deemed Domestication or the Domestication, as applicable, may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations” below) of Existing Roadzen Common Stock or Class A Ordinary Shares, as applicable, to become subject to U.S. federal income withholding taxes on any redemption of such Non-U.S. Holder’s Existing Roadzen Common Stock or Class A Ordinary Shares, as applicable, and on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s Existing Roadzen Common Stock or Class A Ordinary Shares, as applicable, after the Deemed Domestication or the Domestication, as applicable (as discussed more fully under the section “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders”).

For a discussion of the material U.S. federal income tax considerations applicable to Holders (as defined below) with respect to the merger, see the section titled “Material U.S. Federal Income Tax Considerations”.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:	The parties currently expect that the merger will be completed during the second quarter of 2023.

However, neither Vahanna nor Roadzen can assure you of when or if the merger will be completed and it is possible that factors outside of the control of both companies could result in the merger being completed at a different time or not at all. Vahanna must first obtain the approval of Vahanna shareholders for each of the proposals set forth in this proxy statement/prospectus for their approval (other than the Adjournment Proposal) and Vahanna and Roadzen must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See the section titled “The Merger Agreement — Conditions to the Merger”.

Q:	WHAT HAPPENS TO ROADZEN STOCKHOLDERS IF THE MERGER IS NOT COMPLETED?

A:

If the merger is not completed, Roadzen stockholders will not receive any consideration for their shares of Existing Roadzen Common Stock, and such shares will not be converted into New Roadzen Ordinary Shares.

Instead, Roadzen will remain an independent company. See the sections titled “The Merger Agreement — Termination” and “Risk Factors”.

Q:	WHAT IS INVOLVED WITH THE DOMESTICATION?

A:

The Domestication Proposal will only be presented at the Vahanna Special Meeting, and if passed, will only occur, in the event that holders of less than 12,000,000 Class A Ordinary Shares (or less than approximately 48% of the issued and outstanding Vahanna ordinary shares) have elected to redeem such shares as of two (2) business days immediately prior to such Vahanna Special Meeting.

The Domestication will require Vahanna to file certain documents in both the British Virgin Islands and the State of Delaware. At the effective time of the Domestication (which will occur, if at all, at least one

x

(1) business day prior to the merger), Vahanna will cease to be a business company under the laws of the British Virgin Islands and in connection with the transactions contemplated by the merger agreement, New Roadzen will continue as a Delaware corporation. In connection with the Domestication, the Existing Charter will be replaced by the Interim Charter and your rights as a shareholder will cease to be governed by the laws of the British Virgin Islands and will be governed by Delaware law.

No sooner than one (1) business day following the Domestication, assuming the satisfaction of the conditions to close the merger agreement, we will effectuate the merger. Concurrently, the Interim Charter will be amended and restated in its entirety and replaced with the Proposed Delaware Charter.

QUESTIONS AND ANSWERS ABOUT THE VAHANNA SPECIAL MEETING

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY ARE THESE APPROVALS NECESSARY?

A:	Vahanna shareholders are being asked to vote on the following proposals:

1.

Proposal No. 1 — The Business Combination Proposal: To approve the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the merger of Merger Sub with and into Roadzen, with Roadzen surviving the merger as a wholly owned subsidiary of Vahanna, and the issuance of New Roadzen Ordinary Shares to Roadzen equity holders as merger consideration.

2.

Proposal No. 2 — The Charter Proposal: To consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the proposed amended and restated memorandum and articles of association of Vahanna (the “Proposed Charter”) that will be in effect upon the closing of the merger.

3.

Proposals No. 3A through No. 3D — The Governance Proposals: To consider and vote upon on a non-binding advisory basis certain governance provisions set forth in the Proposed Charter, which are being separately presented in accordance with the requirements of the SEC.

a.	to eliminate the Class A Ordinary Share and Class B Ordinary Share classifications and provide for a single class of ordinary shares (Proposal No. 3A);

b.

to provide clear instructions as to how a shareholder may bring matters before a general meeting and to increase the share ownership required for a member’s requisition from not less than ten percent (10%) to not less than thirty percent (30%) (Proposal No. 3B);

c.	to provide that directors may be removed only for cause and by shareholders representing at least two-thirds of New Roadzen’s voting power (Proposal No. 3C); and

d.	to increase the number of New Roadzen Ordinary Shares that constitute a quorum from one-third to one-half (Proposal No. 3D).

These proposals, along with Proposal No. 2, will only be presented and voted upon in the event that holders elect to redeem 12,000,000 or more Class A Ordinary Shares, par value $0.0001 per share, in connection with the Vahanna Special Meeting (or at least approximately 48% of the issued and outstanding Vahanna ordinary shares, which is comprised of 20,010,000 Class A Ordinary Shares and 5,002,500 Class B ordinary shares, par value $0.0001 per share (collectively, the “Vahanna ordinary shares”)). If not, we will present Proposals No. 4 through 6D.

4.

Proposal No. 4 — The Domestication Proposal: To consider and vote upon a proposal to, at least one business day prior to the merger, (a) change the domicile of Vahanna by way of its continuation out of the British Virgin Islands, as a business company incorporated under the laws of the British Virgin Islands and into the State of Delaware to become a corporation incorporated under the laws of the State of Delaware

(the “Domestication”) pursuant to Section 184 of the BVI Companies Act and the applicable provisions of the DGCL, as amended, respectively and (b) in connection therewith to adopt, upon the Domestication taking effect, the certificate of incorporation and bylaws appended to this proxy statement as attached to this proxy statement/prospectus as Annex I (the “Interim Charter”), in place of the Existing Charter currently registered by the Registrar of Corporate Affairs in the British Virgin Islands, and which will remove or amend those provisions of the Existing Charter that terminate or otherwise cease to be applicable as a result of the Domestication (Proposal No. 8). This proposal will only be presented and voted upon in the event that holders of less than 12,000,000 Class A Ordinary Shares (or less than approximately 48% of the issued and outstanding Vahanna ordinary shares) have elected to redeem such shares as of two (2) business days immediately prior to such Vahanna Special Meeting.

5.

Proposals No. 5 — The Delaware Charter Proposal: To consider and vote upon a proposal to approve, assuming the Domestication Proposal is approved and adopted, the proposed amended and restated Certificate of Incorporation of Vahanna (the “Proposed Delaware Charter”) that will be in effect upon the closing of the merger.

6.

Proposals No. 6A through No. 6D — The Delaware Governance Proposals: To consider and vote upon on a non-binding advisory basis certain governance provisions set forth in the Proposed Delaware Charter, which are being separately presented in accordance with the requirements of the SEC.

a.	to eliminate the Class A Common Stock and Class B Common Stock classifications and provide for a single class of ordinary shares (Proposal No. 6A);

b.

to provide clear instructions as to how a stockholder may bring matters before a general meeting and to increase the stock ownership required for a member’s requisition from not less than ten percent (10%) to not less than thirty percent (30%) (Proposal No. 6B);

c.	to provide that directors may be removed only for cause and by stockholders representing at least two-thirds of New Roadzen’s voting power (Proposal No. 6C); and

d.	to increase the number of shares of New Roadzen Common Stock that constitute a quorum from one-third to one-half (Proposal No. 6D).

These proposals, along with Proposal No. 5, will only be presented and voted upon in the event that elections to redeem Class A Ordinary Shares in connection with the Vahanna Special Meeting are less than 12,000,000 Class A Ordinary Shares (or less than approximately 48% of the issued and outstanding Vahanna ordinary shares).

7.

Proposal No. 7 — The Nasdaq Proposal: To approve, for purposes of complying with applicable listing rules of Nasdaq: (i) the issuance of New Roadzen Ordinary Shares pursuant to and in connection with the merger agreement and (ii) the related change of control of Vahanna that will occur in connection with consummation of the merger and the other transactions contemplated by the merger agreement.

8.	Proposal No. 8 — The Incentive Plan Proposal: To approve and adopt the Incentive Plan;

9.	Proposal No. 9 — The ESPP Proposal: To approve and adopt the ESPP;

10.

Proposal No. 10 — The Adjournment Proposal: To approve the adjournment of the Vahanna Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Vahanna Special Meeting, there are not sufficient votes to approve the foregoing proposals, or holders of Class A Ordinary Shares have elected to redeem an amount of Class A Ordinary Shares such that Vahanna would have less than $5,000,001 of net tangible assets.

The adoption and approval of the Business Combination Proposal and the Domestication Proposal is required under Vahanna’s Existing Charter and the approval of the merger is required under Vahanna’s Existing Charter. The approval of the Nasdaq Proposal is required under Nasdaq Rules. In addition, approval of such proposals by Vahanna shareholders is also a condition to the closing of the merger under the merger agreement.

If Vahanna shareholders fail to approve the Business Combination Proposal, the Nasdaq Proposal or, as applicable, the Charter Proposal, Domestication Proposal or Delaware Charter Proposal, the merger will not occur.

Q:	ARE THE PROPOSALS CONDITIONED UPON ONE ANOTHER?

A:

The Charter Proposal, the Domestication Proposal, the Delaware Charter Proposal, the ESPP Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. Additionally, the Nasdaq Proposal is conditioned upon the approval of the Charter Proposal, the Domestication Proposal, and the Delaware Charter Proposal, as applicable. The Adjournment Proposal, the Governance Proposals and the Delaware Governance Proposals are not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote.

It is important to note that if Vahanna shareholders fail to approve the Business Combination Proposal, the Nasdaq Proposal or, as applicable, the Charter Proposal, the Domestication Proposal or the Delaware Charter Proposal, the merger will not occur.

Q:	WHY IS VAHANNA PROPOSING THE MERGER?

A:

Vahanna was incorporated to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (collectively, a “business combination”).

On November 26, 2021, Vahanna completed its IPO. A total of $204,102,000, comprised of $195,463,500 of the proceeds from the IPO (including aggregate fees of approximately $6,525,000 as deferred underwriting commissions) and $8,638,500 of the proceeds from the concurrent sale of the Private Placement Warrants, was placed in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company (“CST”), acting as trustee. Since the IPO, Vahanna’s activity has been limited to the evaluation of business combination candidates.

Roadzen is a leading insurance technology company on a mission to transform global auto insurance powered by advanced artificial intelligence (“AI”). At the heart of its mission is its commitment to create transparency, efficiency, and a seamless experience for the millions of end customers who use its products through its insurer, original automotive equipment manufacturer (“OEM”), and fleet (such as trucking, delivery, and commercial fleets) partners. Roadzen seeks to accomplish this by combining computer vision, telematics and AI with continually updated data sources to provide a more efficient, effective and informed way of building auto insurance products, assessing damages, processing claims and improving driver safety.

Insurers across the world use Roadzen’s technology to launch new auto insurance products, manage risk better and resolve claims faster. These products are built with dynamic underwriting capabilities, application programming interface (“API”)-led distribution and real-time claims processing.

Roadzen has been recognized as a top innovator in the insurtech space by Forbes and Financial Express (India).

Based on its due diligence investigations of Roadzen and the industry in which it operates, including the financial and other information provided by Roadzen in the course of their negotiations in connection with the merger agreement, Vahanna believes that Roadzen aligns well with the objectives laid out in its investment thesis which focused on identifying a high-growth, new technology company with a strong connection to India and that is both vertically focused (e.g., insurtech), concentrating in a niche market, and horizontally focused (e.g., AI Analytics, IoT, etc.), spreading across various industries.

As a result, Vahanna believes that a merger with Roadzen will provide Vahanna shareholders with an opportunity to participate in the ownership of a publicly listed company with significant growth potential at an attractive valuation. See the section titled “The Merger — Recommendation of the Vahanna Board of Directors and Reasons for the Merger.”

Q:	DID THE VAHANNA BOARD OF DIRECTORS OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE MERGER?

A:

Yes. On November 28, 2022, the audit committee of the board of directors of Vahanna (the “Vahanna Audit Committee”) retained Sheumack & Co. GMA, LLC (“SHEUMACK GMA”) to conduct an analysis of the merger and to provide an opinion as to whether the total merger consideration (herein the “Total Merger Consideration”) to be paid by Vahanna in the merger was fair, from a financial point of view, to Vahanna and the unaffiliated shareholders of Vahanna. On February 10, 2023, the Vahanna board of directors (solely in such capacity) obtained an opinion from SHEUMACK GMA to the effect that, as of that date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SHEUMACK GMA as set forth in its written opinion, the Total Merger Consideration to be paid by Vahanna pursuant to the merger agreement was fair, from a financial point of view, to Vahanna and the unaffiliated shareholders of Vahanna. See the section titled “The Merger — Opinion of SHEUMACK GMA” and the opinion (as described below) attached to the proxy statement/ prospectus as Annex G.

Q:	DO I HAVE REDEMPTION RIGHTS?

A:

If you are a holder of Class A Ordinary Shares, you may elect to have such shares redeemed for a pro rata portion of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account (net of taxes paid or payable, if any)) upon the closing of the transactions contemplated by the merger agreement (such rights, “redemption rights”).

Notwithstanding the foregoing, a holder of Class A Ordinary Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A Ordinary Shares, without the prior written consent of Vahanna.

Holders of the outstanding public warrants of Vahanna do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Business Combination Proposal.

Under Vahanna’s Existing Charter, the merger may be consummated only if Vahanna has at least $5,000,001 of net tangible assets after giving effect to all holders of Class A Ordinary Shares that properly demand redemption of their shares for cash.

Q:	WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:

No. You may exercise your redemption rights whether you vote your Class A Ordinary Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their Class A Ordinary Shares and no longer remain shareholders and the merger may be consummated even though the funds available from the Trust Account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders. Your decision to exercise your redemption rights with respect to Class A Ordinary Shares will have no effect on public warrants of Vahanna you may also hold.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:

If you are a holder of Class A Ordinary Shares and wish to exercise your redemption rights, you must demand that Vahanna redeem your shares for cash no later than 5:00 p.m., New York time, two (2) business days prior to the Vahanna Special Meeting by delivering your shares to Vahanna’s transfer agent physically or electronically using Depository Trust Company’s Deposit and Withdrawal at Custodian (“DWAC”) system prior to the vote at the Vahanna Special Meeting. Any holder of Class A Ordinary Shares will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $207.1 million on December 31, 2022). Such amount, including interest earned on the funds held in the Trust Account (net of taxes paid or payable, if any), will be paid promptly upon consummation of the merger. However, under BVI law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Vahanna’s public shareholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Class A Ordinary Shares, may not be withdrawn once submitted to Vahanna unless the directors determine (in their sole discretion) to permit the withdrawal of such redemption request. If you deliver your shares for redemption to Vahanna’s transfer agent and later decide prior to the Vahanna Special Meeting not to elect redemption, subject to approval by Vahanna’s directors, you may request that Vahanna’s transfer agent return the shares (physically or electronically).

Any corrected or changed proxy card or written demand of redemption rights must be received by Vahanna’s transfer agent prior to the vote taken on the Business Combination Proposal at the Vahanna Special Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent no later than 5:00 p.m., New York time, two (2) business days prior to the vote at the Vahanna Special Meeting.

If a holder of Class A Ordinary Shares properly makes a request for redemption and the Class A Ordinary Shares are delivered as described to Vahanna’s transfer agent as described herein, then, if the merger is consummated, Vahanna will redeem these shares for a pro rata portion of the funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Class A Ordinary Shares for cash.

For a discussion of the material U.S. federal income tax considerations for holders of Class A Ordinary Shares with respect to the exercise of these redemption rights, see the sections titled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Redemption of Class A Ordinary Shares Following the Merger” and “— U.S. Federal Income Taxation of Non-U.S. Holders — Redemption of Class A Ordinary Shares Following the Merger”.

Q:	HOW DO REDEMPTIONS AFFECT THE VALUE OF MY NEW ROADZEN ORDINARY SHARES?

A:

The value of New Roadzen Ordinary Shares held by a non-redeeming Vahanna public shareholder may be impacted by the number of shares that are redeemed, as well as other events that may significantly dilute the value of such New Roadzen Ordinary Shares. For example, the following tables show the potential impact of varying levels of redemptions (on an issued and outstanding at Closing basis and fully diluted at Closing basis) on the per share value of the New Roadzen Ordinary Shares held by non-redeeming Vahanna public shareholders, in each case assuming an equity value of $683 million for New Roadzen upon consummation of the merger.

Issued and Outstanding at Closing
	No Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
Shares held by Roadzen Stockholders	58,396,516	58,396,516	58,396,516
Class A Ordinary Shares	20,010,000	10,005,000	—
Class B Ordinary Shares	5,002,500	5,002,500	5,002,500

Total Shares (projected to be issued and outstanding)	83,409,016	73,404,016	63,399,016
Implied Value Per Share
Shares issued and outstanding(1)	$10.67	$10.72	$10.77

(1)

Calculation of implied value per share assumes (i) equity value of $683.0 million of Roadzen upon consummation of the merger (with 9,903,484 New Roadzen Ordinary Shares reserved for issuance upon vesting of the corresponding New Roadzen RSUs) and (ii) approximately $207.1 million of funds in the Trust Account immediately prior to any redemptions. These figures do not give effect to (a) the settlement and issuance of 9,903,484 shares underlying New Roadzen RSUs, (b) a prospective PIPE Investment, and (c) exercise of 10,005,000 Public Warrants, 8,638,500 Private Placement Warrants and up to 750,000 Conversion Warrants.

Fully Diluted at Closing
	No Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
Shares held by Roadzen Stockholders	68,300,000	68,300,000	68,300,000
Class A Ordinary Shares	20,010,000	10,005,000	—
Class B Ordinary Shares	5,002,500	5,002,500	5,002,500
Public Warrants (as exercised)	10,005,000	10,005,000	10,005,000
Private Placement Warrants (as exercised)	8,638,500	8,638,500	8,638,500
Conversion Warrants (as exercised)	750,000	750,000	750,000
PIPE Investment	5,470,000	5,470,000	5,470,000

Total Shares (projected to be issued and outstanding)	118,176,000	108,171,000	98,166,000
Implied Value Per Share
Shares issued and outstanding on a fully diluted basis(1)	$7.99	$7.78	$7.51

(1)

Calculation of implied value per share assumes ownership of New Roadzen on a fully diluted basis as follows: (i) equity value of $683.0 million upon consummation of the merger; (ii) approximately $207.1 million of funds in the Trust Account immediately prior to any redemptions; (iii) all of the New Roadzen RSUs vesting into shares of New Roadzen Ordinary Shares; (iv) approximately $54.7 million of proceeds from potential PIPE Investments (as of the date of this proxy statement/prospectus, Vahanna has not entered into any PIPE Investments and the actual amount of the PIPE Investment may be greater or less than this target amount); (v) the exercise of 750,000 Conversion Warrants issued in satisfaction of $750,000 of the Working Capital Loan at $1.00 per warrant (this assumes Vahanna borrows the full $1.5 million available under the Working Capital Loans); and (vi) exercise of the 10,005,000 public warrants and

8,638,500 Private Placement Warrants that will remain outstanding after consummation of the merger regardless of the level of redemptions. These figures give effect to the settlement and issuance of shares underlying New Roadzen RSUs.

For more information regarding potential sources of dilution and the effects on post-closing ownership of New Roadzen, see the section titled “Summary — Ownership of New Roadzen”.

Effect of Redemptions and Underwriting Fees on Book Value Per Share

	Historical				Pro Forma Combined
	U.S. GAAP
	Roadzen- Historical	Vahanna Tech Edge Acquisition I Corp.	National Automobile Club	Global Insurance Management	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Full Redemption
As of December 31, 2022
Total shareholders’ equity (deficit)	$(46,643,000)	$(7,756,077)	$4,646,000	$4,509,000	$187,072,000	$110,877,000	$34,681,000
Total shares outstanding at closing(1)(2)					98,782,500	88,777,500	78,772,500

Book value per share					$1.89	$1.25	$0.44

Underwriting Fee
Deferred underwriting fee as a percentage of aggregate proceeds from the IPO, net of redemptions					3.3%	6.5%	—	%(1)

(1)

Amount excludes 10,005,000 and 8,638,500 Class A Ordinary Shares underlying the public warrants and Private Placement Warrants, respectively, that will convert to warrants to purchase New Roadzen Ordinary Shares. These figures give effect to the settlement and issuance of shares underlying New Roadzen RSUs.

(2)

The number of shares of New Roadzen Ordinary Shares issued to the Roadzen stockholders is based on the total merger consideration calculation and will fluctuate based on certain balances outstanding upon the close of the merger, including cash, debt and working capital amounts.

(3)

Because the deferred underwriting fee is not subject to adjustment based on redemptions by Vahanna’s public shareholders, the effective underwriting fee will not vary based on the amount of redemptions in connection with the merger. In a no redemption scenario, the effective underwriting fee would be approximately 3.2%, based on approximately $204.1 million in the Trust Account on November 26, 2021 (the date Vahanna consummated its IPO). In a maximum redemption scenario, the entire amount of the approximately $6,525,000 deferred underwriting fees would be payable to the underwriters of the IPO, notwithstanding that all Class A Ordinary Shares held by public shareholders will have been redeemed and the balance of the Trust Account after redemptions will have been reduced to approximately $0.

As of the date of this proxy statement/prospectus, Vahanna had warrants to purchase an aggregate of 18,643,500 New Roadzen Ordinary Shares, comprising 10,005,000 public warrants and 8,638,500 Private Placement Warrants. The likelihood that these Vahanna Warrants will be exercised increases if the trading price of New Roadzen Ordinary Shares exceeds the exercise price of the Vahanna Warrants. The exercise price of the Vahanna Warrants is $11.50 per share.

Based on the closing price of $0.0348 per warrant on Nasdaq on May 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the public warrants and the Private Placement Warrants have an aggregate market value of approximately $648,794 (including approximately $348,174 for the public warrants that may be retained by redeeming shareholders in the maximum redemption scenario). However, there is no assurance that the Vahanna Warrants will ever be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

To the extent the Vahanna Warrants are exercised, additional New Roadzen Ordinary Shares will be issued, which will result in dilution to the non-redeeming Vahanna public shareholders and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the Vahanna Warrants will increase if a large number of Vahanna public shareholders elect to redeem their Class A Ordinary Shares in connection with an initial business combination. Holders of Vahanna Warrants do not have a right to redeem the warrants. Further, the redemption of Class A Ordinary Shares without any accompanying redemption of the public warrants will increase the dilutive effect of the exercise of public warrants. Sales of substantial numbers of shares issued upon the exercise of Vahanna Warrants in the public market, or the potential that such warrants may be exercised and sold in the public market, could also adversely affect the value of New Roadzen Ordinary Shares. See the section titled “Summary — Ownership of New Roadzen” which details the post-closing capitalization of New Roadzen on a fully diluted basis, including the effects of the exercise of issued and outstanding public warrants and Private Placement Warrants.

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE MERGER?

A:

The net proceeds of the IPO, together with funds raised from the private sale of warrants simultaneously with the consummation of the IPO, were placed in the Trust Account immediately following the IPO. After consummation of the merger, the funds in the Trust Account will be used to pay holders of the Class A Ordinary Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the merger (including aggregate fees of approximately $6,525,000 as deferred underwriting commissions related to the IPO) and for New Roadzen’s working capital and general corporate purposes, which may include future strategic transactions.

Q:	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:

If Vahanna does not complete the merger with Roadzen for any reason, Vahanna would search for another target business with which to complete a business combination. If Vahanna does not complete the merger with Roadzen or another target business within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination), Vahanna must redeem 100% of the outstanding Class A Ordinary Shares, at a per share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of outstanding Class A Ordinary Shares. The Sponsor has no redemption rights in the event a business combination is not effected in the required time period and, accordingly, its Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to the Vahanna Warrants. Accordingly, such warrants will expire worthless.

Q:	HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:

The Sponsor owns of record and is entitled to vote an aggregate of approximately 19.4% of the outstanding Vahanna ordinary shares, which represents 38.8% of the vote required to effectuate the merger (assuming all Vahanna ordinary shares are voted at the Vahanna Special Meeting). Vahanna’s directors and officers do not own any Vahanna ordinary shares. Pursuant to the Letter Agreement and the Sponsor Support Agreement, the Sponsor and Vahanna’s directors and officers have agreed to vote any Founder Shares and any Class A Ordinary Shares held by them as of the Record Date, in favor of the proposals. See the section titled “Other Agreements — Sponsor Support Agreement”.

Q:	WHAT CONSTITUTES A QUORUM AT THE VAHANNA SPECIAL MEETING?

A:

The holders of at least one-third of the issued and outstanding Vahanna ordinary shares entitled to vote at the Vahanna Special Meeting as of the Record Date must be present virtually, in person or by proxy, at the

Vahanna Special Meeting to constitute a quorum and in order to conduct business at the Vahanna Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Founder Shares, who represent approximately 19.4% of the issued and outstanding Vahanna ordinary shares, will count towards this quorum. Together, the Class B Ordinary Shares held by the Sponsor and Mizuho represent approximately 20% of the issued and outstanding Vahanna ordinary shares, which will count towards the quorum. In the absence of a quorum, the chairman of the Vahanna Special Meeting has power to adjourn the Vahanna Special Meeting. As of the Record Date, 8,337,500 Vahanna ordinary shares would be required to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE VAHANNA SPECIAL MEETING?

A:

Approval of each of the proposals set forth herein requires the affirmative vote of a majority of the votes cast by holders of Class A Ordinary Shares and Class B Ordinary Shares, voting together as a single class at a meeting at which a quorum is present. Abstentions and broker non-votes will be counted as present in connection with the determination of whether a valid quorum is established.

Q:	DO ANY OF VAHANNA’S DIRECTORS OR OFFICERS OR THE SPONSOR HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF VAHANNA SHAREHOLDERS?

A:

Vahanna’s executive officers and certain non-employee directors and the Sponsor may have interests in the merger that may be different from, or in addition to, the interests of Vahanna shareholders generally. The Vahanna board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the merger agreement and in recommending that the merger agreement and the transactions contemplated thereby be approved by the shareholders of Vahanna. See “The Merger — Interests of Vahanna Directors and Executive Officers and the Sponsor in the Merger”.

Q:	WHAT DO I NEED TO DO NOW?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Vahanna Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A:

If you are a shareholder of record of Vahanna as of [●], 2023, the record date for the Vahanna Special Meeting, you may submit your proxy before the Vahanna Special Meeting in any of the following ways, if available:

use the toll-free number shown on your proxy card;

visit the website shown on your proxy card to vote via the Internet; or

complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Shareholders who choose to participate in the Vahanna Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting https://www.[●].com.

You will need the control number that is printed on your proxy card to enter the Vahanna Special Meeting. Vahanna recommends that you log in at least fifteen (15) minutes before the meeting to ensure you are logged in when the Vahanna Special Meeting starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the Vahanna Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	WHEN AND WHERE IS THE VAHANNA SPECIAL MEETING?

A:

The Vahanna Special Meeting of shareholders will be held at [●] on [●], 2023, at [●], New York time. Vahanna will also be hosting the Special Meeting via live webcast on the Internet. All Vahanna shareholders as of the record date, or their duly appointed proxies, may attend the Vahanna Special Meeting. Pre-registration will begin at [●] New York time on [●], 2023.

Q:	CAN I ATTEND THE VAHANNA SPECIAL MEETING IN PERSON?

A:

Yes. The Vahanna Special Meeting will be held at [●]. Vahanna will also be hosting the Vahanna Special Meeting via live webcast on the Internet. The Vahanna Special Meeting will start at [●], New York time, on [●], 2023. Any shareholder can listen to and participate in the Vahanna Special Meeting live via the Internet at [●] with the password of [●]. Shareholders may vote and submit questions while connected to the Vahanna Special Meeting on the Internet with the voter control number included on your proxy card.

Q:	HOW CAN VAHANNA’S SHAREHOLDERS ATTEND THE SPECIAL MEETING VIRTUALLY?

A:

As a registered shareholder, you received a Notice and Access instruction form or proxy card from CST. Both forms contain instructions on how to attend the virtual Vahanna Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact CST. CST’s contact information is as follows: [●], or email proxy@continentalstock.com.

You can pre-register to attend the virtual Vahanna Special Meeting three days prior to the meeting date starting [●], 2023 at [●] New York time. Enter the URL address into your browser https://www.[●].com, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-login using your control number and will also be prompted to enter your control number if you vote during the meeting. Vahanna recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Vahanna Special Meeting starts.

Beneficial shareholders, who own their investments through a bank or broker, will need to contact CST to receive a control number. If you plan to vote at the Vahanna Special Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote CST will issue you a guest control number with proof of ownership. Either way you must contact CST for specific instructions on how to receive the control number. We can be contacted at the number or email address above.

Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have Internet capabilities, you can listen to the meeting by dialing [●]. When prompted enter the pin number [●]. This is listen-only, meaning you will not be able to vote or enter questions during the meeting.

Q:	WHAT IF DURING THE CHECK-IN TIME OR DURING THE SPECIAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

A:

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting login page.

Q:	WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A “STREET NAME” HOLDER?

A:

If your shares are registered directly in your name with CST, you are considered the shareholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to those who hold stock in “street name” by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares.

Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Vahanna or by voting online at the Vahanna Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under Nasdaq rules, brokers who hold shares in “street name” for a beneficial shareholder of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial shareholders. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial shareholders. We believe the proposals presented to the shareholders at the Vahanna Special Meeting will be considered non-routine and, therefore, your broker, bank, or other nominee cannot vote your shares without your instruction on any of the proposals presented at the Vahanna Special Meeting. If you do not submit voting instructions, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	WHAT HAPPENS IF I SELL MY CLASS A ORDINARY SHARES BEFORE THE VAHANNA SPECIAL MEETING?

A:

The record date for the Vahanna Special Meeting will be earlier than the date of the consummation of the merger. If you transfer your Class A Ordinary Shares after the record date, but before the Vahanna Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Vahanna Special Meeting. However, you will not be able to seek redemption of your Class A Ordinary Shares because you will no longer be able to deliver them for cancellation upon the consummation of the merger in accordance with the provisions described herein.

If you transfer your Class A Ordinary Shares prior to the Record Date, you will have no right to vote those shares at the Vahanna Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	WHAT ARE THE RECOMMENDATIONS OF THE VAHANNA BOARD OF DIRECTORS?

A:

The Vahanna board of directors believes that the Business Combination Proposal and the other proposals to be presented at the Vahanna Special Meeting are in the best interest of Vahanna and its shareholders and unanimously recommends that Vahanna’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposals, “FOR” the Domestication Proposal (to the

extent required), “FOR” the Delaware Charter Proposal (to the extent required), “FOR” the Delaware Governance Proposals(to the extent required), “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal (to the extent required).

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the Vahanna shares represented by your proxy will be voted as recommended by the Vahanna board of directors with respect to that proposal.

Q:	WHAT IF I ATTEND THE VAHANNA SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:	At the Vahanna Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present.

For purposes of approval, a failure to vote or an abstention will have no effect on the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the Domestication Proposal, the Delaware Charter Proposal, the Delaware Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:	Yes. You may change your vote at any time before your proxy is voted at the Vahanna Special Meeting.

You may do this in one of three ways:

•	filing a notice with the corporate secretary of Vahanna;

•	mailing a new, subsequently dated proxy card; or

•	by attending the Vahanna Special Meeting virtually or in person and electing to vote your shares in person or online.

If you are a shareholder of record of Vahanna and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to Vahanna Tech Edge Acquisition I Corp., 1230 Avenue of the Americas, 16th Floor, New York, NY 10020, and it must be received at any time before the vote is taken at the Vahanna Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m. New York time on [●], 2023, or by voting online at the Vahanna Special Meeting. Simply attending the Vahanna Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your Vahanna ordinary shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE VAHANNA SPECIAL MEETING?

A:

If you fail to take any action with respect to the Vahanna Special Meeting and the merger is approved by shareholders and consummated, you will continue to be a shareholder of Vahanna. Failure to take any action with respect to the Vahanna Special Meeting will not affect your ability to exercise your redemption rights.

If you fail to take any action with respect to the Vahanna Special Meeting and the merger is not approved, you will continue to be a shareholder of Vahanna while Vahanna searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:

Shareholders may receive more than one (1) set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one (1) brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one (1) name, you will receive more than one (1) proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:

If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact [●], Vahanna’s proxy solicitor, toll-free at [●][●]-[●] (banks and brokers call [●][●]-[●]) or email [●] at [●].com.

Q:	HOW ARE THE FUNDS IN THE TRUST ACCOUNT CURRENTLY BEING HELD?

A:

With respect to the regulation of special purpose acquisition companies like us (“SPACs”), on March 30, 2022, the SEC issued proposed rules (the “2022 Proposed Rules”) relating to, among other items, the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”), including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC. It is possible that a claim could be made that we have been operating as an unregistered investment company, including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act, based on the current views of the SEC. While the funds in the Trust Account have, since the Company’s IPO, been held only in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or money market funds meeting certain conditions of Rule 2a-7 of the Investment Company Act, to mitigate the risk of being viewed as operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), we currently intend to, on or prior to the date that is 24 months after the effective date of the registration statement relating to our IPO, or November 22, 2023, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing bank deposit account until the earlier of consummation of our initial business combination or our liquidation. Interest on bank deposit accounts is variable and such accounts currently yield interest of approximately 3.5% per annum. Following a liquidation of the Trust Account assets, if we are unable to achieve more than minimal interest, on the funds held in the Trust Account, the dollar amount our public shareholders would otherwise receive upon any redemption or liquidation of the Company would be less than if the assets in the Trust Account remained in U.S. government securities or money market funds.

In addition, even prior to the date that is 24 months after the effective date of the registration statement relating to our IPO, we may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, even prior to the date that is 24 months after the effective date of the registration statement, there is a greater risk that we may be considered an unregistered investment company, in which case we may be required to liquidate. For so long as the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, the risk that we may be considered an unregistered investment company and required to liquidate is greater than that of a SPAC that has elected to liquidate such investments and to hold all funds in its trust account in an interest-bearing bank deposit account. Accordingly, we may determine, in our discretion, to liquidate the securities held in the Trust Account at any time, even prior to the 24-month anniversary, and instead hold all funds in the Trust Account in an interest-bearing bank deposit account, which may further reduce the dollar amount our public shareholders would receive upon any redemption or our liquidation. For more information, see the section entitled “Risk Factors — If we are deemed to be an investment company for purposes of the Investment Company Act, we may be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Company. To mitigate the risk of that result, on or prior to the date that is 24 months after the effective date of the registration statement relating to our IPO, we currently intend to instruct Continental Stock Transfer & Trust Company to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in a bank deposit account.”

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

Information About the Parties to the Business Combination

Vahanna Tech Edge Acquisition I Corp.

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Telephone: (347) 745-6448

Vahanna is a blank check company incorporated as a BVI business company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Vahanna is an early stage and emerging growth company and, as such, Vahanna is subject to all of the risks associated with early stage and emerging growth companies.

Vahanna’s liquidity needs prior to the consummation of the IPO were satisfied through the payment of $25,000 from the Sponsor to purchase Founder Shares and amounts borrowed from the Sponsor under a promissory note dated May 6, 2021. Vahanna has borrowed $300,000 under the promissory note since its execution on May 6, 2021, and has fully repaid this amount. Subsequent to the consummation of the IPO, Vahanna’s liquidity needs were satisfied through the net proceeds from the consummation of the IPO and the sale of Private Placement Warrants held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a business combination, on June 20, 2022 the Sponsor agreed to loan the Company up to $1,500,000 in the form of a non-interest bearing convertible promissory note to be used for a portion of the expenses of the Company (“Working Capital Loans”). Pursuant to the promissory note, Vahanna will repay the Working Capital Loans out of the proceeds of the Trust Account released to Vahanna if Vahanna completes a business combination. Otherwise, the Working Capital Loans will be repaid only out of funds held outside the Trust Account. Additionally, Vahanna may convert the unpaid principal balance into whole warrants (“Conversion Warrants”) to purchase Class A Ordinary Shares at a conversion price equal to $1.00 per Conversion Warrant. The Conversion Warrants will be identical to the Private Placement Warrants. In the event that a business combination does not occur, Vahanna may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account will be used to repay the Working Capital Loans.

Vahanna’s units, Class A Ordinary Shares and public warrants are currently listed on Nasdaq under the symbols “VHNAU,” “VHNA” and “VHNAW,” respectively.

Vahanna Merger Sub Corp.

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Telephone: (347) 745-6448

Vahanna Merger Sub Corp. is a Delaware corporation and a wholly owned subsidiary of Vahanna, which was formed for the purpose of effecting a merger with Roadzen, Inc. Vahanna Merger Sub Corp. owns no material assets and does not operate any business.

Roadzen, Inc.

c/o Cogency Global Inc.

850 New Burton Road, Suite 201

Dover, Delaware 19904

Telephone: (800) 483-1140

Roadzen is a leading insurance technology company on a mission to transform global auto insurance powered by advanced AI. At the heart of its mission is its commitment to create transparency, efficiency, and a seamless experience for the millions of end customers who use its products through its insurer, OEM, and fleet (such as trucking, delivery, and commercial fleets) partners. Roadzen seeks to accomplish this by combining computer vision, telematics and AI with continually updated data sources to provide a more efficient, effective and informed way of building auto insurance products, assessing damages, processing claims and improving driver safety. Insurers across the world use Roadzen’s technology to launch new auto insurance products, manage risk better and resolve claims faster. These products are built with dynamic underwriting capabilities, API-led distribution and real-time claims processing. Roadzen has selected March 31 as its fiscal year end and New Roadzen’s fiscal year end also will be March 31.

The Merger and the Merger Agreement (beginning on pages 185 and 220)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

If the merger agreement is approved and adopted and the merger is subsequently completed, Merger Sub will merge with and into Roadzen, with Roadzen surviving the merger as a wholly owned subsidiary of Vahanna.

Merger Consideration (beginning on page 220)

At the Effective Time, each outstanding share of Existing Roadzen Common Stock, including common stock held by prior owners of Roadzen Preferred Stock and Roadzen RSUs (other than shares owned by Roadzen as treasury stock and dissenting shares) will be cancelled and converted into the right to receive a pro rata portion (on a fully-diluted basis) of approximately 68,300,000 New Roadzen Ordinary Shares (including the portion of such New Roadzen Ordinary Shares reserved for issuance upon the future exercise, conversion, vesting and/or settlement of any New Roadzen RSUs and any New Roadzen Assumed Additional Securities after the closing in accordance with the merger agreement).

Domestication (Proposal No. 4) (beginning on page 249)

Based on the number of Class A Ordinary Shares redeemed by Vahanna shareholders in connection with the Vahanna Special Meeting, Vahanna may domicile by way of continuation out of the British Virgin Islands, as a business company incorporated under the laws of the British Virgin Islands, and into the State of Delaware to become a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

In the event that Vahanna receives notice pursuant to the Vahanna Special Meeting that public holders of Class A Ordinary Shares have elected to redeem less than 12,000,000 Class A Ordinary Shares (or less than approximately 48% of the outstanding Vahanna ordinary shares), then at least one (1) business day prior to the merger, Vahanna will effectuate the Domestication.

In the event that Vahanna receives notice pursuant to the Vahanna Special Meeting that public holders of Class A Ordinary Shares have elected to redeem 12,000,000 or more Class A Ordinary Shares (or at least approximately 48% of the outstanding Vahanna ordinary shares), then Vahanna will remain a business company incorporated under the laws of the British Virgin Islands.

Vahanna will not be able to determine the number of redemptions of Class A Ordinary Shares until the redemption deadline, which is two (2) business days prior to Vahanna Special Meeting.

Recommendation of the Roadzen Board of Directors and Reasons for the Merger (page 205)

After consideration, the Roadzen board of directors adopted resolutions determining that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of Roadzen and its stockholders, authorizing and approving the merger agreement, the merger and the transactions contemplated thereby, and directing that the merger agreement be submitted to the holders of Existing Roadzen Common Stock and Roadzen Preferred Stock for consideration. The Roadzen board of directors recommends that Roadzen stockholders adopt the merger agreement by submitting a written consent and thereby approving the merger and the other transactions contemplated by the merger agreement.

For a description of various factors considered by the Roadzen board of directors in reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, see the section titled “The Merger — Recommendation of the Roadzen Board of Directors and Reasons for the Merger”.

Recommendation of the Vahanna Board of Directors and Reasons for the Merger (beginning on page 208)

The Vahanna board of directors has unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of Vahanna and its shareholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its shareholders for approval at the Vahanna Special Meeting on the date and at the time and place set forth in this proxy statement/ prospectus. The Vahanna board of directors unanimously recommends that Vahanna’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposals, “FOR” the Domestication Proposal, “FOR” the Delaware Charter Proposal, “FOR” the Delaware Governance Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal. See the section titled “The Merger — Recommendation of the Vahanna Board of Directors and Reasons for the Merger”.

Opinion of SHEUMACK GMA (beginning on page 210)

On February 10, 2023, SHEUMACK GMA rendered its oral opinion to the Vahanna Audit Committee (which was subsequently confirmed in writing) to the effect that, as of such date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SHEUMACK GMA as set forth in its written opinion, the Total Merger Consideration to be paid by Vahanna pursuant to the merger agreement was fair, from a financial point of view, to Vahanna and the Vahanna Unaffiliated Shareholders (defined for purposes of SHEUMACK GMA’s opinion as holders of Vahanna ordinary shares other than (i) the Sponsor, (ii) holders of Vahanna ordinary shares who elect to redeem their shares prior to or in connection with the merger, and (iii) officers, directors or affiliates of Vahanna or the Sponsor).

SHEUMACK GMA’s opinion was directed to the Vahanna board of directors and the Vahanna Audit Committee (in their respective capacities as such) and only addressed the fairness, from a financial point of view, of the Total Merger Consideration to be paid by Vahanna pursuant to the merger agreement, and did not address any other terms, aspects or implications of the merger, or any agreements, arrangements or understandings entered into in connection with the merger. The summary of SHEUMACK GMA’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex G to this proxy statement/prospectus and which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SHEUMACK GMA in connection with the preparation of its opinion. Neither SHEUMACK GMA’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Vahanna board of directors, the Vahanna Audit Committee, Vahanna or any security holder as to how to act or vote on any matter relating to the merger or otherwise.

See the section titled “The Merger — Opinion of SHEUMACK GMA”.

Vahanna Special Meeting of Shareholders (beginning on page 116)

The Vahanna Special Meeting will be held on [●], 2023, at [●] New York time, via an in-person meeting and virtual meeting. At the Vahanna Special Meeting, Vahanna shareholders will be asked to approve the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the Domestication Proposal, the Delaware Charter Proposal, the Delaware Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary).

The Vahanna board of directors has fixed the close of business on [●], 2023 (the “Record Date”) as the record date for determining the holders of Vahanna ordinary shares entitled to receive notice of and to vote at the Vahanna Special Meeting. As of the Record Date, there were 20,010,000 Class A Ordinary Shares and 5,002,500 Class B Ordinary Shares outstanding and entitled to vote at the Vahanna Special Meeting held by holders of record. Each share of Vahanna ordinary shares entitles the holder to one (1) vote at the Vahanna Special Meeting on each proposal to be considered at the Vahanna Special Meeting. As of the Record Date, Mizuho, the Sponsor and certain of Vahanna’s directors and officers owned and were entitled to vote 5,002,500 Class B Ordinary Shares, representing approximately 20% of the Vahanna ordinary shares outstanding. Vahanna currently expects that Mizuho, the Sponsor and those directors and officers of Vahanna will vote their shares in favor of the proposals set forth in this proxy statement/prospectus. Pursuant to the Sponsor Support Agreement entered into in connection with the merger agreement, the Sponsor and Vahanna’s directors and officers have agreed to do so. Pursuant to the Mizuho Subscription Agreement, Mizuho has agreed to vote in favor of the Business Combination Proposal. As of the Record Date, Roadzen did not beneficially hold any Vahanna ordinary shares.

The holders of one-third of the issued and outstanding Vahanna ordinary shares entitled to vote at the Vahanna Special Meeting must be present or represented by proxy (including virtually), at the Vahanna Special Meeting to constitute a quorum and in order to conduct business at the Vahanna Special Meeting.

Approval of each of the proposals set forth herein requires the affirmative vote of a majority of the votes cast by holders of Class A Ordinary Shares and Class B Ordinary Shares, voting together as a single class at a meeting at which a quorum is present. The Vahanna board of directors has already approved each of the proposals.

If Vahanna shareholders fail to approve the Business Combination Proposal, the Nasdaq Proposal or, as applicable, the Charter Proposal, Domestication Proposal or Delaware Charter Proposal, the merger will not occur. The Charter Proposal, the Domestication Proposal, the Delaware Charter Proposal, the ESPP Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. Additionally, the Nasdaq Proposal is conditioned upon the approval of the Charter Proposal, the Domestication Proposal, and the Delaware Charter Proposal, as applicable. The Adjournment Proposal, the Governance Proposals and the Delaware Governance Proposals are not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote.

Vahanna Directors and Executive Officers Have Financial Interests in the Merger (beginning on page 215)

Certain of Vahanna’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of Vahanna’s shareholders. For example, if Vahanna is able to complete a business combination within the required time period, the Sponsor and certain Vahanna directors and officers holding Founder Shares may receive a positive return on the 4,852,500 Founder Shares, which were acquired by Sponsor for an aggregate purchase price of $25,000 prior to the IPO, and/or the 8,638,500 Private Placement Warrants, which were acquired for an aggregate purchase price of approximately $8.6 million concurrently with completion of the IPO, even if the holders of Class A Ordinary Shares experience a negative return on their investment in the Class A Ordinary Shares after consummation of the merger. The members of the Vahanna board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that Vahanna shareholders approve the proposals required to effect the merger. See the section titled “The Merger — Interests of Vahanna Directors and Executive Officers and the Sponsor in the Merger”.

Treatment of Roadzen Equity Securities (beginning on page 325)

A portion of the New Roadzen Ordinary Shares comprising merger consideration will be reserved for issuance upon the vesting, settlement, exercise or conversion of New Roadzen RSUs and New Roadzen Assumed Additional Securities.

As of the Effective Time, each Roadzen RSU, whether vested or unvested, that is outstanding immediately prior to the Effective time will, by virtue of the occurrence of the Effective Time and without any action on the part of Roadzen, Vahanna or any holder of such Roadzen RSU, be assumed and converted into a New Roadzen RSU with respect to a number of New Roadzen Ordinary Shares equal to the number of New Roadzen Ordinary Shares subject to such Roadzen RSU immediately prior to the Effective Time multiplied by the exchange ratio set forth in the merger agreement (rounded down to the nearest whole share). Except as otherwise provided in the merger agreement, each New Roadzen RSU shall continue to be subject to terms and conditions consistent with the Incentive Plan and the applicable Roadzen RSU award agreement, as in effect immediately prior to the Effective Time, including with respect to vesting and forfeiture.

As of the Effective Time, each Roadzen Additional Security, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of Roadzen, Vahanna or any holder of such Roadzen Additional Security, be assumed and converted into a New Roadzen Assumed Additional Security with respect to a number of New Roadzen Ordinary Shares equal to the number of New Roadzen Ordinary Shares subject to such Roadzen Additional Security immediately prior to the Effective Time multiplied by the exchange ratio set forth in the merger agreement (rounded down to the nearest whole share) and, as applicable, at an exercise or conversion price per New Roadzen Ordinary Share equal to the exercise price per share of Existing Roadzen Common Stock subject to such Roadzen Additional Security divided by the exchange ratio set forth in the merger agreement (rounded up to the nearest whole cent).

Conditions to the Merger (beginning on page 232)

Conditions to Each Party’s Obligations

The respective obligations of each of Roadzen and Vahanna to complete the merger are subject to the satisfaction, or waiver, of the following conditions:

•

the applicable waiting period under the HSR Act in respect of the transactions contemplated by the merger agreement and the ancillary documents thereto, and any agreement with any governmental entity not to consummate the transactions contemplated by the merger agreement and the ancillary documents thereto, shall have expired, been terminated or been obtained;

•

no governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the merger agreement and the ancillary documents thereto shall be in effect, threatened or pending;

•

the registration statement of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), no stop order shall have been issued by the SEC and no such order shall remain in effect with respect to the registration statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

•

the New Roadzen Ordinary Shares to be issued pursuant to the merger agreement shall be listed on Nasdaq upon closing and shall otherwise satisfy the applicable listing requirements of the Nasdaq (including with respect to the minimum number of round lot holders);

•

the approval by the Vahanna shareholders of the Business Combination Proposal, the Charter Proposal, the Domestication Proposal (to the extent required), the Delaware Charter Proposal (to the extent required), and the Nasdaq Proposal (the “Vahanna Shareholder Approval”);

•	the approval by the Roadzen stockholders of the Business Combination Proposal shall have been obtained and remain in full force and effect;

•

the aggregate transaction proceeds shall be greater than or equal to $50,000,000 after giving effect to any redemption of Class A Ordinary Shares and any other cash made available to Vahanna or raised for the benefit of Roadzen (including, without limitation, any debt or equity financing or other backstop arrangements mutually agreed upon by Vahanna and Roadzen) (the “Minimum Cash Condition”);

•	Vahanna shall have at least $5,000,001 of net tangible assets following the exercise of the redemption of Class A Ordinary Shares in accordance with Vahanna’s governing documents;

•	the consummation of the New Roadzen domestication, if applicable; and

•	the consummation of Roadzen’s acquisitions of Global Insurance Management and National Automobile Club.

Conditions to Obligations of Vahanna

The obligation of Vahanna to complete the merger is also subject to the satisfaction, or waiver by Vahanna, of the following conditions:

•

the representations and warranties of Roadzen shall be truthful, complete and accurate in all material respects as of the date of the merger agreement and as of the closing, in each case, subject to customary bring-down standards and exceptions;

•	each of the covenants of Roadzen to be performed or complied with at or prior to the closing shall have been performed or complied with in all material respects;

•	no material adverse effect with respect to Roadzen shall have occurred which is continuing and uncured;

•

the receipt by Vahanna of, among other required deliverables: (i) a certificate signed by an officer of Roadzen certifying that the three preceding conditions have been satisfied; (ii) good standing certificates; (iii) a copy of the duly executed exchange agent agreement; and (iv) duly executed copies of the Lock-Up Agreements from Pre-Closing Holders;

•	Roadzen’s board shall have obtained Company Conversion Consents as defined in the merger agreement;

•	evidence, in form and substance reasonably satisfactory to Vahanna, that all equity rights to Roadzen’s subsidiaries have been terminated;

•	the conversion of the Roadzen preferred stock shall have occurred;

•	Roadzen obtaining certain scheduled consents and taking certain scheduled actions prior to closing; and

•	Roadzen having effectuated awards of Roadzen RSUs in an amount not to exceed 14.5% of the fully diluted equity securities of Roadzen immediately prior to the closing.

Conditions to Obligations of Roadzen

The obligation of Roadzen to complete the merger is also subject to the satisfaction or waiver by Roadzen of the following conditions:

•

the representations and warranties of Vahanna shall be truthful, complete and accurate in all material respects as of the date of the merger agreement and as of the Closing, in each case, subject to customary bring-down standards and exceptions;

•	each of the covenants of Vahanna to be performed or complied with at or prior to the closing shall have been performed or complied with in all material respects;

•	there shall not have occurred any amendment or modification to the waiver agreement, other than as consented to in writing by Roadzen; and

•

the receipt by Roadzen of, among other required deliverables: (i) a certificate signed by an officer of Vahanna certifying that the first two preceding conditions have been satisfied; (ii) good standing certificates; (iii) a copy of the duly executed exchange agent agreement; (iv) evidence that the Amended and Restated Memorandum and Articles of Association of Vahanna in the form included in the merger agreement have been registered by the Registrar of Corporate Affairs in the BVI; and (v) duly executed copies of the Lock-Up Agreements from Pre-Closing Holders.

Exclusive Dealing (beginning on page 227)

From the date of the execution of the merger agreement until the earlier of the closing of the merger agreement or the termination of the merger agreement in accordance with its terms, each of Roadzen and Vahanna agreed to certain customary exclusive dealings provisions with respect to engaging or soliciting other persons to undertake certain significant transactions. Each of Roadzen and Vahanna further agreed to certain notice provisions with respect to solicitations and offers and to terminate such conversations with such parties. The merger agreement provides for a customary “fiduciary out” exception with respect to Roadzen’s board of directors’ ability to change its recommendation with respect to the proposed merger in the event of certain superior proposals.

Termination (beginning on page 234)

The merger agreement may be terminated by written consent of each of Vahanna and Roadzen, or as set forth in this section.

Mutual termination rights.

The merger agreement may be terminated by either Roadzen or Vahanna:

•	by written consent of Roadzen and Vahanna;

•

by written notice from either Roadzen or Vahanna to the other if the Vahanna Special Meeting has been held (including any adjournment or postponement thereof), has concluded, Vahanna’s shareholders have duly voted, and the approval of the merger agreement and the transactions contemplated thereby are not obtained;

•

by written notice from either Roadzen or Vahanna to the other if the closing has not occurred on or prior to August 26, 2023 (subject to a two (2)-month extension as a result of delays in obtaining necessary regulatory or stock exchange approvals) for any reason other than delay and/or nonperformance of the party seeking such termination; or

•

by written notice from either Roadzen or Vahanna to the other if a governmental authority has issued an order or taken an action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement or any ancillary document and such order has become final and nonappealable.

Roadzen termination rights.

The merger agreement may be terminated by Roadzen:

•

by written notice to Vahanna from Roadzen, if Roadzen is not in breach of the closing conditions applicable to it in the merger agreement and if the representations and warranties of either of Vahanna or Merger Sub are not true and correct or if either of Vahanna or Merger Sub has failed to perform any covenant or agreement to be performed by Vahanna or Merger Sub, as applicable, in such a way that the conditions to closing in the merger agreement would not be satisfied and such breach or breaches are not or cannot be cured before the earlier of (i) thirty (30) days after written notice of any such breach is delivered to Vahanna and (ii) August 26, 2023 (subject to a two-month extension as a result in delays in obtaining necessary regulatory or stock exchange approvals).

Vahanna termination rights.

The merger agreement may be terminated by Vahanna:

•

if the written consent of the Roadzen stockholders approving and adopting the merger agreement and the merger is not received by Roadzen within five (5) business days after this proxy statement/ prospectus is declared effective by the SEC;

•

by written notice to Roadzen from Vahanna, if neither Vahanna nor Merger Sub is in breach of the closing conditions applicable to Vahanna in the merger agreement and if the representations and warranties of Roadzen are not true and correct or if Roadzen has failed to perform any covenant or agreement to be performed by Roadzen in such a way that the conditions to closing in the merger agreement would not be satisfied and such breach or breaches are not or cannot be cured before the earlier of (i) thirty (30) days after written notice of any such breach is delivered to Roadzen and (ii) August 26, 2023 (subject to a two (2)-month extension as a result in delays in obtaining necessary regulatory or stock exchange approvals); or

•

if the Written Consent and Company Conversion Consents are not received by Roadzen within five (5) business days after the Registration Statement of which this proxy statement/prospectus is a part is declared effective by the SEC.

Other Agreements (beginning on page 238)

Letter Agreement

Pursuant to the terms of a letter agreement (the “Letter Agreement”) entered into with Vahanna, the Sponsor and Vahanna’s officers and directors have agreed to vote shares representing approximately 19.4% of the aggregate voting power of the Vahanna ordinary shares in favor of the Business Combination Proposal. The Sponsor and its permitted transferees collectively own approximately 19.4% of Vahanna’s outstanding ordinary shares entitled to vote thereon. Vahanna’s directors and officers do not own any Vahanna ordinary shares. The quorum and voting thresholds at the Vahanna Special Meeting and the Letter Agreement may make it more likely that Vahanna will consummate the merger. In addition, pursuant to the terms of the Letter Agreement, the Sponsor and Vahanna’s officers and directors have agreed to waive their redemption rights with respect to any Founder Shares and any Class A Ordinary Shares held by them in connection with the completion of a business combination. See the section titled “Other Agreements — Letter Agreement”.

Mizuho Subscription Agreement

Pursuant to the terms of a subscription agreement (the “Mizuho Subscription Agreement”) entered into with Vahanna, Mizuho agreed to vote shares representing approximately 0.6% of the aggregate voting power of the Vahanna ordinary shares in favor of the Business Combination Proposal. Mizuho owns approximately 0.6% of the outstanding Vahanna ordinary shares entitled to vote thereon. The quorum and voting thresholds at the Vahanna Special Meeting and the Mizuho Subscription Agreement may make it more likely that Vahanna will consummate the merger. In addition, pursuant to the terms of the Mizuho Subscription Agreement, Mizuho has agreed to waive its redemption rights with respect to any Class B Ordinary Shares held by it (and any Class A Ordinary Shares into which such Class B Ordinary Shares are convertible) in connection with the completion of a business combination. See the section titled “Other Agreements — Mizuho Subscription Agreement”.

Support Agreement

Concurrent with the execution of the merger agreement, certain holders (a) representing approximately 51% of the outstanding shares of Existing Roadzen Common Stock and Roadzen Preferred Stock (determined on an as-converted basis) and (b) representing at least a majority of the outstanding shares of Roadzen Preferred Stock entered into a support agreement with Vahanna (the “Support Agreement”). Under the Support Agreement, the supporting holders agreed, among other things, to execute and deliver a written consents adopting the merger agreement, approving the merger and converting the Roadzen Preferred Stock to Existing Roadzen Common Stock effective immediately prior to the Effective Time of, and conditioned upon, the merger within three (3) business days after the date on which this proxy statement/prospectus is declared effective by the SEC. As of the execution date of the merger agreement, the current directors and executive officers of Roadzen held the requisite number of shares of Existing Roadzen Common Stock and Roadzen Preferred Stock required by the contemplated written consents and entered into the Support Agreement with respect to such shares. See the section titled “Other Agreements — Support Agreement”.

Sponsor Support Agreement

Concurrent with the execution of the merger agreement, Vahanna entered into a support agreement with the Sponsor pursuant to which the Sponsor agreed to, among other things, (i) vote any ordinary shares owned by it in favor of (a) the transactions contemplated by the merger agreement and (b) any proposals made by Vahanna to facilitate or in furtherance of the transactions contemplated by the merger agreement, (ii) appear at any Vahanna shareholder meetings called regarding the transactions contemplated by the merger agreement for purposes of constituting a quorum, (iii) vote against any proposals that would materially impede the transactions contemplated by the merger agreement, and (iv) waive certain of its anti-dilution and conversion rights. The Sponsor Support Agreement is attached hereto as Annex D and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Sponsor Support Agreement in its entirety. See the section titled “Other Agreements — Sponsor Support Agreement”.

Lock-Up Agreements

Pursuant to the merger agreement, it is expected that all equityholders of Roadzen will enter into the Lock-Up Agreements, whereby, the equityholders of Roadzen, subject to certain exceptions, will agree not to transfer or dispose of their New Roadzen Ordinary Shares until the earlier of (x) the one (1) year anniversary of consummation of the merger, (y) the date that the closing price of the New Roadzen Ordinary Shares equals or exceeds $12.00 (as adjusted for share recapitalizations, subdivisions, reorganizations, recapitalizations and the like), for twenty (20) trading days within any thirty (30) trading day period following the 150th day following the merger and (z) the consummation of a liquidation, merger, capital share exchange, reorganization, tender or exchange offer as the first step of a two-step transaction or other similar transaction that results in all of New Roadzen’s shareholders having the right to exchange their New Roadzen Ordinary Shares for cash, securities or other property; provided that certain equityholders of Roadzen that held less than 5% of the Existing Roadzen Common Stock (on a fully diluted basis) immediately prior to the Closing will be permitted to transfer and/or sell up to 25% of their New Roadzen Ordinary Shares after the date that is six (6) months following the consummation of the merger. The form of the Lock-Up Agreement is attached hereto as Annex E and is incorporated by reference into this proxy statement/ prospectus. You are encouraged to read the form of the Lock-Up Agreement in its entirety. See the section titled “Other Agreements — Lock-Up Agreements”.

Public Trading Markets (beginning on page 219)

Vahanna’s units, Class A Ordinary Shares and public warrants are publicly traded on Nasdaq under the symbols “VHNAU”, “VHNA” and “VHNAW”, respectively. New Roadzen intends to apply to list the New Roadzen Ordinary Shares and New Roadzen Public Warrants on Nasdaq under the symbols “RDZN” and “RDZNW”, respectively, upon the closing of the merger. New Roadzen will not have units traded following the closing of the merger.

Comparison of Shareholders’ Rights (beginning on page 293)

Following the merger, the rights of public holders who become New Roadzen shareholders in the merger will no longer be governed by Vahanna’s Existing Charter and instead will be governed by the Proposed Charter or the Proposed Delaware Charter. See the section titled “Comparison of Shareholders’ Rights” for more information regarding the governance provisions of New Roadzen following the Effective Time.

Risk Factors (beginning on page 35)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should carefully read and consider the factors described under the section titled “Risk Factors Summary” below, and “Risk Factors”.

Risk Factors Summary

The transactions described in this proxy statement/prospectus involve various risks, and you should carefully read and consider the factors discussed under the section titled “Risk Factors.” The following is a summary of some of these risks.

Risks Relating to Roadzen’s Business and Industry

•	We have a history of losses and we anticipate increased expenses in the future.

•

A substantial portion of our revenue is derived from a relatively small number of clients ranging from insurers, OEMs and automotive fleets, and the loss of any of these clients, or a significant revenue reduction from any of these clients, could materially impact our business, results of operations and financial condition.

•

Our larger clients have negotiating leverage, which may require us to agree to terms and conditions that result in increased cost of sales, decreased revenue, lower average selling prices and gross margins, and increased contractual liability risks, all of which could harm our results of operations.

•	If we are unable to attract new customers, our future revenue and results of operations will be harmed.

•	Our rapid growth makes it difficult to evaluate our future prospects and increases the risk that we will not continue to grow at or near historical rates.

•	We may not be able to ensure the accuracy and completeness of product information and the effectiveness of our recommendation of insurance products on our platform.

•	Increases in technology costs that are used in providing services to our clients would adversely affect our business, results of operations, and financial condition.

•	Our business depends on our brand, and if we fail to develop, maintain, and enhance our brand and reputation cost-effectively, our business and financial condition may be adversely affected.

•	Our revenue growth rate in part depends on existing customers renewing and upgrading their contracts.

•	A decline in our customer renewals and expansions could adversely impact our future results of operations.

•	We rely heavily on direct sales to sell automobile insurance brokerage services.

•

Our growth strategy depends on continued investment in and around the delivery of innovative AI solutions. If we are unsuccessful in delivering the above-mentioned AI solutions, it could adversely impact our results of operations and financial condition.

•	A downturn in the automotive sector, auto insurance industry, claims volumes, or supporting economy, which are outside of our control, could adversely impact our results of operations.

•	Changes in the automotive insurance industry, including the adoption of new technologies, such as autonomous vehicles, may significantly impact our results of operations.

•

Our customers may defer or forego purchases of automobiles in the event of weakened global economic conditions or political transitions, which in turn will affect purchases of our products or services.

•	We face competition in our market, which could negatively impact our business, results of operations, and financial condition and cause our market share to decline.

•

If we are unable to develop, introduce and market new and enhanced versions of our services and products, we may be put at a competitive disadvantage and our operating results could be adversely affected.

Risks Relating to Regulatory and Legal Matters

•	The federal government or independent standards organizations may implement significant regulations or standards that could adversely affect our ability to produce or market our products.

•	We are currently, and have been in the past, a party to litigation, which could result in damage to our reputation and harm our future results of operations.

•	Failure to comply with laws and regulations applicable to our business could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

•	Our failure to comply with the requirements of applicable environmental legislation and regulation could have a material adverse effect on our revenue and profitability.

•

We are subject to stringent and changing laws, regulations, standards, and contractual obligations related to privacy, data protection, and data security. Any actual or perceived failure to comply with such obligations could harm our business.

Risks Relating to Intellectual Property

•	Failure to protect our intellectual property could adversely impact our business and results of operations.

•

After the Effective Time, we may enter into joint ventures, collaborations or sponsored developments for intellectual property and, as a result, some of our intellectual property may, in the future, be jointly owned by third parties.

•

Assertions by third parties of infringement or other violation by us of their intellectual property rights could result in significant costs and substantially harm our business and results of operations.

•	Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

•	Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions.

Risks Relating to the Merger

•	Vahanna shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

•	Vahanna’s directors and officers may have interests in the merger different from the interests of Vahanna shareholders.

•

Since the Sponsor and Vahanna’s officers and directors will lose their entire investment in Vahanna if its business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for Vahanna’s initial business combination.

•

You may not have the same benefits as an investor in an underwritten public offering and may be subject to material risks present when a company is taken public through a merger including, but not limited to, the absence of due diligence conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement.

•

The consummation of the merger is subject to a number of conditions and if those conditions are not satisfied or waived, the merger agreement may be terminated in accordance with its terms and the merger may not be completed.

•

Because of Vahanna’s limited resources and the significant competition for business combination opportunities, if the merger is not completed, it may be more difficult for it to complete an initial business combination. If Vahanna is unable to complete an initial business combination, its public shareholders may receive only approximately $10.35 per share (based on the amount in the Trust Account as of December 31, 2022) on its redemption of its Class A Ordinary Shares, or less than such amount in certain circumstances, based on the initial balance of its Trust Account, and its warrants will expire worthless.

•

Vahanna does not have a specified maximum redemption threshold. The absence of such a redemption threshold may lead Vahanna to consummate an initial business combination with which a substantial majority of Vahanna’s shareholders do not agree.

•

Vahanna’s ability to successfully effect the merger and the other transactions contemplated by the merger agreement and New Roadzen’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Roadzen, all of whom Vahanna expects to stay with the combined company following the consummation of the merger. Any loss of such key personnel could negatively impact the operations and financial results of the combined business. Vahanna’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Vahanna’s ability to continue as a “going concern.”

•	Vahanna’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Vahanna’s ability to continue as a “going concern.”

Additional Risks Relating to Ownership of New Roadzen Ordinary Shares Following the Merger

•

Nasdaq may delist New Roadzen’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Roadzen to additional trading restrictions.

•

If New Roadzen is unable to remediate the material weaknesses in its internal control over financial reporting, or if New Roadzen identifies additional material weaknesses in the future as a result of acquisitions, including Roadzen’s acquisitions of Global Insurance Management Limited and National Automobile Club, or if New Roadzen otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of New Roadzen’s consolidated financial statements or failure to meet its periodic reporting obligations.

•	New Roadzen’s share price may change significantly following the merger and you could lose all or part of your investment as a result.

•

Because there are no current plans to pay cash dividends on New Roadzen Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell your ordinary shares for a price greater than that which you paid for it.

•	Future sales, or the perception of future sales, by New Roadzen or its stockholders in the public market following the merger could cause the market price for New Roadzen Ordinary Shares to decline.

•	Certain of New Roadzen’s shareholders, including the Sponsor, may engage in business activities which compete with New Roadzen or otherwise conflict with New Roadzen’s interests.

Risks Relating to the Redemption

•

There is no guarantee that a Vahanna public shareholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

•

If Vahanna public shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.

Information about Vahanna (beginning on page 125)

Vahanna is a special purpose acquisition company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Vahanna units, Class A Ordinary Shares and public warrants are currently listed on Nasdaq under the symbols “VHNAU,” “VHNA,” and “VHNAW,” respectively. The mailing address of Vahanna’s principal executive office is 1230 Avenue of the Americas, 16th Floor, New York, NY 10020 and the telephone number of Vahanna’s principal executive office is (347) 745-6448.

Information about Roadzen (beginning on page 141)

Roadzen is a leading insurance technology company on a mission to transform global auto insurance powered by advanced AI. At the heart of its mission is its commitment to create transparency, efficiency, and a seamless experience for the millions of end customers who use Roadzen’s products through its insurer, OEM, and fleet (such as trucking, delivery, and commercial fleets) partners. Roadzen seeks to accomplish this by combining computer vision, telematics and AI with continually updated data sources to provide a more efficient, effective and informed way of building auto insurance products, assessing damages, processing claims and improving driver safety. Insurers across the world use Roadzen’s technology to launch new auto insurance products, manage risk better and resolve claims faster. These products are built with dynamic underwriting capabilities, API-led distribution and real-time claims processing.

Roadzen has been recognized as a top innovator in the insurtech space by Forbes and Financial Express (India).

Roadzen was incorporated in Delaware on May 7, 2015. Roadzen’s principal executive offices are located at c/o Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, DE 19904, and Roadzen’s telephone number is (800) 483-1140. Roadzen also maintains a website at www.roadzen.io. The information contained in, or that can be accessed through, Roadzen’s website is not part of this proxy statement/prospectus.

Organizational Structure

The following diagram illustrates in simplified terms the anticipated structure of Vahanna just prior to the consummation of the merger.

The following diagram illustrates in simplified terms the anticipated structure of Roadzen just prior to the consummation of the merger (assuming Roadzen has acquired each of Global Insurance Management and National Automobile Club).

The following diagram illustrates in simplified terms the expected legal structure of Vahanna upon the consummation of the merger, assuming maximum redemption of Vahanna ordinary shares and no PIPE Investment.

(1)	To be renamed Roadzen Inc. following the merger.

Ownership of New Roadzen

As of the date of this proxy statement/prospectus, there are 25,012,500 Vahanna ordinary shares issued and outstanding, including 5,002,500 Class B Ordinary Shares, which will be converted into Class A Ordinary Shares on a one-for-one basis. As of the date of this proxy statement/prospectus, there are an aggregate of 10,005,000 public warrants and 8,638,500 Private Placement Warrants outstanding. Each whole warrant entitles the holder thereof to purchase one (1) Class A Ordinary Share. Therefore, as of the date of this proxy statement/prospectus

(without giving effect to the merger and assuming no redemptions), assuming that each outstanding warrant is exercised and one (1) Class A Ordinary Share is issued as a result of such exercise, the Vahanna fully diluted share capital would be 43,656,000 Vahanna ordinary shares.

The following table illustrates varying beneficial ownership levels of issued and outstanding New Roadzen Ordinary Shares immediately following consummation of the merger, assuming the levels of redemptions by the public shareholders of Vahanna indicated:

	No Redemption Scenario(1)		50% Redemption Scenario(1)		Max Redemption Scenario(1)
	Shares	%	Shares	%	Shares	%
Former equityholders of Roadzen	58,396,516	70%	58,396,516	79.6%	58,396,516	92.1%
Former holders of Class A Ordinary Shares	20,010,000	24.0%	10,005,000	13.6%	—	0.0%
Sponsor (Class B Ordinary Shares)	4,852,500	5.8%	4,852,500	6.6%	4,852,500	7.7%
Mizuho (Class B Ordinary Shares)	150,000	0.2%	150,000	0.2%	150,000	0.2%

	83,409,016	100%	73,404,016	100%	63,399,016	100%

(1)	See “Basis of Presentation and Glossary” for additional information with respect to assumptions underlying New Roadzen share calculations and ownership percentages.

The following table illustrates varying beneficial ownership levels of issued and outstanding New Roadzen Ordinary Shares immediately following consummation of the merger on a fully diluted basis, assuming the levels of redemptions by the public shareholders of Vahanna indicated:

	No Redemption Scenario		50% Redemption Scenario		Max Redemption Scenario
	Shares	%	Shares	%	Shares	%
Former equityholders of Roadzen(1)	68,300,000	57.8%	68,300,000	63.1%	68,300,000	69.6%
Former holders of Class A Ordinary Shares(2)	30,015,000	25.4%	20,010,000	18.5%	10,005,000	10.2%
Sponsor (Class B Ordinary Shares)(3)	14,241,000	12.1%	14,241,000	13.2%	14,241,000	14.5%
Mizuho (Class B Ordinary Shares)	150,000	0.1%	150,000	0.1%	150,000	0.2%
Prospective PIPE Investment (Class A Ordinary Shares)(4)	5,470,000	4.6%	5,470,000	5.1%	5,470,000	5.6%

	118,176,000	100%	108,171,000	100%	98,166,000	100%

(1)	Assumes all 9,903,484 New Roadzen Ordinary Shares underlying New Roadzen RSUs are vested at closing.
(2)	Assumes the exercise of all 10,005,000 Public Warrants.
(3)	Assumes the exercise of 8,638,500 Private Placement Warrants and 750,000 Conversion Warrants. (assuming that Vahanna borrows the full $1.5 million available under the Working Capital Loans).
(4)

Assumes approximately $54.7 million of proceeds from potential PIPE Investments. As of the date of this proxy statement/prospectus, Vahanna has not entered into any PIPE Investments. The actual amount of the PIPE Investment may be greater or less than this target amount.

For more information regarding potential sources of dilution and the effects on post-closing ownership of New Roadzen, see the section titled “Summary—Ownership of New Roadzen”.

Permitted Purchases of Vahanna Securities

Our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the merger. There is no limit on the number of shares such persons may purchase, nor is there any restriction on the price that they may pay. Any such price per share may be different than the amount per share a public shareholder would receive if it elected to redeem its shares in connection with the merger. However, such persons have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. In the event Vahanna’s Sponsor, directors, officers, advisors or their affiliates determine to make any such purchases at the time of a shareholder vote relating to the merger, such purchases could have the effect of influencing the vote necessary to approve such transaction. None of the funds in the Trust Account will be used to purchase shares in such transactions.

If any of the aforementioned parties engages in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We cannot currently determine whether Vahanna’s insiders will make such purchases pursuant to a Rule 10b5-1 plan, as it will be dependent upon several factors, including but not limited to, the timing and size of such purchases. Depending on such circumstances, Vahanna’s insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act. However, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

Any purchases by Vahanna’s Sponsor, officers, directors, advisors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of, and Rule 10b-5 under, the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Vahanna’s Sponsor, officers, directors, advisors and/or their affiliates will not make purchases of Vahanna ordinary shares if the purchases would violate Section 9(a)(2) of, or Rule 10b-5 under, the Exchange Act.

The purpose of such purchases would be to (1) increase the likelihood of obtaining shareholder approval of the Business Combination Proposal or (2) to satisfy a closing condition in the merger agreement that requires us to have a minimum net worth or a certain amount of cash at the closing of the merger, where it appears that such requirement would otherwise not be met. This may result in the consummation of the merger that may not otherwise have been possible.

As a consequence of any such purchases, the “public float” of the Vahanna ordinary shares may be reduced and the number of beneficial shareholders of Vahanna’s securities may be reduced, which may make it difficult to maintain the listing or trading of New Roadzen securities on a national securities exchange following consummation of the merger.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF VAHANNA

The following table sets forth summary historical financial information derived from Vahanna’s (i) audited financial statements as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and the period from April 22, 2021 (inception) through December 31, 2021. You should read the following summary financial information in conjunction with the section titled “Vahanna’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Vahanna’s financial statements and related notes appearing elsewhere in this proxy statement/ prospectus.

Vahanna has neither engaged in any operations nor generated any revenue to date. Vahanna’s only activities from inception through December 31, 2022 were organizational activities and those necessary to complete the IPO and identifying an acquisition target for a business combination. We do not expect to generate any operating revenue until after the completion of the merger.

	For the Year Ended December 31, 2022	Period from April 22, 2021 (inception to) December 31, 2021
Statement of Operations Data:
Net income (loss)	$983,439	$(215,218)
Weighted average shares outstanding of Class A Ordinary Shares, basic and diluted	20,010,000	2,930,335
Basic and diluted net income (loss) per share, Class A	0.04	(0.03)
Weighted average shares outstanding of Class B Ordinary Shares, basic and diluted	5,002,500	5,002,500
Basic and diluted net income (loss) per share, Class B	0.04	(0.03)

Cash Flow Data:
Net cash used in operating activities	$(1,189,573)	$(50,072)
Net cash provided by financing activities	304,734	205,087,874
Net cash used in investing activities	—	(204,102,000)

Net change in cash	$(884,839)	$935,802

	As of December 31, 2022	As of December 31, 2021
Balance Sheet Data:
Total current assets	$199,498	$1,180,276
Prepaid expenses	—	91,817
Investments held in Trust Account	207,091,906	204,113,336

Total assets	$207,291,404	$205,385,429
Total current liabilities	$1,430,575	$508,039
Deferred underwriting commissions	6,525,000	6,525,000

Total Liabilities	7,955,575	7,033,039

Class A Ordinary Shares, subject to possible redemption; 20,010,000 shares at redemption value	207,091,906	204,102,000

Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 20,010,000 shares subject to redemption) at December 31, 2022 and December 31, 2021, respectively	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,002,500 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	500	500
Additional paid-in capital	—	—
Accumulated deficit	(7,756,577)	(5,750,110)

Total shareholders’ deficit	(7,756,077)	(5,749,610)

Total liabilities and shareholders’ deficit	$207,291,404	$205,385,429

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ROADZEN, GLOBAL INSURANCE MANAGEMENT LIMITED, AND NATIONAL AUTOMOBILE CLUB

Roadzen

The following summary historical consolidated financial information and other data for Roadzen set forth below should be read in conjunction with “Roadzen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Roadzen’s historical consolidated financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.

The summary consolidated statement of operations data and consolidated statement of cash flows data for the fiscal years ended March 31, 2022 and 2021, and the selected consolidated balance sheet data as of March 31, 2022 and 2021, are each derived from Roadzen’s audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The summary condensed consolidated statement of operations and condensed consolidated statement of cash flows data for the nine months ended December 31, 2022 and 2021, and the summary condensed consolidated balance sheet data as of December 31, 2022, are derived from Roadzen’s unaudited condensed consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The Roadzen unaudited interim condensed consolidated financial statements were prepared on the same basis as its audited annual financial statements and include all adjustments, consisting only of normal recurring adjustments, that are considered necessary for a fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in the future.

	Nine Months Ended December 31,		Year Ended March 31,
	2022	2021	2022	2021
Statement of Operations Data:
Revenue	$8,554,393	$5,958,377	$9,988,728	$1,164,840

Costs and expenses:
Cost of services (exclusive of depreciation (which is shown separately))	4,404,735	4,293,796	4,806,018	1,360,004
Research and development	1,779,842	887,263	1,307,209	908,585
Sales and marketing	7,262,861	4,283,291	7,123,074	439,330
General and administrative	1,974,121	1,092,917	1,621,180	1,092,714
Depreciation	1,293,803	894,406	1,370,143	1,152,988

Total costs and expenses	16,715,362	11,451,673	16,227,624	4,953,621

Loss from operations	(8,160,969)	(5,493,296)	(6,238,896)	(3,788,781)
Interest expense	(603,643)	(9,793)	(44,929)	(6,202)
Fair value changes in financial instruments carried at fair value	(1,009,374)	(2,979,402)	(3,392,971)	(13,271,484)
Other income/(expense), net	35,312	(37,070)	(104,825)	53,576

Loss before income tax expense	(9,738,674)	(8,519,561)	(9,781,621)	(17,012,891)
Provision benefit from income taxes	—	—	—	—
Income tax expense/(benefit)	(46,711)	(21,693)	24,957	(1,356,764)

Net loss	(9,691,963)	(8,497,868)	(9,806,578)	(15,656,127)
Less: net loss attributable to non-controlling interest, net of tax	(162,091)	(26,398)	(64,746)	(14,834)

Net loss attributable to Roadzen, Inc.	$(9,529,872)	$(8,471,470)	$(9,741,832)	$(15,641,293)

Comprehensive loss attributable to Roadzen, Inc. common stockholders	$(9,518,506)	$(8,490,994)	$(9,782,185)	$(15,638,706)

	As of December 31, 2022	As of March 31,
		2022	2021
Balance Sheet Data:
Total assets	$16,214,555	$15,874,433	$17,091,973

Total liabilities	32,721,022	29,130,250	31,968,664
Mezzanine equity	30,137,243	23,696,228	12,230,712
Total stockholders’ deficit	(46,396,575)	(36,878,068)	(27,095,883)
Non-controlling interest	(247,135)	(73,977)	(11,520)

Total liabilities, mezzanine equity, non-controlling interest and stockholders’ deficit	$16,214,555	$15,874,433	$17,091,973

	Nine Months Ended December 31,		Year Ended March 31,
	2022	2021	2022	2021
Statement of Cash Flows Data:
Net cash used in operating activities	$(6,738,879)	$(3,500,947)	(4,066,053)	(4,708,365)
Net cash provided by (used in) investing activities	(325,876)	(363,327)	(1,152,601)	(2,796,825)
Net cash generated from financing activities	8,013,088	577,819	851,936	(24,191)
Effect of exchange rate changes on cash	(109,748)	(1,786)	(2,808)	(21,502)

Net increase (decrease) in cash and cash equivalents	838,585	(3,288,241)	(4,369,526)	(7,550,883)
Cash acquired in business combination	—	703,098	703,097	—
Cash and cash equivalents, beginning of period	1,086,418	4,752,847	4,752,847	12,303,730

Cash and cash equivalents, end of period	$1,925,003	$2,167,704	$1,086,418	$4,752,847

Global Insurance Management

The following summary historical consolidated financial information and other data for Global Insurance Management set forth below should be read in conjunction with Global Insurance Management’s historical consolidated financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.

The summary consolidated statement of operations data and consolidated statement of cash flows data for the fiscal years ended December 31, 2022 and 2021, and the selected consolidated balance sheet data as of December 31, 2022 and 2021, are each derived from Global Insurance Management’s audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The historical results are not necessarily indicative of the results to be expected in the future.

	Year ended December 31,
	2022	2021
Statement of Operations Data:
Revenue	$32,683,052	$4,896,121

Costs and expenses:
Cost of services (excluding depreciation and amortization expense (which is shown separately))	1,855,878	1,438,575
Sales and marketing expenses	28,382,202	—
General and administrative expenses	3,379,709	4,221,685
Depreciation and amortization expenses	29,512	30,022

Total costs and expenses	33,647,301	5,690,282

Loss from operations	(964,904)	(794,161)
Finance expense	(17,623)	(5,721)
Other income/(expense) net	1,061,716	(42,639)

Profit/(loss) before income tax expense	79,844	(842,521)
Income tax expense	655	1,292

Net profit (loss)	$79,189	$(843,813)

Net profit (loss) attributable to Global Insurance Management Ltd	79,189	$(843,813)

Comprehensive income (loss)	$(679,834)	$(923,517)

	As of December 31,
	2022	2021
Balance Sheet Data:
Total assets	$21,553,248	$28,766,447

Total liabilities	$17,044,166	$21,645,709
Total stockholders’ equity	4,509,082	7,120,738

Total liabilities and stockholders’ equity	$21,553,248	$28,766,447

	Year Ended December 31,
	2022	2021
Statement of Cash Flows Data:
Net cash (used in)/generated from operating activities	$(1,638,302)	$2,410,897
Net cash used in investing activities	(60,357)	(25,586)
Net cash (used in)/generated from financing activities	(309,404)	—
Effect of exchange rate changes on cash and cash equivalents	(2,146,506)	(124,193)

Net change in cash and cash equivalents	(4,154,569)	2,261,118
Cash and cash equivalents at the beginning of the year	21,424,677	19,163,559

Cash and cash equivalents at the end of the year	17,270,108	$21,424,677

National Automobile Club

The following summary historical financial information and other data for National Automobile Club set forth below should be read in conjunction with National Automobile Club’s historical financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.

The summary statement of operations data and statement of cash flows data for the fiscal years ended December 31, 2022 and 2021, and the selected balance sheet data as of December 31, 2022 and 2021, are each derived from National Automobile Club’s audited financial statements appearing elsewhere in this proxy statement/prospectus. The historical results are not necessarily indicative of the results to be expected in the future.

	Year ended December 31,
	2022	2021
Statement of Operations Data:
Total operating revenue	$12,353,607	$8,573,178

Costs and expenses:
Cost of revenue	9,832,498	6,682,997
Sales and marketing expense	350,310	230,498
General and administrative	1,899,795	1,390,929

Total operating expenses	12,082,603	8,304,424

Operating income	271,004	268,754

Financial income (expense)	(1,150,144)	832,928

(Loss) income before income tax expense	(879,140)	1,101,682

Net (loss) income	$(880,579)	$1,092,776

Comprehensive (loss) income	$(326,236)	$1,195,387

	As of December 31,
	2022	2021
Balance Sheet Data:
Total assets	$5,516,924	$5,751,376

Total liabilities	$870,733	$1,004,629
Total stockholders’ equity	4,646,191	4,746,747

Total liabilities and stockholders’ equity	$5,516,924	$5,751,376

	2022	2021
Statement of Cash Flows Data:
Net cash provided by operating activities	$78,386	$155,951
Net cash provided by (used in) investing activities	1,834,726	(286,219)
Net cash provided by financing activities	—	284,995

Net increase in cash and cash equivalents	1,913,112	154,727
Cash and cash equivalents, beginning of year	1,004,409	849,682

Cash and cash equivalents, end of year	$2,917,521	$1,004,409

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The summary unaudited pro forma combined financial information gives effect to the merger and other transactions contemplated by the merger agreement, as more fully described below. The merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Vahanna will be treated as the “acquired” company for accounting purposes and the merger will be treated as the equivalent of Roadzen issuing stock for the net assets of Vahanna, accompanied by a recapitalization. The net assets of Vahanna will be stated at historical cost, with no goodwill or other intangible assets recorded.

Roadzen’s acquisitions of Global Insurance Management Limited (“Global Insurance Management Limited” or “GIM”) and National Automobile Club (“National Automobile Club” or “NAC”) are expected to be accounted for as forward acquisitions. Under this method of accounting, the assets, including intangible assets, and liabilities will be recorded at fair value and the excess of fair value of the net assets over historical cost will be recorded as goodwill.

The summary unaudited pro forma combined balance sheet of the combined company as of December 31, 2022 and the summary unaudited pro forma combined statements of operations of the combined company for the year ended December 31, 2022 present the combination of the financial information of Vahanna and Roadzen after giving effect to the following transactions:

•	the reverse recapitalization between Roadzen and Vahanna pursuant to the merger,

•	Roadzen’s acquisition of Global Insurance Management Limited (“Global Insurance Management”),

•	Roadzen’s acquisition of National Automobile Club (“National Automobile Club”), and

•	the issuance of an aggregate of $54.7 million of ordinary shares of Vahanna pursuant to a PIPE Investment expected to close just prior to the completion of the merger.

Collectively these transactions are referred to as the “Transaction Adjustments”. The summary unaudited pro forma combined statements of operations for the year ended December 31, 2022 give effect to the Transaction Adjustments as if they had occurred on January 1, 2022. The unaudited pro forma condensed combined balance sheet as of December 31, 2022 gives effect to the Transaction Adjustments as if they had occurred on December 31, 2022.

As described elsewhere in this proxy statement/prospectus, Roadzen has entered into definitive agreements to acquire each of Global Insurance Management and National Automobile Club. See “Information About Roadzen — Recent Developments.” Roadzen has determined that each of Global Insurance Management and National Automobile Club meets the definition of “significant subsidiary” as defined in Rule 1-02 of Regulation S-X and have accordingly included, as required under Rule 3-05 and Article 11 of Regulation S-X, unaudited pro forma financial information showing how the acquisitions would have affected the financial statements of the combined company.

The unaudited pro forma combined financial information has been prepared after giving effect to the Transaction Adjustments, assuming two alternative levels of redemption of Class A Ordinary Shares into cash:

•	Assuming No Redemptions: This presentation assumes that no Vahanna shareholders exercise redemption rights with respect to their Class A Ordinary Shares.

•

Assuming Maximum Redemptions: This scenario assumes that 20,010,000 Class A Ordinary Shares are redeemed pursuant to their redemption rights at a redemption price of approximately $10.35 per share. This scenario includes all adjustments contained in the above scenario but presents additional adjustments to reflect the effect of the maximum redemptions.

The historical financial information has been adjusted to give pro forma effect to certain transaction adjustments to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the merger.

The historical financial information of Vahanna was derived from the audited financial statements of Vahanna as of and for the year ended December 31, 2022, which are included elsewhere in this proxy statement/prospectus.

The historical financial information of Roadzen was derived from the unaudited condensed consolidated financial statements of Roadzen as of and for the nine months ended December 31, 2022, the unaudited condensed and the audited consolidated financial statements of Roadzen as of and for the year ended March 31, 2022, which are included elsewhere in this proxy statement/prospectus.

The historical financial information of Global Insurance Management was derived from the audited consolidated financial statements of Global Insurance Management as of and for the year ended December 31, 2022, which are included elsewhere in this proxy statement/prospectus.

The historical financial information of National Automobile Club was derived from the audited financial statements of National Automobile Club as of and for the year ended December 31, 2022, which are included elsewhere in this proxy statement/prospectus.

The summary pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Roadzen, Global Insurance Management, National Automobile Club, Vahanna and related notes included in this proxy statement/prospectus. The summary of unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies actually been combined as of January 1, 2022. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined as of January 1, 2022 or the future results that the combined company will experience. Roadzen and Vahanna have not had any historical relationship prior to the merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2022

(in thousands)

	Pro Forma Combined Assuming Minimum Redemption	Pro Forma Combined Assuming Maximum Redemption
ASSETS
Current assets:
Cash and cash equivalents	$202,417	$50,026
Accounts receivable	5,875	5,875
Inventory	78	78
Prepaid expenses and other current assets	4,104	4,104

Total current assets	212,474	60,083

Non-current assets:
Restricted cash and cash equivalents	641	641
Non marketable securities	4,910	4,910
Right of use asset	840	840
Intangible assets	6,750	6,750
Goodwill	5,566	5,565
Other long-term assets	403	403
Property and equipment, net	252	252

Total non-current assets	19,362	19,362

TOTAL ASSETS	$231,836	$79,445

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,115	$6,115
Sum due to insurer	11,518	11,518
Preferred share warrants	103	103
Current portion of long-term borrowings	2,445	2,445
Short-term borrowings	4,551	4,551
Short-term lease liabilities	273	273
Other current liabilities	5,826	5,826

Total current liabilities	30,831	30,831

Non-current liabilities:
Long-term borrowings	11,540	11,540
Long-term operating lease liabilities	363	363
Other long term liabilities	2,030	2,030

Total non-current liabilities	13,933	13,933

Total liabilities	44,764	44,764

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Ordinary shares	10	8
Additional paid-in capital	247,331	94,942
Accumulated deficit	(59,910)	(59,910)
Accumulated other comprehensive loss	(112)	(112)

Total shareholders’ equity before non controlling interest	187,319	34,928
Non controlling interest	(247)	(247)

Total shareholders’ equity	187,072	34,681

TOTAL LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY	$231,836	$79,445

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands)

	Pro Forma Combined Assuming Minimum Redemption	Pro Forma Combined Assuming Maximum Redemption
Revenues	$57,293	$57,293

Operating costs and expenses:
Administration fee — related party	240	240
Selling, general and administrative expenses	82,562	82,562

Total operating costs and expenses	82,802	82,802

Loss from operations	(25,509)	(25,509)
Other income (expense):
Interest expense	(1,450)	(1,450)
Fair value changes in financial instruments carried at fair value	(34)	(34)
Other income (expense)	(19)	(19)

Total other income (expense)	(1,503)	(1,503)
Net loss before income tax provision	(27,012)	(27,012)
Income tax provision	(223)	(223)
Net loss	(27,235)	(27,235)

Less: net loss attributable to non-controlling interest, net of tax	(201)	(201)

Net loss attributable to shareholders	$(27,034)	$(27,034)

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE INFORMATION OF VAHANNA AND ROADZEN

The following table sets forth the unaudited historical comparative share information for Roadzen and Vahanna on a stand-alone basis and the unaudited pro forma combined share information for the year ended December 31, 2022, after giving effect to the merger, assuming two alternative levels of redemption of Class A Ordinary Shares into cash:

•	Assuming No Redemptions: This presentation assumes that no Vahanna shareholders exercise redemption rights with respect to their Class A Ordinary Shares.

•

Assuming Maximum Redemptions: This scenario assumes that 20,010,000 Class A Ordinary Shares are redeemed pursuant to their redemption rights at a redemption price of approximately $10.35 per share. This scenario includes all adjustments contained in above scenario but presents additional adjustments to reflect the effect of the maximum redemptions.

You should read the information in the following table in conjunction with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Roadzen and Vahanna and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project Vahanna’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined shareholders’ equity per share information below does not purport to represent what the value of Roadzen and Vahanna would have been had the companies been combined during the periods presented.

	Vahanna Historical	No Redemption	Maximum Redemption
December 31, 2022
Book value per share	0.08	2.35	1.01
Weighted average shares outstanding		98,782,500	78,772,500
Basic and diluted net loss per share		(0.27)	(0.34)
Weighted average shares outstanding — common stock subject to redemption	20,010,000
Basic and diluted net income per share — common stock subject to redemption	0.04
Weighted average shares outstanding — non-redeemable common stock	5,002,500	—	—
Basic and diluted net income per share — non-redeemable common stock	0.04	—	—

MARKET PRICE AND DIVIDEND INFORMATION

Vahanna

Vahanna’s units, Class A Ordinary Shares and public warrants are currently listed on Nasdaq under the symbols “VHNAU,” “VHNA,” and “VHNAW,” respectively. Vahanna’s units commenced public trading on November 23, 2021 and Class A Ordinary Shares and public warrants began separate trading on January 13, 2022.

The closing price of the units, the Class A Ordinary Shares and the public warrants on February 13, 2023, the last trading day before announcement of the execution of the merger agreement, was $10.505, $10.35 and $0.0425, respectively. As of [●], 2023, the Record Date, the most recent closing price for each unit, Class A Ordinary Shares and public warrant was $[●], $[●] and $[●], respectively.

Holders of the units, Class A Ordinary Shares and public warrants should obtain current market quotations for their securities. The market price of Vahanna’s securities could vary at any time before the merger.

Holders

As of the Record Date, there were [●] holders of record of Vahanna’s units, [●] holders of record of Class A Ordinary Shares and [●] holders of record of Vahanna’s public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Class A Ordinary Shares and public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Vahanna has not paid any cash dividends on the Vahanna ordinary shares to date and does not intend to pay cash dividends prior to the completion of the merger. The payment of cash dividends in the future will be dependent upon New Roadzen’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the merger. The payment of any cash dividends subsequent to the merger will be within the discretion of New Roadzen’s board of directors at such time. New Roadzen’s ability to declare dividends in the future may also be limited by restrictive covenants pursuant to any future debt financing.

Roadzen

As of [●], there were approximately [●] holders of Existing Roadzen Common Stock. Historical market price information for Roadzen’s capital stock is not provided because there is no public market for Roadzen’s capital stock. See “Roadzen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of Vahanna and Roadzen. These statements are based on the beliefs and assumptions of the management of Vahanna and Roadzen.

Although Vahanna and Roadzen believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Vahanna nor Roadzen can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of Vahanna and Roadzen prior to the merger, and New Roadzen following the merger, to:

•

meet the closing conditions to the merger, including approval by shareholders of Vahanna and Roadzen on the expected terms and schedule or realization of the benefits expected from the merger if it is consummated;

•	avoid the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	obtain and maintain the listing of New Roadzen Ordinary Shares on Nasdaq following the merger;

•	execute New Roadzen’s business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•	anticipate the uncertainties inherent in the development of new business lines and business strategies;

•	retain and hire necessary employees;

•	increase brand awareness;

•	attract, train and retain effective officers, key employees or directors;

•	upgrade and maintain information technology systems;

•	acquire and protect intellectual property;

•	meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•	effectively respond to general economic and business conditions;

•	manage intense competition and competitive pressures from other companies worldwide in the industries in which New Roadzen will operate;

•	manage litigation and adequately protecting New Roadzen’s intellectual property rights;

•	obtain additional capital, including use of the debt market;

•	enhance future operating and financial results;

•	anticipate rapid technological changes;

•	comply with laws and regulations applicable to New Roadzen’s business, including laws and regulations related to data privacy and insurance operations;

•	stay abreast of modified or new laws and regulations applying to New Roadzen’s business;

•	anticipate the impact of, and response to, new accounting standards;

•	respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

•	anticipate the rise in interest rates which would increase the cost of capital; anticipate the significance and timing of contractual obligations;

•	maintain key strategic relationships with partners;

•	respond to uncertainties associated with product and service development and market acceptance;

•	manage to finance operations on an economically viable basis;

•	anticipate the impact of new U.S. federal income tax laws, including the impact on deferred tax assets;

•	successfully defend litigation;

•	successfully deploy the proceeds from the merger; and

•	manage other factors detailed under the section titled “Risk Factors.”

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of Vahanna and Roadzen prior to the merger, and New Roadzen following the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:

•	any delay in closing of the merger;

•	risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•	privacy and data protection laws, privacy or data breaches, or the loss of data; and

•	the impact of the COVID-19 pandemic and its effect on business, financial condition and results of operations of Roadzen.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Vahanna and Roadzen prior to the merger, and New Roadzen following the merger. New risk factors emerge from time to time, and it is not possible to predict all such risk factors, nor can Vahanna or Roadzen assess the impact of all such risk factors on the business of Vahanna and Roadzen prior to the merger, and New Roadzen following the merger, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to Vahanna or Roadzen or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Vahanna and Roadzen prior to the merger, and New Roadzen following the merger, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of Vahanna or Roadzen, as applicable, on the relevant subject. These statements are based upon information available to Vahanna or Roadzen, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that Vahanna or Roadzen, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

Market, ranking and industry data used throughout this proxy statement/prospectus is based on the good faith estimates of Roadzen’s management, which in turn are based upon Roadzen’s management’s review of internal surveys, independent industry surveys and publications, including reports by third-party researchers and publicly available information. Such data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Roadzen is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Roadzen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Although we have organized risks generally according to these categories in the discussion below, many of the risks may have ramifications in more than one category. These categories, therefore, should be viewed as a starting point for understanding the significant risks facing us and not as a limitation on the potential impact of the matters discussed. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “us,” “our” and other similar terms refer to Roadzen and its consolidated subsidiaries prior to the merger and to New Roadzen and its consolidated subsidiaries after giving effect to the merger.

Risks Relating to Roadzen’s Business and Industry

We have a history of losses and we anticipate increased expenses in the future.

We have incurred net losses of $15.7 million and $9.8 million for our fiscal years ended March 31, 2021 and March 31, 2022, respectively, and $8.5 million and $9.8 million for the nine months ended December 31, 2021 and December 31, 2022, respectively. As a result, we had an accumulated deficit of $35.8 million and $46.7 million as of December 31, 2021 and December 31, 2022, respectively. We anticipate that our operating expenses will increase substantially in the foreseeable future as we continue to scale operations, broaden our customer base, expand our sales and marketing activities, including expanding our sales team, hire additional employees, and continue to develop our technology. In addition to the expected costs to grow our business, we also expect to incur significant additional legal, accounting, and other expenses as we transition to being a public company. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. Revenue growth may slow, or revenue may decline, for several possible reasons, including slowing demand for our services or increasing competition. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or increasing profitability or positive cash flow on a consistent basis.

A substantial portion of our revenue is derived from a relatively small number of clients including insurers, OEMs, and automotive fleets, and the loss of any of these clients, or a significant revenue reduction from any of these clients, could materially impact our business, results of operations and financial condition.

Our revenue is dependent on clients in the automotive insurance industry, OEMs, and automotive fleets, and historically, a relatively small number of clients have accounted for a significant portion of our revenue. In India, revenues from 15 customers collectively accounted for more than 80% of total revenue during the year ended March 31, 2022. For the year ended March 31, 2022 and the nine months ended December 31, 2022, one insurer individually accounted for approximately 25% and 10%, respectively, of Roadzen’s total revenue. This one insurer represents less than 5% of the combined company’s pro forma revenue for the year ended March 31, 2022, and we do not expect revenues from this insurer to represent a material portion of the combined company’s revenues after the acquisitions of NAC and GIM. For GIM in the U.K., revenues from eight customers collectively accounted for more than 85% of total revenue during the year ended March 31, 2022. For NAC in the U.S., revenues from 10 customers collectively accounted for more than 85% of total revenue during the year ended March 31, 2022. We expect that New Roadzen will continue to depend upon a small number of clients for a significant portion of our revenues for the foreseeable future. As a result, if we fail to successfully renew our contracts with one or more of these customers, or if any of these customers reduce or cancel services or defer purchases, or otherwise terminate their relationship with us, our business, results of operations and financial condition would be adversely impacted. Some of our Insurance as a Service (“IaaS”) arrangements with our customers can be canceled or not renewed by our customers after the expiration of the engagement term, as applicable, on relatively short notice. Additionally, we may be involved in disputes with our customers in the future and such disputes may impact our relationship with these customers.

The loss of business from any of our significant customers, including from cancellations or due to disputes, could materially impact our business, results of operations and financial condition.

Our larger clients have negotiating leverage, which may require us to agree to terms and conditions that result in increased cost of sales, decreased revenue, lower average commissions earned and gross margins, and increased contractual liability risks, all of which could harm our results of operations.

Some of our clients include large OEMs, automotive fleets, and insurance companies globally. These customers have significant bargaining power when negotiating new licenses, subscriptions or renewals of existing agreements and have the ability to buy similar products from other vendors or develop such systems internally. These customers have sought and may continue to seek advantageous pricing and other commercial and performance terms that may require us to develop additional features in the products we sell to them or add complexity to our client agreements. In the past, we have been required to, and may in the future be required to, reduce the average fixed fees and/or commissions charged for our products, or otherwise agree to materially less favorable terms in response to these pressures. If we are unable to avoid reducing our fixed fees and/or commissions or renegotiate our contracts on commercially reasonable terms, our results of operations could be adversely impacted.

If we are unable to attract new customers, our future revenue and results of operations will be harmed.

Our future success depends, in part, on our ability to underwrite insurance policies, distribute motor insurance, extended warranty and other insurance policies, and manage insurance claims using our AI-based technology platform. Our ability to attract new customers will depend on the perceived benefits and pricing of our services and the effectiveness of our sales and marketing efforts. Other factors, many of which are out of our control, may now or in the future impact our ability to attract new customers, including:

•	potential customers’ inexperience with or reluctance to adopt software-based and/or AI solutions for their existing operations;

•	potential customers’ commitments to or preferences for their existing vendors;

•	actual or perceived switching costs;

•

the adoption of new, or the amendment of existing, laws, rules, or regulations that negatively impact the utility of, or that require difficult-to-implement changes to, our services, including deregulation that reduces the need for compliance functionality;

•	our failure to expand, retain, and motivate our sales and engineering personnel;

•	our failure to expand into new markets;

•	our failure to develop or expand relationships with existing partners or to attract new partners;

•	our failure to develop our application ecosystem and integrate with new applications and devices used by potential customers;

•	our failure to help potential customers successfully deploy and use our solution; and

•	general macroeconomic conditions.

If our efforts to attract new customers are not successful, our business, financial condition, and results of operations may suffer.

Our rapid growth makes it difficult to evaluate our future prospects and increases the risk that we will not continue to grow at or near historical rates.

We have been growing rapidly over the last several years, with revenue of approximately $1.2 million and $10.0 million for the fiscal years ended March 31, 2021 and 2022, respectively, and approximately $6.0 million and $8.6 million for the nine months ended December 31, 2021 and 2022, respectively. As a result, our ability to forecast our future results of operations is subject to several uncertainties, including our ability to effectively plan for and model future growth. Many factors may contribute to declines in our revenue growth rate, including increased competition, slowing demand for our IaaS solutions from existing and new customers, a failure by us to continue capitalizing on growth opportunities, terminations of contracts by our existing customers, and the maturation of our business, among others. Our recent and historical growth should not be considered indicative of our future performance. Even if our revenue continues to increase over the long term, we expect that our revenue growth rate may decline in the future because of a variety of factors, including the maturation of our business. We have encountered in the past, and will encounter in the future, risks, and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our growth rates may slow and our business, financial condition, and results of operations could be harmed.

We may not be able to ensure the accuracy and completeness of product information and the effectiveness of our recommendation of insurance products on our platform.

Our end consumers rely on the insurance product information we provide to our clients. While we believe that such information is generally accurate, complete and reliable, there can be no assurance that the accuracy, completeness or reliability of the information can be maintained in the future. If we provide any inaccurate or incomplete information on our platform due to either our own fault or that of our insurer and reinsurer partners, or if we fail to present accurate or complete information of any insurance products which could lead to our customers’ failure to get adequate protection or us being warned or penalized by regulatory authorities or us being sued by our customers, our reputation could be harmed and we could experience reduced user traffic on our platform, which may adversely affect our business and financial performance.

Our business depends on our brand, and if we fail to develop, maintain, and enhance our brand and reputation cost-effectively, our business and financial condition may be adversely affected.

We believe that the brand identity we have developed and acquired has significantly contributed to the success of our business. We also believe that developing, maintaining, and enhancing awareness and integrity of our brand and reputation are critical to achieving widespread acceptance of our solutions and expanding adoption of our solutions to new customers in both existing and new markets. Maintaining and enhancing our brand requires us to make substantial investments and these investments may not be successful or cost-efficient. We believe that the importance of our brand and reputation will increase as competition in our market further intensifies. Successful promotion of our brand depends on the effectiveness of our marketing efforts and our ability to provide a reliable, useful, and valuable collection of solutions at competitive prices. These factors are essential to our ability to differentiate our offerings from competing products. In addition, our brand and reputation could be impacted if our end users or insured parties have negative experiences in the claims process, which ultimately largely depends on the quality of service from our business customers, but also may depend on the insured’s perceived value of its vehicle.

Maintaining and enhancing our brand will depend largely on our ability to be a technology innovator, to continue to provide high quality solutions and protect and defend our brand names and trademarks, which we may not do successfully. We have not engaged in extensive direct brand promotion activities, and we may not successfully implement brand enhancement efforts in the future. Our products and services generally are branded and are likely associated with the overall experiences of a participant in the insurance economy, which is largely outside of our control. Any brand promotion activities we undertake may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers, we may fail to attract new customers and partners or retain our existing customers and partners and our business and financial condition may be adversely affected. Any negative publicity relating to our employees, partners, or others associated with these parties, may also tarnish our own reputation simply by association and may reduce the value of our brand. Damage to our brand and reputation may result in reduced demand for our solutions and increased risk of losing market share to competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful.

Our revenue growth rate in part depends on existing customers renewing and upgrading their contracts. A decline in our customer renewals and expansions could adversely impact our future results of operations.

Our customers have no obligation to renew their contracts for our solutions after the expiration of their contract periods, which may also be terminable on demand or on short notice, and our customers may choose not to renew contracts for a similar mix of solutions. Our customers’ renewal rates may fluctuate or decline based on a number of factors, including dissatisfaction, changes in clients’ spending levels, increased competition, changes in tax or data privacy laws or rules, prices of our services, the prices of services offered by our competitors, spending levels due to the macroeconomic environment or other factors, deteriorating general economic conditions, or legislative and regulatory changes. If our customers terminate or do not renew their contracts or reduce the solutions purchased under their contracts, our revenue could decline, and our business may be adversely impacted.

Our future success also depends in part on our ability to sell additional services to existing customers. If our efforts to sell our additional solutions to our customers are not successful, our revenue growth could decrease and our business, results of operations, and financial condition could be adversely impacted.

We face risks associated with the growth of our business in new use cases.

Historically, most of our revenue has been derived from sales relating to our offering of motor insurance brokerage services for use in connection with AI, and solutions around vehicle inspection and claims through the use of AI. In recent periods, we have increased our focus on AI for use in connection with customers’ vehicles and equipment. We plan to expand the use cases of our AI solutions, including those where we may have limited operating experience, and may be subject to increased business, technology, and economic risks that could affect our financial results. Entering new use cases and expanding in the use cases in which we are already operating with new AI will continue to require significant resources, and there is no guarantee that such efforts will be successful or beneficial to us. Historically, sales to a new customer have often led to additional sales to the same client or similarly situated clients. To the extent we expand into and within new use cases that are heavily regulated, we will likely face additional regulatory scrutiny, risks, and burdens from the governments and agencies which regulate those markets and industries. While our strategy of building AI for use in connection with brokerage services and other use cases has proven successful in the past, it is uncertain we will achieve the same penetration and organic growth with respect to AI solutions for client vehicles and equipment or any other use cases that we pursue. Any failure to do so may harm our reputation, business, financial condition, and results of operations.

We rely heavily on direct sales to sell automobile insurance brokerage services.

We market and sell automobile insurance through a direct sales business-to-business-to-consumer (“B2B2C”) model and we must expand our sales organization to increase our sales to new and existing customers. As of December 31, 2022, our sales and business development team consisted of 98 members. We expect to continue expanding our direct sales force, both domestically and internationally, particularly our direct sales organization focused on sales to large organizations. We also expect to dedicate significant resources to sales programs that are focused on these large organizations. Once a new customer begins using our services, our sales team will need to continue to focus on expanding use of our services by that customer, including increasing the number of AI solutions used by that customer across other use cases. All of these efforts will require us to invest significant financial and other resources. If we are unable to expand and successfully onboard our sales force at sufficiently high levels, our ability to attract new customers may be harmed, and our business, financial condition and results of operations could be adversely affected. In addition, we may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, integrate, and retain talented and effective sales personnel, if our new and existing sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales programs are not effective. We have experienced turnover in our sales team members, which results in costly training and operational inefficiency. In order to increase our revenue, we expect we will need to further build our direct sales capacity. Additionally, our entry into any new markets and use cases will require us to develop appropriate internal sales capacity and to train our sales teams to effectively address these markets. If we are unsuccessful in these efforts, our ability to grow our business will be limited, and our business, results of operations, prospects, and financial condition will be adversely affected.

Our current system of direct sales may not prove effective in maximizing sales of our services and solutions. Our solutions are complex and certain sales can require substantial effort and outlay of cost and resources. It is possible that our sales team members will be unable or unwilling to dedicate appropriate resources to support those sales. If we are unable to develop and maintain effective sales incentive programs for our internal sales team members, we may not be able to incentivize these parties to sell our solutions to customers and, in particular, to large organizations. The loss of one or more of our sales team members in a given geographic area could harm our results of operations within that area, as sales team members typically require extensive training and take several months to achieve acceptable productivity.

Our growth strategy depends on continued investment in and around the delivery of innovative AI solutions. If we are unsuccessful in delivering the above mentioned AI solutions, it could adversely impact our results of operations and financial condition.

To address demand trends across the automotive insurance economy, we have focused on and plan to continue focusing on the growth and expansion of our AI solutions in the automotive insurance sector. This growth strategy has required and will continue to require a considerable investment of technical, financial and sales resources. These investments may not result in an increase in revenues and we may not be able to scale such investments efficiently, or at all, to meet customer demand and expectations. Our focus on our AI business may increase our costs in any given period and may be difficult to predict over time.

Our AI service arrangements also contain service level agreement clauses which may include penalties for matters such as failing to meet stipulated service levels. The consequences in such circumstances could include monetary credits for current or future service engagements, reduced fees for additional product sales, cancellations of planned purchases and a customer’s refusal to pay their contractually-obligated fees. Should these penalties be triggered, our results of operations may be adversely affected. Furthermore, any factor adversely affecting sales of our solutions, including market acceptance, product competition, performance and reliability, reputation, price competition and economic and market conditions, could have a material adverse effect on our business, financial condition, and results of operations. Additionally, the entry into new markets or the introduction of new features, functionality or applications beyond our current markets and functionality may not be successful. If we invest in the development of new products, we may not recover the “up-front” costs of developing and marketing those products, or recover the opportunity cost of diverting management, technical and financial resources away from other development efforts. If we are unable to successfully grow our AI business and navigate our growth strategy in light of the foregoing uncertainties, our reputation could suffer and our results of operations may be impacted, which may cause our stock price to decline.

Changes in the automotive insurance industry, including the adoption of new technologies, such as autonomous vehicles, may significantly impact our results of operations.

Aspects of our business, and our customers’ businesses, which our products and services support, can be impacted by events in automotive insurance which are beyond our control. Certain trends in the automotive industry, including the continued adoption of semi-autonomous or autonomous vehicles and the advent of improved automotive safety features, may potentially impact the future market for, and operations of, the automotive insurance industry. While the impacts and timing of these changes are currently unknown, if this has an adverse impact on the automotive insurance industry, it could have an adverse impact on our future results of operations.

Our customers may defer or forgo purchases of automobiles in the event of weakened global economic conditions or political transitions, which in turn will affect purchases of our products or services.

Our financial performance depends, in part, on the state of the economy. Declining levels of economic activity may lead to declines in spending in the industries we serve, which may result in decreased revenue for us. Concerns about the strength of the economy may slow the rate at which businesses are willing to enter into new contractual arrangements, potentially including those for our solutions. If our customers and potential customers experience financial hardship as a result of a weakened economy, industry consolidation, or other factors, the overall demand for our solutions could decrease. If economic conditions worsen, our business, results of operations, and financial condition could be adversely impacted.

Global events such as the imposition of various trade tariffs by the U.S. and China, the COVID-19 pandemic and the Russia-Ukraine conflict have created and may continue to create economic uncertainty, including inflationary pressures, in regions in which we have significant operations. These conditions may make it difficult for our customers and us to forecast and plan future business activities accurately, and they could cause our customers to reevaluate their decision to purchase our products, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Moreover, during challenging economic times, our customers may be unable to timely access sufficient credit, which could impair their ability to make timely payments to us. If that were to occur, we may not receive amounts owed to us and may be required to record an allowance for doubtful accounts, which would adversely affect our financial results. A substantial downturn in the insurance industry may cause firms to react to worsening conditions by reducing their capital expenditures, reducing their spending on information technology, delaying, or canceling information technology projects, or seeking to lower their costs by renegotiating vendor contracts. Negative or worsening conditions in the general economy in the U.S., the U.K., and India, including conditions resulting from financial and credit market fluctuations, could decrease corporate spending on enterprise software in general, and in the insurance industry specifically, and negatively affect the rate of growth of our business.

Macroeconomic factors impacting the principal industries we serve could adversely affect our product adoption, usage, or average selling prices.

We expect to continue to derive most of our revenue from brokerage services and AI services we provide to the automotive industry, automotive insurance industry and supporting economy, including the automotive collision and OEM industries. Given the concentration of our business activities in this industry, we will be particularly exposed to certain economic downturns affecting the automotive and insurance industries. Global market and economic conditions, as well as those in the U.S., the U.K. and India, have been, and continue to be, disrupted and volatile. General business and economic conditions that could affect us and our customers include fluctuations in economic growth, debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor and consumer confidence, and the strength of the economies in which our customers operate. A poor economic environment could result in significant decreases in demand for our solutions, including the delay or cancellation of current or anticipated projects, or could present difficulties in collecting accounts receivables from our customers due to their deteriorating financial condition. Our existing customers may be acquired by or merged into other entities that use our competitors’ products, or they may decide to terminate their relationships with us for other reasons. As a result, our sales could decline if an existing customer is merged with or acquired by another company that has a poor economic outlook or is closed.

We face competition in our market, which could negatively impact our business, results of operations, and financial condition and cause our market share to decline.

The market for our solutions is competitive. The competitors we face in any sale opportunity may change depending on, among other things, the line of business purchasing the service, the service being sold, the geography in which the customer is operating, and the size of the customer to which we are selling. These competitors may compete on the basis of price, the time and cost required for implementation, custom development, or unique product features or functions. Outside of our key markets, we are more likely to compete against vendors that may differentiate themselves based on local advantages in language, market knowledge, and content applicable to that jurisdiction.

As we expand our product portfolio, we may begin to compete with software and technology providers that we have not competed against previously and whose technology and applications may, in time, become more competitive with our offerings.

We expect the intensity of competition to remain high in the future, as the amount of capital invested in current and potential competitors, including insurance technology companies, has increased significantly in recent years. As a result, our competitors or potential competitors may develop improved product or sales capabilities, or even a technology breakthrough that disrupts our market. Continuing intense competition could result in increased pricing pressure, increased sales and marketing expenses, or greater investments in research and development, each of which could negatively impact our profitability. Current and potential competitors may be able to devote greater resources to, or take greater risks in connection with, the development, promotion, and sale of their products than we can devote to ours, which could allow them to respond more quickly than we can to new technologies and changes in customer needs, thus leading to their wider market acceptance. We may not be able to compete effectively, and competitive pressures may prevent us from acquiring and maintaining the customer base necessary for us to increase our revenue and profitability.

In addition, the insurance industry is evolving rapidly, and we anticipate the market for edge-based and cloud-based AI solutions will become increasingly competitive. If our current and potential customers move a greater proportion of their data and computational needs to the cloud, new competitors may emerge that offer services either comparable to or better suited than ours to address the demand for such cloud-based AI solutions, which could reduce demand for our offerings. To compete effectively we will likely be required to increase our investment in research and development, as well as the personnel and third-party services required to improve reliability and lower the cost of delivery of our cloud-based solutions. This may increase our costs more than we anticipate and may adversely impact our results of operations.

Our current and potential competitors may also establish cooperative relationships among themselves or with third parties to further enhance their resources and offerings. Current or potential competitors may be acquired by other vendors or third parties with greater available resources. As a result of such acquisitions, our current or potential competitors might be able to adapt more quickly to new technologies and customer needs, to devote greater resources to the promotion or sale of their products and services, to initiate or withstand substantial price competition, or to take advantage of emerging opportunities by developing and expanding their product and service offerings more quickly than we can. Additionally, they may hold larger portfolios of patents and other intellectual property rights as a result of such relationships or acquisitions. If we are unable to compete effectively with these evolving competitors for market share, our business, results of operations, and financial condition could be materially and adversely affected.

If we are unable to develop, introduce and market new and enhanced versions of our services and products, we may be put at a competitive disadvantage and our operating results could be adversely affected.

As technology continues to develop at a rapid pace, both within the automotive insurance economy and more broadly across the insurance ecosystem, the possibility of the development of technological advancements made by other firms will increase. If we are unable to internally develop or acquire suitable alternatives to such developments or otherwise deploy competitive offerings our business and growth opportunities may be challenged. Additionally, certain automotive insurance ecosystem customers may seek to develop internal solutions which could potentially compete with our related offerings. Technologies such as enhanced modeling, AI and machine learning technology may offer certain firms, including insurance carriers, the opportunity to make rapid advancements in the development of tools which may impact the industry broadly.

New products utilize and will continue to be based on AI technologies in the future. As such, the market acceptance of AI-based solutions is critical to our continued success. In order for cloud-based AI solutions to be widely accepted, organizations must overcome any concerns with placing sensitive information on a cloud-based platform. Furthermore, our ability to effectively market and sell AI-based solutions to customers is partly dependent upon the pace at which enterprises undergo digital transformation. Additionally, as technologies continue to become more integrated with AI technologies generally, governments may implement data privacy and AI regulations with which we will need to comply, and which may result in the incurrence of additional costs and expenses.

We expect that the needs of our customers will continue to rapidly change and increase in complexity and we will need to improve the functionality and performance of our platform continually to meet these demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of enterprise AI solutions in general or on our platform in particular, our business operations, financial results, and growth prospects may be materially and adversely affected.

Our sales and implementation cycles can be lengthy and variable, depend upon factors outside our control, and could cause us to expend significant time and resources prior to generating revenue.

Sales cycles for some of our solutions are complex and can be lengthy and unpredictable, requiring pre-purchase evaluation by a significant number of employees in our customers’ organizations, and can involve a significant operational decision by our customers. Our sales efforts involve educating our customers about the use and benefits of our solutions, including in the technical capabilities and the potential cost savings achievable by organizations using our solutions. For larger business opportunities, such as converting a new automotive insurance customer, customers undertake a rigorous pre-purchase decision-making and evaluation process which typically involves due diligence and reference checks. We invest a substantial amount of time and resources in our sales efforts without any assurance that our efforts will produce sales. Even if we succeed at completing a sale, we may be unable to predict the size or term of an initial AI-based arrangement until very late in the sales cycle. In addition, we sometimes commit to include custom functions in our base product offering at the request of a customer or group of customers. Providing this additional functionality may be time consuming and may involve factors that are outside of our control. Customers may also insist that we commit to certain time frames in which systems built around our solutions will be operational, or that once implemented our solutions will be able to meet certain operational requirements. Our ability to meet such time frames and requirements may involve factors that are outside of our control, and failure to meet such time frames and requirements could result in us incurring penalties, costs and/or additional resource commitments, which could adversely affect our business and results of operations.

Unexpected delays and difficulties can occur as customers implement and test our solutions. Solutions can involve integration with our customers’ and third-party’s systems as well as the addition of customer and third- party data to our platform. This process can be complex, time-consuming, and expensive for our customers and can result in delays in the implementation of our solutions, which could adversely affect our business, results of operations and financial condition. Time-consuming efforts such as client setups, training and transition of systems may also increase the amount of services personnel we must allocate to each customer, thereby increasing our costs for these services. These types of changes can also result in a shift in the timing of the recognition of revenue which could adversely affect results of operations and financial condition. The timing of when we sign a large contract can materially impact our results of operations for the period and can be difficult to predict.

Developing significant revenue streams derived from our current research and development efforts may take several months or years, or may not be achieved at all.

Developing AI solutions is time consuming and costly, and investment in product development may involve a long payback cycle. Our future plans include significant investments to develop, improve and expand the functionality of our solutions, which we believe is necessary to maintain our competitive position. However, we may not recognize significant revenue from these investments for several months or years, or the investments may not yield any additional revenue.

There are limited key underwriting carrier partners in our insurance markets, and we may not be able to find suitable replacements for our existing carriers in the event such replacements become necessary.

Roadzen works with a limited number of carriers in the U.S., India, and the U.K./EU for its automobile insurance products, and there is a risk that if one or more of the carriers becomes impaired or terminates its relationship with Roadzen that Roadzen’s revenues and profitability may be adversely affected. If a carrier partner relationship terminates or there is loss of strategic support or alignment, we may be unable to transition to a new relationship without disruption, increased cost, lost profits, or lost market share, or a combination of the foregoing.

We derive a large portion of our revenue from commissions on the sale of automotive insurance products in India and the U.K./EU. If a carrier were to experience liquidity problems or other financial (such as rating agency downgrades) or operational difficulties, we could encounter business disruptions as a result, and our results of operations may suffer.

Sales to customers or operations outside the U.S., India and the U.K./EU may expose us to risks inherent in international sales.

Historically, transactions occurring outside of the three core markets, the U.S., India, and the U.K./EU, have represented a small portion of our overall processed transactions. However, we intend to continue to expand our international sales efforts. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic, and political risks that are different from those in these three core markets. Because of our limited experience operating outside these three markets, our international expansion efforts outside of these three core markets may not be successful. We may rely heavily on third parties outside of the three core markets, and as a result we may be adversely impacted if we invest time and resources into such business relationships but do not see significant sales from such efforts. Potential risks and challenges associated with sales to customers and operations outside of our core markets include, but are not limited to:

•	compliance with multiple conflicting and changing governmental laws and regulations, including employment, tax, money transmission, privacy, and data protection laws and regulations;

•	increased travel, real estate, infrastructure, legal and compliance costs associated with international operations;

•	laws and business practices favoring local competitors;

•	new and different sources of competition;

•	new integrations for international technology platforms;

•	localization of our solutions, including translation into foreign languages, obtaining and maintaining local content, and customer care in such languages;

•	treatment of revenue from international sources and changes to tax rules, including being subject to foreign tax laws and liability for paying withholding or other taxes in foreign jurisdictions;

•	fluctuation of foreign currency exchange rates;

•	greater difficulty collecting accounts receivable, longer sales and payment cycles, and different pricing environments;

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challenges inherent in efficiently managing, and increased costs associated with, an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, and compliance programs that are specific to each jurisdiction;

•	restrictions on the transfer of funds;

•	inconsistent or irregular availability of reliable Internet connectivity in areas targeted for expansion;

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limited or insufficient intellectual property protection or difficulties obtaining, maintaining, protecting, or enforcing our intellectual property rights, including our trademarks and patents, or obtaining necessary intellectual property licenses from third parties;

•	natural disasters, acts of war, terrorism, pandemics, or security breaches;

•	import and export license requirements, tariffs, taxes and other trade barriers;

•	compliance with sanctions laws and regulations, including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury;

•	compliance with various anti-bribery and anti-corruption laws such as the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act (“UKBA”); and

•	regional or national economic and political conditions.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Any of these factors could negatively impact our business, results of operations, financial condition, and growth prospects.

We may experience fluctuations in foreign currency exchange rates that could adversely impact our results of operations.

Our business has a substantial international focus, and our international sales are denominated in foreign currencies. These non-U.S. revenues could be materially affected by currency fluctuations. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. We typically collect revenue and incur costs in the currency of the location in which we provide our solutions and services, but our long-term contracts with customers make it difficult for us to predict if our operating activities will provide a natural hedge in the future or as we expand internationally. We currently do not have any foreign currency hedging agreements or arrangements. Our results of operations may also be impacted by transaction gains or losses related to revaluing certain current asset and liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. Moreover, significant, and unforeseen changes in foreign currency exchange rates may cause us to fail to achieve our stated projections for revenue and operating income, which could have an adverse effect on our stock price. As we expand internationally, we will continue to experience fluctuations in foreign currency exchange rates, which, if material, may harm our revenue or results of operations.

If we do not continuously develop AI that is compatible with third-party hardware, software, and infrastructure, including the many evolving insurance industry standards, our ability to introduce and sell new services could be adversely affected.

In order to support customers’ adoption of our services, we develop AI that is compatible with a wide variety of hardware, software and other technology infrastructure. Not only must we ensure our AI is compatible with applications and technologies developed by our partners and vendors, but we must also ensure that our AI can interface with third-party hardware, software, or other technology infrastructure that our customers may choose to adopt. To the extent that a third party were to develop AI applications that compete with ours, that provider may choose not to support our solution. In particular, our ability to accurately anticipate evolving insurance standards and ensure that our AI application comply with these standards in all relevant respects is critical to the functionality of our services. Any failure of our AI to be compatible or comply with the hardware, software, or infrastructure — including insurance standards — utilized by our customers could prevent or delay their implementation of our AI and require costly and time-consuming engineering changes. Additionally, if an insufficient number of reinsurers or subscribers adopt the standards to which we design our AI, our ability to introduce and sell subscriptions to our customers could be harmed.

The competitive position of our AI depends in part on its ability to operate with a wide variety of data sources and infrastructure, and if we are not successful in maintaining and expanding the compatibility of our solutions with such data sources and infrastructure, our business, financial condition, and results of operations could be adversely impacted.

The competitive position of our AI depends in part on its ability to operate with a wide array of physical sensors and devices — including devices manufactured by third parties, other software and database technologies, and communications, networking, computing, and other infrastructure. As such, we must continuously modify and enhance our AI to be compatible with evolving hardware, software, and infrastructure that are used by our current and potential partners, vendors, and customers. In the future, one or more technology companies may choose not to support the interoperation of their hardware, software, or infrastructure with solutions such as ours, or our solutions may not otherwise support the capabilities needed to operate with such hardware, software, or infrastructure. We intend to facilitate the compatibility of our AI with a wide variety of hardware, software, and infrastructure by maintaining and expanding our business and technical relationships. If we are not successful in achieving this goal, our business, financial condition, and results of operations could be adversely impacted.

We rely on data, technology, and intellectual property of third parties and our solutions rely on information generated by third parties. Any interruption of our access to such information, technology, and intellectual property could materially harm our operating results.

We use data, technology, and intellectual property licensed from unaffiliated third parties in certain of our products, and we may license additional third-party data, technology, and intellectual property in the future. Any errors or defects in this third-party data, technology, and intellectual property could result in errors that could adversely impact our brand and business. In addition, licensed data, technology, and intellectual property may not continue to be available on commercially reasonable terms, or at all. The loss of the right to license and distribute this third-party data, technology, and intellectual property could limit the functionality of our products and might require us to redesign our products. Our success depends significantly on our ability to provide our customers access to data from many different sources, including, for example, parts-related data for purposes of repair estimation. We obtain much of our data about vehicle parts and components and collision repair labor and costs through license agreements with third parties who may be sole-source suppliers of that data.

If one or more of our licenses are terminated, if our licenses are subject to material price increases, or if we are unable to renew one or more of these licenses on favorable terms or at all, we may be unable to access necessary information without incurring additional costs or, for instance in the case of information licensed from sole-service suppliers, unable to access alternative data sources that would provide comparable information. While we do not believe that our access to many of the individual sources of data is material to our operations, prolonged industry-wide price increases or reductions in data availability could make receiving certain data more difficult and could result in significant cost increases, which could materially harm our operating results.

Our solutions or products or our third-party cloud providers have experienced in the past, and could experience in the future, data security breaches, which could adversely impact our reputation, business, and ongoing operations.

As a software business, we face risks of cyber-attacks, including ransomware and phishing attacks, social engineering attacks, computer break-ins, theft, fraud, misappropriation, misuse, denial-of-service attacks, and other improper activity that could jeopardize the performance of our platform and solutions and expose us to financial and reputational impact and legal liability, especially with regards to regulators such as the FTC, which has become increasingly aggressive in prosecuting alleged failure to secure personal data as unfair and deceptive acts or practices under the Federal Trade Commission Act the (“FTC Act”). In addition, each of Global Insurance Management Limited and National Automobile Club may be subject to additional cyber-security risks, borne of existing systems-wide vulnerabilities, that could jeopardize the performance of their platforms and expose us to similar financial and reputational impact and legal liability, especially with regards to regulators such as the FTC.

Furthermore, such adverse impact could be in the form of theft of our or our customers’ confidential information, the inability of our customers to access our systems, or the improper re-routing of customer funds through fraudulent transactions or other frauds perpetrated to obtain inappropriate payments and may result from accidental events (such as human error) or deliberate attacks. To protect the information we collect and our systems, we have implemented and maintain commercially reasonable security measures and information security policies and procedures informed by requirements under applicable law and recommended practices, in each case, as applicable to the data collected, but we cannot be sure that such security measures will be sufficient. In some cases, we must rely on the safeguards put in place by third parties to protect against security threats. These third parties, including vendors that provide products and services for our operations, could also be a source of security risk to us in the event of a failure of their own security systems and infrastructure. Our network of business application providers could also be a source of vulnerability to the extent their business applications interface with ours, whether unintentionally or through a malicious backdoor. We cannot, in all instances, review the software code included in third-party integrations. Although we vet and oversee such vendors, we cannot be sure such vetting and oversight will be sufficient. We also exercise limited control over these vendors, which increases our vulnerability to problems with services they provide. Any errors, failures, interruptions or delays experienced in connection with these vendor technologies and information services or our own systems could negatively impact our relationships with partners and adversely affect our business and could expose us to liabilities. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently, generally are not recognized until launched against a target, and may be difficult to detect for long periods of time, we or these third parties may be unable to anticipate these techniques or to implement adequate preventative measures. With the increasing frequency of cyber-related fraud to obtain inappropriate payments, we need to ensure our internal controls related to authorizing the transfer of funds are adequate. We may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen our cybersecurity. Any of these occurrences could create liability for us, put our reputation in jeopardy, and adversely impact our business.

Our customers provide us with information that our solutions store, some of which is sensitive and/or confidential information about them or their financial transactions. In addition, we store personal information about our employees and, to a lesser extent, those who purchase products or services from our customers. We have security systems and information technology infrastructure designed to protect against unauthorized access to and disclosure of such information. The security systems and infrastructure we maintain may not be successful in protecting against all security breaches and cyber-attacks, including ransomware and phishing attacks, social-engineering attacks, computer break-ins, theft, fraud, misappropriation, misuse, denial-of-service attacks, and other improper activity. Threats to our information technology security can take various forms, including viruses, worms, and other malicious software programs that attempt to attack our solutions or platform or to gain access to the data of our customers or their customers. Non-technical means, for example, actions or omissions by an employee or trespasser, can also result in a security breach. Any significant violations of data privacy could result in the loss of business, litigation, regulatory fines or investigations, loss of customers, and penalties that could damage our reputation and adversely affect the growth of our business. It is possible, however, that claims could be denied or exceed the amount of our applicable insurance coverage, if any, or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to us, investigating and defending against them could be expensive and time consuming and could divert management’s attention away from our operations. In addition, negative publicity caused by these events may negatively impact our customer relationships, market acceptance of our solutions, including unrelated solutions, or our reputation and business.

We may not be able to prevent or address the misappropriation of Roadzen-owned data.

From time to time, third parties may misappropriate our data through website scraping, bots, or other means and aggregate this data on their websites with data from other companies. In addition, copycat websites or mobile apps may misappropriate data and attempt to imitate our brand or the functionality of our website or our mobile app. If we become aware of such websites or mobile apps, we intend to employ technological or legal measures in an attempt to halt their operations. However, we may be unable to detect all such websites or mobile apps in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations.

In some cases, our available remedies may not be adequate to protect us against the effect of the operation of such websites or mobile apps. Regardless of whether we can successfully enforce our rights against the operators of these websites or mobile apps, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations, or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.

Real or perceived failures in our solutions, an inability to meet contractual service levels, or unsatisfactory performance of our services, could adversely affect our business, results of operations and financial condition.

Because we offer solutions that operate in complex environments, undetected or other errors or failures may exist or occur, which may lead to unsatisfactory performance of our services resulting in termination of our contracts, especially when solutions are first introduced or when new versions are released, implemented, or integrated into other systems. Our solutions are often used in environments with different operating systems, system management software and equipment and networking configurations, which may cause errors or failures in our solutions or may expose undetected errors, failures, or bugs in our solutions. Despite testing by us, we may not identify all errors, failures or bugs in new solutions or releases until after commencement of commercial sales or installation. In the past, we have discovered errors, failures, and bugs in some of our solutions after their introduction. We may not be able to fix errors, failures, and bugs without incurring significant costs or an adverse impact to our business. The occurrence of errors in our solutions or the detection of bugs by our customers may damage our reputation in the market and our relationships with our existing customers, and as a result, we may be unable to attract or retain customers. We believe that our reputation and name recognition are critical factors in our ability to compete and generate additional sales. Promotion and enhancement of our name will depend largely on our success in continuing to provide effective solutions and services. The failure to do so may result in the loss of, or delay in, market acceptance of our solutions and services, which could adversely impact our sales, results of operations and financial condition.

The license and support of our software creates the risk of significant liability claims against us. Our IaaS arrangements and licenses with our customers contain provisions designed to limit our exposure to potential liability claims. It is possible, however, that the limitation of liability provisions contained in such agreements may not be enforced as a result of international, federal, state and local laws or ordinances or unfavorable judicial decisions. Breach of warranty or damage liability, or injunctive relief resulting from such claims, could adversely impact our results of operations and financial condition.

Any disruption of our Internet connections, including to any third-party cloud providers that host any of our websites or web-based services, could affect the success of our IaaS solutions.

Any system failure, including network, software, or hardware failure, that causes an interruption in our network or a decrease in the responsiveness of our website or our IaaS solutions could result in reduced user traffic, reduced revenue and potential breaches of our IaaS arrangements. Continued growth in Internet usage could cause a decrease in the quality of Internet connection services. Websites have experienced service interruptions as a result of outages and other delays occurring throughout the worldwide Internet network infrastructure. In addition, there have been several incidents in which individuals have intentionally caused service disruptions of major websites. If these outages, delays, or service disruptions occur frequently in the future, usage of our web-based services could grow more slowly than anticipated or decline and we may lose customers and revenue.

If the third-party cloud providers that host any of our websites or web-based services were to experience a system failure, the performance of our websites and web-based services, including our IaaS solutions, could be adversely impacted. Currently, we utilize third-party cloud providers to host our websites and web-based services. Any disruption of, or interference with, our use of these third-party cloud providers could impair our ability to deliver our solutions to our customers, resulting in customer dissatisfaction, damage to our reputation, loss of customers and adverse impact to our operations and our business. In general, third-party cloud providers are vulnerable to damage from fire, floods, earthquakes, acts of terrorism, war or political upheaval, power loss, telecommunications failures, electronic intrusion attempts from both external and internal sources, and similar events. If we decided to switch cloud providers or consolidate cloud providers for any reason, it may require significant resources to execute the resulting migrations.

The controls implemented by our current or future third-party cloud providers may not prevent or timely detect system failures and we do not control the operation of third-party cloud providers that we use. Any changes in service levels by our current or future third-party cloud providers could result in loss or damage to our customers’ stored information and any service interruptions at these third-party cloud providers could hurt our reputation, cause us to lose customers, adversely impact our ability to attract new customers or subject us to potential liability. Our current or future third-party cloud providers could decide to close their facilities without adequate notice. In addition, financial difficulties, such as bankruptcy, faced by our current or future third-party cloud providers, or any of the service providers with whom we or they contract, may have negative effects on our business. If our current or future third-party cloud providers are unable to keep up with our growing needs for capacity or any spikes in customer demand, it could have an adverse effect on our business. Our property and business interruption insurance coverage may not be adequate to fully compensate us for losses that may occur. Additionally, systems redundancies and disaster recovery and business continuity plans may not be sufficient to overcome the failures of third-party providers hosting our IaaS solutions.

In addition, our users depend on Internet service providers, online service providers and other website operators for access to our website. These providers could experience outages, delays, and other difficulties due to system failures unrelated to our systems. Any of these events could adversely impact our business, results of operations and financial condition.

We may acquire or invest in companies, or pursue business partnerships, which may divert our management’s attention or result in dilution to our shareholders, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions, investments, or partnerships.

We expect to continue to grow, in part, by making targeted acquisitions in addition to our organic growth strategy. Our business strategy includes the potential acquisition of shares or assets of companies with businesses complementary to ours, both domestically and globally. Our strategy also includes alliances with such companies. Acquisitions and alliances may result in unforeseen operating difficulties and expenditures and may not result in the benefits anticipated by such corporate activity.

In particular, we may fail to assimilate or integrate the businesses, technologies, services, products, personnel or operations of the acquired companies, retain key personnel necessary to favorably execute the combined companies’ business plans, or retain existing customers or sell acquired products to new customers. Acquisitions and alliances may also disrupt our ongoing business, divert our resources, and require significant management attention that would otherwise be available for ongoing development of our current business. In addition, we may be required to make additional capital investments or undertake remediation efforts to ensure the success of our acquisitions, which may reduce the benefits of such acquisitions. We also may be required to use a substantial amount of our cash or to issue debt or equity securities to complete an acquisition or realize the potential of an alliance, which could deplete our cash reserves and/or dilute our existing stockholders and newly- issued securities may have rights, preferences or privileges senior to those of existing stockholders. With respect to Global Insurance Management Limited and National Automobile Club, which we have signed definitive agreements to acquire and which acquisitions are expected to be completed prior to the closing of the merger, given the complexity of such businesses and multiplicity of the jurisdictions and regulators, the integration of each of Global Insurance Management Limited and National Automobile Club into the growing business of Roadzen will put stress on the current management and limited resources of Roadzen. As such, among other things, we will need to recruit additional talent and resources to supplement current management resources and operational bandwidth of Roadzen. There can be no assurances that we will find adequate personnel with the appropriate level of knowledge and experience for such assimilation or integration. Further, the challenge to management will be further stressed as a result of the combined company becoming a public company as is stated elsewhere in this proxy statement/prospectus. Such challenges could adversely affect the business, operations and financial condition of the combined company. Additionally, in the year ended March 31, 2022, we acquired contractual control of four of our subsidiaries in India, including Peoplebay Consultancy Services Private Limited and FA Events and Media Private Limited, with the right to acquire shares from the shareholders of such entities. We currently do not own any of the equity shares of Peoplebay Consultancy Services Private Limited and FA Events and Media Private Limited and we expect to complete the acquisitions in the period leading up to closing through the purchase of all of the outstanding equity shares of the two entities, and such acquisitions will require us to use certain amount of our cash to complete the transactions. Further, contractual control versus control through majority ownership of shares is dependent upon the contractual performance of counterparties.

Additionally, the assumptions we use to evaluate acquisition opportunities may not prove to be accurate, and intended benefits may not be realized. Our due diligence investigations may fail to identify all the problems, liabilities or other challenges associated with an acquired business which could result in increased risk of unanticipated or unknown issues or liabilities, including with respect to environmental, competition and other regulatory matters, and our mitigation strategies for such risks that are identified may not be effective. As a result, we may not achieve some or any of the benefits, including anticipated synergies or accretion to earnings, that we expect to achieve in connection with our acquisitions, we may not accurately anticipate the fixed and other costs associated with such acquisitions, or the business may not achieve the performance we anticipate, any of which may materially adversely affect our business, prospects, financial condition, results of operations, cash flows, as well as our stock price. Further, if we fail to achieve the expected synergies from our acquisitions and alliances, we may experience impairment charges with respect to goodwill, intangible assets, or other items, particularly if business performance declines or expected growth is not realized. Any future impairment of our goodwill or other intangible assets could have an adverse effect on our financial condition and results of operations. In particular, our financial projections included in this proxy statement/prospectus under “The Merger — Unaudited Prospective Financial Information of Roadzen” have taken into account the integration of Global Insurance Management Limited and National Automobile Club into Roadzen and we have made certain assumptions regarding the achievement of certain synergies, potential revenue growth and margin expansion levers, including Roadzen’s plan to optimize costs, negotiate a higher price and better margin contracts with customers, partners and suppliers, and integrate people, process and technology. No assurance can be given regarding the accuracy or reasonability of such projections and assumptions. No assurance can be given that we may be able to achieve some or all such benefits, economies of scale or synergies that we expect to achieve in connection with these acquisitions, including achieving accretion to earnings, achieving fixed and other costs associated with such acquisitions, or achieving the anticipated performance. Any failure to achieve such benefits, economies of scale or synergies or unanticipated challenges we may face in such integration would adversely affect our business, prospects, financial condition, results of operations and cash flows, as well as our stock price. Further, such failure would result in impairment charges with respect to goodwill, intangible assets, or other items, particularly if business performance declines or expected growth is not realized.

Further, following an acquisition or the establishment of an alliance offering new solutions, we may be required to defer the recognition of revenue that we receive from the sale of solutions that we acquired or that result from the alliance, or from the sale of a bundle of solutions that includes such new solutions. In addition, our ability to maintain favorable pricing of new solutions may be challenging if we bundle such solutions with sales of existing solutions. A delay in the recognition of revenue from sales of acquired or alliance solutions, or reduced pricing due to bundled sales, may cause fluctuations in our quarterly financial results, may adversely affect our operating margins, and may reduce the benefits of such acquisitions or alliances.

Additionally, competition within the insurance industry for acquisitions of businesses, technologies and assets has been, and is expected to continue to be, intense. Acquisitions could become the target of regulatory reviews, which could lead to increased legal costs, or could potentially jeopardize the consummation of the acquisition. As such, even if we are able to identify an acquisition that we would like to pursue, the target may be acquired by another strategic buyer or financial buyer such as a private equity firm, or we may otherwise not be able to complete the acquisition on commercially reasonable terms, if at all.

If we are unable to achieve and sustain a level of liquidity sufficient to support our operations and fulfill our obligations, our business, financial condition, and results of operations could be adversely affected.

We actively monitor and manage our cash and cash equivalents so that sufficient liquidity is available to fund our operations and other corporate purposes. In the future, increased levels of liquidity may be required to adequately support our operations and initiatives and to mitigate the effects of business challenges or unforeseen circumstances. If we are unable to achieve and sustain such increased levels of liquidity, we may suffer adverse consequences, including reduced investment in our platform development, difficulties in executing our business plan and fulfilling our obligations, and other operational challenges. Any of these developments could adversely affect our business, financial condition, and results of operations.

We are subject to key person risk because we rely on the expertise of our CEO, senior management team, and other key employees. If we are unable to attract, retain, or motivate key personnel or hire qualified personnel, our business may be severely impacted.

Our success depends on the ability to attract, retain, and motivate a highly skilled and diverse management team and workforce. Our CEO is an integral part of the Roadzen brand and his departure would likely create difficulty with respect to both the perception and execution of our business. Additionally, the loss of a member of our senior management team, specialized experts or key personnel might significantly delay or prevent the achievement of our strategic business objectives and could harm our business. We rely on a small number of highly specialized experts, the loss of any one of whom could have a disproportionate impact on our business. Our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees. Moreover, if and when our stock options or other equity awards are substantially vested, employees under such equity arrangements may be more likely to leave, particularly when the underlying shares have seen a value appreciation.

Our inability to ensure that the company has the depth and breadth of management and personnel with the necessary skills and experience could impede our ability to deliver growth objectives and execute our operational strategy. As we continue to expand and grow, we will need to promote or hire additional staff, and it may be difficult to attract or retain such individuals in a timely manner and without incurring significant additional costs. Furthermore, several members of our management team were hired recently. If we are not able to integrate these new team members or if they do not perform adequately, our business may be harmed.

If we cannot maintain our company culture as we grow, our success and our business and competitive position may be harmed.

We believe that our success to date has been driven in large part by our company’s cultural principles of focusing on customer success, building for the long term, adopting a growth mindset, being inclusive and winning as a team. As New Roadzen grows and develops the infrastructure of a public company, we may find it difficult to maintain these important aspects of our culture. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As a result, if we fail to maintain our company culture, our business and competitive position may be harmed.

We typically provide service-level commitments under our subscription agreements. Failure to meet these contractual commitments could lower our revenue and harm our business, financial condition, and results of operations.

Our subscription agreements typically contain service-level commitments, and our agreements with larger customers may carry higher service-level commitments than those provided to customers generally. If we are unable to meet the stated service-level commitments, including failure to meet the service requirements under our subscription agreements, we may face subscription terminations and a reduction in renewals, which could significantly affect both our current and future revenue. We offer multiple tiers of subscriptions to our products and, as such, our service-level commitments will increase if more customers choose higher tier subscriptions. Any service-level failures could also damage our reputation, which could also adversely affect our business, financial condition, and results of operations.

Roadzen is exposed to interest rate risk through the course of our normal operations. Rising interest rates could have a negative impact on our cash flows as interest expense would likely increase on any debt undertaken.

Our consolidated balance sheets include assets and liabilities with estimated fair values that are subject to the interest rate, which impacts the fair value of our liabilities as well as interest rate risks associated with any investments made in fixed income securities.

We may need to raise additional funding to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product development efforts or other operations.

Since our inception, substantially all of our resources have been dedicated to the development of our core technology and product platforms. We believe that we will continue to expend substantial resources for the foreseeable future as we build and enhance our capabilities and commercialize our products. These expenditures are expected to include costs associated with research and development, as well as marketing and selling existing and new products. These expenditures are expected to include working capital, costs of acquiring and building out new facilities, and the cost of attracting and retaining a skilled labor force. In addition, other unanticipated costs may arise.

As of December 31, 2022, we had cash and cash equivalents of approximately $1.3 million and an accumulated deficit of approximately $46.7 million. During the nine months ended December 31, 2022, the Company incurred a net loss of approximately $9.8 million and had cash flows used in operating activities of approximately $7.2 million.

Our business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, we have been funded primarily by equity and debt financings, including the issuance of redeemable convertible preferred stock.

Based on our history of losses, we do not expect that we will be able to fund our longer-term capital and liquidity needs to execute our business plan and pursue our strategic goals through our cash balances and operating cash flows alone. To fund our longer-term capital and liquidity needs, we expect we will need to secure additional capital. However, our business plan and financing needs are subject to change depending on, among other things:

•	the number and characteristics of any additional products we develop or acquire to serve new or existing markets;

•	the scope, progress, results and costs of researching and developing future products or improvements to existing products;

•	the expenses associated with our sales and marketing initiatives;

•	our investment to expand our service offerings;

•	the costs required to fund domestic and international growth;

•	any lawsuits, arbitration, or other legal proceedings related to our products or commenced against us;

•	the expenses needed to attract and retain skilled personnel;

•	the costs associated with being a public company;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing intellectual property claims, including litigation costs and the outcome of such litigation; and

•	the timing, receipt and amount of sales of, or royalties on, any future approved products, if any.

We may obtain future additional funds through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to shareholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than ordinary shares, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. There can be no assurance that financing will be available to us on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement our growth plans and we may be required to delay, limit, reduce or terminate our manufacturing, research and development activities, growth and expansion plans, establishment of sales and marketing capabilities or other activities that may be necessary or desirable to generate revenue and achieve profitability.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under U.S. securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of our company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. In addition, each of Global Insurance Management Limited and National Automobile Club may also have inadequate internal controls over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs may increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of our ordinary shares.

Our financial projections included in this proxy statement/prospectus under “The Merger — Unaudited Prospective Financial Information of Roadzen” are dependent on certain estimates and assumptions related to, among other things, growth assumptions that are inherently subject to significant uncertainties and contingencies, such as the completion of our acquisitions of Global Insurance Management Limited and National Automobile Club, which is subject to regulatory approvals, as well as, matters related specifically to the recent operational performance and anticipated development of our business, and which are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all, or within projected time frames. The financial projections also reflect numerous assumptions with respect to general business, economic, market, regulatory and financial conditions, and various other factors, all of which are difficult to predict and many of which are beyond our control. Furthermore, the financial projections do not take into account any circumstances or event occurring after the date they were prepared. The financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the Public Company Accounting Oversight Board (the “PCAOB”) for preparation and presentation of prospective financial information. Accordingly, none of Vahanna, Marcum LLP, Vahanna’s independent registered public accounting firm, and the American Securities Association (“ASA”), Roadzen’s independent registered accounting firm, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such projections or their achievability. The report of the independent registered public accounting firm to Roadzen, Inc. contained in the audited financial statements for the year ended March 31, 2022, which is included in this proxy statement/ prospectus, relates to historical financial information of Roadzen, and such report does not extend to the financial projections included below and should not be read to do so. The financial projections were based on historical experience and on various other estimates and assumptions that our management believed to be reasonable under the circumstances and at the time they were made. There will be differences between actual and projected financial results, and actual results may be materially greater or materially less than those contained in the financial projections, especially in light of the increased difficulty in making such estimates and assumptions as a result of the Russia-Ukraine war. Any material variation between our financial projections and our actual results may adversely affect our future profitability, cash flows and the market price of our ordinary shares. See “The Merger — Unaudited Prospective Financial Information of Roadzen”.

The current conflict between Ukraine and Russia has exacerbated market instability and disrupted the global economy.

The current conflict between Ukraine and Russia has caused uncertainty about economic and political stability, increasing volatility in the credit and financial markets, and disrupting the global economy. The U.S., the EU, and several other countries are imposing far-reaching sanctions and export control restrictions on Russian entities and individuals. These sanctions and export controls may also contribute to higher oil and gas prices and inflation, which could reduce demand in the global automotive sector and therefore reduce demand for our solutions. There is also a risk that Russia, as a retaliatory action to sanctions, may launch cyberattacks against the U.S., the EU, or other countries or their infrastructures and businesses. Additional consequences of the conflict may include diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, and various shortages and supply chain disruptions. While we do not currently directly rely on goods or services sourced in Russia or Ukraine and thus have not experienced any direct disruptions, we may experience indirect disruptions in our supply chain. Any of the foregoing factors, including developments or effects that we cannot yet predict, may adversely affect our business, results of operations, and financial condition.

Risks Relating to Regulatory and Legal Matters

New Roadzen is expected to qualify as a foreign private issuer, within the meaning of the rules under the Exchange Act, and at such time will be exempt from certain provisions applicable to U.S. domestic public companies and subject to reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

Assuming that the Domestication does not occur pursuant to the terms of the merger agreement and the merger is consummated by the third quarter of calendar year 2023, New Roadzen is expected to qualify as a foreign private issuer, within the meaning of the rules under the Exchange Act, no later than September 30, 2023, which will be the last day of New Roadzen’s second fiscal quarter following the closing of the merger. As a foreign private issuer, the information New Roadzen will be required to file with or furnish to the SEC will be less extensive and less timely as compared to that required to be filed with the SEC by U.S. domestic issuers. As a British Virgin Islands company listed on Nasdaq, New Roadzen will be subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like New Roadzen to follow the corporate governance practices of its home country. Certain corporate governance practices in the British Virgin Islands, which will be New Roadzen’s home country, may differ significantly from the Nasdaq corporate governance listing standards. Although New Roadzen does not currently plan to utilize the home country exemption for corporate governance matters, to the extent that it chooses to do so in the future, its shareholders may be afforded less protection than they otherwise would under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

New Roadzen will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both its costs and the risk of non-compliance.

New Roadzen will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law, including the laws of the BVI. New Roadzen’s efforts to comply with new and changing laws and regulations are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If New Roadzen fails to address and comply with these regulations and any subsequent changes, it may be subject to penalty and our business may be harmed.

Handling of mail (if the Domestication does not occur).

In the event that New Roadzen remains a BVI entity following the consummation of the proposed transaction, its mail addressed to New Roadzen and received at its registered office will be forwarded unopened to the forwarding address supplied by New Roadzen to be dealt with. None of New Roadzen, its directors, officers, advisors or service providers (including the organization which provides registered office services in the BVI) will bear any responsibility for any delay however caused in mail reaching the forwarding address.

As a managing general agency/underwriter in the U.K./EU market, and an insurance broker in India, we operate in a highly regulated environment for our insurance product distribution and face risks associated with compliance requirements, some of which cause us to make judgment calls that could have an adverse effect on us.

The insurance broking industry in which we operate is subject to extensive regulation. We are subject to regulation and supervision both federally and in each applicable local state or provincial jurisdiction as per the particular geography. In general, these regulations are designed to protect members, policyholders, and insureds and to protect the integrity of the financial markets, rather than to protect shareholders or creditors. Our ability to conduct business in these jurisdictions depends on our compliance with the rules and regulations promulgated by federal and state or provincial regulatory bodies and other regulatory authorities. Maintaining compliance with rules and regulations is often complex and challenging, and it sometimes requires us to make a judgment call regarding the level of risk associated with a requirement, which could have an adverse effect on us.

There can be no assurance that we will be able to adapt effectively and timely to any changes in law. A failure to comply with regulatory requirements, or changes in regulatory requirements or interpretations, can result in actions by regulators, potentially leading to penalties and enforcement actions, and in extreme cases, revocation of an authority to do business in one or more jurisdictions. This could result in adverse publicity and potential damage to our brand and reputation in the marketplace. In addition, we could face lawsuits by members, insureds, and other parties for alleged violations of these laws and regulations.

State insurance laws grant supervisory agencies, including state insurance departments, broad administrative authority. In India, the Insurance Regulatory and Development Authority (“IRDAI”), the U.K. Financial Conduct Authority (“FCA”) and, in the U.S., state insurance regulators and the National Association of Insurance Commissioners continually review existing laws and regulations, some of which affect our business. These supervisory agencies regulate many aspects of the insurance business, including the licensing of insurance brokers and agents and other insurance intermediaries; the handling of third-party funds held in a fiduciary capacity; and trade practices, such as marketing, advertising, and compensation arrangements entered into by insurance brokers and agents. Individuals who engage in the solicitation, negotiation, or sale of insurance, or provide certain other insurance services, generally are required to be licensed individually. Insurance laws and regulations govern whether licensees may share commissions with unlicensed entities and individuals. We believe that generally any payments we make to third parties are in compliance with applicable laws. However, should any regulatory agency take a contrary position and prevail, we will be required to change the manner in which we pay fees to individuals and entities for placing insurance policies through us.

In India, insurance brokers are required to comply with various regulatory requirements as prescribed under the Insurance Act, 1938, the Insurance Regulatory and Development Authority Act, 1999 and the relevant rules and regulations thereunder, each as amended from time to time (collectively, “Indian Insurance Broker Laws”). Because of the complexities of the Indian Insurance Broker Laws, we have had prior experiences with lapses in filings or disclosures in compliance with the Indian Insurance Broker Laws. While past lapses could be attributed to technical lapses and human errors, we are setting up a system to track and monitor compliance with the regulatory requirements under applicable laws. Currently, although there are no notices or penalty imposed by IRDAI in respect of such lapses, such lapses could result in actions by IRDAI, potentially leading to penalties and enforcement actions, which in extreme cases, among things, could lead to revocation of license to operate as licensed insurance broker. In determining the penalties, the discretion of the regulatory agencies in imposing penalties is generally guided by facts and circumstances of a specific case, particularly, the gravity of the violation and the bona fide of the parties involved. There can be no assurance that the penalties imposed by the regulator while regularizing such past lapses will not adversely affect our business or financial conditions.

We may be subject to periodic inspections by IRDAI for our insurance broker in India. In the event that we are unable to comply with the observations made by the IRDAI or comply with IRDAI’s directions at any time in the future, we could be subject to penalties and restrictions which may be imposed by the IRDAI. Imposition of any penalty or adverse finding by the IRDAI during any future inspection may have a material adverse effect on our reputation, business, financial condition, results of operations and cash flows.

We cannot assure you that we will not be subject to any adverse regulatory actions by regulators in the future. The costs of compliance may be high, which may affect our profitability. If we are unable to comply with any such regulatory requirements, our business and results of operations may be materially and adversely affected.

Regulatory review or the issuance of interpretations of existing laws and regulations may result in the enactment of new laws and regulations that could adversely affect our operations or our ability to conduct business profitably. It is difficult to predict whether, and to what degree, changes resulting from new laws and regulations will affect the industry or our business.

The U.S. federal government or independent standards organizations may implement significant regulations or standards that could adversely affect our ability to produce or market our products.

Our products transmit radio frequency waves, the transmission of which is governed by the rules and regulations of the Federal Communications Commission (FCC), as well as other federal and state agencies. Further, to the extent our AI requires the use of electronic logging devices (ELDs), they are subject to regulation by the Federal Motor Carrier Safety Administration (FMCSA) and may be subject to similar regulations in other countries in which they are used. Among other challenges, compliance with ELD regulations often requires reading and interpreting diagnostic information from commercial motor vehicle engines, which can prove challenging given the diversity of commercial motor vehicles in our customers’ fleets, the continuous release of vehicles of new makes, models, and years with potentially different diagnostic communication protocols, and the lack of standardization of diagnostic communication protocols across OEMs. Our ability to design, develop and sell our products will continue to be subject to these rules and regulations, as well as many other federal, state, local and foreign rules, and regulations, for the foreseeable future.

The implementation of unfavorable regulations or industry standards, or unfavorable interpretations of existing regulations by courts or regulatory bodies, could require us to incur significant compliance costs, cause the development of the affected products to become impractical, or otherwise adversely affect our ability to produce or market our solution. The adoption of new industry standards applicable to our products may require us to engage in rapid product development efforts that would cause us to incur higher expenses than we anticipated. In some circumstances, we may not be able to comply with such standards, which could materially and adversely affect our ability to generate revenues through the sale of our products.

We may in the future become a party to litigation, which could result in damage to our reputation and harm our future results of operations.

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Litigation might result in substantial costs and may divert management’s attention and resources, which might harm our business, financial condition, and results of operations. While we believe that we can partially mitigate the risk and severity of exposure from these lawsuits through contractual provisions in certain of our agreements with insurance carriers, and carrying our own insurance that we believe is adequate to cover adverse claims arising from these lawsuits or similar lawsuits that may be brought against us, we may not have adequate contractual protection in all of our contracts and defending these and similar litigation is costly, diverts management from day-to-day operations, and could harm our brand and reputation. As a result, we may ultimately be subject to a damages judgment, which could be significant and exceed our insurance policy limits or otherwise be excluded from coverage.

Regardless of the outcome of any future litigation, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, harm to our reputation, and other factors. See “Business — Legal Proceedings.”

Failure to comply with laws and regulations applicable to our business could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

Our business is subject to regulation by various federal, state, local, and foreign governmental agencies, including agencies responsible for monitoring and enforcing compliance with various legal obligations, covering topics including privacy and data protection, telecommunications, intellectual property, employment and labor, workplace safety, the environment, consumer protection, governmental trade sanctions, import and export controls, anti-corruption and anti-bribery, securities, and tax. In certain jurisdictions, these regulatory requirements may be more stringent than in the U.S. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us to:

•	investigations, enforcement actions, and sanctions;

•	mandatory changes to our solutions and services;

•	disgorgement of profits, fines, and damages;

•	civil and criminal penalties or injunctions;

•	claims for damages by our customers or channel partners;

•	termination of contracts;

•	loss of intellectual property rights; and

•	temporary or permanent debarment from sales to government organizations.

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition, and results of operations could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in fees to professionals and/or consultants. Enforcement actions and sanctions could materially harm our business, financial condition, and results of operations.

Additionally, companies in the technology industry have recently experienced increased regulatory scrutiny. Any reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices, and other penalties, which could negatively affect our business and results of operations. Changes in social, political, and regulatory conditions or in laws and policies governing a wide range of topics may cause us to change our business practices. Further, our expansion into a variety of new use cases for our solution could also raise a number of new regulatory issues. These factors could materially and adversely affect our business, financial condition, and results of operations.

Our failure to comply with the requirements of applicable environmental legislation and regulation could have a material adverse effect on our revenue and profitability.

Production and marketing of products in certain states and countries may subject us to environmental and other regulations. In addition, certain states and countries may pass new regulations requiring our products to meet certain requirements to use environmentally friendly components. For example, the EU has issued two directives relating to chemical substances in electronic products. The Waste Electrical and Electronic Equipment Directive (“WEEE”) makes producers of certain electrical and electronic equipment financially responsible for the collection, reuse, recycling, treatment, and disposal of equipment placed in the EU market. The Restrictions of Hazardous Substances Directive (“RoHS”) bans the use of certain hazardous materials in electrical and electronic equipment which are put on the market in the EU. In the future, the governments of various countries, including the United States, or other state or local governments, may adopt further environmental compliance programs and requirements. If we fail to comply with these regulations in connection with the manufacture of our telematic devices, we may face regulatory fines, changes to our business practices, and other penalties, and may not be able to sell our devices in jurisdictions where these regulations apply, which could have a material adverse effect on our revenue and profitability.

We are subject to stringent and changing laws, regulations, standards, and contractual obligations related to privacy, data protection, and data security. Any actual or perceived failure to comply with such obligations could harm our business.

We receive, collect, store, process, transfer, and use personal information and other data relating to users of our solutions, our employees and contractors, and other persons. For example, one of our AI-based telematics systems collects video information of our customers, and certain of our AI applications collect and store facial recognition data, which is subject to heightened sensitivity and regulation. We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of certain data, including facial recognition data and other personal information. We are subject to numerous federal, state, local, and international laws, directives, and regulations regarding privacy, data protection, data security and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other data, the scope of which are changing, subject to differing interpretations, and may be inconsistent across jurisdictions or conflict with other legal and regulatory requirements. We are also subject to certain contractual obligations to third parties related to privacy, data protection and data security. We strive to comply with our applicable policies and applicable laws, regulations, contractual obligations, and other legal obligations relating to privacy, data protection, and data security to the extent possible. However, the regulatory framework for privacy, data protection and data security worldwide is currently, and is likely to remain for the foreseeable future, uncertain and complex, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that we do not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other legal obligations or our practices. Further, any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security or disclosure of data, or their interpretation, or any changes regarding the manner in which the consent of users or other data subjects for the collection, use, retention or disclosure of such data must be obtained, could increase our costs and require us to modify our AI, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process user data or develop new features.

We also expect that there will continue to be new laws, regulations, and industry standards concerning privacy, data protection, and information security proposed and enacted in various jurisdictions. For example, the data protection landscape in Europe is currently evolving, resulting in possible significant operational costs for internal compliance and risks to our business. The EU adopted the General Data Protection Regulation (the “GDPR”), which became effective in May 2018, and contains numerous requirements and changes from previously existing European Union laws, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Among other requirements, the GDPR regulates the transfer of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the U.S. Failure to comply with the GDPR could result in penalties for noncompliance (including possible fines of up to the greater of €20 million and 4% of our global annual turnover for the preceding financial year for the most serious violations, as well as the right to compensation for financial or non-financial damages claimed by individuals under Article 82 of the GDPR).

In addition to the GDPR, the European Commission has another draft regulation in the approval process that focuses on a person’s right to conduct a private life. The proposed legislation, known as the Regulation of Privacy and Electronic Communications (the “ePrivacy Regulation”), would replace the current ePrivacy Directive. Originally planned to be adopted and implemented at the same time as the GDPR, the ePrivacy Regulation is still being negotiated.

Various United States privacy laws are potentially relevant to our business, including the Federal Trade Commission Act, Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM Act), and the Telephone Consumer Protection Act. Any actual or perceived failure to comply with these laws could result in a costly investigation or litigation resulting in potentially significant liability, loss of trust by our users, and a material and adverse impact on our reputation and business.

Additionally, in June 2018, California passed the California Consumer Privacy Act (CCPA), which provides new data privacy rights for California consumers and new operational requirements for covered companies. Specifically, the CCPA provides that covered companies must provide new disclosures to California consumers and afford such consumers new data privacy rights that include the right to request a copy from a covered company of the personal information collected about them, the right to request deletion of such personal information, and the right to request to opt-out of certain sales of such personal information. The CCPA became operative on January 1, 2020. The California Attorney General can enforce the CCPA, including by seeking an injunction and civil penalties for violations. The CCPA also provides a private right of action for certain data breaches that is expected to increase data breach litigation. The CCPA may require us to modify our data practices and policies and to incur substantial costs and expenses in an effort to comply. A new privacy law, the California Privacy Rights Act (CPRA), was approved by California voters in the November 3, 2020 election and is effective as of January 1, 2023. The CPRA significantly modified the CCPA, resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. A number of other states, such as Illinois, Texas, Washington, Virginia, and Colorado, have implemented, or are considering implementing, their own versions of privacy legislation, which could increase our potential liability and cause us to incur substantial costs and expenses in an effort to comply and otherwise adversely affect our business. Some of those laws, including Illinois’ Biometric Information Privacy Act, also provide consumers with a private right of action for certain violations and large potential statutory damages awards. Recent litigation around these laws has encouraged plaintiffs’ attorneys to bring additional actions against other targets, and because some of our products employ technology that may be perceived as subject to these laws, we and our customers may become subject to litigation, government enforcement actions, damages and penalties under these laws, which could adversely affect our business, results of operations and our financial condition. Further, in March 2017, the U.K. formally notified the European Council of its intention to leave the EU pursuant to Article 50 of the Treaty on the European Union. The U.K. ceased to be a EU Member State on January 31, 2020, but enacted legislation that substantially implements the GDPR and which provides for substantial penalties in a manner similar to the GDPR (up to the greater of £17.5 million and 4% of our global annual turnover for the preceding financial year for the most serious violations). It is unclear how the U.K. data protection laws or regulations will develop in the medium to longer term and how data transfers to and from the U.K. will be regulated. Further, some countries also are considering or have enacted legislation requiring local storage and processing of data that could increase the cost and complexity of delivering our services.

We are also subject to legislation and regulations in India under the Information Technology Act, 2000, and the rules and regulations thereunder, each as amended from time to time, including the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011 and the Information Technology (Intermediaries Guidelines and Digital Media Ethics Code) Rules, 2021. Further, the

laws and regulations relating to privacy and the collection, storing, sharing, use, disclosure, and protection of certain types of data in India may continually change as a result of new legislation, amendments to existing legislation, changes in the enforcement policies and changes in the interpretation of such laws and regulations by the courts or the regulators. For example, the Personal Data Protection Bill, 2019 (the “PDP Bill”) was introduced to propose a legal framework governing the processing of personal data. However, the PDP Bill was withdrawn on August 3, 2022. Following this, the Government of India is considering the enactment of the Digital Personal Data Protection Bill, 2022 on personal data protection for implementing organizational and technical measures in processing personal data and lays down norms for cross-border transfer of personal data and to ensure the accountability of entities processing personal data. The enactment of the aforesaid bill may introduce stricter data protection norms for a company such as ours and may impact our processes. If this or similar legislation is enacted, we may incur additional compliance costs and it may affect us in ways that we are currently unable to predict.

Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to users or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or data security, may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, other obligations, and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our solution. Additionally, if third parties we work with violate applicable laws, regulations or contractual obligations, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

Failure to comply with anti-corruption and anti-money laundering laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act of 2010, the Indian Prevention of Corruption Act of 1988 and possibly other anti-bribery and anti-money laundering laws in countries where we conduct activities. We face significant risks if we fail to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any improper advantage. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. In addition, we use third parties to sell subscriptions to our solution and conduct our business abroad. We or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities, and we can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. Similarly, some of our customers may be state- owned, in each case exposing us to additional potential risks.

These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such activities. While we have policies and procedures to address such laws, we cannot assure you that none of our employees or third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Any violation of the FCPA, other applicable anti-corruption laws, or anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, severe criminal or civil sanctions and suspension or debarment from government contracts, which could have an adverse effect on our reputation, business, financial condition, results of operations, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other fees for professionals and/or consultants.

We are subject to stringent and changing privacy and data security laws, regulations, and standards related to data privacy and security. Our actual or perceived failure to comply with such obligations could harm our reputation, subject us to significant fines and liability, or adversely affect our business.

In the U.S., insurance companies are subject to the privacy provisions of the federal Gramm-Leach-Bliley Act and the National Association of Insurance Commissioners (“NAIC”) Insurance Information and Privacy Protection Model Act, to the extent adopted and implemented by various state legislatures and insurance regulators. The regulations implementing these laws require insurance companies to disclose their privacy practices to consumers, allow them to opt-in or opt-out, depending on the state, of the sharing of certain personal information with unaffiliated third parties, and require them to maintain certain security controls to protect information in their possession. Violators of these laws face regulatory enforcement action, substantial civil penalties, injunctions, and in some states, private lawsuits for damages.

Privacy and data security regulation in the U.S. is rapidly evolving. For example, California recently enacted the CCPA, which became effective January 1, 2020. The CCPA and related regulations give California residents expanded rights to access and request deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used and shared. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches, which is expected to increase the volume and success of class action data breach litigation. In addition to increasing its compliance costs and potential liability, the CCPA’s restrictions on “sales” of personal information may restrict Roadzen’s use of cookies and similar technologies for advertising purposes. The CCPA excludes information covered by Gramm-Leach-Bliley Act, the Driver’s Privacy Protection Act, the Fair Credit Reporting Act (the “California Financial Information Privacy Act”) from the CCPA’s scope, but the CCPA’s definition of “personal information” is broad and may encompass other information that Roadzen maintains. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the U.S., and multiple states have enacted or proposed similar laws. There is also discussion in Congress of new comprehensive federal data protection and privacy law to which Roadzen likely would be subject if it is enacted.

In addition, California voters approved the November 2020 ballot measure which will enact the CPRA, substantially expanding the requirements of the CCPA. As of January 1, 2023, the CPRA gives consumers the ability to limit use of precise geolocation information and other categories of information classified as “sensitive” and add e-mail addresses and passwords to the list of personal information that, if lost or breached, would give the affected consumers the right to bring private lawsuits. The law increases increase the maximum penalties threefold for violations concerning consumers under age 16; and establish the California Privacy Protection Agency to implement and enforce the new law, as well as impose administrative fines. The effects of the CCPA, CPRA and other similar state or federal laws are potentially significant and may require us to modify our data processing practices and policies, incur substantial compliance costs and subject it to increased potential liability.

In the EU we face particular privacy, data security, and data protection risks in connection with requirements of the GDPR 2016/679 and other data protection regulations. Among other stringent requirements, the GDPR restricts transfers of data outside of the E.U. to countries deemed to lack adequate privacy protections (such as the U.S.), unless an appropriate safeguard specified by the GDPR is implemented. A July 16, 2020 decision of the Court of Justice of the European Union invalidated a key mechanism for lawful data transfer to the U.S. and called into question the viability of its primary alternative. As such, the ability of companies to lawfully transfer personal data from the EU to the U.S. is presently uncertain. Other countries have enacted or are considering enacting similar cross-border data transfer rules or data localization requirements. These developments could limit its ability to deliver its products in the EU and other foreign markets. In addition, any failure or perceived failure to comply with these rules may result in regulatory fines or penalties including orders that require it to change the way Roadzen processes data.

Additionally, we are subject to the terms of its privacy policies, privacy-related disclosures, and contractual and other privacy-related obligations to its customers and other third parties. Any failure or perceived failure by it or third parties Roadzen works with to comply with these policies, disclosures, and obligations to customers or other third parties, or privacy or data security laws may result in governmental or regulatory investigations, enforcement actions, regulatory fines, criminal compliance orders, litigation or public statements against Roadzen by consumer advocacy groups or others, and could cause customers to lose trust in it, all of which could be costly and have an adverse effect on its business.

We rely on some mobile applications to execute our business strategy. Government regulation of the Internet and the use of mobile applications in particular is evolving, and unfavorable changes could seriously harm our business.

Roadzen relies on some mobile application to execute components of its business strategy. Roadzen is subject to general business regulations and laws as well as federal and state regulations and laws specifically governing the Internet and the use of mobile applications in particular. Existing and future laws and regulations may impede the growth of the Internet or other online services, and increase the cost of providing online services. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, electronic signatures and consents, consumer protection and social media marketing. It is at times not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet and the use of mobile applications in particular, as the vast majority of these laws were adopted prior to the advent of the Internet and the use of mobile applications and do not contemplate or address the unique issues raised by the Internet. It is possible that general business regulations and laws, or those specifically governing the Internet and the use of mobile applications in particular, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Roadzen cannot be sure that its practices have complied, currently comply, or will comply fully with all such laws and regulations. Any failure, or perceived failure, by it to comply with any of these laws or regulations could result in damage to its reputation, a loss in business and proceedings or actions against it by governmental entities or others. Any such proceeding or action could hurt its reputation, force it to spend significant amounts in defense of these proceedings, distract its management, increase its costs of doing business and decrease the use of its mobile application or website by consumers and suppliers and may result in the imposition of monetary liability. Roadzen may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations.

Changes in, or violations by us or our customers of, applicable government regulations could reduce demand for or limit our ability to provide our software and services in those jurisdictions.

Our automotive insurance industry customers are subject to extensive government regulations, mainly at the state level in the U.S. and at the country level in our non-U.S. markets. Some of these regulations relate directly to our software and services, including regulations governing the use of total loss and photo estimating software. If our insurance company customers fail to comply with new or existing insurance regulations, including those applicable to our services, they could lose their certifications to provide insurance and/or reduce their usage of our software and services, either of which would reduce our revenues. If our products or services are found to be defective, we could be liable to them. In addition, future regulations could force us to implement costly changes to our software and/or databases or have the effect of prohibiting or rendering less valuable one or more of our offerings. Also, we are subject to direct regulation in some markets, and our failure to comply with these regulations could significantly reduce our revenues or subject us to government sanctions.

We may have exposure to greater than anticipated tax liabilities and may be affected by changes in tax laws or interpretations, any of which could adversely impact our results of operations.

Following the merger, New Roadzen and its subsidiaries are expected to be subject to income taxes in the United States and various jurisdictions outside of the United States. Our effective tax rate could fluctuate due to changes in the mix of earnings and losses in countries with differing statutory tax rates. Moreover, our tax position could also be impacted by changes in accounting principles, changes in U.S. federal, state or international tax laws applicable to corporate multinationals, other fundamental law changes currently being considered by many countries, including the United States, and changes in taxing jurisdictions’ administrative interpretations, decisions, policies, and positions. Any of the foregoing changes could have a material adverse impact on our results of operations, cash flows, and financial condition. For example, the Inflation Reduction Act of 2022 (the “IRA”) was signed into law on August 16, 2022 and imposes a minimum tax on certain corporations with book income of at least $1 billion, subject to certain adjustments, and a 1% excise tax on certain stock buybacks (including certain redemptions) and similar corporate actions. Any of these or similar developments or changes in U.S. federal, state or non-U.S. tax laws or tax rulings could adversely affect our effective tax rate and our operating results.

We may in the future be obligated to pay income tax in India.

We must certify annually that we are not an Indian domiciled company for Indian income tax purposes. Establishing that we are not an Indian domiciled company requires an evaluation of certain parameters and conducting certain valuation tests to the satisfaction of the tax authorities in India. There is a risk that now or at some point in the future, we will not be able to satisfy the requirements of the tax authorities in India. If we were unable to meet these requirements, we would be considered an Indian domiciled company by the tax authorities in India and would consequently incur income tax charges in India.

Risks Relating to Intellectual Property

Failure to protect our intellectual property could adversely impact our business and results of operations.

Our success depends in part on our ability to enforce and defend our intellectual property rights. We rely upon a combination of trademark, trade secret, copyright, patent and unfair competition laws, as well as license agreements and other contractual provisions, to do so.

In the future we may file patent applications related to certain of our innovations. We do not know whether those patent applications will result in the issuance of a patent or whether the examination process will require us to narrow our claims. In addition, we may not receive competitive advantages from the rights granted under our patents and other intellectual property. Our existing patents and any patents granted to us or that we otherwise acquire in the future, may be contested, circumvented or invalidated, and we may not be able to prevent third parties from infringing these patents. The validity, enforceability, scope and effective term of patents can be highly uncertain and often involve complex legal and factual questions and proceedings that vary based on the local law of the relevant jurisdiction. Our ability to enforce our patents also depends on the laws of individual countries and each country’s practice with respect to enforcement of intellectual property rights. Patent protection must be obtained on a jurisdiction-by-jurisdiction basis, and we only pursue patent protection in countries where we think it makes commercial sense for the given product. In addition, if we are unable to maintain our existing license agreements or other agreements pursuant to which third parties grant us rights to intellectual property, including because such agreements terminate, our financial condition and results of operations could be materially adversely affected. Therefore, the extent of the protection afforded by these patents cannot be predicted with certainty. In addition, given the costs, effort, risks and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for certain innovations; however, such patent protection could later prove to be important to our business.

Patent law reform in the U.S. and other countries may also weaken our ability to enforce our patent rights, or make such enforcement financially unattractive. For instance, in September 2011, the U.S. enacted the Leahy- Smith America Invents Act, which permits enhanced third-party actions for challenging patents and implements a first-to-file system. Further, the U.S. Supreme Court’s 2014 decision in Alice v. CLS Bank made it easier to invalidate software patents. These legal changes could result in increased costs to protect our intellectual property or limit our ability to obtain and maintain patent protection for our products in these jurisdictions.

We also rely on several registered and unregistered trademarks to protect our brand. We have pursued and will pursue the registration of trademarks, logos and service marks in the U.S. and internationally; however, enforcing rights against those who knowingly or unknowingly dilute or infringe our brands can be difficult. There can be no assurance that the steps we have taken and will take to protect our proprietary rights in our brands and trademarks will be adequate or that third parties will not infringe, dilute or misappropriate our brands, trademarks, trade dress or other similar proprietary rights. Competitors may adopt service names similar to ours or use confusingly similar terms as keywords in Internet search engine advertising programs, thereby impeding our ability to build brand identity and possibly creating confusion in the marketplace. In addition, trade name or trademark infringement claims could be brought against us by owners of other registered trademarks or trademarks that incorporate variations of our trademarks. Any claims or customer confusion related to our trademarks could damage our reputation and brand and adversely impact our business and results of operations.

We attempt to protect our intellectual property, technology and confidential information by generally requiring our employees, contractors, and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements, all of which offer only limited protection. These agreements may not effectively prevent, or provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Despite our efforts to protect our confidential information, intellectual property, and technology, unauthorized third parties may gain access to our confidential proprietary information, develop and market solutions similar to ours, or use trademarks similar to ours, any of which could materially impact our business and results of operations. In addition, others may independently discover our trade secrets and confidential information, and in such cases, we could not assert any trade secret rights against such parties. Existing U.S. federal, state and international intellectual property laws offer only limited protection. The laws of some foreign countries do not protect our intellectual property rights to as great an extent as the laws of the U.S., and many foreign countries do not enforce these laws as diligently as governmental agencies and private parties in the U.S. More broadly, enforcing intellectual property protections outside the U.S., including in some countries we operate in, can be more challenging than enforcement in the U.S. The Company takes certain actions when operating in countries where protection of IP, technology and confidential information, is not as well protected, including steps such as preventing placing sensitive IP in such countries, as an example. Moreover, policing our intellectual property rights is difficult, costly and may not always be effective. From time to time, legal action by us may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement or invalidity. Even if we are successful in defending our claims, litigation could result in substantial costs and diversion of resources and could negatively affect our business, reputation, results of operations and financial condition. To the extent that we seek to enforce our rights, we could be subject to claims that an intellectual property right is invalid, otherwise not enforceable, or is licensed to the party against whom we are pursuing a claim. In addition, our assertion of intellectual property rights may result in the other party seeking to assert alleged intellectual property rights or assert other claims against us, which could adversely impact our business. If we are not successful in defending such claims in litigation, we may not be able to sell or license a particular solution due to an injunction, or we may have to pay damages that could, in turn, adversely impact our results of operations. In addition, governments may adopt regulations, or courts may render decisions, requiring compulsory licensing of intellectual property to others, or governments may require that products meet specified standards that serve to favor local companies. Our inability to enforce our intellectual property rights under these circumstances may adversely impact our competitive position and our business. If we are unable to protect our technology and to adequately maintain and protect our intellectual property rights, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative solutions that have enabled us to be successful to date.

There can be no assurance that our patents or patent applications will be enforceable or otherwise upheld as valid.

Any patents, trademarks, or other intellectual property rights that we have obtained or may obtain may be challenged by others or invalidated, circumvented, abandoned or lapse. As of January 27, 2023, we had no U.S. trademarks or pending applications, and we had four registered non-U.S. trademarks and five pending non-U.S. trademark applications. As of January 27, 2023, we had no U.S. patents and pending applications, and one registered non-U.S. patent, one registered non-U.S. design and one pending non-U.S. patent application. There can be no assurance that our patent applications will result in issued patents. Even if we continue to seek patent protection in the future, we may be unable to obtain further patent protection for our technology. There can also be no assurance that our patents or application will be equally enforceable or otherwise protected by the laws of non-U.S. jurisdictions.

In addition, given the costs, effort, risks and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for certain innovations; however, such patent protection could later on prove to be important to our business. Further, any patents may not provide us with competitive advantages, or may be successfully challenged by third parties. Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain.

We may enter into joint ventures, collaborations or sponsored developments for intellectual property and, as a result, some of our intellectual property may, in the future, be jointly owned by third parties.

Engagement in any type of intellectual property collaboration agreement requires diligent management of intellectual property rights. Other than in specific, limited circumstances, such as a joint venture we are party to in India where we have majority ownership of the joint venture entity. Roadzen does not currently engage in joint ventures, collaborations or sponsored development agreements. Should Roadzen decide to pursue such agreements in future, the development of joint intellectual property would create additional administrative and financial burdens, and may place Roadzen at heightened risk of disputes or litigation regarding ownership, maintenance or enforcement of such joint intellectual property.

Assertions by third parties of infringement or other violation by us of their intellectual property rights could result in significant costs and substantially harm our business and results of operations.

The insurtech industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patents and other intellectual property rights. In particular, leading companies in the technology industry own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims against us. From time to time, third parties holding such intellectual property rights, including companies, competitors, patent holding companies, customers and/or non-practicing entities, may assert patent, copyright, trademark or other intellectual property claims against us, our customers and partners, and those from whom we license technology and intellectual property.

Although we believe that our solutions do not infringe upon the intellectual property rights of third parties, any such assertions may require us to enter into royalty arrangements or result in costly litigation, or result in us being unable to use certain intellectual property. Infringement assertions by third parties may involve patent holding companies or other patent owners who have no relevant product revenue, and therefore our own issued and pending patents may provide little or no deterrence to these patent owners in bringing intellectual property rights claims against us.

If we are forced to defend against any infringement or misappropriation claims, whether they are with or without merit, are settled out of court, or are determined in our favor, we may be required to expend significant time and financial resources on the defense of such claims. Regardless of the merits or eventual outcome, such a claim could adversely impact our brand and business. Furthermore, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s intellectual property; cease making, licensing or using our solutions that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign our solutions; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies or works; and to indemnify our partners, customers and other third parties. Any of these events could adversely impact our business, results of operations and financial condition.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

To protect our trade secrets, confidential information and distribution of our proprietary information, we generally enter into confidentiality, non-compete, proprietary, and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with other parties. We also have entered into confidentiality agreements to protect our confidential information delivered to third parties for research and other purposes. No assurance can be given that these agreements will be effective in controlling access to trade secrets, confidential information and distribution of our proprietary information, especially in certain U.S. states and countries that are less willing to enforce such agreements. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products. In addition, others may independently discover our trade secrets and confidential information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our trade secret rights and related confidentiality and nondisclosure provisions, and failure to obtain or maintain trade secret protection, or our competitors’ obtainment of our trade secrets or independent development of unpatented technology similar to ours or competing technologies, could adversely affect our competitive business position.

In order to protect our intellectual property rights and proprietary technology, we may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our intellectual property rights and proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our products, impair the functionality of our products, delay introductions of new products, result in our substituting inferior or more costly technologies into our products, or injure our brand and reputation.

Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions.

Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions, as we have a lower level of visibility into the development process with respect to acquired technology or the care taken to safeguard against infringement risks. Third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition.

Any of these results could harm our business, results of operations and financial condition. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

Our use of open source software could negatively affect our ability to sell subscriptions and subject us to possible litigation.

Few of the licenses applicable to open source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our solution or other products we may develop in the future. We also rely upon third-party, non-employee contractors to perform certain development services on our behalf, and we cannot be certain that such contractors will comply with our review processes or not incorporate software code made available under open source licenses into our proprietary code base.

We may be found to have used open source software in our software in a manner that is inconsistent with the terms of the applicable license or our current policies and procedures. For example, certain kinds of open source licenses may require that any person who creates a product or service that contains, links to, or is derived from software that was subject to an open source license must also make their own product or service subject to the same open source license. If these requirements are found to apply to our products and we fail to comply with them, we may be subject to certain requirements, including requirements that we offer additional portions of our solutions for no cost, that we make available additional source code for modifications or derivative works we create based upon, incorporating or using the open source software, and that we license such modifications or derivative works under the terms of applicable open source licenses.

If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our products that contained the open source software, or required to comply with onerous conditions or restrictions on these products, which could disrupt the distribution and sale of these products. In addition, there have been claims challenging the ownership rights in open source software against companies that incorporate open source software into their products, and the licensors of such open source software provide no warranties or indemnities with respect to such claims. Moreover, we cannot assure you that our processes for controlling our use of open source software in our solution will be effective. In any of these events, we and our customers could be required to seek licenses from third parties in order to continue offering our products, to re-engineer our products, or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis. We and our customers may also be subject to suits by parties claiming infringement, misappropriation or violation due to the reliance by our solutions on certain open source software, and such litigation could be costly for us to defend or subject us to an injunction.

Some open source projects provided on an “as-is” basis have known vulnerabilities and architectural instabilities which, if used in our product and not properly addressed, could negatively affect the security or performance of our product. Any of the foregoing could require us to devote additional research and development resources to re-engineer our solutions, could result in customer dissatisfaction, and may adversely affect our business, financial condition, and results of operations.

Some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code of certain products subject to those licenses.

Some of our services and technologies incorporate software licensed under so-called “open source” licenses. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. Additionally, some open source licenses require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. These open source licenses typically mandate that proprietary software, when combined in specific ways with open source software, become subject to the open source license. If we combine our proprietary software with open source software, we could be required to release the source code of our proprietary software.

We take steps to ensure that our proprietary software is not combined with, and does not incorporate, open source software in ways that would require our proprietary software to be subject to many of the restrictions in an open source license. However, few courts have interpreted open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty. Additionally, we rely on hundreds of software programmers to design our proprietary technologies, and although we take steps to prevent our programmers from including objectionable open source software in the technologies and software code that they design, write and modify, we do not exercise complete control over the development efforts of our programmers and we cannot be certain that our programmers have not incorporated such open source software into our proprietary products and technologies or that they will not do so in the future. In the event that portions of our proprietary technology are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies, or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our services and technologies and materially and adversely affect our business, results of operations, and prospects.

In the past, companies that have incorporated open source software into their products have faced claims challenging the ownership of open source software or compliance with open source license terms. Accordingly, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, misappropriation, violation, and other losses.

Our agreements with customers and other third parties have in some cases included indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, misappropriation or violation, damages caused by us to property or persons, or other liabilities relating to or arising from our solution or other contractual obligations. Large indemnity payments could harm our business, financial condition, and results of operations. Pursuant to certain agreements, we do not have a cap on our liability and any payments under such agreements would harm our business, financial condition, and results of operations. Although we normally contractually limit our liability with respect to some of these indemnity obligations, we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and harm our business and results of operations.

We may become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.

Third parties have claimed and may in the future claim that our operations and applications infringe their intellectual property rights, and such claims have resulted and may result in legal claims against our customers and us. These claims may damage our brand and reputation, harm our customer relationships, and result in liability for us. We expect the number of such claims will increase as the number of applications and the level of competition in our market grows, the functionality of our solution overlaps with that of other products and services, and the volume of issued patents and patent applications continues to increase. We have agreed in various agreements to indemnify customers for expenses or liabilities they incur as a result of third-party intellectual property infringement claims associated with our solution. To the extent that any claim arises as a result of third-party technology we use in our solution, we may be unable to recover from the appropriate third party any expenses or other liabilities that we incur.

Companies in the software and technology industries, including some of our current and potential competitors, own patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them than we do. Furthermore, patent holding companies, non-practicing entities, and other patent owners that are not deterred by our existing intellectual property protections may seek to assert patent claims against us. Third parties may assert patent, copyright, trademark, or other intellectual property rights against us, our channel partners, our technology partners, or our customers. We have received notices and been subject to litigation (and we may be subject to litigation in the future) that claims we have misappropriated, misused, or infringed other parties’ intellectual property rights, and, to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement claims, which is not uncommon with respect to the enterprise software market. These and other possible disagreements could lead to delays in the collaborative research, development or commercialization of our systems, or could require or result in costly and time-consuming litigation that may not be decided in our favor. Any such event could materially and adversely affect our financial condition and results of operations.

There may be third-party intellectual property rights, including issued or pending patents, that cover significant aspects of our technologies or business methods. In addition, if we acquire or license technologies from third parties, we may be exposed to increased risk of being the subject of intellectual property infringement due to, among other things, our lower level of visibility into the development process with respect to such technology and the care taken to safeguard against infringement risks. These claims may damage our brand and reputation, harm our customer relationships, and create liability for us.

Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate, and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights, and may require us to indemnify our customers for liabilities they incur as a result of such claims. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. Alternatively, we could be required to develop alternative non-infringing technology, which could require significant time, effort, and expense, and may affect the performance or features of our solution. If we cannot license or develop alternative non-infringing substitutes for any infringing technology used in any aspect of our business, we would be forced to limit or stop sales of our solution and may be unable to compete effectively. Any of these results would adversely affect our business operations and financial condition.

Risks Relating to Operations in India

We are subject to various labor laws, regulations and standards in India. Non-compliance with and changes in such laws may adversely affect our business, results of operations and financial condition.

We are required to comply with various labor and industrial laws in India and the rules made thereunder (each as amended from time to time), which include relevant shops and establishment legislations depending on the States of India in which we operate, the Employees State Insurance Act, 1948, the Employees’ Provident Funds and Miscellaneous Provisions Act, 1952, the Minimum Wages Act, 1948, the Payment of Bonus Act, 1965, the Equal Remuneration Act, 1976, Maternity Benefit Act, 1961, the Sexual Harassment of Women at Workplace (Prevention, Prohibition and Redressal) Act, 2013, the Payment of Gratuity Act, 1972, and the Contract Labor (Regulation and Abolition) Act, 1970. Because of the complexities of the applicable labor laws in India, we have had prior experiences with lapses in compliance with applicable labor laws. While past lapses could be attributed to technical lapses and human errors, we are setting up a system to track and monitor compliance with the regulatory requirements under applicable labor laws. Currently, although there are no notices or penalty imposed by relevant labor authorities in respect of such lapses, such lapses could result in actions by such authorities, potentially leading to civil and/or criminal penalties and enforcement actions, which in extreme cases, among things, could lead to revocation of licenses or registrations to operate our business. In determining the penalties, the discretion of the regulatory agencies in imposing penalties is generally guided by facts and circumstances of a specific case, particularly, the gravity of the violation and the bona fide of the parties involved. There can be no assurance that the penalties imposed by the regulator while regularizing such past lapses will not adversely affect our business or financial conditions.

The Government of India has notified four labor codes, namely, (i) The Code on Wages, 2019, (ii) The Industrial Relations Code, 2020, (iii) The Code on Social Security, 2020 and (iv) The Occupational Safety, Health and Working Conditions Code, 2020, which were to take effect from April 1, 2021. The Government of India has deferred the effective date of the four labor codes and they shall come into force from such date as may be notified by the Government. The new codes, if implemented, will introduce several new changes, such as introducing a single registration and license for Indian companies, and providing uniformity in providing social security benefits to employees, which was earlier segregated under different legislations and had different applicability and coverage. We may incur increased costs and other burdens relating to compliance with such new requirements, which may also require significant management time and other resources, and any failure to comply may adversely affect our business, our results of operations and financial condition.

A portion of our business and operations are located in India and we are subject to regulatory, economic, social and political uncertainties in India.

A portion of our business and some of our employees are located in India, and we intend to continue to develop and expand our business in India. Consequently, our financial performance and the market price of New Roadzen Ordinary Shares after the merger may be affected by changes in exchange rates and controls, interest rates, volatility in and actual or perceived trends in trading activity on India’s principal stock exchanges, prevailing economic conditions, changes in government policies, including taxation policies and foreign investment policies, social and civil unrest and other political, social and economic developments in or affecting India. The Government of India has exercised and continues to exercise significant influence over many aspects of the Indian economy. Since 1991, successive Indian governments have generally pursued policies of economic liberalization and financial sector reforms, including by significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant and we cannot assure you that such liberalization policies will continue. The rate of economic liberalization could change, and specific laws and policies affecting travel service companies, e-commerce, data, foreign investments, currency exchange rates and other matters affecting investments in India could change as well or be subject to unfavorable changes, interpretations, or uncertainty, including by reason of limited administrative or judicial precedents. There can be no assurance that the Government of India may not implement new regulations and policies, which will require us to obtain approvals and licenses or impose onerous requirements and conditions on our operations. A significant change in India’s policy of economic liberalization and deregulation or any social or political uncertainties could adversely affect business, financial condition, results of operations and prospects. Factors that may adversely affect the Indian economy, and hence our results of operations, may include:

•	the macroeconomic climate, including any increase in Indian interest rates or inflation;

•	any exchange rate fluctuations, the imposition of currency controls and restrictions on the right to convert or repatriate currency or export assets;

•	any scarcity of credit or other financing in India, resulting in an adverse effect on economic conditions in India and scarcity of financing for our expansions;

•	prevailing income conditions among Indian customers and Indian corporations;

•	epidemic, pandemic or any other public health in India or in countries in the region or globally, including in India’s various neighboring countries;

•	volatility in, and actual or perceived trends in trading activity on, India’s principal stock exchanges;

•	changes in India’s tax, trade, fiscal or monetary policies;

•	political instability, terrorism or military conflict in India or in countries in the region or globally, including in India’s various neighboring countries;

•	occurrence of natural or man-made disasters;

•	prevailing regional or global economic conditions, including in India’s principal export markets;

•	other significant regulatory or economic developments in or affecting India or its consumption sector;

•	international business practices that may conflict with other customs or legal requirements to which we are subject, including anti-bribery and anti-corruption laws;

•	protectionist and other adverse public policies, including local content requirements, import/export tariffs, increased regulations or capital investment requirements;

•	logistical and communications challenges;

•	difficulty in developing any necessary partnerships with local businesses on commercially acceptable terms or on a timely basis; and

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being subject to the jurisdiction of foreign courts, including uncertainty of judicial processes and difficulty enforcing contractual agreements or judgments in foreign legal systems or incurring additional costs to do so.

Any slowdown or perceived slowdown in the Indian economy, or in specific sectors of the Indian economy, could adversely affect our business, results of operations and financial condition and the price of the New Roadzen Ordinary Shares after the merger.

The impact of any changes to Indian legislation on our business cannot be fully determined at this time. Additionally, our business and financial performance could be adversely affected by unfavorable changes in or interpretations of existing, or the promulgation of new, laws, rules and regulations applicable to us and our business, including those relating to consumer protection and privacy. Such unfavorable changes could decrease demand for our services and products, increase costs and/or subject us to additional liabilities.

Cross-border transactions in India are subject to exchange control regulations of India.

In India, transactions between residents and non-residents or transactions involving foreign currencies, such as foreign investment into India, imports and exports of goods and services (including insurance tech licensing or related services), borrowings in foreign currencies, incurrence of any liabilities in foreign currencies (such as non INR denominated guarantees) and overseas investments by resident Indians are regulated by the foreign exchange regulations in India, including Foreign Exchange Management Act, 1999, and the rules and regulations thereunder, each as amended from time to time (“FEMA”). FEMA has classified such transactions into two broad categories: capital account transactions and current account transactions. Capital account transactions (transactions which alter the assets or liabilities in foreign currencies and also includes contingent liabilities in foreign currencies) are generally prohibited unless specifically permitted under FEMA, and current account transactions (transactions other than capital account transactions) are generally permitted unless prohibited or specifically regulated by FEMA. Accordingly, investments that were made by a non-resident in Roadzen’s Indian subsidiaries/entities were subject to foreign exchange regulations, which such entities were required under FEMA to report to the Reserve Bank of India. There have certain lapses in reporting such investments as required under FEMA, which are currently in the process of being regularized. While past lapses could be attributed to technical lapses and human errors, we are setting up a system to track and monitor compliance with the regulatory requirements under applicable laws. Currently, although there are no notices or penalty imposed by the Reserve Bank of India in respect of such lapses, such lapses could result in actions by the Reserve Bank of

India, potentially leading to penalties (including late submission fees) and enforcement actions (including compounding process for regularization of the violation), which in extreme cases, among things, could be up to three times the value of the transaction that is the subject matter of violation of the regulatory requirements. In determining the penalties, the discretion of the regulatory agencies in imposing penalties is generally guided by facts and circumstances of a specific case, particularly, the gravity of the violation and the bona fide of the parties involved. While such violations can be regularized under the applicable laws, there can be no assurance that the penalties imposed by the regulator while regularizing such past lapses will not adversely affect our business or financial conditions.

The business combination may be scrutinized by the tax authorities in India.

Under the Indian Income Tax Act, 1961, as amended from time to time (“Income Tax Act”), income arising directly or indirectly through the sale of a capital asset, including shares of a company incorporated outside of India, will be subject to tax in India, if such shares derive, directly or indirectly, their value substantially from assets located in India, whether or not the seller of such shares has a residence, place of business, business connection, or any other presence in India. Such capital asset (including shares) shall be deemed to derive value substantially from assets located in India if, on the specified date, the value of the Indian assets exceeds more than INR 100 million and the overseas company derives 50% or more of its overall value from the Indian assets. However, an exception is available under the Income Tax Act for shareholders who neither hold more than 5% of voting power of the share capital in the company nor hold any right of management or control in the company, at any time in the 12 months preceding the date of transfer. Similarly, the impact of the above indirect transfer provisions would need to be separately evaluated under the tax treaty scenario of the country of which the shareholder is a tax resident.

If the indirect transfer tax provisions are applicable, New Roadzen may be required to withhold tax in respect of gains made by respective transferors at the applicable rate and both transferor and New Roadzen would have to undertake requisite compliances in India.

The tax authorities in India may determine that we have a Place of Effective Management (“POEM”) in India for a specific financial year or a permanent establishment in India or business connection under the Indian tax regime, a finding of which would subject us to corporate taxation in India.

While POEM provisions are described under the Indian domestic tax regime, “permanent establishment” concept and provisions are generally contained under bilateral double taxation avoidance agreements (“International Tax Treaties”) that India has executed with multiple countries globally. India does not have an International Tax Treaty with the British Virgin Islands, but it has an Agreement for Exchange of Information with respect to taxes with the British Virgin Islands. However, the Indian Tax Code contemplates a comparable concept of “business connection,” which creates a broadly similar scope of taxability as the permanent establishment creates under an International Tax Treaty.

Under the Indian Finance Act, 2015, POEM is defined as “a place where key management and commercial decisions that are necessary for the conduct of the business of an entity as a whole are, in substance, made.” The guidance for determining POEM sets forth certain tests to determine if a company is engaged in active business outside India. The POEM of a company with active business outside India is presumed to be outside India if the majority of its board meetings are held outside India in the relevant financial year, subject to certain caveats contained in the Circulars issued by the Central Board of Direct Taxes (“CBDT”), Ministry of Finance, Government of India. If a company does not qualify as having active business outside India, there is a two-stage process for determining its POEM. The first stage involves a determination of the people who make key management and commercial decisions for the business of the company as a whole. The second stage involves a determination of the place where such decisions are in fact made. To this end, factors such as whether the company’s head office is located outside India, where the board of directors meets and makes decisions and whether it delegates any of its authority to senior management for making commercial decisions related to the company, are relevant. Additionally, Circular 8 of 2017 issued by the CBDT provides an exemption from POEM regulations to any company incorporated outside of India with revenues of INR 500 million (approximately USD $6.12 million based on an exchange rate of USD $ 1.00 = INR 81.72 as of May 5, 2023) or less in a given financial year.

If it is determined by the Indian tax authorities that we have a POEM in India, we will be subject to tax in India on our global income and will be subject to all procedural requirements, including filing a tax return in India and complying with certain tax withholding provisions. The applicable corporate tax rate for a domestic company is 22-25%, however, the Central Board of Direct Taxes, Ministry of Finance, Government of India, prescribes that a foreign company that is deemed to have a POEM in India will be taxed at a rate of 40% plus applicable surcharge and cess.

Alternatively, because of activities carried out by certain Indian residents in their capacity as members of our Board or officers of the Company, we may be determined by the Indian tax authorities to have a business connection in India under the Income Tax Act. Such determination of business connection may result in taxation of income, which is attributable to operations carried on in India, at 40% plus applicable surcharge and cess.

Accordingly, a finding by the Indian tax authorities that we have a POEM or a business connection in India under the Indian Tax Code could have a material adverse effect on our business and results of operations.

If we are deemed to be an investment company for purposes of the Investment Company Act, we may be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Company. To mitigate the risk of that result, on or prior to the date that is 24 months after the effective date of the registration statement relating to our IPO, we currently intend to instruct Continental Stock Transfer & Trust Company to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in a bank deposit account.

On March 30, 2022, the SEC issued the 2022 Proposed Rules, relating, among other things, to circumstances in which SPACs such as us could potentially be subject to the Investment Company Act and the regulations thereunder. The 2022 Proposed Rules would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the 2022 Proposed Rules would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the registration statement for its initial public offering. The company would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement for its initial public offering. As indicated above, we completed our IPO in November 2021 and have operated as a blank check company searching for a target business with which to consummate an initial business combination since such time (or approximately 18 months after the effective date of our IPO, as of the date of this proxy statement).

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC. It is possible that a claim could be made that we have been operating as an unregistered investment company, including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act, based on the current views of the SEC. If we were deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Company. If we are required to liquidate the Company, our investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of our shares following such a transaction.

The funds in the Trust Account have, since our IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. As of December 31, 2022, amounts held in the Trust Account included approximately $3.0 million of accrued interest. To mitigate the risk of us being deemed to have been operating as an unregistered investment company under the Investment Company Act, we currently intend to, on or prior to the date that is 24 months after the effective date of the registration statement relating to our IPO, or November 22, 2023, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing bank deposit account until the earlier of the consummation of a business combination or our liquidation. Interest on bank deposit accounts is variable and such accounts currently yield interest of approximately 3.5% per annum. Following such liquidation of the assets in our Trust Account, if we are unable to achieve more than minimal interest, on the funds held in the Trust Account, the dollar amount our public shareholders would otherwise receive upon any redemption or liquidation of the Company would be less than if the assets in the Trust Account had remained in U.S. government securities or money market funds.

In addition, even prior to the date that is 24 months after the effective date of the registration statement relating to our IPO, we may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, even prior to the date that is 24 months after the effective date of the registration statement, there is a greater risk that we may be considered an unregistered investment company, in which case we may be required to liquidate. For so long as the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, the risk that we may be considered an unregistered investment company and required to liquidate is greater than that of a SPAC that has elected to liquidate such investments and to hold all funds in its trust account in cash (i.e., in one or more bank accounts). Accordingly, we may determine, in our discretion, to liquidate the securities held in the Trust Account at any time, even prior to the date that is 24 months after the effective date of the registration statement relating to our IPO, and instead hold all funds in the Trust Account in an interest-bearing bank deposit account, which would further reduce the dollar amount our public shareholders would receive upon any redemption or our liquidation.

Risks Relating to the Merger

Vahanna shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Upon the issuance of the New Roadzen Ordinary Shares to Roadzen stockholders as merger consideration, current Vahanna public shareholders’ percentage ownership will be diluted. Subject to the assumptions set forth under “Basis of Presentation and Glossary” and assuming no public shareholders exercise their redemption rights, current Vahanna public shareholders’ percentage ownership in New Roadzen following the issuance of shares to Roadzen stockholders as merger consideration would be 24.0%. Under the same assumptions and assuming that 20,010,000 Class A Ordinary Shares (the maximum number of Class A Ordinary Shares that could be redeemed in connection with the merger) are redeemed in connection with the merger and excluding any shares issuable pursuant to Vahanna Warrants, current Vahanna public shareholders would not have any ownership in New Roadzen following the issuance of New Roadzen Ordinary Shares to Roadzen stockholders as merger consideration. The percentage of New Roadzen Ordinary Shares that will be owned by current Vahanna public shareholders as a group will vary based on the number of Class A Ordinary Shares for which the holders thereof request redemption in connection with the merger. The following table illustrates varying beneficial ownership levels of issued and outstanding New Roadzen Ordinary Shares immediately following consummation of the merger, assuming the levels of redemptions by the public shareholders of Vahanna indicated:

	No Redemption Scenario(1)		50% Redemption Scenario(1)		Max Redemption Scenario(1)
	Shares	%	Shares	%	Shares	%
Former equityholders of Roadzen	58,396,516	70.0%	58,396,516	79.6%	58,396,516	92.1%
Former holders of Class A Ordinary Shares	20,010,000	24.0%	10,005,000	13.6%	—	0.0%
Sponsor (Class B Ordinary Shares)	4,852,500	5.8%	4,852,500	6.6%	4,852,500	7.7%
Mizuho (Class B Ordinary Shares)	150,000	0.2%	150,000	0.2%	150,000	0.2%

	83,409,016	100%	73,404,016	100%	63,399,016	100%

(1)	See “Basis of Presentation and Glossary” for additional information with respect to assumptions underlying New Roadzen share calculations and ownership percentages.

Because of this, current Vahanna public shareholders, as a group, will have less influence on the board of directors, management and policies of New Roadzen than they now have on the board of directors, management and policies of Vahanna. For more information regarding potential sources of dilution and the effects on post-closing ownership of New Roadzen, see the section titled “Summary — Ownership of New Roadzen”.

You may not have the same benefits as an investor in an underwritten public offering and may be subject to material risks present when a company is taken public through a merger including, but not limited to, the absence of due diligence conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement.

In an underwritten public offering, underwriters typically conduct due diligence on the issuer in order to establish a due diligence defense against liability claims under federal securities laws. Because Vahanna is already a publicly traded company, no underwriter has conducted due diligence in connection with the transaction. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.

Like other business combinations and spin-offs, in connection with the merger, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, Vahanna and Roadzen have each engaged financial advisors (rather than underwriters) in connection with the merger. While such financial advisors or their respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In addition, because there are no underwriters engaged in connection with the merger, prior to the opening of trading on the trading day immediately following the closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on the Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the New Roadzen Ordinary Shares on the Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the New Roadzen Ordinary Shares or helping to stabilize, maintain or affect the public price of the New Roadzen Ordinary Shares following the closing. Moreover, Vahanna will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New Roadzen Ordinary Shares that will be outstanding immediately following the closing. All of these differences from an underwritten public offering of Roadzen’s securities could result in a more volatile price for the New Roadzen Ordinary Shares.

Further, Vahanna will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the New Roadzen Ordinary Shares on Nasdaq. There can be no guarantee that any information made available in this proxy statement/consent solicitation statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the New Roadzen Ordinary Shares or sufficient demand among potential investors immediately after the closing, which could result in a more volatile price for the New Roadzen Ordinary Shares.

In addition, Sponsor, directors and officers and their respective affiliates and permitted transferees have interests in the merger that are different from or are in addition to Vahanna shareholders and that would not be present in an underwritten public offering of Roadzen’s securities. Such interests may have influenced Vahanna’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Roadzen became a publicly listed company through an underwritten initial public offering instead of upon completion of the merger.

If the merger’s benefits do not meet the expectations of financial analysts, the market price of New Roadzen Ordinary Shares may decline.

The market price of the New Roadzen Ordinary Shares may decline as a result of the merger if New Roadzen does not achieve the perceived benefits of the merger as rapidly, or to the extent anticipated by, financial analysts or the effect of the merger on New Roadzen’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of New Roadzen Ordinary Shares may experience a loss as a result of a decline in the market price of New Roadzen Ordinary Shares. In addition, a decline in the market price of New Roadzen Ordinary Shares could adversely affect New Roadzen’s ability to issue additional securities and to obtain additional financing in the future.

The consummation of the merger is subject to a number of conditions and if those conditions are not satisfied or waived, the merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the proposals required to effect the merger by Vahanna shareholders, as well as receipt of all requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the New Roadzen Ordinary Shares to be issued to Roadzen stockholders for listing on Nasdaq, meeting the Minimum Cash Condition, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. Moreover, parties may agree to waive, in whole or in part, some of the conditions to their obligations to complete the merger, to the extent permitted by applicable laws. In some instances, if the board of directors of either Roadzen or Vahanna determines that a waiver is not sufficiently material to warrant resolicitation of shareholders, such party has the discretion to complete the merger without seeking further shareholder approval. For example, it is a condition to Vahanna’s obligations to close the merger that there be no applicable law and no injunction or other order restraining or imposing any condition on the consummation of the business combination; however, if the board of directors of Vahanna determines that any such order or injunction is not material to the business of Roadzen, then the board of directors may elect to waive that condition without shareholder approval and close the merger. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or Vahanna or Roadzen may elect to terminate the merger agreement in certain other circumstances. For more information regarding conditions to closing and termination rights, see the section titled “The Merger Agreement — Termination”.

Vahanna’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the merger may result in a conflict of interest when determining whether such changes to the terms of the merger or waivers of conditions are appropriate and in Vahanna’s shareholders’ best interest.

In the period leading up to closing, events may occur that, pursuant to the merger agreement, would require Vahanna to agree to amend the merger agreement, to consent to certain actions taken by Roadzen or to waive rights that Vahanna is entitled to under, or conditions of, the merger agreement. Such events could arise because of changes in the course of Roadzen’s business, a request by Roadzen to undertake actions that would otherwise be prohibited by the terms of the merger agreement or the occurrence of other events that would have a material adverse effect on Roadzen’s business and would entitle Vahanna to terminate the merger agreement. In any of such circumstances, it would be at Vahanna’s discretion, acting through the Vahanna board, to grant its consent or waive those rights or conditions. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Vahanna and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Vahanna does not believe there will be any material changes or waivers that Vahanna’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. While certain changes could be made without further shareholder approval, Vahanna will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the merger that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Termination of the merger agreement could negatively impact Roadzen and Vahanna.

If the merger is not completed for any reason, including as a result of Roadzen stockholders declining to adopt the merger agreement or Vahanna shareholders declining to approve the proposals required to effect the merger, the ongoing businesses of Roadzen and Vahanna may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, Roadzen and Vahanna would be subject to a number of risks, including the following:

•

Roadzen or Vahanna may experience negative reactions from the financial markets, including negative impacts on Vahanna’s share price (including to the extent that the current market price reflects a market assumption that the merger will be completed);

•	Roadzen may experience negative reactions from its customers, vendors and employees;

•	Roadzen and Vahanna will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed; and

•

since the merger agreement restricts the conduct of Roadzen’s and Vahanna’s businesses prior to completion of the merger, each of Roadzen and Vahanna may not have been able to take certain actions during the pendency of the merger that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section titled “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to Roadzen and Vahanna).

If the merger agreement is terminated and Roadzen’s board of directors seeks another merger or business combination, Roadzen stockholders cannot be certain that Roadzen will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Vahanna has agreed to provide in the merger or that such other merger or business combination is completed. If the merger agreement is terminated and Vahanna’s board of directors seeks another merger or business combination, Vahanna shareholders cannot be certain that Vahanna will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See “The Merger Agreement — Termination”.

Roadzen will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Roadzen and consequently on Vahanna. These uncertainties may impair Roadzen’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Roadzen to seek to change existing business relationships with Roadzen. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, New Roadzen’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Roadzen from making certain expenditures and taking other specified actions without the consent of Vahanna until the merger occurs. These restrictions may prevent Roadzen from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section titled “The Merger Agreement — Covenants and Agreements”.

Vahanna directors and officers may have interests in the merger different from the interests of Vahanna shareholders.

Executive officers of Vahanna negotiated the terms of the merger agreement with their counterparts at Roadzen, and the Vahanna board of directors determined that entering into the merger agreement was in the best interests of Vahanna and its shareholders, declared the merger agreement advisable and recommended that Vahanna shareholders approve the proposals required to effect the merger. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Vahanna’s executive officers and directors may have financial interests in the merger that may be different from, or in addition to, the interests of Vahanna shareholders. The Vahanna board of directors and the audit committee thereof was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the merger and in recommending to Vahanna’s shareholders that they vote to approve the merger. For a detailed discussion of the special interests that Vahanna directors and executive officers may have in the merger, please see the section titled “The Merger — Interests of Vahanna Directors and Executive Officers and the Sponsor in the Merger”.

Since the Sponsor and Vahanna’s officers and directors will lose their entire investment in Vahanna if its business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for Vahanna’s initial business combination.

On May 6, 2021, the Sponsor paid $25,000 to cover for certain expenses and offering costs on behalf of Vahanna in exchange for issuance of 5,750,000 Class B Ordinary Shares. October 8, 2021, the Sponsor surrendered and forfeited 1,437,500 Class B Ordinary Shares for no consideration, after which the Sponsor held 4,312,500 Class B Ordinary Shares. On November 22, 2021, Vahanna issued 690,000 Class B Ordinary Shares to the Sponsor with such issue being made by way of a bonus share issue for no consideration, after which the Sponsor held an aggregate of 5,002,500 Class B Ordinary Shares. On November 26, 2021, the Sponsor surrendered and forfeited 150,000 Class B Ordinary Shares and now, together with certain of Vahanna’s directors and officers, hold 4,852,500 Class B Ordinary Shares. In addition, the Sponsor purchased an aggregate of 8,638,500 Private Placement Warrants at a price of $1.00 per warrant, or $8,638,500 in the aggregate, in a private placement that closed simultaneously with the closing of the IPO.

Assuming a trading price of $10.00 per share upon consummation of the merger, the Class B Ordinary Shares held by the Sponsor would have an aggregate implied value of approximately $48,525,000 (without giving effect to the Private Placement Warrants). Even if the trading price of New Roadzen Ordinary Shares was as low as $1.7854, the value of the shares of New Roadzen Ordinary Shares held by the Sponsor would be equal to the $8,663,500 paid by the Sponsor for the Class B Ordinary Shares and Private Placement Warrants. As a result, the Sponsor is likely to be able to recoup its investment in Vahanna and make a substantial profit on that investment, even if New Roadzen Ordinary Shares have lost significant value. Accordingly, Vahanna’s directors and management team, some of whom have direct interests in Vahanna and interests in the securities held by the Sponsor, may have an economic incentive that differs from that of the public shareholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the Trust Account to the public shareholders, even if that business combination were with a riskier or less-established target business. For the foregoing reasons, you should consider Vahanna’s management team’s financial incentive to complete an initial business combination when evaluating whether to redeem your shares prior to or in connection with the initial business combination.

Pursuant to the Letter Agreement and the Sponsor Support Agreement, the Sponsor and Vahanna’s directors and officers have agreed to vote their respective shares in favor of each of the proposals set forth in this joint proxy statement/prospectus and to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares. In addition, Vahanna may obtain loans from the Sponsor, affiliates of the Sponsor or officers or directors. The personal and financial interests of Vahanna’s officers and directors may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination.

The merger will result in changes to the board of directors of New Roadzen that may affect the strategy of New Roadzen.

If the parties complete the merger, the composition of New Roadzen board of directors will change from the current boards of directors of Vahanna and Roadzen. The board of directors of New Roadzen will consist of seven directors after the completion of the merger. This new composition of the New Roadzen board of directors may affect the business strategy and operating decisions of New Roadzen upon the completion of the merger. For more information regarding the directors of New Roadzen following the merger, see the section titled “Management of New Roadzen After the Merger.”

The merger agreement contains provisions that may discourage other companies from trying to acquire Roadzen for greater merger consideration.

The merger agreement contains provisions that may discourage a third-party from submitting a business combination proposal to Roadzen that might result in greater value to Roadzen’s stockholders than the merger or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Roadzen than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Roadzen from soliciting, or entering into discussions with any third-party regarding any acquisition proposal or offers for competing transactions. Roadzen also has an unqualified obligation to submit the proposal to adopt the merger agreement to a vote by its stockholders, even if Roadzen receives an alternative acquisition proposal that its board of directors believes is superior to the merger, unless the merger agreement has been terminated in accordance with its terms. “The Merger — The Merger Agreement — Covenants and Agreements — Exclusive Dealing”.

The unaudited pro forma combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Roadzen’s actual financial position or results of operations would have been had the merger been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Vahanna and Roadzen currently believe are reasonable.

The unaudited pro forma financial information in this proxy statement/prospectus reflects adjustments which are based on a number of assumptions and estimates including, but not limited to, Roadzen being considered the accounting acquirer in the merger the debt obligations and the cash and cash equivalents of Roadzen immediately following the consummation of the merger, and the number of Class A Ordinary Shares that are redeemed in connection with the merger. Accordingly, such pro forma financial information may not be indicative of New Roadzen’s future operating or financial performance and New Roadzen’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. See “Unaudited Pro Forma Combined Financial Information”.

Vahanna and Roadzen will incur transaction costs in connection with the merger.

Each of Vahanna and Roadzen has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. Vahanna and Roadzen may also incur additional costs to retain key employees. Vahanna and Roadzen will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger, including approximately $6.5 million in deferred underwriting fees. Some of these costs are payable regardless of whether the merger is completed. See “The Merger — Terms of the Merger”.

Roadzen’s stockholders and Vahanna’s shareholders will have their rights as stockholders governed by New Roadzen’s organizational documents.

New Roadzen will be governed by the Proposed Charter or the Proposed Delaware Charter. As a result, there will be differences between the rights currently enjoyed by Roadzen stockholders and Vahanna shareholders and the rights that New Roadzen shareholders will have as shareholders of New Roadzen. See “Comparison of Shareholders’ Rights”.

If the merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of Existing Roadzen Common Stock may be required to pay substantial U.S. federal income taxes.

Subject to the qualifications and limitations discussed more fully under “Material U.S. Federal Income Tax Considerations,” the merger is expected to qualify as a reorganization within the meaning of Section 368(a). However, such position is not binding upon the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. Roadzen and Vahanna do not intend to request a ruling from the IRS regarding any aspect of the U.S. federal income tax consequences of the merger. If the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. Holder that exchanges its Existing Roadzen Common Stock for New Roadzen Ordinary Shares would recognize any gain in connection with the merger and may be subject to substantial U.S. federal income taxes. For more information on the material U.S. federal income tax considerations applicable to the merger to U.S. Holders, see “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders.”

The Sponsor and Mizuho have agreed to vote in favor of the proposals at the Vahanna Special Meeting, regardless of how public shareholders vote.

As of the date hereof, the Class B Ordinary Shares owned by the Sponsor, certain of Vahanna’s directors and officers and Mizuho collectively represent approximately 20% of the voting power of the outstanding Vahanna ordinary shares. Pursuant to the Letter Agreement and the Sponsor Support Agreement, the Sponsor and Vahanna’s directors and officers have agreed to vote their Founder Shares (and any Class A Ordinary Shares into which the Class B Ordinary Shares are convertible) held by them in favor of each of the proposals at the Vahanna Special Meeting, regardless of how public shareholders vote. Pursuant to the Mizuho Subscription Agreement, Mizuho has agreed to vote any Class B Ordinary Shares held by it (and any Class A Ordinary Shares into which such Class B Ordinary Shares are convertible) in favor of the Business Combination Proposal at the Vahanna Special Meeting, regardless of how public shareholders vote. Together, the Sponsor, certain of Vahanna’s directors and officers and Mizuho hold 5,002,500 Class B Ordinary Shares, which represent approximately 20% of the issued and outstanding Vahanna ordinary shares. Accordingly, the respective agreements with the Sponsor and Mizuho to vote in favor of the proposals at the Vahanna Special Meeting will increase the likelihood that Vahanna will receive the requisite shareholder approval for the merger and the transactions contemplated thereby.

Because of Vahanna’s limited resources and the significant competition for business combination opportunities, if the merger is not consummated, it may be more difficult for it to complete an initial business combination. If Vahanna is unable to complete an initial business combination, its public shareholders may receive only approximately $10.35 per share on its redemption of its Class A Ordinary Shares, or less than such amount in certain circumstances, based on the initial balance of its Trust Account, and its warrants will expire worthless.

If the merger is not consummated, Vahanna will continue looking for business combination opportunities. Vahanna may encounter competition from other entities having a business objective similar to its own, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities competing for the types of businesses it intends to acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess similar technical, human and other resources to those of Vahanna, and its financial resources will be relatively limited when contrasted with those of many of these competitors. While Vahanna believes there are numerous target businesses it could potentially acquire with the net proceeds of its IPO and the sale of the Private Placement Warrants if the merger is not consummated, Vahanna’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by its available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses.

Furthermore, because Vahanna is obligated to pay cash for the Class A Ordinary Shares its public shareholders redeem in connection with an initial business combination, target companies will be aware that this may reduce the resources available to Vahanna for the initial business combination. This may place Vahanna at a competitive disadvantage in successfully negotiating an initial business combination. If it is unable to complete an initial business combination, Vahanna’s public shareholders may only receive $10.35 per share on the liquidation of its Trust Account, based on the balance of the Trust Account as of December 31, 2022, and its warrants will expire worthless.

Vahanna may not be able to consummate the merger or an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Class A Ordinary Shares and liquidate, in which case the holders of Class A Ordinary Shares may only receive $10.35 per share, or less than such amount in certain circumstances, and the public warrants will expire worthless.

The Existing Charter provides that Vahanna must complete an initial business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination). If Vahanna is unable to consummate the merger or complete another initial business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination), Vahanna will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Class A Ordinary Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Vahanna (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Class A Ordinary Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and Vahanna’s board of directors, dissolve and liquidate, subject in each case to Vahanna’s obligations under BVI law to provide for claims of creditors and other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if Vahanna fails to complete an initial business combination within the 18 month time period. In certain circumstances, the holders of Class A Ordinary Shares may receive less than $10.35 per share on the redemption of their shares.

Vahanna’s placing of funds in the Trust Account may not protect those funds from third party claims against Vahanna. Although Vahanna has sought and will continue to seek to have all vendors, service providers (excluding Vahanna’s independent registered public accounting firm), prospective partner businesses and other entities with which Vahanna does business execute agreements with Vahanna waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Vahanna’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Vahanna’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Vahanna’s officers and directors and the Sponsor will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if Vahanna’s founding team believes that such third party’s engagement would be significantly more beneficial to Vahanna than any alternative.

Examples of possible instances where Vahanna may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by Vahanna’s founding team to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Vahanna’s founding team is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Vahanna and will not seek recourse against the Trust Account for any reason. Upon redemption of Class A Ordinary Shares, if Vahanna has not consummated an initial business combination as required by the Existing Charter or upon the exercise of a redemption right in connection with Vahanna’s initial business combination, Vahanna will be required to provide for payment of claims of creditors that were not waived that may be brought against Vahanna. Accordingly, the per ordinary share redemption amount received by a public shareholder could be less than the $10.00 per Class A Ordinary Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Letter Agreement, the Sponsor has agreed that it will be liable to Vahanna if and to the extent any claims by a third party for services rendered or products sold to Vahanna, or a prospective target business with which Vahanna has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Class A Ordinary Share and (b) the actual amount per Class A Ordinary Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per ordinary share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Vahanna’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, Vahanna has not asked the Sponsor to reserve for such indemnification obligations, nor has Vahanna independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Vahanna. Therefore, Vahanna cannot assure you that the Sponsor would be able to satisfy those obligations. None of Vahanna’s officers or directors will indemnify Vahanna for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Vahanna’s Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares or warrants from holders of Class A Ordinary Shares, which may influence the vote on the Business Combination Proposal and reduce the public float of the Class A Ordinary Shares.

Vahanna’s Sponsor, directors, officers, advisors or their affiliates may purchase Class A Ordinary Shares or public warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the consummation of the merger and the other transactions contemplated by the merger agreement, although they are under no obligation to do so. There is no limit on the number of shares the Sponsor or Vahanna’s directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Class A Ordinary Shares or public warrants in such transactions.

Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Class A Ordinary Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Vahanna’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from holders of Class A Ordinary Shares who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination Proposal and thereby increase the likelihood of obtaining shareholder approval of the Business Combination Proposal. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrantholders for approval in connection with the merger or the other transactions contemplated by the merger agreement. Any such purchases of Vahanna securities may result in consummation of the merger, which may not otherwise have been possible. Any such purchases will be reported pursuant to Sections 13 and 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public float of Class A Ordinary Shares or public warrants and the number of beneficial holders of Vahanna securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of Vahanna securities on a national securities exchange.

Neither Vahanna nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Roadzen in the merger agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Roadzen and Vahanna to each other in the merger agreement will not survive the consummation of the merger. As a result, Vahanna and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Roadzen in the merger agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Vahanna would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

Either Vahanna or Roadzen may waive one or more of the conditions to the merger or certain of the other transactions contemplated by the merger agreement.

Either Vahanna or Roadzen may agree to waive, in whole or in part, some of the conditions to consummate the merger or certain of the other transaction contemplated by the merger agreement, to the extent permitted by the Existing Charter and applicable laws. For example, it is a condition to Vahanna’s obligations to consummate the merger that certain of Roadzen’s representations and warranties are true and correct in all respects as of the closing, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not result in a material adverse effect. However, if Vahanna’s board of directors determines that it is in the best interest of the Vahanna shareholders to waive any such breach, then the board may elect to waive that condition and consummate the merger. No party is able to waive the condition that Vahanna shareholders approve the Business Combination Proposal.

Vahanna does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Vahanna to consummate an initial business combination with which a substantial majority of Vahanna’s shareholders do not agree.

The Existing Charter does not provide a specified maximum redemption threshold, except that in no event will Vahanna redeem the Class A Ordinary Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of an initial business combination and after payment of underwriters’ fees and commissions (such that Vahanna is not subject to the SEC’s “penny stock” rules). As a result, Vahanna may be able to consummate the merger even if a substantial majority of its shareholders do not agree with the merger and have redeemed their shares (provided that the requisite votes to approve the proposals set forth herein are met). Though Vahanna does not expect such a result in connection with the merger, in the event the aggregate cash consideration Vahanna would be required to pay for all Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the merger agreement exceed the aggregate amount of cash available to Vahanna, Vahanna will not complete the merger or redeem any shares, all Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and Vahanna instead may search for an alternate business combination.

If third parties bring claims against Vahanna, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.35 per share.

Vahanna’s placing of funds in the Trust Account may not protect those funds from third-party claims against Vahanna. Although Vahanna has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business (except its independent registered accounting firm) execute agreements with Vahanna waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the holders of Class A Ordinary Shares, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Vahanna’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Vahanna’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to Vahanna than any alternative. Vahanna is not aware of any product or service providers who have not or will not provide such waiver other than the underwriters of its IPO and Vahanna’s independent registered public accounting firm.

The Trust Account may be subject to claims that take priority over those of Vahanna shareholders exercising their redemption rights, which may reduce the amount in the Trust Account. Vahanna’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the holders of Class A Ordinary Shares.

Under BVI law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Vahanna’s public shareholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.35 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Vahanna’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While Vahanna currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Vahanna, it is possible that Vahanna’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If Vahanna’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the holders of Class A Ordinary Shares may be reduced below $10.35 per share.

Vahanna may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

Vahanna has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Vahanna’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by Vahanna only if (i) Vahanna has sufficient funds outside of the Trust Account or (ii) Vahanna consummates an initial business combination.

Vahanna’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Vahanna’s officers and directors, even though such an action, if successful, might otherwise benefit Vahanna and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Vahanna pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If, after Vahanna distributes the proceeds in the Trust Account to the holders of Class A Ordinary Shares, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against Vahanna that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Vahanna and its board may be exposed to claims of punitive damages.

If, after Vahanna distributes the proceeds in the Trust Account to its shareholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against Vahanna that is not dismissed, any distributions received by Vahanna’s shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance” or a “voidable transaction.” As a result, a bankruptcy court could seek to recover all amounts received by Vahanna’s shareholders. In addition, the Vahanna board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and Vahanna to claims of punitive damages, by paying Vahanna’s shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to the holders of Class A Ordinary Shares, Vahanna files a bankruptcy petition or an involuntary bankruptcy petition is filed against Vahanna that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Vahanna’s shareholders and the per share amount that would otherwise be received by Vahanna’s shareholders in connection with Vahanna’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the holders of Class A Ordinary Shares, Vahanna files a bankruptcy petition or an involuntary bankruptcy petition is filed against Vahanna that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Vahanna’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Vahanna’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by Vahanna’s shareholders in connection with Vahanna’s liquidation may be reduced.

Vahanna shareholders may be held liable for claims by third parties against Vahanna to the extent of distributions received by them upon redemption of their shares.

If Vahanna is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that, immediately following the date on which the distribution was made, Vahanna was unable to pay its debts as they become due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by Vahanna’s shareholders. Furthermore, Vahanna’s directors may be viewed as having breached their fiduciary duties to Vahanna or its creditors and/or may have acted in bad faith, thereby exposing themselves and Vahanna to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Vahanna cannot assure you that claims will not be brought against it for these reasons. Vahanna and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid while Vahanna was unable to pay its debts as they became due in the ordinary course of business would be guilty of an offence and may be liable for a fine or imprisonment.

Vahanna may amend the terms of its warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least a majority of the then-outstanding warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of Class A Ordinary Shares purchasable upon exercise of a public warrant could be decreased, all without your approval.

The Vahanna Warrants were issued in registered form under the Warrant Agreement (as defined herein) between CST, as warrant agent, and Vahanna. The Warrant Agreement provides that the terms of Vahanna’s warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then-outstanding warrants to make any change that adversely affects the interests of the registered holders of the public warrants. Accordingly, Vahanna may amend the terms of the public warrants in a manner adverse to a holder if holders of at least a majority of the then-outstanding warrants approve of such amendment.

Although Vahanna’s ability to amend the terms of the public warrants with the consent of at least a majority of the then-outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of Class A Ordinary Shares purchasable upon exercise of a warrant.

Vahanna may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Vahanna has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, subdivisions, reorganizations, recapitalizations and the like and for certain issuances of Class A Ordinary Shares and equity- linked securities for capital-raising purposes in connection with the consummation of the merger) for any twenty (20) trading days within a thirty (30) trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which Vahanna gives proper notice of such redemption to the warrantholders and provided certain other conditions are met on the date Vahanna gives such notice. If and when the warrants become redeemable by Vahanna, Vahanna may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. Vahanna will use its best efforts to register or qualify such ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were offered. Redemption of the outstanding warrants could force the warrantholders (i) to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. The closing price of the Class A Ordinary Shares on May 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, was $10.54, which is below the threshold required for redemption.

In the event that Vahanna elects to redeem all of the warrants that are subject to redemption, it will fix a date for redemption and mail the notice of redemption by first class mail, postage prepaid, not less than thirty (30) days prior to the redemption date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice and Vahanna is not required to provide any notice to the beneficial owners of such warrants. Additionally, while Vahanna is required to provide such notice of redemption, it is not separately required to, and does not currently intend to, notify any holders of when the warrants become eligible for redemption. If you do not exercise your warrants in connection with a redemption, including because you are unaware that such warrants are being redeemed, you would only receive the nominal redemption price for your warrants.

Even if Vahanna consummates the merger, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per New Roadzen Ordinary Share. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

Subsequent to the consummation of the merger and the other transactions contemplated by the merger agreement, New Roadzen may be required to take write-downs or write-offs, or the combined company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the combined company’s financial condition, results of operations and the price of New Roadzen Ordinary Shares, which could cause you to lose some or all of your investment.

Although Vahanna has conducted due diligence on Roadzen, this diligence may not reveal all material issues that may be present with Roadzen’s business. Factors outside of Roadzen’s and Vahanna’s respective control may, at any time, arise. As a result of these factors, New Roadzen may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in the combined company reporting losses. Even if Vahanna’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Vahanna’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the combined company’s liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause the combined company to be unable to obtain future financing on favorable terms or at all.

If Vahanna’s due diligence investigation of Roadzen’s business was inadequate, then Vahanna shareholders following the merger could lose some or all of their investment.

Even though Vahanna and its advisors conducted certain due diligence investigation of Roadzen’s business, Vahanna cannot be sure that such diligence uncovered all material issues that may be present inside Roadzen’s business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Roadzen’s business and outside of its control will not later arise. If Vahanna’s due diligence investigation of Roadzen’s business was inadequate, then the performance of New Roadzen following the closing could suffer and stockholders could lose some or all of their investment. Further, in assessing the tax liabilities, Vahanna has relied upon accuracy and completeness of the reports from the auditors of Roadzen and its consolidated subsidiaries, as well as Global Insurance Management and National Automobile Club.

New Roadzen’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the merger is consummated could have a material adverse effect on its business.

Roadzen is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the merger and the other transactions contemplated by the merger agreement, the combined company will be required to provide management’s attestation on internal controls commencing with New Roadzen’s annual report for the year ending March 31, 2023, in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Roadzen as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the merger. If the combined company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

New Roadzen will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Roadzen’s securities less attractive to investors and may make it more difficult to compare New Roadzen’s performance to the performance of other public companies.

New Roadzen will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the combined company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New Roadzen’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, New Roadzen’s shareholders may not have access to certain information they may deem important. New Roadzen will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following January 8, 2026, (b) in which New Roadzen has total annual gross revenue of at least $1.235 billion, or (c) in which New Roadzen is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th subject to compliance with periodic reporting requirements for a period of at least twelve (12) months, and (2) the date on which New Roadzen has issued more than $1.0 billion in non-convertible debt securities during the prior three (3) year period. Vahanna cannot predict whether investors will find New Roadzen’s securities less attractive because it will rely on these exemptions. If some investors find the combined company’s securities less attractive as a result of the combined company’s reliance on these exemptions, the trading prices of the combined company’s securities may be lower than they otherwise would be, there may be a less active trading market for New Roadzen’s securities and the trading prices of the combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Vahanna has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, it, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Vahanna’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, New Roadzen will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. To the extent New Roadzen takes advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible. New Roadzen’s status as a smaller reporting company is determined annually. New Roadzen will continue to qualify as a smaller reporting company through the following fiscal year as long as (i) the market value of the New Roadzen Ordinary Shares held by non-affiliates (measured as of the end of the third quarter of the then current fiscal year) does not exceed $250 million or (ii) New Roadzen’s annual revenues for the most recently completed fiscal year do not exceed $100 million and the market value of New Roadzen ordinary shares held by non-affiliates (measured as of the end of the second quarter of the then current fiscal year) does not exceed $700 million. If New Roadzen exceeds these thresholds, it will cease to be a smaller reporting company as of the first day of the following fiscal year.

Vahanna Warrants will become exercisable for New Roadzen Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to New Roadzen shareholders.

Outstanding Vahanna Warrants to purchase an aggregate of 18,643,500 New Roadzen Ordinary Shares will become exercisable on the later of thirty (30) days after the completion of the merger or twelve (12) months from the consummation of the IPO. Each warrant entitles the holder thereof to purchase one (1) share of New Roadzen Ordinary Shares at a price of $11.50 per whole share, subject to adjustment. Vahanna Warrants may be exercised only for a whole number of New Roadzen Ordinary Shares. To the extent such warrants are exercised, additional New Roadzen Ordinary Shares will be issued, which will result in dilution to the then existing holders of New Roadzen Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Roadzen Ordinary Shares.

Vahanna’s ability to successfully effect the merger and the other transactions contemplated by the merger agreement and New Roadzen’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Roadzen, all of whom Vahanna expects to stay with the combined company following the consummation of the merger. Any loss of such key personnel could negatively impact the operations and financial results of the combined business.

Vahanna’s ability to successfully effect the merger and the other transactions contemplated by the merger agreement and New Roadzen’s ability to successfully operate the business following the consummation of the merger is dependent upon the efforts of certain key personnel of Roadzen. Although Vahanna expects key personnel to remain with the combined company following the consummation of the merger, there can be no assurance that they will do so. It is possible that Roadzen will lose some key personnel, the loss of which could negatively impact the operations and profitability of the combined company. Furthermore, following the consummation of the merger, certain of the key personnel of Roadzen may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the combined company to have to expend time and resources helping them become familiar with such requirements.

Vahanna’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Vahanna’s ability to continue as a “going concern.”

As of December 31, 2022, Vahanna had cash of approximately $50,963. Further, Vahanna has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Vahanna management’s plans to address this need for capital discussed in the section of this proxy statement/prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vahanna.” Vahanna cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about Vahanna’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from Vahanna’s inability to continue as a going concern.

The underwriter has a potential conflict of interest regarding the merger.

Mizuho, the underwriter of the IPO, is entitled to $6,525,000 of deferred underwriting commissions upon consummation of the merger. Mizuho has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event Vahanna does not complete an initial business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination). Accordingly, if the merger, or any other initial business combination, is not consummated by that time and Vahanna is therefore required to be liquidated, Mizuho will not receive any of the deferred underwriting commission and such funds will be returned to Vahanna’s public shareholders upon its liquidation.

In addition, under the terms of engagement for Mizuho, Vahanna agreed to reimburse Mizuho for its reasonable and documented out-of-pocket expenses, including the fees and disbursements of its outside attorneys, and to indemnify Mizuho and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to its engagement.

Mizuho therefore has an interest in Vahanna completing a business combination that will result in the payment of the deferred underwriting commission to the underwriters of the IPO. In considering approval of the merger, Vahanna shareholders should consider the role of Mizuho in light of the deferred underwriting commission they are entitled to receive if the merger is consummated within 18 months of the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination).

Additional Risks Relating to Ownership of New Roadzen Ordinary Shares Following the Merger

The market price of New Roadzen Ordinary Shares after the merger may be affected by factors different from those currently affecting the prices of Class A Ordinary Shares.

Upon completion of the merger, holders of shares of Existing Roadzen Common Stock and Roadzen Preferred Stock will become holders of New Roadzen Ordinary Shares. Prior to the merger, Vahanna had limited operations. Upon completion of the merger, New Roadzen’s results of operations will depend upon the performance of Roadzen’s businesses, which are affected by factors that are different from those currently affecting the results of operations of Vahanna.

Nasdaq may delist New Roadzen’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Roadzen to additional trading restrictions.

Currently, Vahanna’s units, Class A Ordinary Shares and public warrants are publicly traded on Nasdaq. Vahanna intends to list the New Roadzen Ordinary Shares and New Roadzen Public Warrants on Nasdaq under the symbols RDZN and RDZNW, respectively, upon the closing of the merger. New Roadzen will not have units traded following closing of the merger. Vahanna cannot assure you that its securities will continue to be listed on Nasdaq following the merger. In order to continue listing its securities on Nasdaq following the merger, New Roadzen will be required to maintain certain financial, distribution and share price levels. For instance, New Roadzen’s share price would generally be required to be at least $4.00 per share and New Roadzen will be required to have a minimum of 400 public holders (with at least 50% of such round lot holders holding securities with a market value of at least $2,500) in order to remain listed on Nasdaq Global Market. Vahanna cannot assure you that New Roadzen will be able to meet those initial listing requirements at that time. In addition to the listing requirements for the New Roadzen Ordinary Shares, Nasdaq imposes listing standards on warrants. Vahanna cannot assure you that New Roadzen will be able to meet those initial listing requirements at that time.

If Nasdaq delists New Roadzen’s securities from trading on its exchange and New Roadzen is not able to list its securities on another national securities exchange, Vahanna expects that the securities could be quoted on an over-the-counter market. If this were to occur, New Roadzen could face significant material adverse consequences, including:

•	a limited availability of market quotations for such securities;

•	reduced liquidity for such securities;

•

a determination that the New Roadzen Ordinary Shares is a “penny stock” which will require brokers trading in New Roadzen Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since Vahanna’s units, Class A Ordinary Shares and public warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of its securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Vahanna is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Vahanna was no longer listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities, including in connection with the initial business combination.

New Roadzen’s share price may change significantly following the merger and you could lose all or part of your investment as a result.

The trading price of the New Roadzen Ordinary Shares is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Relating to Roadzen’s Business and Industry” and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of New Roadzen’s competitors;

•	the impact of the COVID-19 pandemic and its effect on New Roadzen’s business and financial conditions;

•	changes in expectations as to New Roadzen’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	declines in the market prices of stocks generally;

•	strategic actions by New Roadzen or its competitors;

•	announcements by New Roadzen or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•	any significant change in New Roadzen’s management;

•	changes in general economic or market conditions or trends in New Roadzen’s industry or markets;

•	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New Roadzen’s business;

•	future sales of New Roadzen Ordinary Shares or other securities;

•	investor perceptions or the investment opportunity associated with New Roadzen Ordinary Shares relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by New Roadzen or third parties, including New Roadzen’s filings with the SEC;

•	litigation involving New Roadzen, New Roadzen’s industry, or both, or investigations by regulators into New Roadzen’s operations or those of New Roadzen’s competitors;

•	guidance, if any, that New Roadzen provides to the public, any changes in this guidance or New Roadzen’s failure to meet this guidance;

•	the development and sustainability of an active trading market for New Roadzen’s share;

•	actions by institutional or activist shareholders;

•	changes in accounting standards, policies, guidelines, interpretations or principles; and

•	other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New Roadzen Ordinary Shares, regardless of New Roadzen’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New Roadzen Ordinary Shares is low.

In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If New Roadzen was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from New Roadzen’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on New Roadzen Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

New Roadzen intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on New Roadzen Ordinary Shares will be at the sole discretion of New Roadzen’s board of directors. New Roadzen’s board of directors may take into account general and economic conditions, New Roadzen’s financial condition and results of operations, New Roadzen’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by New Roadzen to its shareholders or by its subsidiaries to it and such other factors as New Roadzen’s board of directors may deem relevant. In addition, New Roadzen’s ability to pay dividends is limited by covenants of Roadzen’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness New Roadzen incurs. As a result, you may not receive any return on an investment in New Roadzen Ordinary Shares unless you sell New Roadzen Ordinary Shares for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about New Roadzen’s business or if they downgrade New Roadzen’s share or New Roadzen’s sector, New Roadzen’s share price and trading volume could decline.

The trading market for New Roadzen Ordinary Shares will rely in part on the research and reports that industry or financial analysts publish about New Roadzen or its business. New Roadzen will not control these analysts. In addition, some financial analysts may have limited expertise with Roadzen’s model and operations. Furthermore, if one or more of the analysts who do cover New Roadzen downgrade its shares or industry, or the shares of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of New Roadzen’s shares could decline. If one or more of these analysts ceases coverage of New Roadzen or fails to publish reports on it regularly, New Roadzen could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.

Future sales, or the perception of future sales, by New Roadzen or its shareholders in the public market following the merger could cause the market price for New Roadzen Ordinary Shares to decline.

The sale of New Roadzen Ordinary Shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of New Roadzen Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for New Roadzen to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the merger, using the value of the Trust Account as of December 31, 2022, and subject to the assumptions set forth in “Basis of Presentation and Glossary,” New Roadzen would have a total of approximately 83,409,016 ordinary shares (assuming no redemptions) outstanding. All shares issued in the merger will be freely tradable without registration under the Securities Act and without restriction by persons other than New Roadzen’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including New Roadzen’s directors, executive officers and other affiliates. It is expected that New Roadzen’s affiliates subject to Rule 144 will hold approximately [●] New Roadzen Ordinary Shares [and [●] New Roadzen RSUs], or [●]% of the issued and outstanding New Roadzen Ordinary Shares (under the No Redemption Scenario).

Pursuant to the merger agreement, it is expected that all equityholders of Roadzen, other than those holding only Roadzen RSUs that do not provide for the possibility of vesting or acceleration prior to the one (1) year anniversary of the Closing, will enter into the Lock-Up Agreements, whereby the equityholders of Roadzen, subject to certain exceptions, will agree not to transfer or dispose of their New Roadzen Ordinary Shares until the earlier of (x) the one (1) year anniversary of consummation of the merger, (y) the date that the closing price of the New Roadzen Ordinary Shares equals or exceeds $12.00 (as adjusted for share recapitalizations, subdivisions, reorganizations, recapitalizations and the like), for twenty (20) trading days within any thirty (30) trading day period following the 150th day following the merger and (z) the consummation of a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of New Roadzen’s shareholders having the right to exchange their New Roadzen Ordinary Shares for cash, securities or other property; provided that certain equityholders of Roadzen that held less than five percent of the Existing Roadzen Common Stock (on a fully diluted basis) immediately prior to the Closing will be permitted to transfer and/or sell up to 25% of their New Roadzen Ordinary Shares after the date that is six (6) months following the consummation of the merger. See “Other Agreements — Lock-Up Agreements” for more information. It is expected that these holders will hold approximately 70.0% of the issued and outstanding New Roadzen Ordinary Shares (under the No Redemption Scenario). The Sponsor and Vahanna’s current officers and directors and their affiliates, pursuant to the Letter Agreement, have agreed, subject to certain exceptions, not to transfer or dispose of their New Roadzen Ordinary Shares during the period from the date of the closing of the merger through the earlier of (i) the first anniversary of the consummation of merger, (ii) the date that the closing price of the New Roadzen Ordinary Shares equals or exceeds $12.00 (as adjusted for share recapitalizations, subdivisions, reorganizations, recapitalizations and the like), for twenty (20) trading days within any thirty (30) trading day period following the 150th day following the merger and (iii) the consummation of a liquidation, merger, capital share exchange, reorganization, tender or exchange offer as the first step of a two-step transaction or other similar transaction that results in all of New Roadzen’s shareholders having the right to exchange their New Roadzen Ordinary Shares for cash, securities or other property; provided that certain equityholders of Roadzen that held less than 5% of the Existing Roadzen Common Stock (on a fully diluted basis) immediately prior to the Closing will be permitted to transfer and/or sell up to 25% of their New Roadzen Ordinary Shares after the date that is six (6) months following the consummation of the merger. See “Other Agreements — Letter Agreement” for more information. It is expected that the Sponsor will hold approximately 5.8% of the issued and outstanding New Roadzen Ordinary Shares (under the No Redemption Scenario).

Upon the expiration or waiver of the lock-ups described above, shares held by the Sponsor and certain other shareholders of New Roadzen will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144, when such rule becomes applicable to Vahanna. In addition, pursuant to a registration rights agreement signed on the effective date of the IPO with Vahanna, the Sponsor and Mizuho will have the right, subject to certain conditions, to require New Roadzen to register the sale of their New Roadzen Ordinary Shares under the Securities Act. By exercising their registration rights and selling a large number of shares, these shareholders could cause the prevailing market price of New Roadzen Ordinary Shares to decline. Following completion of the merger, the shares covered by the Registration Rights Agreement will represent approximately 6.0% of the then-outstanding New Roadzen Ordinary Shares (under the No Redemption Scenario), in addition to their holdings of New Roadzen Private Warrants (including any Conversion Warrants) and the underlying New Roadzen Ordinary Shares thereto.

As restrictions on resale end or if these shareholders exercise their registration rights, the market price of New Roadzen Ordinary Shares could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for New Roadzen to raise additional funds through future offerings of New Roadzen’s Class A Ordinary Shares or other securities.

In addition, the New Roadzen Ordinary Shares reserved for future issuance under New Roadzen’s equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of New Roadzen Ordinary Shares expected to be reserved for future issuance under the Incentive Plan and the ESPP is equal to [●]% of the aggregate number of New Roadzen Ordinary Shares outstanding at Closing. The compensation committee of New Roadzen’s board of directors may determine the exact number of shares to be reserved for future issuance under its equity incentive plans at its discretion. New Roadzen is expected to file one or more registration statements on Form S-8 under the Securities Act to register New Roadzen Ordinary Shares or securities convertible into or exchangeable for New Roadzen Ordinary Shares issued pursuant to New Roadzen’s equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

Future issuances of debt securities and equity securities may adversely affect New Roadzen, including the market price of New Roadzen Ordinary Shares, and may be dilutive to existing shareholders.

There is no assurance that New Roadzen will not incur debt or issue equity ranking senior to New Roadzen Ordinary Shares. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that New Roadzen issues in the future may have rights, preferences and privileges more favorable than those of New Roadzen Ordinary Shares. Because New Roadzen’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond New Roadzen’s control, it cannot predict or estimate the amount, timing, nature or success of New Roadzen’s future capital raising efforts. The amount of New Roadzen Ordinary Shares issued in connection with an investment or acquisition could constitute a material portion of New Roadzen’s then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New Roadzen’s shareholders. As a result, future capital-raising efforts may reduce the market price of New Roadzen Ordinary Shares and be dilutive to existing shareholders.

Anti-takeover provisions in New Roadzen’s organizational documents could delay or prevent a change of control.

The BVI Companies Act does not currently provide anti-takeover measures, similar to some jurisdictions in the U.S.

Certain provisions of the Proposed Charter to become effective upon the consummation of the merger may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by New Roadzen’s shareholders.

These provisions, among other things:

•

authorize New Roadzen’s board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders;

•	limit the ability of shareholders to requisition and convene general meetings of shareholders;

•

require advance notice procedures with which shareholders must comply to nominate candidates to the New Roadzen board of directors or to propose matters to be acted upon at a shareholders’ meeting, which could preclude shareholders from bringing matters before annual or special meetings and delay changes in the New Roadzen board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise from attempting to obtain control of New Roadzen;

•

provide that directors may be removed only for cause and only upon the unanimous approval of all other directors then in office or shareholders representing at least two-thirds of the shares entitled to vote at a meeting for the election of directors; and

•	permit the New Roadzen board of directors to fill vacancies created by the expansion of the New Roadzen board of directors or the resignation, death or removal of a director.

New Roadzen will be a BVI company (if the Domestication does not occur) and, because judicial precedent regarding the rights of members is more limited under BVI law than that under U.S. law, you may have less protection for your member rights than you would under U.S. law.

New Roadzen’s corporate affairs will be governed by the Proposed Charter, the BVI Act and the common law of the BVI. The rights of members to take action against the directors, actions by minority members and the fiduciary responsibilities of New Roadzen’s directors to New Roadzen under BVI law are to a large extent governed by the common law of the BVI. The common law of the BVI is derived in part from comparatively limited judicial precedent in the BVI as well as that from English common law, which has persuasive, but not binding, authority on a court in the BVI. The rights of New Roadzen’s members and the fiduciary responsibilities of its directors under BVI law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the BVI has a less exhaustive body of securities laws than the U.S. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the BVI. There is no statutory recognition in the BVI of judgments obtained in the U.S., although the courts of the BVI will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. As a result of all of the above, public members may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling members than they would as members of a U.S. public company.

It may be difficult for you to enforce any judgment obtained in the United States against us, our directors or executive officers or our affiliates.

India has reciprocal recognition and enforcement of judgments in civil and commercial matters with only a limited number of jurisdictions, such as the United Kingdom; however, no reciprocity has been established with the U.S. In order to be enforceable, a judgment from a jurisdiction with reciprocity must meet certain requirements of the Indian Code of Civil Procedure, 1908, as amended from time to time (the “Civil Code”). The Civil Code only permits the enforcement and execution of monetary decrees in the reciprocating jurisdiction, not being in the nature of any amounts payable in respect of taxes, other charges, fines or penalties. Judgments or decrees from jurisdictions which do not have reciprocal recognition with India may be enforced in India only by a fresh suit upon the foreign judgment and not by proceedings in execution. The suit must be brought in India within three years from the date of judgment in the same manner as any other suit filed to enforce a civil liability in India. Generally, there are considerable delays in the disposal of suits by Indian courts. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action were to be brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if that court was of the view that the amount of damages awarded was excessive or inconsistent with Indian practice. Some remedies available under the laws of U.S. jurisdictions, including remedies available under the U.S. federal securities laws, may not be allowed in Indian courts if contrary to public policy in India. A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the Reserve Bank of India to repatriate any amount recovered. Any judgment in a foreign currency would be converted into Indian Rupees on the date of the judgment and not on the date of the payment. We cannot predict whether a suit brought in an Indian court will be disposed of in a timely manner or be subject to considerable delays.

Certain of New Roadzen’s shareholders, including the Sponsor, may engage in business activities which compete with New Roadzen or otherwise conflict with New Roadzen’s interests.

The Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with New Roadzen. The Proposed Charter will provide that none of the Sponsor, any of their respective affiliates or any director who is not employed by New Roadzen (including any non-employee director who serves as one of New Roadzen’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New Roadzen operates. The Sponsor also may pursue acquisition opportunities that may be complementary to New Roadzen’s business and, as a result, those acquisition opportunities may not be available to New Roadzen.

New Roadzen is expected to be a “foreign private issuer”, and the reduced reporting requirements applicable to foreign private issuers may make owning New Roadzen Ordinary Shares less attractive to investors.

Assuming that the Domestication does not occur pursuant to the terms of the merger agreement, after the merger, New Roadzen will be a British Virgin Islands business company. New Roadzen will qualify as a foreign private issuer if less than fifty percent of its outstanding voting securities are directly or indirectly owned of record by residents of the United States or none of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents; (ii) more than 50% of its assets are located in the U.S.; or (iii) its business is administered principally in the U.S. Under Roadzen’s current business structure, New Roadzen is expected to qualify as a foreign private issuer upon the consummation of the merger. Assuming that the Domestication does not occur pursuant to the terms of the merger agreement and the merger is consummated by the third quarter of calendar year 2023, Vahanna and Roadzen expect that New Roadzen will qualify as a foreign private issuer no later than September 30, 2023, which will be last day of New Roadzen’s second fiscal quarter following the closing of the merger.

As a foreign private issuer, New Roadzen will not be subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, New Roadzen will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, New Roadzen would not be required to issue proxy statements that comply with the requirements applicable to U.S. domestic reporting companies. New Roadzen will also have four months after the end of each fiscal year to file its annual reports with the SEC and will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, New Roadzen’s officers, directors, and principal shareholders will be exempt from the requirements to report transactions in its equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. These exemptions and leniencies, along with other corporate governance exemptions resulting from its ability to rely on home country rules, will reduce the frequency and scope of information and protections to which you may otherwise have been eligible in relation to a U.S. domestic reporting company.

Because New Roadzen will be incorporated under the laws of the British Virgin Islands (if no Domestication occurs), shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. Federal courts may be limited.

New Roadzen will be incorporated under the laws of the British Virgin Islands. As a result, it may be difficult for investors to effect service of process within the United States upon New Roadzen directors or officers, or enforce judgments obtained in the United States courts against New Roadzen directors or officers.

New Roadzen will be a British Virgin Islands company and substantially a majority of its assets will be located outside of the U.S. A majority of its current operations are conducted in Europe and India. In addition, most of its directors and officers will reside outside the U.S. As a result, it may be difficult for you to effect service of process within the U.S. or elsewhere upon these persons. It may also be difficult for you to enforce in Europe, India or British Virgin Islands courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against New Roadzen and its officers and directors, most of whom are not residents in the U.S. and the majority of whose assets are located outside of the U.S. It may be difficult or impossible for you to bring an action against New Roadzen in the British Virgin Islands if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the British Virgin Islands, Europe or India would recognize or enforce judgments of U.S. courts against New Roadzen or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state, and it is uncertain whether such British Virgin Islands, European or Indian courts would hear original actions brought in the British Virgin Islands, Europe or India against New Roadzen or such persons predicated upon the securities laws of the U.S. or any state. See “Enforceability of Civil Liabilities.”

There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that the U.S. judgment:

•

the U.S. court issuing the judgment had jurisdiction in the matter and New Roadzen either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	is final and for a liquidated sum;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of New Roadzen;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

The courts of the British Virgin Islands are also unlikely:

•

to recognize or enforce against New Roadzen judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of New Roadzen; and

•	to impose liabilities against New Roadzen, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

New Roadzen does not intend to pay cash dividends for the foreseeable future.

Following the merger, New Roadzen currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New Roadzen’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

New Roadzen may be subject to securities litigation, which is expensive and could divert management attention.

The market price of New Roadzen Ordinary Shares may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New Roadzen may be the target of this type of litigation in the future. Securities litigation against New Roadzen could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Risks Relating to the Deemed Domestication and the Domestication

If the Domestication occurs, the Proposed Delaware Charter will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit New Roadzen stockholders’ ability to obtain a favorable judicial forum for disputes with New Roadzen or its directors, officers, employees or stockholders.

Should Vahanna change its domicile by way of its continuation out of the British Virgin Islands, as a business company incorporated under the laws of the British Virgin Islands, and into the State of Delaware to become a corporation incorporated under the laws of the State of Delaware, the Proposed Delaware Charter will provide that, unless New Roadzen selects or consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of the foregoing, “internal corporate claims” means claims, including claims in the right of New Roadzen that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring any interest in any shares of New Roadzen common stock will be deemed to have notice of and consented to the provisions of this provision.

This choice of forum provision may limit a New Roadzen shareholder’s ability to bring a claim in a forum that it finds favorable for disputes with New Roadzen or any of its directors, officers or employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce this provision. If a court ruled the choice of forum provision was inapplicable or unenforceable in an action, New Roadzen may incur additional costs to resolve such action in other jurisdictions. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any claims arising under the Securities Act of 1933 be brought in the federal district courts of the United States in accordance with clause (b) of the choice of forum provision, and (ii) any derivative actions, including those brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), be brought in the United States District Court for the District of Delaware in accordance with clause (a) of the choice of forum provision. The provision does not apply to any direct claims brought by New Roadzen’s shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Exchange Act. New Roadzen’s shareholders will not be deemed, by operation of the choice of forum provision, to have waived New Roadzen’s obligation to comply with all applicable federal securities laws and the rules and regulations thereunder.

If the Domestication occurs, upon consummation of the merger, the rights of holders of New Roadzen common stock arising under the DGCL as well as the Proposed Delaware Charter will differ from and may be less favorable to the rights of holders of Class A Ordinary Shares arising under the British Virgin Islands Companies Act as well as the Existing Charter.

If the Domestication occurs, upon consummation of the merger, the rights of holders of New Roadzen common stock will arise under the Proposed Delaware Charter as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Charter and BVI law and, therefore, some rights of holders of New Roadzen common stock could differ from the rights that holders of Class A Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under the British Virgin Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that New Roadzen becomes involved in costly litigation, which could have a material adverse effect on New Roadzen.

In addition, there are differences between the Proposed Delaware Charter of New Roadzen and the Existing Charter of Vahanna. For a more detailed description of the rights of holders of New Roadzen common stock and how they may differ from the rights of holders of Class A Ordinary Shares, please see the section titled “Comparison of Shareholders’ Rights.” The forms of the Proposed Delaware Charter and the Proposed Bylaws of New Roadzen are attached as Annex J and Annex K, respectively, to this Proxy Statement/Prospectus.

Some provisions of the Proposed Delaware Charter and Delaware law may have anti-takeover effects that could discourage an acquisition of New Roadzen by others, even if an acquisition would be beneficial to New Roadzen’s stockholders, and may prevent attempts by New Roadzen’s stockholders to replace or remove New Roadzen’s current management.

Provisions in the Proposed Delaware Charter, as well as provisions of the DGCL, could make it more difficult for a third party to acquire New Roadzen or increase the cost of acquiring New Roadzen, even if doing so would benefit New Roadzen’s stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

•	nothing in the Proposed Delaware Charter precludes future issuances without stockholder approval of the authorized but unissued shares of New Roadzen common stock;

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;

•	no provision in the Proposed Delaware Charter or the Proposed Bylaws provides for cumulative voting, which limits the ability of minority stockholders to elect director candidates;

•

the Proposed Bylaws will provide that the affirmative vote of a majority of the of the shares voted and entitled to vote of New Roadzen, voting as a single class, is required for stockholders to amend or adopt any provision of New Roadzen’s bylaws;

•

the Proposed Delaware Charter authorizes undesignated preferred stock, the terms of which may be established and shares of which may be issued, without the approval of the holders of New Roadzen common stock; and

•	certain litigation against New Roadzen can only be brought in Delaware.

New Roadzen will continue to be liable under the BVI Companies Act following the Domestication.

Where a company is continued under the laws of a jurisdiction outside the British Virgin Islands: (a) the company continues to be liable for all of its claims, debts, liabilities and obligations that existed prior to its continuation as a company under the laws of the jurisdiction outside the British Virgin Islands; (b) no conviction, judgement, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against the company or against any member, director, officer or agent thereof, is released or impaired by its continuation as a company under the laws of the jurisdiction outside the British Virgin Islands; (c) no proceedings, whether civil or criminal, pending by or against the company, or against any member, director, officer or agent thereof, are abated or discontinued by its continuation as a company under the laws of the jurisdiction outside the British Virgin Islands, but the proceedings may be enforced, prosecuted, settled or compromised by or against the company or against the member, director, officer or agent thereof, as the case may be; and (d) service of process may continue to be effected on the registered agent of the company in the British Virgin Islands in respect of any claim, debt, liability or obligation of the company during its existence as a company under the BVI Companies Act.

As a result of the Deemed Domestication, Vahanna is expected to be treated as a U.S. domestic corporation for U.S. federal income tax purposes.

Although Vahanna is incorporated under the laws of the BVI, it is expected to be treated as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code as a result of the merger because the merger is expected to result in an 80% Inversion (as defined in “Material U.S. Federal Income Tax Considerations” below). In the event that Vahanna receives notice pursuant to the Vahanna Special Meeting that public holders of Vahanna’s Class A Ordinary Shares have elected to redeem less than 12,000,000 Class A Ordinary Shares (or less than approximately 48% of the outstanding Vahanna ordinary shares), the merger may not result in an 80% Inversion, but the Domestication will result in the domestication of Vahanna from a non-U.S. corporation to a U.S. corporation.

As a result, in all events, Vahanna is expected to be deemed to convert from a non-U.S. corporation to a U.S. corporation in an F Reorganization that occurs either at the end of the day immediately preceding the merger, in the case of the Deemed Domestication, or on the date that the certificate of domestication is filed with the Delaware Secretary of State, in all events at least one business day before the merger, in the event of the Domestication. Consequently, Vahanna will be subject to U.S. federal income tax on its worldwide taxable income following the Deemed Domestication or the Domestication, as applicable. See the section titled “Material U.S. Federal Income Tax Considerations — Tax Residency of Vahanna for U.S. Federal Income Tax Purposes” for a more complete discussion. Additionally, a Non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations” below) of Class A Ordinary Shares may be subject to U.S. federal income withholding taxes on any dividends in respect of such Non-U.S. Holder’s Class A Ordinary Shares subsequent to the Deemed Domestication or the Domestication, as applicable.

Certain investors may be required to recognize gain for U.S. federal income tax purposes as a result of the Deemed Domestication or the Domestication, or may be subject to U.S. withholding tax.

As discussed more fully under the section “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders,” Vahanna will, in the event of either the Domestication or the Deemed Domestication, as applicable, for U.S. federal income tax purposes, convert from a non-U.S. corporation to a U.S. corporation in an F Reorganization. Therefore, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) of Class A Ordinary Shares will be subject to Section 367(b) of the Code and, as a result:

•

Subject to the discussion below concerning PFICs, a U.S. Holder of Class A Ordinary Shares whose ordinary shares have a fair market value of less than $50,000 on the date of the Deemed Domestication or Domestication, as applicable, and who is not a 10% Shareholder (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b) — U.S. Holders that Own More than 10 Percent (by Vote or Value) of Vahanna”) will not recognize any gain or loss and will not be required to include any part of Vahanna’s earnings in income.

•

Subject to the discussion below concerning PFICs, a U.S. Holder of Class A Ordinary Shares whose ordinary shares have a fair market value of $50,000 or more, but who is not a 10% Shareholder will generally recognize gain (but not loss) on the deemed receipt of Class A Ordinary Shares in the Deemed Domestication or Domestication, as applicable. As an alternative to recognizing gain as a result of the Deemed Domestication or Domestication, as applicable, such U.S. Holder may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the U.S. Treasury Regulations under Section 367 of the Code) attributable to its Class A Ordinary Shares, provided certain other requirements are satisfied.

•

Subject to the discussion below concerning PFICs, a U.S. Holder of Class A Ordinary Shares who on the date of the Deemed Domestication or Domestication, as applicable, is a 10% Shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the U.S. Treasury Regulations under Section 367 of the Code) attributable to its Class A Ordinary Shares provided certain other requirements are satisfied.

As discussed further under “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules” below, Vahanna believes that it is (and has been) a PFIC for U.S. federal income tax purposes. If Vahanna is a PFIC, proposed U.S. Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), generally would require a U.S. Holder to recognize gain as a result of the Deemed Domestication or the Domestication, as applicable, unless the U.S. Holder makes (or has made) certain elections discussed further under “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.”

The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and in what form, and as a result, the impact of such proposed regulations is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Deemed Domestication or the Domestication, as applicable, see the section titled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.”

Because the Deemed Domestication or the Domestication, as applicable, of Vahanna will occur prior to the redemption of Holders that exercise redemption rights with respect to Class A Ordinary Shares, Non-U.S. Holders may become subject to withholding tax on any amounts treated as dividends paid on Class A Ordinary Shares as a result of the redemption. Additionally, the Deemed Domestication or the Domestication, as applicable, may cause Non-U.S. Holders to become subject to U.S. federal income withholding taxes on any dividends in respect of such Non-U.S. Holder’s Class A Ordinary Shares paid by New Roadzen subsequent to the merger.

The tax consequences of the Deemed Domestication or the Domestication, as applicable, are complex and will depend on a Holder’s particular circumstances. All Holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the Deemed Domestication and the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Deemed Domestication and the Domestication, see the section below titled “Material U.S. Federal Income Tax Considerations.”

Risks Relating to the Redemption

There is no guarantee that a Vahanna public shareholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

No assurance can be given as to the price at which a public shareholder may be able to sell the New Roadzen Ordinary Shares in the future following the completion of the merger. Certain events following the consummation of any business combination, including the merger, may cause an increase in New Roadzen’s share price, and may result in a lower value realized now than an Vahanna shareholder might realize in the future had the shareholder not elected to redeem such shareholder’s Class A Ordinary Shares. Similarly, if an Vahanna public shareholder does not redeem his, her or its shares, such shareholder will bear the risk of ownership of New Roadzen Ordinary Shares after the consummation of the merger, and there can be no assurance that a shareholder can sell his, her or its New Roadzen Ordinary Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. See “Questions and Answers — Questions and Answers About the Vahanna Special Meeting — How do redemptions affect the value of my New Roadzen Ordinary Shares?”

Furthermore, all public warrants will remain outstanding after consummation of the merger even if all Class A Ordinary Shares are redeemed by Vahanna public shareholders. Based on the average of the high and low trading prices of the public warrants on Nasdaq on the Record Date, the public warrants had an aggregate value of $[●]. However, there can be no assurance that the trading price of the public warrants or the New Roadzen Ordinary Shares issuable upon exercise of the public warrants will increase due to redemptions of the Class A Ordinary Shares. See “— Additional Risks Relating to Ownership of New Roadzen Ordinary Shares Following the Merger — New Roadzen’s share price may change significantly following the merger and you could lose all or part of your investment as a result.”

A Vahanna public shareholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Vahanna public shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.

To exercise their redemption rights, holders of Class A Ordinary Shares are required to deliver their shares, either physically or electronically using the Depository Trust Company’s DWAC System, to Vahanna’s transfer agent no later than 5:00 p.m., New York time, on the second business day prior to the vote at the Vahanna Special Meeting. If a holder fails to properly seek redemption as described in this proxy statement/prospectus and the merger with Roadzen is consummated, such holder will not be entitled to redeem these shares for a pro rata portion of funds deposited in the Trust Account. See the section titled “Vahanna Special Meeting of Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Class A Ordinary Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Class A Ordinary Shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Class A Ordinary Shares, without the prior consent of Vahanna, which we refer to as the “Excess Shares.” However, Vahanna will not be restricting its shareholders’ ability to vote all of their shares (including Excess Shares) for or against the business combination. Your inability to redeem any such Excess Shares will reduce your influence over our ability to complete the business combination and you could suffer a material loss on your investment in Vahanna if you sell such Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if Vahanna completes the business combination and as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss. Vahanna cannot assure you that the value of such Excess Shares will appreciate over time following the merger or that the market price of the Excess Shares will exceed the per share redemption price.

There is uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of Class A Ordinary Shares.

There is some uncertainty regarding the U.S. federal income tax consequences to holders of Class A Ordinary Shares who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short- term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any Class A Ordinary Shares following the redemption, and if so, the total number of Class A Ordinary Shares held by the holder both before and after the redemption relative to all Class A Ordinary Shares outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Vahanna or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section titled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Redemption of Class A Ordinary Shares Following the Merger” and “ — U.S. Federal Income Taxation of Non-U.S. Holders — Redemption of Class A Ordinary Shares Following the Merger.”

A new 1% U.S. federal excise tax could be imposed on Vahanna in connection with the redemptions of Class A Ordinary Shares.

The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs in connection with the merger is expected to be subject to the excise tax. Whether and to what extent Vahanna would be subject to the excise tax would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the merger, (ii) the nature and fair market value of any Class A Ordinary Shares issued to the Roadzen shareholders in connection with the merger, and (iii) the content of regulations and other guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by us, and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete the merger and in Vahanna’s ability to complete the merger.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

Vahanna is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the merger and other transactions contemplated by the merger agreement, as more fully described below. The following unaudited pro forma condensed combined balance sheet of New Roadzen as of December 31, 2022 and the unaudited pro forma condensed combined statements of operations of New Roadzen for the year ended December 31, 2022 present the combination of the financial information of Vahanna and Roadzen after giving effect to the following transactions:

•	the reverse recapitalization between Roadzen and Vahanna pursuant to the merger,

•	Roadzen’s assumed acquisition of Global Insurance Management Limited,

•	Roadzen’s assumed acquisition of National Automobile Club, and

•	the issuance of an aggregate of $54.7 million of ordinary shares issued at par.

Collectively these transactions are referred to as the “Transaction Adjustments”, described in the accompanying notes. Vahanna and Roadzen are collectively referred to herein as the “Companies,” and the Companies, subsequent to the merger and the PIPE Investment, are referred to herein as “New Roadzen.”

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 give effect to the Transaction Adjustments as if they had occurred on January 1, 2022. The unaudited pro forma condensed combined balance sheet as of December 31, 2022 gives effect to the Transaction Adjustments as if they had occurred on December 31, 2022. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Roadzen’s financial condition or results of operations would have been had the Transaction Adjustments occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Roadzen. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The Transaction Adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The historical financial information of Vahanna was derived from the audited financial statements of Vahanna as of and for the year ended December 31, 2022 and, which are included elsewhere in this proxy statement/prospectus.

The historical financial information of Roadzen was derived from the unaudited condensed consolidated financial statements of Roadzen as of and for the nine months ended December 31, 2022 and the audited consolidated financial statements of Roadzen as of and for the year ended March 31, 2022, which are included elsewhere in this proxy statement/prospectus.

The historical financial information of Global Insurance Management was derived from the audited consolidated financial statements of Global Insurance Management as of and for the year ended December 31, 2022, which are included elsewhere in this proxy statement/prospectus.

The historical financial information of National Automobile Club was derived from the audited financial statements of National Automobile Club as of and for the year ended December 31, 2022, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of Vahanna, Roadzen, Global

Insurance Management and National Automobile Club and the notes thereto, as well as the disclosures contained in the sections titled “Vahanna’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Roadzen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

The Merger

On February 10, 2023, Vahanna, Merger Sub and Roadzen entered into the merger agreement, pursuant to which Roadzen will be merged with and into Merger Sub, with Roadzen surviving the merger as a wholly owned subsidiary of Vahanna. After giving effect to the merger, Vahanna will own, directly or indirectly, all of the issued and outstanding equity interests of Roadzen and its subsidiaries and will become New Roadzen. Existing Roadzen equity holders will hold a portion of the ordinary shares of New Roadzen.

Subject to the terms and conditions of the merger agreement, the consideration to be received by the Existing Roadzen equity holders in connection with the merger will be 68.3 million New Roadzen Ordinary Shares, valued at $10.00 per share for total merger consideration of $683 million.

In addition, certain investors are expected to subscribe for an aggregate of $54.7 million of ordinary shares of New Roadzen in a private placement expected to close just prior to the completion of the merger. As of the date of this proxy statement/prospectus, Vahanna has not entered into any subscription agreements for the PIPE Investment and the actual amount of the PIPE Investment may be greater or less than this target amount; therefore, we have made certain assumptions with respect to the expected size of proceeds and per share issuance price of such securities. The actual terms of such issuance are not known at this time.

The following summarizes the number of New Roadzen Ordinary Shares outstanding before and following the consummation of the merger and the PIPE Investment under the two scenarios, at the consummation of the merger excluding the potential dilutive effect of the exercise or vesting of warrants and stock options:

	No Redemptions	Maximum Redemptions
Sponsor	4,852,500	4,852,500
Mizuho	150,000	150,000
Public	20,010,000	—
PIPE Investment	5,470,000	5,470,000
Roadzen(1)	68,300,000	68,300,000

	98,782,500	78,722,500

(1)	For purposes of this section, “Unaudited Pro Forma Condensed Combined Financial Information”, figures assume the issuance of all 68,300,000 New Roadzen Ordinary Shares.

Acquisition of Global Insurance Management

On June 8, 2022, Roadzen entered into a share purchase agreement (the “GIM Purchase Agreement”) with AXA Partners Holding S.A. (“AXA”), pursuant to which Roadzen will acquire Global Insurance Management Limited (“Global Insurance Management Limited” or “GIM”), a company incorporated and registered in England and Wales, from AXA for a total purchase price of £5 million (five million pounds, or approximately $6.29 million based on an exchange rate of £1.00 = USD $1.2587 as of June 8, 2022), subject to adjustment as set forth in the GIM Purchase Agreement. The acquisition of Global Insurance Management remains subject to the satisfaction of certain customary closing conditions. The acquisition of GIM is a closing condition to the merger agreement.

Acquisition of National Automobile Club

On August 5, 2022, Roadzen entered into a securities purchase agreement (the “NAC Purchase Agreement”) with National Automobile Club, a California corporation (“National Automobile Club” or “NAC”), and National Automobile Club Employee Stock Ownership Trust, pursuant to which Roadzen will acquire National Automobile Club from National Automobile Club Employee Stock Ownership Trust for a total purchase price of $1,750,000, subject to adjustment as set forth in the NAC Purchase Agreement. The acquisition of National Automobile Club is a closing condition to the merger agreement.

Accounting Treatment

The merger is expected to be accounted for as a reverse recapitalization because Roadzen has been determined to be the accounting acquirer under both the minimum redemption and maximum redemption scenarios. Under this method of accounting, Vahanna will be treated as the “acquired” company for financial reporting purposes. Accordingly, the merger will be treated as the equivalent of Roadzen issuing shares for the net assets of Vahanna, accompanied by a recapitalization. The net assets of Vahanna will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of Roadzen. This accounting treatment determination was primarily based on the following:

•

The Pre-Closing Roadzen Holders will hold the majority of voting rights in New Roadzen or will be the largest single voting interest block in New Roadzen, in the “maximum redemption” and “minimum redemption” scenarios, respectively;

•	The pre-combination directors of Roadzen will be the majority of the directors on the board of directors of New Roadzen;

•	Senior management of Roadzen will comprise the senior management of New Roadzen; and

•	Operations of Roadzen will comprise the ongoing operations of New Roadzen.

The GIM and NAC purchases are expected to be accounted for as forward acquisitions, as Roadzen is acquiring them for cash. Under this method of accounting, the acquired assets, including intangible assets, and assumed liabilities will be recorded at fair value and the excess of fair value of the net assets over historical cost will be recorded as goodwill.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The historical financial information of Vahanna, Roadzen, GIM and NAC has been adjusted in the unaudited pro forma condensed combined financial information to give effect to (a) Transaction Accounting Adjustments (as defined in Article II of Regulation S-X) and (b) Management’s Adjustments (as defined in Article II of Regulation S-X).

National Automobile Club and Global Insurance Management have been included in the pro forma financial information as they are “significant” and are a closing condition to the Vahanna/Roadzen merger. Therefore, they are probable transactions and would be required under Regulation S-X to be included in the pro forma financial information.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Class A Ordinary Shares into cash:

•	Assuming No Redemptions: This presentation assumes that no Vahanna shareholders exercise redemption rights with respect to their Class A Ordinary Shares.

•

Assuming Maximum Redemptions: This scenario assumes that 20,010,000 Class A Ordinary Shares are redeemed pursuant to their redemption rights at a redemption price of approximately $10.35 per share. This scenario includes all adjustments contained in the above scenario but presents additional adjustments to reflect the effect of the maximum redemptions.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

The unaudited pro forma condensed combined information contained herein assumes that the Vahanna shareholders approve the merger. Vahanna’s public shareholders may elect to redeem their Class A Ordinary Shares for cash even if they approve the merger. Vahanna cannot predict how many of its public shareholders will exercise their right to have their Class A Ordinary Shares redeemed for cash. As a result, New Roadzen has provided the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total New Roadzen equity between holders of the ordinary shares. The first scenario, or “no redemption scenario,” assumes that none of Vahanna’s public shareholders will exercise their right to have their Class A Ordinary Shares redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that all holders redeem all of their Class A Ordinary Shares. The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

NEW ROADZEN

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2022

(In thousands)

	Roadzen	GIM	NAC	Transaction Adjustments for GIM and NAC		Pro Forma Combined Roadzen, GIM and NAC	Vahanna	Pro Forma Adjustments for the Reverse Recapitalization Assuming Minimum Redemption		Pro Forma Combined Assuming Minimum Redemption	Pro Forma Adjustments for the Reverse Recapitalization Assuming Maximum Redemption		Pro Forma Combined Assuming Maximum Redemption
	(Historical)	(Historical)	(Historical)				(Historical)
ASSETS
Current assets:
Cash and cash equivalents	$1,284	17,270	2,918	(2,301)	D	16,553	51	207,091	A	202,417	(207,091)	H	50,026
				(2,618)	D			(6,525)	B		54,700	F
								(300)	I
								(14,453)	C
Investments	—	—	1,000	(1,000)	D	—	—	—		—	—		—
Accounts receivable	640	3,786	1,449	—		5,875	—	—		5,875			5,875
Inventory	78	—	—	—		78	—	—		78			78
Prepaid expenses and other current assets	3,685	200	71	—		3,956	148	—		4,104			4,104
Total current assets	5,687	21,256	5,438	(5,919)		26,462	199	185,813		212,474	(152,391)		60,083
Non-current assets:
Restricted cash and cash equivalents	641	—	—	—		641	—	—		641			641
Non marketable securities	4,910	—	—	—		4,910	—	—		4,910			4,910
Cash and marketable securities held in Trust Account	—	—	—	—		—	207,091	(207,091)	A	—			—
Right of use asset	543	252	45	—		840	—	—		840			840
Intangible assets	2,765	—	25	3,307	E	6,750	—	—		6,750			6,750
				653	E
Goodwill	1,610	—	—	2,802	E	5,566	—			5,566			5,566
				1,154	E
Other long-term assets	380	14	9	—		403	—			403			403
Property and equipment, net	221	31	—	—		252	—			252			252
Total non-current assets	11,070	297	79	7,916		19,362	207,091	(207,091)		19,362	—		19,362
TOTAL ASSETS	16,757	21,553	5,517	1,997		45,824	207,290	(21,278)		231,836	(152,391)		79,445
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	3,995	1,421	699	—		6,115	1,130	(1,130)	C	6,115			6,115
Note payable	—	—	—	—		—	—	—		—			—
Sum due to insurer	—	11,518	—	—		11,518	—	—		11,518			11,518
Preferred share warrants	103	—	—	—		103	—	—		103			103
Current portion of long-term borrowings	2,445	—	—	—		2,445	—	—		2,445			2,445
Short-term borrowings	4,551	—	—	—		4,551	300	(300)	I	4,551			4,551
Short-term lease liabilities	201	26	46	—		273	—	—		273			273
Other current liabilities	2,452	3,248	126	—		5,826	—	—		5,826			5,826
Total current liabilities	13,747	16,213	871	—		30,831	1,430	(1,430)		30,831	—		30,831
Non-current liabilities:
Long-term borrowings	18,785	—	—	—		29,106	—	(17,566)	J	11,540			11,540
				7,622	E
				2,699	E
Deferred underwriting fee	—	—	—	—		—	6,525	(6,525)	B	—			—
Long-term operating lease liabilities	363	—	—	—		363				363			363
Other long-term liabilities	368	831	—	694	E	2,030				2,030			2,030
				137	E
Total non-current liabilities	19,516	831	—	11,152		31,499	6,525	(24,091)		13,933	—		13,933
Total liabilities	33,263	17,044	871	11,152		62,330	7,955	(25,521)		44,764	—		44,764

	Roadzen	GIM	NAC	Transaction Adjustments for GIM and NAC		Pro Forma Combined Roadzen, GIM and NAC	Vahanna	Pro Forma Adjustments for the Reverse Recapitalization Assuming Minimum Redemption		Pro Forma Combined Assuming Minimum Redemption	Pro Forma Adjustments for the Reverse Recapitalization Assuming Maximum Redemption		Pro Forma Combined Assuming Maximum Redemption
	(Historical)	(Historical)	(Historical)				(Historical)
Temporary equity:
Ordinary shares subject to possible redemption	—	—	—	—		—	207,091	(207,091)	A	—
Series A and A1 Preferred shares and additional paid in capital	30,137	—	—	—		30,137		(30,137)	J				—
Shareholders’ equity (deficit):						—
Ordinary shares	—	—	—	—		—	—	3	A	10	(2)	H	8
								7	J
Additional paid-in capital	303	331	456	—		303	—	207,088	A	247,331	(207,089)	H	94,942
				(331)	E			(7,756)	G		54,700	F
				(456)	E
				—				47,703	J
								(7)	J
Accumulated deficit	(46,587)	4,570	4,190	(2,269)	E	(46,587)	(7,756)	7,756	G	(59,910)			(59,910)
				(572)	E			(13,323)	C
						—				—			—
				(2,301)	D
				(3,618)	D
Accumulated other comprehensive loss	(112)	(392)		392	E	(112)				(112)			(112)
Total shareholders’ deficit before non controlling interest	(46,396)	4,509	4,646	(9,155)		(46,396)	(7,756)	241,471		187,319	(152,391)		34,928
Non controlling interest	(247)					(247)				(247)			(247)
Total shareholders’ equity (deficit)	(46,643)	4,509	4,646	(9,155)		(46,643)	(7,756)	241,471		187,072	(152,391)		34,681
TOTAL LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT	16,757	21,553	5,517	1,997		45,824	207,290	(21,278)		231,836	(152,391)		79,445

NEW ROADZEN

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2022

	Roadzen	GIM	NAC	Transaction Adjustments for GIM and NAC		Pro Forma Combined Roadzen, GIM and NAC	Vahanna	Pro Forma Adjustments for the Reverse Recapitalization Assuming Minimum Redemption		Pro Forma Combined Assuming Minimum Redemption	Pro Forma Adjustments for the Reverse Recapitalization Assuming Maximum Redemption	Pro Forma Combined Assuming Maximum Redemption
	(Historical)	(Historical)	(Historical)	(Historical)			(Historical)
Revenues	$12,256	32,683	12,354			57,293	—	—		57,293		57,293
Operating costs and expenses:
Administration fee - related party	—	—	—	—		—	240	—		240		240
Selling, general and administrative expenses	21,268	33,648	12,083	876	BB	67,484	1,755	13,323	AA	82,562		82,562
				163	BB
				(554)	FF
Total operating costs and expenses	21,268	33,648	12,083	485		67,484	1,995	13,323		82,802		82,802
Loss from operations	(9,012)	(965)	271	(485)		(10,191)	(1,995)	(13,323)		(25,509)	—	(25,509)
Other income (expense):
Interest expense	(632)	(17)	—	(646)	EE	(1,450)	—	—		(1,450)		(1,450)
	—	—	—	(155)	EE	—	—	—		—		—
Realized and unrealized gains on investments in the Trust account	—	—	—	—		—	2,978	(2,978)	CC	—		—
Fair value changes in financial instruments carried at fair value	(1,423)	—	—	—		(1,423)	—	1,389	DD	(34)		(34)
Other income (expense)	70	1,061	(1,150)	—		(19)	—	—		(19)		(19)
Total other income (expense)	(1,985)	1,044	(1,150)	(801)		(2,892)	2,978	(1,589)		(1,503)	—	(1,503)
Net income (loss) before income tax provision	(10,997)	79	(879)	(1,286)		(13,083)	983	(14,912)		(27,012)	—	(27,012)
Income tax provision	(4)	—	(1)	(184)	BB	(223)	—	—		(223)		(223)
	—	—	—	(34)	BB	—	—	—		—		—
Net income (loss)	(11,001)	79	(880)	(1,504)		(13,306)	983	(14,912)		(27,235)	—	(27,235)
Less: net loss attributable to non-controlling interest, net of tax	(201)	—	—	—		(201)	—	—		(201)		(201)
Net loss attributable to shareholders	(10,800)	79	(880)	(1,504)		(13,105)	983	(14,912)		(27,034)	—	(27,034)

NEW ROADZEN

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE INFORMATION

	Roadzen	GIM	NAC	Vahanna	Minimum	Maximum
	(Historical)	(Historical)	(Historical)	(Historical)	Redemption	Redemption
Weighted average shares outstanding - Common stock	—	—	—
Basic and diluted net income per share - Common stock	—	—	—
Weighted average shares outstanding - Class A common stock subject to redemption		—	—	20,010,000	98,782,500	78,772,500
Basic and diluted net income per share - Class A common stock subject to redemption		—	—	0.04	(0.27)	(0.34)
Weighted average shares outstanding - Class B non-redeemable common stock		—	—	5,002,500	—	—
Basic and diluted net income per share - Class B non-redeemable common stock		—	—	0.04	—	—

Transaction Adjustments

(All amounts are in $ thousands, unless specified otherwise)

Adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

A

Reflects the release of $207.1 million of cash and cash equivalents held in the Trust Account at the balance sheet date and corresponding reclassification of common stock subject to possible redemption to 20,010,000 shares of common stock, that becomes available to fund expenses in connection with the merger or future cash needs of the Company.

B	Reflects the payment of $6.5 million of deferred underwriters’ fees.

The fees will be paid at the Closing out of the Trust Account.

C	Represents transaction costs totaling $21.2 million of which $7.9 million have been accrued by Vahanna in its historical financial statements.

D

As per the share purchase agreement between Roadzen, Inc. and AXA Partners Holding S.A. dated June 8, 2022, GIM is permitted to distribute cash amounting to $2.3 million to AXA Partners Holding S.A. upon closing of Roadzen’s acquisition of GIM. Also, as per the share purchase agreement between Roadzen, Inc. and National Automobile Club Employee Stock Ownership Trust dated August 5, 2022, NAC is required to distribute cash of approximately $2.61 million and investments of approximately $1.0 million to National Automobile Club Employee Stock Ownership Trust upon closing of Roadzen’s acquisition of NAC.

E	Reflects the fair value adjustment for the purchases of GIM and NAC as of December 31, 2022.

GIM

	Historical carrying amount	Fair value adjustment	Fair value
Assets acquired
Cash and cash equivalents*	14,969	—	14,969
Accounts receivable, net	3,786	—	3,786
Property and equipment, net	200	—	200
Intangibles	—	3,307	3,307
Other assets	297	—	297
Total assets acquired	19,252	3,307	22,559
Liabilities assumed
Deferred tax liability	—	694	694
Other liabilities	17,044	—	17,044
Total liabilities assumed	17,044	694	17,738
Net assets acquired	2,208	2,613	4,821
Represented by:
Common stock	331
Retained earnings*	2,269
Accumulated other comprehensive income	(392)
	2,208
Purchase consideration**	7,622
Net assets acquired	4,820
Goodwill	2,802

NAC

	Historical carrying amount	Fair value adjustment	Fair value
Assets acquired
Cash and cash equivalents*	300	—	300
Accounts receivable, net	1,449	—	1,449
Property and equipment, net	—	—	—
Intangibles	—	653	653
Other assets	151	—	151
Total assets acquired	1,900	653	2,553
Liabilities assumed
Deferred tax liability	—	137	137
Current liabilities	871	—	871
Total liabilities assumed	871	137	1,008
Net assets acquired	1,029	516	1,545
Represented by:
Common stock	456
Retained earnings*	573
	1,029
Purchase consideration**	2,699
Net assets acquired	1,545
Goodwill	1,154

*	Represents historical amounts adjusted for distributions referred to in D above.

**	Purchase consideration for acquisition for GIM and NAC will be discharged through funds raised from external borrowings.

F

In order to meet the closing conditions of the merger, New Roadzen, under this maximum redemption scenario, currently plans to raise an additional $54.7 million through the sale of 5.47 million ordinary shares, par value $0.0001 per share, at a purchase price of $10.00 per share. The par value of the ordinary shares has been rounded to zero for the purpose of the pro forma presentation. As of the date of this proxy statement/prospectus, New Roadzen has not entered into any subscription agreements for the PIPE Investment and the actual amount of the PIPE Investment may be greater or less than $54.7 million.

G	To reflect the elimination of the historical accumulated deficit of Vahanna.

H	Reflects the maximum redemption of 20.0 million shares for $207.1 million.

I	Repayment of Sponsor note of $0.3 million.

J

Reflects the conversion of Roadzen’s convertible notes ($17.6 million) and preferred stock ($30.1 million) to common stock which is expected to take place concurrently with the merger and the issuance of 68.3 million shares of the Company’s common stock to Roadzen equity holders as consideration for the reverse recapitalization.

Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022:

AA	Represents transaction costs totaling $21.2 million of which $7.9 million have been accrued by Vahanna in its historical financial statements.

BB

Represents the amortization charge of $0.876 million and $0.163 million on customer contracts acquired as part of the GIM and NAC acquisitions, respectively, and resultant deferred tax impact thereof ($0.184 million — GIM; $0.34 million — NAC). The estimated useful life of the intangible assets is 5 years as of January 1, 2022.

CC	Represents an adjustment to eliminate gain on investments held in the Trust Account as of the beginning of the period.

DD	Represents reversal of fair value adjustment on convertible notes upon conversion to common stock.

EE	8% interest on additional debt as a result of the acquisitions of NAC and GIM. 8% is management’s current estimate of the market rate for the Company’s debt.

FF	Accounting policy adjustment to record actuarial gains/losses on pension liability in the statement of operations instead of other comprehensive income.

Loss per Share

Basic loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the merger, assuming the shares were outstanding at the beginning of the periods presented.

Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the pro forma combined net loss.

The following common share equivalent securities have been excluded from the calculation of weighted- average common shares outstanding because the effect is anti-dilutive for the periods presented:

Anti-dilutive common share equivalents:
Public Warrants	10,005,000
Private Placement Warrants	8,638,500

Total anti-dilutive common share equivalents	18,643,500

The unaudited pro forma condensed combined loss per share has been prepared assuming no redemptions and assuming maximum redemption for the year ended December 31, 2022:

	Vahanna Historical	Minimum Redemption	Maximum Redemption
Year Ended December 31, 2022
Weighted average shares outstanding	—	98,782,500	78,772,500
Basic and diluted net loss per share	—	(0.27)	(0.34)
Weighted average shares outstanding — common stock subject to redemption	20,010,000
Basic and diluted net income per share — common stock subject to redemption	0.04
Weighted average shares outstanding — non-redeemable common stock	5,002,500	—	—
Basic and diluted net income per share — non-redeemable common stock	0.04	—	—

Reconciliation of Financial Information Included in the Pro Forma Information

ROADZEN

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS RECONCILIATION FOR THE YEAR ENDED DECEMBER 31, 2022

	Financial Statements as included	Adjustments			Pro forma as presented
		Subtract	Subtract	Add
	Year ended March 31, 2022	Nine months ended December 31, 2021	Foreign exchange translation differences	Nine months ended December 31, 2022	Year ended December 31, 2022
Revenue	9,989	(5,958)	329	8,554	12,256
Costs and expenses:
Cost of services (exclusive of depreciation and amortization shown separately)	4,806	(4,294)	(191)	4,405	5,108
Sales and marketing	7,123	(4,283)	45	7,263	10,058
Research and development	1,307	(887)	46	1,780	2,154
General and administrative	1,621	(1,093)	174	1,974	2,329
Depreciation and amortization	1,370	(894)	150	1,294	1,620

Total costs and expenses	16,227	(11,451)	223	16,716	21,268

Loss from operations	(6,238)	5,493	106	(8,162)	(9,012)
Interest expense	(45)	10	(7)	(604)	(632)
Fair value changes in financial instruments carried at fair value	(3,393)	2,979	—	(1,009)	(1,423)
Other income/(expense), net	(105)	37	(103)	35	70

Loss before income tax expense	(9,780)	8,519	(4)	(9,739)	(10,997)
Income tax expense/(benefit)	25	22	(4)	(47)	4

Net loss	(9,805)	8,497	—	(9,693)	(11,001)

VAHANNA SPECIAL MEETING OF SHAREHOLDERS

General

Vahanna is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the board of directors for use at the Vahanna Special Meeting to be held on [●], 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Vahanna’s shareholders with information they need to know to be able to vote or direct their vote to be cast at the Vahanna Special Meeting.

Date, Time and Place

The Vahanna Special Meeting will be held on [●], 2023, at [●] New York time. On or about [●], 2023, Vahanna commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Vahanna Special Meeting.

Purpose of Vahanna Special Meeting

Vahanna shareholders are being asked to vote on the following proposals:

1.	the Business Combination Proposal;

2.	the Charter Proposal;

3.	the Governance Proposals;

4.	the Domestication Proposal (to the extent required);

5.	the Delaware Charter Proposal (to the extent required);

6.	the Delaware Governance Proposals (to the extent required);

7.	the Nasdaq Proposal;

8.	the Incentive Plan Proposal;

9.	the ESPP Proposal; and

10.	the Adjournment Proposal (to the extent required).

Recommendation of the Vahanna Board of Directors

The Vahanna board of directors has unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of Vahanna and its shareholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its shareholders for approval at the Vahanna Special Meeting on the date and at the time and place set forth in this proxy statement/ prospectus. The Vahanna board of directors unanimously recommends that Vahanna’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Domestication Proposal (to the extent required), “FOR” the Delaware Charter Proposal (to the extent required), “FOR” the Delaware Governance Proposals (to the extent required), “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal (to the extent required).

In considering the recommendation of the board of directors of Vahanna to vote in favor of approval of the proposals to be presented at the Vahanna Special Meeting, shareholders should keep in mind that certain members of the board of directors and executive officers of Vahanna and the Sponsor, including their directors and executive officers, have interests in such proposals that are different from, or in addition to, those of Vahanna shareholders generally. In particular:

•	Certain of the directors and officers of Vahanna have interests in the Sponsor and a pecuniary interest in the Founder Shares and Private Placement Warrants that the Sponsor holds. Each of Vahanna’s independent directors and Vahanna’s Chief Financial Officer has been granted certain non-voting units of the Sponsor representing an equivalent of 25,000 Founder Shares; however, each has disclaimed beneficial ownership of such Founder Shares as they are held and controlled by the Sponsor. The Sponsor has entered into a services agreement with Indus Global Techventures LLP (“Indus LLP”), which is controlled by Vahanna’s Chief Executive Officer and Chairman of the Board. The terms of the agreement require the Sponsor to pay a fixed monthly retainer fee in the amount of $10,000 to formulate an investment and marketing strategy and explore potential targets for a business combination on behalf of Vahanna. In addition, the Sponsor provided for a success fee that would entitle Indus LLP to distributions attributable to a certain non-voting class of units of the Sponsor which makes up 11.24% of the total fully diluted units of the Sponsor upon a successful business combination.

•

If the merger or another business combination is not consummated within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination), Vahanna will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Class A Ordinary Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the (a) 4,852,500 Founder Shares held by the Sponsor, which were acquired prior to the IPO for $25,000 and (b) 150,000 Class B Ordinary Shares held by Mizuho, which were acquired for $500,000, would be worthless because the holder is not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $[●] based upon the closing price of $[●] per Class A Ordinary Share on Nasdaq on the Record Date.

•

The Sponsor purchased an aggregate of 8,638,500 Private Placement Warrants from Vahanna for an aggregate purchase price of $8,638,500 (or $1.00 per warrant) in a private placement. These purchases took place on a private placement basis simultaneously with the consummation of the IPO. A portion of the proceeds Vahanna received from these purchases was placed in the Trust Account. Such warrants had an estimated aggregate value of $[●] based on the closing price of $[●] per public warrant on Nasdaq on the Record Date. The Private Placement Warrants will become worthless if Vahanna does not consummate a business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination).

•

If Vahanna is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Vahanna for services rendered or contracted for or products sold to Vahanna. If Vahanna consummates a business combination, however, Vahanna will be liable for all such claims.

•

Vahanna’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Vahanna’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Vahanna fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Vahanna may not be able to reimburse these expenses if the merger or another business combination, are not completed within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination).

•

Following the closing, the Sponsor will be entitled to the repayment of any working capital loans that have been made to Vahanna and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has loaned Vahanna $975,000 for working capital expenses with respect to the Convertible Note. If Vahanna does not complete an initial business combination within the required period, Vahanna may use a portion of its working capital held outside the Trust Account to repay the Convertible Note, but no proceeds held in the Trust Account would be used to repay the Convertible Note. The Convertible Note may be converted, in whole or in part, at the option of the Sponsor into warrants of Vahanna at a price of $1.00 per warrant, which warrants will be identical to the Private Placement Warrants; however, the merger agreement requires any amounts outstanding under the Convertible Note to be repaid in cash if the merger closes.

•

If Vahanna is able to complete a business combination within the required time period, the Sponsor and certain Vahanna directors and officers holding Founder Shares may receive a positive return on the 4,852,500 Founder Shares, which were acquired by Sponsor for an aggregate purchase price of $25,000 prior to the IPO, and/or the 8,638,500 Private Placement Warrants, which were acquired for an aggregate purchase price of approximately $8.6 million concurrently with completion of the IPO, even if the holders of Class A Ordinary Shares experience a negative return on their investment in the Class A Ordinary Shares after consummation of the merger.

•

The Sponsor’s aggregate at risk capital is $8,963,500, comprised of Founder Shares ($25,000), Private Placement Warrants ($8,638,500), and amounts outstanding under the Convertible Note ($975,000). Such Founder Shares had an estimated aggregate market value of $[●] based upon the closing price of $[●] per Class A Ordinary Share on Nasdaq on the Record Date. Such warrants (assuming that the aggregate amount outstanding under the Convertible Note are converted into warrants) had an estimated aggregate value of $[●] based on the closing price of $[●] per public warrant on Nasdaq on the Record Date. If Vahanna is unable to complete a business combination within the required time period, the Founder Shares and Private Placement Warrants will expire worthless, and the Convertible Note may only be repaid with working capital held outside the Trust Account and not with proceeds held in the Trust Account. The Sponsor and directors and officers of Vahanna do not otherwise have any amounts otherwise owed or payable by Vahanna. The Sponsor does not hold any interest in Roadzen.

•

Certain of Vahanna’s officers and directors may continue to serve as officers and directors of New Roadzen after the closing. As such, in the future they will determine the compensation paid to New Roadzen’s directors and officers.

•

The Sponsor and Vahanna’s directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Vahanna fails to complete a business combination by within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination).

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•

In addition to having an interest in and providing advisory services to Vahanna, the Sponsor and its controlling interest holders and affiliates have certain interests in and provide advisory services to Roadzen. Current and historical relationships and interests of the Sponsor and its affiliates in Roadzen and Vahanna include:

•

The Sponsor is controlled by its chairman, Vinode Ramgopal. Mr. Ramgopal is an advisor to Roadzen via his personal and professional relationship with certain of Roadzen’s executive officers and board members. Specifically, Mr. Ramgopal has known (a) Aashish Kalra, the chairman of Roadzen, for more than two decades and (b) Rohan Malhotra, the chief executive officer of Roadzen, since 2017.

•	Mr. Ramgopal introduced Roadzen to Vahanna.

•

Each of Mr. Ramgopal and Steven Carlson (Mr. Carlson is anticipated to serve as a director of New Roadzen following the merger) is a co-chairman and a 50% owner of Magellan Global, Inc., a financial services holding company (“Magellan”). Magellan is an approximately 15% interest holder in and serves as an advisor to Avacara PTE, Ltd (“Avacara”), a majority investor in Roadzen. Immediately prior to Closing, Avacara’s pre-closing interest in Roadzen is expected to represent approximately 26.1% of Roadzen on a fully diluted basis and, following the consummation of the merger, it is expected that Magellan’s interest in Avacara will be approximately 15% of Avacara on a fully diluted basis. Assuming that no Class A Ordinary Shares are redeemed in connection with the proposed merger, Magellan’s interest in Avacara would represent approximately 3.2% of the issued and outstanding New Roadzen Ordinary Shares immediately following the closing of the merger (assuming a No Redemption Scenario).

•

Magellan is the sole interest holder in (a) Pi Capital International LLC, a global advisory firm (“Pi Capital”), and (b) Marco Polo Securities Inc., a registered broker dealer (“Marco Polo”), each of which have provided certain financial advisory services to Roadzen. Mr. Ramgopal and Mr. Carlson are each 50% owners, co-chairmen of Magellan and co-chairmen of Pi Capital. Mr. Carlson is also a managing partner of Pi Capital.

•	Magellan has served as an advisor to Roadzen since 2020 and received a one-time payment of approximately $150,000 for such consulting services on January 12, 2021.

•

Pi Capital has served as an advisor to Roadzen since 2017, serving as M&A and capital markets advisor to Roadzen in certain of its proposed strategic acquisitions. Pi Capital has not received any compensation for its advisory services.

•

Marco Polo has served as an advisor to Roadzen since 2019 and has received aggregate fees of approximately $660,000 for services including strategic advisory and capital raising engagements, and an engagement in 2019 to advise on a private placement of $16.5 million of certain of Roadzen’s convertible preferred securities. Marco Polo was also engaged by Roadzen in 2022 as a financial advisor in connection with a proposed strategic acquisition that has since been abandoned, and no fee was paid by Roadzen as a result thereof. On June 22, 2022, Marco Polo entered into a formal engagement letter with Vahanna to serve as an M&A advisor to Vahanna in connection with the proposed transaction with Roadzen, whereby Marco Polo would be entitled to a $2.5 million success fee upon consummation of the merger.

•

Each of Mr. Ramgopal and Mr. Carlson hold aggregate indirect pre-closing interests in Roadzen (via their interest in Magellan and Magellan’s interest in Avacara) of approximately 2.0% on a fully diluted basis. Assuming that no Class A Ordinary Shares are redeemed in connection with the proposed merger, we expect that these interests would each represent approximately 1.6% of the issued and outstanding New Roadzen Ordinary Shares immediately following the closing of the merger (assuming a No Redemption Scenario).

•

On September 23, 2022, in a privately negotiated transaction whereby parties agreed to value Roadzen at a pre-money valuation of $200 million, Ajay Shah, a director of Vahanna, acquired an approximately 0.7% interest in Roadzen (on a fully diluted basis) from an existing Roadzen investor for an aggregate purchase price of $1.5 million. Assuming that no Class A Ordinary Shares are redeemed in connection with the proposed merger, this would represent approximately 0.5% of the issued and outstanding New Roadzen Ordinary Shares immediately following the closing of the merger (assuming a No Redemption Scenario). Mr. Ramgopal helped to facilitate this transaction between Roadzen and Mr. Shah.

In consideration of certain of the interests set forth above, the Vahanna Board engaged an independent investment banking firm that rendered an opinion with respect to the fairness, from a financial point of view, of the consideration to be paid by Vahanna to the equity holders of Roadzen pursuant to the merger agreement. For more information regarding the opinion, see the section titled “Proposal No. 1—The Business Combination Proposal—Opinion of SHEUMACK GMA.” Nevertheless, in light of the foregoing interests, including investments in Roadzen by certain of our officers and directors and other members of the Sponsor who are not officers or directors of the Vahanna, as well as investments in Vahanna, such persons may have interests in the merger that are different from or are in addition to those of other shareholders and, as a result, the terms of the merger may not be as advantageous to such other shareholders as they would be absent such interests.

•	Shareholders should take these interests into account in deciding whether to approve the merger. The Vahanna Board was aware of and did consider these interests, among other matters, in evaluating and negotiating the transaction and the transaction agreements and in making the recommendation to the shareholders of Vahanna that they vote in favor of the proposals presented at the Vahanna Special Meeting, including the Business Combination Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Vahanna Special Meeting if you owned Vahanna ordinary shares at the close of business on [●], 2023, which is the Record Date. You are entitled to one (1) vote for each Vahanna ordinary share that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 25,012,500 ordinary shares outstanding, of which 20,010,000 are Class A Ordinary Shares and 5,002,500 are Class B Ordinary Shares.

Vote of the Sponsor and Vahanna’s Directors and Officers

Pursuant to the Letter Agreement and the Sponsor Support Agreement, the Sponsor and Vahanna’s officers and directors have agreed to (i) vote any Vahanna ordinary shares owned by them in favor of the proposals set forth herein and (ii) waive certain of their anti-dilution and conversion rights.

The Sponsor and Vahanna’s directors and officers have waived any redemption rights, including with respect to Vahanna ordinary shares purchased in the IPO or in the aftermarket, in connection with the merger. The Founder Shares held by the Sponsor and certain of Vahanna’s directors and officers have no redemption rights upon Vahanna’s liquidation and will be worthless if no business combination is effected by Vahanna within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination). However, the Sponsor and Vahanna’s directors and officers are entitled to redemption rights upon Vahanna’s liquidation with respect to any Class A Ordinary Shares they may own.

Quorum and Required Vote for Proposals for the Vahanna Special Meeting

A quorum of Vahanna shareholders is necessary to hold a valid meeting. The holders of one-third of the Vahanna ordinary shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Class B Ordinary Shares, who currently own 20% of the issued and outstanding Vahanna ordinary shares, will count towards this quorum. As of the Record Date for the Vahanna Special Meeting, 8,337,500 Vahanna ordinary shares would be required to achieve a quorum.

Approval of each of the proposals set forth herein requires the affirmative vote of a majority of the votes cast by holders of Class A Ordinary Shares and Class B Ordinary Shares, voting together as a single class at a meeting at which a quorum is present. The Vahanna board of directors has already approved each of the proposals.

If Vahanna shareholders fail to approve the Business Combination Proposal, the Nasdaq Proposal or, as applicable, the Charter Proposal, the Domestication Proposal or the Delaware Charter Proposal, the merger will not occur. The Charter Proposal, the Domestication Proposal, the Delaware Charter Proposal, the ESPP Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. Additionally, the Nasdaq Proposal is conditioned upon the approval of the Charter Proposal, the Domestication Proposal, and the Delaware Charter Proposal, as applicable. The Adjournment Proposal, the Governance Proposals and the Delaware Governance Proposals are not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment

Proposal) will not be presented to the shareholders for a vote. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then the merger may not be consummated. If Vahanna does not consummate the merger and fails to complete an initial business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination), Vahanna will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public shareholders.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. For purposes of approval, a failure to vote, an abstention or a broker non-vote will have no effect on the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the Domestication Proposals, the Delaware Charter Proposal, the Delaware Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

Voting Your Shares

Each Vahanna ordinary share that you own in your name entitles you to one (1) vote on each of the proposals for the Vahanna Special Meeting. Your one or more proxy cards show the number of Vahanna ordinary shares that you own. There are several ways to have your Vahanna ordinary shares voted:

•	You can submit a proxy to vote your shares by calling the toll-free number shown on your proxy card and voting over the phone.

•	You can submit a proxy to vote your shares by visiting the website shown on your proxy card and voting via the Internet.

•

You can submit a proxy to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Vahanna Special Meeting. If you submit a proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Vahanna ordinary shares will be voted as recommended by Vahanna’s board of directors. Vahanna’s board of directors unanimously recommends that Vahanna’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposals, “FOR” the Domestication Proposal (to the extent required), “FOR” the Delaware Charter Proposal (to the extent required), “FOR” the Delaware Governance Proposal (to the extent required), “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal (to the extent required).

•

You can attend the Vahanna Special Meeting and vote in person or virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your Vahanna ordinary shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Vahanna can be sure that the broker, bank or nominee has not already voted your Vahanna ordinary shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Vahanna’s Secretary in writing before the Vahanna Special Meeting that you have revoked your proxy; or

•	you may attend the Vahanna Special Meeting in person or virtually, revoke your proxy, and vote in person or online as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee for information on how to change or revoke your voting instructions.

No Additional Matters May be Presented at the Vahanna Special Meeting

The Vahanna Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the Domestication Proposal (to the extent required), the Delaware Charter Proposal (to the extent required), the Delaware Governance Proposals (to the extent required), the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (to the extent required). Under Vahanna’s Existing Charter, no other matters may be considered at the Vahanna Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Vahanna Special Meeting.

Who Can Answer Your Questions About Voting

If have any questions about how to vote or direct a vote in respect of your Vahanna ordinary shares, you may call [●], Vahanna’s proxy solicitor, toll-free at ([●]) [●]-[●] (banks and brokers call ([●]) [●]-[●]) or email [●] at [●].com.

Redemption Rights

Holders of Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding Class A Ordinary Shares may demand that Vahanna redeem such shares for a full pro rata portion of the funds deposited in the Trust Account (which, for illustrative purposes, was $10.35 per share based on the balance of the Trust Account on December 31, 2022), calculated as of two (2) business days prior to the anticipated consummation of the merger. If a holder properly seeks redemption as described in this section and the merger with Roadzen is consummated, Vahanna will redeem these shares for a pro rata portion of the funds deposited in the Trust Account and the holder will no longer own these shares following the merger.

Notwithstanding the foregoing, a holder of Class A Ordinary Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A Ordinary Shares, without the prior written consent of Vahanna.

Holders of Class B Ordinary Shares will not have redemption rights with respect to such shares.

Holders may demand redemption by delivering their shares, either physically or electronically using Depository Trust Company’s DWAC System, to Vahanna’s transfer agent no later than 5:00 p.m., New York time, on the second business day prior to the vote at the Vahanna Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholders. In the event the proposed merger is not consummated this may result in an additional cost to shareholders for the return of their shares.

Vahanna’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

mzimkind@continentalstock.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the merger is not approved or completed for any reason, then Vahanna’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the funds deposited in the Trust Account, as applicable. In such case, Vahanna will promptly return any shares delivered by public holders. If Vahanna would be left with less than $5,000,001 of net tangible assets as a result of the holders of Class A Ordinary Shares properly demanding redemption of their shares for cash or the Minimum Cash Condition would not be satisfied, Vahanna will not be able to consummate the merger.

The closing price of Class A Ordinary Shares on the Record Date was $[●]. The cash held in the Trust Account on such date was approximately $[●] million ($[●] per public share). Prior to exercising redemption rights, shareholders should verify the market price of Class A Ordinary Shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Vahanna cannot assure its shareholders that they will be able to sell their Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Class A Ordinary Shares exercises his, her or its redemption rights, then he, she or it will be exchanging its Class A Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than 5:00 p.m., New York time, on the second business day prior to the vote on the Business Combination Proposal by delivering your stock (either physically or electronically) to Vahanna’s transfer agent, and the merger is consummated.

For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see the section titled “Material U.S. Federal Income Tax Considerations”. The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

Appraisal rights are not available to holders of Vahanna ordinary shares in connection with the merger under BVI law.

Proxy Solicitation Costs

Vahanna is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. Vahanna and its directors, officers and employees may also solicit proxies online. Vahanna will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Vahanna will bear the cost of the solicitation.

Vahanna has hired [●] to assist in the proxy solicitation process. Vahanna will pay to [●] a fee of $[●], plus disbursements.

Vahanna will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Vahanna will reimburse them for their reasonable expenses.

The Sponsor

As of [●], 2023, the Record Date, the Sponsor owns and is entitled to vote an aggregate of 4,852,500 Founder Shares that were issued prior to the IPO. Such shares currently constitute 19.4% of the outstanding Vahanna ordinary shares and therefore represent 38.8% of the vote required to approve the Business Combination Proposal (assuming all Vahanna ordinary shares are voted at the Vahanna Special Meeting). The Sponsor and Vahanna’s officers and directors have agreed to vote the Founder Shares, as well as any Vahanna ordinary shares acquired in the aftermarket, in favor of each of the proposals being presented at the Vahanna Special Meeting. Vahanna’s directors and officers do not own any Vahanna ordinary shares. The Founder Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by Vahanna.

INFORMATION ABOUT VAHANNA

References in this section to “we,” “our,” “us,” the “Company,” or “Vahanna” generally refer to Vahanna Tech Edge Acquisition I Corp.

General

Vahanna is a blank check company incorporated as a BVI business company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Vahanna is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Initial Public Offering and Private Placement

On May 6, 2021, the Sponsor received 5,750,000 Founder Shares in exchange for the payment of $25,000 of deferred offering costs. On October 28, 2021, the Sponsor surrendered and forfeited 1,437,500 Founder Shares for no consideration, after which the Sponsor held 4,312,500 Founder Shares. On November 22, 2021, Vahanna issued 690,000 Founder Shares to the Sponsor with such issue being made by way of a bonus share issue for no consideration, after which the Sponsor holds an aggregate of 5,002,500 Founder Shares. On November 26, 2021, Vahanna surrendered and forfeited 150,000 Founder Shares at no cost and Mizuho purchased 150,000 Founder Shares for an aggregate purchase price of $500,000.

On June 30, 2021, the Sponsor granted units to three of Vahanna’s directors equivalent to 75,000 Founder Shares which will be convertible into Class A Ordinary Shares following the consummation of Vahanna’s initial business combination. The units were granted subject to a performance condition (i.e., the occurrence of a business combination).

On November 26, 2021, Vahanna completed its IPO of 20,010,000 units, at a price of $10.00 per unit, including the issuance of 2,610,000 units as a result of the underwriters’ full exercise of their over-allotment option, generating gross proceeds of $200,100,000. Each unit consists of one (1) Class A Ordinary Share, par value $0.0001 per share, and one-half (1/2) of one (1) redeemable warrant. Each whole warrant entitles the holder thereof to purchase one (1) Class A Ordinary Share at a price of $11.50 per share, subject to certain adjustments.

Concurrently with the completion of the IPO, the Sponsor purchased an aggregate of 8,638,500 Private Placement Warrants, at a price of $1.00 per warrant, or $8,638,500 in the aggregate. A portion of the purchase price of the Private Placement Warrants was added to the net proceeds of the IPO and placed in the Trust Account such that the Trust Account held $204,102,000 at the time of the closing of the IPO. Each whole Private Placement Warrant entitles the holder thereof to purchase one (1) Class A Ordinary Share at a price of $11.50 per share, subject to certain adjustments.

Fair Market Value of Target Business

Nasdaq rules require that Vahanna’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets is determined by Vahanna’s board of directors based on one or more standards generally accepted by the financial community, such as discounted cash flows valuation or value of comparable businesses. Vahanna’s board of directors determined that this test was met in connection with the proposed business combination with Roadzen as described in the section titled “The Merger — Satisfaction of 80% Test”.

Shareholder Approval of Merger and Redemptions

Under Vahanna’s Existing Charter, in connection with any proposed business combination, Vahanna is required to seek shareholder approval of a business combination at a meeting called for such purpose. Pursuant to the terms of this transaction as described in the section titled “Vahanna Special Meeting of Shareholders” in this proxy statement/prospectus, Vahanna is seeking shareholder approval at a meeting called for such purpose at which public shareholders may seek to redeem their Class A Ordinary Shares upon the completion of an initial business combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account (net of taxes paid or payable, if any), divided by the number of then-outstanding public shares. Public shareholders may redeem all or a portion of their shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described and procedures set forth in this proxy statement/prospectus. There will be no redemption rights upon the completion of an initial business combination with respect to the Vahanna Warrants.

Vahanna will complete the merger only if approved by a resolution passed by the holders of a majority of Vahanna’s ordinary shares which are entitled to vote and are actually voted. The holders of one-third of the Vahanna ordinary shares being individuals present virtually, in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall constitute a quorum. The holders of the Founder Shares, who collectively beneficially own approximately 19.4% of the issued and outstanding Vahanna ordinary shares, will count toward this quorum.

Voting Restrictions in Connection with the Vahanna Special Meeting

Pursuant to the terms of the Sponsor Support Agreement and the Letter Agreement, the Sponsor and Vahanna’s officers and directors have agreed to vote any Founder Shares held by them and any Class A Ordinary Shares purchased during or after the IPO in favor of an initial business combination. See the sections titled “Other Agreements — Sponsor Support Agreement” and “Other Agreements — Letter Agreement,” for more information. Pursuant to the terms of the Mizuho Subscription Agreement entered into with Vahanna, Mizuho has agreed to vote any Class B Ordinary Shares held by them in favor of an initial business combination. See the section titled “Other Agreements — Mizuho Subscription Agreement” for more information. Mizuho, the Sponsor, certain of Vahanna’s directors and officers and their permitted transferees own at least 20% of Vahanna’s ordinary shares outstanding entitled to vote thereon and therefore represent 40% of the vote required to approve the merger agreement and the transactions contemplated thereby (assuming all Vahanna ordinary shares are voted at the Vahanna Special Meeting). The quorum and voting thresholds at the Vahanna Special Meeting, as supported by the Letter Agreement, the Sponsor Support Agreement and the Mizuho Subscription Agreement may make it more likely that Vahanna will consummate the merger. In addition, pursuant to the terms of the Sponsor Support Agreement and the Letter Agreement, the Sponsor and Vahanna’s officers and directors have agreed to waive their redemption rights with respect to any Founder Shares and any Class A Ordinary Shares held by them in connection with the completion of an initial business combination.

Liquidation if No Initial Business Combination

Vahanna’s Existing Charter provides that it has until 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination) to complete an initial business combination. If Vahanna is unable to complete an initial business combination by such date, Vahanna will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Class A Ordinary Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Vahanna (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then- outstanding Class A Ordinary Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and Vahanna’s board of directors, dissolve and liquidate, subject in each case to Vahanna’s obligations under BVI law to provide for claims of creditors and other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if Vahanna fails to complete an initial business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination).

Pursuant to the Letter Agreement, the Sponsor and Vahanna’s officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if Vahanna fails to consummate an initial business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination). The Sponsor and Vahanna’s directors and officers will be entitled to liquidating distributions from the Trust Account with respect to any Class A Ordinary Shares they hold if Vahanna fails to complete its initial business combination within the prescribed time frame.

Pursuant to the Letter Agreement, the Sponsor and Vahanna’s officers and directors have agreed that they will not propose any amendment to Vahanna’s Existing Charter that would modify the substance or timing of Vahanna’s obligation to provide holders of its Class A Ordinary Shares the right to have their shares redeemed in connection with its initial business combination or to redeem 100% of Vahanna’s public shares if it does not complete its initial business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination) or with respect to any other material provision relating to the rights of holders of the Class A Ordinary Shares or pre-initial business combination activity, unless Vahanna provides its public shareholders with the opportunity to redeem their Class A Ordinary Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes paid or payable, if any), divided by the number of the then-outstanding Class A Ordinary Shares. However, Vahanna will not redeem its Class A Ordinary Shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Vahanna expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from the proceeds held outside the Trust Account, although Vahanna cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, Vahanna may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If Vahanna were to expend all of the net proceeds of its IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per share redemption amount received by shareholders upon Vahanna’s dissolution would be approximately $10.20. The proceeds deposited in the Trust Account could, however, become subject to the claims of Vahanna’s creditors which would have higher priority than the claims of its public shareholders. Vahanna cannot assure you that the actual per share redemption amount received by shareholders will not be reduced to less than $10.20 per public share. While Vahanna intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Vahanna seeks to have all vendors, service providers (except Vahanna’s independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Vahanna’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Vahanna’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to Vahanna than any alternative. Examples of possible instances where Vahanna may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Vahanna nor is there a guarantee that they will not seek recourse against the Trust Account for any reason. Upon redemption of the Class A Ordinary Shares, if Vahanna is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, Vahanna will be required to provide for payment of claims of creditors that were not waived that may be brought against Vahanna within the ten (10) years following redemption. The Sponsor has agreed that it will be liable to Vahanna if any claims by a third party (other than Vahanna’s independent registered public accounting firm and the underwriters of its IPO) for services rendered or products sold to Vahanna, or a prospective target business with which Vahanna has entered into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Vahanna’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. Vahanna has not asked its Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. Vahanna believes that the Sponsor’s only assets are securities of Vahanna. Therefore, Vahanna cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Vahanna’s initial business combination and redemptions could be reduced to less than $10.20 per public share. None of Vahanna’s officers or directors will indemnify Vahanna for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay its taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Vahanna’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Vahanna currently expects that its independent directors could take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Vahanna, it is possible that its independent directors in exercising their business judgment may choose not to do so in any particular instance. If Vahanna’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.20 per share.

Vahanna will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which Vahanna does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under Vahanna’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Vahanna will have access to the proceeds held outside the Trust Account, with which to pay any such potential claims. In the event that Vahanna liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors.

If, after we distribute the proceeds in the Trust Account to public shareholders, Vahanna files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition that is filed against Vahanna is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance” or a “voidable transaction.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by shareholders. In addition, Vahanna’s board of directors may be viewed as having breached its fiduciary duty to Vahanna’s creditors, thereby exposing itself and Vahanna to claims of punitive damages and/or having acted in bad faith by paying public shareholders from the Trust Account prior to addressing the claims of creditors. If, before distributing the proceeds in the Trust Account to public shareholders, Vahanna files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition that is filed against Vahanna is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in Vahanna’s bankruptcy estate and subject to the claims of third parties with priority over the claims of shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by shareholders in connection with Vahanna’s liquidation may be reduced.

Vahanna’s public shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) the completion of the initial business combination, and then only in connection with those Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described in this proxy statement/prospectus; (ii) the redemption of any Class A Ordinary Shares properly tendered in connection with a shareholder vote to amend the Existing Charter (A) to modify the substance or timing of Vahanna’s obligation to redeem 100% of the Class A Ordinary Shares if it does not complete the initial business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination), or (B) with respect to any other material provisions relating to the rights of holders of the Class A Ordinary Shares or pre-business combination activity, and (iii) the redemption of all of the Class A Ordinary Shares if it has not consummated its business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination), subject to applicable law and as further described in this proxy statement/prospectus. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In connection with the merger, a shareholder’s vote in connection with the initial business combination alone will not result in a shareholder’s redeeming its shares of Vahanna for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights.

Facilities

Our executive offices are located at 1230 Avenue of the Americas, 16th Floor, New York, NY 10020, and our telephone number is (347) 745-6448. The cost for our use of this space is included in the $20,000 per month fee we are paying to an affiliate of the Sponsor for office space, utilities, secretarial support and administrative services. We consider our current office space adequate for our current operations.

Employees

We currently have three officers: Saurav Adhikari, Karan Puri and Raahim Don. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in.

Periodic Reporting and Financial Information

Vahanna has registered its units, Class A Ordinary Shares and warrants under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, Vahanna’s annual reports contain financial statements audited and reported on by its independent registered public accountants.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Vahanna or any members of its management team in their respective capacities as such.

MANAGEMENT OF VAHANNA

Directors and Executive Officers

The below lists Vahanna’s officers and directors as of May 4, 2023.

Name	Age	Title
Karan Puri	59	Chief Executive Officer
Saurav Adhikari	64	Chairman
Raahim Don	46	Chief Financial Officer
Ajay Shah	63	Director
Diane B. Glossman	67	Director
Abha Kumar	70	Director
Rangarajan Sundaram	61	Director

Karan Puri, Chief Executive Officer. Karan Puri, our Chief Executive Officer since June 2021, is an entrepreneur, investor and global business leader with rich and varied experience in the technology sector. He co-founded Axiscades (formerly called IT&T), India’s leading IT infrastructure management services company, in 1990, and took it public at the age of 37 before selling a part of the business in 2003 to iGate Corp. (now part of Cap Gemini). As an entrepreneur, Mr. Puri was also instrumental in setting up several new businesses like India’s first computerized cross-location ticketing network as a joint venture with Tickets.com UK. He also set up a technology incubation center in partnership with the Indian Institute of Technology (IIT), Delhi. He has more than 30 years of experience in global executive and leadership positions in IT and technology enabled services sectors across India, Europe and the U.S. He has consistently managed shareholders and analysts for global IT players bringing credibility and experience in raising funds in the capital markets, both in India and the U.S.

He was a senior leader with DXC Technology (formed through the merger of CSC and HP Services), where he was Executive Vice President and General Manager managing the Americas region with approximately US$10 billion in revenue for the year ended March 31, 2019 and with approximately 70,000 employees as of March 31, 2019 across operations in the U.S., Canada, Mexico, Chile, Argentina, Columbia, Venezuela, Brazil and India. Prior to DXC, he was a Senior Corporate Officer at HCL Technologies Limited (“HCL”), one of the leading India based IT services companies with revenue in excess of US$10 billion for the year ended March 31, 2021 and market capitalization of approximately US$34.5 billion as of May 21, 2021. He managed the business in the United States, with revenue in excess of US$3 billion for the year ended March 31, 2017, and earlier in Europe as well, across several industry verticals. He earned an MBA in Marketing and Economics, from Punjab Agricultural University, India and a Bachelor’s degree in science from Punjab University, India.

Saurav Adhikari, Chairman. Saurav Adhikari, Chairman of our board of directors since June 2021, is a senior global business leader with approximately four decades of deep domain expertise in global businesses, across technology, fast-moving consumer goods (“FMCG”), and consumer durables sectors in global markets. During the last two decades, he has served in the technology sector with HCL, a global technology solutions provider. He has served as the founding President of HCL’s startup corporate networking firm, has led a team as President of HCL’s BPO North America business that established IT enabled services business worth hundreds of millions of dollars, and has worked on several inorganic investments in technology and software worth hundreds of millions of dollars, including the acquisition of Actian (transaction value US$330 million), carve-outs of multiple IBM product suites, a joint venture between HCL and CSC, and an acquisition of 51% ownership in BPO and Software joint venture DSL Software in India. This helped HCL pivot to a leading intellectual property led solutions company. From 2000 to 2019, Mr. Adhikari held various executive positions, the last being President, Corporate Strategy, working directly with the Founder & Chairman with oversight across the group’s business, as well as the not-for-profit Shiv Nadar Foundation.

Mr. Adhikari is currently a board member of Goodricke Group Ltd, an owner-operator of tea farms across India and publicly traded on the National Stock Exchange (“NSE”) of India and the Bombay Stock Exchange (“BSE”), Accelya Solutions India Ltd., a technology solutions provider to the air transport industry and publicly traded on the NSE and BSE, and Bridgeweave Ltd, UK, an AI-based financial technology (“fintech”) company. He works as a technology advisor and investor with interests across AI-based fintech and healthcare firms, as well as analytics, IoT and logistics firms. He also serves as a Senior Advisor to the Shiv Nadar Foundation’s not-for-profit institutions and was a board member of Shiv Nadar University, India until July 2022. His prior experience also includes several global senior leadership and executive roles across Unilever, PepsiCo and Groupe SEB. Mr. Adhikari received his MBA from Jamnalal Bajaj Institute of Management Studies at University of Mumbai, his Bachelor’s in Arts (Honors) in Economics from Delhi University, India, and his AMP from INSEAD Fontainebleau, France.

Raahim Don, Chief Financial Officer. Raahim Don, our Chief Financial Officer since October 2021, is a private equity veteran with decades of experience. Mr. Don has primarily aided middle market companies through their growth stage and has helped them expand into international and emerging markets, both in the public and private arena. Mr. Don has a track record of investing in disruptive technology companies and has extensive experience as a board director.

Since 2015, Mr. Don has previously served as a managing partner of Lasso Capital Partners Management. Mr. Don was also the interim CFO and is currently a non-executive board member for a large New York City real estate family office, Delshah Capital, that he helped take public. Prior to that, he founded Saffron Capital, a cross-border private equity fund and was previously a managing director at Marco Polo Partners. Mr. Don started his career at Credit Suisse (First Boston) in investment banking.

Mr. Don holds a Master of Science in Management Information Systems from the London School of Economics & Political Science and a Bachelor of Science in Economics from the University of Manchester.

Ajay Shah, Director. Ajay Shah, director since November 2021, was a managing partner at Silver Lake, a global private equity investment firm from 2007 to 2021, and was the co-founder and Managing Partner of the firm’s middle market growth fund, Silver Lake Sumeru.

Mr. Shah served as Chairman of the board of SMART Global Holdings (“SGH”), a publicly-held Silver Lake portfolio company that he co-founded in 1989, and served as a board member from 2011 to 2022. He previously served as President and Chief Executive Officer of SGH from February 1989 to December 2000 and then again from May 2018 to August 2020. He also previously served as the CEO of Maui Greens, Inc., an early-stage agriculture technology company from February 2021 to February 2022. He also currently serves on the boards of directors of a number of private technology companies including Maui Greens, Inc., Mercury Healthcare (f/k/a Healthgrades) and Vast Data. Mr. Shah previously served on the boards of many public and private technology companies including Magellan Navigation, Inc., AVI-SPL, Inc., CMAC MicroTechnology, Flex, Ingenient Technologies Inc., Power-One, Inc., PulseCore Semiconductor, Spansion Inc and others. In the not-for-profit sector, he serves on the board of the National Audubon Society and the governing board of the Indian School of Business (ISB).

Mr. Shah has a B.S. in Engineering from the Maharaja Sayajirao University of Baroda, India and an M.S. degree in Engineering Management from Stanford University.

Diane B. Glossman, Director. Diane B. Glossman, director since November 2021, spent 25 years as a research analyst, retiring as a Managing Director and head of U.S. bank and brokerage research at UBS. Prior to UBS, Ms. Glossman was co-head of global bank research and head of Internet financial services research at Lehman Brothers. Prior to that, she was co-head of U.S. bank stock research at Salomon Brothers for nine years. Over her sell-side research career, she specialized in money center banks, trust banks and broker-dealers, covering all aspects of banking, fintech and financial services. She was a multiple-time member of Institutional Investor’s All-America Research Team. During her decade on the buy-side, she was responsible for coverage of all financials along with a variety of other industry sectors. She has served as a member of the board of directors of Barclays Bank Delaware since June 2016 and has chaired its Audit Committee since December 2018. She has also served as a member of the advisory board of Barclays US LLC since its inception in April 2015, and since the advisory board’s upgrade into the board of directors, as a member of the board of directors, as chair of the Audit Committee and as a member of the Governance Committee. In addition, since August 2014, she has served as a member of the board of directors, the chair of the Nominations and Governance Committee and various committees of Live Oak Bancshares, a North Carolina-based bank with more than US$8 billion of assets as of March 2021, and assisted in its initial public offering.

Ms. Glossman’s previous board experience includes serving on the board of directors or board of trustees of WMI Holding, Ambac Assurance and QBE NA. In addition to her directorships, Ms. Glossman has also worked as an independent consultant with a number of banks in the U.S. and U.K. on projects relating to strategy, business execution, and investor communications. Ms. Glossman received a Bachelor of Science in finance and health care administration from the Wharton School of Business at the University of Pennsylvania.

Abha Kumar, Director. Abha Kumar, director since October 2021, has over thirty years of operational experience delivering technology at enterprise scale at The New York Times, Dow Jones & Co., and most recently at Vanguard, the second largest mutual fund company in the world. She is experienced in the fields of risk mitigation, cyber, cloud, and emerging technologies such as AI / machine learning and blockchain. As Principal at Vanguard (2007-2019), she served as CIO for corporate and international systems and as head of the global sourcing office, where she established and led the first shared-services business unit with eight offshore centers in Europe and Asia. Prior to her role at Vanguard, Ms. Kumar was Vice President and Divisional CIO at Dow Jones & Co. (1999-2007), creating innovative strategies to drive change and reduce operating costs. From 1986 to 1999, she was Group Director at The New York Times, where she co-led a program to consolidate and modernize financial and human resources functions. Currently, she serves on the board of Binary and notify.io, the Management Advisory Board at Berkeley College, New York, and the Advisory Board of Shanti Bhavan, a nonprofit residential education program for children from disadvantaged communities in India.

During her time at Vanguard, Ms. Kumar founded the Leadership and Engagement for Asian Professionals (“LEAP”) and served on Vanguard’s corporate Diversity Leadership Team and Talent Oversight Team for seven years. She speaks internationally on diversity, leadership and the future of work. She received the Inspirational Women Leaders award by Roshni Media and the 2018 American Business Association’s Gold Stevie® award for “Visionary for Creating Ecosystems of Tomorrow.” Ms. Kumar graduated from Birla Institute of Technology and Science, Pilani, India and has a Masters from Tata Institute of Social Sciences, Mumbai, India.

Rangarajan Sundaram, Director. Rangarajan Sundaram, director since October 2021, has over 30 years of academic experience with a deep finance research background and currently serves as the Dean and Professor of Credit and Debt Markets at New York University’s Stern School of Business. His experience in finance spans a number of areas, including corporate finance, derivatives pricing, agency problems, executive compensation and credit risk. He has published extensively in mathematical economics, decision theory, and game theory with his research appearing in leading academic journals in finance and economics, as well as in several practitioner- oriented journals. As Dean and Vice Dean previously, he has overseen NYU Stern’s entry into online education and the establishment of several new, high-profile initiatives at the intersection of entrepreneurship and technology. He has been the recipient of several prestigious awards during his time at NYU Stern, including the inaugural Stern’s Distinguished Teaching Award in 2007.

Prior to joining NYU Stern in 1996, Mr. Sundaram was on the faculty of the University of Rochester from 1988 to 1996. He received a Bachelor of Arts degree in economics from the University of Madras, India, an MBA from the Indian Institute of Management, Ahmedabad, and a PhD in economics from Cornell University.

Executive Compensation and Director Compensation

The following disclosure concerns the compensation of Vahanna’s executive officers and directors for the year ended December 31, 2022.

None of Vahanna’s executive officers or directors have received any cash compensation for services rendered to Vahanna. Commencing at the consummation of the IPO, Vahanna is paying a total of $20,000 per month for office space, administrative and support services. Upon completion of the merger, Vahanna will cease making these payments to the Sponsor.

In addition, the Sponsor, its service providers, executive officers and directors, or any of their respective affiliates, are being reimbursed for any out-of-pocket expenses incurred or such agreed-upon compensation as contracted in connection with activities conducted on Vahanna’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Vahanna’s Audit Committee reviews on a quarterly basis all payments that Vahanna makes to the Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than these payments and reimbursements, no compensation of any kind, including finder’s or consulting fees, has been or will be paid by Vahanna to the Sponsor its executive officers and directors, or any of their respective affiliates, prior to completion of the initial business combination.

After the completion of the initial business combination, directors or members of its management team who remain with New Roadzen may be paid consulting or management fees from the combined company. For more information on post-combination company executive compensation, see “Management of Roadzen After the Merger”. It is unlikely the amount of management and executive compensation will be known at the time of the proposed business combination, because the directors of New Roadzen will be responsible for determining executive officer and director compensation. Any compensation to be paid to Vahanna’s executive officers will be determined, or recommended to the board of directors of New Roadzen for determination, by a Compensation Committee constituted solely of independent directors or by a majority of the independent directors on New Roadzen’s board of directors.

VAHANNA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “our,” “us” or “we” refer to Vahanna Tech Edge Acquisition I Corp. The following discussion and analysis of Vahanna’s financial condition and results of operations should be read in conjunction with Vahanna’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated in April 22, 2021 as a BVI business company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We have neither engaged in any operations nor generated any operating revenues to date. We intend to complete our initial business combination using cash from the proceeds of our IPO and the sale of our Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.

The registration statement for our IPO was declared effective on November 22, 2021. On November 26, 2021, we consummated our IPO of 20,010,000 units at $10.00 per unit, which includes the full exercise by the underwriters of their over-allotment option to purchase an additional 2,610,000 units, generating gross proceeds of $200.1 million, and incurring offering costs of approximately $11.3 million, inclusive of approximately $6.5 million of deferred underwriting commissions.

Simultaneously with the closing of the IPO, we consummated the sale of 8,638,500 Private Placement Warrants at a price of $1.00 per warrant to our Sponsor, generating proceeds of approximately $8,638,500.

Upon the closing of the IPO and the private placement, an amount of $204.1 million ($10.20 per unit) from the net proceeds of the IPO and certain of the proceeds of the private placement was placed in a Trust Account located in the United States with CST acting as trustee. The amount in the Trust Account is invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by us, until the earlier of: (i) the completion of a business combination or (ii) the distribution of the Trust Account as described below.

If we are unable to complete a business combination within 18 months from the closing of our IPO (or up to 21 months from the closing of the IPO if we extend the period of time to consummate a business combination), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem all of the Class A Ordinary Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Vahanna (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Class A Ordinary Shares, which redemption will completely extinguish the public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to our obligations under BVI law to provide for claims of creditors and the requirements of other applicable law.

Proposed Merger

On February 10, 2023, we entered into the merger agreement with Merger Sub and Roadzen, and certain related agreements, as further described in Note 1 to our condensed consolidated financial statements.

Liquidity and Capital Resources

As of December 31, 2022, we had cash of $50,963. Until the consummation of the IPO, our only source of liquidity was an initial purchase of ordinary shares by the Sponsor and loans from the Sponsor.

On November 26, 2021, we consummated the IPO of 20,010,000 units, at a price of $10.00 per unit, which included the full exercise by the underwriters of their over-allotment option in the amount of 2,610,000 units, generating gross proceeds of $200,100,000. Simultaneously with the closing of the IPO, we consummated the sale of 8,638,500 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant generating gross proceeds of $8,638,500.

Following the IPO, the full exercise of the over-allotment option, and the sale of the Private Placement Warrants, a total of $204,102,000 was placed in the Trust Account. We incurred $11,274,404 in transaction costs, including $3,480,000 of underwriting fees, $6,525,000 of deferred underwriting fees and $645,904 of other offering costs and $623,500 representing the excess of fair value over the purchase price of the Class B Ordinary Shares purchased by Mizuho.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to finance transaction costs in connection with a business combination, on June 20, 2022, the Sponsor agreed to loan us up to $1,500,000 in the form of non-interest bearing convertible promissory notes to be used for a portion of the expenses of the Company (“Working Capital Loans”). If we complete a business combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. Additionally, we may convert the unpaid principal balance into warrants (“Conversion Warrants”) to purchase Class A ordinary shares at a conversion price equal to $1.00 per Conversion Warrant. The Conversion Warrants will be identical to the Private Placement Warrants. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2022 and 2021, the Company had $300,000 and $0, respectively, of borrowings under the convertible promissory note.

We will need to raise additional funds in order to meet the expenditures required for operating our business. Furthermore, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may need additional funds to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination.

If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through December 31, 2022 were organizational activities and those necessary to prepare for our IPO, described below, and since the closing of our IPO, the search for a business combination target, including activities in connection with the proposed merger with Roadzen. We do not expect to generate any operating revenues until after the completion of our initial business combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the IPO. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the year ended December 31, 2022, we had net income of approximately $1 million, which consisted primarily of realized and unrealized gains on the funds held in the Trust Account of $3 million, partially offset by operating expenses of $2 million.

For the period from April 22, 2021 (inception) through December 31, 2021, we had a net loss of $215,218, which consisted primarily of formation and operating expenses.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $20,000 for office space, utilities, and secretarial and administrative support services. On November 22, 2021, we entered into an Administrative Services Agreement with the Sponsor, pursuant to which we agreed to pay the Sponsor a monthly fee of $10,000.

On March 11, 2022, we entered into the Amended and Restated Administrative Services Agreement, pursuant to which the monthly fee was increased to $20,000. This change was applied retroactively for the months of November and December 2021. We will continue to incur these fees monthly until the earlier of the completion of our initial business combination and our liquidation.

Mizuho, as the underwriter of the IPO, is entitled to a deferred fee of $0.30 per unit, or $6,525,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Conversion Warrants (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the IPO. The holders of these securities will be entitled to make up to three (3) demands, excluding short form registration demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriters a 45-day option from the date of the IPO to purchase up to 2,610,000 additional units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on November 26, 2021.

The underwriters received a cash underwriting discount of $3,480,000 in the aggregate, payable upon the closing of the IPO. In addition, the underwriters will be entitled to a deferred fee of $6,525,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the Underwriting Agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Class A Ordinary Shares Subject to Possible Redemption

We account for ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2022, the ordinary shares subject to possible redemption in the amount of $207,091,906 are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.

The calculation of diluted loss per ordinary share does not consider the effect of the warrants issued in connection with (i) the IPO, and (ii) the sale of Private Placement Warrants since the exercise of the warrants is contingent upon the occurrence of future events. The Company did not include any dilutive securities or other contracts that could potentially be exercised or converted into ordinary shares and then share in the earnings of the Company because to do so would be anti-dilutive as the Company had a loss for the period. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Going Concern

As of December 31, 2022, we had cash of $50,963, a working capital deficiency of $1,231,077 and $207,091,906 of investments in the Trust Account to be used for our initial business combination or to repurchase or redeem public shares in connection therewith.

We may raise additional capital through loans or additional investments from the Sponsor or our shareholders, officers, directors, or third parties. Our officers and directors, the Sponsor or their respective affiliates may, but are not obligated to, loan us funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs.

If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, or if our shareholders approve an extension to the mandatory liquidation date beyond 21 months from the closing of the IPO, we may have insufficient funds available to operate our business prior to an initial business combination. Moreover, we may need to obtain additional financing either to complete an initial business combination or because we become obligated to redeem a significant number of our public shares upon completion of an initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we do not complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

If we do not consummate our initial business combination by 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if we extend the period of time to consummate an initial business combination), there will be a mandatory liquidation and subsequent dissolution of our company. In connection with our assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, “Presentation of Financial Statements — Going Concern,” we have determined that the liquidity condition due to insufficient working capital and mandatory liquidation, should our initial business combination not occur, and potential subsequent dissolution raise substantial doubt about our ability to continue as a going concern for at least one year from the date that the financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if we extend the period of time to consummate an initial business combination). The financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

JOBS Act

The Company is an “emerging growth company,” as defined in Section 2(a) of the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

INFORMATION ABOUT ROADZEN

Throughout this section, references to “we,” “us,” and “our” refer to Roadzen and its consolidated subsidiaries (excluding GIM and NAC) as the context so requires.

Overview

Roadzen is a leading insurance technology (“insurtech”) company on a mission to transform global auto insurance powered by advanced artificial intelligence (“AI”). At the heart of our mission is our commitment to create transparency, efficiency, and a seamless experience for the millions of end customers who use our products through our insurer, original equipment manufacturer (“OEM”), and fleet (such as trucking, delivery, and commercial fleets) partners. We seek to accomplish this by combining computer vision, telematics and AI with continually updated data sources to provide a more efficient, effective and informed way of building auto insurance products, assessing damages, processing claims and improving driver safety. Insurers across the world use Roadzen’s technology to launch new auto insurance products, manage risk better and resolve claims faster. These products are built with dynamic underwriting capabilities, application programming interface (“API”)-led distribution and real-time claims processing.

Roadzen has built a pioneering technology platform that uses telematics, computer vision and data science to spearhead innovation across the insurance value chain, namely underwriting, distribution, claims and road safety. We call it the Roadzen “Insurance as a Service” (“IaaS”) platform. We generate commission-based revenue as an insurance broker focused on embedded and B2B2C (Business-to-Business-to-Customer) insurance distribution, and fee-based revenue as a provider of innovative cloud, mobile, AI-based telematics applications for the auto insurance economy.

We are building the global technology leader at the intersection of mobility and insurance. We have made significant investments in AI to power algorithms in road safety (occupancy networks, distraction detection, accident detection), claims management (car, panel, part detection) and claims fraud prevention. This vertically integrated AI stack, along with our business strategy and ability to distribute products through our insurance broker, places us uniquely at the forefront of the next generation of auto insurance.

Roadzen has received global recognition for its AI, having just recently won two awards at the 2022 Global Artificial Intelligence Summit & Awards for the “Best Use of AI in Mobility” and “Best Use of AI in Insurance” categories held by the Ministry of Electronics and Information Technology and All India Council for Robotics & Automation (AICRA). The awards are an acknowledgment of Roadzen’s innovative efforts in intersecting telematics with computer vision to give insurers personalized underwriting and touchless claims processing solutions, while providing our OEM customers with the ability to include insurance products (such as extended warranty and auto insurance) as part of their sales offerings. In October 2021, Roadzen was recognized by Forbes as one of the Top 10 Technology & AI Innovators and, in 2022, was recognized by Financial Express as the AI Startup of the Year.

Our Opportunity

We recognize three broad areas of opportunity for the future of auto insurance that our technology is poised to address:

Product and Pricing

The way auto insurance is underwritten and priced is expected to undergo a fundamental shift. With increasing connectivity, “pay how you drive” and usage-based insurance (“UBI”) will emerge as natural complements to traditional auto insurance. Mobile apps, aftermarket devices, and the actuarial challenges of underwriting insights after selection are likely to become outdated. Instead, we are likely to see a shift in the insurance industry due to a proliferation of connected data from the vehicle which, when added to demographic data and loss-causing information such as braking, acceleration, cornering and driving speed, will create better risk pools. Such enhanced and connected data will improve the accuracy and convenience of assessing and pricing risk in real-time, giving advantage to those that have access to this data.

Similarly, within products such as extended warranty it has now become easier to gather data about a vehicle’s performance and usage, including information about how the vehicle is being driven, its maintenance history, and potential mechanical issues. This information can be used to identify potential problems early on, before they become major issues that require costly repairs. As our technology advances, it is likely that extended warranties will become more customized and data-driven. For example, instead of offering a blanket coverage plan, extended warranties may be tailored to individual drivers based on their driving habits and usage patterns.

Claims

Today’s claims processes are fragmented, complex and manual. Processing claims requires significant input from customers, insurers, repair-shop networks and rental providers, and it often relies on incomplete data from the parties involved.

In the new future of mobility, insurers will be able to simplify, streamline and automate the claims process through telematics and video streaming to provide accurate data on a real time basis. AI will interpret the data gathered, allowing for seamless claims handling and enabling the insurer to choose how and when to introduce a human intervention. Small claims can be automated to be fully touchless and processed within minutes from first notification of loss to payments.

The vehicle repair and rental segments could also undergo their own shift (opening opportunities for OEMs) because traditional repair shops do not have much experience with repairing vehicles with highly sophisticated embedded technology.

Distribution

As the number of connected vehicles grows, so too will in-vehicle services and products, including insurance. OEMs have historically participated in insurance distribution by acting as a lead-referral partner to a range of insurance providers. However, the growth of both connected vehicles and digital direct-to-consumer distribution of electric vehicles provides promising prospects for a new channel through which consumers can directly buy insurance from the OEM in an embedded purchase. The OEMs will require partners who can provide a white-labeled technology platform through which the OEMs can price policies, process claims and offer other products such as extended warranty coverage.

Auto Insurance Market

Insurance is a $5.5 trillion industry that accounts for approximately 7% of global gross domestic product (“GDP”). Advances in smartphone penetration, data ubiquity, and AI have created a significant opportunity to shape the digital insurance economy.

The automotive insurance market is an industry led by legacy players. The global automotive insurance market was approximately $630 billion in 2021 and is projected to surpass $1 trillion by 2030. There are approximately 1.4 billion vehicles on the road, including cars, vans and trucks (excluding motorcycles). The premium paid for automobile insurance was close to 15% of the total insurance premium paid worldwide in 2022. Over the span of the next ten years, auto insurance premiums are likely to surpass 20% of total insurance premiums, representing high traction for the segment.

The continued development of autonomous vehicles, electric vehicles, connected vehicles (vehicles that can communicate bidirectionally with other systems outside of the car) and Mobility as a Service (“MaaS”) platforms can shift the emphasis from providing individual insurance to providing insurance to fleet owners, and embedded insurance at the point-of-sale to car companies. This changing trend signals a shift from direct insurance (which is insurance sold ad-hoc to a consumer and separate from the purchase of the vehicle) to embedded insurance solutions (which is a form of digital bundling that enables companies to offer insurance policies as an add-on) with enhanced focus on road safety, prevention, usage-based insurance, warranties, and distribution platforms with technologies to provide ongoing support capabilities on policies.

Roadzen is uniquely placed with the technology, global scale and strategic relationships to emerge as the key player at the forefront of this massive change.

Our Business

Roadzen has two principal models for generating revenue: 1) Platform Sales of our IaaS platform and 2) Brokerage Commission and Fees.

1.	Platform Sales:

Roadzen provides an Insurance-as-a-Service (“IaaS”) platform addressed towards insurance for mobility. Roadzen’s IaaS platform has a suite of products that work cohesively to address the auto insurance value chain. The platform is designed to provide a comprehensive suite of solutions that spans the entire auto insurance lifecycle (hence, end-to-end), from underwriting and policy management to claims processing and roadside assistance. Our solutions also include driver monitoring technology to promote driver safety throughout the lifecycle. The platform is powered by advanced AI and machine learning capabilities, such as computer vision and telematics technologies. Roadzen sells its IaaS platform to insurers, car manufacturers, and fleet companies. Our deep understanding of the insurance industry has enabled us to develop a unified suite of modules and products that is tailored to address the key challenges faced in auto insurance such as long waiting periods to obtain a claim estimate. Our solution suite includes several products that support the insurance lifecycle, such as:

•	VIA: enables fleets, carmakers and insurers to inspect a vehicle using computer vision;

•

xClaim: enables digital, touchless and real-time resolution of claims from first notice of loss (“FNOL”) through payment using telematics and computer vision, a field of AI where computers are trained to interpret visual input;

•	StrandD: enables digital, real-time dispatch and tracking for Roadside Assistance (“RSA”) and FNOL during accident claims; and

•

Good Driving: enables insurers and fleets to use telematics to evaluate driving patterns, which in turn helps insurers and fleets identify their best/safest drivers, train poor drivers (in the case of fleets), and build usage-based-insurance (“UBI”) programs.

Our technology revolutionizes the customer experience by helping customers obtain a policy within seconds and process claims estimates within minutes in comparison with traditional insurance processes that may take weeks. Roadzen’s revenue derived from IaaS platform sales are usage-based, utilizing either a pay-per-vehicle or pay-per-use pricing model.

2.	Brokerage Commission and Fees:

Roadzen acts as an insurance broker and utilizes its technology to sell insurance through its embedded and business-to-business-to-consumer (“B2B2C”) distribution model. The policies are sold by insurance intermediaries such as agents and through captive distributors such as dealerships, fleets and used car platforms. Such B2B2C channel intermediaries choose us for a variety of reasons — for the ease of integrating our technology through APIs into their ecosystem, to provide a seamless, fully digital customer experience from obtaining the policy to submitting and processing claims, and to access the many insurers that use our platform so that they can offer their end customer a handful of policy options. Lastly, we can provide a superior customer experience by bundling telematics, RSA and claims management to the customer — a customer experience that is unrivaled by other traditional brokers.

Roadzen’s revenues are based on commissions and other fees that are paid to us by the insurance carriers that use our platform. Our commissions and fees are structured as a percentage of the gross written premiums (“GWP”) underwritten for each policy.

Our business models are capital-light. We do not underwrite any risk ourselves or carry it on our balance sheet in either model.

Recent Developments

Pending Acquisition of Global Insurance Management

On June 8, 2022, Roadzen entered into a share purchase agreement (the “GIM Purchase Agreement”) with AXA Partners Holding S.A. (“AXA”), pursuant to which it will acquire Global Insurance Management Limited (“Global Insurance Management” or “GIM”) from AXA for a total purchase price of £5 million (five million pounds, or approximately $6.29 million based on an exchange rate of £1.00 = USD $1.2587 as of June 8, 2022), subject to adjustment as set forth in the GIM Purchase Agreement. The acquisition of Global Insurance Management received approval from the U.K. Financial Conduct Authority on March 31, 2023 and remains subject to the satisfaction of certain customary closing conditions. Roadzen anticipates the closing to occur in the second quarter of 2023.

About Global Insurance Management

Global Insurance Management is a leading Managing General Agent (“MGA”) platform that provides auto insurance, extended warranties and claims management to insurers, car dealerships, car manufacturers and fleets throughout the U.K. Global Insurance Management particularly specializes in extended warranty (“EW”) and guaranteed asset protection (“GAP”) car insurance. MGAs are a specialized type of insurance agent/broker that, unlike traditional agents/brokers, is vested with underwriting authority and claims payment, up to a certain amount, from an insurer.

Additionally, GIM partners with AXA and several other insurers and reinsurers to deliver services globally. GIM is headquartered in Coventry, U.K.

GIM provides brokerage services to insurance companies, where it acts as a delegated authority of the insurance company to sell the insurer’s policies using its brokerage platform as well as to adjudicate and pay claims. GIM collects a percentage commission and administrative fee of the GWP from the insurer/re-insurer during this process. GIM’s specialty insurance contracts typically have an average term of five years. During the last two fiscal years, GIM has generated most of its revenue from MGA fees and commissions.

GIM’s proprietary sales-to-claims customer relationship management (“CRM”) platform called Global Distribution Network (“GDN”) allows GIM to manage premiums, claims, and associated services globally, as well as issue policies from multiple insurance partners, all from its centralized Coventry location. GDN is a scalable platform that GIM clients, such as car manufacturers and dealerships, use to underwrite insurance policies and process and service claims made under the insurance policies. With over 20 years of experience in underwriting functions, GIM’s seasoned management team includes client-facing technical experts and dedicated customer support teams.

GIM’s business-to-business-to-consumer (“B2B2C”) business model is focused on a global industrial client base of car manufacturers, large-scale dealerships and captive fleets. GIM partially attributes its high client renewal rate of EW and GAP contracts to car owners becoming increasingly reliant on servicing plans and products due to the complexity of modern vehicles, offering future growth opportunities with existing clients.

GDN holds a large database of historic policy, parts and claims data that is used by experienced underwriters to make accurate assessments of underwriting for future contracts and reinsurance partnerships. GIM generated revenue of approximately $4.9 million in 2021 and $32.7 million in 2022.

Financial Performance of GIM

GIM generated approximately $32.7 million in revenue for its fiscal year ended December 31, 2022 and approximately $0.08 million in net profit.

Due to GIM’s multinational operations across the UK and EU, GIM deals in multiple local currencies. For the year ended December 31, 2022, GIM experienced a net gain in foreign exchange fluctuation of approximately $0.9 million, as compared to a net loss in foreign exchange fluctuation of approximately $(0.7) million for the year ended December 31, 2021. The foreign exchange fluctuation is largely due to GIM selling policies in multiple countries and in multiple currencies, a year end restatement of balance sheet items from respective foreign currencies to GIM’s reporting currency, along with closing balance movement from fiscal year 2021 to fiscal year 2022. The fluctuation also reflects actual realized gain/loss on the transactions that occurred in fiscal year 2022.

For the fiscal year ended December 31, 2022, GIM realized increased distribution fee income and sales and marketing expenses as compared to the fiscal year ended December 31, 2021. GIM’s distribution fee income increased by $27.7 million from $1.6 million in 2021 to $29.3 million in 2022. The increase was primarily due to GIM modifying its arrangements with its insurance provider partners to allow GIM to price, sell and adjudicate the insurance providers’ policies and earn a distribution fee for each sale.

For the fiscal year ended December 31, 2021, GIM did not earn distribution fees; rather, it earned fees for (1) underwriting and pricing policies and (2) providing insurance support services (such as service plan administration). In 2022, GIM expanded the first of the two revenue streams to include distribution fees, hence the increase from $1.6 million of distribution fees in 2021 (which included fees from underwriting and pricing policies) to $29.3 million in 2022 (which included fees from underwriting and pricing policies, as well as from selling policies).

GIM’s sales and marketing expenses increased by $28.4 million from none in 2021 to $28.4 million in 2022. Pursuant to GIM’s new arrangement with the insurance providers, GIM can sell the policies in two ways: (1) directly to customers and (2) through wholesale insurance intermediaries. When GIM sells through wholesale insurance intermediaries, GIM pays the intermediaries a commission. The commissions paid to intermediaries are recognized by GIM as a customer acquisition cost within sales and marketing expenses. Accordingly, because GIM expanded its arrangement with its insurance provider partners to include selling insurance policies, GIM consequently incurred sales and marketing expenses when it sold such policies through wholesale insurance intermediaries.

Pending Acquisition of National Automobile Club

On August 5, 2022, Roadzen entered into a securities purchase agreement (the “NAC Purchase Agreement”) with National Automobile Club, a California corporation (“National Automobile Club” or “NAC”), and National Automobile Club Employee Stock Ownership Trust, pursuant to which Roadzen will acquire National Automobile Club from National Automobile Club Employee Stock Ownership Trust for a total purchase price of $1,750,000, subject to adjustment as set forth in the NAC Purchase Agreement. The acquisition of National Automobile Club remains subject to the satisfaction of certain customary closing conditions and Roadzen anticipates the closing to occur in the second quarter of 2023.

About National Automobile Club

NAC is a licensed auto club in California and a provider of claims management and 24/7 commercial roadside assistance in the U.S. NAC is focused on the commercial automotive industry and its network comprises of over 75,000 professional service providers, providing tow, transport and FNOL services. National Automobile Club’s customers include government enterprises, commercial fleets and insurers. NAC is headquartered in Burlingame, California.

NAC derives its revenues largely from commercial contracts and a minor percentage from membership fees revenues. NAC determines the amount of revenue to be recognized as follows. For commercial revenue, NAC charges its customers for different types of roadside assistance, claims management and emergency services provision on a per incident basis. For membership revenue, NAC charges its members annual membership fees. For commercial revenue, NAC recognizes revenue when services have been provided to its customers. For membership revenue, NAC recognizes membership fees ratably over the membership period and unearned membership fees are deferred on the balance sheet. NAC had operating revenue of approximately $12.1 million for the fiscal year ended December 31, 2022. NAC’s business-to-business (“B2B”) business model is focused on a client base of federal and state fleets, small businesses, commercial fleets, automotive OEMs, fuel card companies, insurance carriers, leasing and financing companies, warranty companies and auto-related companies throughout the country.

Operating synergies between Roadzen, NAC and GIM, and future global operations

Recognizing the unique characteristics of each market, including the regulatory landscape and licensing requirements, Roadzen intends for GIM and NAC to operate as subsidiaries of Roadzen. This will allow for greater flexibility and agility in responding to local market conditions and regulatory requirements. Roadzen will also evaluate leveraging its India operations as a center for technology development, underwriting expertise and sales and operations support for GIM and NAC. This will provide GIM and NAC access to top talent in technology and AI, cost savings, and the ability to leverage shared resources across different geographies.

To successfully integrate the newly acquired companies into its existing operations, Roadzen will prioritize creating a shared vision and culture. This will involve developing shared values and goals, establishing clear lines of communication, and ensuring that all employees feel like they are part of the same team.

Overall, Roadzen’s strategic plan for structuring its businesses will prioritize creating a shared vision and culture while also recognizing the unique characteristics and opportunities in each market. By investing in talent development and leveraging technology and data to drive innovation, Roadzen strives to establish itself as a leader in the global insurtech industry. Roadzen, NAC and GIM each have a B2B2C commercial strategy and target similar clients (insurance companies, auto companies and fleets) in their respective geographies. We believe this synergy, along with Roadzen’s technology, will allow Roadzen, GIM and NAC to upsell more products to their existing clients.

With the U.K. as a key market in our continued expansion across geographies, Roadzen believes that GIM is a great strategic fit. The transaction combines Roadzen’s technology and global network with GIM’s established expertise in claims handling, underwriting and product administration. Roadzen will bolster GIM’s auto insurance and extended warranty portfolios which require automobile-focused technology and point of sales solutions.

Roadzen and AXA share a close and long running relationship, and we believe that AXA will continue to be a strategic partner to GIM and Roadzen on a global basis for motor specialty products.

Roadzen views the acquisition of NAC to be the cornerstone of its strategy to penetrate the U.S. market, the largest auto insurance market in the world. Roadzen plans to make significant investments into the personnel and technology at NAC to build NAC into the leading digital platform for commercial vehicles, insurance, fleets and motorists in the U.S. market.

Despite Roadzen’s intention to achieve the benefits of expanding internationally through subsidiaries such as GIM and NAC, it may experience challenges inherent in global operations. There will be an increase in complexity related to compliance for Roadzen and each of its subsidiaries as several of them are regulated by local regulators within their respective markets. Failure to comply with local regulations and laws could harm Roadzen’s and its subsidiaries’ businesses and reputation. Additionally, Roadzen and its subsidiaries will face increasing competition with local, regional and national companies as their international presence expands, and many of the competitors may be larger, better capitalized and have access to greater financial and other resources. Greater competition may exert pressure on pricing models and may force Roadzen and its subsidiaries to modify or reduce prices.

Our Strengths

1.

Data. We have collected extensive data and consumer insights over the years. These data insights help our insurer customers with more accurate risk assessment and pricing of their policies. By providing insurers with tailored data insights and analytics to make profitable risk selections, we enable them to generate advanced pricing simulation and underwriting models.

2.

Technology Architecture. Our open API architecture is conducive to technology integrations with insurers on one side and distribution channels on the other for our brokerage business. Our platform enables real-time data sharing and pricing simulations. We continuously automate the processes across policy purchase and issuance, servicing and renewals, thereby streamlining processes for insurers who utilize our platform to offer insurance to their customers. We also work with insurers to create dedicated and customized technology-based solutions for various process flows, such as offering computer vision-based inspections, digital KYC and easy payment processing.

3.

Deep domain expertise. We have assembled a global team with decades of experience and knowledge in insurance, automotive and technology. This cross-functional expertise is necessary to address the complexity in the automotive insurance sector.

4.

Proven R&D engine. We invest heavily in R&D efforts and are committed to delivering market- leading technology for the auto insurance economy. We believe AI will have a transformative impact on the insurance economy and have focused our efforts on deep learning technology, and we have released several new solutions incorporating real world AI at enterprise scale. We are building a high- tech computer vision lab where our goal is to make machines “see”. This has a significant impact at the intersection of insurance and mobility. We have developed over 100 AI models in computer vision as well as natural language processing such as car inspection, driver scoring, vehicle, part and damage detection, driver distraction, insureGPT (policy summary of any insurance policy), claims invoice automation, road object detection and driver facial landmark detection. Roadzen AI is built on our proprietary Canvas platform that allows ground truth generation, automated model selection, and continuous training and deployment of AI models. We believe our focus on machine learning operations (“MLOps”) allows us to build and deploy models faster, iterate quicker and product impactful real-world AI and is a significant competitive advantage over our traditional and insurtech peers.

5.

Deep, collaborative ecosystem relationships. Since founding, we have developed strong and strategic relationships with leading insurers, reinsurers, on-ground repair networks, dealership groups, fleets and automotive manufacturers, among others. We are a trusted partner to our clients, which allows us to collaborate and adapt our business based on customer feedback and changing expectations to stay ahead of our competition.

Our Business Strategy

1.

Acquire New Customers. We believe there is substantial opportunity to continue to grow our customer base across the auto insurance industry. We have 39 major customers in the insurance and automotive industry and approximately 2,000 customers made up of smaller agents and fleets, which represents a very small portion of carriers, automakers and fleets globally. We are investing in our sales and marketing, specifically targeting key accounts, expanding small business sales, and leveraging current customers as references.

2.

Cross-sell and Upsell to Existing Customers. A central part of our strategy is expanding solution adoption across our existing customer base. We have developed long-term relationships with our customers and have a proven track record of successfully cross-selling product offerings. Our customers are increasingly looking to Roadzen as a trusted partner to address complexity and solve their challenges. We have the opportunity to realize incremental value by selling additional functionality to customers that do not currently utilize our full solution suite from our platform. As we innovate and bring new technology and solutions to market, we also have the opportunity to realize incremental value by selling new products to our existing customer base. Our customers include leading insurers and car companies that have a global presence and are keen on digitizing their auto insurance offerings. We believe that successful integration in one geography can open up opportunities within other geographies.

3.

Broaden our partner ecosystem. We view our customers as partners, as our product offerings act as an extension of their business. We intend to extend our network of partners to enhance our value proposition and create new market opportunities. We have a large network of insurance providers and reinsurance providers that use our platform and that are either interdependent on each other or, at the very least, would benefit from fostering mutually beneficial relationships with one another. As an example, if a reinsurer is looking to expand into a new market, they will need an insurer that can support them on the front end of the insurance process. Roadzen’s network of insurers is a great resource and Roadzen can help facilitate a marriage of reinsurer with insurer, providing a potential business expansion solution for its customers and, in turn, creating more business conducted through Roadzen. The more customers Roadzen acquires, the likelier it becomes that one customer will find a partner in another customer.

4.

Broaden our geographical presence. We believe there is significant need for our solutions on a global basis and, accordingly, an opportunity to grow our business through international expansion. The global nature of several of our clients provides an excellent anchor relationship to launch us into new markets.

Our Offerings

Our main offerings are underwriting solutions for cars, drivers and fleets, road safety using app-based and computer vision-based telematics (including accident prevention, distraction alerts, and driver coaching), and claims management (including accident scene management, FNOL, touchless video loss adjustment and RSA). Roadzen markets these solutions through one of two channels — (i) as an IaaS provider or (ii) as a broker. Roadzen builds and tests its solutions in cost-intensive Indian auto-insurance markets before deploying the services to higher-margin markets in the U.K, the EU, and the U.S.

1.	Insurance as a Service Platform

Roadzen’s unified IaaS platform powered by computer vision and telematics helps insurers improve their underwriting capabilities, and process real-time claims using touchless, remote protocols. Using our technology, our clients can launch products quickly and provide a great end-customer experience to motorists. Supported by a vertically integrated AI stack with labeling, training, and neural network design capabilities, Roadzen gives insurers personalized underwriting capabilities, and instant claims processing abilities. Our IaaS platform- enabled products include underwriting, and claims processing, which are managed on a fully-integrated, real- time platform.

Underwriting

Roadzen’s underwriting platform, powered by AI-trained models, helps customers make better, data-driven decisions, which results in accurate and precise policy underwriting. We provide a pricing engine that allows the underwriting of insurance policies based on asset value, usage-based insurance, driver scoring using telematics, and other auto products such as extended warranty. Our rating engine empowers insurers in India to underwrite risk using in-house data sources, delivering dynamic risk-assessed pricing for each policy insured. As more data accumulates, recursive patterns emerge, creating precise assessment of risk. Our offerings are extremely valuable to our customers, as most traditional insurers typically lack the expertise to build AI-powered underwriting technologies in-house. Additionally, our technology requires a large amount of data to create and train predictive models with accuracy. Roadzen, through its partnerships with insurers, has continuous access to large volumes of data. As Roadzen’s technology is built in-house and not influenced by any specific customer, the underwriting algorithms are unbiased and allow Roadzen to serve as an industry benchmark. Roadzen offers underwriting platforms for asset-based underwriting and usage-based underwriting and is working towards providing underwriting platforms for behavior-based underwriting. Roadzen’s underwriting solutions accounted for approximately 4% of revenue for the nine months ended December 31, 2022.

Claims Processing

For insurers, it is challenging to manage the customer experience during the claims process. Furthermore, insurtech innovations over the last two decades have been highly focused on distribution, with less of an emphasis on seamless, efficient claims processing for the end customer. Roadzen has built an ecosystem that helps insurers provide an improved customer experience.

Roadzen’s claims platform is powered by telematics, computer vision algorithms, and real-time video streaming modules to conduct live surveys of vehicle accidents. Within seconds, AI and computer-vision algorithms can identify the damaged parts, the extent of the damage, repair or replacement decisions, and the estimated cost of repair. Traditionally, this multi-step process takes anywhere between two and seven days, depending on the insurer. Additionally, total costs can be inflated by the interplay between multiple service providers that have traditionally been involved in repairing a damaged vehicle (such as repairers, surveyors and others). As Roadzen’s technology is unbiased, Roadzen eliminates the threat of cost inflation, providing savings to both the insurance company and its end customer. Roadzen’s digital claims management platform, xClaim, is built for a user-driven approach and has transformed opaque claims processing into proactive engagement with customers.

xClaim initiates a claim using telematics, conducts remote surveys of accidents using photos and videos, and processes the claim by providing an estimate of costs needed to repair or replace the damaged part purely using computer vision. Applying photography, video-streaming and computer vision, Roadzen can inspect a vehicle instantly to assess risk profile, damages, and repair value. We believe that Roadzen delivers a best-in-class customer experience with improved outcomes for insurers, customers and repair shops alike. Whether parametric, assisted, or self-service, our engine handles all claims using algorithmic triage protocols, video, and deep learning for faster and more accurate resolution. Our deep ecosystem for claims processing includes loss adjustors, repairers, assistance, and payments for a one-stop solution to simplify and transform the claims journey.

Roadside Assistance (“RSA”)

We believe RSA is key to offering a better claims experience for customers, including our fleet and OEM customers, and a powerful tool to limit fraud and leakages for insurers. End customers who sustain an accident need proactive service by insurers to commence the claims and FNOL processes. Roadzen’s assistance platform can capture the “moment of truth” for insurers by obtaining near real-time information about the accident with video and photographic evidence. In a matter of minutes, Roadzen’s solution provides the insurer with clarity on all relevant questions after an incident occurs, including details on the parties involved, the extent of damage, and the time, location, and stated cause of the incident. Roadzen’s white-labelled RSA product, StrandD, provides accident management, emergency-call, vehicle breakdown-call, network management, and digital dispatch capabilities to get customers back on the road quickly. As a digitally enabled and integrated network, StrandD provides for 24/7 customer service. Roadzen is working with industry-leading automotive companies, insurers, aggregators, and fleets to power their assistance needs. Roadzen’s claims solutions, including RSA and FNOL, accounted for approximately 16% of revenue for the nine months ended December 31, 2022.

Telematics

We have built a telematics data exchange that enables the ingestion of mobility data from a multitude of sources, including connected cars, on-board diagnostics devices, software development kits (mobile apps), and dashcam video. It is a next-generation telematics platform that adds real-time driving context to significantly improve risk measurement, and more importantly, guide drivers to avoid predictable risks and make driving safer. Roadzen Telematics improves upon first-generation telematics solutions by fusing real-time traffic, video context, and weather information with driver behavior data. Additionally, we add driver distractions and fatigue to the evaluation matrix, and we measure accident hot spots encountered to create the most comprehensive and rich driving evaluation possible. Roadzen’s telematics offerings are bundled into its underwriting, claims and brokerage products and do not provide a material amount of revenues independently, though they may in the aggregate.

Our platform generates a driver score for each driver and a fleet safety index to help insurers make more informed underwriting decisions and offer better products to their customers. Fleet owners can better track driving behavior and provide this feedback to their drivers, all leading to improved and safer fleet operations. The potential benefits of this approach include safer drivers, fewer accidents, fewer delays, and shorter repair times, leading to greater efficiency, lower costs, and greater profits. Roadzen has four telematics layers operating on the same core technology.

Roadzen telematics for insurance consists of a comprehensive telematics stack for driver behavior including:

•

Software-based: The insured end customer’s mobile phone generates driving behavior data through a software development kit (“SDK”) which is integrated into a mobile application. This software is primarily utilized by insurers to embed in the end customer applications, generating the insured’s driver score for future policy underwriting.

•

Connected vehicles: As vehicles become increasingly connected over time, more and more will already have a telematics control unit built into the vehicle, and Roadzen’s APIs can integrate with the vehicle software to fetch data for our exchange.

•

Video telematics: Roadzen’s subsidiary DrivebuddyAI is a V2X (“vehicle-to-everything”) dashcam that brings ADAMATICS (Advanced driver-assistance system (“ADAS”) + Telematics) capabilities to any vehicle using purely computer vision. The system continuously monitors the road ahead and utilizes artificial intelligence to analyze potential hazards. The driver-facing camera performs landmark detection on the drivers face to recognize distractions, pose, and yaw. The system alerts the driver in real-time to avoid collisions — a major benefit for fleets, insurers and automotive OEMs. Reduced distractions and collision avoidance leads to better underwriting outcomes and loss control for insurers and commercial fleets. The DrivebuddyAI system is not just safer for fleets, but also used for more accurate driver logging, fleet utilization, and visual mapping. We believe that our ADAMATICS solution has an opportunity to become a fundamental part of the commercial auto insurance market.

2.	Brokerage — Insurance Distribution Platform

We have built a distribution platform that allows Roadzen to sell insurance policies from any insurer and offer these products through multiple distribution channels using simple APIs. The result is a comprehensive, integrated user experience from quote to policy to claim. Our underwriting and claims are done using our AI platform, and the financial risk is assumed by leading insurers and reinsurers. We do not hold any balance sheet risk.

Currently, the digital brokerage competitive environment is focused on selling the available insurance products without innovating the insurance product itself. Roadzen’s IaaS platform, with its unique capabilities, gives its distribution business a competitive edge. The platform’s capabilities include:

•

Product creation and underwriting: Our technology can be used by insurers to make underwriting decisions for their customers, the platform has ingested years of data to improve its trained algorithms’ policy pricing capabilities. We have built and launched traditional auto, UBI and driver-score -based insurance policies with our partners.

•	Re-insurer backing: Roadzen has cultivated partnerships with global reinsurers, which provides Roadzen with the ability to co-create products using our technology and provide them to our customers.

•

API Exchange: Roadzen’s insurance marketplace is agnostic as to the insurer, geography, and product, enabling Roadzen to launch new products, enter new markets, and serve any vehicle category. Our API benefits end customers with access to a single window of real-time quote information from all participating insurers, and a seamless claims management experience.

Roadzen has evolved into a leader in the digital transformation of India’s auto insurance market. Roadzen is currently partnered with 25 of India’s auto insurers. In India, there are no contracts between insurance brokers and insurers. Instead, each insurer will onboard and integrate a broker within the insurer’s core IT systems such that the broker receives access to real-time quotes for the policies they wish to sell and is assigned a unique code. This code is used by the insurer to track the policies sold by the broker and the corresponding commissions and fees earned. In 2020, Roadzen launched Good InsuranceTM, its brokerage platform focused on auto insurance. Good Insurance has grown rapidly and has become a platform of choice for buying auto insurance. Good Insurance issues insurance policies that incorporate the Company’s RSA and claims solutions. Roadzen’s brokerage solutions accounted for 79.7% of revenue for the nine months ended December 31, 2022.

Our Revenue Model

Roadzen’s business is centered around the business-to-business-to-consumer (“B2B2C”) model, using the Roadzen technology and ecosystem to provide better underwriting capabilities, a more efficient claims management process, RSA, and a digitized policy pricing engine to fleet, insurance, and car company customers. Our vision is to be the lowest cost of distribution brokerage business in the market. Retail customer acquisition costs are very high for insurers, but Roadzen does not spend on acquiring retail customers directly. We incur costs on the business-to-business (“B2B”) front, including sales and marketing costs, to onboard the channel partners, which consist of dealers, fleet companies, agents, car companies, and strategic tie-ups. This enables us to bundle our ecosystem offerings to our customers. This approach has resulted in consistent revenue streams.

Roadzen deploys its solutions to insurers as a technology provider. It serves as a SaaS provider to auto insurers that embed our offerings with their end customers. Insurers benefit from more efficient underwriting processes and reduced claims processing costs; in turn, their customers secure a simplified online experience in claims reporting, risk evaluations, payments, and RSA. Insurers pay us a percentage of premiums charged where our solutions are used for underwriting. Fixed fees per usage of Roadzen solutions is utilized in damage assessments, claims management, and RSA. Through our proprietary specialty brokerage platforms in India and Europe, where we target OEMs, auto dealerships and commercial fleets, we operate on a B2B2C model. Roadzen secures a percentage of brokerage commissions paid by insurers to brokers for distribution of their offerings. By embedding our solutions suite in brokerage offerings, we secure two revenue streams: (i) brokerage commissions; and (ii) insurer payments for claims management and RSA. Both of our sales channels, SaaS for insurers (indirect) and brokerage distribution (direct), target a unified customer base of car companies, fleets, dealerships, and agents. Our direct sales channels do not compete with insurers that use our SaaS solutions. Rather, Roadzen’s MGA/brokerage service becomes a platform for the marketing and distribution of policies in which Roadzen’s solutions are embedded.

Our Competition

We believe that the primary factors determining our competitive position with other organizations in our industry are the policy add-on features we offer through bundling, the quality of our services, our technology, the diversity of products we offer, and the overall costs to our customers.

Roadzen believes that it is uniquely placed because of its technology that spans the entire insurance value chain. However, there is a threat of competition to each individual product or service that we may provide. Insurers that choose to build similar offerings and technological expertise in-house present competition to the Company. Competition also exists from other insurtech companies that may be specifically focused on one part of the value chain. There are several telematics players that are capable of building similar products to Roadzen, but very few have the breadth of comprehensive software, hardware and video telematics capabilities that Roadzen possesses.

The insurance brokerage business is highly competitive, and numerous firms actively compete with us for customers and insurance markets. Competition in the insurance business is largely based upon innovation, knowledge, terms and condition of coverage, quality of service and price. Our brokerage operations compete with both global firms and local firms that are focused on a particular region.

A number of insurance carriers who choose to directly sell insurance, primarily to individuals, do not have to pay commissions to third-party agents and brokers and can instead allocate those funds to their advertising and customer acquisition efforts. Roadzen believes that by using its B2B2C strategy, rather than going directly to customer, it can have a lower cost of customer acquisition and insurance distribution.

Research and Development

Roadzen has 118 engineers, computer vision researchers and data scientists focused on building software to address the challenges and complexity in auto insurance. Our product and engineering team focuses on enhancing our solutions to meet the complex requirements of our customers with a focus on capabilities, operational efficiency, security, and privacy of our platform. We also invest significantly in developing our products and customizing them for the specific market in which the customer operates, including the relevant regulations, language, currency and payment methods.

We believe AI will have a transformative impact on the insurance economy and have focused our efforts on deep learning technology. We have released several new solutions incorporating real world AI at enterprise scale. Our team has developed over 100 AI models in computer vision as well as natural language processing such as video inspection, driver scoring, vehicle, part and damage detection, driver distraction, insureGPT (policy summary and FAQ of any insurance policy), claims invoice automation, and road object detection and driver facial landmark detection. We invest significantly into developing our internal tooling for AI through our proprietary Canvas platform that allows ground truth generation, automated model selection, and continuous training and deployment of AI models.

Intellectual Property

Roadzen maintains intellectual property and proprietary protection for its products and technology related to our business. We also rely on trade secrets and/or contractual provisions to develop and maintain our proprietary position and protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We protect our proprietary technologies, in part, by confidentiality agreements with our employees, consultants, scientific advisors, and contractors. For more information regarding the risks related to our intellectual property, please see “Risk Factors — Risks Relating to Roadzen’s Business and Industry — Risks Relating to Intellectual Property.”

As of January 27, 2023, we had no U.S. trademarks or pending applications, and we had four registered non-U.S. trademarks and five pending non-U.S. trademark applications. As of January 27, 2023, we had no U.S.

patents and pending applications, and one registered non-U.S. patent, one registered non-U.S. design and one pending non-U.S. patent application.

Sales and Marketing

Our sales and marketing efforts are a key component of our growth strategy. Our investments in this area have enabled us to build and sustain our customer base while creating long-term customer relationships.

Our sales efforts are materially dependent on our three different channels: (1) strategic and contractual sales to insurers and car companies; (2) sales to small-and-medium fleet owners; and (3) brokerage sales driven by agents, captive distribution channels and reinsurance partnerships. We plan to continue investing in each of these channels of growth including hiring sales personnel, producing marketing content and event marketing. We are investing heavily in content production and marketing focused on delivering rich, industry specific content on all platforms that our clients use. This helps position Roadzen as a thought leader in the insurance and mobility space and adds to the lead funnel for our business. We directly engage with decision-makers and industry leaders across the industry. Our top of the funnel digital marketing efforts provide us with a platform to execute highly targeted outreach to important decision makers in our client matrix.

Our sales teams are structured to address the different needs of our markets. For our small business sales efforts, we employ a geographically dispersed account team structure to facilitate in-person demos and direct sales, along with an in-house sales team. For larger insurance and automotive clients, we have an enterprise sales team. Roadzen has a large direct sales force spread across India, Europe, Southeast Asia, the U.K. and the U.S. that focus on sales, on-boarding and customer management activities.

Fleets: Fleet vehicles are groups of motor vehicles owned or leased by a business, government agency, or other organization rather than by an individual or family. This set of customers is targeted directly by Roadzen’s sales team. Fleets are adversely affected when accidents are followed by a slow and manual claims process, incurring a loss of revenue from the delay caused by the accident and the time needed to repair the vehicle. This is a problem that Roadzen solves with its distinctive ecosystem. Roadzen has regional sales teams across India, the U.S., the U.K., Europe and Southeast Asia. As fleets are usually on a local scale, our local sales teams are frequently within reach of our potential fleet customers and faster to close a sale.

Insurance & Car Companies: Insurance companies and car company sales are generally either a request for proposal (“RFP”) or bid driven process that requires demos, technical qualification criteria and finally financial pricing evaluation. These processes are highly customized and require both in-house sales and solution architecture teams to close.

We employ two primary sales activities for our brokerage business:

1.

Motor Insurance: As motor insurance contracts are generally of annual duration, the customers give a “Broker on Record” mandate to Roadzen which authorizes Roadzen to advise the customers to select the best insurance policy. As Roadzen operates a B2B brokerage business, sometimes other value- added services offered by Roadzen are more valuable to customers than the lowest premium offered by the competitors, such as faster claims processing, software telematics and fleet management software. Hence Roadzen’s platform and ecosystem offers Roadzen a competitive advantage.

2.

Specialty Insurance: These are long duration policies, generally starting with a 5-year duration, where the risk underwriting is done at a portfolio level. Roadzen has partnered with re-insurers to back the long-term risks associated with these long-tenure contracts. These contracts are RFP-driven and may require additional negotiations with reinsurers. The RFP process for our brokerage business is the same as our IaaS RFP process.

Our People and Culture

We have assembled a proven, global team with excellence and experience spanning technology, AI, insurance and mobility. As of December 31, 2022, we had 315 full-time employees and no part-time employees. None of our employees are represented by a labor union. We believe we have good relationships with our employees and have not experienced any interruptions of operations due to labor disagreements.

Division	Employees
Technology	117
Management	15
Sales and Business Development	98
Operations	48
Finance, HR, Compliance & Admin	37

Total	315

Our operating principles below inform our culture as well as how we operate on a day-to-day basis. We actively foster an environment where problem solvers, collaborators and builders can thrive. Our people have a global mindset, a passion for innovation and play well with others.

Our Operating Principles

Take Ownership

We thrive on excellence, responsibility, and adaptability to change. In our largely non-hierarchical structure, we stress the need for our personnel to hold themselves and each other accountable and to high standards. It also means striving for constant improvement to raise our bar as a company. Ownership is about taking initiative and making decisions to deliver the highest quality outcome.

Be meritocratic

As no playbook exists for many of the problems we are solving, we look at the best ideas that we can bring to the table through rigorous thought, debate and action. This is fostered by a culture of respect and kindness where everyone has a voice. We believe that backing the best ideas with committed action is the key to building world class products.

Play with purpose

We have fun, indulge our curiosities, build for the long term, and do things differently. This is not just a job, it is a place to be authentic, express yourself fully and bring purpose to what we at Roadzen are building.

Challenge the status quo

To us, innovation is the default mindset, a hardwired desire to improve things. The better we collaborate the more effective we are. Strong teams are built when we embrace both.

Move fast

Quick and iterative feedback loops are critical to innovation in both software and AI products. This means we must move with urgency yet keep a deliberate focus on the details to make sure our clients can rely on us to make fundamental business decisions.

Our Customers

We have strong customer relationships in the auto insurance market. These relationships are a key component of our success given the long-term nature of our contracts and the interconnectedness of our network. We have customer agreements with 29 insurers (including carriers, self-insurers and other entities processing insurance claims), 9 automotive clients, and approximately 2,000 agent and fleet customers. Roadzen’s insurer clients make up less than 2% of Roadzen’s total number of clients, but approximately 75% of Roadzen’s enterprise client base (i.e., 29 of the 38 total insurers and automotive clients).

Key customer ecosystems are as follows:

•	Insurance — including insurance companies, reinsurers, agents, brokers.

•	Automotive — including carmakers (OEMs), dealerships, online-to-offline car sales platforms.

•	Fleets — including small and medium fleets, taxicab companies, ridesharing platforms and commercial and corporate fleets.

•	Other distribution channels such as financial services companies providing auto loans and telematics companies.

And key customer benefits from working with us can include:

•	For Insurers — faster, efficient and cheaper claims processing, lower combined operating ratios, lower distribution costs and better underwriting models.

•

For Automotive — embedded or white-labeled products with better visibility on the insurance distribution process for both new and renewal policies, extended warranty programs, faster and more transparent claims settlements.

•	For Fleets — advanced road safety using telematics, lower premiums and faster claims processing.

We had one customer (an automotive insurance provider) that represented approximately 25% and 10% of total revenue for the fiscal year ended March 31, 2022 and the nine months ended December 31, 2022, respectively. Pursuant to our agreement with the insurance provider, we provide the insurer with IaaS platform services for the purpose of conducting pre-underwriting inspections of vehicles which the insurer may insure. The insurer’s potential customer will upload images of and basic details about the vehicle to our platform, which will then be processed by our platform and result in a platform-generated recommendation of policy terms to the insurer. We charge the insurer a fixed fee of INR 765 per inspection. Our agreement with this insurer expires in July 2024, and we do not anticipate the insurer representing a material portion of our revenue for the fiscal year ended March 31, 2023 nor on a consolidated basis after we acquire GIM and NAC.

Regulatory Landscape

Our insurance brokerage business is subject to various laws and regulations and our inability to comply with them may adversely affect our business, results of operations and reputation.

Our subsidiary in India received a certificate of registration to act as a direct insurance broker (life and general) under the Insurance Brokers Regulations. Accordingly, we are subject to certain laws, regulations and licensing requirements. Insurance brokers are required to comply with various regulatory requirements such as the following: (i) the principal officer and broker qualified persons of an insurance broker should have undergone training and passed the relevant examination specified by the IRDAI, (ii) the principal officer, directors, shareholders and key management personnel should fulfil the ‘fit and proper’ criteria specified under the Insurance Brokers Regulations, (iii) insurance brokers may not undertake multi-level marketing for solicitation and procuring of insurance products, (iv) insurance brokers may not offer any rebate or any other inducement to a client, (v) insurance brokers must conduct their business in compliance with the code of conduct specified under the Insurance Brokers Regulations, and (vi) ensure that not more than 50% of their remuneration emanates from one client in a financial year. The IRDAI may undertake inspection of the premises of the insurance broker to ascertain how activities are carried on, and inspect their books of accounts, records and documents. The Insurance Brokers Regulations specify certain approval and reporting requirements to be adhered to by the insurance brokers from time to time, as applicable. We would be subject to fines and penalties if we fail to comply with the Insurance Brokers Regulations. We derive revenues primarily from commissions and other fees paid to us by the insurance carriers who sell their policies through our platform.

The commissions that we can charge to insurers are based on charges set forth under the Insurance Regulatory and Development Authority of India (Payment of Commission or Remuneration or Reward to Insurance Agents and Insurance Intermediaries) Regulations, 2016 (“IRDAI Commissions Regulations”). The Insurance Regulatory and Development Authority of India (Minimum Information Required for Investigation and Inspection) Regulations, 2020 (“Minimum Information Regulations”), effective from May 23, 2021, are applicable to all insurers and insurance intermediaries in relation to purposes of investigation and inspection by the IRDAI.

Inter-related companies within the group are subject to a stringent regulatory framework that affects the flexibility of our operations and increases compliance costs and any regulatory action against us and our employees may result in penalties and/or sanctions that could have an adverse effect on our business, prospects, financial condition and results of operations.

Coverzen Entities

On June 1, 2021, the Company acquired 100% of the outstanding equity interests of Coverzen Technologies Private Limited (“Coverzen”). Coverzen is engaged in the business of auto insurance broking in India through its subsidiary Good Insurance Brokers Private Limited (formerly Heartbeat Insurance Brokers Private Limited). Between June 2021 and October 2021, Coverzen acquired control of several small businesses (together with Coverzen, the “Coverzen Entities”). The Coverzen Entities include Peoplebay Consultancy Services Private Limited (“Peoplebay”), FA Events and Media Private Limited (“FA Events”), and Kintsugi Innovation Labs Private Limited (“Kintsugi”).

Each of Peoplebay and FA Events is incorporated in India and is engaged in the business of providing marketing services, including in connection with product launches, and assisting with road shows for corporate clients. Kintsugi is incorporated in India and is engaged in the business of event management services of any kind, including corporate events and conferences, product launches, road shows, product launches and grand opening events.

Roadzen intends for the Coverzen Entities to continue their ongoing operations following its acquisition of GIM and NAC, respectively, as well as after the proposed business combination with Vahanna.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We currently are not a party to any material litigation or other material legal proceedings.

Other Information

We were incorporated in Delaware on May 7, 2015. Our principal executive offices are located at c/o Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904. We also maintain a website at www.roadzen.io. The information contained in, or that can be accessed through, our website is not part of this proxy statement/prospectus.

ROADZEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Roadzen, Inc. and its subsidiaries should be read together with the section of this proxy statement/prospectus entitled “Selected Historical Consolidated Financial Information of Roadzen,” the unaudited condensed consolidated financial statements as of December 31, 2022 and for the nine month periods ended December 31, 2021 and 2022, and the audited consolidated financial statements, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About Roadzen” and the unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2022 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Combined Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section titled “Forward-Looking Statements; Market, Ranking and Other Industry Data.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors — Risks Related to Roadzen’s Business and Industry” or elsewhere in this proxy statement/ prospectus.

Overview

Roadzen is a leading insurtech company on a mission to transform global auto insurance powered by advanced AI. At the heart of our mission is our commitment to create transparency, efficiency, and a seamless experience for the millions of end customers who use our products through our insurer, OEM, and fleet (such as trucking, delivery, and commercial fleets) partners. We seek to accomplish this by combining computer vision, telematics and AI with continually updated data sources to provide a more efficient, effective and informed way of building auto insurance products, assessing damages, processing claims and improving driver safety. Insurers and other partners of Roadzen across the world use Roadzen’s technology to launch new auto insurance products, manage risk better and resolve claims faster. These products are built with dynamic underwriting capabilities, API-led distribution and real-time claims processing.

Roadzen has built a pioneering technology platform that uses telematics, computer vision and data science to spearhead innovation across the insurance value chain, namely underwriting, distribution, claims and road safety. We call it the Roadzen “Insurance as a Service” (“IaaS”) platform. Our business generates commission- based revenue as an insurance broker focused on embedded and B2B2C (Business-to-Business-to-Customer) insurance distribution, and fee-based revenue as a provider of innovative cloud, mobile, AI-based telematics applications for the auto insurance economy.

Roadzen has clients within the following ecosystems:

•	Insurance — including insurance companies, reinsurers, agents, brokers;

•	Automotive — including carmakers, dealerships, online-to-offline car sales platforms;

•	Fleets — including small and medium fleets, taxi fleets, ridesharing platforms, commercial and corporate fleets; and

•	Other distribution channels such as financial services companies providing auto loans and telematics companies.

Our operations are global, and our partners consists of market-leading insurers and OEMs, including AXA, Société Générale and others.

We have received global recognition, having recently won two awards at the prestigious 2022 Global Artificial Intelligence Summit & Awards for the “Best Use of AI in Mobility” and “Best Use of AI in Insurance”

categories held by the Ministry of Electronics and Information Technology and All India Council for Robotics & Automation (AICRA). In October 2021, Roadzen was recognized by Forbes Magazine as a Top 10 AI company and, in 2022, Roadzen was awarded AI Startup of the Year in 2022 by Financial Express (India). These awards are an acknowledgement of our customer impact and technological superiority.

Our Business Model

Roadzen has two principal models for generating revenue: 1) Platform Sales of our IaaS platform and 2) Brokerage Commission and Fees. We follow a capital-light business model, meaning that we do not underwrite any risk ourselves or carry it on our balance sheet for either source of revenue.

1.	Platform Sales:

Roadzen provides an IaaS platform addressed towards insurance for mobility. The IaaS platform has a suite of products that work cohesively to address the auto insurance value chain. Roadzen sells its IaaS platform to insurers, car manufacturers, and fleet companies to deliver services for their respective insured customers. Our deep understanding of the insurance industry has enabled us to develop a unified suite of modules and products that is tailored to address the key challenges faced in auto insurance. Our solution suite includes several products that support the insurance lifecycle, such as:

•	Via: enables fleets, carmakers and insurers to inspect a vehicle using computer vision.

•	xClaim: enables digital, touchless and real-time resolution of claims from first notice of loss (“FNOL”) through payment using telematics and computer vision;

•	StrandD: enables digital, real-time dispatch and tracking for RSA and FNOL during accident claims; and

•	Good Driving: enables insurers and fleets to recognize their best drivers, train poor drivers and build UBI programs.

Our technology revolutionizes the customer experience by helping customers obtain a policy within seconds and process a claim estimate within minutes in comparison with existing processes that can take weeks. Roadzen’s revenue derived from platform sales is usage-based, meaning we get paid on a per-vehicle or per-use basis.

Sales of Roadzen’s IaaS platform represented approximately 20.3% of revenues for the nine months ended December 31, 2022.

2.	Brokerage Commission and Fees:

Roadzen acts as an insurance broker utilizing its technology to sell insurance through our embedded and business-to-business-to-consumer (“B2B2C”) distribution model. The policies are sold by insurance intermediaries such as agents and through captive distributors such as dealerships, fleets and used car platforms. Our B2B2C channel partners choose us for a variety of reasons — for the ease of integrating our technology through APIs into their ecosystem, for a seamless, fully digital customer experience from obtaining a policy to submitting a claim, and for integrations with a large number of insurance companies who sell their policies through our platform to give the users a handful of policy options. Lastly, we can provide a superior customer experience by bundling telematics for road safety, RSA and claims management to the customer — a customer experience that is unrivaled by other traditional brokers. Roadzen’s revenues are based on commissions and other fees that are paid by our insurance carriers as a percentage of the GWP underwritten for each policy. Roadzen’s brokerage solutions accounted for 79.7% of revenue for the nine months ended December 31, 2022.

Factors Affecting Our Performance

Our financial condition and results of operations have been, and will likely continue to be, affected by a number of factors, including the following:

Investment in Core Technology and AI

We continue to develop and invest in our technology platform to drive scalability and build innovative products. We believe our significant proprietary investments into our data pipelines, training, model development and our core technology platform are key advantages that allow us to stay ahead of competition, support our growth into global markets and improve operating margins.

Investment in Sales and Marketing

Our sales and marketing efforts are a key component of our growth strategy. Our investments in this area have enabled us to build and sustain our customer base while creating long-term customer relationships. Our sales efforts are materially dependent on our three different channels: (1) strategic sales to insurers and car companies; (2) sales to small-and-medium fleet owners; and (3) brokerage sales driven by such as agents, captive distribution channels and reinsurance partnerships. We plan to continue investing in these each of these channels of growth including hiring sales personnel, event marketing and global travel.

Investments in Innovation for Future Growth

The world of mobility is changing rapidly due to advances in connected, electric, and autonomous vehicles. We believe this presents an exciting and large opportunity to build insurance for this evolving environment. For this reason, our performance will be impacted by our ability to continuously innovate our underwriting algorithms, internalize new data sources and technologies such as ADAS and video telematics for accident prevention, and invest in partnerships with carmakers for their insurance offerings and for selling insurance into fleets.

Acquiring New Customers

Our long-term growth will depend on our continued ability to attract new customers to our platform. We intend to continue to drive customers to our platform by expanding our B2B2C model through different avenues:

•

In addition to our existing geographic and product footprint, we aim to grow by expanding into new markets across our target geographies, leveraging our technology platform to increase our speed to market.

•

Our future performance is dependent on our ability to acquire new customers by consistently offering them cutting edge technology at the intersection of mobility and insurance — a capability that traditional insurance carriers and other insurance intermediaries have struggled to provide. As our clients look to digitize and capture a greater part of the insurance value chain, our technology is the differentiator for them to choose Roadzen as a partner.

Expanding Sales Within Our Existing Customer Base

A central part of our strategy is expanding solutions adoption across our existing customer base. We have developed long-term relationships with our customers and have a proven track record of successfully cross- selling product offerings. We have the opportunity to realize incremental value by selling additional functionality to customers that do not currently utilize our full solution portfolio from our platform. As we innovate and bring new technology and solutions to market, we also have the opportunity to realize incremental growth by selling new products to our existing customer base.

Our ability to expand sales within our customer base will depend on a number of factors, including our customers’ satisfaction, pricing, competition, and changes in our customers’ spending levels. Roadzen’s customers include leading insurers and car companies that have a global presence and are spending millions of dollars on digitizing their insurance offerings. We believe that successful integration in one geography may open up opportunities within other geographies. Roadzen has shown the ability to expand contracts from low ticket size in India to higher ticket size in global markets. We have a significant focus on maximizing the lifetime value of our customer relationships, and we continue to make significant investments in order to grow our customer base.

Strength of the Auto Insurance Market

We generate a majority of our revenues through commissions and fees which are a reflection of the total insurance policy premium. Roadzen derived 79.7% of revenue from its brokerage solutions and 20.3% from its platform sales of its IAAS platform for the nine months ended December 31, 2022. A softening of the insurance market characterized by a period of declining premium rates due to competition or regulation could negatively impact our profitability.

Our Regulatory Environment

Our insurance broking business is subject to various laws and regulations and our inability to comply with them may adversely affect our business, results of operations, and reputation.

Our subsidiary in India received a certificate of registration to act as a direct insurance broker (life and general) under the Insurance Brokers Regulations of India. Accordingly, we are subject to certain laws, regulations and licensing requirements. Insurance brokers operating in India are required to comply with various regulatory requirements, including stipulations that: (i) the principal officer and broker qualified persons of an insurance broker must undergo training and pass the relevant examinations specified by the Insurance Regulatory and Development Authority of India (the “IRDAI”); (ii) the principal officer, directors, shareholders and key management personnel must fulfil the “fit and proper” criteria specified under the Insurance Brokers Regulations; (iii) insurance brokers may not undertake multi-level marketing for solicitation and procuring of insurance products; (iv) insurance brokers may not offer any rebate or any other inducement to a client; (v) insurance brokers must conduct their business in compliance with the code of conduct specified under the Insurance Brokers Regulations; and (vi) insure brokers must ensure that not more than 50% of their remuneration emanates from one client in a financial year. The IRDAI may undertake inspection of the premises of an insurance broker to ascertain how activities are carried on, and inspect their books of accounts, records and documents. The Insurance Brokers Regulations specify certain approval and reporting requirements to be adhered to by the insurance brokers from time to time, as applicable. We would be subject to fines and penalties if we fail to comply with the Insurance Brokers Regulations. We derive revenues primarily from commissions and other fees paid by insurance carriers whose insurance products our customers purchase.

The commissions that we can charge to our Insurer Partners are based on charges set forth under the IRDAI (Payment of Commission or Remuneration or Reward to Insurance Agents and Insurance Intermediaries) Regulations, 2016 (“IRDAI Commissions Regulations”). The IRDAI (Minimum Information Required for Investigation and Inspection) Regulations, 2020 (“Minimum Information Regulations”), effective from May 23, 2021, are applicable to all insurers and insurance intermediaries in relation to purposes of investigation and inspection by the IRDAI.

Inter-related companies within the group are subject to a stringent regulatory framework that affects the flexibility of our operations and increases compliance costs, and any regulatory action against us and our employees may result in penalties and/or sanctions that could have an adverse effect on our business, prospects, financial condition and results of operations.

The regulatory and policy environment in which we operate is evolving and is subject to change. The government of India (“GoI”) may implement new laws or other regulations and policies that could affect the fintech industry, which could lead to new compliance requirements, including requiring us to obtain approvals and licenses from the GoI and other regulatory bodies, or impose onerous requirements. New compliance requirements could increase our costs or otherwise adversely affect our business, financial condition and results of operations.

Our Ability to Manage Risk with Data and Technology

Our operations are highly dependent on the reliability, availability, and security of our technology platform and data. Our operations rely on the secure processing and storage of confidential information, including our information systems and networks and those of our third-party service providers. Disruptions in the technology platform, systems and control failures, security breaches, or inadvertent disclosure of user data could result in legal exposure, harm our reputation and brand, and ultimately affect our ability to attract and retain customers. Although we have implemented administrative and technical controls and have taken protective actions to reduce risk, such measures may be insufficient to prevent unauthorized and malicious attacks. As our technology- enabled platform is reliant on data from external parties, such attacks or disruption in our data sources can impact our ability to operate effectively and result in damage to our reputation and results.

Components of Results of Operations

Revenue

We provide access to our IaaS solutions through contractual agreements with our customers, whereby the customer receives one or a bundle of our solutions, which can include inspection, claims management, RSA, and/ or telematics offerings. The average contract length for our IaaS customers is approximately three years. Our client pays us on a fixed fee per-incident or per-vehicle. Our brokerage revenues are based on commissions and fees that we receive from our insurance partners for selling their policies to customers as well as providing other client services such as claims management. Our commissions and fees are calculated as a percentage of the GWP underwritten for each policy.

Cost of Services

The cost of services for distribution business includes commissions paid to the point of sale person, cost of employees and other direct expenses related to facilities.

For our IaaS platform, cost of services primarily consists of direct costs involved in delivering the services to the customers, including external provider cost for inspections and RSA, as well as additional costs such as employee benefit expenses. Costs forming part of cost of revenue are recognized as incurred.

Research and Development

Research and development costs consist primarily of employee-related costs, including salaries, employee benefits and other expenses. It also includes the cost of annotating data pipelines for AI, the cost of building and maintaining our own AI servers for training and the cloud costs for production deployments. We continue to focus our research and development efforts on adding new features and products.

Sales and Marketing

Sales and marketing expenses primarily include expenditures related to advertising, channel partner incentives, media, promotional and bundling costs, brand awareness activities, business development, corporate partnerships and allocated overhead costs. These expenses are a reflection of our efforts to expand our market reach for distributing insurance policies. Sales and marketing expenses also consist of employee-related costs directly associated with our sales and marketing activities, including salaries and employee benefits.

We plan to continue to invest in sales and marketing to grow our customer base and increase the awareness of end customers about our products. As a result, we expect our sales and marketing expenses to increase in absolute dollars for the foreseeable future. While we expect our sales and marketing expenses to decrease as a percentage of our revenue over the long term, our sales and marketing expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

General and Administrative

General and administrative expenses consist of employee-related costs for executive, finance, legal, human resources, IT, and facilities personnel, including salaries, employee benefits, professional fees for external legal, accounting, and other consulting services, and allocated overhead costs.

We expect our general and administrative expenses to continue to increase in absolute dollars for the foreseeable future to support our growth as well as due to additional costs associated with legal, accounting, compliance, insurance, investor relations, and other costs as we become a public company. While we expect our general and administrative expenses to decrease as a percentage of our revenue over the long term, our general and administrative expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

Depreciation and Amortization

Depreciation and amortization reflects the recognition of the cost of our tangible and intangible assets over their useful life. Depreciation expenses relate to equipment, hardware and purchased software. Amortization relates to investments related to recent acquisitions, internal software development and investments made in intellectual property development. Depreciation and amortization are expected to increase slightly in dollar amount over time but will likely decrease as a percentage of revenue as investments in platform technology reach scale.

Fair Value Changes in Financial Instruments Carried at Fair Value

Our outstanding convertible notes and warrants are financial liabilities measured at fair value with fair value changes recognized in profit or loss. We carry out a periodic fair valuation exercise and recognize the increase or decrease in the carrying values of these financial instruments in our Consolidated Statements of Operations. Such fair value changes are primarily driven by changes in our equity value, risk free interest rates and credit risk premia.

Income Tax Expense/(Benefit)

Income tax expense/(benefit) consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We maintain a full valuation allowance against our U.S. and certain foreign jurisdictions’ deferred tax assets because we have concluded that it is more likely than not that the deferred tax assets will not be realized.

Results of Operations

Comparison of the Nine Months Ended December 31, 2022 and December 31, 2021

	For the nine months ended December 31,		Change Amount	%
	2022	2021
Revenue	8,554,393	5,958,377	2,596,016	44%

Costs and expenses:
Cost of services (exclusive of depreciation (which is shown separately))	4,404,735	4,293,796	110,938	3%
Sales and marketing	7,262,861	4,283,291	2,979,570	70%
Research and development	1,779,842	887,263	892,579	101%
General and administrative	1,974,121	1,092,917	881,204	81%
Depreciation	1,293,803	894,406	399,397	45%

Total costs and expenses	16,715,362	11,451,673	5,263,689	46%

Loss from operations	(8,160,969)	(5,493,296)	(2,667,673)	49%

Interest expense	(603,643)	(9,793)	(593,850)	6064%
Fair value changes in financial instruments carried at fair value	(1,009,374)	(2,979,402)	1,970,028	-66%
Other income/(expense) net	35,312	(37,070)	72,382	-195%

Loss before income tax expense	(9,738,674)	(8,519,561)	(1,219,114)	14%

Less: Income tax expense/(benefit)	(46,711)	(21,693)	(25,018)	115%

Net Loss	(9,691,963)	(8,497,868)	(1,194,095)	14%

Revenue

Revenue increased by 2.6 million, or 44%, for the nine months ended December 31, 2022, compared to the nine months ended December 31, 2021, primarily due to increased insurance distribution income. On June 1, 2021, the Company entered into a share purchase agreement with Coverzen Technologies Private Limited (“Coverzen”), pursuant to which the Company acquired 100% of the outstanding equity interests of Coverzen for cash consideration of $482,659. Coverzen is engaged in the business of auto insurance broking in India through its subsidiary Good Insurance Brokers Private Limited (formerly Heartbeat Insurance Brokers Private Limited). The acquisition of Coverzen was consummated on July 1, 2021. Between June 2021 and October 2021, Coverzen acquired control of several small businesses (together with Coverzen, the “Coverzen Entities”). The acquisitions of the Coverzen Entities increased our insurance distribution income as the penetration in the distribution space increased over the period. The Coverzen Entities contributed 68% of our revenue growth for the nine months ended December 31, 2022, compared to the nine months ended December 31, 2021. There are no trends associated with the Coverzen Entities that Roadzen believes are likely to impact future earnings.

Revenue from brokerage commissions and fees increased by 2.75 million, or 68%, for the nine months ended December 31, 2022, compared to the nine months ended December 31, 2021, primarily due to increased penetration of our brokerage business. Roadzen sold 191,122 policies for a total GWP of approximately $28.56 million for the nine months ended December 31, 2022, compared to 147,613 policies and approximately $25.97 million of GWP for the nine months ended December 31, 2021.

Revenue from sales of our IaaS platform decreased by $0.15 million, or 8%, for the nine months ended December 31, 2022, compared to the nine months ended December 31, 2021, primarily due to loss of volume from a certain client. Roadzen had 43 customers on its platform as of December 31, 2022, compared to 38 customers on its platform as of December 31, 2021.

Cost of Services

Cost of services increased marginally by $0.1 million, or 3%, for the period ended December 31, 2022, compared to the nine months ended December 31, 2021.

Sales and Marketing

Sales and marketing expense increased by $2.9 million, or 70%, for the nine months ended December 31, 2022, compared to the nine months ended December 31, 2021, primarily due to $4.8 million in business promotion expenses, which increased by $1.6 million as we expanded our advertising efforts. Sales and marketing expense also increased due to employee related costs and $0.2 million in other expenses. Further, the increase is attributable to the fact that sales and marketing expenses related to the operations of the Coverzen Entities (which were acquired between June and October of 2021) were only consolidated for a portion of the nine months ended December 31, 2021, while the Coverzen Entities were fully consolidated for the entire nine months ended December 31, 2022. The Coverzen Entities contributed 94.5% of Roadzen’s sales and marketing costs for the nine months ended December 31, 2022, compared to 89.25% for the nine months ended December 31, 2021.

Research and Development

Research and development expense increased by $0.9 million, or 101%, for the nine months ended December 31, 2022, compared to the nine months ended December 31, 2021, primarily due to increases in employee-related costs, as we hired more employees to continue the innovation and enhancement of our IaaS platform.

General and Administrative

General and administrative expense increased by $0.8 million, or 81%, for the nine months ended December 31, 2022, compared to the nine months ended December 31, 2021, primarily due to a $0.8 million increase in other expenses.

Depreciation and Amortization

Depreciation and amortization increased by $0.3 million, or 45%, for the nine months ended December 31, 2022, compared to the nine months ended December 31, 2021, primarily due to amortization of intangible assets acquired in the Company’s acquisition of the Coverzen Entities.

Interest Income (Expense)

Interest expense increased by $0.5 million primarily due to an increase in borrowings from banks and issuance of debentures.

Other Income (Expense) and Fair Value Changes in Financial Instruments Carried at Fair Value

Loss on fair valuation changes decreased by $1.9 million, or 66%, for the nine months ended December 31, 2022, compared to the nine months ended December 31, 2021. This was primarily due to the fact that a significant amount of our preferred share warrants and convertible notes were converted during the nine months ended December 31, 2021. The movement in other expenses was negligible.

Comparison of the Fiscal Years Ended March 31, 2022 and March 31, 2021

	Year ended	Year ended	Amount	Change (%)
	March 31, 2022	March 31, 2021
Revenue	$9,988,728	$1,164,840	$8,823,888	758%
Costs and expenses:
Cost of services (exclusive of depreciation and amortization shown separately)	4,806,018	1,360,004	3,446,014	253%
Sales and marketing	7,123,074	439,330	6,683,744	1,521%
Research and development	1,307,209	908,585	398,624	44%
General and administrative	1,621,180	1,092,714	528,466	48%
Depreciation and amortization	1,370,143	1,152,988	217,155	19%

Total costs and expenses	16,227,624	4,953,621	11,274,003	228%

Loss from operations	(6,238,896)	(3,788,781)	(2,450,115)	65%
Interest income/(expense)
Interest expense	(44,929)	(6,202)	(38,727)	624%
Fair value changes in financial instruments carried at fair value	(3,392,971)	(13,271,484)	9,878,513	(74%)
Other income/(expense), net	(104,825)	53,576	(158,401)	(295%)

Loss before income taxes	(9,781,621)	(17,012,891)	7,231,270	(43%)
Less: Income tax expense/(benefit)	24,957	(1,356,764)	1,381,721	(102%)

Net loss	(9,806,578)	(15,656,127)	5,849,549	(37%)

Revenue

Revenue increased by $8.8 million, or 758%, for the year ended March 31, 2022, compared to the year ended March 31, 2021, primarily due to the increased revenue from brokerage commissions and fees that were provided by the Coverzen Entities.

Revenue from brokerage commissions and fees increased by $7.00 million for the year ended March 31, 2022. In the year ended March 31, 2021, Roadzen did not have any revenue from brokerage commission and fees. Roadzen sold 154,013 policies for a total GWP of approximately $27.04 million for the year ended March 31, 2022. Roadzen did not sell any policies during the year ended March 31, 2021. There are no trends associated with the Coverzen Entities that Roadzen believes are likely to impact future earnings.

Revenue from sales of our IaaS platform increased by $1.72 million, or 148%, for the year ended March 31, 2022, compared to the year ended March 31, 2021, primarily due to new client contracts. Roadzen had 38 customers on its platform as of March 31, 2022 compared to 31 customers on its platform as of December 31, 2021.

Cost of Services

Cost of services increased by $3.4 million, or 253%, for the year ended March 31, 2022, compared to the year ended March 31, 2021, primarily due to increased employee-related costs of $0.8 million and costs of services provided through our IaaS platform which increased by $1.4 million, primarily due to the full consolidation of the Coverzen Entities during the year ended March 31, 2022.

Research and development

Research and development expense increased by $0.4 million, or 44%, for the year ended March 31, 2022, compared to the year ended March 31, 2021, primarily due to a $0.3 million increase in employee-related costs, as we hired more employees to continue the innovation and enhancement of our IaaS platform.

Sales and marketing

Sales and marketing expense increased by $6.7 million, or 1,521%, for the year ended March 31, 2022, compared to the year ended March 31, 2021, primarily due to a $6.0 million increase in marketing expenses resulting from acquisition of new businesses during the year ended March 31, 2022, and as we expanded our advertising efforts. Sales and marketing expense also increased due to $0.6 million in event expense.

General and administrative

General and administrative expense increased by $0.5 million, or 48%, for the year ended March 31, 2022, compared to the year ended March 31, 2021, primarily due to a $0.3 million increase in other administrative expenses.

Depreciation and amortization

Depreciation and amortization increased by $0.2 million, or 19%, for the year ended March 31, 2022, compared to the year ended March 31, 2021, primarily due to amortization of intangible assets acquired during the year ended March 31, 2022.

Fair Value Changes in Financial Instruments Carried at Fair Value

We reported a $9.9 million decrease in fair value changes of financial instruments carried at fair value. This was primarily due to the fact that a higher amount of our preferred share warrants and convertible notes were converted during the year ended March 31, 2021 compared to the year ended March 31, 2022.

Income Tax Expense/(Benefit)

Income tax expense increased by $1.4 million, or 102%, for the year ended March 31, 2022, compared to the year ended March 31, 2022, primarily as a result of a $1.3 million increase in deferred tax expense due to reversal of deferred tax liability in the year ended March 31, 2021.

Non-GAAP Financial Measures

Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (“Adjusted EBITDA”) is a non-GAAP financial measure which excludes the impact of finance costs, taxes and depreciation and amortization from reported net profit or loss. Adjusted EBITDA aids investors by providing an operating profit/ loss without the impact of non-cash depreciation and amortization to help clarify sustainability and trends affecting the business. For comparability of reporting, management considers non-GAAP measures in conjunction with GAAP financial results in evaluating business performance. Adjusted EBITDA should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

The following table reconciles our net loss reported in accordance with GAAP to Adjusted EBITDA:

	For the nine months ended December 31, 2022	For the nine months ended December 31, 2021	For the year ended March 31, 2022	For the year ended March 31, 2021
Net loss	(9,691,963)	(8,497,868)	(9,806,578)	(15,656,127)
Adjusted for:
Other (income)/expense	(35,312)	37,070	104,825	(53,576)
Interest expense	603,643	9,793	44,929	6,202
Fair value changes in financial instruments carried at fair value(1)	1,009,374	2,979,402	3,392,971	13,271,484
Tax (benefit)/expense	(46,711)	(21,693)	24,957	(1,356,764)
Depreciation	1,293,803	894,406	1,370,143	1,152,988
Adjusted EBITDA	(6,867,166)	(4,598,890)	(4,868,753)	(2,635,793)

(1)

Fair value changes in financial instruments are considered to be financing costs as they relate to convertible notes and liability-classified preferred stock warrants previously issued in financing transactions. These changes are non-cash as the Company does not have an unconditional obligation to settle the convertible notes and preferred stock warrants in cash. These changes in fair value are affected by Company’s own share price as these are settleable/convertible into Company’s preferred stock.

Limitations and Reconciliations of Non-GAAP Financial Measures

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for financial information presented under GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus comparable financial measures determined under GAAP. For example, other companies in our industry may calculate these non-GAAP financial measures differently or may use other measures to evaluate their performance. These limitations could reduce the usefulness of these non-GAAP financial measures as analytical tools. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and to not rely on any single financial measure to evaluate our business.

Liquidity and Capital Resources

Since our founding, we have financed our operations primarily through the issue of convertible instruments and payments received from our customers. As of December 31, 2022, we have raised an aggregate of $24.9 million, net of issuance costs, through sales of convertible preferred stock and convertible debt. We have generated significant operating losses from our operations as reflected in our accumulated deficit of $(46.97) million and $(35.78) million as of December 31, 2022 and 2021, respectively. We had an accumulated deficit of $37.1 million and $27.3 million as of March 31, 2022 and 2021, respectively. We expect to continue to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we intend to make in our business, and as a result, we may require additional capital resources to execute on our strategic initiatives to grow our business.

As of December 31, 2022 and 2021, our principal sources of liquidity were cash and cash equivalents of $1.3 million and $0.9 million, respectively. As of March 31, 2022 and 2021, our principal sources of liquidity were cash and cash equivalents of $0.9 million and $4.6 million, respectively. Cash and cash equivalents consisted of cash on deposit with banks as well as highly liquid investments with an original maturity of three months or less, when purchased.

Our future capital requirements will depend on many factors, including, but not limited to, our growth, our ability to attract and retain customers, the continued market acceptance of our solutions, the timing and extent of spending to support our efforts to develop our platform, and the expansion of sales and marketing activities. Further, we may in the future enter into arrangements to acquire or invest in businesses, products, services, and technologies. We may be required to seek additional equity or debt financing. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition, and results of operations could be adversely affected.

Cash Flows

The following table shows a summary of our cash flows for the periods presented:

	Nine Months Ended		Year Ended
	December 31, 2022	December 31, 2021	March 31, 2022	March 31, 2021
Net cash used in operating activities	$(6,738,879)	$(3,500,947)	$(4,066,053)	$(4,708,365)
Net cash used in investing activities	(325,876)	(363,327)	(1,152,601)	(2,796,825)
Net cash provided by/(used in) financing activities	8,013,088	577,819	851,936	(24,191)

Operating Activities

Our largest source of cash provided by operations is payments received from our customers.

Our primary uses of cash from operating activities include employee-related expenses, sales and marketing expenses, third-party cloud infrastructure expenses, and other overhead costs.

Cash used in operating activities was $(4.1) million for the year ended March 31, 2022, compared to $(4.7) million for the year ended March 31, 2021. This consisted of a net loss of $(9.8) million and net cash inflows of $0.6 million provided by changes in our operating assets and liabilities, and partially assisted by non-cash charge add-backs of $5.1 million. The non-cash charges were primarily comprised of depreciation and amortization of $1.4 million and loss on fair valuation of our convertible financial instruments of $3.4 million.

Net cash used in operating activities increased from $3.5 million for the nine months ended December 31, 2021 to $6.7 million for the nine months ended December 31, 2022 primarily due to the net effect of an increase in cash received from revenues and an increase in hiring.

Investing Activities

Cash used in investing activities was $0.3 million for the nine months ended December 31, 2022, as compared to $0.3 million for the nine months ended December 31, 2021. Cash used in investing activities for each period primarily consisted of $0.3 million of capital expenditures for additional office facilities.

Cash used in investing activities was $1.2 million for the year ended March 31, 2022, as compared to $2.8 million for the year ended March 31, 2021, primarily due to an increase in purchase of property and equipment, intangible assets and goodwill of approximately $0.7 million and a decrease in strategic investments in certain non-marketable securities of approximately $2.4 million. Cash used in investing activities for the year ended March 31, 2022 primarily consisted of capital expenditures for additional office facilities.

Financing Activities

We have generated negative cash flows from operations since inception and have supplemented working capital through net proceeds from the sale of convertible debt and preferred equity securities.

Cash provided by financing activities was $8.0 million for the nine months ended December 31, 2022, as compared to $0.6 million for the nine months ended December 31, 2021, primarily due to an increase of approximately $4.3 million in proceeds from long-term borrowings and net proceeds from short-term borrowings, respectively. Cash provided by financing activities for the nine months ended December 31, 2022 primarily consisted of loans from banks and other parties. Cash provided by financing activities for the nine months ended December 31, 2021 primarily consisted of $0.5 million in proceeds from the exercise of preferred share warrants.

Cash provided by financing activities was $0.9 million for the year ended March 31, 2022, as compared to cash used in financing activities of $(0.02) million for the year ended March 31, 2021, primarily due to an increase in proceeds from exercise of preferred shares warrants of approximately $0.5 million and an increase of net proceeds of short-term borrowings of approximately $0.3 million. Cash provided by financing activities for the year ended March 31, 2022 primarily consisted of $0.5 million of proceeds from the exercise of preferred share warrants. Cash used in financing activities for the year ended March 31, 2021 primarily consisted of $0.02 million of repayment of short-term borrowings.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of March 31, 2022:

	Fiscal Year Ended March 31, 2022
	Total	Less Than 1 year	1-3 Years	3-5 Years	After
Debt(1)	$690,991	$595,023	$95,968	$—	$—
Operating Leases(2)	543,706	157,070	259,584	92,816	34,236
Deferred Revenue	292,031	292,031	—	—	—
Accounts payable and accrued expenses	2,925,664	2,925,664	—	—

Total	$4,452,392	$3,969,788	$355,552	$92,816	$33,236

(1)	The amount of debt represents carrying amount of borrowings (excluding interest) which the Company is obligated to repay in cash (excluding convertible notes with a carrying value of $23,032,002).
(2)	The Company leases office space under non-cancelable operating lease agreements, which expire on various dates through September 2028.

Description of Indebtedness

	As of
	December 31, 2022	March 31, 2022
Long Term Borrowings
Convertible notes	$17,565,875	$23,032,002
Debentures	3,384,749	—
Loans from banks	279,318	159,951
Less: current portion of long-term borrowings	(2,444,508)	(63,983)

Total	$18,785,434	$23,127,970

Convertible Note

	As of
	December 31, 2022	March 31, 2022
Convertible notes (carrying values)
Convertible Note 2019	$2,091,406	$5,379,110
Convertible Note 2020	$15,474,469	$17,652,892

Total	$17,565,875	$23,032,002

The Company issued convertible promissory notes (the “Notes”) to various creditors in 2019 and 2020. Upon maturity, the Company has the option to either repay the principal of each Note together with accrued interest at a rate of 12% per annum or convert the outstanding principal amount of each Note and accrued interest at the rate of 8% per annum into a number of shares of Roadzen preferred stock determined by dividing the loan amount by the Capped Conversion Price, as per the terms of each Note. The Company expects the Notes to be converted into Roadzen preferred stock prior to the closing of the merger.

Debentures

One of our material subsidiaries issued debentures with an aggregate principal amount of $3.7 million during the nine months ended December 31, 2022 with varying maturity dates between January 2024 and July 2024 and interest rates ranging from 19.25% to 20.00% per annum.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in connection with our business, which primarily relate to fluctuations in interest rates and foreign exchange risks.

Interest Rate Risk

Cash and loans

As of December 31, 2022, we had $2.0 million of cash and cash equivalents, including $0.6 million of non-current restricted cash, and $8.4 million of repayable debt in the form of loans from banks and other parties. Our cash and cash equivalents and loans are held for working capital purposes. As of December 31, 2022, we do not believe a hypothetical 10% increase or decrease in interest rates during any of the periods presented would have had a material impact on our consolidated financial statements.

Convertible Notes

As of December 31, 2022, we also had $17.6 million of Notes outstanding. We carry the Notes at fair value on the consolidated balance sheets. Since the Notes bear interest at fixed rates, the fair value of the Notes changes when the market price of our stock fluctuates or interest rates change.

Foreign Currency Exchange Risk

Transaction Exposure

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. All our revenue is generated in local currencies. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in India and the U.S. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Translation Exposure

We are also exposed to foreign exchange rate fluctuations as we translate the financial statements of our foreign subsidiaries into U.S. dollars. If there is a change in foreign currency exchange rates, the translating adjustments resulting from the conversion of our foreign subsidiaries’ financial statements into U.S. dollars would result in a gain or loss recorded as a component of accumulated other comprehensive loss which is part of stockholders’ equity.

Price Risk

We have invested in common stock of two private companies, Moonshot — Internet SAS and Daokang (Beijing) Data Science Company Ltd, which were accounted for under the measurement alternative. These investments are considered as long-term, strategic investments. Valuations of our equity investments in private companies are inherently more complex due to the lack of readily available market data. Volatility in the global economic climate and financial markets could result in a significant impairment charge relating to our non-marketable equity securities. Further, observable transactions at lower valuations could result in significant losses on our non-marketable equity securities.

Recent Developments

Pending Acquisition of Global Insurance Management

On June 8, 2022, the Company entered into a share purchase agreement (the “GIM Purchase Agreement”) with AXA Partners Holding S.A. (“AXA”), pursuant to which the Company will acquire Global Insurance Management Limited, a company incorporated and registered in England and Wales with company number 01394929, whose registered office is at 7th floor, Eaton House, Eaton Road, Station Square, Coventry, CV21 2FJ (“Global Insurance Management”) from AXA for a total purchase price of £5 million (five million pounds, or approximately $6.29 million based on an exchange rate of £1.00 = USD $1.2587 as of June 8, 2022), subject to adjustment as set forth in the GIM Purchase Agreement. The acquisition of Global Insurance Management remains subject to the satisfaction of certain customary closing conditions and the Company anticipates the closing to occur in the second quarter of 2023.

Global Insurance Management is a leading specialist MGA platform providing auto insurance, extended warranties, and claims management to insurers, car dealers, car companies, and fleets. Global Insurance Management delivers services to customers globally through its contracts and a strategic partnership with AXA, leveraging its MGA licenses in the UK market and using third party licenses for others. Global Insurance Management is headquartered in Coventry, U.K. Roadzen and AXA plan to continue the global strategic partnership post acquisition of Global Insurance Management.

GIM provides brokerage services to insurance companies, where it acts as a delegated authority of the insurance company to sell the insurer’s policies using its brokerage platform as well as to adjudicate and pay claims. GIM collects a percentage commission and an administrative fee of the GWP from the insurer/re-insurer during this process. GIM’s specialty insurance contracts typically have an average term of five years. During the last two (2) fiscal years, GIM has generated most of its revenue from MGA fees and commissions.

Pending Acquisition of National Automobile Club

On August 5, 2022, the Company entered into a securities purchase agreement (the “NAC Purchase Agreement”) with National Automobile Club, a California corporation (“NAC”), and National Automobile Club Employee Stock Ownership Trust, pursuant to which the Company will acquire National Automobile Club from National Automobile Club Employee Stock Ownership Trust for a total purchase price of $1,750,000, subject to adjustment as set forth in the NAC Purchase Agreement. The acquisition of National Automobile Club remains subject to the satisfaction of certain customary closing conditions and the Company anticipates the closing to occur in the second quarter of 2023.

NAC is a licensed auto club in California and a provider of claims management and 24/7 commercial roadside assistance in the U.S. NAC is focused on the commercial automotive industry and its network comprises of over 75,000 professional service providers, providing tow, transport and FNOL services. National Automobile Club’s customers include government enterprises, commercial fleets and insurers. NAC is headquartered in Burlingame, California.

Critical Accounting Policies and Estimates

We believe that certain accounting policies involve a high degree of judgment and complexity. The application of accounting policies and preparation of our consolidated financial statements in conformity with GAAP require us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described in our consolidated financial statements. These estimates involve estimating allowance for accounts receivables, fair values of financial instruments, measurement of defined benefit obligations, impairment of non-financial assets, useful lives of property plant and equipment and intangible assets, income taxes, certain deferred tax assets and tax liabilities, and other contingent liabilities. See Note 2 to our consolidated financial statements appearing elsewhere in this proxy statement/ prospectus for a description of our significant accounting policies involving these estimates and judgments.

JOBS Act

We are an emerging growth company, as defined in the JOBS Act. We intend to rely on certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As an emerging growth company, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, which would otherwise be required beginning with our second annual report on Form 20-F, or 10-K, or (ii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (“Auditor Discussion and Analysis,” as generally required in quarterly and annual filings).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEW ROADZEN

The following table sets forth information regarding (i) unless otherwise indicated in the footnotes below, the actual beneficial ownership of Vahanna ordinary shares as of May 4, 2023 (the “Ownership Date”), which is prior to the consummation of the merger and the other transactions contemplated by the merger agreement (“pre-business combination”) and (ii) expected beneficial ownership of New Roadzen Ordinary Shares immediately following the consummation of the merger and the other transactions contemplated by the merger agreement (“post-business combination”), assuming that (x) no Class A Ordinary Shares are redeemed and (y) 20,010,000 Class A Ordinary Shares are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding Vahanna ordinary shares or of New Roadzen Ordinary Shares;

•	each of our current executive officers and directors;

•	each person who will (or is expected to) become an executive officer or director of New Roadzen following the consummation of the merger; and

•	all executive officers and directors of Vahanna as a group pre-business combination and all executive officers and directors of New Roadzen post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

The beneficial ownership of Vahanna ordinary shares pre-business combination is based on 25,012,500 outstanding Vahanna ordinary shares (including 20,010,000 Class A Ordinary Shares and 5,002,500 Class B Ordinary Shares) issued and outstanding as of the Ownership Date. The ownership percentages listed below do not include any such Class A Ordinary Shares that may be purchased after the Ownership Date.

See “Basis of Presentation and Glossary” for information with respect to assumptions underlying New Roadzen share calculations and ownership percentages under each of the No Redemption Scenario and Maximum Redemption Scenario.

					After the Merger
	Before the Merger				No Redemption		Max Redemption
Name and Address of Beneficial Owner(1)	Class A Ordinary Shares	%	Class B Ordinary Shares	%	New Roadzen Ordinary Shares	%	New Roadzen Ordinary Shares	%
Directors and Executive Officers of Vahanna
Karan Puri	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Raahim Don	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Saurav Adhikari	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Ajay Shah(2)	—	0.0%	—	0.0%	420,619	* %	420,619	* %
Diane B. Glossman	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Rangarajan Sundaram	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Abha Kumar	—	0.0%	—	0.0%	—	0.0%	—	0.0%
All Directors and Executive Officers of Vahanna as a Group (7 Individuals)	—	0.0%	—	0.0%	420,619	* %	420,619	* %
Directors and Executive Officers of New Roadzen After Consummation of the Merger:(3)
Rohan Malhotra(4)	—	0.0%	—	0.0%	18,670,545	22.4%	18,670,545	29.4%
Mohit Pasricha	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Ankur Kamboj	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Saurav Adhikari	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Steven Carlson	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Xavier Blanchard	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Ajay Shah(2)	—	0.0%	—	0.0%	420,619	* %	420,619	* %
Supurna VedBrat	—	0.0%	—	0.0%	—	0.0%	—	0.0%

All Directors and Executive Officers of New Roadzen as a Group (8 Individuals)	—	0.0%	—	0.0%	19,091,164	22.9%	19,091,164	30.1%
Five Percent Holders
Vahanna LLC(5)	—	0.0%	4,852,500	97.0%	4,852,500	5.8%	4,852,500	7.7%
Highbridge Capital Management, LLC(10)	1,900,950	9.5%	—	0.0%	1,900,950	2.3%	—	0.0%
Saba Capital Management, L.P.(7)	1,850,000	9.3%	—	0.0%	1,850,000	2.2%	—	0.0%
Calamos Market Neutral Income Fund, a series of Calamos Investment Trust(8)	1,250,000	6.2%	—	0.0%	1,250,000	1.5%	—	0.0%
Avacara PTE, Ltd.(4)	—	0.0%	—	0.0%	17,855,643	21.4%	17,855,643	28.2%
Naveen Arya(9)	—	0.0%	—	0.0%	5,951,881	7.1%	5,951,881	9.4%
WI Harper Fund VIII LP(10)	—	0.0%	—	0.0%	6,974,443	8.4%	6,974,443	11.0%
Element Ventures LP(11)	—	0.0%	—	0.0%	6,326,966	7.6%	6,326,966	10.0%
EVP I LP(12)	—	0.0%	—	0.0%	4,300,705	5.2%	4,300,705	6.8%

*	Less than one (1) percent.
(1)	Unless otherwise noted, the business address of each such person is c/o Vahanna Tech Edge Acquisition I Corp., 1230 Avenue of the Americas, 16th Floor, New York, NY 10020.
(2)

Represents 14,134 shares of Existing Roadzen Common Stock, which Vahanna expects will represent the right to receive 420,619 New Roadzen Ordinary Shares in connection with the merger. Securities are held by Krishnan-Shah Family Partners LP. Ajay B. Shah & Lata K. Shah 1996 Trust LP is the general partner of Krishnan-Shah Family Partners LP (the “General Partner”). Mr. Shah and his wife, Mrs. Lata K. Shah are the trustees of the General Partner of the General Partner and have voting and dispositive control over the securities held by Krishnan-Shah Family Partners LP.

Accordingly, Mr. Shah and Mrs. Shah may be deemed to beneficially own the securities held by Krishnan-Shah Family

Partners LP. The business address of each of Krishnan-Shah Family Partners LP, the General Partner Mr. Shah and Mrs. Shah is 27241 Altamont Road, Los Altos Hills, CA 94022.
(3)	Unless otherwise noted, the business address of each of the executive officers and directors of New Roadzen is c/o Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, DE 19904.
(4)

Rohan Malhotra, Chief Executive Officer of Roadzen, is the majority shareholder of Avacara PTE Ltd, a Singapore corporation with offices located at 14 Robinson Road, #12-01/02, Far East Finance Building, Singapore, 048545, and as such may be deemed to have beneficial ownership of the ordinary shares held directly by Avacara. Mr. Malhotra disclaims any beneficial ownership of the shares held by Avacara, except to the extent of his pecuniary interest therein.

(5)

Vinode Ramgopal and Akshaya Bhargava are the managers of Sponsor, and as such may be deemed to have shared beneficial ownership of the ordinary shares held directly by the Sponsor. Each of Mr. Ramgopal and Mr. Bhargava disclaims any beneficial ownership of the shares held by the Sponsor, except to the extent of his pecuniary interest therein. This does not give effect to the (a) 8,638,500 Class A Ordinary Shares underlying the 8,638,500 Private Placement Warrants that are held by the Sponsor and (b) up to 750,000 Class A Ordinary Shares underlying Conversion Warrants (assuming that Vahanna borrows the full $1.5 million available under the Working Capital Loan). Assuming the exercise of all Private Placement Warrants and Conversion Warrants held by the Sponsor (and all other sources of possible dilution, including, for example, the exercise of Public Warrants and consummation of the potential PIPE Investment), the Sponsor’s beneficial ownership interest in New Roadzen would be approximately 12.1% under the No Redemption scenario and 14.5% under the Max Redemption scenario. For more information regarding potential sources of dilution and the effects on post-closing ownership of New Roadzen, see the section titled “Summary — Ownership of New Roadzen”.

(6)

According to a Schedule 13G/A filed on January 31, 2023, on behalf of Highbridge Capital Management, LLC, the aforementioned entity has beneficial ownership of the securities reported above and the business address of such entity is 277 Park Avenue, 23rd Floor, New York, NY 10172.

(7)

According to a Schedule 13G/A filed on February 14, 2023, on behalf of Saba Capital Management, L.P., Saba Capital Management GP, LLC and Boaz R. Weinstein, the aforementioned persons have beneficial ownership of the securities reported above and the business address of each such person is 405 Lexington Avenue, 58th Floor, New York, NY 10174.

(8)

According to a Schedule 13G filed on February 8, 2022, on behalf of Calamos Market Neutral Income Fund, a series of Calamos Investment Trust, the aforementioned entity has beneficial ownership of the securities reported above and the business address of each such person is 2020 Calamos Court, Naperville, IL 60563.

(9)	Mr. Arya has beneficial ownership of the securities reported above and the [business/mailing/residential] address of Mr. Arya is [ ].
(10)

The address of WI Harper Fund VIII LP is 50 California Street, Suite 2580, San Francisco, CA 94111. Mr. Pete Yeau-Hwan Liu, as the General Partner of the General Partner of WI Harper Fund VIII LP, has beneficial ownership of the securities reported above.

(11)

The business address of Element Ventures LP is First Floor, 80 Clerkenwell Road, London EC1M 5RJ. Mr. Michael Barrett McFadgen and Mr. Stephen Gibson each have beneficial ownership of the securities reported above.

(12)

The address of EVP I LP is North Suite 2, Town Mills, Rue Du Pre, St. Peter Port, Guernsey, GY1, 1LT . [    ], as [    ] of the general partner of EVP I LP, has beneficial ownership of the securities reported above.

MANAGEMENT OF NEW ROADZEN AFTER THE MERGER

References in this section to “we,” “our,” “us,” “Roadzen” and the “Company” generally refer to Roadzen, Inc. and its consolidated subsidiaries prior to the merger and New Roadzen and its consolidated subsidiaries after giving effect to the merger.

Management and Board of Directors

Vahanna and Roadzen anticipate that the current executive officers and directors of Roadzen will become the executive officers and directors of New Roadzen. The following persons are expected to serve as New Roadzen’s executive officers and directors following the merger. For biographical information concerning the executive officers and directors, see below.

Name	Age	Position
Rohan Malhotra	37	Chief Executive Officer and Director
Mohit Pasricha	32	Chief Financial Officer
Ankur Kamboj	42	Chief Operating Officer
Xavier Blanchard	56	Global Head of Strategy and Insurance
Saurav Adhikari	64	Director
Steven Carlson	63	Director
Ajay Shah	63	Director
Supurna VedBrat	46	Director

Executive Officers

Rohan Malhotra, Chief Executive Officer, will serve as the Chief Executive Officer and a director of New Roadzen upon closing of the merger. Mr. Malhotra founded Roadzen in 2015 and has served as its Chief Executive Officer since its inception. Previously, Mr. Malhotra served as the Chief Executive Officer of Avacara Global Solutions, an enterprise software and data analytics company that provided product development services to Fortune 500 companies, from June 2011 to July 2014. Mr. Malhotra holds a bachelor’s degree in Engineering from NSIT, Delhi University, India and a master’s degree in Electrical and Computer Engineering from Carnegie Mellon University where he studied robotics, AI and control systems. Mr. Malhotra, as the founder of Roadzen, has years of experience operating Roadzen and is committed to its continued growth, making him a qualified to serve as a director.

Mohit Pasricha, Chief Financial Officer, will serve as the Chief Financial Officer of New Roadzen upon closing of the business combination. Mr. Pasricha has served as the Vice President, Finance of Roadzen since March 2020. Mr. Pasricha previously served as a manager of Roadzen’s Global Accounts from July 2016 to October 2021. Prior to Roadzen, Mr. Pasricha served as an Audit Manager for S. Bahl & Co. from August 2014 to May 2016. Additionally, Mr. Pasricha has served as a member of the board of directors of Roadzen Technologies Pvt Ltd and Roadzen Assistance India Pvt Ltd since 2019, of AAA Plus Risk Management Pvt Ltd since 2021, and of Nervanik AI Labs Pvt Ltd since 2020. Mr. Pasricha received his received his bachelor’s of commerce degree from Indira Gandhi National Open University, Delhi.

Ankur Kamboj, Chief Operating Officer, will serve as the Chief Operating Officer of New Roadzen upon closing of the merger. Ankur has served as Chief Operating Officer of Roadzen since April 2017. Prior to Roadzen, Ankur served as the Head of Network at AXA Assistance — India, where he was responsible for building the assistance network from June 2014 to July 2015. Additionally, Ankur held prior roles with Mahindra First Choice Services Ltd. (Regional Manager), from January 2013 to June 2014, as well as Carnation Auto (Business Development), from December 2011 to January 2013. While at Carnation, Ankur was responsible for the expansion of Carnation’s multi-brand auto repair centers. Ankur also served in marketing roles with Samsung, from August 2010 to December 2011, Citi, from August 2007 to July 2010, and Nestle, from May 2003 to August 2007. While at Citi, Ankur led digital marketing for customer acquisition and oversaw new customer onboarding. Ankur holds a bachelor’s degree in business administration from Punjab University and a post graduate diploma in management from Institute of Chartered Financial Analysts of India University (ICFAI).

Xavier Blanchard, Global Head of Strategy and Insurance, will serve as the Global Head of Strategy and Insurance of New Roadzen upon closing of the merger. Mr. Blanchard brings extensive insurance industry experience, having held numerous leadership position across key international market, including France, the UK, Japan, and South East Asia, for AXA Group. Mr. Blanchard served as Global Head of Savings of AXA from October 2007 to February 2011, Regional Chief Marketing Officer from February 2011 to March 2013, CEO – Asia Region from March 2013 to July 2017 and AXA Travel Insurance CEO and Global Head of Specialized Insurance from July 2017 to July 2022. Additionally, Mr. Blanchard served as a member of the board of directors of AXA Travel Insurance from July 2017 to July 2022, of IPA Dublin and AXA Travel Insurance Ireland from July 2017 to March 2022, and of GMIL from March 2019 to July 2022. Xavier Blanchard holds a master’s degree from EM Lyon.

Non-Employee Director Nominees

Saurav Adhikari is a senior global business leader with approximately four decades of deep domain expertise in global businesses, across technology, fast-moving consumer goods (“FMCG”), and consumer durables sectors in global markets. During the last two decades, he has served in the technology sector with HCL, a global technology solutions provider. He has served as the founding President of HCL’s startup corporate networking firm, has led a team as President of HCL’s BPO North America business that established a multi-hundred million dollar IT enabled services business, and has worked on several multi- hundred million dollar inorganic investments in technology and software, including the acquisition of Actian (transaction value US$330 million), carve-outs of multiple IBM product suites, a joint venture between HCL and CSC, and an acquisition of 51% ownership in BPO and Software joint venture DSL Software in India. This helped HCL pivot to a leading intellectual property led solutions company. He has built deep relationships in global private equity and venture capital firms, while creating large, successful, value-based partnerships between HCL and private equity owned technology and technology-enabled businesses, which are considered groundbreaking in the industry. At HCL, he held various executive positions from 2009 to 2019, the last being President, Corporate Strategy, working directly with the Founder & Chairman with oversight across the group’s business, as well as the not-for-profit Shiv Nadar Foundation.

Mr. Adhikari has been a board member of Goodricke Group Ltd, an owner-operator of tea farms across India and publicly traded on the NSE of India and the BSE since 2019, Accelya Solutions India Ltd., a technology solutions provider to the air transport industry and publicly traded on the NSE and BSE since 2022, and Bridgeweave Ltd, UK, an AI-based financial technology (“fintech”) company since 2021. He works as a technology advisor and investor with interests across AI-based fintech and healthcare firms, as well as analytics, IoT and logistics firms. He also serves as a Senior Advisor to the Shiv Nadar Foundation’s not-for-profit institutions and is a board member of Shiv Nadar University, India. His prior experience also includes several global senior leadership and executive roles across Unilever, PepsiCo and Groupe SEB. Mr. Adhikari received his MBA from Bombay University, his Bachelor’s in Arts (Honors) in Economics from Delhi University, India, and his AMP from INSEAD Fontainebleau, France.

Mr. Adhikari has served as Chairman of Vahanna from June 2021 and will continue to serve as Chairman until the closing of the business combination. Mr. Adhikari is qualified to serve as a director because of his decades of experience operating and growing companies in the technology sector and valuable network formed during his professional career.

Steve Carlson will serve as a director of New Roadzen upon closing of the business combination. Mr. Carlson has served as one of the independent directors of Quantum Fintech Acquisition Corp. since February 2021. Since 2016, Mr. Carlson has served as Co-Chairman of Magellan Global, a financial services holding company which owns Marco Polo Exchange (which owns Marco Polo Securities Inc., a distribution platform enabling foreign financial services firms to market their products in the United States and other select jurisdictions worldwide) for which he serves as Chairman. He also currently serves as the Managing Partner of Pi Capital International LLC and several other early stage firms. Pi Capital, a global advisory firm headquartered in New York City, provides capital raising, M&A advisory, and general corporate advisory services. Securities are offered through an affiliate, Marco Polo Securities, Inc. Marco Polo Securities, Inc. is a distribution platform enabling foreign financial services firms to market their products in the United States and other select jurisdictions worldwide. Before founding Pi Capital, Mr. Carlson was President and Head of Investment Banking at INTL FCStone Financial Inc. (“INTL”) from 2010 to 2016. Prior to that, Mr. Carlson was the founder, Chairman and Chief Executive Officer of the Provident Group, a boutique investment banking firm providing capital raising, M&A and other corporate finance advisory services to firms globally. Provident Group was acquired by INTL in 2010. Prior to forming Provident in December 1998, Mr. Carlson was a Managing Director at Lehman Brothers holding various senior positions at the firm. Mr. Carlson began his career at Fannie Mae. Mr. Carlson graduated with a Bachelor of Arts in Economics from the University of Maryland and obtained a master’s degree in Public Policy from the Kennedy School of Government at Harvard University. We believe Mr. Carlson is well qualified to serve as a director due to his 30 years of experience in the financial services industry in various leadership positions, as well as his investment banking and entrepreneurial experience, having founded and managed several businesses.

Ajay Shah will serve as a director of New Roadzen upon closing of the business combination. Mr. Shah has served as a director of Vahanna since November 2021. Mr. Shah previously was a managing partner at Silver Lake, a global private equity investment firm from 2007 to 2021, and was the co-founder and Managing Partner of the firm’s middle market growth fund, Silver Lake Sumeru. Mr. Shah served as Chairman of the board of SMART Global Holdings (“SGH”), a publicly-held Silver Lake portfolio company that he co-founded in 1989, and served as a board member from 2011 to 2022. He previously served as President and Chief Executive Officer of SGH from February 1989 to December 2000 and then again from May 2018 to September 2020. He also previously served as the CEO of Maui Greens, Inc., an early-stage agriculture technology company, from February 2021 to February 2022. He also currently serves on the boards of directors of a number of private technology companies including Maui Greens, Inc., Mercury Healthcare (f/k/a Healthgrades) and Vast Data. Mr. Shah previously served on the boards of many public and private technology companies including Magellan Navigation, Inc., AVI-SPL, Inc., CMAC MicroTechnology, Flex, Ingenient Technologies Inc., Power-One, Inc., PulseCore Semiconductor, Spansion Inc. and others. In the not-for-profit sector, he serves on the board of the National Audubon Society and the governing board of the Indian School of Business (ISB).

Mr. Shah has a B.S. in Engineering from the Maharaja Sayajirao University of Baroda, India and an M.S. degree in Engineering Management from Stanford University.

We believe Mr. Shah is well qualified to serve as a director due to his experience serving on public company boards as well as prior senior management roles in the technology space.

Supurna VedBrat, will serve as a director of New Roadzen upon closing of the business combination. Ms. VedBrat served as Head of Global Trading at BlackRock from July 2011 to February 2023 and oversaw the company’s trading function across asset classes and regions. At BlackRock, she was responsible for driving innovation and setting the trading platform’s strategic vision focused on growth and sustainable scalable trading solutions. Ms. VedBrat also served as a member of the Global Operating Committee and the Investment Subcommittee at BlackRock. Additionally, Ms. VedBrat served as the president of Strategic Solutions Consulting from January 2009 to July 2011 and as a fixed income strategy, distressed debt analyst at Bank of America from March 2004 to January 2009.

Ms. VedBrat’s professional career spans over 25 years in both the U.S. and Europe, and within the financial and the technology industries. She held various positions at Bank of America, ING Barings in London and Lehman Brothers in New York. She started her career as a software engineer with IBM at its research center. Ms. VedBrat is passionate about giving back to the financial community by contributing through mentorship and by serving on the Board of Women in Derivatives (WIND), a non-profit with a mission to advance women in the workforce.

Ms. VedBrat has a Computer Science degree from Rutgers University and a Mathematics (Hons) degree from Delhi University, India.

We believe Ms. VedBrat is well qualified to serve as a director because of her business acumen across markets, expertise in the financial and technology industries, and leadership skills.

Composition of the New Roadzen Board of Directors After the Merger

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the New Roadzen board to satisfy its oversight responsibilities effectively in light of its business and structure, the New Roadzen board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

The New Roadzen board will consist of seven (7) members upon the consummation of the merger, which includes Saurav Adhikari, the chairman of Vahanna, and Rohan Malhotra, the chief executive officer of Roadzen. Each director shall be nominated for a one (1) year term to be elected at the subsequent annual meeting of the shareholders following the effectiveness of the Proposed Charter or the Proposed Delaware Charter. At each succeeding annual meeting of the shareholders of New Roadzen, beginning with the first annual meeting of the shareholders of New Roadzen following the effectiveness of the Proposed Charter or the Proposed Delaware Charter, each of the successors elected to replace the directors whose term expires at that annual meeting shall be elected for a one-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Foreign Private Issuer Status

Assuming that the Domestication does not occur pursuant to the terms of the merger agreement and the merger is consummated by the third quarter of calendar year 2023, we expect to qualify as a foreign private issuer no later than September 30, 2023, which will be the last day of New Roadzen’s second fiscal quarter following the closing of the merger. As a foreign private issuer whose shares will be listed on Nasdaq, we will have the option to follow certain home country corporate governance practices rather than those of Nasdaq, except to the extent that such laws would be contrary to U.S. securities laws and provided that we disclose the practices we are not following and describe the home country practices we are following. We believe the following to be the significant differences between our corporate governance practices and those applicable to U.S. companies under Nasdaq listing standards.

We intend to follow corporate governance practices as contained in the BVI Companies Act and other BVI laws and regulations in lieu of Nasdaq corporate governance rules as follows, none of which is required under the laws of the BVI:

•	We do not intend to follow Nasdaq Listing Rule 5605(b)(1), which requires that a listed company must have a majority of independent directors.

Nasdaq Listing Rule 5620 also requires that a listed company hold an annual shareholders’ meeting for holders of securities during each fiscal year. We intend to follow home country law in determining when such shareholders’ meetings are required.

We may in the future decide to use other foreign private issuer exemptions with respect to some or all of the other Nasdaq listing requirements. Following our home country governance practices may provide less protection than is accorded to investors under the Nasdaq listing requirements applicable to domestic issuers.

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and Nasdaq listing standards. Because we are a foreign private issuer, our directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Pursuant to the merger agreement, if certain conditions are satisfied, Vahanna will reincorporate as a Delaware corporation at or prior to closing. In such event, upon effectiveness of the merger, New Roadzen would not qualify as a foreign private issuer, in which case we intend to comply fully with all Nasdaq listing rules applicable to domestic issuers, subject to our potential reliance on certain phase-in periods. Pursuant to Nasdaq’s phase-in rules for newly listed companies, we will have one (1) year from the date on which we are listed on Nasdaq for a majority of our board of directors to be independent.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Upon completion of the merger, New Roadzen anticipates that the size of its board of directors will be seven (7) directors. New Roadzen has determined that each of [●] are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Pursuant to phase-in rules provided under Nasdaq Rule 5615(b), the majority of New Roadzen’s board will consist of independent directors within twelve months from closing of the merger. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

Overview

The policies of New Roadzen with respect to the compensation of its executive officers and following the business combination will be administered by New Roadzen’s board in consultation with its compensation committee. The compensation decisions regarding New Roadzen’s executives will be based on New Roadzen’s need to retain those individuals who continue to perform at or above New Roadzen’s expectations and to attract individuals with the skills necessary for New Roadzen to achieve its business plan. New Roadzen’s intends to be competitive with other similarly situated companies in its industry following completion of the business combination.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages. New Roadzen believes that performance-based and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives.

New Roadzen’s executive officers will receive a combination of cash and equity compensation. New Roadzen’s compensation committee will be charged with performing an annual review of New Roadzen’s executive officers’ cash and equity compensation to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies. In addition to the guidance provided by its nomination and compensation committee, New Roadzen may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases or use of a third-party compensation consultant.

Since New Roadzen’s compensation committee will not be formed until the closing of the business combination, New Roadzen has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and equity compensation, or among different forms of compensation.

Following the merger, non-employee directors of New Roadzen may receive varying levels of compensation for their services as directors and members of committees of New Roadzen’s board of directors. Should it be determined that non-employee directors be compensated, New Roadzen anticipates determining such compensation in accordance with industry practice and standards.

New Roadzen 2023 Incentive Plan

New Roadzen intends to adopt the New Roadzen 2023 Incentive Plan (the “Incentive Plan”), to be administered by the New Roadzen board. The purpose of the Incentive Plan is to give employees of New Roadzen (including executive and non-executive directors and officers) an opportunity to become shareholders of New Roadzen, and thereby to participate in its future long-term success and prosperity. The Incentive Plan is expected to reflect the following terms and provisions:

•

The total number of shares to be issued under the Incentive Plan shall initially not exceed [●]% of total outstanding New Roadzen Ordinary Shares (subject to annual increases pursuant to an evergreen provision as provided in the Incentive Plan).

•

New Roadzen’s compensation committee shall review the Incentive Plan and shall make recommendations regarding the terms and conditions (including vesting) of each award, which may be based on (but is not limited to) the employment period or performance conditions or any combination thereof as determined by New Roadzen’s nomination and compensation committee.

•	New Roadzen may set customary lock-up provision for the shares issued under the Incentive Plan as well as customary limitations imposed by its Insider Trading Policy.

•	Forfeited shares, which are subject to awards, shall again be available for future grants under the Incentive Plan.

•

Awards granted under the Incentive Plan may be subject to participants entering into customary non-compete and non-solicit agreements with New Roadzen if determined by New Roadzen’s nomination and compensation committee and on the terms set by it.

Please see “Proposal No. 8 — The Incentive Plan Proposal” for further information.

Committees of the Board of Directors

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New Roadzen’s board of directors will have two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. The charter of each committee will be available on New Roadzen’s website.

Audit Committee

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, we will establish an audit committee of the board of directors. [●], [●] and [●] will serve as members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to the exception described below. [●] are independent. Because we expect to list New Roadzen’s securities on Nasdaq, we have one year from the date of initial listing to have our audit committee be comprised solely of independent members.

[●] will serve as chair of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq listing standards and our board of directors has determined that [●] is an “audit committee financial expert” as defined in applicable SEC rules.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications and independence, (iv) the performance of our internal audit function and (v) the performance of our independent registered public accounting firm.

Our board of directors will adopt a written charter for the audit committee, which will be available on our website upon the effectiveness of the registration statement.

Compensation Committee

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, we will establish a compensation committee of the board of directors. [●] will serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two (2) members of the compensation committee, all of whom must be independent. [●] and [●] are independent. [●] will serve as chair of the compensation committee.

The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to (i) setting our compensation program and compensation of our executive officers and directors, (ii) monitoring our incentive and equity-based compensation plans and (iii) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Our board of directors will adopt a written charter for the compensation committee, which will be available on our website. upon the effectiveness of the registration statement. The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Director Nominations

We will not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Nasdaq Rule 5605, a majority of the independent directors may recommend a director nominee for selection by the New Roadzen board of directors. The New Roadzen board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors that participate in the consideration and recommendation of director nominees will initially be [●], [●] and [●]. In accordance with Nasdaq Rule 5605, each of [●], [●] and [●] is independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The New Roadzen board will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to the New Roadzen board should follow the procedures set forth in the Proposed Charter. However, prior to our initial business combination, holders of Vahanna ordinary shares will not have the right to recommend director candidates for nomination.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the New Roadzen board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Code of Business Conduct

We will adopt a new code of business conduct (the “code of business conduct”) that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer, chief revenue officer and chief operating officer, which will be available on our website upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Copies of the code of business conduct and charters for each of our committees will be provided without charge upon request from us and will be posted on our website. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Corporate Governance Guidelines

Our board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of Nasdaq that serve as a flexible framework within which our board of directors and its committees operate. These guidelines will cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chair of the board, principal executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines will be posted on our website.

ROADZEN’S EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

As an emerging growth company, Roadzen has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section discusses the material components of the executive compensation program for Roadzen’s Chief Executive Officer and its two other most highly compensated officers serving as executive officers of Roadzen (and its subsidiaries) on March 31, 2022, referred to herein as the named executive officers (the “NEOs”).

For the fiscal year ended March 31, 2022 (“Fiscal Year 2022”), the Roadzen NEOs were:

•	Rohan Malhotra, Chief Executive Officer;

•	Mohit Pasricha, Chief Financial Officer; and

•	Ankur Kamboj, Chief Operating Officer.

Each of the NEOs will serve New Roadzen in the same capacities after the closing of the Business Combination.

This discussion may contain forward-looking statements that are based on current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New Roadzen adopts in connection with or following the closing of the Business Combination could vary significantly from historical practices and currently planned programs summarized in this discussion.

Roadzen Compensation Program

The objective of Roadzen’s compensation program is to provide a total compensation package to each NEO that will enable Roadzen to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our shareholders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for performance. The board of directors of Roadzen has historically determined the compensation for the NEOs.

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Base Salary. Each of the NEOs is paid a base salary commensurate with his skill set, experience, performance, role and responsibilities. For Fiscal Year 2022, the annual salaries for Messrs. Malhotra, Pasricha and Kamboj were $        , $        and $        , respectively.

•	Short-Term Equity Incentives.

•	Long-Term Equity Incentives. During Fiscal Year 2022, Roadzen did not grant any incentive equity awards to any of the NEOs.

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to Roadzen’s NEOs for services rendered to Roadzen (and its subsidiaries) in all capacities in its Fiscal Year 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Rohan Malhotra
Chief Executive Officer	2022
Mohit Pasricha
Chief Financial Officer	2022
Ankur Kamboj
Chief Operating Officer	2022

Narrative Disclosure to the Summary Compensation Table

Employee Benefits

Agreements with our NEOs

As of the date of this filing, Mr. Malhotra is not party to an employment agreement with Roadzen or any of its affiliates.

Messrs. Pasricha and Kamboj are each party to a letter of appointment with Roadzen Technologies Private Limited, a subsidiary of Roadzen, dated June 28, 2016 and March 31, 2017, respectively. The letters provide for Mr. Pasricha’s appointment to Manager — Global Accounts (he currently serves as Chief Financial Officer) and Mr. Kamboj’s appointment to Chief Operating Officer. The letters of appointment provide for the following annual compensation, each denominated in Indian rupees (“INR”): (i) basic pay (INR 257,500 for Mr. Pasricha; INR 600,000 for Mr. Kamboj); (ii) house rent allowances (INR 128,600 for Mr. Pasricha; INR 300,000 for Mr. Kamboj); (iii) INR 15,000 for medical allowances (Mr. Pasricha) or medical reimbursements (Mr. Kamboj); and (iv) conveyance allowances of INR 19,200. Each letter also include intellectual property assignment and certain indefinite confidentiality provisions. Mr. Pasricha’s letter also includes an annual bonus of INR 10,000 and Mr. Kamboj’s letter includes a special allowance of INR 122,150 per month, or INR 1,465,800 per year. Under the letters, either party can terminate the employment relationship by providing one month’s notice. Notwithstanding the notice provision, the company may terminate the executive’s employment immediately under certain circumstances or elect to pay the executive one month’s salary in lieu of notice.

Outstanding Equity Awards at 2022 Fiscal Year-End

None of the NEOs had any outstanding equity awards as of March 31, 2022.

Potential Payments Upon Termination or Change in Control

Director Compensation

None of Roadzen’s non-employee directors received any compensation for services rendered to the company for Fiscal Year 2022.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement among Vahanna, Merger Sub and Roadzen. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Vahanna or Roadzen. Such information can be found elsewhere in this proxy statement/prospectus.

Terms of the Merger

Transaction Structure

Vahanna’s and Roadzen’s boards of directors have approved the merger agreement. The merger agreement provides for the merger of Roadzen with and into Merger Sub, a wholly owned subsidiary of Vahanna, with Roadzen surviving the merger as a wholly owned subsidiary of Vahanna.

Merger Consideration

Each share of Roadzen Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into a number of shares of Existing Roadzen Common Stock in accordance with the Roadzen charter (the

“Roadzen Preferred Conversion”). At the Effective Time, each outstanding share of Existing Roadzen Common Stock (on a fully diluted basis, including shares of Existing Roadzen Common Stock held by prior owners of Roadzen Preferred Stock, and shares underlying Roadzen RSUs and Roadzen Additional Securities), in each case, other than shares owned by Roadzen as treasury stock and dissenting shares, will be cancelled and converted into the right to receive (x) the number of New Roadzen Ordinary Shares in a ratio (the “Exchange Ratio”) equal to: (a)(i) $683,000,000 divided by (ii) $10.00 divided by (b) the total number of shares of Existing Roadzen Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted basis (including the number of Existing Roadzen Common Stock issued or issuable upon the Roadzen Preferred Conversion and the shares underlying Roadzen RSUs and Roadzen Additional Securities). A portion of the New Roadzen Ordinary Shares comprising the merger consideration will be reserved for issuance upon the vesting, settlement, exercise or conversion of New Roadzen RSUs and New Roadzen Assumed Additional Securities. Any resulting fractional New Roadzen Ordinary Shares will instead be paid in cash in an amount equal to the fractional amount multiplied by $10.00. See the section titled “The Merger Agreement — Merger Consideration — Consideration; Conversion of Shares.”

Conversion of Shares; Exchange Procedures

The conversion of Existing Roadzen Common Stock issued or issuable upon the Roadzen Preferred Conversion will occur automatically immediately prior to the Effective Time of the merger. As soon as reasonably practicable after the Effective Time of the merger, New Roadzen will exchange shares of Existing Roadzen Common Stock (after taking effect of the Roadzen Preferred Conversion) for merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Unaudited Prospective Financial Information of Roadzen

Roadzen does not as a matter of course publicly disclose long-term forecasts or internal projections of their future performance, revenue, earnings, financial condition or other results. However, Roadzen’s senior management prepared and provided to Roadzen’s board of directors, Roadzen’s financial advisors, SHEUMACK GMA and Vahanna certain internal, unaudited prospective financial information in connection with the evaluation of the merger (the “Unaudited Prospective Financial Information”). The Unaudited Prospective Financial Information is not included in this proxy statement/prospectus in order to induce any Vahanna shareholders to vote in favor of or against any proposals at the Vahanna Special Meeting. The Unaudited Prospective Financial Information prepared by Roadzen’s senior management was provided to Vahanna and its board as a component of its overall evaluation of Roadzen, and is included in this proxy statement/prospectus on that account. The Unaudited Prospective Financial Information should not be considered public guidance. The inclusion of the Unaudited Prospective Financial Information should not be regarded as an indication that Roadzen or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

The Unaudited Prospective Financial Information is subjective in many respects and is thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the Unaudited Prospective Financial information covers multiple quarters, that information by its nature becomes less predictive with each successive quarter. Roadzen’s management selected the length of the period for the Unaudited Prospective Financial Information of Roadzen because Roadzen’s management believes the next five (5) quarters appropriately demonstrates a reasonable estimate of Roadzen’s future financial performance.

While presented in this proxy statement/prospectus with numeric specificity, the Unaudited Prospective Financial Information is forward-looking and based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Roadzen’s senior management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements; Market, Ranking and Other Industry

Data,” “Risk Factors” and “Roadzen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In preparing the assumptions associated with the Unaudited Prospective Financial Information, Roadzen’s senior management relied on a number of factors, including their significant experience and observations regarding consumer, industry and market trends at the time such information and underlying assumptions were prepared. Roadzen’s management and board of directors believe that the Unaudited Prospective Financial Information and the assumptions used to derive such financial information were prepared by Roadzen’s senior management on a reasonable basis, reflected the best estimates and judgments of Roadzen based on information available to senior management at the time of preparation (including in light of the risks and uncertainties described herein), and presented, to the best of Roadzen senior management’s knowledge and belief, the expected course of action and the expected future financial performance of Roadzen as of that date with respect to each item contained in the Unaudited Prospective Financial Information.

The Unaudited Prospective Financial Information does not take into account any events or circumstances occurring after the date on which it was prepared. However, applicable federal securities laws require registrants to make full and prompt disclosure of material facts, both favorable and unfavorable, regarding their financial condition, which obligation may extend to situations where management knows or has reason to know that previously disclosed projections no longer have a reasonable basis. The senior management of Roadzen has considered whether the Unaudited Prospective Financial Information needed to be updated for circumstances and events occurring after the preparation of such information and, to the best of their knowledge and belief, determined there were no such circumstances or events that would result in a material change to the Unaudited Prospective Financial Information or that would result in the Unaudited Prospective Financial Information no longer having a reasonable basis. However, these projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Unaudited Prospective Financial Information. Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Roadzen’s business, industry performance, the regulatory environment and general business and economic conditions. The Unaudited Prospective Financial Information also reflects assumptions as to certain business decisions that are subject to change.

The financial projections contained in the Unaudited Prospective Financial Information were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the Public Company Accounting Oversight Board for preparation and presentation of prospective financial information. Accordingly, none of Vahanna, Marcum LLP, Vahanna’s independent registered public accounting firm, and ASA & Associates LLP, Roadzen’s independent registered accounting firm, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such projections or their achievability. The report of the independent registered public accounting firm for Roadzen contained in the audited financial statements for the year ended March 31, 2022, which is included in this proxy statement/prospectus, relates to historical financial information of Roadzen, and such report does not extend to the financial projections included below and should not be read to do so.

BY INCLUDING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS, NEITHER ROADZEN NOR VAHANNA UNDERTAKES ANY OBLIGATION, AND EACH OF THEM EXPRESSLY DISCLAIMS ANY RESPONSIBILITY, TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE SHOWN TO BE IN ERROR OR CHANGE, IN EACH CASE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS.

READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW, AS SUCH FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF ROADZEN, VAHANNA NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY ROADZEN STOCKHOLDER, VAHANNA SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. VAHANNA DOES NOT INTEND TO REFERENCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

Certain of the measures included in the Unaudited Prospective Financial Information may be considered non-GAAP financial measures. Due to the forward-looking nature of this information, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and Roadzen believes it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Roadzen may not be comparable to similarly titled amounts used by other companies.

The following table sets forth certain summarized prospective financial and operational information regarding Roadzen for fiscal year 2023 through fiscal year 2024:

(in USD) Period:	Projections (1)(2)
	FY23	FY24
Total Revenues	$59,764,639	$118,221,696
Expenses(3)	67,150,223	116,207,793

EBITDA	(7,385,583)	2,013,903

(1)	Gives pro forma effect to the acquisitions of GIM and NAC for the projected periods. Fiscal year is from April 1 to March 31.
(2)	Does not include effects of foreign exchange volatility.
(3)	Expenses include cost of revenues, research and development expenses, G&A, sales and marketing costs and depreciation costs.

The Unaudited Prospective Financial Information of Roadzen was prepared using several assumptions, including the following assumptions that Roadzen believed to be material:

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For the purpose of the projections, it is assumed that Roadzen has given pro forma effect to the acquisitions of GIM and NAC. The projections are provided for the combined company, which includes Roadzen and its existing operations in India, NAC and its existing operations in the US, and GIM and its existing operations in the UK/EU. Roadzen projects financial performance of the combined company by geographic region — India, US, and UK/EU — with service level revenues. The projections reflect approximately 33% of revenues being derived from India, 45% from the UK/EU, and 22% from the US for the fiscal year ended March 31, 2024.

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Revenues are projected from a sales pipeline across each region, that is probability-weighted based on the status and size of the contract. The probability is 100% for existing and closed contracts and varies from 25-50% across the pipeline for the remaining contract stages, with the actual probability depending on the status and size of the contracts. Projected revenues also assume renewal of existing contracts at current pricing and Roadzen’s ability to continue to develop and foster strong relationships with existing and potential new customers.

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Roadzen projects margin improvements in fiscal year 2024 compared to the nine-month interim period (CY 2022) due to a 15.2 percentage point reduction in total direct costs as a percentage of total revenues in India. This margin improvement is arising from increased scale benefits, better brokerage commissions, new higher unit priced IaaS contracts, increased manpower utilization and automation of operations. Roadzen has made significant investments in digitization and automation, leading to a reduction of operational costs. Roadzen has also increased its sales team to help drive revenue. The projections do not reflect any anticipated further investments by Roadzen to support its growth. As a result of increasing its sales team, Roadzen anticipate achieving higher distribution rates and an increase of brokerage leads, which is expected to result in a larger quantity of deals as well as better quality deals (i.e., higher commission percentages) with insurance partners.

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In the UK and Europe, Roadzen projects GIM to realize a margin improvement in fiscal year 2024 compared to the nine-month interim period (calendar year 2022) due to a 2.8 percentage point reduction in total direct costs as a percentage of total GIM revenues. This margin improvement is arising from GIM’s execution of new contracts with higher margins with the reinsurer, increased operating leverage by optimizing direct costs with the recent addition of underwriting and claims support teams in India. New reinsurance terms at GIM have improved. The reduction in costs is due to the adoption of Roadzen automated claims technology by GIM and increased operating leverage by optimizing employee costs with the recent addition of underwriting and claims support teams in India.

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In the U.S., Roadzen projects NAC to realize a margin improvement in fiscal year 2024 compared to the nine-month interim period (calendar year 2022) due to an 8.5 percentage point reduction in total direct costs as a percentage of total NAC revenues. This margin improvement arises from newly signed contracts, benefits of increased volume (as new contracts for NAC means higher volumes of claims and roadside assistance incidents, which in turn allows NAC to drive supplier costs down with its roadside and garage partners), call center costs optimization across geographies (by moving operations to India), full digitization, and the automation of workflows with increased operating leverage (driven by NAC’s adoption of claims and roadside assistance digitization technology provided by Roadzen).

The Unaudited Prospective Financial Information of Roadzen does not assume the completion of the merger and related transactions.

Certain Financial Analyses

On February 10, 2023, SHEUMACK GMA rendered its oral opinion to the Vahanna Audit Committee (which was subsequently confirmed in writing by delivery of SHEUMACK GMA’s written opinion addressed to the Vahanna board of directors and the Vahanna Audit Committee dated February 10, 2023) to the effect that, as of such date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SHEUMACK GMA as set forth in its written opinion, the Total Merger Consideration to be paid to the equity holders of Roadzen is fair, from a financial point of view, to Vahanna and the Vahanna Unaffiliated Shareholders.

SHEUMACK GMA’s opinion was directed to the Vahanna board of directors and the Vahanna Audit Committee (in their respective capacities as such) and only addressed the fairness, from a financial point of view, of the Total Merger Consideration to be paid by Vahanna pursuant to the merger agreement, and did not address any other terms, aspects or implications of the merger, or any agreements, arrangements or understandings entered into in connection with the merger. The summary of SHEUMACK GMA’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex G to this proxy statement/prospectus and which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SHEUMACK GMA in connection with the preparation of its opinion. Neither

SHEUMACK GMA’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Vahanna board, Vahanna or any security holder as to how to act or vote on any matter relating to the merger or otherwise.

Analyses underlying SHEUMACK GMA’s opinion and on which SHEUMACK GMA’s opinion is based and the resulting opinion address only the fairness, from a financial point of view, of the proposed Total Merger Consideration to be paid by Vahanna pursuant to the merger agreement and SHEUMACK GMA did not express any views nor did it conduct any financial or other analyses whatsoever of any other terms, aspects or implications of the merger agreement or the merger including, without limitation: (i) any term of the merger agreement that is not subject to financial analyses; (ii) the redemption obligations of Vahanna; (iii) the capital structure of Vahanna and Roadzen; (iv) any capital raising transaction of Vahanna or Roadzen; and (v) any terms and conditions associated with the ancillary documents contemplated by the merger agreement, including (a) the Support Agreement, (b) the Sponsor Support Agreement and (c) the Lock-Up Agreement, among other things.

SHEUMACK GMA reviewed, among other things, a draft dated February 9, 2023 of the merger agreement and reviewed certain publicly available and non-public business and financial information relating to Vahanna and Roadzen. Among other important assumptions on which the financial analyses contained in SHEUMACK GMA’s opinion are based, Vahanna and Roadzen acknowledged and agreed that:

•

the financial statements of Roadzen have been calculated, assembled and presented to SHEUMACK GMA in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) applied on a basis consistent with the preparation of Roadzen’s consolidated audited financial statements;

•

all Roadzen consolidated historical partial year and forecast financial statements as provided to SHEUMACK GMA are unaudited financial statements prepared in accordance with U.S. GAAP and represent Roadzen’s best internal estimates of (A) partial-year actual financial performance and financial condition and (B) forecast financial performance and financial condition;

•	unaudited financial information may differ from audited financial information; and

•	past financial performance is not representative of future performance and as such there can be no assurance that Roadzen will achieve the financial forecasts provided by Roadzen.

SHEUMACK GMA reviewed certain non-public internal financial and business information in respect of the past and current business, operations, financial condition, financial performance and prospects of Roadzen as furnished to SHEUMACK GMA by Roadzen or by Vahanna, including certain financial forecasts relating to the businesses of Roadzen prepared by the executive management of Roadzen. SHEUMACK GMA understood that the board of directors of Roadzen authorized such information to be used by Vahanna for the purpose of negotiating and agreeing to the terms and conditions of the merger agreement and by SHEUMACK GMA for the purpose or purposes of the analyses contained in its opinion.

Roadzen provided Vahanna and SHEUMACK GMA with a board of directors-approved multi-year financial forecast inclusive of Roadzen’s projected consolidated statement of financial performance (“Income Statement”) and the projected consolidated statement of financial condition (“Balance Sheet”, together with Income Statement, the “Pro Forma Financial Forecast”) for the fiscal year ending March 31, 2023 through and including the fiscal year ending March 31, 2024, each presented on a pro forma basis to give full effect to Roadzen’s stand- alone (independent) financial performance under the normal operating course for such periods inclusive of all reasonable assumptions thereof. Roadzen informed SHEUMACK GMA that the financial forecast provided represents Roadzen’s best judgment as to its future financial performance and condition. Subsequent to the delivery by SHEUMACK GMA of its oral and written opinion, Roadzen confirmed with and to SHEUMACK GMA and Vahanna that there has been no material adverse change in its business, operations, perceived competitive position or financial condition and capitalization that might reasonably give rise to a change in

Roadzen’s financial forecast, the probability assigned by Roadzen of achieving same and other such assumptions and variables which may in whole or in part cause Roadzen to reduce its financial forecast for the purpose of SHEUMACK GMA’s analyses or otherwise. As part of its analysis, SHEUMACK GMA utilized and undertook analyses consistent with a traditional free cash flow-based discounted cash flow (“DCF”) analysis to estimate the fair market valuation of Roadzen’s equity capitalization on a fully diluted change of control basis. SHEUMACK GMA used sensitivity analyses to illustrate a range of outcomes based on a range of variables including revenue and earnings growth rate, terminal year multiple (at which time Roadzen is assumed to be sold in exchange for full, unconditional and unincumbered liquidity) and the cost of capital (assuming an unlevered equity discount rate methodology consistent with the capital asset pricing model). In incorporating financial forecast data and other information from Roadzen into its analyses, SHEUMACK GMA acknowledged and agreed that there can be no assurance that Roadzen will achieve the forecast results. SHEUMACK GMA’s opinion was prepared utilizing public information and non-public information provided by Vahanna and Roadzen. SHEUMACK GMA relied upon the accuracy and completeness of the foregoing information and has not assumed any responsibility for any independent verification of such information. SHEUMACK GMA did not make any independent evaluation or appraisal of the assets or liabilities, solvency or fair value of Vahanna or Roadzen.

In respect of Roadzen, to the extent any forward-looking financial information appears in SHEUMACK GMA’s opinion, SHEUMACK GMA relied upon Vahanna and the management and the board of directors of Roadzen in the provision of same and as to the reasonableness and achievability of such forward-looking information (including the assumptions thereof and bases therefor). SHEUMACK GMA assumed that such forecast or forecasts reflects the best currently available estimate and judgment of Roadzen as approved and authorized by its board of directors, and that such forecast or forecasts will be realized in the amounts and in conformance with the time period currently estimated by Roadzen. SHEUMACK GMA assumed no responsibility for and expresses no view as to any forward-looking financial information or the assumptions on which it is or they are based. Due to various risks and uncertainties, actual results may differ materially from those reflected or contemplated in such forward-looking financial information. The information set forth in SHEUMACK GMA’s opinion was based upon the information made available to SHEUMACK GMA as of the date of SHEUMACK GMA’s opinion, unless indicated otherwise and certain assertions and representations, as referenced herein, made by Roadzen to SHEUMACK GMA and Vahanna subsequent to the delivery by SHEUMACK GMA of its oral and written opinion. Portions of the information in SHEUMACK GMA’s opinion may be based upon certain estimates provided directly to SHEUMACK GMA by Roadzen and Vahanna, in which case SHEUMACK GMA assumed said endorsement was expressly received by the Roadzen’s board of directors.

SHEUMACK GMA assumed no responsibility for, and made no representation or warranty, express or implied, with respect to the accuracy, adequacy or completeness of the information contained in its opinion. SHEUMACK GMA expressly disclaimed any liability for any statements, express or implied, contained in, or omissions from, its opinion. The past performance information concerning Vahanna and Roadzen were not necessarily indicative of future results and there can be no assurance that any party will achieve comparable results in the future.

SHEUMACK GMA acted as financial advisor to the Vahanna Audit Committee and to no other party. The information in SHEUMACK GMA’s opinion was prepared for the Vahanna Audit Committee and the Vahanna board of directors only. SHEUMACK GMA expressly disclaimed responsibility for and will not authorize distribution of the information to any other party except as expressly authorized in writing by SHEUMACK GMA. Nothing contained in SHEUMACK GMA’s opinion constituted tax, accounting, actuarial, legal, regulatory, executive compensation or other professional advice. Nothing contained in SHEUMACK GMA’s opinion, either in whole or part, was or is intended to be a recommendation and as such, no party was authorized by SHEUMACK GMA to interpret or represent any such content as a recommendation.

In preparing its opinion, with the Vahanna Audit Committee’s consent, SHEUMACK GMA did not assume any responsibility for independent verification of, and did not verify, any of the foregoing information.

SHEUMACK GMA, with the Vahanna Audit Committee’s consent, assumed and relied upon the accuracy and completeness, in all material respects, of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by, SHEUMACK GMA. SHEUMACK GMA was not requested to make, and did not make, an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Vahanna or Roadzen or any of their respective affiliates, and SHEUMACK GMA was not furnished with any such evaluation or appraisal, nor did SHEUMACK GMA make any physical inspection of the properties or assets of Vahanna, Roadzen or any affiliate thereof. Further, SHEUMACK GMA assumed, with the Vahanna Audit Committee’s consent, that all of the information, including non-public financial forecasts, prepared, and furnished to SHEUMACK GMA, by Vahanna and Roadzen for purposes of SHEUMACK GMA’s opinion, was prepared on a reasonable basis reflecting the best currently available estimates and judgments of the respective managements of Vahanna and Roadzen. SHEUMACK GMA expressed no opinion in respect of such forecasts or projections or the assumptions upon which they are based.

SHEUMACK GMA did not undertake any independent legal analysis of the merger agreement, the merger or any of the transaction or transactions contemplated by the merger agreement, merger or any legal or regulatory proceedings pending or threatened related to Vahanna, Roadzen or affiliates thereof. SHEUMACK GMA was not asked to (nor did it directly or indirectly) express any opinion as to the after-tax consequences of receipt of the proposed Total Merger Consideration by Vahanna or Roadzen. No opinion, counsel or interpretation was intended regarding matters that require legal, regulatory, accounting, tax, executive compensation or other similar professional advice. SHEUMACK GMA assumed that such opinions, counsel, interpretations or advice were or would be obtained from the appropriate professional advisers. SHEUMACK GMA also assumed that the executed merger agreement will conform in all material respects to the draft merger agreement, dated January 28, 2023, reviewed by SHEUMACK GMA, and that the transaction or transactions thereto will be consummated on the terms described in the draft merger agreement, without any material delay or waiver of any material terms or conditions by Vahanna or Roadzen. SHEUMACK GMA assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger and all transactions related thereto will be obtained without any adverse effect on Vahanna and Roadzen. The issuance of SHEUMACK GMA’s opinion was approved by SHEUMACK GMA’s fairness opinion and valuation committee in accordance with SHEUMACK GMA’s customary practice.

SHEUMACK GMA’s opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the information made available to SHEUMACK GMA as of the date of SHEUMACK GMA’s opinion. SHEUMACK GMA assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Furthermore, SHEUMACK GMA did not express any opinion as to the impact of the merger or any transactions related thereto or on the solvency or viability of Vahanna or on Roadzen or the ability of Vahanna or Roadzen to fund their respective obligations when they come due.

SHEUMACK GMA’s opinion did not address or make any recommendation as to the merits of the underlying decision by Vahanna to enter into the merger agreement and/or to complete the merger as compared to other business strategies that might be available to Vahanna. SHEUMACK GMA expressed no opinion as to whether any alternative transaction may result in terms, conditions or financial or strategic impact more favorable to Vahanna or its stockholders than the merger contemplated by the merger agreement. In addition, SHEUMACK GMA’s opinion did not in any manner address the prices at which the Vahanna ordinary shares will trade following consummation of the merger agreement and merger or the prices at which the Vahanna ordinary shares will trade at any time and SHEUMACK GMA expressed no opinion or recommendation as to how the shareholders of Vahanna should vote or act with respect to the merger agreement. SHEUMACK GMA did not express any opinion regarding the fairness of the amount or nature of any compensation or other such remuneration relating to retention agreements to any of Vahanna or Roadzen’s officers, employees, directors, or any class of such persons, relative to the proposed Total Merger Consideration to be received by the equity holders of Roadzen. SHEUMACK GMA expressed no opinion as to the fairness from a financial point of view to Vahanna and the Vahanna Unaffiliated Shareholders of any consideration paid in connection with the merger agreement to the holders of any specific class of securities, creditors or other constituencies of Roadzen. In rendering its opinion, SHEUMACK GMA performed a variety of financial analyses.

The following is a summary of the material analyses performed by SHEUMACK GMA in connection with the preparation of its opinion and reviewed with the Vahanna Audit Committee on February 10, 2023, but does not purport to be a complete description of all the analyses underlying SHEUMACK GMA’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. SHEUMACK GMA believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.

Implied Value of the Proposed Total Merger Consideration. SHEUMACK GMA assumed, with Roadzen’s and the Vahanna Audit Committee’s consent, that the implied value of the proposed Total Merger Consideration of 68.3 million New Roadzen Ordinary Shares (including the portion of such New Roadzen Ordinary Shares reserved for issuance upon the future exercise of certain derivative securities of Roadzen assumed by New Roadzen after the merger in accordance with the merger agreement) to be paid by Vahanna in the merger pursuant to the merger agreement is equal to $683.0 million. The multiples of revenues implied by the proposed Total Merger Consideration based on Roadzen’s forecast and projected revenues for the fiscal years ending March 31, 2023 and March 31, 2024, respectively, are 11.4x and 5.8x, respectively.

Discounted Cash Flow (“DCF”) Analysis.

SHEUMACK GMA performed a DCF analysis in order to estimate the present value of Roadzen’s issued and outstanding common shares (on a fully diluted basis) assuming a period of operating independence followed by a sale of one hundred percent of the issued and outstanding Roadzen common shares (on a fully diluted basis). In performing its DCF analysis, SHEUMACK GMA utilized Roadzen’s Pro Forma Financial Forecast for the fiscal years ending March 31, 2023 and March 31, 2024. Further, SHEUMACK GMA assumed a sale of all of the Roadzen common shares on a fully diluted basis (“Roadzen Sale”) on March 31, 2014. Among other assumptions made and applied, SHEUMACK GMA assumed (i) a zero Roadzen dividend policy; (ii) zero long term corporate debt; (iii) a Roadzen Sale transaction resulting in immediately available non-contingent cash consideration to all Roadzen common shareholders, and; (iv) no working capital adjustment at the time of the Roadzen Sale. To estimate the value of one hundred percent of Roadzen’s common shares (on a fully diluted basis) at the time of the Roadzen Sale, SHEUMACK GMA applied a multiple of 6.4x to Roadzen’s projected revenues for the fiscal year ending March 31, 2024, a multiple equivalent to the median revenue multiple of a selected group of precedent comparable merger and acquisition transactions selected and employed by SHEUMACK GMA as part of its guideline precedent comparable merger and acquisition transaction analysis. SHEUMACK GMA estimated an unlevered equity discount rate (“UEDR”) of 12.52% and employed and applied this UEDR to estimate the net present value of future cash flows available to Roadzen’s common equity shareholders as a result of the assumptions referend herein. In estimating the UEDR, SHEUMACK GMA employed a methodology consistent with that of the capital asset pricing model (“CAPM”) inclusive of (i) a risk- free rate of 3.49% (equal to the implied interest rate payable, based on market prices on January 26, 2023, on the 10-year U.S. Treasury Bond); (ii) a market risk premium of 7.19%; (iii) a small company size premium of 1.88%; and (iv) an unlevered beta factor of approximately 1.00. This analysis resulted in the implied equity value for Roadzen of approximately $661.2 million, as compared to the implied value of the Total Merger Consideration of 68.3 million New Roadzen Ordinary Shares (including the portion of such New Roadzen Ordinary Shares reserved for issuance upon the future exercise of any derivative securities of Roadzen assumed by New Roadzen after the merger in accordance with the merger agreement) to be paid by Vahanna in the merger pursuant to the merger agreement of $683.0 million.

Guideline Comparable Public Company Analysis.

SHEUMACK GMA reviewed certain financial and stock market information relating to the following publicly traded companies in comparable financial and technology industries (collectively, the “selected companies”). Although none of the selected companies is directly comparable to Roadzen, the selected companies were chosen because they have or exhibit certain attributes that, for purposes of SHEUMACK GMA’s analysis and based on its experience and professional judgment, may be considered similar or comparable to certain attributes of Roadzen based on industry, sector, business, operational, performance, growth and or profitability metrics. The quantitative information used in this analysis, to the extent that it is based on market data, was based on market data as of January 26, 2023.

For each of the selected companies, SHEUMACK GMA calculated and reviewed, among other information, total enterprise value as a multiple of (i) projected revenues for the fiscal years ending March 31, 2023 and March 31, 2024, and (ii) projected earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fiscal years ending March 31, 2023 and March 31, 2024, and compared such observed valuation multiples to the comparable multiples of revenues and EBITDA implied by the Total Merger Consideration. The results of this review, in summary format, are presented as follows:

Selected Companies	Total Enterprise Value / Projected 2023 Revenues(1)	Total Merger Consideration / Projected 2023 Roadzen Revenues	Total Enterprise Value / Projected 2024 Revenues(2)	Total Merger Consideration / Projected 2024 Roadzen Revenues
Global Insurance Technology and Related Companies(3)	2.4x (Median) 10.8x (Maximum)	11.4x	2.5x (Median) 7.4x (Maximum)	5.8x
Paradigm Shifting Big Data Technologies Companies(4)	8.6x (Median) 28.8x (Maximum)	11.4x	7.1x (Median) 20.1x (Maximum)	5.8x

(1)	For the period from April 1, 2022 through March 31, 2023
(2)	For the period from April 1, 2023 through March 31, 2024
(3)

Include CCC Intelligent Solutions Holdings Inc., Duck Creek Technologies, Inc., Ebix, Inc., eHealth, Inc., FINEOS Corporation Holdings plc, Guidewire Software, Inc., MultiPlan Corporation, Sapiens International Corporation N.V., EverQuote, Inc., GoHealth, Inc., Goosehead Insurance, Inc., Hagerty, Inc., PB Fintech Limited, SelectQuote, Inc., Bright Health Group, Inc., Clover Health Investments, Corp., Root, Inc., Hippo Holdings Inc., Oscar Health, Inc., Lemonade, Inc., and ZhongAn Online P & C Insurance Co., Ltd.

(4)

Include Altair Engineering Inc., Alteryx, Inc., C. E. Info Systems Limited, DXC Technology Company, FiscalNote Holdings, Inc., MicroStrategy Incorporated, Mobileye Global Inc., PagerDuty, Inc., Samsara Inc., TomTom N.V. and Verisk Analytics, Inc.

Selected Companies	Total Enterprise Value / Projected 2023 EBITDA	Total Merger Consideration / Projected 2023 Roadzen EBITDA		Total Enterprise Value / Projected 2024 EBITDA	Total Merger Consideration / Projected 2024 Roadzen EBITDA
Global Insurance Technology and Related Companies	15.9x (Median) 107.2x (Maximum)	(Neg)	(1)	14.5x (Median) 59.6x (Maximum)	NM
Paradigm Shifting Big Data Technologies Companies	45.5x (Median) 132.8x (Maximum)	(Neg)		46.0x (Median) 117.8x (Maximum)	NM

(1)	SHEUMACK GMA deemed all valuation multiples greater than 200 times as not meaningful (“NM”).

Notably, in its Guideline Comparable Public Company Analysis, SHEUMACK GMA prioritized the relevance, use and reasonable prioritization of revenue-based valuation multiples due to the high growth nature of Roadzen and SHEUMACK GMA’s conclusions, based on interactions with both Vahanna and Roadzen in the period leading up to the delivery by SHEUMACK GMA of its opinion, that during the period inclusive of

Roadzen’s Pro Forma Financial Forecast, Roadzen will be actively managing its business to maximize revenue growth and certain other performance indicators such as imputed market share growth and market share statistics while subordinating other operating priorities, including but not necessarily limited to the achievement of optimal long-term EBITDA and other profitability margins. All financial performance data attributable to the selected companies were based on Wall Street research analysts’ estimates and other publicly available information and calendarized when necessary.

Guideline Precedent Comparable Transaction Analysis.

Using publicly available information, SHEUMACK GMA reviewed valuation multiples implied by a selected group of precedent comparable merger and acquisition transactions announced between December 15,

2017 and January 9, 2023 and as included herein that SHEUMACK GMA considered generally and reasonably relevant as transactions involving target companies operating generally in comparable and or relevant financial services industry and or financial technology and or technology industries or sectors therein (the “selected transactions”).

Announcement Date	Target	Acquiror
January 2023	Duck Creek Technologies, Inc.	Vista Equity Partners Management, LLC
November 2022	Benefitfocus, Inc.	Voya Financial, Inc.
July 2022	Metromile, Inc.	Lemonade, Inc.
June 2022	LifeWorks Inc.	TELUS Corporation February 2022
	The Floow Limited	Otonomo Technologies Ltd.
December 2021	Keystone Risk Partners, LLC	Ryan Specialty Group Holdings Inc.
December 2021	Hastings Group Holdings Limited	Sampo Oyj
September 2021	Next Gear Solutions, Inc.	CoreLogic, Inc.
September 2021	Jacobson, Goldfarb & Scott, Inc.	Baldwin Risk Partners, LLC
May 2021	Utilant, LLC	Majesco
March 2021	The Capital Markets Company (UK) Limited (“CAPCO”)	Wipro Limited
February 2021	Dragoneer Growth Opportunities Corp.	CCC Intelligent Solutions Holdings Inc.
November 2020	Insurance Technologies Corporation	Zywave, Inc.
November 2020	TIA Technology A/S	Sapiens International Corporation N.V.
September 2020	Zywave, Inc.	Clearlake Capital Group, L.P.
August 2020	Vertafore, Inc.	Roper Technologies, Inc.
July 2020	Majesco	Thoma Bravo, LP
September 2019	Assurance IQ	Prudent Financial, Inc.
August 2019	GoHealth, Inc.	Centerbridge Partners, L.P.
August 2019	Health, Wealth and Life Advisors, LLC	eHealth, Inc.
September 2018	Sedgwick Claims Management Services, Inc.	Carlyle Group L.P.
January 2018	Isalud Health Services, SL	CNP Partners de Sequros y Reaseguros, S.A.
January 2018	Validus Holdings, Ltd.	American International Group, Inc.
December 2017	Bracht Deckers & Mackelbert	Navigators Group, Inc.

Although none of the target companies involved in the selected transactions is directly comparable to Roadzen, these transactions were selected, among other reasons and based on SHEUMACK GMA’s experience and professional judgment, principally as a result of the target companies involved in these transactions sharing certain similar business, operating, financial performance or other characteristics or attributes to Roadzen based on industry, market or sector participation, and or business and operational characteristics and or financial metrics.

For each of the selected transactions, SHEUMACK GMA calculated the revenue and EBITDA valuation multiples implied by the announced transaction value for each of the following periods: (a) the twelve months leading up to the transaction announcement (“Last Twelve Months”) and (b) the projected financial performance for the twelve months following the transaction announcement (“Next Twelve Months”). Using this data set, SHEUMACK GMA compared the median and maximum multiples implied by the selected transactions to the comparable multiples implied by the proposed Total Merger Consideration. The results of this review were as follows:

	Median	Maximum	Multiples Implied By Proposed Total Merger Consideration
Revenues Last Twelve Months	6.4x	14.1x	11.4x	(1)
Revenues Next Twelve Months	7.9x	11.1x	5.8x	(2)
EBITDA Last Twelve Months	31.5x	89.4x	(Neg)
EBITDA Next Twelve Months	20.0x	43.7x	NM	(3)

Notes:

(1)	Based on Roadzen’s projected revenues for the fiscal year ending March 31, 2023.
(2)	Based on Roadzen’s projected revenues for the fiscal year ending March 31, 2024.
(3)

SHEUMACK GMA’s deemed all valuation multiples greater than 200 times as not meaningful (“NM”). Additionally, the Vahanna Audit Committee and Vahanna Board of Directors considered these not meaningful and negative valuation multiples and disregarded these valuation multiples in making a decision to proceed with the proposed transaction.

Other Matters

SHEUMACK GMA is a professional services organization specializing in the rendering of strategic and financial advice to financial services companies and institutional investors who are active in the financial services industry. SHEUMACK is not a regulated financial institution nor is SHEUMACK GMA a member of the Financial Industry Regulatory Authority (“FINRA”) or the Securities Investor Protection Corporation (“SIPC”). Certain employees of SHEUMACK GMA are registered securities representatives and registered securities principals of SGMA Capital Markets Limited (“SGMA CM”), an affiliated entity under common ownership and a member in good standing of FINRA and SIPC. As part of SGMA CM’s investment banking business, SGMA CM is regularly engaged in the business of providing financial advisory services in connection with corporate mergers and acquisitions, asset acquisitions and divestitures and other corporate actions and transactions. Neither SHEUMACK GMA nor SGMA CM have previously provided financial advisory services to Vahanna, Roadzen or affiliates thereof and has not theretofore received remuneration for such services. Other than as set forth above, SHEUMACK GMA and SGMA CM and their respective affiliates did not provide any additional services to Vahanna in connection with transactions contemplated by the merger agreement. In respect of the delivery of its opinion, SHEUMACK GMA received a one-time fee of $150,000 for its services that was not contingent upon consummation of the merger or transactions related thereto and/or contemplated by the merger agreement, $125,000 of which was paid as a retainer fee upon SHEUMACK GMA’s retention and the balance of which is payable in full upon the disclosure of SHEUMACK GMA’s opinion in a public filing by Vahanna. Vahanna also agreed to reimburse SHEUMACK GMA for reasonable and documented out-of-pocket expenses and to indemnify SHEUMACK GMA against certain liabilities that may arise out of the engagement, including the rendering of SHEUMACK GMA’s opinion, in each case subject to the conditions and limitations set forth in that certain engagement agreement, dated November 28, 2022.

Background of the Merger

The terms of the merger agreement are the result of extensive arms’ length negotiations between Vahanna, Roadzen and their respective representatives. The following is a brief description of the background of these negotiations and summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalog every conversation among the parties to the merger agreement or their representatives.

Vahanna is a blank check company incorporated on April 22, 2021 in the British Virgin Islands as a business company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On May 6, 2021, the Sponsor received 5,750,000 of the Class B Ordinary Shares in exchange for the payment of $25,000 of deferred offering costs. Prior to the initial investment in Vahanna of $25,000 by the Sponsor, Vahanna had no assets, tangible or intangible. On October 28, 2021, the Sponsor surrendered and forfeited 1,437,500 Class B Ordinary Shares for no consideration, following which the Sponsor held 4,312,500 Class B Ordinary Shares. On November 22, 2021, Vahanna issued 690,000 Class B Ordinary Shares to the Sponsor with such issue being made by way of a bonus share issue for no consideration, following which the Sponsor held an aggregate of 5,002,500 Class B Ordinary Shares. On November 26, 2021, Vahanna completed its IPO of 20,010,000 Vahanna units, at a price of $10.00 per unit, generating gross proceeds of $200 million (before underwriting discounts and commissions and offering expenses). Each Vahanna unit consists of one Class A Ordinary Share, and one-half of one Vahanna public warrant. Each whole Vahanna public warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to certain adjustments.

Concurrently with the completion of the IPO, the Sponsor purchased an aggregate of 8,116,500 Private Placement Warrants at a price of $1.00 per warrant, or $8,116,500 in the aggregate. Each whole Private Placement Warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to certain adjustments.

A total of $204,102,000 of the net proceeds from the IPO and the private placement with the Sponsor was deposited in the Trust Account established for the benefit of holders of Class A Ordinary Shares.

Prior to the consummation of the IPO, neither Vahanna, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination with Vahanna.

Roadzen and NAC executed a non-disclosure agreement in September 2021 and negotiated a non-binding letter of intent between November and December 2021. The parties thereto undertook diligence beginning in January 2022 and negotiated a definitive acquisition agreement from late January 2022 through August 2022. Negotiations were principally between Mr. Malhotra and NAC’s chief executive officer, Shanon Duthie. W&S served as Roadzen’s counsel and the Employee Benefits Law Group PC served as seller’s counsel for NAC. Vahanna was not involved in the transaction with NAC or the negotiations related to the transaction with NAC.

Roadzen first sent GIM a non-binding offer in January 2021 and the parties executed a non-binding term sheet in December 2021. The parties thereto undertook diligence beginning in January 2022 and negotiated a definitive acquisition agreement from late January 2022 through June 2022. Negotiations were principally between Mr. Malhotra and Mark Williams and certain other members of the management team of AXA Assistance, the owners of GIM. W&S served as Roadzen’s counsel and DAC Beachcroft LLP served as seller’s counsel for GIM. Vahanna was not involved in the transaction with GIM or the negotiations related to the transaction with GIM.

After the completion of the IPO in November 2021, Vahanna commenced an active search for prospective businesses and assets to acquire. Vahanna’s management reviewed an initial list of over 50 potential target candidates, all companies with strong connections to India across a number of industry verticals within the technology sector. Representatives of Vahanna contacted individuals and representatives of a number of the entities included in this initial list of potential target candidates, and were also contacted by representatives of other companies who had learned of Vahanna’s IPO. Vahanna management, after extensive discussions and review, held preliminary conversations with respect to a potential business combination with approximately 11 prospective acquisition targets across a number of categories within the technology sector including Software/ SaaS, Healthcare IT services, Health Tech, IT and software services, Insurance Tech, Telecom/Network, FinTech/ Financial services, Logistic/Warehouse tech and Automobile tech. Vahanna representatives and advisors met with management teams, board members or other representatives of these 11 prospective acquisition targets. Following the application of certain initial screening criteria, including geographic nexus to India, location of the asset base, size and growth and profit profile, from this universe of 11 prospective acquisition targets, Vahanna and its representatives reduced the candidates list and executed non-disclosure agreements with 8 prospective targets in order to conduct further in-depth review of each of the companies.

Vahanna conducted due diligence to varying degrees on the prospective targets, including review of the targets’ management, stockholders, business model, valuation, balance sheet and historical financials and certain projections, in each case to the extent made available, among other diligence reviews. During this period, Vahanna management further evaluated eight prospective targets based on additional criteria, such as the anticipated transaction structuring, tax considerations, prima facie public company readiness and short-term interest, short and long term capital requirements and valuation expectation from the business combination compared to prevailing public market peers. On January 31, 2022, Vahanna management apprised the Vahanna board of directors of the target screening process and the potential target pipeline.

Following the discussion with the Vahanna board of directors, between January 31, 2022 and March 17, 2022, Vahanna management and its advisors focused its due diligence on five potential targets, while continuing to search for additional business combination targets. On March 21, 2022, Vahanna management and representatives of the Sponsor presented the Vahanna board of directors with a further revised target list of three potential target candidates. These included (1) Roadzen, Inc., (2) a Healthcare ITES company (“Target B”), and (3) an IT and software services company (“Target C”). The board received details regarding the financials, projected growth and profit potential, industry and sector trends, the origin of the opportunity, and the relationship between each potential target and the various principals and advisors of Vahanna. Following an extensive review, and only after due consideration to the targets’ sector, growth potential, likely execution and structure complexity, industry and sector attractiveness and other relevant factors, the Vahanna board of directors decided not proceed with Target B or Target C as discussed below.

•

Target B is a healthcare ITES company resulting from the proposed combination of two leading healthcare outsourcing service and solutions providers and an ITES company. Between December 7, 2021 and December 9, 2021, representatives of Target B contacted representatives of Vahanna regarding a potential business combination between Vahanna and Target B. Karan Puri and other representatives of Vahanna met with representatives of Target B in Delhi, India on December 20, 2021. On December 21, 2021, Vahanna and Target B signed a non-disclosure agreement, and on January 13, 2022 a Target B management presentation was sent to Vahanna. In the days that followed, representatives of Vahanna and Target B engaged in discussions regarding Target B’s business overview of the three companies that comprised the proposed business combination, the strategy to merge these three synergistic businesses, management teams, growth potential, stake holders and financial information. On February 9, 2022, the stakeholders and representatives of Target B and Vahanna management and other representatives of Vahanna met in New York to discuss the transaction perimeter, structure, valuation expectation, as well as potential acquisition target of Target B in the proposed combination.

•	Target C is an IT and software services, with primary business in digital and enterprise software services specializing in enterprise data management, data analytics, cloud, middleware integration &

enterprise infrastructure solutions. On February 2, 2022, management and other representatives of Target C were introduced to Vahanna management to discuss a potential business combination between Vahanna and Target C. On February 9, 2022, management and other representatives of Target C and Vahanna management met virtually on a video conference to discuss Target C’s business. On February 17, 2022, Vahanna and Target C signed a non-disclosure agreement, and thereafter, Vahanna reviewed certain confidential information disclosed by Target C. In the days that followed the initial meeting, representatives of Vahanna and Target C engaged in discussions regarding Target C’s business overview, strategy and growth plans, management teams, expansion opportunities, legal structure, ownership and financial information. Vahanna management’s focus of discussion centered on Target C’s margins and growth profile and anticipated transaction structuring and tax considerations.

On November 10, 2021, Saurav Adhikari, the chairman of Vahanna’s board of directors introduced Vinode Ramgopal, the chairman of the Sponsor and an advisor to Roadzen, and Rohan Malhotra, founder and CEO of Roadzen, to Ambit Pvt. Ltd., an Indian investment bank, in connection with Roadzen’s efforts to conduct a capital raise. In connection with the evaluation of prospective acquisition targets, Mr. Ramgopal, in a conversation with Mr. Adhikari, presented Roadzen to Vahanna on December 9, 2021, as an additional potential candidate to conduct initial review and screening. On December 14, 2021, during the course of Vahanna’s review of potential business combination targets, at the request of Mr. Adhikari, Mr. Ramgopal introduced Mr. Malhotra via e-mail to Karan Puri, the Sponsor and its advisors.

On December 17, 2021, Mr. Malhotra and Vahanna management had an introductory meeting over video conference in which Mr. Malhotra discussed Roadzen’s business and the Vahanna management team explained to Mr. Malhotra the SPAC business combination process.

Following the introductory meeting, Roadzen management became familiar with the general opportunities of potential business combinations with special purpose acquisition companies and consulted with Winston & Strawn LLP (“W&S”), its primary outside legal counsel for the past several years, regarding the structuring and potential benefits and risks associated with a transaction of that nature. Roadzen management also provided updates on its strategic process to the Roadzen board of directors during this period.

On January 3, 2022, Vahanna and Roadzen entered into a non-disclosure agreement with respect to the sharing of confidential information and subsequently, on January 13, 2022, Roadzen provided representatives of Vahanna with access to a data room and began to share confidential information regarding its business with Vahanna over the course of the ensuing weeks.

On January 18, 2022, Vahanna sent Roadzen a detailed information request list, including, but not limited to, financial items, competitive dynamics, business operations and end markets.

Between January 18, 2022 and March 20, 2022, Roadzen and Vahanna management teams and advisors had extensive interactions and conducted further due diligence of the Roadzen business. A business presentation was made via video conference by Roadzen management explaining how the existing business in India was functioning and also on some of the potential business areas and acquisition targets which were being considered by Roadzen. Specifically, on February 16, 2022, Mr. Adhikari, Vahanna’s Chairman, and Mr. Puri, CEO of Vahanna, met with Mr. Malhotra in person to discuss Roadzen’s growth and expansion strategy, which included Roadzen’s plans to execute a number of anticipated strategic acquisitions in the immediate future.

On March 21, 2022, Vahanna management and the Vahanna board of directors met to discuss the three potential transactions with Roadzen, Target B, and Target C. During these discussions, the Vahanna board of directors and management considered for each of the three potential targets, among other things, the maturity of the business, a near-term path to profitability, valuation, state of financial systems and/or controls, transaction structuring, tax considerations, impact of COVID-19, and growth potential. Following such discussions, the Vahanna board of directors and management concluded that a potential business combination with either of

Target B (a transaction structure requiring three concurrent mergers of equals with disparate shareholders) or Target C (a transaction with a foreign entity) would be structurally complex and that Target B and Target C had lower growth potential than Roadzen. At the time of evaluation, in contrast, Roadzen had substantially progressed proposed acquisition agreements with GIM and NAC, with the closings thereof subject to regulatory approval, and was in the process of negotiating an additional acquisition of a leading technology communications company (the “Additional RZ Target”). The Vahanna board of directors reviewed an initial internal draft of a letter of intent (the “Initial LOI”), with a proposed total consideration of $1.1 billion, assuming all contemplated acquisitions were executed prior to the business combination, assumed the closing of such acquisitions by Roadzen would be conditions precedent and occur prior to Vahanna’s consummation of a potential business combination, commented on its terms, approved a resolution to submit the Initial LOI to Roadzen and further instructed the Chairman, the management team and the Sponsor to continue discussions with Roadzen and the due diligence of Roadzen and to negotiate, finalize and submit a letter of intent setting forth the principal terms of the proposed business combination. As a result, Vahanna discontinued conversations with Target B and Target C as Vahanna continued its review of Roadzen.

Between March 21, 2022 and April 29, 2022, Vahanna management and its advisors discussed and negotiated with Roadzen the terms upon which an offer for a business combination could be made. Specifically, the conversations centered on (i) the valuation of Roadzen’s business, with varying assumptions as to the completion of the acquisitions of GIM, NAC and the Additional RZ Target, (ii) the required cash needs for Roadzen to implement its growth strategy and the path to secure resources to ensure the plan could be accomplished, and (iii) the required exclusivity periods and the consequential damages attached to a breach thereof. On March 27, 2022, Vahanna submitted the Initial LOI. The Initial LOI set forth Vahanna’s proposal to acquire all of the outstanding equity interests of Roadzen for total consideration of $1.1 billion, assuming all contemplated acquisitions were executed prior to the business combination. In addition to setting forth the proposed valuation, the Initial LOI proposed (a) an unspecified PIPE or alternative financing arrangement, which together with the Trust Account proceeds (after giving effect to redemptions and transaction expenses) would provide the post-closing company with $150 million, and (b) a 12-month lockup for Roadzen securityholders.

Between March 22, 2022 through April 29, 2022, Vahanna performed additional in-depth due diligence on Roadzen, including Roadzen’s existing businesses, intellectual property and the strategic acquisitions being negotiated by Roadzen. Concurrent with Vahanna’s legal and business due diligence, Roadzen and Vahanna continued to negotiate the terms of the Initial LOI. These negotiations were led by Mr. Malhotra and Messrs. Adhikari and Puri, respectively. Mr. Ramgopal helped to facilitate these negotiations. Throughout this period, the parties continued to negotiate closing conditions regarding minimum cash, PIPE and alternative financing arrangements, transaction expense caps, Roadzen and Sponsor lockup terms, and share reservations of the post-closing company’s incentive plan and employee stock participation plan.

On April 12, 2022, Vahanna entered into a formal engagement letter with DMD Advocates (“DMD”) to serve as its legal advisor with respect to Indian law and the proposed transaction with Roadzen.

On April 19, 2022, subject to a formal engagement letter executed on July 6, 2022, Vahanna engaged Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) to serve as its as its mergers and acquisitions and capital markets counsel with respect to a proposed business combination. Prior to such engagement, W&S represented Vahanna in connection with the IPO and served as outside counsel following the IPO. Following such engagement with Gibson Dunn, W&S continued to represent Vahanna with respect to its periodic securities filings and administration.

On April 21, 2022, Vahanna sent Roadzen a revised draft of the Initial LOI (the “Interim LOI”), which revised the $1.1 billion valuation to reflect only the equity value of Roadzen following the acquisition of the Additional RZ Target (without any customary purchase price adjustments) and the consummation of a bridge financing (in lieu of a traditional PIPE) by Roadzen of $120-150 million of convertible debt to be issued prior to the execution of the definitive business combination agreement. The Interim LOI also (a) proposed the execution of a customary support agreement by the Sponsor, (b) proposed total cash proceeds of $150 million after giving effect to transaction expenses, redemptions and the bridge financing, with a corresponding closing condition for the benefit of Roadzen, (c) clarified that the Roadzen securityholders’ lockup would be commensurate with the duration of the Sponsor’s lockup, (d) proposed share reservations for the post-closing incentive plan and employee stock purchase plan of 10% and 2% of the outstanding common stock at closing, respectively, and (e) proposed a $15 million cap on Vahanna transaction expenses.

On April 29, 2022, Mr. Adhikari and Mr. Malhotra executed the final Letter of Intent (the “LOI”). The LOI set forth Vahanna’s proposal to acquire all of the outstanding equity interests of Roadzen for total consideration of $1.1 billion, assuming all contemplated acquisitions of GIM, NAC and the Additional RZ Target were executed prior to the business combination, the completion of a $120-150 million bridge financing in lieu of a traditional PIPE, and the current Roadzen management team would continue as the management team of the post-business combination company. In arriving at the proposed total consideration, Vahanna took into consideration Roadzen’s future outlook and pro forma projections. These projections included the contemplated acquisitions provided by Roadzen management on January 28, 2022. Financial and business data regarding Roadzen, GIM, NAC and the Additional RZ Target was received from Roadzen via the data room, access for which was provided on January 13, 2022. The Roadzen business, including contemplated acquisitions, its future business model, financials and pro forma projections provided by Roadzen management were reviewed by Vahanna management and the Sponsor, through various virtual and in-person meetings with Roadzen leaders between January 18, 2022 and March 20, 2022 including meetings on February 16, 2022 and February 25, 2022.

On May 3, 2022, Roadzen countersigned the LOI, delivering it to Vahanna. Roadzen and Vahanna agreed to a mutual exclusivity period of 90 business days following the execution of the LOI. Furthermore, the LOI contemplated that, Vahanna would assist Roadzen in raising between $120 million to $150 million in convertible debt in connection with one of the strategic acquisitions being contemplated by Roadzen, in advance of the execution of the definitive merger agreement with Vahanna. Being on substantially similar terms to the Initial LOI shared with the Board of Directors, the LOI was shared with the Board of Directors of Vahanna on May 6, 2022, and no further approval was deemed necessary. The LOI was further reviewed by the Board of Directors at its June 20, 2022 meeting.

Throughout the months of May, June and July 2022, Vahanna, Roadzen and their respective advisors participated in a number of due diligence telephone calls and exchanged due diligence materials, including in the areas of legal, financial, market, information technology, software, tax, insurance, employee benefits and industry trends. During this time, Roadzen entered into definitive acquisition agreements for the acquisitions of Global Insurance Management Limited and National Automobile Club, with the closing of each acquisition subject to the satisfaction of certain closing conditions, including regulatory approval. Additionally, extensive diligence was conducted on a third potential acquisition by both Roadzen, its advisors and Vahanna.

Through the months of May through October 2022, the Vahanna board of directors, members of Vahanna’s management team, and the Sponsor and its representatives conducted internal videoconferences discussing the contemplated transaction with Roadzen.

On May 4, 2022, Vahanna commenced confirmatory business due diligence along with legal, financial, accounting, technology as well as insurance industry trends and participated in various discussions with representatives of Roadzen. These were also done with the help of vendors for industry and platform reviews.

On June 20, 2022, the audit committee of the Vahanna board of directors (the “Vahanna Audit Committee”) held a meeting with management and Gibson Dunn to discuss, among other things, certain conflicts and independence issues arising from a proposed engagement of Mizuho as a financial advisor and certain financial interests arising from the Sponsor’s relationship with Roadzen. Following such meeting, the Vahanna board of directors and the Vahanna Audit Committee held a joint meeting with management, representatives of the Sponsor, and Gibson Dunn to further discuss such perceived conflicts and independence issues. The Vahanna

Audit Committee then recommended to the Vahanna Board that Vahanna engage a third-party independent advisor to advise the Audit Committee and the Board in connection with the Proposed Business Combination and deliver a fairness opinion. The Audit Committee further added that it should be involved in the selection process. At this joint meeting, the management also discussed the potential transaction with Roadzen and certain financial and financing considerations. In light of the above relationships with Roadzen, pursuant to Section 41.3 of the Existing Charter governing the review and approval of potential related party transactions by the Vahanna Audit Committee, the week prior to the June 20, 2022 meeting, Vahanna management determined that formal approval of a proposed transaction with Roadzen would require the prior approval of the Vahanna Audit Committee, a committee of the Vahanna board of directors comprised solely of independent directors.

On June 22, 2022, Vahanna entered into formal engagement letters with Mizuho and Marco Polo to advise Vahanna with regards to a potential business combination with Roadzen, pursuant to which Mizuho and Marco Polo are each entitled to receive a $2.5 million success fee upon consummation of the merger and customary expense reimbursements. Upon consummation of the merger, pursuant to the underwriting agreement executed at the time of the IPO, Mizuho also will be entitled to receive $6,525,000 in deferred underwriting fees. Mizuho was engaged by Roadzen in August 2022 as a financial advisor and placement agent in connection with a proposed capital raising transaction for Roadzen. Under its engagement letter with Roadzen, Mizuho has certain rights of first refusal to participate in future securities offerings of Roadzen or a successor entity. Marco Polo was also engaged by Roadzen in 2022 as a financial advisor in connection with a proposed strategic acquisition that has since been abandoned. Marco Polo is owned by Magellan, a financial services holding company, which in turn is owned by Mr. Ramgopal and Mr. Carlson. Each of Mr. Ramgopal and Mr. Carlson are co-chairman of Magellan and 50% owners of Magellan. Mr. Carlson is anticipated to serve as a director of New Roadzen following the merger.

On July 7, 2022, members of Roadzen’s management team presented to the Vahanna board of directors regarding the Roadzen business and representatives of Mizuho presented to the Vahanna board of directors and management regarding the state of the SPAC market. At such time, the Vahanna board of directors was provided the opportunity to discuss with Roadzen management the business, its growth strategy and terms of a proposed transactions.

On August 24, 2022, the Vahanna board of directors met with Vahanna management and its advisors to discuss, among other things, an update on the current state of the SPAC market, a business and diligence update regarding Roadzen, and timing considerations regarding a proposed transaction with Roadzen.

On September 23, 2022, in a privately negotiated transaction, Ajay Shah, a director of Vahanna, acquired an approximately 0.7% interest in Roadzen (on a fully diluted basis) from an existing Roadzen investor for an aggregate purchase price of $1.5 million, which valued Roadzen at a pre-money valuation of $200 million.

On September 27, 2022, the Vahanna board of directors met with Vahanna management and its advisors to discuss, among other things, an update on the current state of the SPAC market, developments regarding Roadzen’s anticipated strategic acquisitions, including that it would not proceed with the third contemplated strategic acquisition at this time, financial modeling regarding the Roadzen business, and the desirability of obtaining a fairness opinion from a third-party financial advisor. Members of Roadzen’s management team presented to the Vahanna board of directors regarding Roadzen’s financial outlook without the third contemplated strategic acquisition and representatives of Mizuho presented to the Vahanna board of directors and management regarding the state of the SPAC market.

During the period from the last week of September 2022 to the first week of October 2022, representatives of the Roadzen and Vahanna management teams led by Mr. Malhotra and Messrs. Adhikari and Puri, respectively, discussed revisions to the valuation proposed in the Initial LOI and the LOI. Mr. Ramgopal helped to facilitate discussions between Roadzen and Vahanna. Specifically, following Roadzen’s ongoing discussions with the Additional RZ Target, and discussions amongst the Roadzen and Vahanna management teams, Roadzen and Vahanna mutually concluded that the proposed acquisition of the Additional RZ Target presented significant complexities (e.g., high capital expenditures, asset-heavy negative cash flow, and timing that would have implied significant delay) and would not provide adequate accretive earnings to Roadzen in the short term. As a result of discussions between Roadzen and Vahanna, and following discussions with Vahanna’s financial advisors and Vahanna management’s analysis of comparable public and private companies to Roadzen (which, in all cases, were analyzed assuming that the GIM and NAC acquisitions would be completed prior to closing), parties discussed the need to reduce the amount of total consideration in light of Roadzen declining to pursue the Additional RZ Target and further revisions to the financial projections by Roadzen management. As a result of these negotiations and revised financial projections, the parties agreed to proceed with a revised preliminary valuation of approximately $650 million to $750 million. In lieu of executing an amendment to the LOI, the parties proceeded to negotiate the transaction terms via proposed definitive documents.

On October 9, 2022, W&S provided to Gibson Dunn an initial draft of the proposed merger agreement between Vahanna and Roadzen.

On October 11, 2022, Gibson Dunn was provided access by representatives of Roadzen to the legal diligence data room of Roadzen. After receiving data room access and through the signing of the merger agreement, Gibson Dunn, W&S and Roadzen held weekly calls to address and review outstanding diligence items with respect to Roadzen and its proposed strategic acquisitions.

On November 17, 2022, the Vahanna board of directors met with representatives of Mizuho and Vahanna management and its advisors to discuss, among other things, the valuation framework to be used to evaluate Roadzen, as well as current business and diligence updates regarding Roadzen.

On November 20, 2022, the Audit Committee met with Sheumack and CO GMA LLC (d/b/a SHEUMACK GMA) and SGMA Capital Markets LTD. (“SGMA CM”), who were shortlisted from among other fairness opinion vendors, to present the Audit Committee with their credentials and share their approach and timelines.

On November 28, 2022, Vahanna entered into an agreement with Sheumack and CO GMA LLC (d/b/a SHEUACK GMA) and SGMA CM to provide a fairness opinion to the Vahanna Audit Committee and to assist it in evaluating certain financial aspects of the proposed transaction with Roadzen, Inc., as part of the directors’ efforts to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the proposed transaction with Roadzen on behalf of the board of directors.

On December 20, 2022, the Vahanna board of directors met with Vahanna management and its advisors to discuss, among other things, the status of the due diligence review of Roadzen, engagement of a third-party financial advisor to deliver a fairness opinion, the status of the merger agreement and transaction documentation, and overall transaction timing.

On January 4, 2023, Gibson Dunn provided W&S its initial comments to the merger agreement. The revised draft generally addressed open business and legal issues, which were not included in the LOI and had not previously been agreed to by the parties, tailored the initial merger agreement draft to the proposed transaction contemplated by the LOI, and reflected additional diligence done to date by Vahanna and its advisors. Material revisions to the initial draft merger agreement included the deletion of a proposed earn-out structure for post-closing Roadzen shareholders intended to address certain tax considerations arising from the Domestication, reallocation of certain shared transaction expenses (e.g., transfer taxes, HSR fees, and SEC filing fees), conforming the treatment of equity securities of Roadzen to the terms of the LOI to ensure that consideration paid was for Roadzen on a fully diluted basis (e.g., inclusive of incentive awards, options and warrants), a minimum cash condition of Roadzen of $20 million, and that all existing Roadzen holders execute a lock-up agreement with respect to their New Roadzen Ordinary Shares.

On January 17, 2023, Gibson Dunn provided W&S with an updated draft of the merger agreement, reflecting provisions with respect to the proposed transaction structure. The transaction structure continued to evolve throughout the negotiation process and the parties agreed to structure the transaction as currently proposed (e.g., Domestication or continuation as a BVI company).

On January 20, 2023, Gibson Dunn provided W&S with a further updated draft of the merger agreement, reflecting additional revisions to representations and warranties, covenants and closing conditions, in each case, arising from further diligence done by DMD with respect to certain risks and business considerations related to Roadzen’s operations in India. Specifically, the proposed draft included revisions to certain compliance with sanctions and export laws, related party transactions, and certain pre-closing actions of Roadzen with respect to its operations in India.

On January 23, 2023, Vahanna management, Roadzen management, W&S and Gibson Dunn had a conference call and exchanged several emails to discuss and resolve certain outstanding items in the draft merger agreement with respect to, among other things, representations and warranties, covenants and closing conditions.

On January 24, 2023, W&S provided Gibson Dunn with a revised draft of the merger agreement, reflecting the discussions and correspondence of January 23, 2023, as well as additional revisions to certain legal matters concerning representations and warranties of the parties. Specifically, the revised draft merger agreement proposed a $700 million valuation, proposed a mutual closing condition that Vahanna have $150 million in cash at closing (after redemptions and expenses), removed Roadzen’s $20 million minimum cash closing condition, proposed a closing condition in favor of Roadzen that Vahanna have at least $50 million in cash, and proposed that lock-up agreements for existing Roadzen holders only be for those with 5% or more of New Roadzen Ordinary Shares.

On January 26, 2023, Gibson Dunn provided W&S with a revised draft of the merger agreement, which revised the minimum cash closing conditions at issue (removing the closing condition in favor of Roadzen that Vahanna have at least $50 million in cash and proposing a mutual closing cash condition that Vahanna have $50 million in cash at closing after redemptions), proposed the expansion of lock-up agreements for existing Roadzen holders (in addition to those with 5% or more of New Roadzen Ordinary Shares, Roadzen executives and those holding certain Roadzen derivative securities), clarified certain closing conditions with respect to the operations of Roadzen and its subsidiaries in India and revised the expected timing of the delivery of certain ancillary agreements.

On January 29, 2023, W&S provided Gibson Dunn with a revised draft of the merger agreement, which reverted to their January 24, 2023 position with respect to lock-up agreement for existing Roadzen holders, revised certain closing bring-down standards with respect to the parties’ representations and warranties and revised certain interim operating covenants with respect to Vahanna’s ability to seek to reverse shareholder elections to redeem their Vahanna ordinary shares in connection with the proposed merger.

During the month of January 2023, various representatives of Vahanna, the Sponsor and Roadzen management held conversations regarding the evolution of the market, valuation of comparable public peers, the evolving reports coming from certain financial advisors to Vahanna, the updated Roadzen, GIM and NAC financials adapted to US GAAP, and updated financial projections from Roadzen. Vahanna management shared an estimated Roadzen valuation of $700 million at a meeting of the Vahanna Audit Committee and separately at a full meeting of the board of directors of Vahanna, each held on January 30, 2023. Following these conversations, Mr. Saurav Adhikari, Chairman of Vahanna, and Mr. Rohan Malhotra, CEO of Roadzen, agreed, in a conversation held on January 31, 2023, to a final valuation for Roadzen of $683 million, which would be calculated after giving effect to all existing options, management stock option programs and equity conversions. This agreement was then communicated to the management teams by e-mail.

From January 31, 2023, through February 9, 2023, Gibson Dunn and W&S exchanged drafts of the merger agreement with respect to the intended treatment of certain outstanding Roadzen equity securities and certain contemplated pre-Closing awards to Roadzen management so that such securities and contemplated awards were taken into account in the total merger consideration issuable to Roadzen equity holders.

On February 2, 2023, representatives of Mizuho, its counsel, and SHEUMACK GMA held a customary bring-down diligence call with the Roadzen management team and W&S.

On February 10, 2023, SHEUMACK GMA presented its final financial analyses regarding the proposed transaction and orally conveyed its opinion to the Vahanna Audit Committee, concluding that the Total Merger Consideration to be paid to the equityholders of Roadzen is fair, from a financial point of view, to Vahanna and the Vahanna Unaffiliated Shareholders. At the meeting of the Vahanna Audit Committee, the Vahanna Audit Committee unanimously approved, and recommended that the Vahanna board of directors approve, the entry into the merger agreement and consummation the transactions contemplated thereby. Following the meeting, SHEUMACK GMA delivered its written opinion to the Vahanna Audit Committee and the Vahanna board of directors. Following the meeting of the Vahanna Audit Committee, the Vahanna board of directors convened a meeting, whereby the Vahanna board of directors adopted unanimous written resolutions (i) determining that it is in the best interests of Vahanna for Vahanna to enter into the merger agreement and the transactions contemplated thereby, (ii) adopting the merger agreement and approving Vahanna’s execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, and (iii) recommending that its shareholders vote to approve and adopt the merger agreement and the transactions contemplated thereby.

On February 10, 2023, the Roadzen board of directors adopted written resolutions (i) determining that it is in the best interests of Roadzen for Roadzen to enter into the merger agreement and the transactions contemplated thereby, and (ii) adopting the merger agreement and approving Roadzen’s execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby.

On February 10, 2023, the parties entered into the merger agreement, the Sponsor Support Agreement, the Support Agreement, and certain Lock-up Agreements.

Recommendation of the Roadzen Board of Directors and Reasons for the Merger

After consideration, the Roadzen board of directors adopted resolutions determining that the merger, the merger agreement the other transactions contemplated by the merger agreement were advisable and in the best interests of Roadzen and its stockholders, authorizing and approving the merger, the merger agreement and the transactions contemplated thereby, directing that the merger agreement be submitted to the holders of Existing Roadzen Common Stock and Roadzen Preferred Stock for consideration. The Roadzen board of directors recommends that the holders of Roadzen capital stock accept and approve the merger and adopt the merger agreement and the transactions contemplated thereby.

In reaching its decision to authorize and approve, and declare advisable, the merger agreement and resolving to recommend that Roadzen stockholders adopt and approve the merger agreement and thereby accept and approve the merger and the other transactions contemplated by the merger agreement, the Roadzen board of directors consulted with Roadzen’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of Roadzen’s business, operations, financial condition, earnings and prospects, and its knowledge of the financial and capital markets and the risks associated with funding the business plan through other means, including a potential IPO of Roadzen. Among the various factors that the Roadzen board of directors considered in favor of its decision are:

•

Other Alternatives. It is the belief of the Roadzen board of directors, after considering alternative opportunities from time to time, that the proposed merger represents the best potential transaction for Roadzen to execute its business plan, create greater value for Roadzen’s stockholders.

•

Advantages Over a Traditional IPO. Prior to executing the merger agreement, the Roadzen board of directors considered the alternative of a traditional IPO. The Roadzen board of directors considered that the merger provided certain advantages over a traditional IPO. In particular, the Roadzen board of directors considered that, based on available information at the time, including with respect to the conditions of the IPO market for companies of a similar size and industry as Roadzen, the merger with Vahanna was likely to provide for a more time- and cost-effective means to capital with a higher likelihood of completion in light of the committed equity investments, greater valuation certainty and less dilution to Roadzen’s existing stockholders and would provide potential investors with more extensive information about the prospects of Roadzen.

•

Terms of the Merger Agreement. The Roadzen board of directors considered the terms and conditions of the merger agreement, including but not limited to the nature and scope of the closing conditions and the likelihood of obtaining any necessary regulatory approval, in addition to the transactions contemplated thereby, including the merger.

•

Size of Post-Combination Company. The Roadzen board of directors considered the equity value of approximately $683 million for Roadzen, providing Roadzen’s stockholders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

•

Access to Capital. The Roadzen board of directors expects that the merger will be a more time-and cost-effective means to access capital, repay a portion of its existing indebtedness and reduce leverage than other options considered, including an IPO.

•

Benefit from Being a Public Company. The Roadzen board of directors believes that under new public ownership it will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenues and stockholder value and will benefit from being publicly traded, and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

•

Letter Agreement. The Roadzen board of directors considered that, pursuant to the Letter Agreement entered into with Vahanna, the Sponsor and each of Vahanna’s officers and directors, among other things, agreed to vote any Founder Shares held by them and any other Vahanna ordinary shares purchased during or after the IPO in favor of a proposed initial business combination and not to redeem such shares in connection with such a transaction and that the Sponsor and its permitted transferees own at least 19.4% of its outstanding common stock entitled to vote thereon. Vahanna’s directors and officers do not own any Vahanna ordinary shares.

•

Support Agreement. The Roadzen board of directors considered that, concurrent with the execution of the merger agreement, certain holders representing the requisite number of outstanding shares of (a) Existing Roadzen Common Stock and Roadzen Preferred Stock (determined on an as-converted basis) voting together as a single class and (b) Roadzen Preferred Stock voting together as a separate class entered into the Support Agreement with Vahanna. Under the Support Agreement, the supporting holders agreed, among other things, to execute and deliver certain written consents within three (3) business days after this proxy statement/prospectus is declared effective by the SEC, adopting the merger agreement, approving the merger and converting the Roadzen Preferred Stock to Existing Roadzen Common Stock effective immediately prior to, and conditioned upon, the Effective Time.

•	Sponsor Lock-up Agreement. In addition, the Sponsor and the holders of the Founder Shares have agreed to be subject to a lock-up of up to one year in respect of their Founder Shares.

For a more detailed description of the Letter Agreement, the Support Agreement and the Sponsor Lock-up Agreement, see the section titled “Other Agreements”.

The Roadzen board of directors also considered the following negative factors:

•

Risk that the Merger may not be Completed. The Roadzen board of directors considered the risk that the merger might not be consummated in a timely manner or at all, due to a lack of stockholder approval or failure to satisfy various conditions to closing.

•

Impact on Reputation and Business if the Merger is not Completed. The Roadzen board of directors considered the possibility that the merger might not be completed and that there may be an adverse effect of the public announcement of the merger on Roadzen’s reputation and business in the event the merger is not completed.

•

Expenses and Challenges. The Roadzen board of directors considered the expenses to be incurred in connection with the merger and related administrative challenges associated with combining the companies.

•

Costs of being a Public Company. The Roadzen board of directors considered the additional public company expenses and obligations that Roadzen’s business will be subject to following the merger that it has not previously been subject to.

•

Restrictions on Operations of Roadzen’s Business. The Roadzen board of directors considered the fact that, although Roadzen will continue to exercise, consistent with the terms and conditions of the merger agreement, control and supervision over its operations prior to the completion of the merger, the merger agreement generally obligates Roadzen, subject to Vahanna’s prior consent (which consent may not be unreasonably withheld, delayed or conditioned), to conduct its business in the ordinary course of business consistent with past practice and in accordance with specified restrictions, which might delay or prevent Roadzen from undertaking certain business opportunities that might arise pending completion of the merger.

•

Interests of Roadzen Executive Officers and Directors. The Roadzen board of directors considered the fact that certain executive officers and directors of Roadzen have interests in the merger that may be different from, or in addition to, the interests of Roadzen stockholders generally, including the manner in which they would be affected by the merger, and the other matters disclosed in the section titled “The Merger — Interests of Roadzen Directors and Executive Officers in the Merger”.

•	Other Risks. The Roadzen board of directors considered various other risks associated with the combined organization and the merger, including the risks described in the section titled “Risk Factors.”

The foregoing discussion of the factors considered by the Roadzen board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Roadzen board of directors. In reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Roadzen board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Roadzen board of directors considered all these factors as a whole, including discussions with, and questioning of, Roadzen’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.

The Roadzen board of directors concluded that the potentially negative factors associated with the merger were outweighed by the potential benefits that it expected Roadzen stockholders would receive as a result of the merger, including the belief of the Roadzen board of directors that the merger would maximize the immediate value of shares of Roadzen common stock and preferred stock and eliminate the risk and uncertainty affecting the future prospects of Roadzen, including the potential execution risks associated with an IPO of Roadzen common stock and preferred stock and pursuing its business plan as a public company. Accordingly, the Roadzen board of directors determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Roadzen and its stockholders, and authorizing and approving, and declaring advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Roadzen board of directors recommends that Roadzen stockholders consent to the merger agreement and the merger and the transactions contemplated thereby.

Recommendation of the Vahanna Board of Directors and Reasons for the Merger

The Vahanna board of directors, in evaluating the merger, consulted with Vahanna’s management and financial and legal advisors. In reaching its unanimous written resolution (i) that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Vahanna and its shareholders and (ii) to recommend that the shareholders adopt the merger agreement and approve the merger and the transactions contemplated thereby, the Vahanna board of directors considered a range of factors, including, but not limited to, the factors discussed below. The Vahanna board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. This explanation of Vahanna’s reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements; Market, Ranking and Other Industry Data.”

The Vahanna board of directors considered a number of factors pertaining to the merger as generally supporting its decision to enter into the merger agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Large Addressable Market. Insurance is a $5.5 trillion industry and one of the global markets that is most subject to technological disruption. Within the broader insurance market, global auto insurance is a substantial part and projected to grow. Furthermore, the autonomous driving and telematics growth in the automotive space would enhance the potential addressable market.

•

Growth Prospects. Roadzen is perceived by Vahanna as a growth company at the crossroads of auto insurance, mobility and artificial intelligence. Roadzen’s platforms, set up as a vertically integrated “insurance-as-a-service” offering, allows Roadzen to capture revenues through the larger insurance value chain, from data capture from the vehicles themselves, to broking policies to managing claims and payments. Roadzen has multiple areas of potential growth, including, but not limited to, fleet management, insurance brokerage, OEM equipment agreements, RSA, claims processing both through existing customer relations and through strategic acquisitions.

•

Economics. Some of the factors the Vahanna board of directors considered include Roadzen’s business model of being paid a commission as a percentage of gross transaction value. Thus, through cross- selling and upselling existing clients, both car manufacturers and insurance companies, Roadzen is poised to capture an increasing percentage of the insurance value chain, without incurring significant additional expenses, through the use of its artificial intelligence centered business model;

•	Due Diligence. Due diligence examinations of Roadzen and discussions with Roadzen’s management and Vahanna’s financial and legal advisors concerning Vahanna’s due diligence examination of Roadzen;

•

Financial Condition. The Vahanna board of directors also considered factors such as Roadzen’s historical financial results, outlook, financial plan and debt structure, as well as the financial profiles of private and publicly traded peer companies in the insurance space (both in auto insurance as well as other specialty insurance segments such as property and casualty, health, term life, travel, homeowners, etc.), and software and hardware telematics markets and certain relevant information with respect to companies that had been acquisition targets or received equity financings in transactions similar to the merger. In reviewing these factors, the Vahanna board of directors noted that Roadzen was well- positioned in its industry for strong future growth;

•

Experienced and Proven Management Team. Roadzen has a strong management team and the senior management of Roadzen intend to remain with Roadzen, which will provide helpful continuity in advancing Roadzen’s strategic and growth goals;

•

Lock Up. Pursuant to the merger agreement, all Roadzen equity holders (on a fully diluted basis) are expected to enter into certain restrictions on transfer for up to 12 months from the date of the consummation of the merger;

•

Other Alternatives. The Vahanna board of directors believes, after a thorough review of other business combination opportunities reasonably available to Vahanna, that the proposed merger represents the best potential business combination for Vahanna and the most attractive opportunity for Vahanna’s management to accelerate its business plan based upon its evaluation and assessment of other potential acquisition targets;

•

Negotiated Transaction. The financial and other terms of the merger agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Vahanna and Roadzen; and

•

Opinion of Vahanna’s Financial Advisor. The Vahanna board of directors took into account the financial analysis reviewed by SHEUMACK GMA with the Vahanna Audit Committee as well as the oral opinion of SHEUMACK GMA rendered to the members of Vahanna Audit Committee on February 10, 2023 (which was subsequently confirmed in writing by delivery of SHEUMACK GMA’s written opinion addressed to the Vahanna board of directors and the Vahanna Audit Committee dated February 10, 2023), that the Total Merger Consideration to be paid to the equityholders of Roadzen is fair, from a financial point of view, to Vahanna and the Vahanna Unaffiliated Shareholders, as more fully described in the section titled “— Opinion of SHEUMACK GMA.” SHEUMACK GMA did not express an opinion as to the fairness from a financial point of view to Vahanna and the Vahanna Unaffiliated Shareholders of any consideration paid in connection with the merger agreement to the holders of any specific class of securities, creditors or other constituencies of Roadzen.

The Vahanna board of directors also considered a variety of uncertainties, risks and other potentially negative factors concerning the merger including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•

Redemption Risk. The potential that a significant number of Vahanna shareholders elect to redeem their shares prior to the consummation of the merger and pursuant to Vahanna’s Existing Charter, which would potentially make the merger more difficult or impossible to complete;

•	Shareholder Vote. The risk that Vahanna’s shareholders may fail to provide the respective votes necessary to effect the merger;

•	Closing Conditions. The fact that the completion of the merger is conditioned on the satisfaction of certain closing conditions that are not within Vahanna’s control;

•	Litigation. The possibility of litigation challenging the merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the merger;

•

Listing Risks. The challenges associated with preparing Roadzen, a private entity, for the applicable disclosure and listing requirements to which New Roadzen will be subject to as a publicly traded company on Nasdaq;

•	Benefits May Not Be Achieved. The risks that the potential benefits of the merger may not be fully achieved or may not be achieved within the expected timeframe;

•

Liquidation of Vahanna. The risks and costs to Vahanna if the merger is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Vahanna being unable to effect a business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination);

•	Costs Savings and Growth Initiatives May Not be Achieved. The risk that the cost savings and growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

•	Vahanna shareholders Receiving a Minority Position in Roadzen. The risk that Vahanna shareholders may hold a minority position in New Roadzen; and

•	Fees and Expenses. The fees and expenses associated with completing the merger.

•	In addition to considering the factors described above, the Vahanna board of directors also considered other factors including, without limitation:

•

Interests of Certain Persons. Some officers and directors of Vahanna and the Sponsor may have interests in the merger. For more information, see the section titled “Interests of Certain Persons in the Merger.”

•	Other Risk Factors. Various other risk factors associated with the business of Roadzen, as described in the section titled “Risk Factors.”

The Vahanna board of directors concluded that the potential benefits that it expected Vahanna and its shareholders to achieve as a result of the merger outweighed the potentially negative and other factors associated with the merger. Accordingly, the Vahanna board of directors unanimously determined that the merger and the transactions contemplated by the merger agreement, were advisable and in the best interests of Vahanna and its shareholders.

Certain Engagement in Connection with the Merger

Mizuho is acting as a financial advisor to Vahanna in connection with the merger. In connection with such engagement, Mizuho will receive fees and expense reimbursement customary for a financial advisory engagement (subject to the terms and conditions of its engagement letter with Vahanna).

Mizuho (together with its affiliates) is a full-service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investment, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Mizuho and its affiliates may provide investment banking services and other commercial dealings to Roadzen, New Roadzen and their respective affiliates in the future, for which they would expect to receive customary compensation. In the ordinary course of their business activities, Mizuho and its affiliates, officers, directors, and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Roadzen, New Roadzen or their respective affiliates. Mizuho and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Mizuho, as the underwriter of the Vahanna IPO, is entitled, pursuant to the terms of the underwriting agreement, to receive a deferred underwriting commission of $6,525,000, and to receive a fee of $2,500,000 pursuant to the terms of its financial advisory engagement letter with Vahanna, in each case payable upon completion of the merger.

Opinion of SHEUMACK GMA

On February 10, 2023, SHEUMACK GMA rendered its oral opinion to the Vahanna Audit Committee (which was subsequently confirmed in writing by delivery of SHEUMACK GMA’s written opinion addressed to the Vahanna board of directors and the Vahanna Audit Committee dated February 10, 2023) to the effect that, as of such date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SHEUMACK GMA as set forth in its written opinion, the Total Merger Consideration to be paid to the equity holders of Roadzen is fair, from a financial point of view, to Vahanna and the Vahanna Unaffiliated Shareholders.

SHEUMACK GMA’s opinion was directed to the Vahanna board of directors and the Vahanna Audit Committee (in their respective capacities as such) and only addressed the fairness, from a financial point of view, of the Total Merger Consideration to be paid by Vahanna pursuant to the merger agreement, and did not address any other terms, aspects or implications of the merger, or any agreements, arrangements or understandings entered into in connection with the merger. The summary of SHEUMACK GMA’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex G to this proxy statement/prospectus and which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SHEUMACK GMA in connection with the preparation of its opinion. Neither SHEUMACK GMA’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Vahanna board of directors, Vahanna or any security holder as to how to act or vote on any matter relating to the merger or otherwise.

February 10, 2023

The Audit Committee of The Board of Directors and the Board of Directors

Vahanna Tech Edge Acquisition I Corp.

1230 Avenue Of the Americas

Floor 16

New York, NY 10020

USA

Attention: Ms. Diane Glossman, Chair of the Audit Committee

Dear Madam:

Reference is made herein to the proposed business combination of Vahanna Tech Edge Acquisition I Corp. (herein “Vahanna Tech Edge Acquisition I Corp.” or “Vahanna” or the “Purchaser”), a corporation organized under the laws of the British Virgin Islands, with Roadzen, Inc. (herein “Roadzen” or the “Company”), a Delaware corporation on the terms and subject to the conditions set forth in and pursuant to the draft of the Agreement and Plan of Merger (the “Agreement”) dated February 9, 2023.

We understand that Vahanna Tech Edge Acquisition I Corp. proposes to enter into an Agreement and Plan of Merger (the “Agreement”) providing for a business combination (the “Business Combination”) with Roadzen, Inc., a Delaware corporation (“Roadzen,” the “Company” or the “Target”). To effect the Business Combination: (a) Purchaser will form Vahanna Merger Sub Corp. (“Merger Sub”) as a Delaware corporation and wholly- owned special purpose subsidiary of Purchaser; (b) Merger Sub will merge with and into the Company, immediately following which the separate corporate existence of Merger Sub will cease; (c) the Company will be the surviving company and a wholly-owned subsidiary of Vahanna, and; (d) upon the Effective Time (as defined herein) of the Merger (as defined herein), all issued and outstanding equity interest of the Company will be converted into the right to receive the Merger Consideration (as defined herein) at or following the consummation of the Merger.

As consideration for the Merger, the Purchaser proposes to pay the number of Vahanna Common Shares for each Company Common Share equal to the Exchange Ratio. The Fully-Exercised Vahanna Share Count, as defined, means to the number of Vahanna common shares equal to the quotient of (a) the Total Equity Value, divided by (b) $10.00, and; the Company Outstanding Shares being defined pursuant to Article I of the Agreement, which treats issued and outstanding equity of the Company on an as-converted to common stock, fully diluted basis (“Vahanna Common Shares”). For the purposes of Advisor’s analyses and with the authorization of the Audit Committee, the Exchange Ratio is fixed at 29.7594 Vahanna Common Shares for each Company Outstanding Share. Pursuant to the definition thereof, notably the application of a fixed as compared to variable Purchaser share price, the proposed consideration shall be a fixed amount. Based on and consistent with the application of the foregoing, Advisor hereby and herein assumes that the proposed Total Merger Consideration, as defined, is equal to 68,300,000 Vahanna Common Shares in aggregate, equivalent to $683,000,000.

Advisor Engagement and Scope of Advisor Engagement.

On November 28, 2022, the Audit Committee of the Board of Directors of the Purchaser engaged us as an advisor (herein, “Advisor”) in respect of the proposed Agreement and Plan of Merger and asked us to render an opinion as to the fairness, from a financial point of view, to the Purchaser and the unaffiliated stockholders of the Purchaser of the proposed Total Merger Consideration to be paid pursuant to the Agreement, as of the date hereof (the “Opinion”).

Limitations on Scope of Advisor Engagement.

Analyses underlying our Opinion and on which our Opinion is based and our resulting Opinion address only the fairness, from a financial point of view, of the proposed Total Merger Consideration to be paid by the Purchaser pursuant to the Agreement and we do not express any views nor have we conducted any financial or other analyses whatsoever of any other terms, aspects or implications of the Agreement or the Business Combination including, without limitation (i) any term of the Agreement that is not subject to financial analyses; (ii) the Redemption obligations of the Purchaser; (iii) the capital structure of the Purchaser and the Company; (iv) any capital raising transaction of the Purchaser or the Company, and; (v) any terms and conditions associated with the Ancillary Documents including the (a) Support Agreement; (b) Sponsor Support Agreement, and; (c) Lock Up Agreement, among other.

Summary of Financial Analyses Undertaken and Performed by Advisor

Advisor has, among other things, reviewed the draft Agreement (dated February 9, 2023) and reviewed certain publicly available and non-public business and financial information relating to the Purchaser and the Company. Among other important assumptions on which the financial analyses contained herein are based, the Purchaser and the Company acknowledge and agree that:

(i)

the Company financial statements have been calculated, assembled and presented to Advisor in accordance with U.S. GAAP applied on a basis consistent with the preparation of the Company’s consolidated audited financial statements.

(ii)

all Company consolidated historical partial year and forecast financial statements as provided to Advisor are unaudited financial statements prepared in accordance with U.S. GAAP and representing the Company’s best internal estimates of (i) partial-year actual financial performance and financial condition and; (ii) forecast financial performance and financial condition;

(iii)	unaudited financial information may differ from audited financial information, and;

(iv)	past financial performance is not representative of future performance and as such there can be no assurance that the Company will achieve the financial forecasts provided by the Company.

Advisor reviewed certain non-public internal financial and business information in respect of the past and current business, operations, financial condition, financial performance and prospects of the Company as furnished to Advisor by the Company and or by the Purchaser, including certain financial forecasts relating to the businesses of the Company prepared by the executive management of the Company. Advisor understands that the Board of Directors of the Company has authorized such information to be used by Purchaser for the purpose of negotiating and agreeing to the terms and conditions of the Agreement and by Advisor for the purpose or purposes of the analyses contained herein.

As part of its analyses, Advisor also has:

(i)

reviewed certain publicly available financial and business information in respect of the past and current business, operations, financial performance, financial condition and prospects of the Purchaser and the Company including the Purchaser’s Form S-1 (as amended) as first filed with the SEC on November 4, 2021;

(ii)

compared the historical and forecast financial condition, financial performance and results of operations of the Company to those of other publicly traded companies considered to be reasonably comparable;

(iii)

compared the proposed Total Merger Consideration to be paid pursuant to the terms of the Agreement by the Purchaser to the Company to the imputed estimated fair market equity market capitalization of the Company resulting from the Advisor’s discounted cash flow analyses;

(iv)

compared the valuation multiples implied by the proposed Total Merger Consideration to be paid pursuant to the terms of the Agreement by the Purchaser to the Company to valuation multiples implied by the equity market capitalization (“EMC”) valuation of selected publicly-traded financial services companies considered reasonably comparable; and

(v)

compared the valuation multiples implied by the proposed Total Merger Consideration to be paid pursuant to the terms of the Agreement by the Purchaser to the Company to the valuation multiples implied by the transaction value paid by acquirers of other selected comparable North American companies, and; performed such other financial studies, analyses and investigations and considered such other factors, as deemed reasonably appropriate.

This Opinion has been prepared utilizing public information and non-public information provided by the Purchaser and the Company.

Advisor has relied upon the accuracy and completeness of the foregoing information and has not assumed any responsibility for any independent verification of such information. Advisor has not made any independent evaluation or appraisal of the assets or liabilities, solvency or fair value of the Purchaser or the Company.

In respect of the Company, to the extent any forward-looking financial information appears herein, Advisor has relied upon the Purchaser and the management and the Board of Directors of the Company in the provision of same and as to the reasonableness and achievability of such forward-looking information (including the assumptions thereof and bases therefor). Advisor has assumed that such forecast or forecasts reflects the best currently available estimate and judgment of the Company as approved and authorized by the Company’s Board of Directors, and that such forecast or forecasts will be realized in the amounts and in conformance with the time period currently estimated by the Company. Advisor assumes no responsibility for and expresses no view as to any forward-looking financial information or the assumptions on which it is or they are based. Due to various risks and uncertainties, actual results may differ materially from those reflected or contemplated in such forward- looking financial information. The information set forth herein is based upon the information made available to Advisor as of the date hereof, unless indicated otherwise. Portions of the information herein may be based upon certain estimates provided directly to Advisor by the Company and the Purchaser, in which case Advisor has assumed said endorsement has been expressly received by the Company’s Board of Directors.

Advisor assumes no responsibility for, and makes no representation or warranty, express or implied, with respect to the accuracy, adequacy or completeness of the information contained in these materials. Advisor expressly disclaims any liability for any statements, express or implied, contained in, or omissions from, these materials. The past performance information concerning the Purchaser and the Company are not necessarily indicative of future results and there can be no assurance that any party will achieve comparable results in the future.

Advisor is acting as financial advisor to the Audit Committee (from time to time referred to as “AC”) of the Board of Directors of the Purchaser and to no other party. The information herein has been prepared for the AC and the Board of Directors, only. Advisor expressly disclaims responsibility for and will not authorize distribution of this information to any other party except as expressly authorized in writing by Advisor. Nothing contained in this work product constitutes tax, accounting, actuarial, legal, regulatory, executive compensation or other professional advice. Nothing contained herein, either in whole or part, is intended to be a recommendation and as such, no party is authorized by Advisor to interpret or represent any such content as a recommendation. This letter and only this letter, duly authorized by us, may be interpreted to be and may be represented as our Opinion.

Nothing whatsoever contained herein, including but not limited to financial analyses in whole or in part, constitutes in any way an offer to sell or the solicitation of an offer to buy any securities in any U.S. state or other jurisdiction. This letter, in part and in its entirety, represents proprietary intellectual property of the Advisor and is provided on a confidential basis solely for the information of the AC and the Board of Directors of the Company so that it may consider the information described herein, and is not to be reproduced, shared or used for any other purpose. Furthermore, recipients of this work product are not to construe its contents as legal or financial advice nor advocacy in favor of the proposed Agreement, Merger, Business Combination or any other transaction related to or dependent on the Agreement. No attorney-client privilege or other similar relationship with any person shall be created by the transmittal or review of this work product.

In preparing our Opinion, with your consent, we have not assumed any responsibility for independent verification of, and have not verified, any of the foregoing information. We have, with your consent, assumed and relied upon the accuracy and completeness, in all material respects, of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by us. We have not been requested to make, and have not made, an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Purchaser or the Company or any of their respective affiliates, and we have not been furnished with any such evaluation or appraisal, nor have we made any physical inspection of the properties or assets of the Purchaser, the Company or any affiliate thereof. Further, we have assumed, with your consent, that all of the information, including non-public financial forecasts, prepared by and furnished to us by the Purchaser and the Company for purposes of this Opinion, was prepared on a reasonable basis reflecting the best currently available estimates and judgments of the respective managements of the Purchaser and the Company. We express no opinion in respect of such forecasts or projections or the assumptions upon which they are based.

We have not undertaken any independent legal analysis of the Agreement, the Merger or any of the transaction or transactions contemplated by the Agreement, Merger or the Business Combination or any legal or regulatory proceedings pending or threatened related to the Purchaser, the Company or affiliates thereof. We have not been asked to (nor do we directly or indirectly) express any opinion as to the after-tax consequences of receipt of the proposed Total Merger Consideration by the Purchaser or the Company. No opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, tax, executive compensation or other similar professional advice. It is assumed that such opinions, counsel, interpretations or advice have been or will be obtained from the appropriate professional advisers. We also have assumed that the executed Agreement will conform in all material respects to the draft Agreement reviewed by us, and that the transaction or transactions thereto will be consummated on the terms described in the draft Agreement, without any material delay or waiver of any material terms or conditions by the Purchaser or the Company. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger and all transactions related thereto will be obtained without any adverse effect on the Purchaser and the Company. The issuance of this Opinion was approved by our Fairness Opinion committee in accordance with our customary practice.

Our Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the information made available to us as of the date hereof. We assume no responsibility for updating, revising or reaffirming this Opinion based on circumstances, developments or events occurring after the date hereof. Furthermore, we do not express any opinion as to the impact of the Merger or any transactions related thereto or on the solvency or viability of the Purchaser or on the Company or the ability of the Purchaser or the Company to fund their respective obligations when they come due.

Our Opinion does not address or make any recommendation as to the merits of the underlying decision by the Purchaser to enter into the Agreement and/or to complete the Business Combination as compared to other business strategies that might be available to the Purchaser. We express no opinion as to whether any alternative transaction may result in terms, conditions or financial or strategic impact more favorable to the Purchaser or its stockholders than the Business Combination contemplated by the Agreement. In addition, our Opinion does not in any manner address the prices at which the Common Stock of the Purchaser will trade following consummation of the Agreement and Business Combination or the prices at which the Common Stock of the Purchaser will trade at any time and we express no opinion or recommendation as to how the shareholders of the Purchaser should vote or act with respect to the Agreement. We are not expressing any opinion regarding the fairness of the amount or nature of any compensation or other such remuneration relating to retention agreements to any of the Purchaser or Company’s officers, employees, directors, or any class of such persons, relative to the proposed Total Merger Consideration to be received by the Company stockholders. We express no opinion as to the fairness from a financial point of view to the Purchaser and the unaffiliated shareholders of the Purchaser of any consideration paid in connection with the Agreement to the holders of any specific class of securities, creditors or other constituencies of the Company.

This Opinion is for the use and benefit of the Board of Directors of the Purchaser including the Audit Committee of the Board of Directors and is rendered to the Board of Directors in connection with its consideration of the Agreement and Business Combination. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time or in any manner, in whole or in part, without our written consent; provided, however, that this letter may be included in its entirety in any registration statement, report, proxy statement or other filing made by the Purchaser with any United States regulatory authorities or in any such documents or similar documents disseminated to stockholders of the Purchaser in accordance with applicable securities law and may be referred to in such filings or documents as being included therein.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Total Merger Consideration to be paid to the Company stockholders is fair, from a financial point of view, to the Purchaser and the unaffiliated stockholders of the Purchaser.

Very truly yours,

SHEUMACK GMA

Interests of Roadzen Directors and Executive Officers in the Merger

Certain of Roadzen’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of Roadzen’s stockholders. The members of the Roadzen board of directors were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the merger agreement and recommended that Roadzen stockholders consent to the adoption of the merger agreement and the approval of the merger and the other transactions contemplated thereby. These interests include, among other things:

Roadzen’s executive officers are expected to become the executive officers of New Roadzen upon consummation of the merger. Specifically, the following individuals who are currently executive officers of Roadzen will become officers of New Roadzen upon the consummation of the merger, serving in the offices set forth opposite their names:

Name	Office
Rohan Malhotra	Chief Executive Officer
Mohit Pasricha	Chief Financial Officer
Ankur Kamboj	Chief Operating Officer

Interests of Vahanna Directors and Executive Officers and the Sponsor in the Merger

Vahanna’s Existing Charter provides that, to the fullest extent permitted by applicable law, Vahanna renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Vahanna and such opportunity is one that Vahanna is legally and contractually permitted to undertake and would otherwise be reasonable for Vahanna to pursue, and to the extent the director or officer is permitted to refer that opportunity to Vahanna without violating another legal obligation. We believe there were no such corporate opportunities that were not presented as a result of these provisions in our Existing Charter. Accordingly, this provision in the Existing Charter did not impact our search for a business combination target.

In considering the recommendation of the board of directors of Vahanna to vote in favor of approval of the proposals to be presented at the Vahanna Special Meeting, shareholders should keep in mind that certain members of the board of directors and executive officers of Vahanna and the Sponsor, including their directors and executive officers, have interests in such proposals that are different from, or in addition to, those of Vahanna shareholders generally. In particular:

•

Certain of the directors and officers of Vahanna have interests in the Sponsor and a pecuniary interest in the Founder Shares and Private Placement Warrants that the Sponsor holds. Each of Vahanna’s independent directors and Vahanna’s Chief Financial Officer has been granted certain non-voting units in the Sponsor representing an equivalent of 25,000 Founder Shares; however, each has disclaimed beneficial ownership of such Founder Shares as they are held and controlled by the Sponsor. The Sponsor entered into a services agreement with Indus LLP, which is controlled by Vahanna’s Chief Executive Officer and Chairman of the Board. The terms of the agreement require the Sponsor to pay a fixed monthly retainer fee in the amount of $10,000 to formulate an investment and marketing strategy and explore potential targets for a business combination on behalf of Vahanna. In addition, the Sponsor provided for a success fee that would entitle Indus LLP to distributions attributable to certain non-voting class of units of the Sponsor which makes up 11.24% of the total fully diluted units of the Sponsor upon a successful business combination.

•

If the merger or another business combination is not consummated within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination), Vahanna will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Class A Ordinary Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the (a) 4,852,500 Founder Shares held by the Sponsor, which were acquired prior to the IPO for $25,000 and (b) 150,000 Class B Ordinary Shares held by Mizuho, which were acquired for $500,000, would be worthless because the holder is not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $[●] based upon the closing price of $[●] per Class A Ordinary Share on Nasdaq on the Record Date.

•

The Sponsor purchased an aggregate of 8,638,500 Private Placement Warrants from Vahanna for an aggregate purchase price of $8,638,500 (or $1.00 per warrant) in a private placement. These purchases took place on a private placement basis simultaneously with the consummation of the IPO. A portion of the proceeds Vahanna received from these purchases was placed in the Trust Account. Such warrants had an estimated aggregate value of $[●] based on the closing price of $[●] per public warrant on Nasdaq on the Record Date. The Private Placement Warrants will become worthless if Vahanna does not consummate a business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination).

•

If Vahanna is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Vahanna for services rendered or contracted for or products sold to Vahanna. If Vahanna consummates a business combination, however, Vahanna will be liable for all such claims.

•

Vahanna’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Vahanna’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Vahanna fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Vahanna may not be able to reimburse these expenses if the merger or another business combination, are not completed within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination).

•

Following the closing, the Sponsor will be entitled to the repayment of any working capital loans that have been made to Vahanna and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has loaned Vahanna $975,000 for working capital expenses with respect to the Convertible Note. If Vahanna does not complete an initial business combination within the required period, Vahanna may use a portion of its working capital held outside the Trust Account to repay the Convertible Note, but no proceeds held in the Trust Account would be used to repay the Convertible Note. The Convertible Note may be converted, in whole or in part, at the option of the Sponsor into warrants of Vahanna at a price of $1.00 per warrant, which warrants will be identical to the Private Placement Warrants; however, the merger agreement requires any amounts outstanding under the Convertible Note to be repaid in cash if the merger closes.

•

If Vahanna is able to complete a business combination within the required time period, the Sponsor and certain Vahanna directors and officers holding Founder Shares may receive a positive return on the 4,852,500 Founder Shares, which were acquired by Sponsor for an aggregate purchase price of $25,000 prior to the IPO, and/or the 8,638,500 Private Placement Warrants, which were acquired for an aggregate purchase price of approximately $8.6 million concurrently with completion of the IPO, even if the holders of Class A Ordinary Shares experience a negative return on their investment in the Class A Ordinary Shares after consummation of the merger.

•

The Sponsor’s aggregate at risk capital is $8,963,500, comprised of Founder Shares ($25,000), Private Placement Warrants ($8,638,500), and amounts outstanding under the Convertible Note ($975,000). Such Founder Shares had an estimated aggregate market value of $[●] based upon the closing price of $[●] per Class A Ordinary Share on Nasdaq on the Record Date. Such warrants (assuming that the aggregate amount outstanding under the Convertible Note are converted into warrants) had an estimated aggregate value of $[●] based on the closing price of $[●] per public warrant on Nasdaq on the Record Date. If Vahanna is unable to complete a business combination within the required time period, the Founder Shares and Private Placement Warrants will expire worthless, and the Convertible Note may only be repaid with working capital held outside the Trust Account and not with proceeds held in the Trust Account. The Sponsor and the directors and officers of Vahanna do not otherwise have any amounts owed or otherwise payable by Vahanna. The Sponsor does not hold any interest in Roadzen.

•

Certain of Vahanna’s officers and directors may continue to serve as officers and directors of New Roadzen after the closing. As such, in the future they will determine the compensation paid to New Roadzen’s directors and officers.

•

The Sponsor and Vahanna’s directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Vahanna fails to complete a business combination by within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination).

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•

In addition to having an interest in and providing advisory services to Vahanna, the Sponsor and its controlling interest holders and affiliates have certain interests in and provide advisory services to Roadzen. Current and historical relationships and interests of the Sponsor and its affiliates in Roadzen and Vahanna include:

•

The Sponsor is controlled by its chairman, Vinode Ramgopal. Mr. Ramgopal is an advisor to Roadzen via his personal and professional relationship with certain of Roadzen’s executive officers and board members. Specifically, Mr. Ramgopal has known (a) Aashish Kalra, the chairman of Roadzen, for more than two decades and (b) Rohan Malhotra, the chief executive officer of Roadzen, since 2017.

•	Mr. Ramgopal introduced Roadzen to Vahanna.

•	Each of Mr. Ramgopal and Steven Carlson (Mr. Carlson is anticipated to serve as a director of New Roadzen following the merger) is a co-chairman and a 50% owner of Magellan. Magellan is an approximately 15% interest holder in and serves as an advisor to Avacara, a majority investor in Roadzen. Immediately prior to Closing, Avacara’s pre-closing interest in Roadzen is expected to represent approximately 26.1% of Roadzen on a fully diluted basis and, following the consummation of the merger, it is expected that Magellan’s interest in Avacara will be approximately 15% of Avacara on a fully diluted basis. Assuming that no Class A Ordinary Shares are redeemed in connection with the proposed merger, Magellan’s interest in Avacara would represent approximately 3.2% of the issued and outstanding New Roadzen Ordinary Shares immediately following the closing of the merger (assuming a No Redemption Scenario).

•

Magellan is the sole interest holder in (a) Pi Capital, and (b) Marco Polo, each of which have provided certain financial advisory services to Roadzen. Mr. Ramgopal and Mr. Carlson are each 50% owners, co-chairmen of Magellan and co-chairmen of Pi Capital. Mr. Carlson is also a managing partner of Pi Capital.

•	Magellan has served as an advisor to Roadzen since 2020 and received a one-time payment of approximately $150,000 for such consulting services on January 12, 2021.

•

Pi Capital has served as an advisor to Roadzen since 2017, serving as M&A and capital markets advisor to Roadzen in certain of its proposed strategic acquisitions. Pi Capital has not received any compensation for its advisory services.

•

Marco Polo has served as an advisor to Roadzen since 2019 and has received aggregate fees of approximately $660,000 for services including strategic advisory and capital raising engagements, and an engagement in 2019 to advise on a private placement of $16.5 million of certain of Roadzen’s convertible preferred securities. Marco Polo was also engaged by Roadzen in 2022 as a financial advisor in connection with a proposed strategic acquisition that has since been abandoned, and no fee was paid by Roadzen as a result thereof. On June 22, 2022, Marco Polo entered into a formal engagement letter with Vahanna to serve as an M&A advisor to Vahanna in connection with the proposed transaction with Roadzen, whereby Marco Polo would be entitled to a $2.5 million success fee upon consummation of the merger.

•

Each or Mr. Ramgopal and Mr. Carlson hold aggregate indirect pre-closing interests in Roadzen (via their interest in Magellan and Magellan’s interest in Avacara) of approximately 2.0% on a fully diluted basis. Assuming that no Class A Ordinary Shares are redeemed in connection with the proposed merger, we expect that these interests would each represent approximately 1.6% of the issued and outstanding New Roadzen Ordinary Shares immediately following the closing of the merger (assuming a No Redemption Scenario).

On September 23, 2022, in a privately negotiated transaction whereby parties agreed to value Roadzen at a pre-money valuation of $200 million, Ajay Shah, a director of Vahanna, acquired an approximately 0.7% interest in Roadzen (on a fully diluted basis) from an existing Roadzen investor for an aggregate purchase price of $1.5 million. Assuming that no Class A Ordinary Shares are redeemed in connection with the proposed merger, this would represent approximately 0.5% of the issued and outstanding New Roadzen Ordinary Shares immediately following the closing of the merger (assuming a No Redemption Scenario). Mr. Ramgopal helped to facilitate this transaction between Roadzen and Mr. Shah.

In consideration of certain of the interests set forth above, the Vahanna Board engaged an independent investment banking firm that rendered an opinion with respect to the fairness, from a financial point of view, of the consideration to be paid by Vahanna to the equity holders of Roadzen pursuant to the merger Agreement. For more information regarding the opinion, see the section titled “Proposal No. 1 — The Business Combination Proposal — Opinion of SHEUMACK GMA.” Nevertheless, in light of foregoing interests, including investments in Roadzen by certain of our officers and directors and other members of the Sponsor who are not officers or directors of the Vahanna, as well as investments in Vahanna, such persons may have interests in the merger that are different from or are in addition to those of other shareholders and, as a result, the terms of the merger may not be as advantageous to such other shareholders as they would be absent such interests.

Shareholders should take these interests into account in deciding whether to approve the merger. The Vahanna Board was aware of and did consider these interests, among other matters, in evaluating and negotiating the transaction and the transaction agreements and in making the recommendation to the shareholders of Vahanna that they vote in favor of the proposals presented at the Vahanna Special Meeting, including the Business Combination Proposal.

Satisfaction of 80% Test

It is a requirement under Vahanna’s Existing Charter that any business acquired by Vahanna have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of any deferred underwriting discounts and commissions and taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Roadzen generally used to approve the transaction, as discussed under the sections titled “Certain Financial Analyses” and “Unaudited Prospective Financial Information of Roadzen” above, the Vahanna board of directors determined that this requirement was met. The Vahanna board determined that the consideration being paid in the merger, which amount was negotiated at arms-length, was fair to and in the best interests of Vahanna and its shareholders and appropriately reflected Roadzen’s value. The Vahanna board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Roadzen met this requirement.

ACCOUNTING TREATMENT

The merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Vahanna will be treated as the “acquired” company for accounting purposes and the business combination will be treated as the equivalent of Roadzen issuing stock for the net assets of Vahanna, accompanied by a recapitalization. The net assets of Vahanna will be stated at historical cost, with no goodwill or other intangible assets recorded.

Roadzen has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•

Roadzen’s existing equityholders will have the greatest voting interest in the combined entity after giving effect to the merger under the no redemption and maximum redemption scenarios with over 70.0% voting interest in the No Redemption Scenario and 92.1% voting interest in the Maximum Redemption Scenario, in each case;

•	After giving effect to the merger, the largest individual minority shareholder of the combined entity will be an existing stockholder of Roadzen;

•	Roadzen’s existing directors and individuals designed by existing Roadzen stockholders will represent the majority of the New Roadzen board of directors;

•	Roadzen’s senior management will be the senior management of New Roadzen; and

•	Roadzen is the larger entity based on historical revenue and has the larger employee base.

Other factors were considered, including the purpose and intent of the merger, noting that the preponderance of evidence as described above is indicative that Roadzen is the accounting acquirer in the merger.

PUBLIC TRADING MARKETS

Vahanna’s units, Class A Ordinary Shares and public warrants are publicly traded on Nasdaq under the symbols “VHNAU”, “VHNA” and “VHNAW”, respectively. New Roadzen intends to apply to list the New Roadzen Ordinary Shares and New Roadzen Public Warrants on Nasdaq under the symbols “RDZN” and “RDZNW”, respectively, upon the closing of the merger. Vahanna will not have units traded following the closing of the merger.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Vahanna or Roadzen. Such information can be found elsewhere in this proxy statement/prospectus.

Effects of the Merger

As a result of the merger, Merger Sub will merge with and into Roadzen, with Roadzen surviving the merger as a wholly owned subsidiary of Vahanna. The certificate of incorporation attached to the certificate of merger set forth in Exhibit G to the merger agreement will be the certificate of incorporation of the surviving company, Roadzen. The amended and restated memorandum and articles of association of Vahanna (or the Proposed Charter) will be in the form as set forth in Exhibit J to the merger agreement.

Merger Consideration

Under the terms of the merger agreement, immediately prior to the Effective Time, each share of Roadzen Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into a number of shares of Existing Roadzen Common Stock in accordance with the Roadzen charter (the “Roadzen Preferred Conversion”).

At the Effective Time, each outstanding share of Existing Roadzen Common Stock (on a fully diluted basis, including common stock held by prior owners of Roadzen Preferred Stock and shares underlying Roadzen RSUs, Roadzen Additional Securities), in each case, other than shares owned by Roadzen as treasury stock and dissenting shares, will be cancelled and converted into the right to receive (x) the number of New Roadzen Ordinary Shares in a ratio (the “Exchange Ratio”) equal to: (a)(i) $683,000,000 divided by (ii) $10.00 divided by (b) the total number of shares of Existing Roadzen Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted basis (including the number of Existing Roadzen Common Stock issued or issuable upon the Roadzen Preferred Conversion and the shares underlying Roadzen RSUs, Roadzen Additional Securities). A portion of the New Roadzen Ordinary Shares comprising the merger consideration will be reserved for issuance upon the vesting, settlement, exercise or conversion of New Roadzen RSUs and New Roadzen Assumed Additional Securities. Any resulting fractional New Roadzen Ordinary Shares will instead be rounded to the nearest whole share.

Closing and Effective Time of the Merger

The closing of the merger will take place at 11:00 a.m., New York time, (i) at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166 or (ii) by electronic exchange of executed documents, on the date which is three (3) business days after the first date on which all of the closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver thereof) or such other time and place as Vahanna and Roadzen may mutually agree. See the section titled “The Merger Agreement — Conditions to the Merger” for a more complete description of the conditions that must be satisfied prior to closing.

On the date of the closing Vahanna, Merger Sub and Roadzen will effect the merger by filing a certificate of merger with the Secretary of State of the State of Delaware, and the merger will become effective at the time the certificate of merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by Vahanna, Merger Sub and Roadzen in writing and specified in such certificate of merger in accordance with the relevant provisions of the DGCL. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the “Effective Time.”

As of the date of this proxy statement/prospectus, the parties expect that the merger will be effective during the second quarter of 2023. However, there can be no assurance as to when or if the merger will occur.

If the merger is not completed by August 26, 2023 (the “termination date”) (subject to certain extensions required as a result of delays related to obtaining consents or approvals from government authorities or the Nasdaq), the merger agreement may be terminated by either Vahanna or Roadzen unless the parties mutually agree to extend the termination date. A party may not terminate the merger agreement pursuant to the provision described in this paragraph if the failure of the closing to occur by the termination date is due primarily to the failure of the party seeking to terminate the merger agreement to fulfil any obligations of such party set forth in the merger agreement. See the section titled “The Merger Agreement — Termination”.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. Roadzen has agreed that, from and after the date of the merger agreement until the earlier of its closing or termination, it shall, and shall cause its subsidiaries to, except as set forth in the merger agreement, but only to the extent reasonable and prudent in light of the business of Roadzen and its subsidiaries (collectively “the Group Companies”) and, where applicable, the circumstances giving rise to COVID-19 Changes (as defined in the merger agreement), operate their respective business in the ordinary course and use commercially reasonable efforts to maintain and preserve intact the business and goodwill of the Group Companies.

In addition to the general covenants above, Roadzen has agreed that from and after the date of the merger agreement until the earlier of its closing or termination, subject to specified exceptions set forth in the merger agreement, it shall not, and shall cause its subsidiaries not to, without the written consent of Vahanna (which may not be unreasonably withheld, conditioned or delayed):

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declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of any Group Company’s equity securities, or repurchase, redeem, or otherwise acquire, any outstanding equity securities of any Group Company;

•

acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof if such transaction would require the financial statements of the acquired, merged or consolidated entity to be included in this proxy statement/prospectus; provided that, among other things, Roadzen survives any such acquisition, merger or consolidation;

•

adopt any amendments, supplements, restatements or modifications to or otherwise terminate any Group Company’s governing documents or the Company Shareholder Agreements (as defined in the merger agreement);

•

(A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties of the Group Companies (including any material intellectual property); (B) create, subject or incur any lien on any material assets or properties of the Group Companies; or (C) disclose any trade secrets of the Group Companies or any source code;

•

(A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien, (1) any equity securities of any Group Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any equity securities of any Group Company, or (B) adjust, split, combine or reclassify any equity securities of any Group Company or other rights exercisable therefor or convertible into;

•

incur, create or assume any indebtedness for borrowed money except pursuant to agreements existing as of the execution date, other than pursuant to (A) existing contracts and (B) indebtedness not exceeding $5,000,000 in the aggregate;

•	enter into, amend, modify, extend renew or terminate (A) any material contract or real property lease or (B) waive any material benefit or right under any material contract or real property lease.

•	make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any person;

•

except as required by any disclosed Company Plan (as defined in the merger agreement) of the Group Companies, (A) adopt, enter into, materially amend or materially modify or terminate any material Company Plan (as defined in the merger agreement), (B) decrease, increase or agree to increase the compensation or benefits payable to, or grant any new compensation or benefits payable to, any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies whose annual base compensation is less than $300,000, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment (including the vesting of any equity or equity-based award) or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Group Companies, (D) hire or engage or transfer or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer, employee, individual independent contractor or other service provider of the Group Companies whose annual base compensation exceeds or would exceed $250,000, (E) amend, modify, negotiate, adopt, enter into, extend, renew or terminate any collective bargaining agreement or other contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group, (F) recognize or certify any labor organization, works council, labor union or group of employees of the Group Companies as the bargaining representative for any employees of a Group Company, (G) implement, engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions outside of the ordinary course of business or that could implicate the Worker Adjustment Retraining and Notification Act of 1988, (H) with respect to a Group Company or any workers, implement, engage in or announce any employee layoffs, furloughs, reductions in force, redundancies, reductions in compensation, hours or benefits, work schedule changes or similar actions, or (I) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies;

•

make, change or revoke any material election concerning taxes, adopt or change any accounting method concerning taxes, change any tax accounting period, materially amend any material tax return, enter into any material tax closing agreement, settle or surrender any material tax proceeding, fail to pay any material tax when due (including any material estimated Tax payments (as defined in the merger agreement)), or claim any Tax credits under Section 2301 of the Cares Act, enter into any Tax sharing, Tax allocation or Tax indemnity agreement or surrender any right to claim any refund of a material amount of Taxes;

•	take any action or knowingly fail to take any action that would reasonably prevent or impede the Intended Tax Treatment (as defined in the merger agreement);

•	change any member of the Group Companies’ methods of accounting or accounting practices, except as required by GAAP;

•

(A) enter into any settlement, conciliation or similar contract, in respect of a proceeding (1) the performance of which involves or could reasonably involve at any point in the future the payment by the Group Companies (or Vahanna or any of its affiliates after the closing) in excess of $250,000 in the aggregate (determined net of any insurance coverage), (2) that imposes, or could reasonably impose at any point in the future, any non-monetary obligations (including injunctive relief) on any Group Company (or Vahanna or any of its affiliates after the closing), (3) that involves any criminal misconduct or any admission or wrongdoing or other misconduct by any Group Company (or Vahanna or any of its affiliates after the closing), or (4) that is brought by or on behalf of any Pre-Closing Holder or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration;

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of the Group Companies;

•

with respect to a Group Company, commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than those capital expenditures in the aggregate contemplated by the Group Companies’ capital expenditure budget or unbudgeted capital expenditures not to exceed 10% of the current aggregate capital expenditure budget;

•

other than with respect to any Company Plan in the ordinary course of business, change any insurance policy or plan of a Group Company in effect as of the date of the merger agreement or allow such policy or plan to lapse, in each case without using commercially reasonable efforts to obtain a reasonable replacement thereof;

•	enter into, amend, waive or terminate any Pre-Closing Holder related party transactions;

•

(A) change in any material respect any cash management practices and policies or practices regarding the collection of accounts receivable, the payment of accounts payable, establishment of reserves for uncollectible accounts or otherwise seek to generate revenue outside the ordinary course of business, (B) accelerate the collection of accounts receivables or defer any accounts payable, outside the ordinary course of business, (C) change, modify, or write-off as uncollectible any notes or accounts receivable of the Group Companies, or (D) take any other material action outside the ordinary course of business with respect to the working capital of the Group Companies;

•	with respect to any Group Company, amend, modify terminate or waive any right under any material contract of such Group Company; or

•	enter into any contract to take any of the actions set forth under the foregoing.

Vahanna has agreed to a more limited set of restrictions on its business prior to the Effective Time. Specifically, Vahanna has agreed that except as expressly contemplated or permitted by the merger agreement or as required by law and subject to certain specified exceptions, it shall not, without the written consent of Roadzen (which may not be unreasonably withheld, conditioned or delayed):

•	adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Existing Agreement or the governing documents of any Vahanna subsidiaries or form any subsidiary;

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of Vahanna or any of its subsidiaries, or repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of Vahanna or any of its affiliates;

•

split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

•

incur, create or assume any indebtedness for borrowed money, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Vahanna, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than the Working

Capital Loans, which Working Capital Loans shall be repaid by Vahanna, 50% in cash and 50% in Conversion Warrants, at or prior to the Closing;

•	make any loans, advances to, or capital contributions in, any other person (other than to, or in, Vahanna or any of its subsidiaries);

•

except for the issuance of any Vahanna Warrants (as defined in the merger agreement) upon the conversion of any working capital loans as, transfer, issue, sell, grant, directly or indirectly dispose of, or subject to a lien, (1) any equity securities of Vahanna or any of its subsidiaries or (2) any options, warrants, stock appreciation rights, rights of conversion or other rights, agreements, arrangements or commitments to issue any equity securities of Vahanna or its subsidiaries;

•

(A) merge, consolidate, combine or amalgamate with any person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof;

•

make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any person, other than the reimbursement of expenses of employees in the ordinary course of business, or pursuant to obligations under existing contracts;

•

enter into, renew, modify or revise in any respect, any transaction or contract with an affiliate of Vahanna (including, for the avoidance of doubt, the Sponsor), other than in connection with any working capital loans;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•

take any action or knowingly fail to take any action where such action or failure to act was intended to, and would reasonably be expected to prevent or impede the Intended Tax Treatment (as defined in the merger agreement);

•	commence or settle any material proceeding, excluding any proceeding arising out of the merger agreement, any ancillary document or the transactions contemplated hereby or thereby;

•

take any action that would reasonably be expected to significantly delay or impair (A) the timely filing of any of its public filings with the SEC, (B) its compliance in all material respects with applicable securities laws or (C) the listing of the New Roadzen Ordinary Shares on Nasdaq; or

•	enter into any contract to take any of the actions set forth under the foregoing.

Efforts to Consummate, HSR Act and Regulatory Approvals. Each of Vahanna and Roadzen have agreed to use its reasonable best efforts to take all action to consummate and make effective the transactions contemplated by the merger agreement and to use reasonable best efforts to obtain consents of all governmental entities necessary to consummate the transactions contemplated by the merger agreement and ancillary documents thereto.

Vahanna and Roadzen have agreed to (i) make an appropriate filing or take any required actions pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement within ten (10) business days after the date of the merger agreement and (ii) respond as promptly as practicable to any requests by any governmental entity for additional information and documentary material that may be requested pursuant to the HSR Act. Vahanna and Roadzen also agreed to promptly inform each other of any material communication each has with any governmental entity regarding any of the transactions contemplated by the merger agreement. Vahanna and Roadzen and their respective affiliates also agreed not to extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any governmental entity not to consummate the transactions contemplated by the merger agreement, except with the prior written consent of Vahanna and Roadzen. Vahanna agreed to take all actions required by any governmental entity in connection with the filing pursuant to the HSR Act to expeditiously consummate the transactions contemplated by the merger agreement, including to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements.

In addition, from and after the date of the merger agreement until the earlier of its closing or termination, Vahanna and Roadzen agreed to give each other’s counsel a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any governmental entity relating to the transactions contemplated by the merger agreement. Vahanna and Roadzen have agreed to not participate in any substantive meeting or discussion, either in person or by telephone with any governmental entity in connection with the transactions contemplated by the merger agreement unless they consult with one another in advance and, to the extent reasonably practicable and not prohibited by such governmental entity, give each other the opportunity to attend and participate in such meeting or discussion.

Roadzen also has agreed to use commercially reasonable efforts to obtain, prior to the closing of the merger agreement, written consents, in form and substance reasonably acceptable to Vahanna, from certain persons set forth on the disclosure schedules to the merger agreement delivered to Vahanna by Roadzen (the “Company Schedules”).

Preparation of Registration Statement / Proxy Statement. Vahanna has agreed to, as promptly as practicable after the date of the merger agreement, with the assistance of Roadzen, to prepare and file with the SEC, the registration statement of which this proxy statement/prospectus forms a part to be used for the purpose of soliciting proxies from the shareholders of Vahanna at the Vahanna Special Meeting to adopt and approve the transactions contemplated by the merger agreement, in which Vahanna shall (a) provide the shareholders of Vahanna with the opportunity to redeem the Vahanna ordinary shares, (b) solicit proxies from the shareholders of Vahanna to vote at the Vahanna Special Meeting in favor of the transaction proposals set forth in this proxy statement/prospectus, (c) register under the Securities Act the New Roadzen Ordinary Shares to be issued in connection with the transactions contemplated by the merger agreement and ancillary documents thereto and (d) file with the SEC financial and other information about the transactions contemplated by the merger agreement. Vahanna has agreed to give Roadzen and its counsel reasonable opportunity to review, comment on and approve in writing each of the preliminary and final proxy statement/prospectus and any amendment or supplement thereto prior to its filing with the SEC. Vahanna shall not file any such documents with the SEC without the prior written consent of Roadzen. Vahanna has agreed to use commercially reasonable efforts to: (i) have this proxy statement/prospectus declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; (ii) keep the proxy statement/prospectus effective through the closing in order to permit the consummation of the transactions contemplated by the merger agreement; and, (iii) promptly respond to any comments, requests to amend or requests for additional information with respect to this proxy statement/prospectus by the SEC. Vahanna shall file the definitive proxy statement/prospectus with the SEC and cause the proxy statement/prospectus to be mailed to its shareholders of record, as of the record date to be established by the board of directors of Vahanna, as promptly as practicable following the earlier to occur of: (Y) in the event the proxy statement/prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (Z) in the event the proxy statement/ prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC.

Without limiting the generality of the foregoing (1) Vahanna and Merger Sub (the “Vahanna Parties”) have also agreed not to, have or participate in any substantive meetings or other substantive discussions with any governmental entity or Nasdaq regarding the proxy statement/prospectus without first consulting with Roadzen and providing Roadzen the opportunity to participate in such meetings or discussion and (2) Roadzen has agreed not to have or participate in any substantive meetings or other substantive discussions with any governmental entity or Nasdaq regarding the proxy statement/prospectus without first consulting with Vahanna and providing

Vahanna the opportunity to participate in such meetings or discussions. Each of the parties to the merger agreement have agreed to use reasonable best efforts to ensure that none of the information related to it or any of its representatives, supplied by or on its behalf for inclusion or incorporation by reference in the proxy statement/ prospectus will, at the time it is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Vahanna Party Approvals. Vahanna has agreed to, as promptly as practicable after the proxy statement/ prospectus is declared effective under the Securities Act and, in any event within thirty (30) days of its effectiveness, to (i) give notice of and (ii) convene and hold the Vahanna Special Meeting, for the purposes of obtaining the shareholder approvals of the proposals contained in this proxy statement/prospectus. Vahanna has agreed to, through its board of directors, recommend to its shareholders the: (A) adoption and approval of the merger agreement and the transactions contemplated hereby (including the merger); (B) adoption and approval of the Domestication and Interim Charter in accordance with applicable law and regulations (to the extent required pursuant to Section 2.6 of the merger agreement), (C) approval of the issuance of the New Roadzen Ordinary Shares constituting the Total Merger Consideration pursuant to the merger agreement and applicable Nasdaq listing rules; (D) adoption and approval of the Incentive Plan, in a form and substance reasonably acceptable to Vahanna and Roadzen; (E) adoption and approval of the ESPP, in a form and substance reasonably acceptable to Vahanna and Roadzen; (F) adoption and approval of the Proposed Charter; (G) adoption and approval of the Proposed Delaware Charter; (H) adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the proxy statement/ prospectus or in correspondence related thereto, and of any other proposals reasonably agreed by Vahanna and Roadzen as necessary or appropriate in connection with the consummation of the transactions contemplated by the merger agreement and ancillary documents thereto; and (I) adjournment of the Vahanna Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing. Vahanna has agreed to use its reasonable best efforts to obtain the approval of the foregoing proposals at the Vahanna Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable law for the purpose of seeking the approval of the foregoing. Vahanna has agreed to, as promptly as practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective under the Securities Act and, in any event within thirty (30) days of its effectiveness, to (i) give notice of and (ii) convene and hold the Vahanna Special Meeting, for the purposes of obtaining the shareholder approvals of the proposals contained in this proxy statement/prospectus. Vahanna has agreed to, through its board of directors, recommend to its shareholders the (A) the approval of the adoption and approval of the merger agreement and the transactions contemplated thereby and to include such recommendation in this proxy statement/prospectus; (B) approval of the merger; (C) approval of the issuance of the merger consideration; (D) adoption and approval of the incentive plans in the forms attached as exhibits to the merger agreement; (E) adoption and approval of amendments to the governing documents of Vahanna; (F) adoption and approval of any other proposals as either the SEC or Nasdaq may indicate are necessary in its comments to this proxy statement/prospectus or in correspondence related thereto, and of any other proposals reasonably agreed by Vahanna and Roadzen as necessary or appropriate in connection with the consummation of the transactions contemplated by the merger agreement and ancillary documents thereto; and (G) adjournment of the Vahanna Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals. Vahanna has agreed to use its reasonable best efforts to obtain the approval of the foregoing proposals at the Vahanna Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable law for the purpose of seeking the approval of the foregoing.

As promptly as practicable after this proxy statement/prospectus is declared effective under the Securities Act and, in any event within five (5) days of its effectiveness, Vahanna has agreed to take all actions necessary to obtain, and deliver as promptly as practicable thereafter to Roadzen, the approval of Vahanna, in its capacity as the sole stockholder of Merger Sub, of the merger agreement and ancillary documents thereto and the transactions contemplated therein.

Roadzen Consent. Roadzen has agreed to, as promptly as practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective under the Securities Act and, in any event within five (5) business days of its effectiveness, (a) cause to be mailed to each Pre-Closing Holder a notice, which shall include copies of the merger agreement, a consent solicitation statement, the proposed form of written consents approving the merger agreement and ancillary documents thereto in the form set forth as an exhibit to the merger agreement (the “Written Consents”), and, as applicable, a letter of transmittal (the “Company Stockholder Package”), stating (i) unless the board of directors has changed its recommendation in accordance with the merger agreement, that the board of directors of Roadzen recommends that each Pre-Closing Holder approve the Merger by execution of such Written Consents and (ii) the timeline for returning executed copies of such documents included as part of the Company Stockholder Package and (b) take all actions necessary to obtain a Written Consents from the Pre-Closing Holders, who, collectively, hold a the requisite number of shares of Existing Roadzen Common Stock and Roadzen Preferred Stock to consent to the actions thereto, in accordance with Section 228(a) and 251(c) of the DGCL, Roadzen’s governing documents and Roadzen’s stockholders agreement, prior to the closing. Roadzen has agreed to take all actions necessary pursuant to its governing documents and the stockholder agreements to provide all required notices to the Pre-Closing Holders entitled thereto in connection with obtaining the required approval of Roadzen stockholders, including notice of the conversion of the Roadzen Preferred Stock designated in Roadzen’s charter pursuant to the written consent of the holders. Upon receipt of the Written Consents, Roadzen has agreed to promptly deliver a copy thereof to Vahanna within five business days of the effectiveness of the registration statement of which this proxy statement/prospectus is a part.

Exclusive Dealing. Roadzen has agreed that from the date of the merger agreement until the earlier of its closing or termination, it shall not, directly or indirectly: (i) accept, initiate, respond to, encourage, solicit, negotiate, provide information with respect to or discuss other offers for the direct or indirect sale, merger, transfer, IPO, debt or equity refinancing or recapitalization of a Group Company, or any securities, business, properties or assets of a Group Company, in each case, that would require Roadzen to abandon the transactions contemplated hereby (each such transaction prohibited by this sentence, an “Acquisition Proposal”); (ii) furnish or disclose any non-public information of the Group Companies to any Person in connection with, or that would reasonably be expected to lead to, an Acquisition Proposal; (iii) issue or execute any contract, indication of interest, memorandum of understanding, letter of intent, or any other similar agreement with respect to an Acquisition Proposal; (iv) commence, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way in connection with an Acquisition Proposal; (v) commence, continue or renew any due diligence investigation regarding an Acquisition Proposal; (vi) prepare, or take any steps in connection with, a public offering of any equity securities of any Group Company (or any successor to or parent company of any Group Company); or (vii) otherwise cooperate in any way with, or assist or participate in, or facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this provision or further an Acquisition Proposal; provided, that the these restrictions allow for a customary “fiduciary out” with respect to the Roadzen board of directors’ ability to change its recommendation with respect to the proposed; provided, further, that Roadzen (to the extent lawful and reasonably practicable) shall first provide Vahanna at least forty-eight (48) hours prior written notice of any such change in recommendation. Roadzen also agreed to (A) notify Vahanna promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any request for non-public information of, or an Acquisition Proposal for, it or any other Group Company, and to describe the terms and conditions of any such request or Acquisition Proposal in reasonable detail (including the identity of the persons making such Acquisition Proposal), (B) keep Vahanna reasonably informed on a reasonably current basis of any modifications to such request, offer or information and (C) not (and to cause its representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such persons.

Roadzen has further agreed (A) not to execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement with respect to an Acquisition Proposal, (B) to remain subject to the terms of the merger agreement, including taking all actions necessary to cause the Written Consents to be duly executed and delivered and (C) not to release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal, and, with respect to any Acquisition Proposal involving the sale of more than 50% of the voting securities of Roadzen or 50% or more the consolidated net revenue, net income or assets of Roadzen.

From the date of the merger agreement until the earlier of its closing or termination, the Vahanna Parties have agreed not to, directly and indirectly: (i) accept, initiate, respond to, knowingly encourage, solicit, negotiate, provide information with respect to or discuss other offers with respect to any merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or similar business combination with any person (each, a “Vahanna Proposal”), (ii) issue or execute any contract, indication of interest, memorandum of understanding, letter of intent, or any other similar agreement with respect to a Vahanna Proposal, (iii) commence, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way in connection with a Vahanna Proposal, or (iv) commence, continue or renew any due diligence investigation regarding a Vahanna Proposal. Vahanna further agreed to (A) notify Roadzen promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Vahanna Proposal that it receives and to describe the terms and conditions of any such Vahanna Proposal in reasonable detail (including the identity of the persons making such Vahanna Proposal), (B) keep Roadzen reasonably informed on a reasonably current basis of any modifications to such offer or information and (C) not (and to cause its representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such persons.

Vahanna further agreed (A) not to enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Vahanna Proposal or terminate the merger agreement in connection therewith and (B) to remain subject to the terms of the merger agreement, including to use reasonable best efforts to obtain the approval of the proposals included in this proxy statement/prospectus at the Vahanna Special Meeting.

Indemnification and Directors’ and Officers’ Insurance. From and after the Effective Time, Vahanna has agreed that (i) all rights to indemnification or exculpation now existing in favor of (x) the present and former directors and officers of each Group Company and (y) the present and former directors and officers of Vahanna and each of its Subsidiaries, in each case, as provided in their respective governing documents or otherwise in effect as of the date of the merger agreement, and in either case, solely with respect to any matters occurring on or prior to the closing, shall survive the transactions contemplated by the merger agreement and shall continue in full force and effect from and after the closing for a period of six (6) years, and (ii) the Group Companies and Vahanna and its Subsidiaries, as applicable, will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. During such six (6) year period, the Group Companies and Vahanna and its Subsidiaries, as applicable, shall advance expenses in connection with such indemnification as provided in such party’s governing documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the governing documents of the Group Companies or Vahanna Parties shall not, during such six (6) year period, be amended, repealed or otherwise modified after the closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of, or prior to, the closing, were directors or officers of any Group Company or Vahanna Party to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to closing and relating to the fact that any such individual was a director or officer of any Group Company or Vahanna Party prior to the closing, unless such amendment, repeal or other modification is required by applicable law.

In addition, Roadzen has agreed to cause the Group Companies to purchase, at or prior to the closing, and New Roadzen shall cause the Group Companies to maintain in effect for a period of six (6) years after the date of the closing, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of the merger agreement. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as the coverage provided under the Group

Companies’ directors’ and officers’ liability insurance policies as of the date of the merger agreement; provided that the Group Companies shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Group Companies prior to the date of the merger agreement and, in such event, the Group Companies shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of the merger agreement.

Furthermore, Vahanna has agreed to purchase, at or prior to the closing, and New Roadzen shall maintain in effect for a period of six (6) years after the date of the closing, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are currently covered by any comparable insurance policies of Vahanna as of the date of the merger agreement. Such “tail” policy will provide the same or substantially similar coverage as agreed to for such tail policy by Vahanna in connection with its initial public offering; provided that Vahanna will not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Group Companies prior to the date of the merger agreement.

Other Covenants and Agreements. The merger agreement contains other covenants and agreements, including covenants related to:

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Roadzen and Vahanna providing, subject to certain specified restrictions and conditions, to the other party and its respective representatives reasonable access to Roadzen’s and Vahanna’s (as applicable) and its subsidiary’s properties, records, systems, contracts and commitments;

•	Roadzen waiving claims to the Trust Account in the event that the merger does not consummate;

•	Roadzen and Vahanna agreeing to take all actions necessary or appropriate to cause certain appointments to the Vahanna board of directors;

•	Roadzen and Vahanna cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

•	Vahanna making certain disbursements from the Trust Account;

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Vahanna keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws and using its commercially reasonable efforts to maintain the listing of the Vahanna units, Class A Ordinary Shares and the Vahanna Warrants on Nasdaq;

•	Roadzen taking all reasonable best efforts to cause certain affiliate agreements to be terminated at or prior to the closing;

•	agreement relating to the intended tax treatment of the transactions contemplated by the merger agreement;

•	confidentiality and publicity relating to the merger agreement and the transactions contemplated thereby:

•	Roadzen using reasonable best efforts to cause the Pre-Closing Holders to enter into Lock-Up Agreements;

•	Roadzen using reasonable best efforts to cause to be paid off or otherwise convert the Roadzen Additional Securities prior to the Effective Time; and

•	Roadzen appointing a Holder Representative to act on behalf of the Roadzen Pre-Closing Holders (as described in greater detail below).

Representations and Warranties

The merger agreement contains representations and warranties made by Roadzen to Vahanna relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing and corporate power;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	financial statements;

•	absence of undisclosed liabilities;

•	consents and requisite governmental approvals;

•	permits;

•	material contracts;

•	absence of a material adverse effect and absence of certain other changes;

•	litigation;

•	legal proceedings and absence of governmental orders;

•	compliance with applicable law;

•	employee plans;

•	environmental matters;

•	intellectual property and information technology systems;

•	labor matters;

•	insurance;

•	tax matters;

•	brokers;

•	real and personal property;

•	transactions with affiliates;

•	material customers and suppliers;

•	data privacy and security requirements;

•	compliance with international trade and anti-corruption laws;

•	compliance with applicable food and seed laws

•	accuracy of Roadzen’s information provided in this proxy statement/prospectus; and

•	investigation of business.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to Roadzen means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets, or results of operations of the Group Companies, taken as a whole, or (b) the ability of any Group Company to timely perform any of its or their respective covenants or obligations under the merger agreement or any ancillary document thereto or to consummate the transactions contemplated by the merger agreement or any ancillary document; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect, development or occurrence arising from or related to (i) conditions affecting the United States or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, (iii) changes in conditions of the financial, banking or securities markets generally, (iv) changes in any applicable Laws or GAAP first publicly announced or enacted after the date of the merger agreement, (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement or pendency or consummation of the transactions contemplated by the merger agreement (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 of the merger agreement (consents and requisite governmental approvals) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the merger agreement or certain closing conditions to the extent it relates to such representations and warranties), (vii) the taking of any action expressly required to be taken by the terms and conditions of the merger agreement by Roadzen (other than as set forth in the covenants relating to conduct of business), (viii) any failure, in and of itself, by the Group Companies to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of the merger agreement (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii)), (ix) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, act of God, epidemic, disease outbreak, pandemic (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergency, widespread occurrence of infectious disease or other comparable events, or (x) any loss of customers, suppliers, orders, contracts or other business relationships resulting from, or in connection with, COVID-19; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) and clause (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect, development or occurrence has a disproportionate effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in the geographies in which the Group Companies operate.

The merger agreement also contains representations and warranties made by Vahanna and Merger Sub to Roadzen relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing and corporate power;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	consents and requisite government approvals;

•	brokers;

•	financing;

•	information supplied;

•	capitalization;

•	proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley certifications;

•	trust account;

•	litigation and proceedings;

•	compliance with laws; permits;

•	internal controls; listing; financial statements;

•	absence of undisclosed liabilities;

•	tax matters;

•	business activities;

•	board approval; stockholder vote;

•	certain contracts; and

•	investigation of business.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to Vahanna means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of a Vahanna Party to timely consummate the transactions contemplated by the merger agreement or any ancillary document; provided, however, none of the following shall be taken into account in determining whether a material adverse effect with respect to Vahanna has occurred or is reasonably expected to occur: (a) changes in any applicable laws or GAAP first publicly announced or enacted after the date of the merger agreement; (b) any change, event, effect, development or occurrence that is generally applicable to special purpose acquisition companies and/or blank check companies first publicly announced or enacted after the execution date of the merger agreement; (c) conditions affecting the United States or the global economy generally; (d) any national or international political or social conditions in the United States or any other country; (e) changes in conditions of the financial, banking or securities markets generally; or (f) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, act of God, epidemic, disease outbreak, pandemic (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergency, widespread occurrence of infectious disease or other comparable events.

The representations and warranties in the merger agreement shall not survive the Effective Time and, as described below under “— Termination,” if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless (i) a party willfully and materially breached the merger agreement or (ii) fraud.

This summary and the copy of the merger agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties by Vahanna and Roadzen, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Vahanna, Roadzen or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures.

Conditions to the Merger

Conditions to Each Party’s Obligations. The respective obligations of each of Roadzen and Vahanna to consummate the transactions contemplated by the merger agreement are subject to the satisfaction, or waiver, of the following conditions:

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the applicable waiting period under the HSR Act in respect of the transactions contemplated by the merger agreement and the ancillary documents thereto and any agreement with any governmental entity not to consummate the transactions contemplated by the merger agreement and the ancillary documents, shall have expired, been terminated or obtained;

•

there shall not be in effect, threatened or pending any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the merger agreement and the ancillary documents thereto;

•

the registration statement of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order or threat thereof from the SEC;

•	the New Roadzen Ordinary Shares to be issued pursuant to the merger agreement shall be listed on Nasdaq upon the closing and shall otherwise satisfy the applicable listing requirements;

•	Vahanna Shareholder Approval shall have been obtained and remain in full force and effect;

•	the approval by the Roadzen stockholders of the Business Combination Proposal shall have been obtained and remain in full force and effect;

•	the Minimum Cash Condition;

•	Vahanna shall have at least $5,000,001 of net tangible assets following the exercise of the redemption of Class A Ordinary Shares (as defined below) in accordance with Vahanna’s governing documents;

•	the consummation of the Domestication, if applicable; and

•	the consummation of Roadzen’s acquisitions of Global Insurance Management and National Automobile Club.

Conditions to Obligations of Vahanna Parties. The obligation of the Vahanna Parties to complete the merger is also subject to the satisfaction, or waiver by Vahanna, of the following conditions:

•	the accuracy of the representations and warranties of Roadzen as of the date of the merger agreement and as of the date of the closing of the merger (subject to customary materiality qualifiers);

•	each of the covenants of Roadzen to be performed or complied with at or prior to the closing shall have been performed or complied with in all material respects;

•	no material adverse effect with respect to Roadzen shall have occurred which is continuing and uncured;

•

the receipt by Vahanna of, among other required deliverables: (i) a certificate signed by an officer of Roadzen certifying that the three preceding conditions have been satisfied; (ii) good standing certificates; (iii) a copy of the duly executed exchange agent agreement; and (iv) duly executed copies of the Lock-Up Agreements from Pre-Closing Holders;

•	Roadzen’s board shall have obtained Company Conversion Consents as defined in the merger agreement;

•	evidence, in form and substance reasonably satisfactory to Vahanna that all equity rights to Roadzen’s subsidiaries have been terminated;

•	the conversion of the Roadzen Preferred Stock shall have occurred;

•	Roadzen obtaining certain scheduled consents and taking certain scheduled actions prior to the closing; and

•	Roadzen having effectuated awards of Roadzen RSUs in an amount not to exceed 14.5% of the fully diluted equity securities of Roadzen immediately prior to the closing.

Conditions to Obligations of Roadzen. The obligation of Roadzen to complete the merger is also subject to the satisfaction or waiver by Roadzen of the following conditions:

•	the accuracy of the representations and warranties of Vahanna as of the date of the merger agreement and as of the date of the closing of the merger (subject to customary materiality qualifiers);

•	each of the covenants of Vahanna to be performed or complied with at or prior to the closing shall have been performed or complied with in all material respects;

•	there shall not have occurred any amendment or modification to the waiver agreement, other than as consented to in writing by Roadzen; and

•

the receipt by Roadzen of, among other required deliverables: (i) a certificate signed by an officer of Vahanna certifying that the first two preceding conditions have been satisfied; (ii) good standing certificates; (iii) a copy of the duly executed exchange agent agreement; (iv) evidence that the Amended and Restated Charter of Vahanna in the form included in Exhibit J attached to the merger agreement has been registered by the Registrar of Corporate Affairs in the BVI; and (v) duly executed copies of the Lock-Up Agreements from Pre-Closing Holders.

Termination

Mutual termination rights. The merger agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing:

•	by written consent of Roadzen and Vahanna;

•

by written notice from either Roadzen or Vahanna to the other if the Vahanna Special Meeting has been held (including any adjournment or postponement thereof), has concluded, Vahanna’s shareholders have duly voted, and the approval of the merger agreement and the transactions contemplated thereby are not obtained;

•

by written notice from either Roadzen or Vahanna to the other if the closing has not occurred on or prior to August 26, 2023 (subject to a two-month extension as a result in delays in obtaining necessary regulatory or stock exchange approvals) for any reason other than delay and/or nonperformance of the party seeking such termination; or

•

by written notice from either Roadzen or Vahanna to the other if a governmental authority has issued an order or taken an action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement or any ancillary document and such order has become final and nonappealable; or

•

by either Vahanna or Roadzen if the Vahanna Special Meeting has been held (including any adjournment or postponement thereof) and has concluded, Vahanna’s shareholders have duly voted, and the Vahanna Shareholder Approval was not obtained.

Roadzen termination rights. The merger agreement may be terminated and the transactions contemplated thereby abandoned if prior to the closing, by written notice to Vahanna from Roadzen, Roadzen is not in breach of the closing conditions applicable to it in the merger agreement and if the representations and warranties of either of Vahanna or Merger Sub are not true and correct or if either of Vahanna or Merger Sub has failed to perform any covenant or agreement to be performed by Vahanna or Merger Sub, as applicable, in such a way that the conditions to closing in the merger agreement would not be satisfied and such breach or breaches are not or cannot be cured before the earlier of (i) thirty (30) days after written notice of any such breach is delivered to Vahanna and (ii) August 26, 2023 (subject to a two-month extension as a result in delays in obtaining necessary regulatory or stock exchange approvals).

Vahanna termination rights. The merger agreement may be terminated and the transactions contemplated thereby abandoned:

•

by written notice to Roadzen from Vahanna, if neither Vahanna nor Merger Sub is in breach of the closing conditions applicable to Vahanna in the merger agreement and if the representations and warranties of Roadzen are not true and correct or if Roadzen has failed to perform any covenant or agreement to be performed by Roadzen in such a way that the conditions to closing in the merger agreement would not be satisfied and such breach or breaches are not or cannot be cured before the earlier of (i) thirty (30) days after written notice of any such breach is delivered to Roadzen and

(ii) August 26, 2023 (subject to a two-month extension as a result in delays in obtaining necessary regulatory or stock exchange approvals); or

•

if the Written Consent and Company Conversion Consents are not received by Roadzen within five (5) business days after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC.

Effect of Termination

With the exceptions provided by the merger agreement, if the agreement is validly terminated, it will become void without any termination fee payable or any other liability on the part of any of the parties. Notwithstanding the foregoing, the termination of the merger agreement shall not affect any liability on the part of any party for (i) a willful and material breach of any covenant or agreement set forth in the merger agreement prior to such termination or (ii) fraud. However, the confidentiality, Trust Account waiver, fees and expenses and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement.

Amendments

The merger agreement may only be amended or modified by a written agreement executed and delivered by duly authorized officers of Vahanna (prior to the closing) or the Sponsor (after the closing), on the one hand, and Roadzen, on the other hand and will otherwise be void, ab initio.

Remedies

The parties to the merger agreement agree that they shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of provisions thereof prior to valid termination of the merger agreement, without posting a bond or undertaking and without proof of damages, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties have agreed not to oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of the merger agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Stock Market Listing

Application will be made by Vahanna to have the New Roadzen Ordinary Shares to be issued in the merger approved for listing on Nasdaq, which is the principal trading market for existing Class A Ordinary Shares. It is a condition to both parties’ obligation to complete the merger that such approval is obtained.

Fees and Expenses

Except as otherwise set forth in the merger agreement, all fees and expenses incurred in connection with the merger agreement, the ancillary documents thereto and the transactions contemplated thereby, including the fees and disbursements of a party’s representatives, will be paid by the party incurring such fees or expenses.

Holder Representative

In accordance with the merger agreement, the Pre-Closing Holders will appoint, authorize and empower the Holder Representative to act as a representative for the benefit of the Pre-Closing Holders, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Pre-Closing Holder for purposes of merger agreement. The Holder Representative will be given the full power and authority to take any and all actions on behalf of the Pre-Closing Holders that are necessary, appropriate or desirable to carry out all of the duties, responsibilities and obligations of the Holder Representative under the merger agreement. Any action taken or not taken or decisions, communications or writings made, given or executed by the Holder Representative with respect to all such matters, for or on behalf of any Pre-Closing Holder, will be deemed to be an action taken or not taken or decisions, communications or writings made, given or executed by such Pre-Closing Holder, and any notice or communication delivered to the Holder Representative under the merger agreement is deemed to have been delivered to all the Pre-Closing Holders. The Holder Representative may be removed from his, her or its position by the Pre-Closing Holders holding a majority of the Existing Roadzen Common Stock and Roadzen Preferred Stock outstanding as of immediately prior to the Effective Time by providing written notice to the then-serving Holder Representative and Vahanna (prior to the Closing) or the Sponsor (after the Closing), and the Holder Representative may resign as the Holder Representative at any time by providing written notice to Vahanna (prior to the Closing) or the Sponsor (after the Closing), which resignation will become effective upon appointment of a successor Holder Representative. Any vacancy of the Holder Representative (whether resulting from resignation, death or removal) shall be filled by a successor Holder Representative appointed by the Pre-Closing Holders holding a majority of the Existing Roadzen Company Stock and Roadzen Preferred Stock outstanding as of immediately prior to the Effective Time; provided that such successor Holder Representative must be reasonably acceptable to Vahanna (prior to the Closing) or the Sponsor (after the Closing). Following the Closing, the Holder Representative shall be reimbursed by Vahanna for any and all reasonable and documented expenses, disbursements, costs and advances incurred by the Holder Representative in his, her or its capacity as such. Liability for the Holder Representative is waived for any action taken, suffered or omitted to be taken by him, her or it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Holder Representative’s gross negligence or willful misconduct was the cause of any loss to the Pre-Closing Holders. The Pre-Closing Holders agreed to indemnify and hold the Holder Representative harmless from and against any losses arising out of or attributable to the Holder Representative’s duties under the merger agreement, except to the extent that such losses are determined by a court of competent jurisdiction to be a result of the Holder Representative’s own gross negligence or willful misconduct (as determined by final adjudication of a court of competent jurisdiction).

Deferred Underwriting Fees

Mizuho, as the underwriter of the IPO, is entitled to deferred underwriting fees of approximately $6.5 million at the closing of the business combination. The deferred underwriting fees are not subject to adjustment based on the number of Class A Ordinary Shares with respect to which the holders exercise their redemption rights in connection with the merger. The table below expresses each of the total underwriting fees and deferred underwriting fees paid or payable as a percentage of the outstanding Class A Ordinary Shares based on different levels of redemptions of Class A Ordinary Shares.

	No Redemptions Scenario	50% Redemptions Scenario	Maximum Redemption Scenario
Total underwriting fees	$10,005,000	$10,005,000	$10,005,000
Total Class A Ordinary Shares	20,010,000	10,005,000	—
Total underwriting fees as a percentage of the initial balance of the Trust Account	4.9%	9.8%	—	%(1)

Deferred underwriting fees	$6,525,000	$6,525,000	$6,525,000
Total Class A Ordinary Shares	20,010,000	10,005,000	—
Deferred underwriting fees as a percentage of the initial balance of the Trust Account	3.2%	6.4%	—	%(2)

(1)

Because the total underwriting fee is not subject to adjustment based on redemptions by Vahanna’s public shareholders, the effective total underwriting fee will not vary based on the amount of redemptions in connection with the merger. In a no redemption scenario, the effective total underwriting fee would be approximately 4.9%, based on approximately $207.1 million in the Trust Account as of November 26, 2021 (the date Vahanna consummated its IPO). In a maximum redemption scenario, the total underwriting fees would be payable to Mizuho, notwithstanding that all Class A Ordinary Shares held by public shareholders will have been redeemed and the balance of the Trust Account after redemptions will have been reduced to approximately $0. Note that $3,480,000 of the total underwriting fee was paid to Mizuho at the closing of the IPO and the remaining $6,525,000 is payable upon consummation of the merger as the deferred underwriting fee.
(2)

Because the deferred underwriting fee is not subject to adjustment based on redemptions by Vahanna’s public shareholders, the effective deferred underwriting fee will not vary based on the amount of redemptions in connection with the merger. In a no redemption scenario, the effective deferred underwriting fee would be approximately 3.2%, based on approximately $204.1 million in the Trust Account as of November 26, 2021 (the date Vahanna consummated its IPO). In a maximum redemption scenario, the entire amount of the approximately $6.5 million deferred underwriting fees would be payable to Mizuho, notwithstanding that all Class A Ordinary Shares held by public shareholders will have been redeemed and the balance of the Trust Account after redemptions will have been reduced to approximately $0.

OTHER AGREEMENTS

Letter Agreement

In connection with the IPO, the Sponsor and Vahanna’s officers and directors (collectively, the “Letter Agreement Parties”) entered into the Letter Agreement with Vahanna, pursuant to which they have agreed (and their permitted transferees will agree) to vote shares representing approximately 19.4% of the aggregate voting power of the Vahanna ordinary shares in favor of the Business Combination Proposal. In addition, the Letter Agreement Parties agreed to waive (i) their redemption rights with respect to any Founder Shares and any Class A Ordinary Shares held by them in connection with the completion of an initial business combination or any other tender offer made by Vahanna to purchase Vahanna ordinary shares and (ii) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Vahanna fails to complete an initial business combination within the time period prescribed by its Existing Charter.

The Letter Agreement Parties also agreed that they will not propose any amendment to the Existing Charter (i) that would modify the substance or timing of Vahanna’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Class A Ordinary Shares if it does not complete an initial business combination within the time period prescribed in its Existing Charter or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless Vahanna provides its public shareholders with the opportunity to redeem their Class A Ordinary Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Vahanna to pay its taxes, divided by the number of then-outstanding Class A Ordinary Shares.

The Letter Agreement also provides that (i) the Founder Shares (and any Class A Ordinary Shares issuable upon conversion thereof) held by the Letter Agreement Parties shall be subject to a one (1) year lock-up restriction following an initial business combination (subject to certain exceptions) and (ii) the Private Placement Warrants (and any Class A Ordinary Shares underlying such warrants) held by the Letter Agreement Parties shall be subject to a 30-day lock-up restriction following an initial business combination. The Letter Agreement is incorporated by reference into this proxy statement/prospectus from Exhibit 10.1 to the Vahanna Current Report on Form 8-K (File No. 001-41094), filed by Vahanna on November 29, 2021. You are encouraged to read the Letter Agreement in its entirety.

Mizuho Subscription Agreement

In connection with the IPO, Mizuho entered into a subscription agreement (the “Mizuho Subscription Agreement”) with Vahanna, pursuant to which Mizuho purchased 150,000 Class B Ordinary Shares for $500,000. Pursuant to the Mizuho Subscription Agreement, Mizuho agreed to vote such shares, representing approximately 0.6% of the aggregate voting power of the Vahanna ordinary shares, in favor of the Business Combination Proposal. In addition, Mizuho agreed to waive (i) its redemption rights with respect to any Class B Ordinary Shares held by it (and any Class A Ordinary Shares into which the Class B Ordinary Shares are convertible) in connection with the completion of an initial business combination or any other tender offer made by Vahanna to purchase Vahanna ordinary shares prior to an initial business combination, (ii) its rights to liquidation distributions from the Trust Account with respect to any Class B Ordinary Shares held by it if Vahanna fails to complete an initial business combination within the time period prescribed by its Existing Charter and (iii) its redemption rights in connection with a shareholder vote to approve an amendment to the Existing Charter (A) to modify the substance or timing of Vahanna’s obligation to redeem 100% of the Class A Ordinary Shares if it does not complete an initial business combination within the time period prescribed in its Existing Charter or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

The Mizuho Subscription Agreement also provides that the Class B Ordinary Shares held by Mizuho (and any Class A Ordinary Shares issuable upon conversion thereof) shall be subject to a one (1) year lock-up restriction following an initial business combination (subject to certain exceptions). The Mizuho Subscription Agreement is incorporated by reference into this proxy statement/prospectus from Exhibit 10.7 to the Vahanna Current Report on Form 8-K (File No. 001-41094), filed by Vahanna on November 29, 2021. You are encouraged to read the Mizuho Subscription Agreement in its entirety.

Support Agreement

Concurrent with the execution of the merger agreement, certain holders (a) representing approximately 51% of the outstanding shares of Existing Roadzen Common Stock and Roadzen Preferred Stock (determined on an as-converted basis) and (b) representing at least a majority of the outstanding shares of Roadzen Preferred Stock entered into the Support Agreement with Vahanna. Under the Support Agreement, the supporting holders agreed, among other things, to execute and deliver a written consents adopting the merger agreement, approving the merger and converting the Roadzen Preferred Stock to Existing Roadzen Common Stock effective immediately prior to the Effective Time of, and conditioned upon, the merger within three (3) business days after the date on which this proxy statement/prospectus is declared effective by the SEC. As of the execution date of the merger agreement, the current directors and executive officers of Roadzen held the requisite number of shares of Existing Roadzen Common Stock and Roadzen Preferred Stock required by the contemplated written consents and entered into the Support Agreement with respect to such shares. The Support Agreement is attached hereto as Annex C and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Support Agreement in its entirety.

Sponsor Support Agreement

Concurrent with the execution of the merger agreement, Vahanna entered into a support agreement with the Sponsor pursuant to which the Sponsor agreed to, among other things, (i) vote any ordinary shares owned by it in favor of (a) the transactions contemplated by the merger agreement and (b) any proposals made by Vahanna to facilitate or in furtherance of the transactions contemplated by the merger agreement, (ii) appear at any Vahanna shareholder meetings called regarding the transactions contemplated by the merger agreement for purposes of constituting a quorum, (iii) vote against any proposals that would materially impede the transactions contemplated by the merger agreement, and (iv) waive certain of its anti-dilution and conversion rights. The Sponsor Support Agreement is attached hereto as Annex D and is incorporated by reference into this proxy statement/prospectus.

Lock-Up Agreements

Pursuant to the merger agreement, it is expected that all equityholders of Roadzen’s will enter into the Lock-Up Agreements, whereby, the equityholders of Roadzen, subject to certain exceptions, will agree not to transfer or dispose of their New Roadzen Ordinary Shares until the earlier of (x) the one (1) year anniversary of consummation of the merger, (y) the date that the closing price of the New Roadzen Ordinary Shares equals or exceeds $12.00 (as adjusted for share recapitalizations, subdivisions, reorganizations, recapitalizations and the like), for twenty (20) trading days within any thirty (30) trading day period following the 150th day following the merger and (z) the consummation of a liquidation, merger, capital share exchange, reorganization, tender or exchange offer as the first step of a two-step transaction or other similar transaction that results in all of New Roadzen’s shareholders having the right to exchange their New Roadzen Ordinary Shares for cash, securities or other property; provided that certain equityholders of Roadzen that held less than 5% of the Existing Roadzen Common Stock (on a fully diluted basis) immediately prior to the Closing will be permitted to transfer and/or sell up to 25% of their New Roadzen Ordinary Shares after the date that is six (6) months following the consummation of the merger.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Holders of Vahanna ordinary shares are being asked to approve the merger agreement and the transactions contemplated thereby, including the merger. Vahanna shareholders should read carefully this proxy statement/ prospectus in its entirety for more detailed information concerning the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Merger” and “The Merger Agreement” in this proxy statement/prospectus for additional information regarding the merger and a summary of certain terms of the merger agreement. You are urged to read carefully the merger agreement in its entirety before voting on this proposal.

Vahanna may consummate the merger only if it is approved by the affirmative vote of a majority of the votes cast by holders of Vahanna ordinary shares, voting together as a single class at a meeting at which a quorum is present.

Vote Required for Approval

This Business Combination Proposal (and consequently, the merger agreement and the transactions contemplated thereby, including the merger) will be approved and adopted only if the holders of a majority of the votes cast by holders of Vahanna ordinary shares, voting together as a single class at a meeting at which a quorum is present, vote “FOR” the Business Combination Proposal.

Under the Existing Charter, failure to vote proxy or to vote online at the Vahanna Special Meeting, as well as an abstention from voting or a broker non-vote, will have no effect on the Business Combination Proposal.

The merger is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the merger agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.

Mizuho, the Sponsor and Vahanna’s directors and officers have agreed to vote their Class B Ordinary Shares (representing approximately 20% of the issued and outstanding Vahanna ordinary shares as of the date hereof) in favor of the Business Combination Proposal.

Recommendation of the Vahanna Board of Directors

VAHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL

Vahanna is asking its shareholders to consider and vote upon and to adopt the Proposed Charter in the form attached to this proxy statement/consent solicitation statement/prospectus as Annex B, which, in the judgment of Vahanna’s board of directors, is necessary to adequately address the needs of New Roadzen. If the Business Combination Proposal and the Charter Proposal are approved, the Proposed Charter would replace the Existing Charter.

Comparison of Current Charter to Proposed Charter

The following is a summary of the key changes effected by the Proposed Charter relative to the Existing Charter. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B. All shareholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

1.	Name Change: Change Vahanna’s name to “Roadzen Inc.”.

2.

Authorized Shares: Provide for one class of ordinary shares entitled to one vote for each ordinary share held of record by such holder on all matters on which shareholders generally are entitled to vote (other than certain amendments relating to preference shares). The authorized capital structure of Vahanna will be changed from (i) 200,000,000 Class A Ordinary Shares, 20,000,000 Class B Ordinary Shares and 1,000,000 preference shares to (ii) 220,000,000 New Roadzen Ordinary Shares and 60,000,000 New Roadzen preference shares.

3.

Removal of Directors: Provide that any or all of the directors may be removed from office at any time, but only for cause and by the affirmative vote of at least two-thirds of the voting power of all then outstanding ordinary shares entitled to vote generally in the election of directors, voting together as a single class. Directors may also be removed by the unanimous approval of all other directors.

4.

Provisions Related to Status as a Blank Check Company: Provide for certain amendments to better reflect New Roadzen’s existence as an operating company. For example, the Proposed Charter would remove the requirement to dissolve New Roadzen and allow it to continue as a corporate entity with perpetual existence following consummation of the business combination.

Reason for Proposed Charter Amendments

Vahanna’s board of directors’ reasons for proposing the Charter Proposal are set forth below.

1.

Name Change: Our name is Vahanna Tech Edge Acquisition I Corp. Our board believes the name of the post-combination company should more closely align with the name of the post-business combination operating business and therefore has proposed the name change.

2.

Authorized Shares: The principal purpose of this proposal is to provide for an authorized capital structure of New Roadzen that will enable it to continue as an operating company governed by the BVI Companies Act. The Vahanna board believes that it is important for New Roadzen to have available for issuance a number of authorized ordinary shares and preference shares sufficient to support its growth and to provide flexibility for future corporate needs.

3.

Removal of Directors: The Existing Charter provides that before a business combination, only holders of Vahanna’s Class B ordinary shares may elect or remove any director, and that after a business combination, shareholders may, by resolution of a simple majority of shareholders, remove any director. The Proposed Charter permits the removal of a director only for cause and only by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at an election of directors. The Vahanna board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of New Roadzen’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the New Roadzen board of directors.

4.	Provisions Related to Status as a Blank Check Company: Vahanna’s board of directors believes that making corporate existence perpetual is desirable to reflect the business combination with Roadzen.

The elimination of certain provisions related to Vahanna’s status as a blank check company is desirable because these provisions will serve no purpose following the business combination. For example, the Proposed Charter does not include the requirement to dissolve New Roadzen and allows it to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for public corporations, and Vahanna’s board believes it is the most appropriate period for New Roadzen following the business combination. In addition, certain other provisions in Vahanna’s Existing Charter require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of Vahanna has occurred. These provisions cease to apply once the business combination is consummated and are therefore not included in the Proposed Charter.

Vote Required for Approval

Approval of the Charter Proposal requires the affirmative vote of the holders of a majority of the then- outstanding Vahanna ordinary shares, voting together as a single class at a meeting at which quorum is present. The merger is conditioned upon the approval of the Charter Proposal, subject to the terms of the merger agreement. Notwithstanding the approval of the Charter Proposal, if the merger is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected.

A failure to vote proxy or to vote online at the Vahanna Special Meeting, as well as an abstention from voting or a broker non-vote, will have no effect on the Charter Proposal. The Sponsor and Vahanna’s directors and officers have agreed to vote the Founder Shares (representing approximately 19.4% of the issued and outstanding Vahanna ordinary shares as of the date hereof) and any Class A Ordinary Shares owned by them in favor of the Charter Proposal.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Proposal and upon consummation of the merger and registered by the Registrar of Corporate Affairs in the BVI, is attached to this proxy statement/prospectus as Annex B.

Recommendation of the Vahanna Board of Directors

VAHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE CHARTER PROPOSAL.

PROPOSALS NO. 3A THROUGH NO. 3D — THE GOVERNANCE PROPOSALS

Our shareholders are also being asked to vote on four separate proposals with respect to certain governance provisions in the Existing Charter, which are being presented separately in order to give Vahanna shareholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Vahanna and Roadzen intend that the Proposed Charter in the form attached to this proxy statement/consent solicitation statement/prospectus as Annex B will take effect at the Closing of the business combination, assuming approval of the Charter Proposal (Proposal 2). In the judgment of the Vahanna board of directors, these provisions are necessary to adequately address the needs of New Roadzen.

The Proposed Charter differs materially from the Existing Charter. The following table sets forth a summary of the principal, material changes proposed to be made between the Existing Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Existing Charter, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B. All shareholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Elimination of Class B Ordinary Shares (Proposal No. 3A)

Vahanna’s Existing Charter contains provisions regarding the conversion of Class B Ordinary Shares and anti-dilution protections in respect of Class B Ordinary Shares. Vahanna’s Existing Charter also requires written consent of the holders of not less than two thirds of the Class B Ordinary Shares in order to make any amendment that would materially alter or change the powers, preferences or other rights of the holders of Class B Ordinary Shares.

The Proposed Charter will eliminate Class B Ordinary Shares and any rights of holders thereof.

Ability to Bring Matters for Discussion before a General Meeting (Proposal No. 3B)

Vahanna may, but shall not be obliged to, in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the directors shall appoint.

Under the Existing Charter, shareholders seeking to bring business before a meeting must provide written notice of such business to the board. The requisitioning shareholder(s) must represent not less than 10% of Vahanna’s issued shares.

New Roadzen may, but shall not be obliged to, in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the directors shall appoint.

A valid requisition notice must include items for which a written request has been given to the board by one or more shareholders representing 30% or more of New Roadzen Ordinary Shares.

Only those matters set forth in the notice of the general meeting or,

Existing Charter	Proposed Charter

solely with respect to an annual general meeting or an extraordinary general meeting convened upon a shareholder requisition, properly requested in accordance with Article 18.8, may be considered or acted upon at a general meeting. In addition to the other requirements set forth in the Proposed Charter, for any proposal of business to be considered at a general meeting, it must be a proper subject for action by New Roadzen shareholders under the BVI Companies Act.

For nominations of candidates for appointment as director (“Director Nominations”) or other business to be properly brought (x) by a shareholder before an annual general meeting (“AGM”) or (y) by requisitioning shareholders before an extraordinary general meeting (“EGM”) convened upon a shareholders’ requisition, the Director Nomination or other business must be (i) specified in the notice of the general meeting (or any supplement thereto) given by or at the direction of the directors by resolution thereof, (ii) brought before the general meeting by the person presiding over the meeting or (iii) otherwise properly requested to be brought before the meeting by a shareholder or by the requisitioning shareholders, as applicable, in accordance with Article 18.8. For Director Nomination or other business to be properly requested to be brought (x) by a shareholder before an AGM or (y) by requisitioning shareholders before an EGM convened upon a shareholders’ requisition, the shareholder or requisitioning shareholders must (i) be shareholder(s) of record of New

Existing Charter	Proposed Charter
Roadzen at the time of the giving of the notice, (ii) be entitled to vote at such general meeting, (iii) have given Timely Notice (as defined below) thereof in writing to any director addressed to New Roadzen’s registered office, (iv) have provided any updates or supplements to such notice at the times and in the forms required by the Proposed Charter and (v) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined in the Proposed Charter) required by the Proposed Charter. To be timely, a shareholder’s written notice in respect of an AGM must be received by any director at the registered office not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the one (1) year anniversary of the preceding year’s AGM; provided, however, that in the event the AGM is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no AGM was held in the preceding year, notice by the shareholder to be timely must be received by any director at the registered office not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such AGM and not later than the close of business on tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided

	Existing Charter	Proposed Charter
herein, (x) for the first AGM, a shareholder’s notice shall be timely (and be considered a Timely Notice) if received by any director at the registered office not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such AGM or the tenth (10th) day following the day on which public announcement of the date of such AGM is first made or sent by New Roadzen and (y) for any EGM convened upon shareholders’ requisition, the requisitioning shareholders’ notice shall be timely (and be considered a Timely Notice) if received by any director at the registered office on the date of delivery of the shareholders’ requisition. Any such Timely Notice must set forth, as to each matter the shareholder or requisitioning shareholders propose to bring before the general meeting, the items enumerated in Article 18.8 of the Proposed Charter.

Removal of Directors (Proposal No. 3C)	The Existing Charter provides that prior to the initial business combination, a vote of the majority of the issued and outstanding Class B Ordinary Shares entitled to vote and voting will be required to remove a director. After an initial business combination, a vote of a majority of the issued and outstanding Vahanna ordinary shares entitled to vote and voting will be required to remove any person as a director.	The Proposed Charter will provide that a director may be removed only for cause and by either i) a resolution of all New Roadzen directors (except for the director to be removed) or ii) a resolution of New Roadzen shareholders representing at least two-thirds of the shares entitled to vote at a meeting for the election of directors.

Quorum (Proposal No. 3D)	Under the Existing Charter, no business shall be transacted at any general meeting unless a quorum is present. The holders of one-third of the Vahanna ordinary shares present in person, by proxy or authorized representative shall constitute a quorum.	Under the Proposed Charter, no business shall be transacted at any general meeting unless a quorum is present. The holders of fifty percent (50%) of the New Roadzen Ordinary Shares present in person, by proxy or authorized representative shall constitute a quorum.

Reasons for Proposed Charter Amendments

Elimination of Class B Ordinary Shares (Proposal No. 3A)

Vahanna’s Existing Charter contains provisions regarding the conversion of Class B Ordinary Shares and anti-dilution protections in respect of Class B Ordinary Shares. Vahanna’s Existing Charter also requires the affirmative vote of the holders of not less than two thirds of the Class B Ordinary Shares in order to make any amendment that would materially alter or change the powers, preferences or other rights of the holders of Class B Ordinary Shares. The Proposed Charter eliminates Class B Ordinary Shares and any rights of holders thereof. Following the merger, all Class B Ordinary Shares will have converted into Class A Ordinary Shares and the protections afforded the Class B Ordinary Shares while Vahanna was a special purpose acquisition company will no longer be necessary. Vahanna’s board of directors believes that the provisions relating to the Class B Ordinary Shares will no longer be relevant to New Roadzen and should be eliminated.

Ability to Bring Matters for Discussion before a General Meeting (Proposal No. 3B)

Pursuant to the Proposed Charter, a notice of a general meeting of shareholders must include items for which a written request has been given by one or more shareholders representing 30% or more of New Roadzen issued shares. This ensures that only those shareholders who together hold a significant interest in New Roadzen are able to requisition a general meeting.

Removal of Directors (Proposal No. 3C)

Pursuant to the Proposed Charter, only (i) a resolution by all of the directors (except for the director to be removed) (with cause) or (ii) a resolution by shareholders of New Roadzen representing at least two-thirds of the shares entitled to vote at a meeting for the election of directors (with cause) may remove a director. Vahanna believes that this will promote board continuity and make it more difficult for a potential acquirer or other person, group or entity to gain control of the New Roadzen’s board of directors.

Quorum (Proposal No. 3D)

The Proposed Charter will provide that no business shall be transacted at any general meeting unless a quorum is present. The holders of fifty percent (50%) of the New Roadzen Ordinary Shares present in person, by proxy or authorized representative shall constitute a quorum. Vahanna believes that this will make it more difficult for a potential acquirer or other person, group or entity to gain control of New Roadzen’s board of directors. Vahanna also believes that increasing the quorum threshold will ensure that action taken by shareholders will more closely reflect the preference of all shareholders as a group.

Anti-Takeover Effects of the Proposed Charter

The BVI Companies Act does not currently provide anti-takeover measures, similar to some jurisdictions in the U.S.

Some provisions of the Proposed Charter may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize the New Roadzen board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our members;

•	limit the ability of shareholders to demand and convene general meetings of shareholders;

•	require advance notice procedures with which shareholders must comply to nominate candidates to the New Roadzen board of directors or to propose matters to be acted upon at a shareholders’ meeting,

which could preclude shareholders from bringing matters before annual or special meetings and delay changes in the New Roadzen board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise from attempting to obtain control of New Roadzen;

•

provide that directors may be removed only for cause and only upon the unanimous approval of all other directors then in office or shareholders representing at least two-thirds of the shares entitled to vote at a meeting for the election of directors; and

•	permit the New Roadzen board of directors to fill vacancies created by the expansion of the New Roadzen board of directors or the resignation, death or removal of a director.

However, under British Virgin Islands law, New Roadzen’s directors may only exercise the rights and powers granted to them under the Proposed Charter for a proper purpose and for what they believe in good faith to be in the best interests of New Roadzen.

The Proposed Charter will contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the board of directors to maximize shareholder value in connection with any unsolicited offer to acquire New Roadzen. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New Roadzen by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the ordinary shares held by shareholders. For more information, see “Description of New Roadzen Capital Stock — Anti-Takeover Effects of The Proposed Charter”.

Vote Required for Approval

Approval of the Governance Proposals requires the affirmative vote of the holders of a majority of the then- outstanding Vahanna ordinary shares, voting together as a single class at a meeting at which quorum is present. The approval of each Governance Proposal is not conditioned on any other proposal. A vote to approve a Governance Proposal is an advisory vote, and therefore, is not binding on Vahanna. Accordingly, regardless of the outcome of the non-binding advisory vote, Vahanna intends that the Proposed Charter, in the form set forth in Annex B of the proxy statement/consent solicitation statement/prospectus, and containing the provisions noted above, will take effect at consummation of the business combination, assuming adoption of the Charter Proposal. The Sponsor and Vahanna’s directors and officers have agreed to vote the Founder Shares (representing approximately 19.4% of the issued and outstanding Vahanna ordinary shares as of the date hereof) and any Class A Ordinary Shares owned by them in favor of each of the Governance Proposals.

Recommendation of the Vahanna Board of Directors

VAHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” EACH OF THE GOVERNANCE PROPOSALS.

PROPOSAL NO. 4 — THE DOMESTICATION PROPOSAL

Overview

Pursuant to the terms and conditions of the merger agreement, Vahanna will continue out of the British Virgin Islands and re-domicile as a Delaware corporation and will no longer be considered a British Virgin Islands business company. The ability to redomicile Vahanna out of the British Virgin Islands to another jurisdiction is expressly provided for in our Existing Charter (subject to obtaining the requisite approval).

Pursuant to the terms and conditions of the merger agreement, this proposal will only be presented and voted upon in the event that elections to redeem Class A Ordinary Shares in connection with the Vahanna Special Meeting are less than 12,000,000 Class A Ordinary Shares (or less than approximately 48% of the issued and outstanding Vahanna ordinary shares).

In connection with the Domestication, Vahanna will adopt the Interim Charter which will replace or remove certain provisions of the Existing Charter which are no longer valid or otherwise applicable as a result of the Domestication (but without substantively changing such ongoing rights) and file the same with the Secretary of State of the State of Delaware. You should note that not only will the Interim Charter preserve the existing rights of Class A Ordinary Shares, but also that the existing provisions of the Existing Charter (including protective provisions with respect to the Trust Account and redemption rights) will be replicated or substantively replicated in the Interim Charter. The following table sets forth a summary of the principal changes proposed to be made between the Existing Charter and the Interim Charter. This summary is qualified by reference to the complete text of the Interim Charter, a copy of which is attached to this proxy statement/prospectus as Annex I. All shareholders are encouraged to read the Interim Charter in its entirety for a more complete description of its terms.

	Existing Charter	Interim Charter
Provisions Specific to a British Virgin Islands Company

A Director or Alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

A Director or Alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or Alternate Director. Any notice that a Director or Alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be

Not applicable.

	Existing Charter	Interim Charter

deemed a general notice of such interest for the purposes of the Statute and be sufficient disclosure for the purposes of voting on a Resolution of Directors in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give a general or special notice relating to any particular transaction.

Any Director (but not an Alternate Director) may appoint any other Director, or any other person willing to act, to be his Alternate Director.

Capitalization

Vahanna is authorized to issue 200,000,000 class A ordinary shares with a par value of $0.0001 per share, 20,000,000 convertible class B ordinary shares with a par value of $0.0001 per share, and 1,000,000 preference shares with a par value of $0.0001 per share.

The Preference Shares shall have such rights as specified by the board of Directors pursuant to the Resolution of Directors approving the issue of such Preference Share(s), and in any such Resolution of Directors the board of Directors shall agree to amend and restate the Memorandum and Articles to fully set out such rights and instruct the registered agent of the Company to file the amended Memorandum and Articles with the Registrar. For the avoidance of doubt, the Directors shall not require any approval of the Members in respect of the issuance of Preference Shares and the related amendments to the Memorandum and Articles.

Vahanna is authorized to issue 200,000,000 Class A common stock, par value $0.0001 per share, 20,000,000 shares of convertible Class B common stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

The Board is expressly authorized to provide out of the unissued shares of Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any

	Existing Charter	Interim Charter
such resolution or resolutions. No contract or transaction between the Corporation and one

Directors’ Interests	No person shall be disqualified from the office of Director or Alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or Alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or Alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by or arising in connection with any such contract or transaction by reason of such Director or Alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his Alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or Alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.	or more of its directors or officers, or any stockholder, or between the Corporation and any individual, corporation, partnership, association, firm. trust, joint venture, political subdivision, instrumentality or other organization in which one or more of its directors, officers or any stockholder are directors, officers or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose if: (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to any shareholder entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of all shareholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or all shareholders. Common or

	Existing Charter	Interim Charter
interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

Limitation of Liability of Directors and Officers	No director and officer of Vahanna (which for the avoidance of doubt, shall not include auditors), together with every former director and former officer of Vahanna (each an “Indemnified Person”), shall be liable to Vahanna for any loss or damage incurred by Vahanna as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such Indemnified Person. No person shall be found to have committed actual fraud or willful default under the Existing Articles unless or until a court of competent jurisdiction shall have made a finding to that effect.	A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Indemnification of Directors and Officers	Subject to the BVI Companies Act, every director and officer of Vahanna (which for the avoidance of doubt, shall not include auditors), together with every former director and former officer of Vahanna, shall be indemnified out of the assets of Vahanna against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.	To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan (an

Existing Charter	Interim Charter

“indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.

Any repeal or amendment of this Section 8.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Material U.S. Federal Income Tax Considerations Applicable to the Domestication

For a discussion of the material U.S. federal income tax considerations for holders of Class A Ordinary Shares with respect to the Domestication, see “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — The Domestication” and “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders — The Domestication.”

Reasons for the Domestication

Vahanna believes that it would be in the best interests of Vahanna, in the event that elections to redeem Class A Ordinary Shares in connection with the Vahanna Special Meeting are less than 12,000,000 Class A Ordinary Shares (or less than approximately 48% of the issued and outstanding Vahanna ordinary shares), to effect the Domestication. Because New Roadzen will operate within the United States following the merger, it is Vahanna’s view that New Roadzen should be structured as a corporation in the United States. Further, Vahanna believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

In addition, Vahanna believes that the Domestication would, among other things: provide legal, administrative, and other similar efficiencies; relocate Vahanna’s jurisdiction of organization to one that is the choice of domicile for many publicly traded corporations, as there is an abundance of case law to assist in interpreting the DGCL, and the Delaware legislature frequently updates the DGCL to reflect current technology and legal trends; and provide a favorable corporate environment which will help Vahanna compete more effectively with other publicly traded companies in raising capital and in attracting and retaining skilled and experienced personnel.

Vote Required for Approval

The approval of the Domestication Proposal requires the affirmative vote of a majority of the votes cast by holders of Vahanna ordinary shares, voting together as a single class at a meeting at which quorum is present. A failure to vote proxy or to vote online at the Vahanna Special Meeting, as well as an abstention from voting or a broker non-vote, will have no effect on Domestication Proposal.

The merger is conditioned upon the approval of the Domestication Proposal, subject to the terms of the merger agreement. Notwithstanding the approval of the Domestication Proposal, if the merger is not consummated for any reason, the actions contemplated by the Domestication Proposal will not be effected.

The Sponsor and Vahanna’s directors and officers have agreed to vote the Founder Shares (representing approximately 19.4% of the issued and outstanding Vahanna ordinary shares as of the date hereof) and any Class A Ordinary Shares owned by them in favor of the Domestication Proposal.

Recommendation of the Vahanna Board of Directors

VAHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 5 — THE DELAWARE CHARTER PROPOSAL

Our shareholders are being asked to adopt the Proposed Delaware Charter in the form attached to this proxy statement/consent solicitation statement/prospectus as Annex J, which, in the judgment of Vahanna’s board of directors, is necessary to adequately address the needs of New Roadzen if the Domestication occurs.

Pursuant to the terms and conditions of the merger agreement, the Delaware Charter Proposal will only be presented and voted upon in the event that elections to redeem Class A Ordinary Shares in connection with the Vahanna Special Meeting are less than 12,000,000 Class A Ordinary Shares (or less than approximately 48% of the issued and outstanding Vahanna ordinary shares. If brought to a vote and approved by the shareholders, Vahanna intends that the Proposed Delaware Charter will take effect as soon as possible following the Effective Time, in connection with the consummation of the business combination.

Comparison of Current Charter to Proposed Delaware Charter

The following is a summary of the key amendments effected by the Proposed Delaware Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Delaware Charter, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex J, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/consent solicitation statement/ prospectus as Annex K:

1.	Name Change: Change Vahanna’s name to “Roadzen Inc.”.

2.

Authorized Shares: Provide for one class of common stock entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote (other than certain amendments relating to preference shares). The authorized capital structure of Vahanna will be changed from (i) 200,000,000 Class A Ordinary Shares, $0.0001 par value per share, 20,000,000 Class B Ordinary Shares, $0.0001 par value per share, and 1,000,000 preference shares, $0.0001 par value per share to (ii) 220,000,000 shares of New Roadzen common stock, $0.0001 par value per share, and 60,000,000 shares of New Roadzen preferred stock, $0.0001 par value per share.

3.

Removal of Directors: Provide that any or all of the directors may be removed from office at any time, but only for cause. Directors may be removed by the affirmative vote of at least two-thirds of the voting power of all then outstanding ordinary shares entitled to vote generally in the election of directors, voting together as a single class. Directors may also be removed by the unanimous approval of all other directors.

4.

Provisions Related to Status as a Blank Check Company: Provide for certain amendments to better reflect New Roadzen’s existence as an operating company. For example, the Proposed Delaware Charter would remove the requirement to dissolve New Roadzen and allow it to continue as a corporate entity with perpetual existence following consummation of the business combination.

Reason for Proposed Charter Amendments

Vahanna’s board of directors’ reasons for proposing the Delaware Charter Proposal are set forth below:

1.

Name Change: Our name is Vahanna Tech Edge Acquisition I Corp. Our board believes the name of the post-combination company should more closely align with the name of the post-business combination operating business and therefore has proposed the name change.

2.

Authorized Shares: The principal purpose of this proposal is to provide for an authorized capital structure of New Roadzen that will enable it to continue as an operating company governed by the DGCL. The Vahanna board believes that it is important for New Roadzen to have available for issuance a number of authorized ordinary shares and preference shares sufficient to support its growth and to provide flexibility for future corporate needs.

3.

Removal of Directors: The Existing Charter provides that before a business combination, only holders of Vahanna’s Class B ordinary shares may elect or remove any director, and that after a business combination, shareholders may, by resolution passed by a simple majority, remove any director. The Proposed Delaware Charter permits the removal of a director only for cause and only by the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote at an election of directors. The Vahanna board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of New Roadzen’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the New Roadzen board of directors.

4.

Provisions Related to Status as a Blank Check Company: Vahanna’s board of directors believes that making corporate existence perpetual is desirable to reflect the business combination with Roadzen. The elimination of certain provisions related to Vahanna’s status as a blank check company is desirable because these provisions will serve no purpose following the business combination. For example, the Proposed Delaware Charter does not include the requirement to dissolve New Roadzen and allows it to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for public corporations, and Vahanna’s board believes it is the most appropriate period for New Roadzen following the business combination. In addition, certain other provisions in Vahanna’s Existing Charter require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of Vahanna has occurred. These provisions cease to apply once the business combination is consummated and are therefore not included in the Proposed Delaware Charter.

Vote Required for Approval

The approval of the Delaware Charter Proposal requires the affirmative vote of a majority of the votes cast by holders of Vahanna ordinary shares, voting together as a single class at a meeting at which quorum is present. The merger is conditioned upon the approval of the Delaware Charter Proposal, subject to the terms of the merger agreement. Notwithstanding the approval of the Delaware Charter Proposal, if the merger is not consummated for any reason, the actions contemplated by the Delaware Charter Proposal will not be effected.

A failure to vote proxy or to vote online at the Vahanna Special Meeting, as well as an abstention from voting or a broker non-vote, will have no effect on the Delaware Charter Proposal.

The Sponsor and Vahanna’s directors and officers have agreed to vote the Founder Shares (representing approximately 19.4% of the issued and outstanding Vahanna ordinary shares as of the date hereof) and any Class A Ordinary Shares owned by them in favor of each of the Delaware Charter Proposal.

Copies of the Proposed Delaware Charter and Proposed Bylaws, as will be in effect assuming approval of the Delaware Charter Proposal and upon consummation of the merger and filing with the Delaware secretary of state, are attached to this proxy statement/prospectus as Annex J and Annex K, respectively.

Recommendation of the Vahanna Board of Directors

VAHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE DELAWARE CHARTER PROPOSAL.

PROPOSALS NO. 6A THROUGH NO. 6D — THE DELAWARE GOVERNANCE PROPOSALS

Our shareholders are also being asked to vote on four separate proposals with respect to certain governance provisions in the Interim Charter (assuming the Domestication Proposal is approved), which are being presented separately in order to give Vahanna shareholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis (collectively, the “Delaware Governance Proposals”). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Vahanna and Roadzen intend that the Proposed Delaware Charter in the form attached to this proxy statement/consent solicitation statement/prospectus as Annex J will take effect at the Closing of the business combination, assuming approval of the Delaware Charter Proposal (Proposal No. 5). In the judgment of the Vahanna board of directors, these provisions are necessary to adequately address the needs of New Roadzen.

Pursuant to the terms and conditions of the merger agreement, these proposals will only be presented and voted upon in the event that elections to redeem Class A Ordinary Shares in connection with the Vahanna Special Meeting are less than 12,000,000 Class A Ordinary Shares (or less than approximately 48% of the issued and outstanding Vahanna ordinary shares). If brought to a vote and approved by the shareholders, Vahanna intends that the Proposed Delaware Charter will take effect concurrent with the consummation of the merger.

The Existing Charter, which will be in large part replicated in the Interim Charter, includes certain provisions applicable to the rights of shareholders (such as the right to have their shares redeemed if Vahanna fails to consummate a business combination by a particular date or if Vahanna seeks to amend the Existing Charter to extend that date) and the conduct of management and affairs prior to a business combination. Upon the closing of the business combination, such provisions will terminate or cease to be applicable.

The following table sets forth a summary of the principal changes proposed to be made between the Interim Charter and the Proposed Delaware Charter. This summary is qualified by reference to the complete text of the proposed Interim Charter, a copy of which is attached to this proxy statement/prospectus as Annex I, the complete text of the Proposed Delaware Charter, a copy of which is attached to this proxy statement/prospectus as Annex J, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/ prospectus as Annex K. All stockholders are encouraged to read each of the proposed Interim Charter, Proposed Delaware Charter, and Bylaws in their entirety for a more complete description of their terms.

	Interim Charter	Proposed Delaware Charter
Elimination of Class A Shares and Class B Shares (Proposal No. 6A)	The Interim Charter will have two classes of common stock, Class A common stock and Class B common stock.	The Proposed Delaware Charter will have one single class of common stock.

Ability to Bring Matters for Discussion before a General Meeting (Proposal No. 6B)	The interim Charter will provide that a special meeting may be called by the board of directors of Vahanna pursuant to a resolution adopted by a majority of the board of directors, or upon the request of holders of not less than 10% of the voting power of the outstanding stock entitled to vote at the meeting.	The Proposed Delaware Charter will provide clear instructions as to how a stockholder may bring matters before a general meeting. A special meeting of stockholders may be called by the New Roadzen Board pursuant to a resolution adopted by a majority of the New Roadzen Board, or upon the written request of holders of not less than 30% of the voting power of the outstanding stock entitled to vote at the meeting.

	Interim Charter	Proposed Delaware Charter
Removal of Directors (Proposal No. 6C)	The Interim Charter will provide that Vahanna may by resolution of the holders of shares of Class B common stock remove directors.	The Proposed Delaware Charter will provide that directors may be removed only for cause and by stockholders representing at least two-thirds of New Roadzen’s voting power.

Quorum (Proposal No. 6D)	The Interim Charter will require stockholders of at least one-third of Vahanna’s shares to constitute a quorum.	The Proposed Delaware Charter will require stockholders representing at least 50% of New Roadzen’s voting power to constitute a quorum.

Reasons for Proposed Delaware Charter Amendments

Elimination of Class A Shares and Class B Shares (Proposal No. 6A)

The Existing Charter and Interim Charter contain provisions regarding the conversion of Class B ordinary shares (in the case of the Existing Charter) and shares of Class B common stock (in the case of the Interim Charter) and anti-dilution protections in respect of such Class B shares. The Existing Charter and Interim Charter also require the affirmative vote of the holders of a majority of the Class B shares in order to make any amendment that would alter or change the powers, preferences or other rights of the holders of Class B shares. The Proposed Delaware Charter eliminates Class B shares and any rights of holders thereof. Following the merger, all shares of Class B common stock will have converted into shares of Class A common stock and the protections afforded to the Class B shares while Vahanna was a special purpose acquisition company will no longer be necessary. Vahanna’s board of directors believes that the provisions relating to the Class B shares will no longer be relevant to New Roadzen and should be eliminated.

Ability to Bring Matters for Discussion before a General Meeting (Proposal No. 6B)

Pursuant to the Proposed Delaware Charter, a notice of a general meeting of stockholders must include items for which a written request has been given by one or more stockholders representing 30% or more of New Roadzen’s common stock. This ensures that only those stockholders who together hold a significant interest in New Roadzen are able to requisition a general meeting.

Removal of Directors (Proposal No. 6C)

Pursuant to the Proposed Delaware Charter, only (i) a resolution by all of the directors (except for the director to be removed) (with cause) or (ii) a resolution by stockholders of New Roadzen representing at least two-thirds of the shares of New Roadzen common stock entitled to vote at a meeting for the election of directors (with cause) may remove a director. Vahanna believes that this will promote board continuity and make it more difficult for a potential acquirer or other person, group or entity to gain control of the New Roadzen’s board.

Quorum (Proposal No. 6D)

The Proposed Delaware Charter will provide that no business shall be transacted at any general meeting unless a quorum is present. The holders of fifty percent (50%) of the shares of New Roadzen common stock present in person, by proxy or authorized representative shall constitute a quorum. Vahanna believes that this will make it more difficult for a potential acquirer or other person, group or entity to gain control of the New Roadzen’s board. Vahanna also believes that increasing the quorum threshold will ensure that action taken by stockholders will more closely reflect the preference of all stockholders as a group.

Anti-Takeover Effects of the Proposed Delaware Charter

The Proposed Delaware Charter will contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the board of directors to maximize shareholder value in connection with any unsolicited offer to acquire New Roadzen. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New Roadzen by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the ordinary shares held by shareholders. For more information, see “Description of New Roadzen Capital Stock — Anti-Takeover Effects of Provisions of the Proposed Delaware Charter, the Proposed Bylaws and Applicable Law”.

Vote Required for Approval

The approval of each of the Delaware Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of Vahanna ordinary shares, voting together as a single class at a meeting at which quorum is present. The approval of each Delaware Governance Proposal is not conditioned on any other proposal. A vote to approve a Delaware Governance Proposal is an advisory vote, and therefore, is not binding on Vahanna. Accordingly, regardless of the outcome of the non-binding advisory vote, Vahanna intends that the Proposed Delaware Charter, in the form set forth in Annex J of the proxy statement/consent solicitation statement/prospectus, and containing the provisions noted above, will take effect at consummation of the business combination, assuming adoption of the Delaware Charter Proposal.

The Sponsor and Vahanna’s directors and officers have agreed to vote the Founder Shares (representing approximately 19.4% of the issued and outstanding Vahanna ordinary shares as of the date hereof) and any Class A Ordinary Shares owned by them in favor of each of the Delaware Governance Proposals.

Recommendation of the Vahanna Board of Directors

VAHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” EACH OF THE DELAWARE GOVERNANCE PROPOSALS.

PROPOSAL NO. 7 — THE NASDAQ PROPOSAL

Overview

For purposes of complying with Rule 5635(a), (b) and (d) of the Nasdaq Listing Rules, Vahanna shareholders are being asked to approve the issuance of 68,300,000 New Roadzen Ordinary Shares in connection with the business combination.

Reasons for the Approval for Purposes of Nasdaq Rule 5635

We are seeking shareholder approval in order to comply with Nasdaq Rule 5635.

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (1) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for such securities) or (2) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the shares or securities. Collectively, the consideration to be paid in connection with the business combination agreement will exceed 20% or more of the outstanding Vahanna ordinary shares and 20% or more of the voting power, in each case outstanding before the issuance of such ordinary shares in connection with the business combination.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of Vahanna ordinary shares in the business combination will result in a “change of control” of Vahanna. Roadzen stockholders will own or control 68,300,000 New Roadzen Ordinary Shares, or approximately 73.2% of the New Roadzen Ordinary Shares outstanding following the business combination (assuming that no Class A Ordinary Shares are redeemed).

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the lower of (1) the closing price immediately preceding the signing of the binding agreement or (2) the average closing price of the ordinary shares for the five trading days immediately preceding the signing of the binding agreement, if the number of ordinary shares (or securities convertible into or exercisable for ordinary shares) to be issued equals 20% or more of the ordinary shares, or 20% or more of the voting power, outstanding before the issuance. Because New Roadzen Ordinary Shares will be issued in exchange for all of the equity interests of Roadzen at a deemed issuance price of $10 per share and (a) the average five trading day closing price of Class A Ordinary Shares immediately preceding the signing of the merger agreement was $10.35, (b) the expected per share redemption value of a Class A Ordinary Share is $[●] (based on the amount in the Trust Account as of the Record Date) and (c) the number of New Roadzen Ordinary Shares issuable will exceed 20% of the issued and outstanding Vahanna ordinary shares, the Nasdaq Listing Rules require that Vahanna obtain shareholder approval of the issuance of New Roadzen Ordinary Shares in connection with the consummation of the business combination.

As a result of the foregoing, Vahanna is required to obtain shareholder approval pursuant to Nasdaq Listing Rule 5635. Vahanna shareholders should read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein. Shareholder approval of the Nasdaq Proposal is also a condition to the closing under the merger agreement.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of Vahanna ordinary shares, voting together as a single class at a meeting at which quorum is present. A failure to vote proxy or to vote online at the Vahanna Special Meeting, as well as an abstention from voting or a broker non-vote, will have no effect on the Nasdaq Proposal.

The merger is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the merger agreement. Notwithstanding the approval of the Nasdaq Proposal, if the merger is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Sponsor and Vahanna’s directors and officers have agreed to vote the Founder Shares (representing approximately 19.4% of the issued and outstanding Vahanna ordinary shares as of the date hereof) and any Class A Ordinary Shares owned by them in favor of each of the Nasdaq Proposal.

Recommendation of the Vahanna Board of Directors

VAHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 8 — THE INCENTIVE PLAN PROPOSAL

Assuming the Business Combination Proposal, the Charter Proposal, and the Nasdaq Proposal are approved at the Vahanna Special Meeting, shareholders will be asked to approve the New Roadzen 2023 Equity Incentive Plan (the “Incentive Plan”). The board of directors of Vahanna adopted the Incentive Plan on [●], subject to its approval by the shareholders of Vahanna. If the shareholders approve the Incentive Plan, it will become effective upon the closing of the merger. The board of directors of Vahanna unanimously recommends that the shareholders vote “for” approval of the Incentive Plan.

Overview

The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex F. If approved by Vahanna shareholders, and assuming that the Business Combination Proposal is approved, the Incentive Plan will become effective and will be administered by the New Roadzen board of directors or by a committee that our board of directors designates for this purpose (referred to below as the plan administrator), which will have the authority to make awards under the Incentive Plan.

After careful consideration, the board of directors of Vahanna believes that approving the Incentive Plan is in the best interests of New Roadzen. The Incentive Plan promotes ownership in New Roadzen by its employees, nonemployee directors and consultants, and aligns incentives between these service providers and shareholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, New Roadzen Ordinary Shares. Therefore, the board of directors of Vahanna recommends that the Vahanna shareholders approve the Incentive Plan.

Summary of the Material Features of the Incentive Plan

The following is a summary of the material features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan attached as Annex F to this proxy statement/ prospectus.

Purpose; Types of Awards

The purpose of the Incentive Plan is to attract, retain and appropriately reward employees, directors, and consultants in order to motivate their performance in the achievement of New Roadzen’s business objectives and align their interests with the long-term interests of New Roadzen’s shareholders. To accomplish this purpose, the Incentive Plan permits the granting of awards in the form of incentive share options within the meaning of Section 422 of the Code, nonqualified share options, share appreciation rights (“SARs”), restricted shares, restricted share units, performance-based awards (including performance shares, performance units and performance bonus awards), and other share-based or cash-based awards.

Shares Subject to the Incentive Plan

Subject to the assumptions set forth under “Basis of Presentation and Glossary” and assuming no public shareholders exercise their redemption rights, a total of [●] New Roadzen Ordinary Shares will be reserved and available for issuance under the Incentive Plan, which represents [●]% of the New Roadzen Ordinary Shares outstanding as of the Closing. The maximum number of shares that may be issued pursuant to options intended to be incentive share options is [●] shares. The aggregate grant date fair market value of New Roadzen Ordinary Shares subject to awards granted during any fiscal year to any non-employee director, when taken together with the cash fees paid to such non-employee director during the fiscal year (in each case, with respect to his or her service as a non-employee director), shall not exceed $[●].

The total number of New Roadzen Ordinary Shares that will be reserved and may be issued under the Incentive Plan will automatically increase on the first trading day of each calendar year, by a number of shares equal to [●] percent ([●]%) of the total number of New Roadzen Ordinary Shares outstanding on the last day of the prior calendar year. The plan administrator may act prior to January 1 of a given year to provide that there will be no increase in the share reserve for that year, or that the increase in the share reserve will be smaller than as provided in the Incentive Plan.

If an award granted under the Incentive Plan is forfeited, canceled, settled, or otherwise terminated without a distribution of shares, the shares underlying that award will again become available for issuance under the Incentive Plan. The following shares will be available for issuance under the Incentive Plan: (i) shares delivered to or withheld to pay withholding taxes or any applicable exercise price, and (ii) shares subject to any exercised stock-settled SAR or options. In addition, any shares tendered to exercise outstanding options or other awards or repurchased on the open market using exercise price proceeds will be available for issuance under the Incentive Plan. Any substitute awards shall not reduce the shares authorized for grant under the Incentive Plan.

Administration of the Incentive Plan

The Incentive Plan will be administered by the plan administrator, who is the board of directors of New Roadzen or a committee that the board of directors of New Roadzen designates. The plan administrator has the power to determine the terms of the awards granted under the Incentive Plan, including the exercise price, the number of shares subject to each award, and the exercisability and vesting terms of the awards. The plan administrator also has the power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the Incentive Plan. All decisions made by the administrator pursuant to the provisions of the Incentive Plan will be final, conclusive and binding.

Participation

Participation in the Incentive Plan will be open to employees, non-employee directors, or consultants, who have been selected as an eligible recipient under the Incentive Plan by the plan administrator. Awards of incentive stock options, however, will be limited to employees eligible to receive such form of award under the Code. Following the consummation of the merger, it is expected that approximately [●] employees, [●] consultants and [●] of our non-employee directors will be eligible to participate in the Incentive Plan.

Types of Awards

The types of awards that may be made under the Incentive Plan are described below. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the plan administrator, subject to the Incentive Plan.

Share Options

The Incentive Plan provides for grants of both nonqualified and incentive share options. A nonqualified share option entitles the recipient to purchase New Roadzen Ordinary Shares at a fixed exercise price. The exercise price per share will be determined by the compensation committee but such price will never be less than 100% of the fair market value of an ordinary share on the date of grant. Fair market value will generally be the closing price of a share of New Roadzen Ordinary Shares on Nasdaq on the date of grant. Nonqualified share options under the Incentive Plan generally must be exercised within ten years from the date of grant. A nonqualified share option is an option that does not meet the qualifications of an incentive share option as described below.

An incentive share option is a share option that meets the requirements of Section 422 of the Code. Incentive share options may be granted only to employees and the aggregate fair market value of a share of New Roadzen Ordinary Shares determined at the time of grant with respect to incentive share options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. No incentive share option may be granted to any person who, at the time of the grant, owns or is deemed to own shares possessing more than 10% of New Roadzen’s total combined voting power or that of any of New Roadzen’s affiliates unless (i) the option exercise price is at least 110% of the fair market value of the shares subject to the option on the date of grant and (ii) the term of the incentive share option does not exceed five years from the date of grant.

Unless otherwise determined by the plan administrator, each vested and outstanding option granted under the Incentive Plan will automatically be exercised on the last business day of the applicable option term, to the extent that, as of such date, (i) the exercise price of such option is less than the fair market value of a share, and (ii) the holder of such option remains actively in service.

Share Appreciation Rights

A SAR entitles the holder to receive an amount equal to the difference between the fair market value of a share of New Roadzen Ordinary Shares on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of New Roadzen Ordinary Shares on the grant date), multiplied by the number of New Roadzen Ordinary Shares subject to the SAR (as determined by the plan administrator). Unless otherwise determined by the plan administrator, each vested and outstanding SAR granted under the Incentive Plan will automatically be exercised on the last business day of the applicable SAR term, to the extent that, as of such date, (i) the exercise price of such SAR is less than the fair market value of a share, and (ii) the holder of such SAR remains actively in service.

Restricted Shares

A restricted share award is an award of New Roadzen Ordinary Shares that vest in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine in the award agreement whether the participant will be entitled to receive dividends on such restricted shares.

Restricted Share Units

A restricted share unit is a right to receive shares or the cash equivalent of New Roadzen Ordinary Shares at a specified date in the future, subject to forfeiture of such right. If the restricted share unit has not been forfeited, then on the date specified in the restricted share unit grant, New Roadzen must deliver to the holder of the restricted share unit unrestricted New Roadzen Ordinary Shares (or, in the plan administrator’s sole discretion, cash equal to the shares that would otherwise be delivered, or partly in cash and partly in shares).

Other Share-Based Awards

We may grant or sell to any participant a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, New Roadzen Ordinary Shares, including unrestricted Roadzen Common Stock under the Incentive Plan or a dividend equivalent. A dividend equivalent is a right to receive payments, based on dividends with respect to New Roadzen Ordinary Shares. To the extent that an award contains a right to receive dividends or dividend equivalents while the award remains unvested, the dividends and dividend equivalents will be accumulated and paid once and to the extent that the underlying award vests.

Other Cash-Based Awards

We may grant cash awards under the Incentive Plan, including cash awards as a bonus or upon the attainment of certain performance goals.

Performance-Based Awards

We may grant an award conditioned on satisfaction of certain performance criteria. Such performance-based awards include performance-based restricted shares and restricted share units. Any dividends or dividend equivalents payable or credited to a participant with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.

Performance Goals

If the plan administrator determines that an award under the Incentive Plan will be earned subject to the achievement of performance goals, the plan administrator may select one or more performance criteria upon which to grant such award, which may include, but are not limited to, any one or more of the following: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total shareholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of an ordinary share; expense/cost control; working capital; customer satisfaction; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; any other criteria specified by the plan administrator in its sole discretion; or, as applicable, any combination of, or a specified increase or decrease in, any of the foregoing.

Equitable Adjustments

In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, extraordinary dividend, share capitalization or subdivision, combination or exchange of shares, or other change in corporate structure or payment of any other distribution, the maximum number and kind of New Roadzen Ordinary Shares reserved for issuance or with respect to which awards may be granted under the Incentive Plan will be adjusted to reflect such event, and the plan administrator will make such adjustments as it deems appropriate and equitable in the number, kind and exercise price of New Roadzen Ordinary Shares covered by outstanding awards made under the Incentive Plan, and in any other matters that relate to awards and that are affected by the changes in the shares referred to in this section.

Change in Control

In the event of any proposed change in control (as defined in the Incentive Plan), the plan administrator will take any action as it deems appropriate and equitable to effectuate the purposes of the Incentive Plan and to protect the participants who hold outstanding awards under the Incentive Plan, which action may include, without limitation, the following: (i) the continuation of any award, if New Roadzen is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any award, provided, however, that any such substitution with respect to options and SARs shall occur in accordance with the requirements of Section 409A of the Code; or (iv) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the change in control price or if the plan administrator determines that the award cannot reasonably become vested pursuant to its terms, such award shall terminate and be canceled without consideration.

Amendment and Termination

The plan administrator may alter, amend, modify, or terminate the Incentive Plan at any time, provided that the approval of our shareholders will be obtained for any amendment to the Incentive Plan that requires shareholder approval under the rules of the stock exchange(s) on which the New Roadzen Ordinary Shares is then listed or in accordance with other applicable law, including, but not limited to, an increase in the number of New Roadzen Ordinary Shares reserved for issuance, a reduction in the exercise price of options or other entitlements, an extension of the maximum term of any award, or an amendment that grants the plan administrator additional powers to amend the Incentive Plan. In addition, no modification of an award will, without the prior written consent of the participant, adversely alter or impair any rights or obligations under any award already granted under the Incentive Plan, unless the plan administrator expressly reserved the right to do so at the time of the award.

Material U.S. Federal Income Tax Effects

The following discussion of certain relevant United States federal income tax effects applicable to certain awards granted under the Incentive Plan is only a summary of certain of the United States federal income tax consequences applicable to United States residents under the Incentive Plan, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the Incentive Plan or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the Incentive Plan.

Nonqualified Share Options

An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of a nonqualified share option. Rather, at the time of exercise of the nonqualified share option, the optionee will recognize ordinary income, subject to wage and employment tax withholding, and New Roadzen will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. If the shares acquired upon the exercise of a nonqualified share option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee), depending upon the length of time such shares were held by the optionee.

Incentive Share Options

An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of an incentive share option (within the meaning of Section 422 of the Code) and New Roadzen will not be entitled to a deduction at that time. If the incentive share option is exercised during employment or within ninety (90) days following the termination thereof (or within one year following termination, in the case of a termination of employment due to death or disability, as such terms are defined in the Incentive Plan), the optionee will not recognize any income and New Roadzen will not be entitled to a deduction. The excess of the fair market value of the shares on the exercise date over the exercise price, however, is includible in computing the optionee’s alternative minimum taxable income. Generally, if an optionee disposes of shares acquired by exercising an incentive share option either within two years after the date of grant or one year after the date of exercise, the optionee will recognize ordinary income, and New Roadzen will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the sale price, if lower) over the exercise price. The balance of any gain or loss will generally be treated as a capital gain or loss to the optionee. If the shares are disposed of after the two-year and one-year periods described above, New Roadzen will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

SARs

A participant subject to United States federal income tax who is granted a SAR will not recognize ordinary income for United States federal income tax purposes upon receipt of the SAR. At the time of exercise, however, the participant will recognize ordinary income, subject to wage and employment tax withholding, equal to the value of any cash received and the fair market value on the date of exercise of any shares received. New Roadzen will not be entitled to a deduction upon the grant of a SAR, but generally will be entitled to a deduction for the amount of income the participant recognizes upon the participant’s exercise of the SAR. The participant’s tax basis in any shares received will be the fair market value on the date of exercise and, if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of the shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Shares

A participant subject to United States federal income tax generally will not be taxed upon the grant of a restricted share award, but rather will recognize ordinary income for United States federal income tax purposes in an amount equal to the fair market value of the shares at the time the restricted stock is no longer subject to a substantial risk of forfeiture (within the meaning of the Code). New Roadzen generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal the fair market value of those shares at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the restricted shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. New Roadzen generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Restricted Stock Units

A participant subject to United States federal income tax who is granted a restricted share unit will not recognize ordinary income for United States federal income tax purposes upon the receipt of the restricted share unit, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the award is settled into shares, subject to wage and employment tax withholding, and New Roadzen will have a corresponding deduction at that time.

Other Share-Based and Other Cash-Based Awards

In the case of other share-based and other cash-based awards, depending on the form of the award, a participant subject to United States federal income tax will not be taxed upon the grant of such an award, but, rather, will recognize ordinary income for United States federal income tax purposes when such an award vests or otherwise is free of restrictions. In any event, New Roadzen will be entitled to a deduction at the time when, and in the amount that, a participant recognizes ordinary income.

Tax Effects for New Roadzen

In addition to the tax impact to New Roadzen described above, New Roadzen’s deduction may also be limited by Section 280G or Section 162(m) of the Code. In general, Section 162(m) of the Code denies a publicly held corporation a deduction for United States federal income tax purposes for compensation in excess of $1,000,000 per year per covered employee.

New Plan Benefits

As of the date hereof, no awards have been granted under the Incentive Plan. The aggregate number of shares and aggregate total dollar value of potential future awards under the Incentive Plan that may be made to any of our named executive officers or to our executive officers, non-executive officer employees or non-executive directors as a group are not yet determinable because the types and amounts of awards and selection of participants are subject to the plan administrator’s future determination.

Registration with the SEC

If the Incentive Plan is approved by our shareholders and becomes effective, New Roadzen is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Plan as soon as reasonably practicable after becoming eligible to use such form.

Equity Compensation Plan Information

Vahanna did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2022.

Vote Required for Approval

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of Vahanna ordinary shares, voting together as a single class at a meeting at which a quorum is present. A failure to vote proxy or to vote online at the Vahanna Special Meeting, as well as an abstention from voting or a broker non-vote, will have no effect on the Incentive Plan Proposal.

The Sponsor and Vahanna’s directors and officers have agreed to vote the Founder Shares (representing approximately 19.4% of the issued and outstanding Vahanna ordinary shares as of the date hereof) and any Class A Ordinary Shares owned by them in favor of each of the Incentive Plan Proposal.

A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex F.

Recommendation of the Vahanna Board of Directors

VAHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 9 — THE ESPP PROPOSAL

Assuming the Business Combination Proposal, the Charter Proposal, and the Nasdaq Proposal are approved at the Vahanna Special Meeting, shareholders will be asked to approve the New Roadzen 2023 Employee Stock Purchase Plan (the “ESPP”). The board of directors of Vahanna adopted the ESPP on [●], subject to its approval by the shareholders of Vahanna. If the shareholders approve the ESPP, it will become effective upon the closing of the merger. The board of directors of Vahanna unanimously recommends that the shareholders vote “for” approval of the ESPP.

Overview

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/ prospectus as Annex H. If approved by Vahanna shareholders, and assuming that the Business Combination Proposal is approved, the ESPP will become effective and will be administered by the New Roadzen board of directors or by a committee that our board of directors designates for this purpose (referred to below as the plan administrator), which will have the authority to make offerings under the ESPP.

After careful consideration, the board of directors of Vahanna believes that approving the ESPP is in the best interests of New Roadzen. We are seeking shareholder approval of the ESPP (i) to qualify the ESPP as an “employee stock purchase plan” under Section 423 of the Code and the related regulations and (ii) in order to comply with the Nasdaq listing rules.

The purpose of the ESPP is to encourage employee stock ownership, thus aligning employee interests with those of our shareholders, and to enhance the ability of New Roadzen to attract, motivate and retain qualified employees. We believe that the ESPP will offer a convenient means for our employees who might not otherwise own our common stock to purchase and hold shares. Therefore, the board of directors of Vahanna recommends that the Vahanna shareholders approve the ESPP.

Summary of Material Terms of the ESPP

The following is a summary of the material features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP attached as Annex H to this proxy statement/ prospectus.

Shares Subject to the ESPP

The ESPP will cover an aggregate of [●] New Roadzen Ordinary Shares. The total number of New Roadzen Ordinary Shares that will be reserved and that may be issued under the ESPP will automatically increase on the first trading day of each calendar year, beginning with calendar year 2023, by a number of shares equal to [●] percent ([●]%) of the total number of New Roadzen Ordinary Shares outstanding on the last day of the prior calendar year. The plan administrator may act prior to January 1 of a given year to provide that there will be no increase in the share reserve for that year, or that the increase in the share reserve will be smaller than as provided in the ESPP.

To prevent dilution or enlargement of the rights of participants under the ESPP, appropriate adjustments will be made if any change is made to our outstanding common stock by reason of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common stock or its value.

ESPP Participants

Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. However, the plan administrator has certain discretion to vary the eligibility requirements. Specifically, the plan administrator may, prior to an enrollment date for all options granted on such enrollment date in an offering, determine that any of the following is or is not eligible to participate in such offering period: an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the plan administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the plan administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the plan administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act. Following the consummation of the Business Combination, it is expected that approximately [●] employees, 0 non-employee directors and 0 consultants will be eligible to participate in the ESPP.

However, an employee may not be granted rights to purchase New Roadzen Ordinary Shares under the ESPP if such employee immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or holds rights to purchase shares of our common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year.

Administration

The ESPP will be administered by the Board or any committee designated by the Board. The plan administrator has broad power to make determinations under the ESPP, to interpret the terms of the ESPP and to establish rules and regulations for its administration. The plan administrator determines whether offers will be made and the beginning and ending dates of the related purchase periods. The plan administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, supply omissions or correct defects in the ESPP, designate separate offerings under the ESPP, designate our subsidiaries and affiliates as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary for the administration of the ESPP. The plan administrator’s findings, decisions and determinations are final and binding on all participants to the full extent permitted by law.

Purchases Under ESPP

The plan administrator will determine the length of each offering period. An offering period may be more than 27 months. We anticipate initiating the ESPP with [●]-month offering periods, with [●] offering periods having [●]-month purchase periods. The plan administrator determines the purchase price at which shares may be purchased by participants, which will not be less than the lesser of 85% of the fair market value per New Roadzen Ordinary Share on the first day of the purchase period or 85% of the fair market value per share on the last day of the purchase period. The plan administrator will determine whether the participants will be subject to any minimum holding period for the shares of common stock purchased under the ESPP. The plan administrator currently intends to require a minimum holding period of [●] months from the end of each applicable purchase period.

Prior to the first day of each offering period, each participant will make an election to participate during the offering period. At the end of each purchase period, the participant will receive a number of shares, determined on the last day of the purchase period, equal to the payroll deductions credited during the purchase period divided by the applicable purchase price, except that no fractional shares may be purchased under the ESPP. We intend to initially set the purchase price at a 15% discount from the lesser of the closing price on the first day of the offering period and the closing price on the purchase date. A participant may not purchase shares with a fair market value greater than $25,000 under the ESPP in any calendar year. The plan administrator may, however, modify at its discretion the discount, purchase period, purchase date and other aspects of the ESPP design within the ESPP parameters from time to time.

Participants may purchase shares only by submitting an election form during the election period established by the plan administrator prior to the beginning of each offering period, stating the participant’s election to have after-tax payroll deductions made for the purpose of participating in the ESPP. After initial enrollment in the ESPP, payroll deductions will continue from offering period to offering period unless the participant makes another election to terminate his or her payroll deductions, terminates his or her employment with New Roadzen or becomes ineligible to participate in the ESPP. The amounts deducted will be credited to the participant’s account under the ESPP until the purchase date, but we will not pay any interest on the deducted amounts.

Participants may end their participation at any time during an offering period in accordance with any applicable insider trading policies by submitting to New Roadzen’s stock administration office a written notice of withdrawal in the form determined by the plan administrator or by following an electronic or other withdrawal procedure determined by the plan administrator. In such case, participants will be paid their accrued contributions that have not yet been used to purchase shares of our common stock. Additionally, participation ends automatically upon termination of employment with us. If sufficient shares are not available in any purchase period under the ESPP, the available shares will be allocated pro rata among the participants in that purchase period in a uniform manner as determined by the plan administrator for that purchase period. Any amounts not applied to the purchase of common stock will be refunded to the participants after the end of the purchase period without interest.

Restriction on Transfer

The right to acquire shares under the ESPP is not transferable.

Change in Control

If there is a change in control of New Roadzen, each right to purchase shares under the ESPP will be assumed or an equivalent right to purchase shares will be substituted by the successor corporation or a parent or subsidiary of such corporation. If the successor corporation fails to assume or substitute for the ESPP purchase rights, the plan administrator will shorten the offering period covered by such ESPP purchase right by setting a new exercise date on which such offering period will end. The new exercise date will occur before the change in control. The plan administrator will notify each participant in writing or electronically prior to the new exercise date, that the exercise date for the participant’s purchase rights has been changed to the new exercise date and the participant’s purchase rights will be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the offering period.

Amendment and Termination of the ESPP

The plan administrator has the authority to amend, suspend or terminate the ESPP unless the amendment requires stockholder approval pursuant to Section 423 of the Code, other applicable laws or stock exchange rules. No amendment or termination will adversely affect any right to purchase shares that has been granted under the ESPP without the consent of the participant. The 2021 ESPP shall continue in effect for ten (10) years after the date of stockholder approval.

Application of Funds

We may use the proceeds from the sale of our common stock pursuant to the ESPP for any corporate purpose.

Material U.S. Federal Income Tax Consequences

The following discussion of certain relevant United States federal income tax consequences applicable to the purchase of shares under the ESPP is only a summary of certain of the United States federal income tax consequences applicable to United States residents under the ESPP as of the date hereof, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the ESPP or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the ESPP.

No taxable income will be recognized by a participant, and no deductions will be allowable to New Roadzen, upon either the grant or the exercise of rights to purchase shares. A participant only will recognize income when the shares acquired under the ESPP are sold or otherwise disposed of.

The tax due upon sale or other disposition of the acquired shares depends on the length of time that the participant holds the shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period pursuant to which the shares were acquired or within one year after the actual purchase date of those shares, the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. New Roadzen will be entitled to a corresponding income tax deduction for the amount of income recognized for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares, and any additional gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term capital gain.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period pursuant to which the shares were acquired and more than one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (ii) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. New Roadzen will not be entitled to an income tax deduction with respect to such disposition.

The tax consequences to a participant may vary depending upon the participant’s individual situation. In addition, various state laws may provide for tax consequences that vary significantly from those described above.

New Plan Benefits

Participation in the ESPP is entirely within the discretion of the eligible employees. Because we cannot presently determine the participation levels by employee, the rate of contributions by employees and the eventual purchase price under the ESPP, it is not possible to determine the value of benefits which may be obtained by executive officers and other employees under the ESPP. Non-employee directors are not eligible to participate in the ESPP.

Registration with the SEC

If the ESPP is approved by our shareholders and becomes effective, New Roadzen is expected to file a registration statement on Form S-8 registering the shares reserved for offerings under the ESPP as soon as reasonably practicable after becoming eligible to use such form.

Equity Compensation Plan Information

Vahanna did not maintain, or have any securities authorized for issuance under, any equity compensation plans, including employee stock purchase plans as of December 31, 2022.

Vote Required for Approval

Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of Vahanna ordinary shares, voting together as a single class at a meeting at which a quorum is present. A failure to vote proxy or to vote online at the Vahanna Special Meeting, as well as an abstention from voting or a broker non-vote, will have no effect on the ESPP Proposal.

The Sponsor and Vahanna’s directors and officers have agreed to vote the Founder Shares (representing approximately 19.4% of the issued and outstanding Vahanna ordinary shares as of the date hereof) and any Class A Ordinary Shares owned by them in favor of each of the ESPP Proposal.

A copy of the ESPP is attached to this proxy statement/prospectus as Annex H.

Recommendation of the Vahanna Board of Directors

VAHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ESPP PROPOSAL.

PROPOSAL NO. 10 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow Vahanna’s board of directors to adjourn the Vahanna Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Vahanna Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposal, the Domestication Proposal, the Delaware Charter Proposal, the ESPP Proposal, the Nasdaq Proposal or the Incentive Plan Proposal, or holders of Class A Ordinary Shares have elected to redeem an amount of Class A Ordinary Shares such that Vahanna would have less than $5,000,001 of net tangible assets or the Minimum Cash Condition would not be satisfied or waived by Roadzen. In no event will Vahanna’s board of directors adjourn the Vahanna Special Meeting or consummate the merger beyond the date by which it may properly do so under its Existing Charter and BVI law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Vahanna’s shareholders, Vahanna’s board of directors may not be able to adjourn the Vahanna Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposal, the Domestication Proposal, the Delaware Charter Proposal, the ESPP Proposal, the Nasdaq Proposal or the Incentive Plan Proposal, or holders of Class A Ordinary Shares have elected to redeem an amount of Class A Ordinary Shares such that Vahanna would have less than $5,000,001 of net tangible assets or the Minimum Condition would not be satisfied or waived by Roadzen, and may be unable to consummate the merger. If Vahanna does not consummate the merger and fails to complete an initial business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination) (subject to the requirements of law), it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public shareholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires affirmative vote of a majority of the votes cast by holders of Vahanna ordinary shares, voting together as a single class, at a meeting in which a quorum is present.

A failure to vote by proxy or to vote online at the Vahanna Special Meeting, as well as an abstention from voting or a broker non-vote, will have no effect on the Adjournment Proposal.

The merger is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor and Vahanna’s directors and officers have agreed to vote the Founder Shares (representing approximately 19.4% of the issued and outstanding Vahanna ordinary shares as of the date hereof) and any Class A Ordinary Shares owned by them in favor of each of the Adjournment Proposal.

Recommendation of the Vahanna Board of Directors

VAHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations applicable to beneficial owners (“Holders”) of Class A Ordinary Shares and public warrants immediately prior to the merger (collectively, “Vahanna Securities”) with respect to the (i) Deemed Domestication (as defined below) or the Domestication, as applicable (each as defined below), and (ii) the exercise of redemption rights, and the ownership and disposition of Vahanna Securities following the merger.

This discussion applies only to Vahanna Securities that are held as “capital assets” within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury Regulations, administrative rules, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. Vahanna has not sought, and will not seek, any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.

The following discussion does not purport to be a complete analysis of all potential tax effects resulting from the completion of the merger and does not address the tax treatment of any other transactions occurring in connection with the merger. Furthermore, it does not address all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state, local, or non-U.S. tax laws, any tax treaties or tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	specified foreign corporations (including “controlled foreign corporations”), PFICs, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons deemed to sell Vahanna Securities under the constructive sale provisions of the Code;

•	persons that acquired Vahanna Securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•

persons that hold Vahanna Securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

•	certain former citizens or long-term residents of the United States;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•	except as specifically provided below, persons that actually or constructively hold 5% or more (by vote or value) of any class of shares of Vahanna;

•	the Sponsor and the Holders of Founder Shares; or S-corporations, partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Vahanna Securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Vahanna Securities should consult with, and rely solely upon, their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. Holder” is a Holder that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

If a Holder is not described as a U.S. Holder and is not an entity treated as a partnership or other pass- through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax considerations generally applicable to Non-U.S. Holders are described below under the heading “— U.S. Federal Income Taxation of Non-U.S. Holders.”

ALL HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Residency of Vahanna for U.S. Federal Income Tax Purposes

Although Vahanna is incorporated under the laws of the British Virgin Islands, we expect it will be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code if (i) public holders of Vahanna’s Class A Ordinary Shares elect to redeem at least 12,000,000 Class A Ordinary Shares (or at least approximately 48% of the issued and outstanding Vahanna ordinary shares) in connection with the Vahanna Special Meeting and (ii) the merger is completed. For U.S. federal income tax purposes, a corporation is generally considered a U.S. or “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” or non-U.S. corporation (or non-U.S. tax resident) if it is not organized in the United States. Because Vahanna is an entity incorporated under the laws of the British Virgin Islands, it would generally be classified as a non-U.S. corporation (or non-U.S. tax resident) absent the merger. Section 7874 of the Code provides an exception under which a corporation organized outside the U.S. may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Under Section 7874 of the Code, a corporation created or organized outside the United States will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes if the following conditions are met: (i) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation, including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation (the consummation of the merger will satisfy this requirement), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation, and (iii) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the country in which the non-U.S. corporation is created or organized relative to such expanded affiliated group’s worldwide activities (a transaction that satisfies all the requirements (i) through (iii) is referred to herein as an “80% Inversion”).

As noted above, an 80% Inversion will not occur if, after the acquisition, the “expanded affiliated group” which includes the non-U.S. acquiring corporation has “substantial business activities” in the foreign country in which, or under the law of which, the non-U.S. corporation is created or organized when compared to the total business activities of such expanded affiliated group (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the non-U.S. acquiring corporation’s “expanded affiliated group” must be based, located and derived, respectively, in the country in which the non-U.S. acquiring corporation is a tax resident after the acquisition. We believe that Vahanna will not satisfy the Substantial Business Activities Test because it is a blank check company without substantial business activities in the British Virgin Islands, and the subsidiaries of the Companies that will comprise the “expanded affiliated group” of Vahanna do not have substantial business activities in the British Virgin Islands.

Based upon the terms of the merger and the expected number of redemptions of Class A Ordinary Shares by public shareholders, we believe that the merger will result in an 80% Inversion. In the event that public holders of Vahanna’s Class A Ordinary Shares elect to redeem less than 12,000,000 Class A Ordinary Shares (or less than approximately 48% of the outstanding Vahanna ordinary shares) by the date and time described in the subsection of this proxy statement/prospectus titled “Vahanna Special Meeting of Shareholders — Redemption Rights,” it is a requirement under the merger agreement that Vahanna will continue out of the British Virgin Islands and become domesticated as a corporation in the State of Delaware pursuant to Section 184 of the British Virgin Islands Business Companies Act and Section 388 of the Delaware General Corporation Law in a transaction that, like the Deemed Domestication, is expected to constitute an F Reorganization (the “Domestication”). Accordingly, Vahanna is expected to be treated as a U.S. corporation for U.S. federal income tax purposes, either under Section 7874 of the Code if the merger is completed, or via the Domestication.

The remainder of this discussion assumes that Vahanna will be treated as a U.S. corporation for U.S. federal income tax purposes.

EACH INVESTOR SHOULD CONSULT WITH, AND RELY SOLELY UPON, ITS TAX ADVISOR REGARDING THE CONSEQUENCES OF THE MERGER BEING TREATED AS AN 80% INVERSION AND THE DOMESTICATION.

Subject to the qualifications, assumptions and limitations set forth below and in the opinion attached as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part, the statements of law and legal conclusions set forth below under the headings “— U.S. Federal Income Taxation of U.S. Holders — The Deemed Domestication” and “— U.S. Federal Income Taxation of U.S. Holders — The Domestication” constitute the opinion of Gibson, Dunn & Crutcher LLP as to the material U.S. federal income tax consequences of (i) the Deemed Domestication to the Holders of Vahanna Securities, (ii) an exercise of redemption rights generally applicable to Holders of Class A Ordinary Shares following the Deemed Domestication, (iii) the ownership and disposition of Vahanna Securities following the Deemed Domestication, (iv) the Domestication to the Holders of Vahanna Securities, (v) an exercise of redemption rights generally applicable to Holders of Class A Ordinary Shares following the Domestication, and (vi) the ownership and disposition of Vahanna Securities following the Domestication.

U.S. Federal Income Taxation of U.S. Holders

The Deemed Domestication

As a result of the 80% Inversion, pursuant to the U.S. Treasury Regulations under Section 7874 of the Code, Vahanna will be deemed to convert from a non-U.S. corporation to a U.S. corporation in an F Reorganization that occurs at the end of the day immediately preceding the merger (the “Deemed Domestication”). Therefore, subject to certain rules discussed under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)” and “— U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules,” the following should be deemed to occur for U.S. federal income tax purposes:

•

Vahanna should be deemed to (i) transfer all of its assets and liabilities to a newly-formed U.S. corporation in exchange for all of the outstanding common stock and warrants of the newly-formed U.S. corporation, and then (ii) distribute such common stock and warrants to the shareholders of Vahanna in a deemed liquidation of Vahanna, and the taxable year of Vahanna should end on the day immediately preceding the merger;

•	a U.S. Holder that is deemed to exchange its Vahanna Securities in the Deemed Domestication should not recognize any gain or loss on such exchange;

•

the tax basis of a security deemed to have been received by a U.S. Holder in the Deemed Domestication should be equal to the U.S. Holder’s adjusted tax basis in the Vahanna Security deemed to be surrendered in exchange therefor; and

•	the holding period for a security deemed to have been received by a U.S. Holder should include such U.S. Holder’s holding period for the Vahanna Security deemed to be surrendered in exchange therefor.

The Deemed Domestication is mandated by Section 7874 of the Code and the U.S. Treasury Regulations thereunder in connection with an 80% Inversion but will only happen for U.S. federal income tax purposes. Vahanna will not actually issue new securities in connection with the Deemed Domestication. Therefore, for all purposes (other than U.S. federal income tax purposes), the Holders will continue to hold the same Vahanna Securities held before the Deemed Domestication, subject to the U.S. federal income tax consequences discussed above and references to Class A Ordinary Shares, public warrants and Vahanna Securities in the remainder of this discussion will include the securities in Vahanna (as a U.S. corporation) deemed issued in the Deemed Domestication, as applicable, and references to the treatment after the merger of Class A Ordinary Shares and public warrants in the remainder of this discussion will be deemed to refer to the New Roadzen Ordinary Shares and the New Roadzen Public Warrants, respectively, where applicable.

Because the Deemed Domestication will occur prior to the redemption of Class A Ordinary Shares described in the subsection of this proxy statement/prospectus titled “Vahanna Special Meeting of Shareholders — Redemption Rights,” U.S. Holders exercising their redemption rights with respect to their Class A Ordinary Shares deemed to have been received in the Deemed Domestication will be subject to the potential tax consequences of the Deemed Domestication. All U.S. Holders considering exercising their redemption rights with respect to their Class A Ordinary Shares should consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Deemed Domestication and exercise of redemption rights.

The Domestication

In the event that public holders of Vahanna’s Class A Ordinary Shares elect to redeem less than 12,000,000 Class A Ordinary Shares (or less than approximately 48% of the outstanding Vahanna ordinary shares) by the date and time described in the subsection of this proxy statement/prospectus titled “Vahanna Special Meeting of Shareholders — Redemption Rights,” Vahanna will undergo the Domestication. The U.S. federal income tax consequences of the Domestication, if applicable, will depend primarily upon whether the Domestication qualifies as an F Reorganization.

The Domestication generally should qualify as an F Reorganization. Assuming the Domestication so qualifies, and to the extent the Domestication is employed in connection with the merger, subject to certain rules discussed under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)” and “— U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules,” the following should be deemed to occur for U.S. federal income tax purposes:

•

Vahanna should be deemed to (i) transfer all of its assets and liabilities to a newly-formed U.S. corporation in exchange for all of the outstanding common stock and warrants of the newly-formed U.S. corporation, and then (ii) distribute such common stock and warrants to the shareholders of Vahanna in a deemed liquidation of Vahanna, and the taxable year of Vahanna should end on the day the certificate of domestication is filed with the Delaware Secretary of State, which in all events will be at least one business day before the merger;

•	a U.S. Holder that is deemed to exchange its Vahanna Securities in the Domestication should not recognize any gain or loss on such exchange, except as required by Section 367(b) of the Code;

•

the tax basis of a security deemed to have been received by a U.S. Holder in the Domestication should be equal to the U.S. Holder’s adjusted tax basis in the Vahanna Security deemed to be surrendered in exchange therefor; and

•	the holding period for a security deemed to have been received by a U.S. Holder should include such U.S. Holder’s holding period for the Vahanna Security deemed to be surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the rules discussed under “— U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules,” a U.S. Holder generally would recognize gain or loss with respect to a Class A Ordinary Share or public warrant in an amount equal to the difference, if any, between the fair market value of the corresponding Class A Ordinary Share or public warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its Class A Ordinary Share or public warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in any Class A Ordinary Share or public warrant would be equal to the fair market value of such Class A Ordinary Share or public warrant on the date of the Domestication and such U.S. Holder’s holding period for such Class A Ordinary Share or public warrant would begin on the day following the date of the Domestication.

Because the Domestication will occur prior to the redemption of Class A Ordinary Shares described in the subsection of this proxy statement/prospectus titled “Vahanna Special Meeting of Shareholders — Redemption Rights,” U.S. Holders exercising their redemption rights with respect to their Class A Ordinary Shares deemed to have been received in the Domestication will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising their redemption rights with respect to their Class A Ordinary Shares should consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

In addition, in connection with the merger, Vahanna will approve and adopt the Proposed Charter changing the name of the company to Roadzen Inc. The adoption of the Proposed Charter in connection with the merger and the name change are not expected to have any U.S. federal income tax consequences to U.S. Holders.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DEEMED DOMESTICATION AND THE DOMESTICATION ARE COMPLEX. U.S. HOLDERS OF VAHANNA SECURITIES SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DEEMED DOMESTICATION AND THE DOMESTICATION.

Effects of Section 367(b)

Section 367(b) of the Code applies to certain non-recognition transactions involving non-U.S. corporations, including the Deemed Domestication and the Domestication. When it applies, Section 367(b) imposes U.S.

federal income tax on certain U.S. persons in connection with transactions that otherwise would generally be tax-free. Section 367(b) may apply with respect to U.S. Holders on the date of the Deemed Domestication or Domestication, as applicable. Because the Deemed Domestication or Domestication, as applicable, will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their Class A Ordinary Shares, U.S. Holders exercising such redemption rights may also be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Deemed Domestication or Domestication, as applicable.

U.S. Holders that Own More than 10 Percent (by Vote or Value) of Vahanna

A U.S. Holder who on the date of the Deemed Domestication or Domestication, as applicable, beneficially owns (actually or constructively, including by taking into account a U.S. Holder’s ownership of public warrants) 10% or more of the total combined voting power of all Class A Ordinary Shares entitled to vote or 10% or more of the total value of all classes of Vahanna stock (a “10% Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Class A Ordinary Shares it directly owns, within the meaning of U.S. Treasury Regulations under Section 367 of the Code. Complex attribution rules apply in determining whether a U.S. Holder is a 10% Shareholder. U.S. Holders should consult their tax advisors regarding such attribution rules.

A 10% Shareholder’s “all earnings and profits amount” with respect to its Class A Ordinary Shares is the net positive earnings and profits of Vahanna (as determined under U.S. Treasury Regulations under Section 367 of the Code) attributable to such Class A Ordinary Shares (as determined under U.S. Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such Class A Ordinary Shares. U.S. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the U.S. Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Vahanna does not expect to have significant cumulative net earnings and profits, if any, on the date of the Deemed Domestication or Domestication, as applicable. If Vahanna’s cumulative net earnings and profits through the date of the Deemed Domestication or Domestication, as applicable, is less than or equal to zero, then a 10% Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its Class A Ordinary Shares. It is possible, however, that the amount of Vahanna’s cumulative net earnings and profits may be greater than expected through the date of the Deemed Domestication or Domestication, as applicable, in which case a U.S. Holder that is a 10% Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend as a result of the Deemed Domestication or Domestication, as applicable.

U.S. Holders that Own Less than 10 Percent (by Vote and Value) of Vahanna

A U.S. Holder who, on the date of the Deemed Domestication or Domestication, as applicable, beneficially owns (actually or constructively, including by taking into account a U.S. Holder’s ownership of public warrants) Class A Ordinary Shares with a fair market value of $50,000 or more but is not a 10% Shareholder, will recognize gain (but not loss) with respect to the Deemed Domestication or Domestication, as applicable, or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder, as described below.

Unless a U.S. Holder makes the “all earnings and profits” election described below, such U.S. Holder generally must recognize gain (but not loss) in the Deemed Domestication or Domestication, as applicable, in an amount equal to the excess of the fair market value of such securities deemed to be received in the Deemed Domestication or Domestication, as applicable, over the U.S. Holder’s adjusted tax basis in the Class A Ordinary

Shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and would be long-term capital gain if the U.S. Holder held the Class A Ordinary Shares for longer than one year (subject to the suspension of the applicable holding period for the reasons described in “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vahanna Securities Following the Merger” below).

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. The election must comply with applicable U.S. Treasury Regulations and generally must include, among other things:

•	a statement that the Deemed Domestication or Domestication, as applicable, is a Section 367(b) exchange (within the meaning of the applicable U.S. Treasury Regulations);

•	a complete description of the Deemed Domestication or Domestication, as applicable;

•	a description of any stock, securities or other consideration that is deemed to be transferred or received in the Deemed Domestication or Domestication, as applicable;

•	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

•

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Vahanna establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified Vahanna that the U.S. Holder is making the election; and

•	certain other information required to be furnished with the U.S. Holder’s U.S. federal income tax return or otherwise furnished pursuant to the Code or the U.S. Treasury Regulations.

The election must be attached by the electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year in which it realizes income from the Deemed Domestication or Domestication, as applicable, and the U.S. Holder must send notice that it is making the election to Vahanna no later than the date such tax return is filed.

Vahanna does not expect to have significant cumulative earnings and profits, if any, on the date of the Deemed Domestication or Domestication, as applicable.

EACH U.S. HOLDER SHOULD CONSULT WITH, AND RELY SOLELY UPON, ITS TAX ADVISOR REGARDING THE ADVISABILITY OF AND THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

U.S. Holders that Own Vahanna Securities with a Fair Market Value of Less than $50,000

A U.S. Holder that is not a 10% Shareholder and who, on the date of the Deemed Domestication or Domestication, as applicable, beneficially owns (actually or constructively) Class A Ordinary Shares with a fair market value of less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Deemed Domestication or Domestication, as applicable, or to include any part of the “all earnings and profits amount” in income.

ALL U.S. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

Passive Foreign Investment Company Rules

In addition to the discussion under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b),” the Deemed Domestication or Domestication, as applicable, may also be a taxable event for U.S. Holders under the PFIC provisions of the Code to the extent Vahanna is treated as a PFIC.

PFIC Status of Vahanna

In general, a non-U.S. corporation will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either: (i) at least 75% of its gross income for such taxable year consists of passive income (e.g., dividends, interest, rents (other than rents derived from the active conduct of a trade or business), and gains from the disposition of passive assets) or (ii) the average percentage (ordinarily averaged quarterly over the year) by value of its assets during such taxable year that produce or are held for the production of passive income is at least 50%.

Based upon the composition of income and assets of Vahanna and because Vahanna is a blank check company with no current business activities, we believe that Vahanna likely would be considered a PFIC unless the “start-up exception” applies. Under the start-up exception, a non-U.S. corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Vahanna has determined that its start-up year is 2021 because Vahanna first realized gross income in 2021. The Deemed Domestication or Domestication, as applicable, will cause the taxable year of Vahanna to end either on the day immediately preceding the merger in the event of the Deemed Domestication, or on the date that the certificate of domestication is filed with the Delaware Secretary of State, in all events at least one business day before the merger, in the event of the Domestication, and we expect Vahanna to be a PFIC during such short taxable year. Therefore, we do not believe that the start-up exception applies to prevent Vahanna from being treated as a PFIC. Accordingly, we believe that Vahanna was a PFIC for its 2021, 2022 and 2023 taxable years and expect it to be a PFIC for the taxable year which ends as a result of the Deemed Domestication or Domestication, as applicable.

The following discussion assumes that Vahanna is a PFIC and summarizes the effect of the PFIC rules on the Deemed Domestication or Domestication, as applicable, to U.S. Holders

Effects of PFIC Rules on the Deemed Domestication or Domestication

As discussed above, Vahanna believes that it will be classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in the U.S. Treasury Regulations, a U.S. Holder that disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final U.S. Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed U.S. Treasury Regulations under Section 1291(f) of the Code have been promulgated, with a retroactive effective date once they become final. Assuming finalized in their proposed form, those proposed U.S. Treasury Regulations may require taxable gain recognition by a U.S. Holder with respect to its deemed exchange of Class A Ordinary Shares and public warrants in the Deemed Domestication or Domestication, as applicable, if:

•	Vahanna were classified as a PFIC at any time during such U.S. Holder’s holding period for such Class A Ordinary Shares and public warrants; and

•

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Class A Ordinary Shares or in which Vahanna was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such Class A Ordinary Shares for the first taxable year in which the U.S. Holder owned such Class A Ordinary Shares or in which Vahanna was a PFIC, whichever is later. Generally, regulations provide that neither election applies to warrants.

The U.S. tax on any such recognized gain would be imposed based on a complex set of computational rules. Under these rules:

•	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s aggregate holding period for such U.S. Holder’s Class A Ordinary Shares or public warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder realized the gain, or to the portion of the U.S. Holder’s holding period prior to the first day of Vahanna’s taxable year in which Vahanna was a PFIC, would be taxed as ordinary income; and

•

the amount of gain allocated to each of the other taxable years (or portions thereof) of the U.S. Holder would be subject to tax at the highest rate of tax in effect for the U.S. Holder for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year (or portion thereof).

The proposed U.S. Treasury Regulations provide coordinating rules with Section 367(b) of the Code whereby, if the gain recognition rule of the proposed U.S. Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “— Effects of Section 367(b),” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether such proposed regulations will be finalized and, as a result, the impact of such proposed regulations is unclear. Therefore, U.S. Holders of Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed U.S. Treasury Regulations, be subject to taxation under the PFIC rules on the Deemed Domestication or Domestication, as applicable, with respect to their Class A Ordinary Shares under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its Class A Ordinary Shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

The application of the PFIC rules to U.S. Holders of public warrants is unclear. A proposed U.S. Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a public warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final U.S. Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (each as defined below) is currently available with respect to options. Therefore, it is possible that the proposed U.S. Treasury Regulations if finalized in their proposed form would apply to cause gain recognition on the deemed exchange of public warrants for warrants pursuant to the Deemed Domestication or Domestication, as applicable. Any gain recognized by a Non-Electing Shareholder of Class A Ordinary Shares or a U.S. Holder of public warrants as a result of the Deemed Domestication or Domestication, as applicable, pursuant to the PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DEEMED DOMESTICATION AND DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL U.S. TREASURY REGULATIONS.

QEF Election and MTM Election

The impact of the PFIC rules on a U.S. Holder of Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat Vahanna as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Class A

Ordinary Shares during which Vahanna qualified as a PFIC (a “QEF Election”) or if, in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to Vahanna is contingent upon, among other things, the provision by Vahanna of a “PFIC Annual Information Statement” to such U.S. Holder. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to public warrants under applicable final U.S. Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to its Class A Ordinary Shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Deemed Domestication or Domestication, as applicable, except to the extent described above under “— Effects of Section 367,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Vahanna, whether or not such amounts are actually distributed, for each taxable year in which Vahanna is a PFIC.

The impact of the PFIC rules on a U.S. Holder of Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its fair market value if such stock is “marketable stock” (generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq) (an “MTM Election”). No assurance can be given that the Class A Ordinary Shares are (or have been) considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their Class A Ordinary Shares in connection with the Deemed Domestication or Domestication, as applicable. Instead, in general, the U.S. Holder will include as ordinary income for each year in which Vahanna is a PFIC the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of its taxable year over its adjusted tax basis in its Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of income previously included as a result of the MTM Election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A Ordinary Shares will be treated as ordinary income. However, if the MTM Election was not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A Ordinary Shares, including in connection with the Deemed Domestication or Domestication, as applicable. An MTM Election is not available with respect to warrants, including the public warrants.

THE PFIC RULES (INCLUDING THE RULES WITH RESPECT TO THE QEF ELECTION AND THE MTM ELECTION) ARE VERY COMPLEX, ARE AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, AND THEIR APPLICATION IS UNCERTAIN. U.S. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM IN THEIR PARTICULAR CIRCUMSTANCES AND ANY RESULTING TAX CONSEQUENCES.

Redemption of Class A Ordinary Shares Following the Merger

In the event that a U.S. Holder of Class A Ordinary Shares is redeemed pursuant to the redemption provisions described in the subsection of this proxy statement/prospectus titled “Vahanna Special Meeting of Shareholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of Class A Ordinary Shares under Section 302 of the Code. If the redemption qualifies as a sale of Class A Ordinary Shares, the consequences to a U.S. Holder will be similar to those described under “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vahanna Securities Following the Merger” below. If the redemption does not qualify as a sale of Class A Ordinary Shares, the U.S. Holder will be treated as receiving a distribution from Vahanna with tax consequences similar to those described below under “— U.S. Federal Income Taxation of U.S. Holders — Taxation of Distributions with Respect to Class A Ordinary Shares Following the Merger.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Ordinary Shares held by a U.S. Holder generally will be treated as a sale of Class A Ordinary Shares (rather than as a distribution from Vahanna) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Vahanna or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option.

In order to meet the substantially disproportionate test, the percentage of Vahanna’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of our Class A Ordinary Shares must, among other requirements, be less than 80% of the outstanding voting stock of Vahanna that is actually and constructively owned by the U.S. Holder immediately before the redemption. Prior to the merger, the Class A Ordinary Shares may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our Class A Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our Class A Ordinary Shares actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive (and effectively waives in accordance with specific rules) the attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other shares of our stock.

The redemption of Class A Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Vahanna. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Vahanna will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with, and rely solely upon, its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, the redemption will be treated as a distribution from Vahanna and the tax considerations will be similar to those described under “— U.S. Federal Income Taxation of U.S. Holders — Taxation of Distributions with Respect to Class A Ordinary Shares Following the Merger” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in possibly its other shares of our stock constructively owned by it.

U.S. Holders who actually or constructively own five percent (or, if the Class A Ordinary Shares are not then publicly traded, one percent) or more of our stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of the Class A Ordinary Shares, and such U.S. Holders should consult with, and rely solely upon, their own tax advisors with respect to their reporting requirements.

As discussed above under “— U.S. Federal Income Taxation of U.S. Holders — The Deemed Domestication”, “— The Domestication” and “— Effects of Section 367(b),” because the Deemed Domestication or the Domestication, as applicable, will be deemed to occur prior to the redemption of Class A Ordinary Shares described in the subsection of this proxy statement/prospectus titled “Vahanna Special Meeting of Shareholders — Redemption Rights,” U.S. Holders exercising their redemption rights will be subject to the potential tax consequences of the Deemed Domestication or the Domestication, as applicable. All U.S. Holders considering exercising redemption rights with respect to their Class A Ordinary Shares should consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Deemed Domestication, the Domestication and exercise of redemption rights.

Taxation of Distributions with Respect to Class A Ordinary Shares Following the Merger

If New Roadzen pays distributions of cash or other property to U.S. Holders of Class A Ordinary Shares following the merger, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from New Roadzen’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a nontaxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of Class A Ordinary Shares and will be treated as described under “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vahanna Securities Following the Merger” below.

Distributions treated as dividends that New Roadzen pays to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends New Roadzen pays to a non-corporate U.S. Holder generally are expected to constitute “qualified dividends” that will be subject to U.S. federal income tax at the preferential tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends-received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. It is unclear whether the redemption rights that applied with respect to the Class A Ordinary Shares prior to the merger may prevent a U.S. Holder of Class A Ordinary Shares following the merger from taking the holding period of its Class A Ordinary Shares prior to the merger into account when determining whether it has satisfied the applicable holding period requirements with respect to the dividends-received deduction or the preferential tax rate on qualified dividend income, as the case may be, with respect to such U.S. Holder’s Class A Ordinary Shares held after the merger. U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the availability of the dividends-received deduction or the lower preferential rate for qualified dividend income, as the case may be, for any dividends paid with respect to Class A Ordinary Shares following the merger.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vahanna Securities Following the Merger

Upon a sale or other taxable disposition of Vahanna Securities (which, in general, would include a redemption of Class A Ordinary Shares) following the merger, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Vahanna Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Vahanna Securities so disposed of exceeds one year.

It is unclear whether the redemption rights that applied with respect to the Vahanna Securities prior to the merger may prevent a U.S. Holder of Vahanna Securities following the merger from taking the holding period of its Vahanna Securities prior to the merger into account when determining whether it has satisfied the applicable holding period with respect to its Vahanna Securities held after the merger for this purpose. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the Vahanna Securities would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Vahanna Securities so disposed of. A U.S. Holder’s adjusted tax basis in its Vahanna Securities following the merger generally will equal the U.S. Holder’s acquisition cost of the Vahanna Securities deemed to be exchanged in the Deemed Domestication or the Domestication, as applicable (see the tax basis discussion above under the caption “— U.S. Federal Income Taxation of U.S. Holders — The Deemed Domestication” and “— The Domestication”).

Exercise, Lapse or Redemption of Public Warrants Following the Merger

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder will generally not recognize gain or loss upon the exercise of a public warrant for cash following the merger. Class A Ordinary Shares acquired pursuant to the exercise of a public warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the U.S. Holder’s holding period for the public warrant. If a public warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such public warrant will generally recognize a capital loss equal to such U.S. Holder’s tax basis in the public warrant. Such loss generally will be long-term if the U.S. Holder’s holding period for such public warrant is more than one year. U.S. Holders should consult, and rely solely upon, their tax advisors regarding the tax consequences of public warrants, including when a U.S. Holder’s holding period would commence with respect to the Class A Ordinary Shares received upon exercise.

Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under U.S. federal income tax law, the treatment of such a cashless exercise is unclear. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s tax basis in the Class A Ordinary Shares received would generally equal the U.S. Holder’s tax basis in the public warrants exercised. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares received on exercise will be treated as commencing on the date of exercise of the public warrant or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the Class A Ordinary Shares received will generally include the holding period of the public warrants exercised.

It is also possible that a cashless exercise may be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of public warrants having an aggregate fair market value equal to the exercise price for the total number of public warrants to be exercised. In this case, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such public warrants. A U.S. Holder’s tax basis in the Class A Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the public warrants exercised and the exercise price of such public warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares received would commence on the date of exercise of the public warrant or the day following the date of exercise of the public warrant; in either case, the holding period will not include the U.S. Holder’s holding period for the public warrant.

We expect a U.S. Holder’s cashless exercise of our public warrants (including after we provide notice of our intent to redeem warrants for cash) to be treated as a recapitalization for U.S. federal income tax purposes. However, due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of public warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of public warrants.

If we redeem public warrants for cash pursuant to the redemption provisions of the warrants or if we purchase public warrants for cash in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition by the U.S. Holder, treated as described above under “U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vahanna Securities Following the Merger.”

Possible Constructive Distributions Following the Merger

The terms of each public warrant provide for an adjustment to the number of Class A Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from New Roadzen if, for example, such an adjustment increases such U.S. Holders’ proportionate interest in New Roadzen’s assets or earnings and profits as a result of a distribution of cash or other property to the Holders of Class A Ordinary Shares following the merger. Such constructive distribution would be subject to tax as described under “U.S. Federal Income Taxation of U.S. Holders — Taxation of Distributions with Respect to Class A Ordinary Shares” in the same manner as if the U.S. Holders of the public warrants received a cash distribution from us equal to the fair market value of such increased interest and would increase a U.S. Holder’s adjusted tax basis in its warrants to the extent that such distribution is treated as a dividend.

Information Reporting and Backup Withholding Following the Merger

Information reporting requirements generally will apply to dividends paid to a U.S. Holder of Class A Ordinary Shares and to the proceeds of the sale or other disposition of New Roadzen securities following the merger, unless the U.S. Holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Holders

The Deemed Domestication

We do not expect the Deemed Domestication to result in any material U.S. federal income tax consequences to Non-U.S. Holders of Vahanna Securities.

The Domestication

We do not expect the Domestication to result in any material U.S. federal income tax consequences to Non-U.S. Holders of Vahanna Securities.

NON-U.S. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE DEEMED DOMESTICATION AND THE DOMESTICATION.

Redemption of Class A Ordinary Shares Following the Merger

As discussed in “— Tax Residency of Vahanna for U.S. Federal Income Tax Purposes,” Vahanna will be treated as a U.S. corporation for U.S. federal income tax purposes as of the end of the day immediately preceding the merger in the event of the Deemed Domestication or on the date that the certificate of domestication is filed with the Delaware Secretary of State, in all events at least one business day before the merger, in the event of the Domestication. Therefore, the characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Class A Ordinary Shares pursuant to the redemption provisions described in the subsection of proxy statement/prospectus titled “Vahanna Special Meeting of Shareholders — Redemption Rights,” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A Ordinary Shares, as described under “— U.S. Federal Income Taxation of U.S. Holders — Redemption of Class A Ordinary Shares Following the Merger” above, and the consequences of the redemption to the Non-U.S. Holder will be similar to those described above in “— U.S. Federal Income Taxation of U.S. Holders — Taxation of Distributions with Respect to Class A Ordinary Shares Following the Merger” and “— U.S. Federal Income Taxation of U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Vahanna Securities Following the Merger,” as applicable. Due to the possibility of the redemption being treated as a distribution, which then may be subject to U.S. withholding at 30%, if a Non-U.S. Holder receives cash in redemption of Class A Ordinary Shares, such Non-U.S. Holder should expect that an applicable withholding agent may apply withholding at the rate of 30% to the cash proceeds paid upon such redemption (unless otherwise reduced by an applicable income tax treaty).

Taxation of Distributions with Respect to Class A Ordinary Shares Following the Merger

Because New Roadzen will be treated as a U.S. corporation for U.S. federal income tax purposes as a result of the Deemed Domestication or Domestication, as applicable, distributions (including constructive distributions) of cash or property on Class A Ordinary Shares following the merger, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid out of New Roadzen’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent those distributions exceed New Roadzen’s current and accumulated earnings and profits, the distributions will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s tax basis in its Class A Ordinary Shares and thereafter as capital gain from the sale or exchange of such Class A Ordinary Shares. See “— U.S. Federal Income Taxation of Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Vahanna Securities Following the Merger” below. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a Non-U.S. Holder on its Class A Ordinary Shares that constitutes a dividend generally will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or other property subsequently paid or credited to such Holder.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Vahanna Securities Following the Merger

As discussed, in “— Tax Residency of Vahanna for U.S. Federal Income Tax Purposes,” New Roadzen will be treated as a U.S. corporation for U.S. federal income tax purposes as a result of the merger. Subject to the discussion below under “— U.S. Federal Income Taxation of Non-U.S. Holders — Information Reporting and Backup Withholding Following the Merger,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of Vahanna Securities following the merger unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•

such Vahanna Securities constitute United States real property interests by reason of New Roadzen’s status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. In the event that New Roadzen were to be a USRPHC, as long as the Class A Ordinary Shares continue to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury Regulations, referred to herein as “regularly traded”), only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the applicable security, more than 5% of the Vahanna Securities will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition thereof as a result of New Roadzen’s status as a USRPHC. We cannot provide assurance as to New Roadzen’s future status as a USRPHC or as to whether the Class A Ordinary Shares will be treated as regularly traded. If New Roadzen were to become a USRPHC and its Class A Ordinary Shares were not considered to be regularly traded, a Non-U.S. Holder (regardless of the percentage of Vahanna Securities owned) would be treated as disposing of a United States real property interest and, generally, would be subject to U.S. federal income tax on a taxable disposition of Vahanna Securities, and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the tax consequences related to ownership in a USRPHC.

Exercise, Lapse or Redemption of Public Warrants Following the Merger

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a public warrant, or the lapse of a public warrant held by a Non-U.S. Holder following the merger, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “— U.S. Federal Income Taxation of U.S. Holders — Exercise, Lapse or Redemption of Public Warrants Following the Merger,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “— U.S. Federal Income Taxation of Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vahanna Securities Following the Merger.” If New Roadzen redeems public warrants for cash or if it purchases public warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the Non-U.S. Holder, the consequences of which would be similar to those described above under “— U.S. Federal Income Taxation of Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vahanna Securities Following the Merger.”

Possible Constructive Distributions Following the Merger

As described above under “— U.S. Federal Income Taxation of U.S. Holders — Possible Constructive Distributions Following the Merger,” certain adjustments with respect to the public warrants following the merger can give rise to a constructive distribution. Any constructive distribution received by a Non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a cash distribution from New Roadzen equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a Non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the Non-U.S. Holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to public warrants are complex, and Non-U.S. Holders should consult with, and rely solely upon, their tax advisors on the tax consequences any such constructive distribution with respect to a public warrant.

Information Reporting and Backup Withholding Following the Merger

Because New Roadzen will be treated as a U.S. domestic corporation as a result of the Deemed Domestication or Domestication, as applicable, any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder following the merger. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established.

Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or

IRS Form W-8BEN-E (or other applicable or successor form). Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of Class A Ordinary Shares effected by or through a U.S. office of a broker following the merger generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of Class A Ordinary Shares effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Class A Ordinary Shares effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

NON-U.S. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THEIR OWNERSHIP OF VAHANNA SECURITIES FOLLOWING THE MERGER.

Additional Withholding Requirements under FATCA Following the Merger

Because New Roadzen will be treated as a U.S. domestic corporation as a result of the Deemed Domestication or Domestication, as applicable, Sections 1471 through 1474 of the Code and the U.S. Treasury Regulations and administrative guidance issued thereunder (“FATCA”) will impose a 30% withholding tax on any dividends (including constructive dividends) paid on Class A Ordinary Shares following the merger if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a Holder might be eligible for refunds or credits of such taxes. Holders should consult with, and rely solely upon, their own tax advisors regarding the effects of FATCA on their ownership of Class A Ordinary Shares.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO HOLDERS OF VAHANNA SECURITIES. SUCH HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING THE DEEMED DOMESTICATION, THE DOMESTICATION AND ANY EXERCISE OF THEIR REDEMPTION RIGHTS) AND, TO THE EXTENT APPLICABLE, OF OWNING VAHANNA SECURITIES FOLLOWING THE COMPLETION OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, OR NON-U.S. TAX LAWS AND TAX TREATIES (AND ANY POTENTIAL FUTURE CHANGES THERETO).

COMPARISON OF SHAREHOLDERS’ RIGHTS

Set forth below is a summary comparison of material differences among the rights of Vahanna’s shareholders under Vahanna’s Existing Charter (left column), Roadzen stockholders under the Roadzen certificate and bylaws (right column), and the rights of New Roadzen shareholders under forms of The Proposed Charter (center column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents.

This summary is qualified in its entirety by reference to the full text of Vahanna’s Existing Charter, Roadzen’s certificate and bylaws, and form of the Proposed Charter, which is attached as Annex B, as well as the relevant provisions of the BVI Companies Act and the DGCL.

Vahanna	New Roadzen (Proposed Charter)	Roadzen
Authorized Shares / Capital Stock

Vahanna ordinary shares. Vahanna is currently authorized to issue 200,000,000 Class A ordinary shares, $0.0001 par value per share, and 20,000,000 Class B ordinary shares, $0.0001 par value per share. As of December 31, 2022, there were 20,010,000 Class A Ordinary Shares and 5,002,500 Class B Ordinary Shares outstanding.

Vahanna Preference Shares. Vahanna is currently authorized to issue 1,000,000 undesignated preference shares, par value $0.0001 per share.

New Roadzen Ordinary Shares. New Roadzen will be authorized to issue 220,000,000 ordinary shares, par value $0.0001 per share. As of [●], 2023, we expect there will be approximately 83,409,016 New Roadzen Ordinary Shares (assuming no redemptions) outstanding following consummation of the merger.

New Roadzen Preference Shares. New Roadzen will be authorized to issue 60,000,000 preference shares, par value $0.0001 per share. Following consummation of the merger, New Roadzen is not expected to have any New Roadzen Preference Shares outstanding.

Existing Roadzen Common Stock. Roadzen is currently authorized to issue 4,000,000 shares of common stock, $0.0001 par value per share. As of December 31, 2022, there were 606,425 shares of Existing Roadzen Common Stock outstanding.

Roadzen Preferred Stock. Roadzen is currently authorized to issue 3,000,000 shares of Preferred Stock, $0.0001 par value per share, of which 200,000 shares are designated as Series A Preferred Stock and 2,800,000 shares are designated as Series A-1 Preferred Stock. As of December 31, 2022, there were 200,000 shares of Series A Preferred Stock and 886,722 shares of Series A-1 Preferred Stock outstanding.

Rights of Preferred Stock

The preference shares shall have such rights as specified by the board of directors of Vahanna pursuant to a resolution of the directors of Vahanna approving the issuance of such preference shares, and in any such resolution of Vahanna’s directors, the Vahanna directors shall agree to amend and restate the Existing Charter to fully set out such rights.

Any series of preference shares shall have such voting powers, full or limited, or no voting powers, and such preferences, designations and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as specified by the board of directors of New Roadzen pursuant to the resolutions of the New Roadzen’s board of directors approving the

The rights of the Roadzen Preferred Stock are established under Roadzen’s certificate.

Vahanna	New Roadzen (Proposed Charter)	Roadzen
issuance of such series of preference shares, and in any such resolution of New Roadzen directors, the directors of New Roadzen shall agree to amend and restate the Proposed Charter to fully set out such rights.

Number and Qualification of Directors

The Vahanna board of directors shall consist of one or more members. The Company may by a resolution passed by the holders of a majority of the shares which are entitled to vote and are voted at the general meeting increase or reduce the limits in the number of Directors. Vahanna’s board of directors consists of five (5) directors, with each director serving a two-year term.

There shall be a board of directors consisting of not less than one person. However, New Roadzen may, by resolution of directors, increase or reduce the limits on the number of directors.

All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified, or until their earlier death, resignation (pursuant to written notice thereof delivered to the Company), disqualification or removal from office. A director appointed to fill a vacancy resulting from the death, resignation, disqualification or removal of a director shall serve for the remainder of the full term of the director whose death, resignation, disqualification or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

The Roadzen board of directors shall consist of not less than one (1) and not more than six (6) members.

Each director will be elected to serve until the next annual meeting or until his successor will have been elected and qualified, unless sooner removed or until Roadzen has received a written resignation from a director.

Election of Directors

Prior to the consummation of a business combination, Vahanna may by resolution of the holders of Class B Ordinary Shares appoint any person to be a director or may by resolution of the holders of Class B Ordinary Shares remove any director. For the avoidance of doubt, prior to the consummation of a business combination, holders of Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director.

The Proposed Charter provides that New Roadzen shareholders shall nominate directors for appointment.

Director appointments shall require the affirmative vote of holders of a simple majority of the voting power of all then outstanding ordinary shares entitled to vote generally in the election of directors, voting together as a single class.

The Roadzen board of directors shall be elected as follows: (i) the holders of Series A-1 Preferred Stock will be entitled to elect one (1) member of the Roadzen board of directors and (ii) the holders of Existing Roadzen Common Stock will be entitled to elect five (5) members of the Roadzen board of directors.

Vahanna	New Roadzen (Proposed Charter)	Roadzen
Removal of Directors

Prior to the consummation of a business combination, Vahanna may by resolution of the holders of Class B Ordinary Shares remove any director. For the avoidance of doubt, prior to the consummation of a business combination, holders of Class A Ordinary Shares shall have no right to vote on the removal of any director.	Directors may be removed from office at any time, but only for cause. Directors may be removed for cause by the affirmative vote of at least two-thirds of the voting power of all then outstanding ordinary shares entitled to vote generally in the election of directors, voting together as a single class. Directors may also be removed for cause by the unanimous approval of all other directors.	Any or all of the directors of Roadzen may be removed with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that whenever the holders of any class, classes, or series of capital stock are entitled to elect one or more directors under the Roadzen certificate, only the holders of the outstanding shares of the class, classes, or series entitled to elect such director, and not the vote of the outstanding shares as a whole, may remove such directors without cause.

Voting

Holders of Class A Ordinary Shares and holders of the Class B Ordinary Shares, voting together as a single class, have the right to vote on all matters properly submitted to a vote of the shareholders, except as required by law; provided, that holders of Class B Ordinary Shares will have the right to appoint all of Vahanna’s directors prior to its initial business combination.	Except as otherwise required by law, the Proposed Charter, each holder of New Roadzen Ordinary Shares will be entitled to cast one vote per share on any matter that is submitted to a vote of shareholders.

Holders of Existing Roadzen Common Stock shall be entitled, with respect to each outstanding share of Existing Roadzen Common Stock held by such holder, to cast one vote on any matter presented to the stockholders of Roadzen for their action or consideration at any meeting of stockholders; provided, however, that, except as otherwise required by law, holders of Existing Roadzen Common Stock shall not be entitled to vote on any amendment to the Roadzen certificate that relates solely to the terms of one or more outstanding series of Roadzen Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Roadzen certificate or the DGCL.

Holders of Roadzen Preferred Stock shall be entitled, with respect to the outstanding shares of Preferred Stock held by such holder, to cast the number of votes

Vahanna	New Roadzen (Proposed Charter)	Roadzen
equal to the number of whole shares of Existing Roadzen Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter or, if no such record date is established, the date such vote is taken or any written or electronic consent of stockholders is solicited. Except as provided by law or other provisions of the Roadzen certificate, the holders of Roadzen Preferred Stock (on an as-converted to Existing Roadzen Common Stock basis) shall vote together with the holders of the Existing Roadzen Common Stock as a single class.

Cumulative Voting

There is nothing under the BVI Companies Act which specifically prohibits or restricts the creation of cumulative voting rights for the appointment of directors. The Existing Charter does not provide for cumulative voting for such appointments.	Same as Vahanna and Roadzen.	Delaware law allows for cumulative voting only if provided for in a corporation’s charter; however, Roadzen’s certificate does not authorize cumulative voting.

Vacancies on the Board of Directors

Except as the BVI Companies Act or applicable law may require, prior to the consummation of a business combination, in the interim between the appointment of a director in accordance with Article 28 of the Existing Charter and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Existing Charter), or by the sole remaining director.	Except as the BVI Companies Act or applicable law may require, in the interim between annual general meetings or extraordinary general meetings call for the appointment of directors and / or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the New Roadzen board of directors, including unfilled vacancies resulting from the removal of directors for cause or vacancies resulting from an increase in the number of directors and newly created director seats, shall be filled solely and exclusively by the vote of a majority of the remaining	Any vacancies on the Roadzen board of directors resulting from the death, resignation, or upon the failure of stockholders to elect directors to fill the unexpired terms of any directors removed in accordance with the provisions of the Roadzen bylaws and any newly created directorships on the Roadzen board of directors resulting from any increase in the authorized number of directors may be only filled by the holders of the class, classes, or series of stock entitled to elect such director or by any remaining director or directors elected by the holders of such class, classes, or series of stock.

Vahanna	New Roadzen (Proposed Charter)	Roadzen
directors then in office, although less than a quorum, or by the sole remaining director (without requiring any approval of the shareholders), and any director so chosen shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed, or until their earlier death, resignation, disqualification or removal from office.

Shareholder Action by Written Consents

A resolution in writing (in one or more counterparts) signed by or on behalf of all of the holders of Vahanna ordinary shares for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) shall, without the need for any advance notice, be as valid and effective as if the resolution had been passed at a general meeting of Vahanna shareholders duly convened and held.	A resolution in writing (in one or more counterparts) signed by or on behalf of an absolute majority of the holders of New Roadzen ordinary shares for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) or, in the case of a resolution in writing relating to the removal of any director for cause, two-thirds of the holders of New Roadzen ordinary shares entitled to vote, shall, without the need for any advance notice, be as valid and effective as if the resolution had been passed at a general meeting of New Roadzen shareholders duly convened and held.	Any action which may be taken at a special or annual meeting of the stockholders of Roadzen may be taken without a meeting, without prior notice, and without a vote if a consent in writing or by electronic communication, setting forth the action so taken, has been given by all of the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendments to Constitutional Documents

Subject to the provisions of the BVI Companies Act, Vahanna may from time to time amend the Memorandum and Articles of Association by resolution of shareholders or resolution of directors.

Prior to the consummation of a business combination, Article 28.1 (Appointment and Removal of Directors) may only be amended by a resolution of shareholders passed by at least a majority of such shareholders (which shall include an absolute majority of the holders of

Subject to the provisions of the BVI Companies Act, New Roadzen may from time to time amend the Memorandum and Articles of Association by resolution of shareholders or resolution of directors.

Subject to Article 3.2 (Issue of Shares and other Securities), if at any time the authorized shares of New Roadzen are divided into different classes, all or any of the rights attached to any class (unless otherwise provided by the terms of

Under Delaware law, the affirmative vote of a majority of the Existing Roadzen Common Stock and Roadzen Preferred Stock, voting as a single class, and of a majority of each class entitled to vote is required to amend the Roadzen certificate.

Subject to any additional vote required by the Roadzen certificate, the Roadzen board of directors may make, repeal, alter,

amend or rescind any or all of the Roadzen bylaws.

Vahanna	New Roadzen (Proposed Charter)	Roadzen

Class B Ordinary Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution has been given.

Subject to Article 3.2 (Issue of Shares and other Securities), if at any time the authorized shares of Vahanna are divided into different classes, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not Vahanna is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by Vahanna’s directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class (other than with respect to a waiver of the provisions of Article 18 (Class B Ordinary Share Conversion), which as stated therein shall only require the consent in writing of the holders of a majority of the issued shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

issue of the shares of that class) may, whether or not New Roadzen is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by New Roadzen’s directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, which as stated therein shall only require the consent in writing of the holders of a majority of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Quorum

Board of Directors. The quorum for the transaction of the business of Vahanna directors may be fixed by the directors, and unless so fixed shall be a majority of the directors then in office. A person who holds office as an Alternate Director (as defined in the BVI Companies Act) shall, if his appointor is not present, be counted in the quorum. A director

Board of Directors. The quorum for the transaction of the business of New Roadzen directors may be fixed by the directors, and unless so fixed shall be a majority of the directors then in office.

Shareholders. The holders of at least a fifty percent (50%) of the shares being individuals present in

Board of Directors. At all meetings of the Roadzen board of directors (except in the case of a meeting convened for the purpose of filling a vacancy on the board of directors), a majority of the members of the board of directors will constitute a quorum for the transaction of business.

Vahanna	New Roadzen (Proposed Charter)	Roadzen

who also acts as an Alternate Director shall, if his appointor is not present, count twice towards the quorum.

Shareholders. The holders of one-third of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

Stockholders. At any meeting of Roadzen stockholders, the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum for the transaction of business. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the outstanding voting power of the shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Special Shareholder Meetings

Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of Vahanna’s directors or its chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than ten percent in par value (if all the issued shares have a par value), or otherwise by number of the issued shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested.	Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of New Roadzen’s directors or its chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than thirty percent in par value (if all the issued shares have a par value), or otherwise by number of the issued shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested.	Special meetings of Roadzen stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Roadzen chief executive officer or the board of directors, and will be called by the Roadzen chief executive officer or secretary at the written request of the Roadzen stockholders owning twenty percent (20%) of the outstanding shares of capital stock of Roadzen entitled to vote at such meeting.

Notice of Shareholder Meetings

At least ten clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by Vahanna, provided that	Same as Vahanna.	Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such

Vahanna	New Roadzen (Proposed Charter)	Roadzen

a general meeting of Vahanna shall, whether or not the notice has been given and whether or not the provisions regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

a)  in the case of an annual general meeting, by all of the shareholders entitled to attend and vote thereat; and

b)  in the case of an extraordinary general meeting, by a majority in number of shareholders having a right to attend and vote at the meeting, together holding not less than ninety-five per cent. in par value (if all the issued shares have a par value), or otherwise by number of the shares giving that right.

meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Roadzen certificate or the Roadzen bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting; except that where the matter to be acted on is a merger or consolidation of the corporation or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than twenty (20) nor more than sixty (60) days before the date of the meeting.

Annual and Special Meeting Proposals

Vahanna may, but shall not be obliged to, in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the directors shall appoint.

The directors, or the chairman of the board, may call general meetings, and the directors shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several

New Roadzen may, but shall not be obliged to, in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the directors shall appoint.

The directors, or the chairman of the board, may call general meetings, and the directors shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company. Only those matters set forth in the notice of the general meeting or, solely with respect to an annual general meeting or an extraordinary

N/A.

Vahanna	New Roadzen (Proposed Charter)	Roadzen

documents in like form each signed by one or more requisitionists.

A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by directors.

Shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than one hundred and twenty (120) calendar days before the date of Vahanna’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if Vahanna did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than thirty (30) days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of directors with such deadline being a reasonable time before Vahanna begins to print and send its related proxy materials.

general meeting convened upon a shareholder requisition, properly requested in accordance with Article 18.8, may be considered or acted upon at a general meeting. In addition to the other requirements set forth in the Proposed Charter, for any proposal of business to be considered at a general meeting, it must be a proper subject for action by New Roadzen shareholders under the BVI Companies Act. The shareholders’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at New Roadzen’s registered office, and may consist of several documents in like form each signed by one or more requisitionists.

A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

For nominations of candidates for appointment as director (“Director Nominations”) or other business to be properly brought (x) by a shareholder before an annual general meeting (“AGM”) or (y) by requisitioning shareholders before an extraordinary general meeting (“EGM”) convened upon a shareholders’ requisition, the Director Nomination or other business must be (i) specified in the notice of the general meeting (or any supplement thereto) given by or at the direction of the directors, (ii) brought before the general meeting by the person presiding over the meeting or (iii) otherwise properly requested to be brought before the meeting by a shareholder or by the requisitioning shareholders, as

Vahanna	New Roadzen (Proposed Charter)	Roadzen
applicable, in accordance with Article 18.8. For Director Nomination or other business to be properly requested to be brought (x) by a shareholder before an AGM or (y) by requisitioning shareholders before an EGM convened upon a shareholders’ requisition, the shareholder or requisitioning shareholders must (i) be shareholder(s) of record of New Roadzen at the time of the giving of the notice, (ii) be entitled to vote at such general meeting, (iii) have given Timely Notice (as defined below) thereof in writing to any director addressed to New Roadzen’s registered office, (iv) have provided any updates or supplements to such notice at the times and in the forms required by the Proposed Charter and (v) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined in the Proposed Charter) required by the Proposed Charter. To be timely, a shareholder’s written notice in respect of an AGM must be received by any director at the registered office not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the one (1) year anniversary of the preceding year’s AGM; provided, however, that in the event the AGM is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no AGM was held in the preceding year, notice by the shareholder to be timely must be received by any

Vahanna	New Roadzen (Proposed Charter)	Roadzen
director at the registered office not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such AGM and not later than the close of business on tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, (x) for the first AGM, a shareholder’s notice shall be timely (and be considered a Timely Notice) if received by any director at the registered office not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such AGM or the tenth (10th) day following the day on which public announcement of the date of such AGM is first made or sent by New Roadzen and (y) for any EGM convened upon shareholders’ requisition, the requisitioning shareholders’ notice shall be timely (and be considered a Timely Notice) if received by any director at the registered office on the date of delivery of the shareholders’ requisition. Any such Timely Notice must set forth, as to each matter the shareholder or requisitioning shareholders propose to bring before the general meeting, the items enumerated in Article 18.8 of the Proposed Charter.

Limitation of Liability of Directors and Officers

No director and officer of Vahanna (which for the avoidance of doubt, shall not include auditors), together with every former director and former officer of Vahanna (each an “Indemnified Person”), shall be liable to Vahanna for any loss or damage	Same as Vahanna.	No director of the company shall be personally liable to the company or any of its stockholders for monetary damages arising out of such director’s breach of his or her fiduciary duty as a director of the

Vahanna	New Roadzen (Proposed Charter)	Roadzen
incurred by Vahanna as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such Indemnified Person. No person shall be found to have committed actual fraud or willful default under the Existing Article unless or until a court of competent jurisdiction shall have made a finding to that effect.		company, except to the extent that the elimination or limitation of such liability is not permitted by the DGCL. A member of the board of directors, or a member of any committee designated by the board of directors, shall be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of its officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such person’s professional or expert competence and who has been selected with treasonable care by or on behalf of the corporation, as to the value and amount of assets, liabilities and/or net profits of the corporation or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the corporation’s stock might properly be purchased or redeemed. If the DGCL or any other applicable law of the State of Delaware is amended after the date of the Roadzen certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Roadzen shall be eliminated or limited to the fullest extent permitted by the DGCL or other applicable law of the State of Delaware, as so amended.

Indemnification of Directors, Officers, Employees and Agents

Subject to the BVI Companies Act, every Indemnified Person shall be indemnified out of the assets of Vahanna against any liability, action,	Same as Vahanna.	To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, Roadzen is authorized

Vahanna	New Roadzen (Proposed Charter)	Roadzen
proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.		to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of Roadzen (and any other persons to whom the DGCL permits Roadzen to provide indemnification and advancement of expenses) through Roadzen bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement expenses otherwise permitted by Section 145 of the DGCL. Roadzen shall be required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding is authorized by the corporation.

Dividends, Distributions and Share Repurchases

Subject to the BVI Companies Act and the Existing Charter, Vahanna’s directors may declare dividends at a time and amount they think fit if they are satisfied, on reasonable grounds, that, immediately after distribution of the dividend, the value of Vahanna’s assets will exceed its liabilities and Vahanna will be able to pay its debts as they fall due. No dividend shall carry interest against Vahanna.

As permitted by the BVI Companies Act and the Existing Charter, shares may be repurchased, redeemed or otherwise acquired by Vahanna. Depending on the circumstances of the redemption or repurchase, Vahanna’s directors may need to determine that immediately following the redemption or repurchase Vahanna will be able to satisfy its debts as they fall due and the value of its assets exceeds its liabilities. Vahanna’s directors may only exercise this power on Vahanna’s behalf, subject to the BVI Companies

Same as Vahanna.

Subject to applicable law, dividends upon the outstanding stock of Roadzen may be declared by the Roadzen board of directors.

Roadzen shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of Roadzen (other than a dividend on shares of Existing Roadzen Common Stock payable in shares of Existing Roadzen Common Stock) unless (in addition to obtaining any consents required by the Roadzen certificate) all accrued but unpaid dividends on the Roadzen Preferred Stock has been paid or declared and set apart, and an additional dividend is paid with respect to all outstanding Roadzen Preferred Stock on an as-converted basis, subject to the terms set forth in Roadzen’s certificate.

Vahanna	New Roadzen (Proposed Charter)	Roadzen
Act, the Existing Charter and to any applicable requirements imposed from time to time by the SEC, Nasdaq or any other stock exchange on which Vahanna’s securities are listed.

Liquidation

If Vahanna shall be wound up the liquidator shall apply the assets of Vahanna in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any shares, each share will rank pari passu with each other share in relation to the distribution of surplus assets on a winding up.

If Vahanna shall be wound up the liquidator may, subject to the rights attaching to any shares and subject to contrary direction by the shareholders, divide amongst the shareholders in kind the whole or any part of the assets of Vahanna (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, subject to contrary direction by the shareholders, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, subject to contrary direction by the shareholders, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.

Failure to Consummate a Business Combination. If Vahanna is unable to consummate its initial business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of

	Same as Vahanna, with the exception that the liquidation provisions concerning the failure to consummate a business combination has been deleted.	In the event of any voluntary or involuntary liquidation, dissolution or winding up of Roadzen or deemed liquidation event (as defined in the Roadzen certificate), the holders of Roadzen Preferred Stock are entitled to a liquidation preference over holders of Existing Roadzen Common Stock, under the terms set forth in the Roadzen certificate. In the event of any liquidation or deemed liquidation event, after the payment of the full amount that the Roadzen Preferred Holders are entitled to, the remaining available assets shall be distributed to the holders of the Existing Roadzen Common Stock on a pro rata basis according to the number of shares held by each such holder.

Vahanna	New Roadzen (Proposed Charter)	Roadzen
time to consummate a business combination), Vahanna will, as promptly as reasonably possible but not more than five (5) business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $100,000 of interest to pay liquidation expenses), pro rata to its public shareholders by way of redemption and cease all operations except for the purposes of winding up of its affairs. This redemption of public shareholders from the Trust Account shall be effected as required by function of the Existing Charter and prior to any voluntary winding up, although at all times subject to the BVI Companies Act.

Conversion

Class B Ordinary Shares shall be convertible into Class A Ordinary Shares on a one-for-one basis automatically on the closing of the business combination subject to the terms and conversion ratios set forth in the Existing Charter.	There will be no conversion rights relating to the New Roadzen Ordinary Shares.

The Roadzen Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into shares of Existing Roadzen Common Stock subject to the terms and conversion ratios set forth in Roadzen’s certificate.

The Roadzen Preferred Stock shall automatically, and without any further action on the part of the holders thereof, be converted into shares of Existing Roadzen Common Stock at the conversion ratios set forth in Roadzen’s certificate upon (i) the closing of a firmly underwritten public offering of common stock or (ii) upon the approval of the holders of at least 50% of the outstanding shares of Roadzen Preferred Stock.

Anti-Takeover Provisions and other Shareholder Provisions

Some provisions of the Existing Charter may discourage, delay or prevent a change of control of Vahanna or its management that	Some provisions of the Proposed Charter may discourage, delay or prevent a change of control of New Roadzen or its management	Roadzen is subject to Section 203 of the DGCL.

Vahanna	New Roadzen (Proposed Charter)	Roadzen

shareholders may consider favorable, including provisions that:

•  authorize Vahanna’s board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by Vahanna’s shareholders; and

•  limit the ability of shareholders to requisition and convene general meetings of shareholders. However, under BVI law, Vahanna’s directors may only exercise the rights and powers granted to them under the Existing Charter for a proper purpose and for what they believe in good faith to be in the best interests of Vahanna.

that shareholders may consider favorable, including provisions that

•  authorize the New Roadzen board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our members;

•  limit the ability of shareholders to requisition and convene general meetings of shareholders;

•  require advance notice procedures with which shareholders must comply to nominate candidates to the New Roadzen board of directors or to propose matters to be acted upon at a shareholders’ meeting, which could preclude shareholders from bringing matters before annual or special meetings and delay changes in the New Roadzen board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise from attempting to obtain control of New Roadzen;

•  provide that directors may be removed only for cause and only upon the unanimous approval of all other directors then in office or shareholders representing at least two-thirds of the shares entitled to vote at a meeting for the election of directors; and

Vahanna	New Roadzen (Proposed Charter)	Roadzen
• permit the New Roadzen board of directors to fill vacancies created by the expansion of the New Roadzen board of directors or the resignation, death or removal of a director.

Shareholder Rights Plans

The Existing Charter does not provide for any shareholder rights plan.	Same as Vahanna.

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

Roadzen does not have a stockholder rights plan currently in effect, but under the DGCL, Roadzen’s board of directors could adopt such a plan without stockholder approval.

Preemptive Rights

There are no preemptive rights relating to Vahanna’s ordinary shares.	Same as Vahanna.	Each holder of Roadzen Preferred Stock has a right of first offer on any offer or sale of new equity securities or any securities which may be convertible into or exchangeable for equity securities by Roadzen.

Choice of Forum

There is no specific designation of a choice of forum in Vahanna’s charter.	Same as Vahanna.	N/A.

If the Domestication occurs, New Roadzen will be a Delaware corporation governed by the Proposed Delaware Charter and the DGCL. Set forth below is a summary comparison of material differences among the rights of Vahanna’s shareholders under Vahanna’s Existing Charter (left column), Roadzen stockholders under the Roadzen certificate and bylaws (right column), and, if the Domestication occurs, the rights of New Roadzen shareholders under forms of the Proposed Delaware Charter (center column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents.

This summary is qualified in its entirety by reference to the full text of Vahanna’s Existing Charter, Roadzen’s certificate and bylaws, and forms of The Proposed Delaware Charter, which is attached as Annex J, as well as the relevant provisions of the BVI Companies Act and the DGCL.

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen
Authorized Capital Stock

Vahanna ordinary shares. Vahanna is currently authorized to issue 200,000,000 Class A ordinary shares, $0.0001 par value per share, and 20,000,000 Class B ordinary shares, $0.0001 par value per share. As of December 31, 2022, there were 20,010,000 Class A Ordinary Shares and 5,002,500 Class B Ordinary Shares outstanding.

Vahanna Preference Shares. Vahanna is currently authorized to issue 1,000,000 undesignated preference shares, par value $0.0001 per share.

New Roadzen Common Stock. New Roadzen will be authorized to issue shares of 220,000,000 common stock, par value $0.0001 per share. As of [●], 2023, we expect there will be approximately 83,409,016 New Roadzen common stock (assuming no redemptions) outstanding following consummation of the merger.

New Roadzen Preferred Stock. New Roadzen will be authorized to issue shares of 60,000,000 preferred stock, par value $0.0001 per share. Following consummation of the merger, New Roadzen is not expected to have any shares of New Roadzen preferred stock outstanding.

Existing Roadzen Common Stock. Roadzen is currently authorized to issue 4,000,000 shares of common stock, $0.0001 par value per share. As of December 31, 2022, there were 606,425 shares of Existing Roadzen Common Stock outstanding.

Roadzen Preferred Stock. Roadzen is currently authorized to issue 3,000,000 shares of Preferred Stock, $0.0001 par value per share, of which 200,000 shares are designated as Series A Preferred Stock and 2,800,000 shares are designated as Series A-1 Preferred Stock. As of December 31, 2022, there were 200,000 shares of Series A Preferred Stock and 886,722 shares of Series A-1 Preferred Stock outstanding.

Rights of Preferred Stock

The preference shares shall have such rights as specified by the board of directors of Vahanna pursuant to a resolution of the directors of Vahanna approving the issuance of such preference shares, and in any such resolution of Vahanna’s directors, the Vahanna directors shall agree to amend and restate the Existing Charter to fully set out such rights.	The New Roadzen board of directors is authorized to provide for the issuance of shares of preferred stock in series and establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof.	The rights of the Roadzen Preferred Stock are established under Roadzen’s certificate.

Number and Qualification of Directors

The Vahanna board of directors shall consist of one or more members. The Company may by a resolution passed by the holders of a majority of the shares which are entitled to vote and are voted at the general meeting	The number of directors of New Roadzen, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be fixed from time to	The Roadzen board of directors shall consist of not less than one (1) and not more than six (6) members.

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen
increase or reduce the limits in the number of Directors. Vahanna’s board of directors consists of five (5) directors, with each director serving a two-year term.

time pursuant to a resolution adopted by a majority of New Roadzen’s board.

All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

Each director will be elected to serve until the next annual meeting or until his successor will have been elected and qualified, unless sooner removed or until Roadzen has received a written resignation from a director.

Election of Directors

Prior to the consummation of a business combination, Vahanna may by resolution of the holders of Class B Ordinary Shares appoint any person to be a director or may by resolution of the holders of Class B Ordinary Shares remove any director. For the avoidance of doubt, prior to the consummation of a business combination, holders of Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director.

The Proposed Delaware Charter provides that New Roadzen shareholders shall elect directors to serve until the next annual meeting and until his or her successor will have been elected and qualified, or until such director’s earlier death, resignation (pursuant to written notice thereof delivered to New Roadzen), disqualification or removal from office.

Director appointments shall require the affirmative vote of holders of a majority of the voting power of all then outstanding ordinary shares entitled to vote generally in the election of directors, voting together as a single class.

If the number of directors is changed, any increase or decrease is apportioned among the classes to maintain an equal number of directors in each class as nearly as possible, and any additional director of any class elected to fill a vacancy will hold office for the remaining term of that class, but

The Roadzen board of directors shall be elected as follows: (i) the holders of Series A-1 Preferred Stock will be entitled to elect one (1) member of the Roadzen board of directors and (ii) the holders of Existing Roadzen Common Stock will be entitled to elect five (5) members of the Roadzen board of directors.

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen

in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.

Subject to the rights of the holders of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Removal of Directors

Prior to the consummation of a business combination, Vahanna may by resolution of the holders of Class B Ordinary Shares remove any director. For the avoidance of doubt, prior to the consummation of a business combination, holders of Class A Ordinary Shares shall have no right to vote on the removal of any director.

Subject to the rights of the holders of any series of preferred stock, any or all of the directors may be removed from office at any time, but only for cause. Directors may be removed by the affirmative vote of at least two-thirds of the voting power of all then outstanding ordinary shares entitled to vote generally in the election of directors, voting together as a single class.

Directors may also be removed by the unanimous approval of all other directors.

Any or all of the directors of Roadzen may be removed with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that whenever the holders of any class, classes, or series of capital stock are entitled to elect one or more directors under the Roadzen certificate, only the holders of the outstanding shares of the class, classes, or series entitled to elect such director, and not the vote of the outstanding shares as a whole, may remove such directors without cause.

Voting

Holders of Class A Ordinary Shares and holders of the Class B Ordinary Shares, voting together as a single class, have the right to vote on all matters properly submitted to a vote of the shareholders, except as required by law; provided, that holders of Class B Ordinary Shares will have the right to appoint all of Vahanna’s directors prior to its initial business combination.	Except as otherwise required by law, the Proposed Delaware Charter, each holder of New Roadzen common stock will be entitled to cast one vote per share on any matter that is submitted to a vote of stockholders.	Holders of Existing Roadzen Common Stock shall be entitled, with respect to each outstanding share of Existing Roadzen Common Stock held by such holder, to cast one vote on any matter presented to the stockholders of Roadzen for their action or consideration at any meeting of stockholders; provided, however, that, except as otherwise required by law, holders of Existing Roadzen Common Stock shall not be entitled to vote on any amendment to the Roadzen certificate that relates solely to the

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen

terms of one or more outstanding series of Roadzen Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Roadzen certificate or the DGCL.

Holders of Roadzen Preferred Stock shall be entitled, with respect to the outstanding shares of Preferred Stock held by such holder, to cast the number of votes equal to the number of whole shares of Existing Roadzen Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter or, if no such record date is established, the date such vote is taken or any written or electronic consent of stockholders is solicited. Except as provided by law or other provisions of the Roadzen certificate, the holders of Roadzen Preferred Stock (on an as-converted to Existing Roadzen Common Stock basis) shall vote together with the holders of the Existing Roadzen Common Stock as a single class.

Cumulative Voting

There is nothing under the laws of the BVI Companies Act which specifically prohibits or restricts the creation of cumulative voting rights for the appointment of directors. The Existing Charter does not provide for cumulative voting for such appointments.	Same as Vahanna and Roadzen.	Delaware law allows for cumulative voting only if provided for in a corporation’s charter; however, Roadzen’s certificate does not authorize cumulative voting.

Vacancies on the Board of Directors

Except as the BVI Companies Act or applicable law may require, prior to the consummation of a business	Subject to the rights of the holders of any series of preferred stock, any vacancies occurring on the	Any vacancies on the Roadzen board of directors resulting from the death, resignation, or upon the

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen
combination, in the interim between the appointment of a director in accordance with Article 28 of the Existing Charter and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Existing Charter), or by the sole remaining director.	New Roadzen board of directors for any reason, and any newly created directorships resulting from an increase in the authorized number of directors, shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by shareholders), and any director so chosen shall hold office until the next annual meeting and until his or her successor has been elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.	failure of stockholders to elect directors to fill the unexpired terms of any directors removed in accordance with the provisions of the Roadzen bylaws and any newly created directorships on the Roadzen board of directors resulting from any increase in the authorized number of directors may be only filled by the holders of the class, classes, or series of stock entitled to elect such director or by any remaining director or directors elected by the holders of such class, classes, or series of stock.

Stockholder Action by Written Consents

A resolution in writing (in one or more counterparts) signed by or on behalf of all of the holders of Vahanna ordinary shares for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) shall, without the need for any advance notice, be as valid and effective as if the resolution had been passed at a general meeting of Vahanna shareholders duly convened and held.	Under the Proposed Delaware Charter, any action required or permitted to be taken by the stockholders of New Roadzen may be effected by written consent of the stockholders.	Any action which may be taken at a special or annual meeting of the stockholders of Roadzen may be taken without a meeting, without prior notice, and without a vote if a consent in writing or by electronic communication, setting forth the action so taken, has been given by all of the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendments to Constitutional Documents

Subject to the provisions of the BVI Companies Act, Vahanna may from time to time amend the Memorandum and Articles of Association by resolution of shareholders or resolution of directors.

Prior to the consummation of a business combination, Article 28.1 (Appointment and Removal of Directors) may only be amended by a resolution of shareholders passed by

New Roadzen reserves the right to amend, alter, change or repeal any provision contained in the Proposed Delaware Charter, in the manner now or hereafter prescribed by statute.

The New Roadzen board shall have the power to adopt, amend, alter or repeal the Proposed Bylaws by the affirmative vote of a majority of the directors.

Under Delaware law, the affirmative vote of a majority of the Existing Roadzen Common Stock and Roadzen Preferred Stock, voting as a single class, and of a majority of each class entitled to vote is required to amend the Roadzen certificate.

Subject to any additional vote required by the Roadzen certificate, the Roadzen board of

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen

at least a majority of such shareholders (which shall include an absolute majority of the holders of Class B Ordinary Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution has been given.

Subject to Article 3.2 (Issue of Shares and other Securities), if at any time the authorized shares of Vahanna are divided into different classes, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not Vahanna is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by Vahanna’s directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class (other than with respect to a waiver of the provisions of Article 18 (Class B Ordinary Share Conversion), which as stated therein shall only require the consent in writing of the holders of a majority of the issued shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

The Proposed Bylaws may also be adopted, amended, altered or repealed by the New Roadzen stockholders representing at least majority of the voting power of all outstanding shares of capital stock of New Roadzen entitled to vote generally in the election of directors.

directors may make, repeal, alter, amend or rescind any or all of the Roadzen bylaws.

Quorum

Board of Directors. The quorum for the transaction of the business of Vahanna directors may be fixed by the directors, and unless so fixed shall be a majority of the directors then in office. A person who holds office as an Alternate Director (as	Board of Directors. The quorum for the transaction of the business of New Roadzen directors may be fixed by the directors, and unless so fixed shall be a majority of the directors then in office.	Board of Directors. At all meetings of the Roadzen board of directors (except in the case of a meeting convened for the purpose of filling a vacancy on the board of directors), a majority of the members of the board of directors

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen

defined in the BVI Companies Act) shall, if his appointor is not present, be counted in the quorum. A director who also acts as an Alternate Director shall, if his appointor is not present, count twice towards the quorum.

Shareholders. The holders of one-third of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

Stockholders. The holders of at least a fifty percent (50%) of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

will constitute a quorum for the transaction of business.

Stockholders. At any meeting of Roadzen stockholders, the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum for the transaction of business. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the outstanding voting power of the shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Special Shareholder Meetings

Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of Vahanna’s directors or its chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than ten percent in par value (if all the issued shares have a par value), or otherwise by number of the issued shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested.	Special meetings of Roadzen stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Roadzen chief executive officer or a majority of the board of directors, and will be called by the Roadzen chief executive officer or secretary at the written request of the Roadzen stockholders owning thirty percent (30%) of the outstanding shares of capital stock of Roadzen entitled to vote at such meeting.	Special meetings of Roadzen stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Roadzen chief executive officer or the board of directors, and will be called by the Roadzen chief executive officer or secretary at the written request of the Roadzen stockholders owning twenty percent (20%) of the outstanding shares of capital stock of Roadzen entitled to vote at such meeting.

Notice of Stockholder Meetings

At least ten clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by Vahanna, provided that	Written notice stating the place, if any, date and hour of each meeting of New Roadzen’s stockholders, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the purpose of the meeting in the case of a special meeting, and the	Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen

a general meeting of Vahanna shall, whether or not the notice has been given and whether or not the provisions regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

c)  in the case of an annual general meeting, by all of the shareholders entitled to attend and vote thereat; and

d)  in the case of an extraordinary general meeting, by a majority in number of shareholders having a right to attend and vote at the meeting, together holding not less than ninety-five per cent. in par value (if all the issued shares have a par value), or otherwise by number of the shares giving that right.

record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) must be delivered not less than ten nor more than 60 days before the date of the meeting, unless otherwise required by law.

Whenever notice is required to be given to any New Roadzen stockholder, such notice may be given (i) in writing, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Roadzen certificate or the Roadzen bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting; except that where the matter to be acted on is a merger or consolidation of the corporation or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than twenty (20) nor more than sixty (60) days before the date of the meeting.

Annual and Special Meeting Proposals

Vahanna may, but shall not be obliged to, in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the directors shall appoint.

The directors, or the chairman of the board, may call general meetings, and the directors shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several

No business may be transacted at an annual meeting of New Roadzen stockholders, other than business that is either (i) specified in New Roadzen’s notice of meeting (or any supplement thereto) delivered pursuant to the Proposed Bylaws, (ii) otherwise properly brought before the annual meeting by or at the direction of the New Roadzen Board or (iii) otherwise properly brought before the annual meeting by any New Roadzen stockholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in the Proposed Bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of New Roadzen.

N/A.

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen

documents in like form each signed by one or more requisitionists.

A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by directors.

Shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than one hundred and twenty (120) calendar days before the date of Vahanna’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if Vahanna did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than thirty (30) days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of directors with such deadline being a reasonable time before Vahanna begins to print and send its related proxy materials.

The New Roadzen stockholder must (i) give timely notice thereof in proper written form to the Secretary of New Roadzen and (ii) the business must be a proper matter for stockholder action. To be timely, a New Roadzen stockholder’s notice must be received at the principal executive offices of New Roadzen not less than the 90th or more than the 120th day before the anniversary date of the immediately preceding annual meeting; provided, however, that in the event the annual meeting is more than thirty (30) days before or 60 days after such anniversary date, notice must be received not later than the close of business on the later of the

90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made. The public announcement of an adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Proposed Bylaws.

Limitation of Liability of Directors and Officers

No director and officer of Vahanna (which for the avoidance of doubt, shall not include auditors), together with every former director and former officer of Vahanna (each an “Indemnified Person”), shall be liable to Vahanna for any loss or damage incurred by Vahanna as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such Indemnified Person. No person shall	The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit. In addition, the DGCL was amended to permit limiting or eliminating the monetary liability of an officer to a corporation or its stockholders, except with regard	No director of the company shall be personally liable to the company or any of its stockholders for monetary damages arising out of such director’s breach of his or her fiduciary duty as a director of the company, except to the extent that the elimination or limitation of such liability is not permitted by the DGCL. A member of the board of directors, or a member of any committee designated by the

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen
be found to have committed actual fraud or willful default under the Existing Articles unless or until a court of competent jurisdiction shall have made a finding to that effect.

to breaches of the duty of loyalty, intentional misconduct, improper personal benefit or an action by or in the right of the corporation.

The Proposed Delaware Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL board of directors, shall be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of its officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such person’s professional or expert competence and who has been selected with treasonable care by or on behalf of the corporation, as to the value and amount of assets, liabilities and/or net profits of the corporation or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the corporation’s stock might properly be purchased or redeemed. If the DGCL or any other applicable law of the State of Delaware is amended after the date of the Roadzen certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Roadzen shall be eliminated or limited to the fullest extent permitted by the DGCL or other applicable law of the State of Delaware, as so amended.

Indemnification of Directors, Officers, Employees and Agents

Subject to the BVI Companies Act, every Indemnified Person shall be indemnified out of the assets of Vahanna against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying	The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity	To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, Roadzen is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of Roadzen (and any other persons to whom the DGCL

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen
out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.

conformed with the statutory provisions governing indemnity.

The Proposed Delaware Charter provides that New Roadzen will indemnify each director and officer to the fullest extent permitted by applicable law.

permits Roadzen to provide indemnification and advancement of expenses) through Roadzen bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement expenses otherwise permitted by Section 145 of the DGCL. Roadzen shall be required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding is authorized by the corporation.

Dividends, Distributions and Share Repurchases

Subject to the Existing Charter, Vahanna’s directors may declare dividends at a time and amount they think fit if they are satisfied, on reasonable grounds, that, immediately after distribution of the dividend, the value of Vahanna’s assets will exceed its liabilities and Vahanna will be able to pay its debts as they fall due. No dividend shall carry interest against Vahanna.

As permitted by the BVI Companies Act and the Existing Charter, shares may be repurchased, redeemed or otherwise acquired by Vahanna. Depending on the circumstances of the redemption or repurchase, Vahanna’s directors may need to determine that immediately following the redemption or repurchase Vahanna will be able to satisfy its debts as they fall due and the value of its assets exceeds its liabilities. Vahanna’s directors may only exercise this power on Vahanna’s behalf, subject to the BVI Companies Act, the amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, Nasdaq or any other stock exchange on which Vahanna’s securities are listed.

The Proposed Delaware Charter provides that subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock or the holders of the shares of common stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of New Roadzen) when, as and if declared thereon by the New Roadzen Board from time to time out of any assets or funds of New Roadzen legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Subject to applicable law, dividends upon the outstanding stock of Roadzen may be declared by the Roadzen board of directors.

Roadzen shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of Roadzen (other than a dividend on shares of Existing Roadzen Common Stock payable in shares of Existing Roadzen Common Stock) unless (in addition to obtaining any consents required by the Roadzen certificate) all accrued but unpaid dividends on the Roadzen Preferred Stock has been paid or declared and set apart, and an additional dividend is paid with respect to all outstanding Roadzen Preferred Stock on an as-converted basis, subject to the terms set forth in Roadzen’s certificate.

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen
Liquidation

If Vahanna shall be wound up the liquidator shall apply the assets of Vahanna in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any shares, each share will rank pari passu with each other share in relation to the distribution of surplus assets on a winding up.

If Vahanna shall be wound up the liquidator may, subject to the rights attaching to any shares and subject to contrary direction by the shareholders, divide amongst the shareholders in kind the whole or any part of the assets of Vahanna (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, subject to contrary direction by the shareholders, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, subject to contrary direction by the shareholders, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.

Failure to Consummate a Business Combination. If Vahanna is unable to consummate its initial business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination), Vahanna will, as promptly as reasonably possible but not more than five (5) business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $100,000 of interest to pay liquidation expenses), pro rata to its public shareholders by way of

	Subject to applicable law and the rights, if any, of the holders of any series of preferred stock, the Proposed Delaware Charter provides that following the payment or provision for payment of the debts and other liabilities of New Roadzen in the event of a voluntary or involuntary liquidation, dissolution, or winding up of New Roadzen, the holders of New Roadzen common stock will be entitled to receive all the remaining assets of New Roadzen available for distribution to its stockholders, ratably in proportion to the number of shares of New Roadzen shares held by them.	In the event of any voluntary or involuntary liquidation, dissolution or winding up of Roadzen or deemed liquidation event (as defined in the Roadzen certificate), the holders of Roadzen Preferred Stock are entitled to a liquidation preference over holders of Existing Roadzen Common Stock, under the terms set forth in the Roadzen certificate. In the event of any liquidation or deemed liquidation event, after the payment of the full amount that the Roadzen Preferred Holders are entitled to, the remaining available assets shall be distributed to the holders of the Existing Roadzen Common Stock on a pro rata basis according to the number of shares held by each such holder.

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen
redemption and cease all operations except for the purposes of winding up of its affairs. This redemption of public shareholders from the Trust Account shall be effected as required by function of Vahanna’s amended and restated memorandum and articles of association and prior to any voluntary winding up, although at all times subject to the BVI Companies Act.

Conversion

Class B Ordinary Shares shall be convertible into Class A Ordinary Shares on a one-for-one basis automatically on the closing of the business combination subject to the terms and conversion ratios set forth in the Existing Charter.	There will be no conversion rights relating to the New Roadzen common stock.

The Roadzen Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into shares of Existing Roadzen Common Stock subject to the terms and conversion ratios set forth in Roadzen’s certificate.

The Roadzen Preferred Stock shall automatically, and without any further action on the part of the holders thereof, be converted into shares of Existing Roadzen Common Stock at the conversion ratios set forth in Roadzen’s certificate upon (i) the closing of a firmly underwritten public offering of common stock or (ii) upon the approval of the holders of at least 50% of the outstanding shares of Roadzen Preferred Stock.

Anti-Takeover Provisions and other Shareholder Provisions

Some provisions of the Existing Charter may discourage, delay or prevent a change of control of Vahanna or its management that shareholders may consider favorable, including provisions that:

•  authorize Vahanna’s board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by Vahanna’s shareholders; and

	The anti-takeover provisions and other stockholder protections in the Proposed Delaware Charter include blank check preferred stock. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e., a stockholder owning 15% or more of Vahanna voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.	Roadzen is subject to Section 203 of the DGCL.

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen

•  limit the ability of shareholders to requisition and convene general meetings of shareholders. However, under BVI law, Vahanna’s directors may only exercise the rights and powers granted to them under the Existing Charter for a proper purpose and for what they believe in good faith to be in the best interests of Vahanna.

Shareholder Rights Plans

The Existing Charter does not provide for any shareholder rights plan.	Same as Roadzen.

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

Roadzen does not have a stockholder rights plan currently in effect, but under the DGCL, Roadzen’s board of directors could adopt such a plan without stockholder approval.

Preemptive Rights

There are no preemptive rights relating to Vahanna’s ordinary shares.	There are no preemptive rights relating to the shares of New Roadzen common stock.	Each holder of Roadzen Preferred Stock has a right of first offer on any offer or sale of new equity securities or any securities which may be convertible into or exchangeable for equity securities by Roadzen.

Choice of Forum

There is no specific designation of a choice of forum in Vahanna’s charter.	The Proposed Delaware Charter generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of New Roadzen, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Roadzen to New Roadzen or New Roadzen’s stockholders, (iii) any action asserting a claim against New Roadzen, its directors, officers or employees arising pursuant to any provision of the DGCL or Proposed	N/A.

Vahanna	New Roadzen (Proposed Delaware Charter)	Roadzen
Delaware Charter or Proposed Bylaws, or (iv) any action asserting a claim against New Roadzen, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions.

Fiduciary Duties of Directors

Under British Virgin Islands law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our memorandum and articles of association or the BVI Act.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The New Roadzen Board may exercise all such authority and powers of New Roadzen and do all such lawful acts and things as are not by statute or the Proposed Delaware Charter or Proposed Bylaws directed or required to be exercised or done solely by the stockholders.

DESCRIPTION OF NEW ROADZEN CAPITAL STOCK

As a result of the merger, Vahanna shareholders and Roadzen stockholders who receive New Roadzen Ordinary Shares in the merger will become shareholders of New Roadzen. The following summary details the material terms of our securities based on whether the Domestication occurs.

Capital Stock under the Proposed Charter

If the Domestication does not occur, your rights as New Roadzen shareholders will be governed by BVI law and the Proposed Charter. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the applicable provisions of BVI law and the Proposed Charter carefully and in their entirety because they describe your rights as a holder of New Roadzen Ordinary Shares.

New Roadzen is a BVI business company limited by shares and its affairs will be governed by the Proposed Charter and the BVI Companies Act (each as amended or modified from time to time). As provided in the Proposed Charter, subject to the BVI Companies Act, New Roadzen has full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. The registered office of New Roadzen is c/o Maples Corporate Services Limited, Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

Concurrently with the Effective Time, pursuant to the terms of the Existing Charter, (i) each Class B Ordinary Share that is outstanding immediately prior to the Effective Time will be converted, on a one-for-one basis, into one New Roadzen Ordinary Share; and (ii) each share of Existing Roadzen Common Stock that is issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, after giving effect to the conversion of any shares of Roadzen Preferred Stock into Existing Roadzen Common Stock in accordance with the terms of Roadzen’s Certificate of Incorporation), other than any dissenting shares of Existing Roadzen Common Stock, shall be canceled and converted into and New Roadzen Ordinary Shares in accordance with the terms of the merger agreement.

As a result, following the Effective Time the outstanding equity securities of New Roadzen will consist of 83,409,016 New Roadzen Ordinary Shares (assuming no redemptions), 10,050,000 New Roadzen Public Warrants and 8,638,500 New Roadzen Private Warrants(assuming Working Capital Loans are repaid in cash at closing).

Authorized shares

Following the consummation of the business combination, the authorized shares of New Roadzen will consist of 220,000,000 ordinary shares, par value $0.0001 per share (the New Roadzen Ordinary Shares), and 60,000,000 preference shares, par value $0.0001 per share.

Ordinary shares

Following the closing of the merger, approximately 83,409,016 New Roadzen Ordinary Shares will be issued and outstanding (under the No Redemption Scenario). All of the outstanding New Roadzen Ordinary Shares will be validly issued, fully paid and non-assessable.

Preference shares

Following consummation of the merger, New Roadzen is not expected to have any New Roadzen Preference Shares outstanding. The issuance of New Roadzen Preference Shares in the future could have the effect of decreasing the trading price of New Roadzen Ordinary Shares, restricting dividends on New Roadzen’s issued shares, diluting the voting power of New Roadzen Ordinary Shares, impairing the liquidation rights of New Roadzen’s shares, or delaying or preventing a change in control of New Roadzen.

Rights attaching to New Roadzen shares

Rights attaching to New Roadzen Ordinary Shares

Each New Roadzen Ordinary Share confers upon the shareholder:

a.	the right to one vote at a meeting of the New Roadzen shareholders or on any resolution of the New Roadzen shareholders;

b.

subject to any rights that may be granted to holders of New Roadzen Preference Shares in the future, the right to an equal share in any distribution paid by New Roadzen in accordance with the BVI Companies Act; and

c.

subject to any rights that may be granted to holders of New Roadzen Preference Shares in the future, the right to an equal share in the distribution of the surplus assets of New Roadzen on its liquidation in accordance with the BVI Companies Act.

New Roadzen Ordinary Shares will have the same rights and privileges and rank equally, share ratably and be identical in all respect to all matters.

Rights attaching to New Roadzen Preference Shares

Each series of New Roadzen Preference Shares shall have such designations, powers, preferences, rights, qualifications, limitations and restrictions as specified by the New Roadzen board pursuant to resolutions approving the issuance of such series of preference shares and related amendments to the Proposed Charter; provided, however, that prior to such issuance, the New Roadzen board shall determine the designations, powers, preferences, rights, qualifications, limitations and restrictions of each series of preference shares, including, if applicable: (a) the designation and number of shares and the subscription price thereof; (b) the voting rights; (c) the dividends rights; (d) whether such shares will be subject to redemption by New Roadzen and the conditions of such redemption; (e) the rights to receive distribution upon liquidation and the terms thereof; (f) the rights to convert or exchange such series; (g) any limitations and restrictions upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by New Roadzen of, such shares; and (h) any conditions or restrictions upon the creation of indebtedness of New Roadzen or upon the issue of any additional shares.

The New Roadzen board shall not be required to obtain any approval of the shareholders in respect of the issuance of New Roadzen preference shares and the related amendments to the Proposed Charter and, accordingly, will be able to issue preference shares with voting and other rights that could adversely affect the voting power and other rights of holders of the New Roadzen Ordinary Shares and could have anti-takeover effects. The ability of the New Roadzen board of directors to issue New Roadzen Preference Shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of New Roadzen or the removal of existing management. Vahanna has no preference shares issued and outstanding at the date hereof. Although New Roadzen does not currently intend to issue any New Roadzen Preference Shares, we cannot assure you that we will not do so in the future. No New Roadzen Preference Shares are being issued or registered in connection with the merger.

Election of the New Roadzen Board of Directors

Under the Proposed Charter, there shall be a board of directors consisting of not less than one person, provided, however, that New Roadzen may by resolution of directors increase or reduce the limits on the number of directors. Pursuant to the Proposed Charter, the directors of the New Roadzen board will be nominated by New Roadzen shareholders at New Roadzen’s annual meeting of shareholders (except for situations in which the New Roadzen board fills a vacancy, as discussed below). There is no prohibition under the Proposed Charter which requires the positions of chairman of the New Roadzen board and chief executive officer to be held by different persons.

In addition, the Proposed Charter allows the New Roadzen board to appoint by resolution of the New Roadzen board any person to be a director either to fill (i) a vacancy resulting from death, resignation, disqualification, removal or other causes or (ii) any newly created directorship resulting from any increase in the number of directors. Where the New Roadzen board appoints a person as a director to fill such vacancy or newly created directorship, the term will not exceed the term that remained when the director whose departure from the New Roadzen board created such vacancy ceased to hold office or, in the case of newly created directorship, until the next annual general meeting.

Distribution and Liquidation Rights

The New Roadzen board may authorize a dividend to be paid to the holders of New Roadzen Ordinary Shares, as well as to the holders of New Roadzen Preference Shares, as may be issued, with distribution and liquidation rights, in proportion to their respective shareholdings and subject to any preferential rights held by holders of New Roadzen Preference Shares. Dividends may be paid in money, shares or other property. Notice of any dividend that may have been declared will be given to each New Roadzen shareholder, and all dividends unclaimed for six years after having been declared may be forfeited for the benefit of New Roadzen. No dividend will bear interest as against New Roadzen and no dividend will be paid on the treasury shares of New Roadzen.

The New Roadzen board may authorize a distribution by adopting a resolution in favor of the distribution if the New Roadzen board is satisfied that New Roadzen satisfies a solvency test, meaning that, on reasonable grounds, immediately after such distribution, the value of New Roadzen’s assets will exceed its liabilities and New Roadzen will be able to pay its debts as they fall due. In order that New Roadzen may determine the New Roadzen shareholders entitled to receive payment of any distribution, the New Roadzen board may fix a record date. If no record date is fixed, the record date for determining shareholders for any such purpose will be at the close of the calendar day on which the New Roadzen board adopts the resolution relating to the distribution.

In the event of New Roadzen’s liquidation, its surplus assets will be distributed to the holders of New Roadzen shares in the order of liquidation preference attached to each series of New Roadzen Preference Shares or New Roadzen Ordinary Shares, as applicable, and in proportion to their respective shareholdings.

The distribution and liquidation rights of New Roadzen Preference Shares shall be determined for each series of New Roadzen Preference Shares prior to authorizing the issuance of such series of New Roadzen Preference Shares. Therefore, New Roadzen common shareholders’ liquidation right, as well as the right to receive dividends, may be affected by the grant of preferential dividend, distribution or liquidation preference rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Redemption Rights

The BVI Companies Act and the Proposed Charter permit New Roadzen to purchase its own shares with the prior written consent of the relevant members, on such terms and in such manner as may be determined by its board of directors and by a resolution of directors and in accordance with the BVI Companies Act.

Shareholder Meetings

Under the Proposed Charter, New Roadzen may, but is not obligated to, hold an annual general meeting each year. The New Roadzen board or the chair, if in office, may call an annual general meeting or an extraordinary general meeting upon not less than ten (10) days’ notice unless such notice is waived in accordance with the Proposed Charter. A meeting notice must specify the place, day and hour of the meeting and the general nature of the business to be conducted at such meeting. At any general meeting of New Roadzen shareholders, the holders of at least fifty percent (50%) of the votes of the New Roadzen shares entitled to vote at such meeting shall constitute a quorum. Subject to the requirements of the BVI Companies Act, only those matters set forth in the notice of the general meeting or (solely in the case of a meeting convened upon a Members’ Requisition (as defined below)) properly requested in connection with a Members’ Requisition may be considered or acted upon at a meeting of New Roadzen shareholders.

Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Under the Proposed Charter, shareholders will have the right to call extraordinary general meetings of shareholders (a “Members’ Requisition”). To properly call an extraordinary general meeting pursuant to a Members Requisition, (a) the request of shareholders representing not less than 30% of the voting power represented by all issued and outstanding shares of New Roadzen in respect of the matter for which such meeting is requested must be deposited at the registered office of New Roadzen and (b) the requisitioning shareholders must comply with certain information requirements specified in the Proposed Charter.

Voting Rights

Each New Roadzen Ordinary Share confers upon the shareholder the right to one vote at a meeting of the New Roadzen shareholders or on any resolution of the New Roadzen shareholders. The voting rights of New Roadzen Preference Shares shall be determined for each series of New Roadzen Preference Shares prior to authorizing the issuance of such series of New Roadzen Preference Shares. Therefore, New Roadzen ordinary shareholders’ voting rights may be affected by the grant of preferential voting rights to shareholders of a new class of shares which may be authorized in the future.

Transfer of shares

All New Roadzen Ordinary Shares will be issued in registered form and may be freely transferred under the Proposed Charter, unless any such transfer is restricted or prohibited by another instrument, Nasdaq rules or applicable securities laws.

Under the BVI Companies Act shares that are listed on a recognized exchange may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the recognized exchange and subject to the Proposed Charter.

Among other things, certain equity holders of Roadzen and certain key shareholders of Vahanna, including the Sponsor, have agreed, pursuant to the Lock-Up Agreements and the Sponsor Support Agreement, not to transfer their New Roadzen Ordinary Shares during the 12 month period (as applicable) following the closing of the merger. Additionally, any New Roadzen Ordinary Shares received in connection with the merger by persons who are or become affiliates of New Roadzen for purposes of Rule 144 under the Securities Act may be resold only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of New Roadzen generally include individuals or entities that control, are controlled by or are under common control with, New Roadzen and may include the directors and executive officers of New Roadzen, as well as its significant shareholders.

Quorum

A meeting of New Roadzen shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy at least fifty percent (50%) of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting. A quorum may comprise a single shareholder or proxy, and such person may pass a resolution of shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument will constitute a valid resolution of the New Roadzen shareholders.

Vote Requirements

Save as provided below, the Proposed Charter provides that all shareholder resolutions require the affirmative vote of a majority of the votes cast by holders of New Roadzen ordinary shares, voting together as a single class at a meeting at which a quorum is present. Further, the Proposed Charter provides that action by written consent may be approved by the written consent of holders of a majority of the New Roadzen ordinary shares entitled to vote.

New Roadzen may amend the Proposed Charter by the affirmative vote of a majority of the votes cast by holders of New Roadzen ordinary shares, voting together as a single class at a meeting at which a quorum is present or by the written consent of holders of a majority of the New Roadzen ordinary shares entitled to vote by way of written consent or by resolution of directors.

The Proposed Charter provides that the removal of any director from office requires the affirmative vote of at least two-thirds of the votes cast by holders of New Roadzen ordinary shares, voting together as a single class at a meeting at which a quorum is present or the written consent of holders of at least two-thirds of the New Roadzen ordinary shares entitled to vote by way of written consent.

Access to Corporate Records

Under the BVI Companies Act, each New Roadzen shareholder is entitled, on giving written notice to New Roadzen, to inspect the (i) Proposed Charter; (ii) register of members; (iii) register of directors; and (iv) minutes of meetings and resolutions of members and of those classes of members of which such person is a member. However, the New Roadzen board may, if they are satisfied that it would be contrary to New Roadzen’s interests to allow a member to inspect any document listed above (or any part thereof), refuse the member to inspect the document or limit the inspection of the document.

Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the BVI High Court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

A company is required to keep at the office of its registered agent: its memorandum and articles of association of the company; the register of members or a copy of the register of members; the register of directors or a copy of the register of directors; and copies of all notices and other documents filed by the company in the previous ten years.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for New Roadzen Ordinary Shares will be Continental Stock Transfer & Trust Company, located at One State Street Plaza, 30th Floor, New York, New York 10004.

Takeover Provisions

The BVI Act does not currently provide anti-takeover measures, similar to some jurisdictions in the U.S.

Some provisions of the Proposed Charter may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize the New Roadzen board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our members;

•	limit the ability of shareholders to requisition and convene general meetings of shareholders;

•

require advance notice procedures with which shareholders must comply to nominate candidates to the New Roadzen board of directors or to propose matters to be acted upon at a shareholders’ meeting, which could preclude shareholders from bringing matters before annual or special meetings and delay changes in the New Roadzen board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise from attempting to obtain control of New Roadzen;

•

provide that directors may be removed only for cause and only upon the unanimous approval of all other directors then in office or shareholders representing at least two-thirds of the shares entitled to vote at a meeting for the election of directors; and

•	permit the New Roadzen board of directors to fill vacancies created by the expansion of the New Roadzen board of directors or the resignation, death or removal of a director.

However, under BVI law, New Roadzen’s directors may only exercise the rights and powers granted to them under the Proposed Charter for a proper purpose and for what they believe in good faith to be in the best interests of New Roadzen.

Register of Members

Under the BVI Companies Act, New Roadzen Ordinary Shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members will be maintained by our transfer agent Continental Stock Transfer & Trust Company. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of New Roadzen, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the BVI Court for an order that the register be rectified, and the Court may either refuse the application or order the rectification of the register, and may direct New Roadzen to pay all costs of the application and any damages the applicant may have sustained.

Listing and Purpose

Upon the consummation of the merger, New Roadzen Ordinary Shares are expected to be listed and traded on Nasdaq under the trading symbol “RDZN.” New Roadzen’s purpose under the Proposed Charter will include every lawful purpose or activity.

Mergers and Similar Arrangements

Under the BVI Companies Act, two or more BVI companies or a BVI company and non-BVI company, each a “constituent company”, may merge or consolidate. The BVI Companies Act provides for slightly different procedures depending on the nature of the parties to the merger.

A merger involves the merging of two or more companies into one of the constituent companies (to the merger) with one constituent company continuing in existence to become the surviving company post-merger. A consolidation involves two or more companies consolidating into a new company.

A merger is effective on the date that the articles of merger (as described below) are registered by the Registrar of Corporate Affairs in the BVI, or on such later date, not exceeding thirty (30) days from the date of registration as is stated in the articles of merger.

As soon as a merger becomes effective:

a)

the surviving company (so far as is consistent with its memorandum and articles, as amended by the articles of merger) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies;

b)	the memorandum and articles of the surviving company are automatically amended to the extent, if any, that changes to its memorandum and articles are contained in the articles of merger;

c)	assets of every description, including choses in action and the business of each of the constituent companies, immediately vest in the surviving company;

d)	the surviving company is liable for all claims, debts, liabilities and obligations of each of the constituent companies;

e)

no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any member, director, officer or agent thereof, is released or impaired by the merger; and

f)

no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any member, director or officer, or agent thereof, are abated or discontinued by the merger; but

a.	the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or against the member, director, officer or agent thereof, as the case may be; or

b.	the surviving company may be substituted in the proceedings for a constituent company.

The registrar shall strike off the Register of Companies a constituent company that is not the surviving company in the merger.

The BVI Companies Act provides that any member of New Roadzen is entitled to payment of the fair value of his shares upon dissenting from a merger, unless New Roadzen is the surviving company of the merger and the member continues to hold the same or similar shares. The following is a summary of the position with respect to dissenters’ rights in the event of a merger under the BVI Companies Act.

A dissenter is, in most circumstances, required to give to New Roadzen written objection to the merger, which must include a statement that the dissenter proposes to demand payment for his/her shares if the merger takes place. This written objection must be given before the meeting of members at which the merger is submitted to a vote, or at the meeting but before the vote. However, no objection is required from a member to whom New Roadzen did not give notice of the meeting of members or where the proposed merger is authorized by written consent of the members without a meeting.

Within twenty (20) days immediately following the written consent, or the meeting at which the merger was approved, New Roadzen shall give written notice of the consent or resolution to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed merger.

A member to whom New Roadzen was required to give notice who elects to dissent shall, within twenty (20) days immediately following the date on which the copy of the plan of merger or an outline of the merger is given to him, give to New Roadzen a written notice of his decision to elect to dissent, stating:

a)	his name and address;

b)	the number and classes of shares in respect of which he dissents (which must be all shares that he holds in New Roadzen); and

c)	a demand for payment of the fair value of his shares.

Upon the giving of a notice of election to dissent, the dissenter ceases to have any of the rights of a member except the right to be paid the fair value of his shares, and the right to institute proceedings to obtain relief on the ground that the action is illegal.

New Roadzen shall make a written offer to each dissenter to purchase his shares at a specified price that New Roadzen determines to be their fair value. Such offer must be given within seven (7) days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within seven (7) days immediately following the date on which the merger is put into effect, whichever is later.

If New Roadzen and the dissenter fail, within thirty (30) days immediately following the date on which the offer is made, to agree on the price to be paid for the shares owned by the dissenter, then within twenty (20) days:

a)	New Roadzen and the dissenter shall each designate an appraiser;

b)	the two designated appraisers together shall designate an appraiser;

c)

the three appraisers shall fix the fair value of the shares owned by the dissenter as of the close of business on the day prior to the date of the meeting or the date on which the resolution was passed, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on New Roadzen and the dissenter for all purposes; and

d)	New Roadzen shall pay to the dissenter the amount in money upon the surrender by him of the certificates representing his shares, and such shares shall be cancelled.

Shareholders’ Suits

Under the provisions of the BVI Companies Act, the memorandum and articles of association of a company are binding as between the company and its shareholders and between the shareholders.

If the majority shareholders have infringed a minority member’s rights, the minority may seek to enforce its rights either by derivative action or by personal action. A derivative action concerns the infringement of the company’s rights where the wrongdoers are in control of the company and are preventing it from taking action, whereas a personal action concerns the infringement of a right that is personal to the particular member concerned.

The BVI Companies Act provides for a series of remedies available to shareholders. Where a company incorporated under the BVI Companies Act conducts some activity which breaches the BVI Companies Act or the company’s memorandum and articles of association, the BVI High Court can issue a restraining or compliance order. Shareholders can now also bring derivative, personal and Representative Actions under certain circumstances.

Generally, any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as members as established by the company’s memorandum and articles of association.

In certain circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Companies Act. Pursuant to Section 184B of the BVI Companies Act, if a company or director of a company engages in, proposes to engage in or has engaged in, conduct that contravenes the provisions of the BVI Companies Act or the memorandum or articles of association of the company, the courts of the British Virgin Islands may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Companies Act or the memorandum or articles. Furthermore, pursuant to Section 184I(1) of the BVI Companies Act, a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the courts of the British Virgin Islands for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

Squeeze-out Provisions

Members of a company holding 90% of the votes of the outstanding shares entitled to vote and members of a company holding 90% of the votes of the outstanding shares of each class of shares entitled to vote as a class, may give a written instruction to the company directing it to redeem the shares held by the remaining members.

Enforcement of Civil Liabilities

There is no statutory enforcement in the British Virgin Islands of judgments obtained in the U.S., however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•

the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the judgment is final and for a liquidated sum;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

The British Virgin Islands courts are unlikely:

•	to recognize or enforce against New Roadzen, judgments of courts of the U.S. predicated upon the civil liability provisions of the securities laws of the U.S.; and

•

to impose liabilities against New Roadzen, predicated upon the certain civil liability provisions of the securities laws of the U.S. so far as the liabilities imposed by those provisions are penal in nature.

Conflicts of Interest

Under BVI law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our post-offering memorandum and articles of association or the BVI Companies Act.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

BVI law does not regulate transactions between a company and its significant members, however it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority members. New Roadzen has adopted a code of business conduct and ethics which requires employees to fully disclose any situations that could reasonably be expected to give rise to a conflict of interest, and sets forth relevant restrictions and procedures when a conflict of interest arises to ensure the best interest of New Roadzen.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position.

Accordingly, as a result of multiple business affiliations, the directors of New Roadzen may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when the board of New Roadzen evaluates a particular business opportunity with respect to the above-listed criteria. New Roadzen cannot assure you that any of the above-mentioned conflicts will be resolved in their favor. Furthermore, each of the directors of New Roadzen may have pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Anti-Money Laundering

In order comply with legislation or regulations aimed at the prevention of money laundering, BVI companies are required to adopt and maintain anti-money laundering procedures and may require members to provide evidence to verify their identity. Where permitted, and subject to certain conditions, BVI companies may also delegate the maintenance of its anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

If any person resident in the BVI knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report his belief or suspicion to the Financial Investigation of the BVI, pursuant to the Proceeds of Criminal Conduct Act (As Revised). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Indemnification of Officers and Directors

BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI High Court to be contrary to public policy (e.g., for purporting to provide indemnification against the consequences of committing a crime). An indemnity will be void and of no effect and will not apply to a person unless the person acted honestly and in good faith and in what he/she believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The Proposed Charter permits indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, New Roadzen will enter into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in the Proposed Charter.

New Roadzen Warrants

On November 26, 2021, Vahanna consummated its IPO of 20,010,000 units, including the issuance of 2,610,000 units as a result of the underwriters’ full exercise of their over-allotment option. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Simultaneously with the closing of IPO, pursuant to the Private Placement Warrants Purchase Agreement, the Company completed the private sale (the “Private Placement Warrants”) to the Sponsor at a purchase price of $1.00 per Private Placement Warrant.

As of [●], 2023, the record date, Vahanna had approximately 10,050,000 public warrants and 8,638,500 Private Placement Warrants outstanding. Pursuant to the terms of the merger agreement, if the Domestication does not occur, at the Effective Time, each Vahanna public warrant shall convert automatically, on a one-for-one basis, into an equivalent New Roadzen Public Warrant to acquire one New Roadzen Ordinary Share, par value $0.0001 per share, and each Private Placement Warrant shall convert automatically, on a one-for-one basis, into an equivalent New Roadzen Private Warrant to acquire one New Roadzen Ordinary Share, par value $0.0001 per share.

Immediately after the Effective Time, New Roadzen anticipates that there will be approximately 8,638,500 New Roadzen Private Warrants and 10,050,000 New Roadzen Public Warrants outstanding.

Each New Roadzen Warrant will represent the right to purchase one New Roadzen Ordinary Share at a price of $11.50 per share in cash. The New Roadzen Warrants will become exercisable thirty (30) days after the date on which the merger occurs and will expire upon the earlier of (a) the date that is five (5) years after the on which the merger occurs and (b) a liquidation of New Roadzen.

Each New Roadzen Warrant will entitle the registered holder to purchase one New Roadzen Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing thirty (30) days after the completion of the business combination, provided in each case that New Roadzen has an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the New Roadzen Ordinary Shares issuable upon exercise of the New Roadzen Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their New Roadzen Warrants on a cashless basis under the circumstances specified in the warrant agreement). Pursuant to the warrant agreement, a warrantholder may exercise its New Roadzen Warrants only for a whole number of New Roadzen Ordinary Share. This means that only a whole New Roadzen Warrant may be exercised at any given time by a warrantholder. The New Roadzen Warrants will expire five years after the completion of the business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to issue any New Roadzen Ordinary Shares pursuant to the exercise of a New Roadzen Warrant and will have no obligation to settle such New Roadzen Warrant exercise unless a registration statement under the Securities Act with respect to the New Roadzen Ordinary Shares underlying the New Roadzen Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No New Roadzen Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their New Roadzen Warrants, unless the issuance of the shares upon such exercise is registered or qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder, or an exemption is available.

In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a New Roadzen Warrant, the holder of such New Roadzen Warrant will not be entitled to exercise such New Roadzen Warrant and such New Roadzen Warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. New Roadzen Private Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.

We have agreed that as soon as practicable, we will use our best efforts to file a registration statement covering the New Roadzen Ordinary Shares issuable upon exercise of the New Roadzen Private Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the New Roadzen Warrants in accordance with the provisions of the warrant agreement. No New Roadzen Warrants will be exercisable for cash unless we have an effective and current registration statement covering the New Roadzen Ordinary Shares issuable upon exercise of the New Roadzen Warrants and a current prospectus relating to such New Roadzen Ordinary Shares.

Notwithstanding the foregoing, if a registration statement covering the New Roadzen Ordinary Shares issuable upon exercise of the New Roadzen Warrants is not effective within a specified period following the consummation of the initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise New Roadzen Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their New Roadzen Warrants on a cashless basis.

Redemption of New Roadzen Warrants for cash

Once the New Roadzen Warrants become exercisable, we may call them for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per New Roadzen Warrant;

•	upon not less than thirty (30) days’ prior written notice of

•	redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the New Roadzen Ordinary Shares equal or exceed $18.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like and for certain issuances of New Roadzen Ordinary Shares and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holders.

We will not redeem the New Roadzen Warrants as described above unless a registration statement under the Securities Act covering the issuance of the New Roadzen Ordinary Shares issuable upon exercise of the New Roadzen Warrants is then effective and a current prospectus relating to those New Roadzen Ordinary Shares is available throughout the 30-day redemption period. If and when the New Roadzen Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If and when the New Roadzen Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying New Roadzen Ordinary Shares for sale under all applicable state securities laws. We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the New Roadzen Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the New Roadzen Warrants, each warrant holder will be entitled to exercise his, her or its New Roadzen Warrant prior to the scheduled redemption date. However, the price of the New Roadzen Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of New Roadzen Ordinary Shares and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination) as well as the $11.50 New Roadzen Warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise

If we call the New Roadzen Warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its New Roadzen Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their New Roadzen Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of ordinary shares issuable upon the exercise of our New Roadzen Warrants. If our management takes advantage of this option, all holders of New Roadzen Warrants would pay the exercise price by surrendering their New Roadzen Warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the New Roadzen Warrants, multiplied by the excess of the “fair market value” of our ordinary shares (defined below) over the exercise price of the New Roadzen Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the ordinary shares as reported during the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of New Roadzen Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of ordinary shares to be received upon exercise of the New Roadzen Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a New Roadzen Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the New Roadzen Warrants after our initial business combination.

A holder of a New Roadzen Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such New Roadzen Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the New Roadzen Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of issued and outstanding New Roadzen Ordinary Shares is increased by a capitalization payable in New Roadzen Ordinary Shares, or by a sub-division of New Roadzen Ordinary Shares or other similar event, then, on the effective date of such capitalization, sub-division or similar event, the number of New

Roadzen Ordinary Shares issuable on exercise of each New Roadzen Warrant will be increased in proportion to such increase in the issued and outstanding New Roadzen Ordinary Shares. A rights offering to holders of New Roadzen Ordinary Shares entitling holders to purchase New Roadzen Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a capitalization of a number of New Roadzen Ordinary Shares equal to the product of (i) the number of New Roadzen Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Roadzen Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per New Roadzen Ordinary Share paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New Roadzen Ordinary Shares, in determining the price payable for New Roadzen Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of New Roadzen Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the New Roadzen Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the New Roadzen Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New Roadzen Ordinary Shares on account of such New Roadzen Ordinary Shares (or other ordinary shares into which the New Roadzen Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the New Roadzen Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of New Roadzen Ordinary Shares issuable on exercise of each New Roadzen Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of New Roadzen Ordinary Shares in connection with a proposed initial business combination, or (d) to satisfy the redemption rights of the holders of New Roadzen Ordinary Shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association with respect to any other provision relating to the rights of holders of our New Roadzen Ordinary Shares, then the New Roadzen Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each New Roadzen Ordinary Share in respect of such event.

If the number of issued and outstanding New Roadzen Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of New Roadzen Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of New Roadzen Ordinary Shares issuable on exercise of each New Roadzen Warrant will be decreased in proportion to such decrease in issued and outstanding New Roadzen Ordinary Shares.

Whenever the number of New Roadzen Ordinary Shares purchasable upon the exercise of the New Roadzen Warrants is adjusted, as described above, the New Roadzen Warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of New Roadzen Ordinary Shares purchasable upon the exercise of the New Roadzen Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of New Roadzen Ordinary Shares so purchasable immediately thereafter.

In addition, if, prior to the closing of the business combination, (x) Vahanna issue’s additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by Vahanna’s board and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any founder shares held by our Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of Vahanna’s Class A ordinary shares during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the New Roadzen Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the issued and outstanding New Roadzen Ordinary Shares (other than those described above), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding New Roadzen Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the New Roadzen Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New Roadzen Warrants and in lieu of our New Roadzen Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New Roadzen Warrants would have received if such holder had exercised their New Roadzen Warrants immediately prior to such event.

The New Roadzen Warrants are governed by a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. Holders should review a copy of the warrant agreement, which is filed as an exhibit to this registration statement/proxy statement, for a complete description of the terms and conditions applicable to the New Roadzen Warrants. The warrant agreement provides that the terms of the New Roadzen Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding New Roadzen Public Warrants to make any change that adversely affects the interests of the registered holders of New Roadzen Public Warrants.

The New Roadzen Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of New Roadzen Ordinary Shares and any voting rights until they exercise their warrants and receive New Roadzen Ordinary Shares. After the issuance of New Roadzen Ordinary Shares upon exercise of the New Roadzen Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

New Roadzen Warrants may be exercised only for a whole number of New Roadzen Ordinary Shares. No fractional shares will be issued upon exercise of the New Roadzen Warrants. If, upon exercise of the New Roadzen Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of New Roadzen Ordinary Shares to be issued to the warrant holder.

Capital Stock under the Proposed Delaware Charter

In the event of a Domestication, your rights as New Roadzen shareholders will be governed by Delaware law and the Proposed Delaware Charter. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the applicable provisions of Delaware law and the Proposed Delaware Charter carefully and in their entirety because they describe your rights as a securityholder of New Roadzen.

Authorized shares

If the Domestication occurs, following the consummation of the business combination, the Proposed Delaware Charter will authorize the issuance of 280,000,000 shares, of which 220,000,000 shares will be shares of New Roadzen common stock, par value $0.0001 per share, and 60,000,000 shares will be shares of New Roadzen preferred stock, par value $0.0001 per share.

Common Stock

As of [            ], 2023, the record date, Vahanna had approximately 20,010,000 Class A ordinary shares, and 5,002,500 Class B ordinary shares outstanding. Vahanna has also issued warrants consisting of 10,050,000 public warrants and 8,638,500 Private Placement Warrants. If the Domestication occurs, Vahanna will first adopt the Interim Charter prior to closing of the merger. In connection with the business combination, and in accordance with the terms of the Interim Charter, all outstanding shares of Class A common stock of Vahanna and all outstanding shares of Class B common stock of Vahanna will automatically be converted into New Roadzen common stock, and all outstanding public warrants and Private Placement Warrants will automatically be converted into New Roadzen Warrants.

Following the closing of the merger, approximately 83,409,016 shares of New Roadzen common stock will be issued and outstanding (under the No Redemption Scenario). All of the outstanding shares of New Roadzen common stock will be validly issued, fully paid and non-assessable.

Preferred Stock

Following consummation of the merger, New Roadzen is not expected to have any shares of New Roadzen preferred stock outstanding. The issuance of New Roadzen preferred stock in the future could have the effect of decreasing the trading price of New Roadzen’s common stock, restricting dividends on New Roadzen’s issued shares, diluting the voting power of New Roadzen’s common stock, impairing the liquidation rights of New Roadzen’s shares, or delaying or preventing a change in control of New Roadzen.

Rights attaching to New Roadzen Shares

Rights attaching to New Roadzen Common Stock

Holders of New Roadzen common stock will be entitled to cast one vote per share of New Roadzen common stock on all matters to be voted on by stockholders. Unless specified in the Proposed Delaware Charter, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the New Roadzen common stock that are voted is required to approve any such matter voted on by stockholders. Holders of New Roadzen common stock will not be entitled to cumulate their votes in the election of directors.

Rights attaching to New Roadzen Preferred Stock

The Proposed Delaware Charter provides that the New Roadzen Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of New Roadzen’s assets, which rights may be greater than the rights of the holders of the New Roadzen common stock.

The purpose of authorizing the New Roadzen Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of New Roadzen outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of New Roadzen common stock by restricting dividends on the New Roadzen common stock, diluting the voting power of the New Roadzen common stock or subordinating the dividend or liquidation rights of the New Roadzen common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of New Roadzen common stock.

Election of the New Roadzen Board of Directors

Under the Proposed Delaware Charter, there shall be a board of directors consisting of not less than one person, provided, however, that New Roadzen may by resolution of directors increase or reduce the limits on the number of directors. Pursuant to the Proposed Delaware Charter, the directors of the New Roadzen board will be elected by New Roadzen shareholders at New Roadzen’s annual meeting of shareholders (except for situations in which the New Roadzen board fills a vacancy, as discussed below). There is no prohibition under the Proposed Delaware Charter which requires the positions of chairman of the New Roadzen board and chief executive officer to be held by different persons. The election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon and cumulative voting is not permitted.

In addition, the Proposed Delaware Charter allows the New Roadzen board to appoint by resolution of the New Roadzen board any person to be a director either to fill (i) a vacancy resulting from death, resignation, disqualification, removal or other causes or (ii) any newly created directorship resulting from any increase in the number of directors. Where the New Roadzen board appoints a person as a director to fill such vacancy or newly created directorship, the term will not exceed the term that remained when the director whose departure from the New Roadzen board created such vacancy ceased to hold office or, in the case of newly created directorship, until the next annual general meeting.

Dividend, Distribution and liquidation rights

On the liquidation, dissolution, distribution of assets or winding up of New Roadzen, each holder of New Roadzen common stock will be entitled, pro rata on a per share basis, to all assets of New Roadzen of whatever kind that are available for distribution to the holders of New Roadzen common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of New Roadzen then outstanding.

Holders of New Roadzen common stock will share ratably (based on the number of shares of New Roadzen common stock held) if and when any dividend is declared by the New Roadzen Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the New Roadzen common stock with respect to the payment of dividends.

Exclusive Forum

The Proposed Delaware Charter provides that, to the fullest extent permitted by law, unless New Roadzen otherwise consents in writing, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on New Roadzen’s behalf, (ii) any action asserting a claim of, or claim based on, breach of a fiduciary duty owed by, or other wrongdoing by, any of its current or former directors, officers, employees, agents or stockholders, to New Roadzen or its stockholders, (iii) any action asserting a claim against New Roadzen or any of its current or former directors, officers, employees, agents or stockholders arising under the DGCL, the Proposed Delaware Charter or the Proposed Bylaws (as either may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action to interpret, apply, enforce or determine the validity of New Roadzen’s Proposed Delaware Charter and Proposed Bylaws, or (v) any action, suit or proceeding asserting a claim related to or involving New Roadzen that is governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or to any claim for which the federal courts have exclusive jurisdiction.

New Roadzen Warrants

On November 26, 2021, Vahanna consummated its IPO of 20,010,000 units, including the issuance of 2,610,000 units as a result of the underwriters’ full exercise of their over-allotment option. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Simultaneously with the closing of IPO, pursuant to the Private Placement Warrants Purchase Agreement, the Company completed the private sale of 8,638,500 Private Placement Warrants to the Sponsor at a purchase price of $1.00 per Private Placement Warrant.

As of [●], 2023, the record date, Vahanna had approximately 10,050,000 public warrants and 8,638,500 Private Placement Warrants outstanding. If the Domestication occurs pursuant to the terms of the merger agreement, (i) following the Domestication Effective Time, but prior to the Effective Time, each Vahanna Warrant, pursuant to the Warrant Agreement, shall convert automatically, on a one-for-one basis, into an equivalent public warrant or Private Placement Warrant (as applicable), to acquire one share of Class A common stock, par value $0.0001 per share, of Vahanna and (ii) following the Effective Time, each Vahanna Warrant shall convert automatically, on a one-for-one basis, into an equivalent New Roadzen Public Warrant or New Roadzen Private Warrant (as applicable), to acquire one share of New Roadzen common stock, par value $0.0001 per share.

Immediately after the Effective Time, New Roadzen anticipates that there will be approximately 18,688,500 New Roadzen Warrants outstanding.

Each New Roadzen Warrant will represent the right to purchase one share of New Roadzen common stock at a price of $11.50 per share in cash. The New Roadzen Warrants will become exercisable thirty (30) days after the date on which the merger occurs and will expire upon the earlier of (a) the date that is five (5) years after the on which the merger occurs and (b) a liquidation of New Roadzen.

Each New Roadzen Warrant will entitle the registered holder to purchase one share of New Roadzen common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing thirty (30) days after the completion of the business combination, provided in each case that New Roadzen has an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of New Roadzen common stock issuable upon exercise of the New Roadzen Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their New Roadzen Warrants on a cashless basis under the circumstances specified in the warrant agreement). Pursuant to the warrant agreement, a warrantholder may exercise its New Roadzen Warrants only for a whole number of shares of New Roadzen common stock. This means that only a whole New Roadzen Warrant may be exercised at any given time by a warrantholder.

We will not be obligated to issue any shares of New Roadzen common stock pursuant to the exercise of a New Roadzen Warrant and will have no obligation to settle such New Roadzen Warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Roadzen common stock underlying the New Roadzen Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No New Roadzen Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their New Roadzen Warrants, unless the issuance of the shares upon such exercise is registered or qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a New Roadzen Warrant, the holder of such New Roadzen Warrant will not be entitled to exercise such New Roadzen Warrant and such New Roadzen Warrant may have no value and expire worthless.

In no event will we be required to net cash settle any New Roadzen Warrant. In the event that a registration statement is not effective for the exercised New Roadzen Warrants, the purchaser of a public unit containing such New Roadzen Warrant will have paid the full purchase price for the unit solely for the shares of New Roadzen common stock underlying such unit. New Roadzen Private Warrant may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.

We have agreed that as soon as practicable, we will use our best efforts to file a registration statement covering the shares of New Roadzen common stock issuable upon exercise of the New Roadzen Private Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the New Roadzen Warrants in accordance with the provisions of the warrant agreement. No New Roadzen Warrants will be exercisable for cash unless we have an effective and current registration statement covering shares of New Roadzen common stock issuable upon exercise of the New Roadzen Warrants and a current prospectus relating to such shares of New Roadzen common stock. Notwithstanding the foregoing, if a registration statement covering shares of New Roadzen common stock issuable upon exercise of the New Roadzen Warrants is not effective within a specified period following the consummation of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise New Roadzen Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their New Roadzen Warrants on a cashless basis.

Redemption of New Roadzen Warrants for cash

Once the New Roadzen Warrants become exercisable, we may call them for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per New Roadzen Warrant;

•	upon not less than thirty (30) days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the New Roadzen common stock equal or exceed $18.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like and for certain issuances of New Roadzen common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holders.

We will not redeem the New Roadzen Warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of New Roadzen common stock issuable upon exercise of the New Roadzen Warrants is then effective and a current prospectus relating to the shares of New Roadzen common stock is available throughout the 30-day redemption period. If and when the New Roadzen Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If and when the New Roadzen Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of New Roadzen common stock for sale under all applicable state securities laws. We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the New Roadzen Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the New Roadzen Warrants, each warrant holder will be entitled to exercise his, her or its New Roadzen Warrant prior to the scheduled redemption date. However, the price of the New Roadzen common stock may fall below the $18.00 redemption trigger price (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of New Roadzen common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination) as well as the $11.50 New Roadzen Warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise

If we call the New Roadzen Warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its New Roadzen Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their New Roadzen Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of New Roadzen Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of New Roadzen common stock issuable upon the exercise of our New Roadzen Warrants. If our management takes advantage of this option, all holders of New Roadzen Warrants would pay the exercise price by surrendering their New Roadzen Warrants for that number of shares of New Roadzen common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Roadzen common stock underlying the New Roadzen Warrants, multiplied by the excess of the “fair market value” of our shares of New Roadzen common stock (defined below) over the exercise price of the New Roadzen Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the shares of New Roadzen common stock as reported during the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of New Roadzen Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Roadzen common stock to be received upon exercise of the New Roadzen Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a New Roadzen Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the New Roadzen Warrants after our initial business combination.

A holder of a New Roadzen Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such New Roadzen Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the New Roadzen common stock outstanding immediately after giving effect to such exercise.

If the number of issued and outstanding New Roadzen common stock is increased by a capitalization payable in New Roadzen common stock, or by a stock split of New Roadzen common stock or other similar event, then, on the effective date of such capitalization, stock split or similar event, the number of New Roadzen common stock issuable on exercise of each New Roadzen Warrant will be increased in proportion to such increase in the issued and outstanding New Roadzen common stock. A rights offering to holders of New Roadzen common stock entitling holders to purchase shares of New Roadzen common stock at a price less than the “historical fair market value” (as defined below) will be deemed a capitalization of a number of shares of New Roadzen common stock equal to the product of (i) the number of shares of New Roadzen common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Roadzen common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of New Roadzen common stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New Roadzen common stock, in determining the price payable for New Roadzen common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of New Roadzen common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the New Roadzen common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the New Roadzen Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New Roadzen common stock on account of such New Roadzen common stock (or other shares into which the New Roadzen Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the New Roadzen common stock during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New Roadzen common stock issuable on exercise of each New Roadzen Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of New Roadzen common stock in connection with a proposed initial business combination, or (d) to satisfy the redemption rights of the holders of New Roadzen common stock in connection with a stockholder vote to amend the Proposed Delaware Charter with respect to any other provision relating to the rights of holders of our shares of New Roadzen common stock, then the New Roadzen Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Roadzen common stock in respect of such event.

If the number of issued and outstanding shares of New Roadzen common stock is decreased by a reverse stock split, reorganization, or recapitalization of New Roadzen common stock or other similar event, then, on the effective date of such reverse stock split, reorganization, or recapitalization or similar event, the number of shares of New Roadzen common stock issuable on exercise of each New Roadzen Warrant will be decreased in proportion to such decrease in issued and outstanding shares of New Roadzen common stock.

Whenever the number of shares of New Roadzen common stock purchasable upon the exercise of the New Roadzen Warrants is adjusted, as described above, the New Roadzen Warrant exercise price will be adjusted by multiplying the New Roadzen Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Roadzen common stock purchasable upon the exercise of the New Roadzen Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Roadzen common stock so purchasable immediately thereafter.

In addition, if, prior to the closing of the business combination, (x) Vahanna issue’s additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by Vahanna’s board and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any founder shares held by our Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of Vahanna’s Class A ordinary shares during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the New Roadzen Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any recapitalization or reorganization of the issued and outstanding shares of New Roadzen common stock (other than those described above), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of New Roadzen common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the New Roadzen Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New Roadzen Warrants and in lieu of our shares of New Roadzen common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New Roadzen Warrants would have received if such holder had exercised their New Roadzen Warrants immediately prior to such event.

The New Roadzen Warrants are governed by a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. Holders should review a copy of the warrant agreement, which is filed as an exhibit to this registration statement/proxy statement, for a complete description of the terms and conditions applicable to the New Roadzen Warrants. The warrant agreement provides that the terms of the New Roadzen Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding New Roadzen Public Warrants to make any change that adversely affects the interests of the registered holders of New Roadzen Public Warrants.

The New Roadzen Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of New Roadzen Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of New Roadzen common stock and any voting rights until they exercise their New Roadzen Warrants and receive shares of New Roadzen common stock. After the issuance of shares of New Roadzen common stock upon exercise of the New Roadzen Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

New Roadzen Warrants may be exercised only for a whole number of shares of New Roadzen common stock. No fractional shares will be issued upon exercise of the New Roadzen Warrants. If, upon exercise of the New Roadzen Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New Roadzen common stock to be issued to the warrant holder.

Lock-Up

Certain holders of New Roadzen common stock issued as consideration pursuant to the merger have entered into lock-up agreements and may not, with limited exceptions, transfer New Roadzen common stock until the earlier of (x) the (1) year anniversary of consummation of the merger, (y) the date that the closing price of the New Roadzen Ordinary Shares equals or exceeds $12.00 (as adjusted for share recapitalizations, subdivisions, reorganizations, recapitalizations and the like), for twenty (20) trading days within any thirty (30) trading day period following the 150th day following the merger and (z) the consummation of a liquidation, merger, capital share exchange, reorganization, tender or exchange offer as the first step of a two-step transaction or other similar transaction that results in all of New Roadzen’s shareholders having the right to exchange their New Roadzen Ordinary Shares for cash, securities or other property; provided that certain equityholders of Roadzen that held less than 5% of the Existing Roadzen Common Stock (on a fully diluted basis) immediately prior to the Closing will be permitted to transfer and/or sell up to 25% of their New Roadzen Ordinary Shares after the date that is six (6) months following the consummation of the merger.

Other Matters

Holders of shares of New Roadzen common stock do not have subscription, redemption or conversion rights. Upon completion of the business combination, all the outstanding shares of New Roadzen common stock will be validly issued, fully paid and non-assessable.

Anti-Takeover Effects of Provisions of the Proposed Delaware Charter, the Proposed Bylaws and Applicable Law

Certain provisions of the Proposed Delaware Charter, the Proposed Bylaws, and laws of the State of Delaware, where New Roadzen would be incorporated if the Domestication occurred, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the shares of New Roadzen common stock. New Roadzen believes that the benefits of increased protection give New Roadzen the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure New Roadzen and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms. For additional information, see the section titled “Risk Factors — Risks Relating to the Potential Domestication — Some provisions of the Proposed Delaware Charter and Delaware law may have anti- takeover effects that could discourage an acquisition of New Roadzen by others, even if an acquisition would be beneficial to New Roadzen’s stockholders, and may prevent attempts by New Roadzen’s stockholders to replace or remove New Roadzen’s current management.”

Authorized but Unissued Shares

The Proposed Delaware Charter provides that certain shares of authorized but unissued New Roadzen common stock and New Roadzen preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Roadzen by means of a proxy contest, tender offer, merger, or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the New Roadzen Board or a committee of the New Roadzen Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide New Roadzen with certain information. Generally, to be timely, a stockholder’s notice must be received at New Roadzen’s principal executive offices not less than ninety (90) days nor more than 1twenty (20) days prior to the first anniversary of the immediately preceding annual meeting of stockholders.

The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the meeting (including the text of any proposal or resolution), (ii) the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business (including any anticipated benefit), (iii) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, if any, (iv) the class or series and number of shares of that are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner as of the date of such notice, including all shares as to which such stockholder or beneficial owner has a right to acquire beneficial ownership at any time in the future, (v) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (vi) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, (vii) a representation that such stockholder or beneficial owner intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (viii) a representation as to whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of the corporation’s voting shares to bring such business. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified New Roadzen of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The Proposed Bylaws also allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of New Roadzen.

Stockholder Action by Written Consent

The Proposed Delaware Charter provides that, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of New Roadzen may be effected by written consent in lieu of a meeting.

Special Meeting of Stockholders

The Proposed Delaware Charter and Proposed Bylaws provide that special meetings of stockholders may be called by the New Roadzen Board pursuant to a resolution adopted by a majority of the New Roadzen Board, or upon the written request of holders of not less than 30% of the voting power of the outstanding stock entitled to vote at the meeting.

Amendment of the Proposed Delaware Charter and Proposed Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

The Proposed Delaware Charter provides that it may be amended by New Roadzen in the manner provided therein or prescribed by statute. The Proposed Delaware Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of New Roadzen entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Proposed Delaware Charter providing for the capital stock of New Roadzen, amendment of the charter, amendment of the bylaws, board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.

The Proposed Bylaws also provide that the New Roadzen Board will have the power to adopt, amend, alter, or repeal the Proposed Bylaws by the affirmative vote of a majority of the directors in any manner not inconsistent with the laws of the State of Delaware or the Proposed Delaware Charter. The stockholders of New Roadzen are prohibited from adopting, amending, altering, or repealing the Proposed Bylaws, or to adopt any provision inconsistent with the Proposed Bylaws, unless such action is approved, in addition to any other vote required by the Proposed Delaware Charter, by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of New Roadzen entitled to vote generally in the election of directors, voting together as a single class.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New Roadzen’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Delaware Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Delaware Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of New Roadzen or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The Proposed Bylaws provide that New Roadzen must indemnify and advance expenses to New Roadzen’s directors and officers to the fullest extent authorized by the DGCL. New Roadzen also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New Roadzen directors, officers, and certain employees for some liabilities. New Roadzen believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Delaware Charter and Proposed Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Roadzen and its stockholders. In addition, your investment may be adversely affected to the extent New Roadzen pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of New Roadzen’s directors, officers, or employees for which indemnification is sought.

Stockholders’ Derivative Actions

Under the DGCL, any of New Roadzen’s stockholders may bring an action in New Roadzen’s name to procure a judgment in New Roadzen’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Roadzen’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The Transfer Agent for New Roadzen capital stock will be Continental Stock Transfer & Trust Company.

Listing of Common Stock

Vahanna will file a listing application for New Roadzen common stock and New Roadzen Public Warrants with Nasdaq, and it believes that New Roadzen will satisfy all criteria for initial listing prior to consummation of the transactions contemplated by the merger agreement. If the application is approved, upon consummation of the transactions contemplated by the merger agreement, it is expected that the New Roadzen common stock and public warrants will trade on Nasdaq under the symbols “RDZN” and “RDZNW”, respectively. New Roadzen will not have units traded following closing of the transactions contemplated by the merger agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions — Vahanna

Founder Shares

On May 6, 2021, the Sponsor received 5,750,000 of Vahanna’s Class B Ordinary Shares in exchange for the payment of $25,000 of deferred offering costs. On October 28, 2021, the Sponsor surrendered and forfeited 1,437,500 Class B Ordinary Shares for no consideration, following which the Sponsor held 4,312,500 Class B Ordinary Shares. On November 22, 2021, Vahanna issued 690,000 Class B Ordinary Shares to the Sponsor with such issue being made by way of a bonus share issue for no consideration, following which the Sponsor holds an aggregate of 5,002,500 Class B Ordinary Shares.

The Sponsor surrendered and forfeited 150,000 Class B Ordinary Shares at no cost, and Mizuho purchased 150,000 Class B Ordinary Shares, for an aggregate purchase price of $500,000, in connection with the closing of Vahanna’s initial public offering (“IPO”).

On June 30, 2021, the Sponsor granted units to three of Vahanna’s directors equivalent to 75,000 Class B Ordinary Shares which will be convertible into New Roadzen Ordinary Shares following the consummation of the merger.

Services Agreement

The Sponsor entered into a services agreement with Indus Global Techventures LLP (“Indus LLP”), which is controlled by Vahanna’s Chief Executive Officer and Chairman of the Board. The terms of the agreement require the Sponsor to pay a fixed monthly retainer fee in the amount of $10,000 to formulate an investment and marketing strategy and explore potential targets for a business combination on behalf of Vahanna. In addition, the Sponsor provided for a success fee that would entitle Indus LLP to distributions attributable to 11.24% of the total fully diluted units of the Sponsor upon a successful business combination.

General and Administrative Services

Commencing on the date Vahanna’s public units are first listed on the Nasdaq, Vahanna has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to18 months (or up to 21 months from the closing of the IPO if Vahanna extends the period of time to consummate a business combination). Upon completion of the initial business combination or Vahanna’s liquidation, Vahanna will cease paying these monthly fees. On March 11, 2022, the monthly fee was increased to $20,000 in consideration of certain analytical services performed by the Sponsor. This change was applied retroactively for the months of November and December 2021. As such, $40,000 was incurred for the period ended December 31, 2021 related to these services. The analytical services performed by the Sponsor are provided through an entity controlled by Vahanna’s Chairman and Vahanna’s Chief Executive Officer.

Promissory Note

On May 6, 2021, the Sponsor issued an unsecured promissory note to Vahanna (the “Promissory Note”), pursuant to which Vahanna may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the IPO. As of December 31, 2021, there was $0 outstanding under the Promissory Note.

Working Capital Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of Vahanna’s officers and directors may, but are not obligated to, loan Vahanna funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a business combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a business combination does not close, Vahanna may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021, there was no amount outstanding under the Working Capital Loans.

See Note 5 — Related Parties to the notes to Vahanna’s financial statements included elsewhere in this proxy statement/prospectus for more information.

Director and Officer Indemnification

The Proposed Charter that will be in effect upon completion of the merger will provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted under BVI law, subject to certain limited exceptions. In connection with closing of the merger, New Roadzen intends to enter into indemnification agreements with each post-closing director and executive officer of New Roadzen.

Policies and Procedures for Related Person Transactions

Effective upon the closing of the merger, New Roadzen’s board of directors will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which New Roadzen or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of New Roadzen’s executive officers or directors;

•	any person who is known by New Roadzen to be the beneficial owner of more than 5% of New Roadzen Ordinary Shares;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in- law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of New Roadzen’s Ordinary Shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of New Roadzen’s Ordinary Shares; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

New Roadzen will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

EXPERTS

The financial statements of Vahanna Tech Edge Acquisition I Corp. as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and the period from April 22, 2021 (inception) through December 31, 2021 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and have been included herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Vahanna Tech Edge Acquisition I Corp. to continue as a going concern as described in Note 1 to the financial statements). Such financial statements are included in reliance upon such report and given on authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Roadzen, Inc. and Subsidiaries at March 31, 2022 and 2021, and for each of the two years in the period ended March 31, 2022, included in the proxy statement/prospectus, have been audited by ASA & Associates LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of National Automobile Club as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022 have been audited by SingerLewak LLP, an independent auditor, as stated in their report thereon and included in this proxy statement/prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Global Insurance Management as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in the proxy statement/ prospectus, have been audited by KNAV P.A., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the New Roadzen Ordinary Shares offered by this proxy statement/prospectus will be passed upon for Vahanna by Maples & Calder.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Vahanna board of directors does not know of any matters that will be presented for consideration at the Vahanna Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Vahanna Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

APPRAISAL RIGHTS

Holders of Vahanna ordinary shares are not entitled to appraisal rights in connection with the merger under British Virgin Islands law.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Vahanna and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Vahanna’s annual report to shareholders and Vahanna’s proxy statement. Upon written or oral request, Vahanna will deliver a separate copy of the annual report to shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that Vahanna deliver single copies of such documents in the future. Shareholders may notify Vahanna of their requests by calling or writing Vahanna at its principal executive offices at Vahanna Tech Edge Acquisition I Corp., 1230 Avenue of the Americas, 16th Floor, New York, NY 10020. Following the business combination, such requests should be made by calling or writing New Roadzen at [●].

WHERE YOU CAN FIND MORE INFORMATION

Vahanna files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Vahanna at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Vahanna has been supplied by Vahanna, and all such information relating to Roadzen has been supplied by Roadzen. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

Vahanna Tech Edge Acquisition I Corp.

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Tel. (347) 745-6448

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

There is no statutory enforcement in the British Virgin Islands of judgments obtained in the U.S., however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•

the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the judgment is final and for a liquidated sum;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

The British Virgin Islands courts are unlikely:

•	to recognize or enforce against the Company, judgments of courts of the U.S. predicated upon the civil liability provisions of the securities laws of the U.S.; and

•

to impose liabilities against the Company, predicated upon the certain civil liability provisions of the securities laws of the U.S. so far as the liabilities imposed by those provisions are penal in nature.

INDEX TO FINANCIAL STATEMENTS

Page No.
VAHANNA TECH EDGE ACQUISITION I CORP.
Audited Financial Statements of Vahanna Tech Edge Acquisition I Corp. as of December 31, 2022 and 2021, for the year ended December 31, 2022 and for the period from April 22, 2021 (inception) to December 31, 2021

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2022 and 2021	F-3
Statements of Operations for the year ended December 31, 2022 and for the period from April 22, 2021 (inception) through December 31, 2021	F-4
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022 and for the period from April 22, 2021 (inception) through December 31, 2021	F-5
Statements of Cash Flows for the year ended December 31, 2022 and for the period from April 22, 2021 (inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7
ROADZEN, INC.
Audited Financial Statements of Roadzen, Inc. as of March 31, 2022 and 2021, and for the fiscal years ended March 31, 2022 and 2021
Report of Independent Registered Public Accounting Firm	F-27
Consolidated Balance Sheet as of March 31, 2022	F-28
Statements of Income and Other Comprehensive Income for the years ended March 31, 2022 and 2021	F-29
Consolidated Statements of Cash Flows for the years ended March 31, 2022 and 2021	F-30
Consolidated Statements of Stockholders’ Equity for the years ended March 31, 2022 and 2021	F-31
Notes to Consolidated Financial Statements	F-32
Unaudited Financial Statements of Roadzen, Inc. as of December 31, 2022 and for the nine months ended December 31, 2022
Consolidated Balance Sheet as of December 31, 2022	F-62
Consolidated Statements of Operations for the nine months ended December 31, 2022 and 2021	F-63
Consolidated Statements of Cash Flows for the nine months ended December 31, 2022 and 2021	F-64
Consolidated Statements of Stockholders’ Equity for the nine months ended December 31, 2022 and 2021	F-65
Notes to Consolidated Financial Statements	F-66
GLOBAL INSURANCE MANAGEMENT LIMITED
Audited Financial Statements of Global Insurance Management Limited as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and December 31, 2021
Report of Independent Registered Public Accounting Firm	F-96
Consolidated Balance Sheet as of December 31, 2022	F-98
Consolidated Statements of Operations for the years ended December 31, 2022 and 2021	F-99
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2022 and 2021	F-100
Consolidated Statements of Cash Flows for the years ended December 31, 2022 and 2021	F-101
Notes to Consolidated Financial Statements	F-102
NATIONAL AUTOMOBILE CLUB
Audited Financial Statements of National Automobile Club as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and December 31, 2021
Independent Auditor’s Report	F-118
Balance Sheets as of December 31, 2022 and 2021	F-120
Statements of Operations and Other Comprehensive (Loss) Income for the years ended December 31, 2022 and 2021	F-122
Statements of Stockholders’ Equity for the years ended December 31, 2022 and 2021	F-123
Statements of Cash Flows for the years ended December 31, 2022 and 2021	F-124
Notes to Financial Statements	F-125

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
Vahanna Tech Edge Acquisition I Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Vahanna Tech Edge Acquisition I Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from April 22, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from April 22, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
We have served as the Company’s auditor since 2021.
New York, NY
April 14, 2023

VAHANNA TECH EDGE ACQUISITION I CORP.
BALANCE SHEET

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$50,963	$935,802
Prepaid expenses	148,535	239,740
Due from Sponsor	—	4,734

Total current assets	199,498	1,180,276
Prepaid expenses	—	91,817
Investments held in Trust Account	207,091,906	204,113,336

Total Assets	$207,291,404	$205,385,429

LIABILITIES, REDEEMABLE SHARES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accrued offering costs	$—	$349,109
Accrued expenses	1,130,575	158,930
Convertible Note – related party	300,000	—

Total Current Liabilities	1,430,575	508,039
Deferred underwriting fee	6,525,000	6,525,000

Total Liabilities	7,955,575	7,033,039

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption; 20,010,000 shares at redemption value ($ 10.35 and $ 10.20 per share)	207,091,906	204,102,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 20,010,000 shares subject to redemption)	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,002,500 shares issued and Outstanding	500	500
Additional paid-in capital	—	—
Accumulated deficit	(7,756,577)	(5,750,110)

Total Shareholders’ Deficit	(7,756,077)	(5,749,610)

Total Liabilities, Redeemable Shares and Shareholders’ Deficit	$207,291,404	$205,385,429

The accompanying notes are an integral part of
these
financial statements.

VAHANNA TECH EDGE ACQUISITION I CORP.
STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2022	For the period April 22, 2021 (inception) through December 31, 2021
Administrative fee – related party	$240,000	$40,000
General and administrative expenses	1,755,131	186,554

Total expenses	1,995,131	226,554

Other Income
Realized and unrealized gains on investments held in the Trust Account	2,978,570	11,336

Total other income	2,978,570	11,336

Net income (loss)	$983,439	$(215,218)

Class A ordinary shares – weighted average shares outstanding, basic and diluted	20,010,000	2,930,335

Class A ordinary shares – Basic and diluted net income (loss) per shares	$0.04	$(0.03)

Class B ordinary shares – weighted average shares outstanding, basic and diluted	5,002,500	5,002,500

Class B ordinary shares – Basic and diluted net income (loss) per share	$0.04	$(0.03)

The accompanying notes are an integral part of these financial statements.

VAHANNA TECH EDGE ACQUISITION I CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance, January 1, 2022	5,002,500	$500	$—	$(5,750,110)	$(5,749,610)
Net income	—	—	—	983,439	983,439
Remeasurement of Class A ordinary shares to redemption value	—	—	—	(2,989,906)	(2,989,906)

Balance, December 31, 2022	5,002,500	$500	$—	$(7,756,577)	$(7,756,077)

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount

Balance – April 22, 2021	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	5,750,000	575	24,425	—	25,000
Surrender of Class B ordinary shares	(1,437,500)	(144)	144	—	—
Issuance of Class B ordinary shares	690,000	(69)	(69)	—	—
Issuance of Private Placement Warrants	—	—	8,638,500	—	8,638,500
Fair Value of Public Warrants	—	—	5,599,799	—	5,599,799
Fair Value of Underwriter Shares in excess of cost	—	—	623,500	—	623,500
Issuance of Underwriter Shares	—	—	500,000	—	500,000
Issuance costs	—	—	(378,105)		(378,105)
Remeasurement of Class A ordinary shares to redemption value	—	—	(15,008,194)	(5,534,892)	(20,543,086)
Net loss	—	—	—	(215,218)	(215,218)

Balance – December 31, 2021 (as revised, see Note 2)	5,002,500	$500	$—	$(5,750,110)	$(5,749,610)

The accompanying notes are an integral part of these financial statements.

VAHANNA TECH EDGE ACQUISITION I CORP.
STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2022	For the period April 22, 2021 (inception) through December 31, 2021
Cash flows from operating activities:
Net income (loss)	$983,439	$(215,218)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Realized and unrealized gains on investments held in the Trust Account	(2,978,570)	(11,336)
Changes in operating assets and liabilities:
Prepaid expenses	183,022	(331,557)
Accrued offering costs	(349,109)	349,109
Accrued expenses	971,645	158,930
Net cash used in operating activities	(1,189,573)	(50,072)
Cash flows from investing activities:
Funds deposited into the Trust Account	—	(204,102,000)
Net cash used in investing activities	—	(204,102,000)
Cash flows from financing activities:
Proceeds from sale of units	—	200,010,000
Proceeds from sale of warrants	—	8,638,500
Offering costs	—	(4,085,626)
Proceeds from sale of Representative Shares	—	500,000
Proceeds from issuance of ordinary shares to Sponsor	—	25,000
Proceeds from Sponsor note	—	300,000
Repayment of Sponsor note	—	(300,000)
Proceeds from related party funding	4,734	332,026
Repayment of related party funding	—	(332,026)
Proceeds from convertible note – related party	300,000	—
Net cash provided by financing activities	304,734	205,087,879
Net change in cash	(884,839)	935,802
Cash at beginning of period	935,802	—

Cash at end of period	$50,963	$935,802

Supplemental disclosure of cash flow information:
Non-cash financing activities:
Deferred underwriting commissions	$—	$6,525,000
Initial classification of Class A ordinary shares subject to possible redemption	$—	$204,102,000
Remeasurement of Class A ordinary shares to redemption value	$2,989,906	$20,543,086
The accompanying notes are an integral part of these financial statements.

VAHANNA TECH EDGE ACQUISITION I CORP.
NOTES TO THE FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN
Vahanna Tech Edge Acquisition I Corp.
(the “Company”) was incorporated in the British Virgin Islands on April 22, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from April 22, 2021 (inception) through December 31, 2022 relates to the Company’s formation, initial public offering (“Initial Public Offering”), which is described below, and search for an acquisition target. The Company will not generate any operating revenues until after the completion of an initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering (the “Registration Statement”) was declared effective on November 22, 2021. On November 26, 2021, the Company consummated the Initial Public Offering of 20,010,000 units (“Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), generating gross proceeds of $200,100,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,638,500 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement transaction to Vahanna LLC (the “Sponsor”).
Additionally, simultaneously with the closing of the Initial Public Offering, pursuant to a Subscription Agreement, dated November 22, 2021, by and between the Company and Mizuho Securities USA LLC, the representative of the underwriters (“Mizuho”), the Company completed the private sale of an aggregate of

150,000
Class B ordinary shares of the Company, par value $
0.0001
per share (the “Representative Shares”), at a purchase price of approximately $
3.33
per Representative Share, generating gross proceeds to the Company of $
500,000
.
No
underwriting discounts or commissions were paid with respect to such sale. The issuance of the Representative Shares was made pursuant to the exemption from registration contained in Section
4
(a)
(2)
of the Securities Act of
1933
, as amended (the “Securities Act”) (see Notes
5
and
6)
.
Following the closing of the Initial Public Offering on November 26, 2021, an amount of $204,102,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement (as defined in Note 4) was placed in the Trust Account (as defined below). The funds held in the Trust Account may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule
2a-7
of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.
As of November 26, 2021, transaction costs amounted to $11,274,404 consisting of $3,480,000 of underwriting fees, $6,525,000 of deferred underwriting fees, $645,904 of Initial Public Offering costs and $623,500 representing the excess of fair value over the purchase price of Founder Shares purchased by the underwriter (see Note 5). These costs were charged to additional paid-in
capital upon completion of the Initial Public Offering. As described in Note 6, the $6,525,000 deferred underwriting commission is contingent upon the consummation of a

Business Combination within 18 months of the Initial Public Offering (or up to 21 months from the Initial Public Offering if the Company extends the period of time to consummate a Business Combination), unless the time period to consummate a Business Combination is extended pursuant to the Company’s amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Initial Public Offering, $10.20 per Unit sold in the Initial Public Offering, including proceeds of the sale of the Private Placement Warrants, was held in the trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule
2a-7
of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s Memorandum and Articles of Association. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC
480-10-S99,
redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of the Class A ordinary shares classified as temporary equity was the allocated proceeds determined in accordance with ASC
470-20.
Because of the redemption feature noted above, the Class A ordinary shares are subject to ASC
480-10-S99.
If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in
capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as temporary equity on the balance sheet until such date that a redemption event takes place.

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives a resolution under British Virgin Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed
 (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem
100
% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial
Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment.
If the Company has not completed a Business Combination within
18
months from the closing of the Initial Public Offering (or
up to 21 months from the Initial Public Offering if the Company extends the period of time to consummate a Business Combination) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under British Virgin Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business

Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.20 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
As of December 31, 2022, the Company had cash of $50,963
, a working capital deficiency of $1,231,077

and $207,091,906 of Investments in the Trust Account to be used for its Business Combination or to repurchase or redeem Public Shares in connection therewith.
The Company may raise additional capital through loans or additional investments from the Sponsor or its shareholders, officers, directors, or third parties. The Company’s officers and directors, the Sponsor or their respective affiliates may, but are not obligated to, loan us funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs.
If the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, or if the Company’s shareholders approve an extension to the mandatory liquidation date beyond 21 months from the closing of the Public Offering, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its Public Shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of a Business Combination. If the Company does not complete a Business Combination because it does not have sufficient funds available, it will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
If the Company does not consummate a Business Combination by 18 months from the closing of the Public Offering (or up to 21 months from the closing of the Public Offering if the Company extends the period of time to consummate a Business Combination), there will be a mandatory liquidation and subsequent dissolution of the

Company. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, “Presentation of Financial Statements- Going Concern,” the Company has determined that the liquidity condition due to insufficient working capital and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date that the financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after
18 months from the closing of the Public Offering (or up to 21 months from the closing of the Public Offering if the Company extends the period of time to consummate a Business Combination). The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.
Risks and Uncertainties
Management is currently evaluating the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation commenced a military action with the country of Ukraine. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements.
NOTE 2 — REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In connection with the preparation of the financial statements of the Company as of and for the year ended December 31, 2022, the Company determined that certain revisions should be made to the December 31, 2021 financial statements.
These revisions did not impact total assets, total liabilities, total shareholders’ deficit, the statements of operations or the statements of cash flows.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Total Shareholders
	Deficit (as previously presented)	Adjustments	Total Shareholders’ Deficit (as revised)
Balance – April 22, 2021
Issuance of Class B ordinary shares to Sponsor	25,000	—	25,000
Surrender of Class B ordinary shares	—	—	—
Issuance of Class B ordinary shares	—	—	—
Issuance of Private Placement Warrants	8,623,539	14,961	8,638,500
Fair Value of Public Warrants	5,302,580	297,219	5,599,799
Fair Value of Underwriter Shares in excess of cost	—	623,500	623,500
Issuance of Underwriter shares	—	500,000	500,000
Issuance costs	—	(378,105)	(378,105)
Remeasurement of Class A ordinary shares to redemption value	(19,461,011)	(1,057,575)	(20,543,086)
Net loss	(215,218)	—	(215,218)

Balance – December 31, 2021	$(5,749,610)		(5,749,610)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section
2
(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of
2012
, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards use
d.

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Investments held in the Trust Account
Investments held in the Trust Account were $
207,091,906
and $
204,113,336
at Decemb
er 31, 2022 and December 31, 202
1
, respectively.

The Company’s portfolio of investments is comprised of U.S. government securities and generally have a readily determinable fair value and are recognized at fair value. Investments are presented on the balance sheet at fair value at the end of each reporting period
.
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of FASB ASC
340-10-S99-1
and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Offering costs of $
11,274,404
consist principally of costs incurred in connection with preparation for the Initial Public Offering.
Class A ordinary shares subject to possible redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2022 and December 31, 2021, the ordinary shares subject to possible redemption in the amount of $
207,091,906
and $
204,102,000
, respectively, are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by changes against additional paid-in
capital and accumulated deficit.

As of December 31, 2022 and 2021, Class A ordinary shares subject to possible redemption reflected on the balance sheet is reconciled on the following table:

Gross proceeds	$200,100,000
Less:
Proceeds allocated to Public Warrants	(5,599,898)
Offering costs related to Class A ordinary shares subject to possible redemption	(10,941,287)
Plus:
Remeasurement of Class A ordinary shares to redemption value	20,543,086

Class A ordinary shares subject to possible redemption – December 31, 2021	204,102,000
Remeasurement of Class A ordinary shares to redemption value	2,989,906
Class A ordinary shares subject to possible redemption – December 31, 2022	$207,091,906

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next 12 months.
The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. There is currently no taxation imposed on income by the Government of the British Virgin Islands. In accordance with British Virgin Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.
The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the Private Placement since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the Year Ended December 31, 2022 Class A	For the Year Ended December 31, 2022 Class B	For the Period from April 22, 2021 through December 31, 2021	For the Period from April 22, 2021 through December 31, 2021
Basic and diluted net income (loss) per share
Numerator:
Allocation of net income (loss)	786,751	196,688	(79,500)	(135,718)

Denominator:
Basic and diluted weighted average ordinary shares outstanding	20,010,000	5,002,500	2,930,335	5,002,500

Basic and diluted net income (loss) per share	$0.04	$0.04	$(0.03)	$(0.03)

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $
250,000
. The Company has not experienced losses on this account.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets as of December 31, 2022 and 2021, primarily due to their short-term nature.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.
The
Company did not
have any cash equivalents as of December 31, 2022 and 2021.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued
at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current
based on whether or not
net-cash
settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815,
Derivatives
and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether the warrants meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.
Stock Compensation
The Company accounts for stock compensation in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold
20,010,000
Units at a price of $
10.00
per Unit.
Each Unit consists of one Class A ordinary shares and one-half of one redeemable warrant (“Public Warrant”).
Each whole Public Warrant entitles the holder to purchase
one
Class A ordinary share at a price of $
11.50
per share, subject to adjustment (see Note 7).

NOTE 5 — PRIVATE PLACEMENTS
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) to the Sponsor of an aggregate of
8,638,500
Private Placement Warrants at a price of $
1.00
per Private Placement Warrant (generating gross proceeds of $
8,638,500)
. Each Private Placement Warrant is exercisable to purchase
one
Class A ordinary share at a price of $
11.50
per share, subject to adjustment.
Additionally, simultaneously with the closing of the Initial Public Offering, pursuant to a Subscription Agreement, dated November 22, 2021, by and between the Company and Mizuho, the Company completed the private sale of an aggregate of 150,000 Class B ordinary shares of the Company, par value $0.0001 per share, at a purchase price of approximately $3.33 per Representative Share, generating gross proceeds to the Company of $500,000. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Representative Shares was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act (see Notes 5 and 6).
A portion of the proceeds from the Private Placement Warrants and the Representative Shares was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will be worthless.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
NOTE
6
 — RELATED PARTIES
Founder Shares
On May 6, 2021, the Sponsor received
5,750,000
of the Company’s Class B ordinary shares (the “Founder Shares”) in exchange for the payment of $
25,000
of deferred offering costs. On October 28, 2021, the Sponsor surrendered and forfeited
1,437,500
Founder Shares for
no
consideration, following which the Sponsor held
4,312,500
Founder Shares. On November 22, 2021, the Company issued
690,000
Founder Shares to the Sponsor with such issue being made by way of a bonus share issue for no
consideration, following which the Sponsor holds an aggregate of
5,002,500
Founder Shares. The Sponsor surrendered and forfeited
150,000
Founder Shares at
no
cost, and Mizuho purchased
150,000
Founder Shares, for an aggregate purchase price of $
500,000
, in connection with the closing of the Initial Public Offering (see Note 6). The Company accounted for the excess $
623,500
of fair value $
1,123,500
over the purchase price $
500,000
as an offering cost with an offset to additional
paid-in
capital.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
On June 30, 2021, the Sponsor granted units to three of the Company’s directors equivalent to 75,000 Founder Shares which will be convertible into Class A ordinary shares following the consummation of the Company’s initial Business Combination which is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the units were deemed to be de minimis. The units were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the units is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of
December 31
, 2022, the Company determined that a Business Combination is not considered probable and therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of units times the grant date fair value per share.
Services Agreement
The
Sponsor entered into a services agreement with Indus Global Techventures LLP (“Indus LLP”), which is controlled by the Company’s Chief Executive Officer and Chairman of the Board. The terms of the agreement require the Sponsor to pay a fixed monthly retainer fee in the amount of $10,000 to formulate an investment and marketing strategy and explore potential targets for a Business Combination on behalf of the Company. In addition, the Sponsor provided for a success fee that would entitle Indus LLP to distributions attributable to 11.24% of the total fully diluted units of the Sponsor upon a successful Business
Combination.
General and Administrative Services
Commencing on the date the Units are first listed on the Nasdaq, the Company has agreed to pay the Sponsor a total of $
10,000
per month for office space, utilities and secretarial and administrative support for up to
18 months (or up to 21 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination).
Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. On March 11, 2022, the monthly fee was increased to $
20,000
in consideration of the Sponsor’s payment of the fixed retainer fee payable to Indus LLP (see “Services Agreement” above) in addition to the payment for office space, utilities and secretarial and administrative support provided by the Sponsor. This change was applied retroactively for the months of November and December 2021. As such,
$
240,000
and $
40,000
was incurred and paid to the Sponsor for the year ended December 31, 2022 and the period ended December 31, 2021, respectively, related to these services.
Promissory Note — Related Party
On May 6, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $
300,000
. The Promissory Note is
non-interest
bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering.
During 2021, the Company borrowed $300,000
from the Sponsor and repaid it in conjunction with the consummation of the Initial Public Offering. The Promissory Note was repaid at the Initial Public Offering. As of December 31, 2022 and 2021, there were no amounts outstanding under the Promissory
Note.
Convertible Promissory Note — Related Party
In order to finance transaction costs in connection with a Business Combination, on June 20, 2022, the Sponsor agreed to loan the Company up to $
1,500,000
in the form of
non-interest
bearing convertible promissory notes to be used for a portion of the expenses of the Company (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. Additionally, the Company may convert the unpaid principal balance into warrants (“Conversion Warrants”) to purchase Class A ordinary shares at a conversion price equal to
$
1.00
per Conversion Warrant. The Conversion Warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. The conversion feature is accounted for in equity as the Conversion Warrants are identical to the Private Placement Warrants, which are accounted for in equity. As of December 31, 2022 and 2021, the Company had

$
300,000
and $
0
,
respectively, of borrowings under the convertible promissory note.
Due from/to Sponsor
During 2021, the Sponsor advanced $
332,026
to the Company, and the Com
p
any repaid it in conjunction with the consummation of the Initial Public Offering.
In
connection with the settlement of funds
fro
m the Initial Public Offering in 2021, there was an excess amount of funds retained by the Sponsor of $4,734. This balance was settled in 2022.
NOTE 7 — COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up
restrictions. Notwithstanding the foregoing, the registration rights relating to the Founder Shares and the Private Placement Warrants held by Mizuho shall comply with the requirements of FINRA Rule 5110(g)(8)(B)- (D), namely that Mizuho may not exercise its demand and “piggy-back” registration rights after five and seven years, respectively, from the Initial Public Offering and may not exercise its demand right on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Representative’s Ordinary Shares
The Sponsor surrendered and forfeited
150,000
Founder Shares at
no
cost, and Mizuho purchased
150,000
Founder Shares, for an aggregate purchase price of $
500,000
, in connection with the closing of the Initial Public Offering. Mizuho will be subject to the same restrictions and other agreements of the Sponsor with respect to the Founder Shares. The Founder Shares purchased by Mizuho will not, however, be subject to the same concessions as those applied to the Founder Shares held by the Sponsor in accordance with the terms of a Business Combination.
Underwriting Agreement
The Company granted the underwriters a
45-day
option from the date of Initial Public Offering to purchase up to
2,610,000
additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The over-allotment option was exercised in full.
The underwriters received a cash underwriting discount of $3,480,000 in the aggregate, payable upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $6,525,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Tr ust
Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Certain Engagements in Connection with the Merger
Mizuho is acting as a financial advisor to the Company in connection with the Merger. In connection with such engagement, Mizuho will receive fees and expense reimbursement customary for a financial advisory engagement (subject to the terms and conditions of its engagement letter with the Company).
Mizuho (together with its affiliates) is a full-service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investment, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Mizuho and its affiliates may provide investment banking services and other commercial dealings to Roadzen, New Roadzen and their respective affiliates in the future, for which they would expect to receive customary compensation. In the ordinary course of their business activities, Mizuho and its affiliates, officers, directors, and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Roadzen, New Roadzen or their respective affiliates. Mizuho and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Mizuho, as the underwriter of the Initial Public Offering, is entitled, pursuant to the terms of the underwriting agreement, to receive a deferred underwriting commission of $6,525,000, and to receive a fee of $2,500,000 pursuant to the terms of its financial advisory engagement letter with the Company, in each case payable upon completion of the merger.
The Company entered into a formal engagement with Marco Polo Securities Inc., a registered broker dealer (“Marco Polo”)
,
with regards to the Merger with Roadzen, pursuant to which Marco Polo will be entitled to receive a $2,500,000 success fee upon consummation of the Merger and customary expense reimbursements.
NOTE 8 — SHAREHOLDERS’ DEFICIT
Preference Shares
— The Company is authorized to issue
1,000,000
preference shares with a par value of $
0.0001
per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares
— The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and

2021, there were no Class A ordinary shares issued or outstanding (excluding the 20,010,000 shares recorded as temporary equity).
Class B Or
dina
ry Shares
— The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of December 31, 2022 and

2021, there were 5,002,500 Class B ordinary shares issued and outstanding.
Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of ordinary shares, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial Business Combination, we may enter into a shareholders’ agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of the Initial Public Offering.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one
basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the then-outstanding Class B ordinary shares agree to waive such adjustment with respect to
any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted
basis, 20% of the sum of the total number of all shares of ordinary shares outstanding upon the completion of Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of Class A ordinary shares redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.
Public Warrants
— Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the effective date of the Registration Statement for the Initial Public Offering and 30 days after the completion of the initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary share issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greate
r o
f the Market Value and the Newly Issued Price.
NOTE 9 — FAIR VALUE MEASUREMENTS
The fair value of the warrants at the Initial Public Offering date was $
10,434,787
. The significant assumptions used to determine the fair value were
12
% volatility,
no
dividends, risk fee rate of
0.075
% and a duration of
5 years
.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021
,
and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Level	December 31, 2022	December 31, 2021
Assets:
Marketable securities held in the Trust Account	1	$207,091,906	$204,113,336
Level 1 assets include investments in U.S. Tr
e
asury secu
r
ities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
NOTE 10 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were available to be issued. Based upon this review, except as set forth below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 10, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Vahanna Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Roadzen, Inc., a Delaware corporation (“Roadzen”).
Pursuant to the terms of the Merger Agreement, at the closing (the “Closing”) of the transactions contemplated thereby (the “Transactions”), a business combination between the Company and Roadzen will be effected through the merger of Merger Sub with and into Roadzen, with Roadzen surviving as a wholly-owned subsidiary of the Company (the “Merger”). In connection with the Merger, the Company will change its name to Roadzen Inc. (“New Roadzen”). The Merger is expected to close during the second quarter of 2023, subject to
customary closing conditions, including the receipt of certain governmental approvals and the required approval by the shareholders of Vahanna and Roadzen.

Immediately prior to the effective time of the Merger (the “Effective Time”), each outstanding share of Roadzen common stock, including common stock converted from Existing Roadzen Preferred Stock (as defined below) immediately prior to the closing (collectively, the “Existing Roadzen Common Stock”), will be cancelled and converted into the right to receive a pro rata portion (on a fully-diluted basis) of an aggregate amount of
68,300,000
ordinary shares of New Roadzen, par value $
0.0001
per share (“New Roadzen Ordinary Shares”). In addition, a certain number of the
68,300,000
New Roadzen Ordinary Shares will be reserved for future issuance following the Closing upon conversion, exercise, vesting and/or settlement of certain Roadzen RSUs (as defined below), Roadzen Warrants, and Roadzen Additional Equity Securities (as defined below) that will be assumed by New Roadzen at the Closing, in each case, pursuant to the terms and subject to the conditions set forth in the Merger Agreement. Each share of Existing Roadzen Common Stock owned by Roadzen as treasury stock will be canceled for no consideration.
Pursuant to the terms of the Merger Agreement, if the holders of less than 12,000,000 Class A ordinary shares have validly elected to redeem such shares as of two (2) business days immediately prior to the meeting of Company shareholders convened for the purposes of obtaining shareholder approval of the Merger (the “Company Shareholder Meeting”), and following (and subject to) receipt of shareholder approval of the Domestication (as defined below) at the Company Shareholder Meeting (the “Domestication Proposal”), at least one (1) business day prior to the Merger, Vahanna will continue out of the British Virgin Islands and become domesticated as a corporation in the State of Delaware (the “Domestication”) pursuant to Section 184 of the BVI Business Companies Act and Section 388 of the General Corporation Law of the State of Delaware (as amended), respectively, and in connection therewith, adopt, upon the Domestication taking effect, a certificate of incorporation (the “Interim Charter”) in place of the memorandum and articles of association currently registered by the Registrar of Corporate Affairs in the British Virgin Islands (the “Existing Charter”), and which will remove or amend those provisions of the Existi ng
Charter that terminate or otherwise cease to be applicable as a result of the Domestication.
Assuming the Domestication Proposal is approved, and the Domestication occurs pursuant to the Merger Agreement, concurrent with the consummation of the Merger:

•
each share of Class A Common Stock (as converted from Class A Ordinary Shares pursuant to the Domestication) will convert automatically, on a one-for-one basis,
into one share of common stock, par value $0.0001 per share, of New Roadzen (“New Roadzen Common Stock”);

•
each share of Class B Common Stock (as converted from Class A Ordinary Shares pursuant to the Domestication) of the Company will convert automatically, on a one-for-one basis,
into one share of New Roadzen Common Stock;

•
each Private Placement Warrant previously sold by the Company to the sponsor (as defined below) in connection with its Public Offering will convert automatically, on a one-for-one basis,
into an equivalent warrant of New Roadzen to acquire one share of New Roadzen Common Stock;

•
each redeemable warrant sold as part of the units offered in the Company’s public warrant will convert automatically, on a one-for-one basis,
into an equivalent warrant of New Roadzen to acquire one share of New Roadzen Common Stock; and

•
each unit sold in the Company’s Public Offering will automatically be separated into its underlying shares of New Roadzen Common Stock and public warrants, with any fractional public warrant being forfeited for no consideration.

Equity Conversions
Immediately prior to the Effective Time, each outstanding share of Roadzen’s preferred stock (the “Existing Roadzen Preferred Stock”) will convert into one share of Existing Roadzen Common Stock on a one-for-one basis
(the “Preferred Conversion”).

In addition, as of the Effective Time:

•
each existing Roadzen restricted stock unit (“Roadzen RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be assumed and converted into a restricted stock unit of New Roadzen with respect to a pro rata portion (on a fully- diluted basis) of
 68,300,000 New Roadzen Ordinary Shares based on the number of shares of Existing Roadzen Common Stock subject to such Roadzen RSU
s
immediately prior to the Effective Time.

•
each existing warrant representing a right to acquire Existing Roadzen Common Stock (“Roadzen Warrant”) that is outstanding immediately prior to the Effective Time will be assumed and converted into an equivalent warrant to acquire a pro rata portion (on a fully- diluted basis) of
 68,300,000 New Roadzen Ordinary Shares based on the number of shares of Existing Roadzen Common Stock subject to such Roadzen Warrant immediately prior to the Effective Time.

•
each equity security of Roadzen (other than Existing Roadzen Common Stock, Existing Roadzen Preferred Stock, Roadzen Warrants and Roadzen RSUs) (“Roadzen Additional Equity Security”), whether vested or unvested, that is outstanding immediately prior to the Effective Time will be assumed and converted into an equivalent security with respect to a pro rata portion (on a fully-diluted basis) of 68,300,000 New Roadzen Ordinary Shares based on the number of shares of Existing Roadzen Common Stock subject to such Roadzen Additional Equity Security immediately prior to the Effective Time.

Representations and Warranties
The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) corporate organization and qualification, (b) capital structure, (c) authorization to enter into the Merger Agreement, (d) financial statements, (e) absence of undisclosed liabilities, (f) consents and governmental approvals, (g) permits, (h) material contracts, (i) absence of changes, (j) litigation, (k) compliance with applicable laws, (l) employee plans, (m) environmental matters, (n) labor matters and (o) insurance. The representations and warranties of the parties do not survive the Closing.
Covenants
The Merger Agreement includes covenants of Roadzen with respect to the operation of the business prior to the consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, (a) to make appropriate filings pursuant to the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), (b) the use of reasonable best efforts to consummate the Merger as promptly as practicable and (c) preparation and filing of a registration statement on Form
S-4
relating to the Merger and containing a proxy statement of the Company (the “Registration Statement / Proxy Statement”).
The Merger Agreement also contains exclusivity provisions prohibiting (a) Roadzen and its subsidiaries from initiating, soliciting, entertaining or otherwise knowingly encouraging an Acquisition Proposal (as defined in the Merger Agreement) (subject to limited exceptions specified therein) or entering into any contracts or agreements in connection therewith and (b) the Company from issuing an indication of interest, memorandum of understanding, letter of intent or other similar agreement with respect to a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination other than with respect to the transactions with Roadzen contemplated by the Merger Agreement.
New Incentive Plan
In connection with the Closing, the Company will adopt the New Incentive Plan (as defined in the Merger Agreement) subject to the Company’s receipt of requisite shareholder approval.

Conditions to Consummation of the Transactions
Consummation of the Transactions is generally subject to customary conditions of the respective parties, and conditions customary to special purpose acquisition companies, including (a) expiry or termination of all applicable waiting periods under HSR, (b) the absence of any law or governmental order, threatened or pending, preventing the consummation of the Merger, (c) the effectiveness of the Registration Statement / Proxy Statement, (d) the New Roadzen Ordinary Shares to be issued in the Merger having been listed on the Nasdaq Stock Exchange LLC (“Nasdaq”) upon the Closing, and otherwise satisfying the applicable listing requirements of Nasdaq, (e) receipt of shareholder approval from shareholders of each of the Company and Roadzen for consummation of the Merger, (f) funds of at least $50,000,000 being available to the Company (after giving effect to payments in respect of any redemptions by the Company’s shareholders in connection with the Merger and any financing received by Roadzen or the Company prior to Closing, and prior to an payment of any unpaid transaction expenses of the parties), (g) the consummation of the Domestication, if applicable, (h) the consummation of Roadzen’s acquisitions of Global Insurance Management Limited and National Automobile Club, each of which Roadzen has signed a definitive agreement to acquire, and (i) receipt of executed Lock-up Agreements
from equityholders of Roadzen. In addition, Roadzen also has the right to not consummate the Merger if the Company has net tangible assets following the redemptions of less than $5,000,001.
Termination
The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including by mutual written consent, by written notice from either the Company or Roadzen to the other if the Company’s or Roadzen’s shareholders have not approved the Merger Agreement and the transaction contemplated thereby, or if the Transactions have not been consummated on or prior to August 26, 2023 (subject to extensions for delays as set forth in the Merger Agreement).
A copy of the Merger Agreement is filed with the Company’s Current Report on
Form 8-K filed
with the SEC on February 15, 2023 as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement and the Transactions is not complete and is subject to, and qualified in its entirety by, reference to the actual agreement. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, are modified or qualified by information in one or more confidential disclosure schedules prepared in connection with the execution and delivery of the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about the Company, Roadzen or the other parties at the time they were made or otherwise and should only be read in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the SEC.
Support Agreement
In connection and concurrent with the execution of the Merger Agreement, certain holders representing (a) at least a majority of the outstanding shares of Existing Roadzen Common Stock and of Existing Roadzen Preferred Stock, voting together as a single class, and (b) at least a majority of the outstanding shares of Existing Roadzen Preferred Stock, voting as a separate class, (collectively, the “Supporting Holders”) entered into a Support Agreement with the Company (the “Support Agreement”). Under the Support Agreement, the Supporting Holders agreed, among other things, to execute and deliver a written consent (a) adopting the Merger Agreement and the consummation of the Transactions, and (b) to effect the Preferred Conversion, in each case, not later than three (3) business days after the Registration Statement / Proxy Statement is declared effective by the SEC.

F-
25

Sponsor Support Agreement
In connection and concurrent with the execution of the Merger Agreement, the Sponsor and Roadzen entered into a support agreement with the Company (the “Sponsor Support Agreement”). Under the Sponsor Support Agreement, the Sponsor agreed to, among other things, (a) vote all ordinary shares of the Company owned by it in favor of (i) the Transactions and (ii) any proposals made by the Company to facilitate or in furtherance of the Transactions, (b) appear at any Company shareholder meeting called regarding the Transactions for purposes of constituting a quorum, (c) vote against any proposals that would materially impede the transactions contemplated by the Merger Agreement, and (d) waive certain of its anti-dilution and conversion rights.
Lock-up Agreements
In connection with the execution of the Merger Agreement, certain holders of Existing Roadzen Common Stock and Existing Roadzen Preferred Stock entered into certain lock-up agreements
(the “Lock-up Agreements”)
with the Company and Roadzen. Prior to the Closing, Roadzen is obligated to use reasonable best efforts to cause all remaining equityholders of Roadzen to enter into a Lock-up Agreement.
Pursuant to
the Lock-up Agreements,
certain holders of Restricted Securities (as defined therein) have agreed, among other things, to be subject to a lock-up period
which will last from the Closing until the earliest of (x) the one (1) year anniversary of consummation of the Merger, (y) the date that the closing price of the New Roadzen Ordinary Shares equals or exceeds $12.00 (as adjusted for share recapitalizations, subdivisions, reorganizations, recapitalizations and the like), for twenty (20) trading days within any thirty (30) trading day period following the 150th day following the Merger and (z) the consummation of a liquidation, merger, capital share exchange, reorganization, tender or exchange offer as the first step of a two-step transaction
or other similar transaction that results in all of New Roadzen’s shareholders having the right to exchange their New Roadzen Ordinary Shares for cash, securities or other property; provided, however, that equityholders of Roadzen that held less than 5% of the equity securities of Roadzen (on a fully diluted basis) immediately prior to the Closing will be permitted to tra ns
fer and/or sell up to 25% of their New Roadzen Ordinary Shares after the date that is six (6) months following the consummation of the Merger.
F-
2
6

Report of Independent Registered Public Accounting Firm
To the shareholders and the board of directors of Roadzen, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Roadzen, Inc. (the “Company”) and its subsidiaries (collectively known as the “Group”) as of March 31, 2022 and 2021 and the related consolidated statements of operations, consolidated statement of Mezzanine equity and Stockholders’ deficit and cash flow for each of the two years in the period ended March 31, 2022, including the related notes (collectively referred as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of March 31, 2022 and 2021, and the results and its operations and its cash flows for each of the two years in the period ended March 31, 2022 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting and Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatements whether due to error of fraud.
Our audits included performing procedures to assess the risks of material misstatements of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ ASA & Associates LLP
We have served as Company’s auditor since 2022.
Gurugram, India
February 11, 2023

Roadzen, Inc. Consolidated
Balance Sheets
(in $, except per share data and share count)

	As of March 31,
Particulars	2022	2021
Assets
Current assets:
Cash and cash equivalents	913,636	4,629,071
Accounts receivable, net	674,151	475,252
Inventories	55,208	184
Prepayments and other current assets	3,172,453	539,807

Total current assets	4,815,448	5,644,314
Restricted cash	172,782	123,776
Non marketable securities	4,910,030	4,910,030
Property and equipment, net	158,992	114,652
Goodwill	1,725,293	859,587
Intangible assets, net	3,752,290	3,353,996
Other long term assets	339,598	2,085,618

Total assets	15,874,433	17,091,973

Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities
Current portion of long-term borrowings	63,983	—
Short term borrowings	531,040	14,587
Accounts payable and accrued expenses	2,925,664	627,789
Preferred share warrants	68,675	9,167,326
Other current liabilities	2,126,069	563,374

Total current liabilities	5,715,431	10,373,076
Long term borrowings	23,127,970	21,461,917
Other long term liabilities	286,849	133,671

Total liabilities	29,130,250	31,968,664

Commitments and contingencies (refer note 19)
Mezzanine equity
Series A and A1 Preferred stock and additional paid in capital, $.0001 par value per share, 3,000,000 shares authorized (Series A 200,000 and Series A1 2,800,000); 947,163 shares and 805,401 shares issued and outstanding as of March 31, 2022, March 31, 2021 respectively	23,696,228	12,230,712
Stockholders’ deficit
Common stock and additional paid in capital, $.0001 par value per share, 4,000,000 shares authorized; 606,425 shares and 606,425 shares issued and outstanding as of March 31, 2022, March 31, 2021 respectively	303,213	303,213
Accumulated deficit	(37,057,245)	(27,315,413)
Accumulated other comprehensive loss	(124,036)	(83,683)
Total Roadzen, Inc. stockholders’ deficit	(36,878,068)	(27,095,883)
Non controlling interest	(73,977)	(11,520)

Total deficit	(36,952,045)	(27,107,403)

Total liabilities, Mezzanine equity and Stockholders’ deficit, Non controlling interest	15,874,433	17,091,973

The accompanying notes are an integral part of these consolidated financial statements.

Roadzen, Inc.
Statements of Income and Other Comprehensive Income
(in $, except per share data and share count)

	Year ended March 31,
Particulars	2022	2021
Revenue	9,988,728	1,164,840
Costs and expenses:
Cost of services (exclusive of depreciation and amortization shown separately)	4,806,018	1,360,004
Sales and marketing	7,123,074	439,330
Research and development	1,307,209	908,585
General and administrative	1,621,180	1,092,714
Depreciation and amortization	1,370,143	1,152,988

Total costs and expenses	16,227,624	4,953,621

Loss from operations	(6,238,896)	(3,788,781)
Interest expense	(44,929)	(6,202)
Fair value changes in financial instruments carried at fair value	(3,392,971)	(13,271,484)
Other income/(expense), net	(104,825)	53,576

Loss before income tax expense	(9,781,621)	(17,012,891)
Income tax expense/(benefit)	24,957	1,356,764)

Net loss	(9,806,578)	(15,656,127)
Net loss attributable to non-controlling interest, net of tax	(64,746)	(14,834)

Net loss attributable to Roadzen, Inc.	(9,741,832)	(15,641,293)

Net loss per share attributable to Roadzen, Inc. common stockholders
Basic and diluted	(16.21)	(25.91)
Weighted-average number of shares outstanding used to compute net loss per share attributable to Roadzen, Inc. common stockholders
Basic and diluted	606,425	606,425
Other comprehensive income, net of tax:
Changes in foreign currency translation reserve	(38,063)	1,914
Less: Changes in foreign currency translation reserve attributable to non-controlling interest	2,290	(673)
Other comprehensive income (loss) attributable to Roadzen, Inc. common stockholders	(40,353)	2,587

Comprehensive loss attributable to Roadzen, Inc. common stockholders	(9,782,185)	(15,638,706)

The accompanying notes are an integral part of these consolidated financial statements.

Roadzen, Inc.
Consolidated Statements of Cash Flows
(in $, except per share data and share count)

	Year ended March 31,
Particulars	2022	2021
Cash flows from operating activities
Net loss including non-controlling interest	(9,806,578)	(15,656,127)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,370,143	1,152,987
Allowance for doubtful accounts	263,082	—
Deferred income taxes	(37,090)	(24,052)
Unrealised foreign exchange loss/(profit)	23,170	(1,692)
Gain/(Loss) on Fair valuation of instruments	3,392,971	13,271,484
Profit on sale of property and equipment	(173)	(925)
Lease equalization reserve	1,952	2,773
Impairment loss	101,578	—
Balances written off/(back)	38,217	(13,322)
Changes in assets and liabilities, net of assets acquired, and liabilities assumed from acquisitions:
Inventories	(55,989)	(181)
Income taxes, net	86,898	24,951
Accounts receivables, net	(318,885)	(25,281)
Prepayments and other assets	(1,237,401)	(1,782,418)
Accounts payable and accrued expenses	1,998,781	(724,404)
Other liabilities	113,271	(932,158)

Net cash used in operating activities	(4,066,053)	(4,708,365)

Cash flows from investing activities
Purchase of property and equipment, intangible assets and goodwill	(1,081,295)	(389,822)
Proceeds from sale of property and equipment	782	2,997
Acquisition of business	(72,088)	—
Purchase non marketable securities	—	(2,410,000)

Net cash used in investing activities	(1,152,601)	(2,796,825)

Cash flows from financing activities
Proceeds from exercise of preferred share warrants	544,170	—
Proceeds from long-term borrowings	71,169	—
Repayments of long-term borrowings	(40,439)	—
Net proceeds/(payments) of short-term borrowings	277,036	(24,191)

Net cash generated from financing activities	851,936	(24,191)

Effect of exchange rate changes on cash and cash equivalents	(2,808)	(21,502)

Net decrease in cash and cash equivalents (including restricted cash)	(4,369,526)	(7,550,883)
Cash acquired in business combination	703,097	—
Cash and cash equivalents at the beginning of the year (including restricted cash)	4,752,847	12,303,730

Cash and cash equivalents at the end of the year (including restricted cash)	1,086,418	4,752,847

Reconciliation of cash and cash equivalents
Cash and cash equivalents	913,636	4,629,071
Restricted cash	172,782	123,776

Total cash and cash equivalents	1,086,418	4,752,847

Supplemental disclosure of cash flows information
Cash paid for interest; net of amounts capitalized	16,824	—
Cash paid for income taxes, net of refunds	65,831	27,280
Non-cash investing and financing activities
Exercise of warrant for issuance of convertible preferred stock	10,804,399	—
Convertible preferred stock issued on conversion of convertible notes	117,012	8,372,096
Consideration payable in connection with acquisitions	1,032,633	210,971
The accompanying notes are an integral part of these consolidated financial statements.

Roadzen, Inc.
Consolidated Statement of Mezzanine equity and Stockholders’ deficit
(in $, except per share data and share count)

			Stockholders’ deficit
	Convertible preferred stock and additional paid in capital		Common stock and additional paid in capital		Accumulated deficit	Accumulated other comprehensive loss	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance as of April 1, 2020	602,935	3,858,543	606,425	303,213	(11,674,120)	(86,270)	(11,457,177)
Adjustments:
Issuance of convertible preferred stock on conversion of convertible notes	202,466	8,372,169	—	—	—	—	—
Net profit attributable to common stockholders	—	—	—	—	(15,641,293)	—	(15,641,293)
Other comprehensive income	—	—	—	—	—	2,587	2,587

Balance as of March 31, 2021	805,401	12,230,712	606,425	303,213	(27,315,413)	(83,683)	(27,095,883)

Adjustments:
Issuance of convertible preferred stock on conversion of convertible notes	1,512	117,138	—	—	—	—	—
Exercise of preferred share warrants	140,250	11,348,378	—	—	—	—	—
Net profit attributable to common stockholders	—	—	—	—	(9,741,832)	—	(9,741,832)
Other comprehensive income	—	—	—	—	—	(40,353)	(40,353)

Balance as of March 31, 2022	947,163	23,696,228	606,425	303,213	(37,057,245)	(124,036)	(36,878,068)

The accompanying notes are an integral part of these consolidated financial statements.

1.	Organization
Roadzen, Inc. (the “Parent Company”) was incorporated in the State of Delaware in May 2015 and has foreign subsidiaries located in India. The Company is a leading Insurtech platform and provides solutions in relation to insurance products, including distribution, pre-inspection
assistance, telematics and roadside assistance. The consolidated financial statements include the accounts of Roadzen Inc. and its subsidiaries (collectively, “Roadzen”, or the “Company”).

2.	Summary of significant accounting policies

a)	Basis of presentation and consolidation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The accompanying consolidated financial statements reflect all adjustments that management considers necessary for a fair presentation of the results of operations for these periods.
The accompanying consolidated financial statements have been prepared on a consolidated basis and reflect the financial statements of the Parent Company and its subsidiaries. All intercompany balances and transactions have been eliminated. When the Company does not have a controlling interest in an investee but exerts significant influence over the investee, the Company applies the equity method of accounting.

b)	Use of estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, which affect the reported amounts in the financial statements and accompanying notes. Estimates are based on historical experience, where applicable, and other assumptions which management believes are reasonable under the circumstances. On an ongoing basis, the Company evaluates its estimates, including those related to the allowance for accounts receivables, fair values of financial instruments, measurement of defined benefit obligations, impairment of non-financial
assets, useful lives of property plant and equipment and intangible assets, income taxes, certain deferred tax assets and tax liabilities, and other contingent liabilities. Although these estimates are inherently subject to judgment and actual results could differ from those estimates, management believes that the estimates used in the preparation of the consolidated financial statements are reasonable.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

c)	Revenue
Revenues consist primarily of revenue from:

•	Insurance policy distribution in form of commissions, brokerage and other fees; and

•	Insurance support services comprising of pre-inspection and risk assessment, roadside assistance, claim processing using the Company’s IaaS platform.
The Company recognizes revenue at the time of transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Revenues cannot be recognized until the performance obligation(s) are satisfied and control is transferred to the customer.
Insurance policy distribution and brokerage income:
The Company enters into a contract with insurance companies for the purpose of distributing insurance products to the end consumers. The Company’s performance obligation under the contract is to sell insurance policies to earn commission, brokerage and other fees. Revenue from distribution services is recognized at a point in time when the related services are rendered as per the terms of the agreement with customer. Revenue is disclosed net of the Goods and Service tax charged on such services:
IaaS platform enabled services
:
Roadside Assistance Income:
The Company enters into a contract with insurance companies and other subscribers in order to provide roadside assistance services to their policyholders/subscribers. The Company’s performance obligation under these contracts is to provide roadside assistance as a stand ready obligation. The Company is the primary obligor in the transaction and has the latitude in establishing prices, selecting and contracting with suppliers, accordingly is considered principal for the purpose of recognizing revenue and records gross revenue. Revenue from provision of roadside assistance services is recorded over the tenure of contract which is usually one year.
Inspection Income:
The Company enters into a contract with insurance companies primarily to inspect the vehicles for accident claims made by their policyholders. The Company’s performance obligation under the contract is to inspect and assist in assessing claims for and on behalf of the customer i.e. the insurance companies. The Company engages with multiple vendors to provide the services in different geographies. The Company is the primary obligor in the transaction and has the latitude in establishing prices, selecting and contracting with suppliers, accordingly is considered principal for the purpose of recognizing revenue. Revenue from inspection and risk assessment is recorded monthly for inspections conducted during the period.
Contract assets and liabilities
Contract liabilities consist of amounts paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria described above.
Contract liabilities are classified as current in the consolidated balance sheet when the revenue recognition associated with the related customer payments and invoicing is expected to occur within one year of the balance sheet date and as long-term when the revenue recognition associated with the related customer payments and invoicing is expected to occur in more than one year from the balance sheet date.

d)	Cost of services
The cost of services for distribution business includes commissions paid to the point of sales persons, cost of employees and other direct expenses related to facilities.
For our IaaS platform-based services cost of services primarily consists of direct costs incurred for delivering the services to customers including external provider cost for inspections and roadside assistance as well as additional costs such as employee benefit expenses and other direct expenses.
Costs forming part of cost of services are recognized as incurred.

e)	Cash and cash equivalents
Cash and cash equivalents primarily represent cash, balances in current bank accounts. The Company considers all short-term deposits with an original maturity of three months or less, when purchased, to be cash equivalents.

f)	Restricted cash and cash equivalents
Restricted cash and cash equivalents is pledged as security for contractual arrangements. Restricted cash and cash equivalents is classified as current and noncurrent assets based on the term of the remaining restriction. The reconciliation of cash and cash equivalents and restricted cash and cash equivalents to the consolidated balance sheets amounts are as follows:

	March 31, 2022	March 31, 2021
Cash and cash equivalents	$913,636	$4,629,071
Restricted cash and cash equivalents—current	—	—
Restricted cash—non-current	172,782	123,776

g)	Concentration of credit risk
Financial instruments that potentially subject the Company to concentration of credit risk are reflected principally in cash and cash equivalents, investment in equity securities and accounts receivable. The Company places its cash and cash equivalents and funds respectively with high credit ratings, limits the amount of credit exposure with any one bank and conducts ongoing evaluations of the creditworthiness of the corporations and banks with which it does business. The Company holds cash and cash equivalent concentrations in financial institutions around the world in excess of federally insured limits. The Company has not experienced any losses to date related to these concentrations. In addition, the Company has cash and cash equivalents held in international bank accounts, which are denominated primarily in Indian Rupees.

h)	Accounts receivable, net
The Company classifies its right to consideration in exchange for deliverables as either accounts receivable or a contract asset. An account receivable is a right to consideration that is unconditional (i.e., only the passage of time is required before payment is due) regardless of whether the amounts have been billed. The customers are billed on a monthly and/or other mutually agreed basis with the customers. The payment terms are generally 30 to 90 days from the invoice date. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. Accounts receivables are stated net of allowance for doubtful accounts. Outstanding accounts receivables are reviewed periodically, and allowances are provided for the estimated amount of receivables that may not be collected. Accounts receivable, less allowance for doubtful accounts, reflect the net realizable value of receivables and approximate fair value. In establishing the required allowance, management considers customers’ financial conditions, the amount of receivables in dispute, historical experience and the current receivables’ aging, which are reviewed periodically and as needed. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet
credit exposure related to its customers.

i)	Property and equipment
Property and equipment represent the costs of furniture and fixtures, office and computer equipment, leasehold improvements. Cost also includes any costs necessarily incurred to bring asset to the condition and location necessary for its intended use. Property and equipment are stated at cost, less accumulated depreciation and impairment losses. Depreciation is calculated using the straight-line method over the assets’ estimated useful lives as follows:

Assets	Useful lives (years)
Office and electrical equipment	5 years
Computers	3 years
Furniture and fixtures	5 years

Leasehold improvements related to office facilities are depreciated over the shorter of the lease term or the estimated useful life of the improvement.
The Company reviews the remaining estimated useful lives of its property and equipment on an ongoing basis. Management is required to use judgment in determining the estimated useful lives of such assets. Changes in circumstances such as technological advances, changes to the Company’s business model, changes in the Company’s business strategy, or changes in the planned use of property and equipment could result in the actual useful lives differing from the Company’s current estimates. In cases where the Company determines that the estimated useful life of property and equipment should be shortened or extended, the Company would apply the new estimated useful life prospectively.
The Company reviews property and equipment for impairment when events or circumstances indicate the carrying amount may not be recoverable.
Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

j)	Intangible assets, net (including Intangibles under development)
The Company capitalizes costs incurred on its
internal-use
software during the application development stage as intangibles under development. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Once the developed software is available for intended use, capitalization ceases, and the Company estimates the useful life of the asset and begins amortization.
Internal-use
software is amortized on a straight-line basis over its estimated useful life, which is up to eleven years but generally three years in most cases,
The Company evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

k)	Leases
Company as a lessee—operating leases
The Company accounts for its existing leases of office facilities as operating leases. Certain facility lease agreements contain rent holidays, allowances and rent escalation provisions. For leases that contain rent escalation or rent concession provisions, the Company records the total rent expense during the lease term on a straight-line basis over the term of the lease. The difference between the amount of rent paid and the straight-line rent expense is recorded as deferred rent, with its current and long-term portions classified in accrued liabilities and other liabilities, respectively, in the consolidated balance sheets.

l)	Fair value measurements and financial instruments
The Company holds financial instruments that are measured at fair value or fair value is used for disclosure purposes. Fair value is determined in accordance with a fair value hierarchy that prioritizes the inputs and assumptions used, and the valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described as follows:
Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and established a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses and other liabilities approximate fair value due to their relatively short maturities.

m)	Business combination
The Company accounts for an acquisition as a business combination if the assets acquired and liabilities assumed in the transaction constitute a business in accordance with Accounting Standard Codification (“ASC”) Topic 805 “Business Combinations”. Such acquisitions are accounted using the acquisition method i.e., by recognizing the identifiable tangible and intangible assets acquired and liabilities assumed, and any non-controlling
interest in the acquired business, measured at their acquisition date fair values. Where the set of assets acquired and liabilities assumed doesn’t constitute a business, it is accounted for as an asset acquisition where the individual assets and liabilities are recorded at their respective relative fair values corresponding to the consideration transferred.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business acquisitions accounted for using the acquisition method of accounting and is not amortized. Goodwill is measured and tested for impairment on an annual basis in accordance with ASC 350, Intangibles—Goodwill and Other, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Such events and changes may include: significant changes in performance related to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in our business strategy.
The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform the quantitative goodwill impairment test. If qualitative factors indicate that the fair value of the reporting unit is more likely than not less than its carrying amount, then a quantitative goodwill impairment test is performed. For the purposes of impairment testing, the Company determined that it has only one reporting unit. The Company completed the annual impairment test and did not recognize any goodwill impairment charges in the years ended March 31, 2022 and 2021.

n)	Foreign currency
The Company’s consolidated financial statements are reported in USD, the Parent Company’s functional currency. The functional currency for the Company’s subsidiaries in India, is the INR, and the functional currencies of the Company’s subsidiary organized in Peoples’ Republic of China, is the Chinese Yuan. The translation of the functional currency of the Company’s subsidiary into USD is performed for balance sheet accounts using the exchange rates in effect as of the balance sheet date and for revenues and expense accounts using an average exchange rate prevailing during the respective period. The gains or losses resulting from such translation are reported as currency translation adjustments under other comprehensive income/loss, under accumulated other comprehensive income/loss as a separate component of equity.
Monetary assets and liabilities of the Company and its each subsidiary denominated in currencies other than the subsidiary’s functional currency are translated into their respective functional currency at the rates of exchange prevailing on the balance sheet date. Transactions of the Company and its each subsidiary in currencies other than the subsidiary’s functional currency are translated into the respective functional currencies at the average exchange rate prevailing during the period of the transaction. The gains or losses resulting from foreign currency transactions are included in the consolidated statements of operations.

o)	Employee benefit plans
Contributions to defined contribution plans are charged to consolidated statements of operations in the period in which services are rendered by the covered employees. Current service costs for defined benefit plans are accrued in the period to which they relate. The liability in respect of defined benefit plans is calculated annually by the Company using the projected unit credit method. Prior service cost, if any, resulting from an amendment to a plan is recognized and amortized over the remaining period of service of the covered employees.
The Company records annual amounts relating to its defined benefit plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, future compensation increases and attrition rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in net periodic cost in its entirety immediately. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.

p)	Inventories
Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in,
first-out
method (FIFO) for all inventories.

q)	Income taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered.
The Company accounts for uncertainty in tax positions recognized in the consolidated financial statements by recognizing a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not
recognition threshold at the effective date to be recognized.
Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases and for all operating loss and tax credit carryforwards, if any. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in the consolidated statement of income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryback or carryforward periods available under the applicable law.
The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the Company’s income tax provision would increase or decrease in the period in which the assessment is changed.

r)	Income/loss per share attributable to common shareholders
The Company computes net income (loss) per share using the
two-class
method required for participating securities. The
two-class
method requires income available to common shareholders for the period to be allocated between common shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company’s redeemable convertible preferred stock is participating security because holders of such shares have dividend rights in the event a cash dividend is declared on common stock at an amount equal to dividend paid on each common stock. The Company’s convertible notes are not considered participating securities. The holders of the redeemable convertible preferred stock would be entitled to dividends in preference to common shareholders, at specified rates, if declared. Then any remaining earnings would be distributed to the holders of common shares and redeemable convertible preferred stock on a pro-rata
basis assuming conversion of all redeemable convertible preferred stock into common stock.
Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period.

s)	Investments
Equity securities
Equity investments with a readily determinable fair value, other than equity method investments, are measured at fair value with changes in fair value recognized in the consolidated statements of operations. Equity investments without a readily determinable fair value, are measured at cost, less any impairment.

t)	Commitments and contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of environmental remediation costs from third parties that are probable of realization are separately recorded as assets and are not offset against the related environmental liability.

u)	Expenses
Set forth below is a brief description of the components of the Company’s expenses:

i.	Sales, Marketing and Business development expense
This function includes expenses incurred directly or indirectly by the marketing function of the business. The sales and marketing function includes direct cost of marketing a product or service or a customer brand and costs of personnel employed under the marketing function. These expenses also include marketing efforts made by the group to expand its market reach for distributing insurance policies. The expenses include advertisements through different mediums to reach end customers of insurance policies to enhance awareness and educate end customers.

ii.	General and administrative expenses
General and administrative expenses include personnel costs for corporate, finance, legal and other support staff, including bonus and share based compensation expenses, professional fees, allowance for doubtful accounts and other corporate expenses.

v)	Recently issued accounting pronouncements and not yet adopted
The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of the Company’s financial statements to those of other public companies more difficult.

i.
In June 2016, the FASB issued ASU
2016-13,
Measurement of Credit Losses on Financial Instruments which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued ASU
2018-19,
Codification Improvements to Topic 326, Financial Instruments–Credit Losses, which amends Subtopic
326-20
(created by ASU
2016-13)
to explicitly state that operating lease receivables are not in the scope of Subtopic
326-20.
Additionally, in April 2019, the FASB issued ASU
2019-04,
Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments; in May 2019, the FASB issued ASU
2019-05,
Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief; in November 2019, the FASB issued ASU
2019-10,
Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, and ASU
2019-11,
Codification Improvements to Topic 326, Financial Instruments—Credit Losses; and in March 2020, the FASB issued ASU
2020-03,
Codification Improvements to Financial Instruments, to provide further clarifications on certain aspects of ASU
2016-13
and to extend the nonpublic entity effective date of ASU
2016-13.
The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022. The entity may early adopt ASU
2016-13,
as amended, for annual and interim periods in fiscal years beginning after December 15, 2018. While the Company expects its allowance for credit losses to increase upon adoption of ASU
2016-13,
the Company does not expect the adoption of ASU
2016-13
to have a material effect on its consolidated financial statements.

ii.
In February 2016, the FASB issued ASU
2016-02,
Leases (“ASU
2016-02”).
The new standard establishes a ROU model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Under the new standard, lessee leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. In July 2018, the FASB issued ASU
2018-10,
Codification Improvements to Topic 842, Leases (“ASU
2018-10”)
and ASU
2018-11,
Leases (Topic 842), Targeted Improvements (“ASU
2018-11”).
The amendments in ASU
2018-10
affect only narrow aspects of the guidance issued in the amendments in ASU
2016-02,
including but not limited to lease residual value guarantee, rate implicit in the lease, lease term and purchase option. The amendments in ASU
2018-11
provide an optional transition method for adoption of the new standard, which allows entities to continue to apply the legacy guidance in Accounting Standards Codification 840, including its disclosure requirements, in the comparative periods presented in the year of adoption. In December 2018, the FASB issued ASU
2018-20,
Leases (Topic 842), Narrow-Scope Improvements for Lessors. The amendments create a lessor practical expedient applicable to sales and other similar taxes incurred in connection with a lease and simplify lessor accounting for lessor costs paid by the lessee; Targeted transition relief; in November 2019, the

FASB issued ASU
2019-10,
Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, and Targeted transition relief, in June 2020 the FASB issued ASU
2020-05
to extend the nonpublic entity effective date of ASU
2016-02
due to
COVID-19.
The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2021 and December 15, 2022, respectively. The Company does not expect the adoption of ASU
2016-13
to have a material effect on its consolidated financial statements.

iii.
In August 2018, the FASB issued ASU
2018-14,
Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic
715-20):
Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans, which modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. Disclosure requirements removed from Subtopic
715-20
include: the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost over the next fiscal year; the amount and timing of plan assets expected to be returned to the employer; and for nonpublic entities, the reconciliation of the opening balances to the closing balances of plan assets measured on a recurring basis in Level 3 of the fair value hierarchy. However, nonpublic entities will be required to disclose separately the amounts of transfers into and out of Level 3 of the fair value hierarchy and purchases of Level 3 plan assets. ASU
2018-14
also requires disclosure of the weighted average interest crediting rates for cash balance plans and other plans with promised interest crediting rates, and an explanation of the reasons for significant gains and losses related to changes in the benefit obligation for the period. ASU
2018-14
is effective for the Company for its annual period ending after December 15, 2021 and will be applied prospectively. Early adoption is permitted. The Company does not expect the adoption of ASU
2018-14
to have a material effect on its consolidated financial statements.

iv.
In August 2020, the FASB issued ASU
No. 2020-06,
“Debt-Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which signifies the accounting for certain financial instruments with characteristics of liability and equity, including convertible instruments and contracts on an entity’s own equity. The standard reduces the number of models used to account for convertible instruments, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and requires the if-converted
method for calculation of diluted earnings per share for all convertible instruments. The ASU is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2023. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

v.
In October 2021, the FASB issued ASU
No. 2021-08,
Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. The ASU is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. If early adopted, the amendments are applied retrospectively to all business combinations for which the acquisition date occurred during the fiscal year of adoption. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

3	Accounts receivable, net

	As of March 31, 2022	As of March 31, 2021
Accounts receivable	689,035	475,252
Less: allowance for doubtful accounts	(14,884)	—

	674,151	475,252

The following table provides details of the Company’s allowance for doubtful accounts:

Balance, beginning of period	—	7,763
Additions charged	15,115	—
Bad debts written off	—	(7,861)
Effect of exchange rate changes	(231)	98

Balance, end of period	14,884	—

4	Prepayments and other current assets

	As of March 31, 2022	As of March 31, 2021
Balance with statutory authorities	1,159,501	198,867
Unbilled revenue	1,264,837	110,129
Advances given (net of doubtful advances of $244,540 as of March 31, 2022, Previous year nil)	553,879	95,973
Other receivables	129,732	111,449
Prepayments	27,554	22,987
Deposits	36,950	402

	3,172,453	539,807

Advances given include:
a)  $480,810 and $69,835 of advance to suppliers as at March 31, 2022 and March 31, 2021, respectively. Advance to suppliers include related party balance of $ 4,828 as at March 31, 2022.
b)  $59,277 and $26,138 of advance to employees as on March 31, 2022 and March 31, 2021, respectively. Advance to employees include related party balances of $27,329 and $18,375 as at March 31, 2022 and March 31, 2021, respectively.

5	Non-marketable securities

a)	Moonshot—Internet SAS (‘Moonshot’)
During the year ended March 31, 2021, the Company invested $2,410,000 by purchasing 8.5% equity stake in Moonshot, a simplified Joint Stock Company existing under the laws of France (‘Moonshot’), which is a subsidiary of Societe Generale, one of the leading French Life insurance companies. Moonshot is an InsurTech company, registered as an insurance broker, which specializes in usage-based insurance products and services dedicated to
E-Commerce.
The Company has a representative on the board of directors of Moonshot, however the investment of 8.5% does not give the Company the ability to significantly influence the operating and financial policies of Moonshot, since majority ownership of Moonshot is concentrated with a single shareholder. Therefore, the Company uses the measurement alternative for equity investments without readily determinable fair values for its investment in Moonshot. The Company carries this investment at cost, less impairment.

b)	Daokang (Beijing) Data Science Company Ltd. (‘Daokang’)
During the year ended March 31, 2018, the Company entered into a joint venture contract with WI Harper VIII LLP and Shangrao Langtai Daokang Information Technology Co. Ltd. and invested an amount of $2,500,030 (representing 34.5% of equity interest) of Daokang. Despite its significant equity interest in Daokang, the Company has attempted but has not been able to obtain adequate financial information as per USGAAP to apply equity method. The Company, therefore, is unable to exercise significant influence over the operating and financial policies of Daokang. Accordingly, the Company uses the measurement alternative for equity investments without readily determinable fair values for its investment in Daokang. The Company carries this investment at cost, less impairment.
The Company evaluates its
non-marketable
equity securities for impairment in each reporting period based on a qualitative assessment that considers various potential impairment indicators. This evaluation consists of several factors including, but not limited to, an assessment of significant adverse change in the economic environment, significant adverse changes in the general market condition of the geographies and industries in which our investees operate, and other available financial information as per the local reporting requirements applicable to the relevant jurisdictions that affects the value of our non-marketable
equity securities. Based on such assessment, the Company has concluded that there is no impairment in carrying value of its non-marketable
securities.

6	Property and equipment, net
The components of property and equipment, net were as follows:

	As of March 31, 2022	As of March 31, 2021
Computers	375,786	298,430
Office equipment	97,825	80,072
Furniture & fixtures	57,768	44,103
Electrical equipment	6,845	7,060
Leasehold improvements	23,187	23,913

Total	561,410	453,578
Less: accumulated depreciation	(402,419)	(338,926)

Property and equipment, net	158,992	114,652

The Company capitalized property and equipment of $107,833 and $48,052 (net of disposals) for the years ended March 31, 2022 and March 31, 2021 respectively out of which $25,294 is related to acquisition of Good Insurance Brokers Private Limited (formerly Heartbeat Insurance Brokers Private Limited), Peoplebay Consultancy Services Private Limited, FA Events and Media Private Limited and Kintsugi Innovation Labs Private Limited made during the year March 31, 2022. The Company capitalized $81,716 and $48,929 towards computers for the years ended March 31, 2022 and March 31, 2021, respectively. Depreciation expense relating to property and equipment amounted to $67,481 and $43,990 for March 31, 2022 and for March 31, 2021, respectively, out of which $48,234 and $28,214 relates to computers for March 31, 2022 and March 31, 2021, respectively.

7	Intangible assets, net

	As of March 31, 2022	As of March 31, 2021
Software for internal use	6,456,377	5,643,752
Customer contracts (refer note 16)	743,309	195,906
Intangible assets under development	737,637	129,858
Intellectual property	65,957	68,023
Trademark	60	60

Total	8,003,340	6,037,599
Less: accumulated depreciation and amortization	(4,251,050)	(2,683,603)

Intangible assets, net	3,752,290	3,353,996

The estimated amortization schedule for the Company’s intangible assets for future periods is set out below:

For the years ending March 31:	Amount
2023	1,181,099
2024	1,046,354
2025	705,560
2026	40,943
2027	40,697

8	Other long term assets

	As of March 31, 2022	As of March 31, 2021
Advances (net of doubtful advances $100,036 as of March 31, 2022, Previous year Nil)	216,291	1,967,468
Deposits	32,689	42,549
Balances with statutory authorities	20,516	41,022
Deferred tax assets (refer note 21)	70,102	34,579

	339,598	2,085,618

Advances include:
1) Advances include related party balances of $198,757 as at March 31, 2022 and $132,423 March 31, 2021, respectively.
2) Advances given to related parties amounting to $100,036 was impaired during the year ended March 31, 2022.

9	Accounts payable and accrued expenses

	As of March 31, 2022	As of March 31, 2021
Accounts payable	1,531,713	526,323
Accrued expenses	1,109,314	91,028
Amounts due to employees	284,637	10,438

	2,925,664	627,789

1) Accounts payable consists of related party balance of $5,199 and $ 3,866 as of March 31, 2022 and March 31, 2021, respectively.

2) Amount due to employees consists of employee reimbursements and salary payable. The total includes related party balance of $3,759 and $ 1,525 as of March 31, 2022 and March 31, 2021, respectively.

10	Other current liabilities
Other current liabilities consist of the following:

	As of March 31, 2022	As of March 31, 2021
Statutory liabilities	658,834	112,419
Deferred revenue	292,031	175,142
Provision for income tax	137,862	54,165
Retirements benefits	4,706	10,751
Other payables	1,032,636	210,897

	2,126,069	563,374

Other payables include consideration payable for acquisition of Peoplebay Consultancy Services Private Limited, Coverzen Technologies Private Limited, Kintsugi Innovation Labs Private Limited and FA Events and Media Private Limited for the year ended March 31, 2022.

11	Borrowings

	As of March 31, 2022	As of March 31, 2021
A Long term borrowings consist of the following:
Convertible notes (note a)	23,032,002	21,461,917
Loans from banks (note b)	159,951	—
Less: current portion of long-term borrowings	(63,983)	—

	23,127,970	21,461,917

a	Convertible notes:
The Company has issued convertible promissory notes to various parties over different periods. The instruments are issued over various periods ranging between Financial year
2015-16
to Financial year
2019-20.
All such instruments carry an interest rate of 8% per annum, unless otherwise specified, as below.
Redemption/Conversion Features:
On Maturity
a) If any amount of principal or interest under the notes remain outstanding on the maturity date, the Company shall, at its option, either
(i) repay the principal of convertible notes together with payment of accrued interest at a rate of 12% or 8% per annum, as the case may be, or
(ii) the entire outstanding principal amount of the convertible notes and all accrued and unpaid interest (‘Loan Amount’) as of such time shall be converted (in whole and not in part) into number of shares of convertible preferred stock equal to the Loan Amount divided by the capped conversion price as specified in the agreement of convertible promissory notes.

Automatic conversion
At the time of closing of a qualified financing event or non qualified financing event, the entire outstanding principal along with unpaid interest (8% per annum) as of such time shall convert automatically in to preferred stock of the Company at a discount on the capped conversion price as specified in the agreement of convertible promissory notes.
Upon sale of the Company
Upon sale of the Company prior to the conversion or full satisfaction of the convertible notes, the lenders shall be entitled to receive an amount in full satisfaction of their respective convertible notes, such amount to be paid first out of the assets of the Company before any other payments are made on account of any shares of capital stock of the Company equal to the greater of:
(i) the amount that the lenders would receive if the entire unpaid principal amount of their respective convertible note and all accrued and unpaid interest (8% per annum) as of immediately prior to such sale were converted at such time into Common Stock of the Company at the Capped Conversion Price as specified in the agreement of convertible promissory notes, or
(ii) an amount equal to the entire unpaid principal amount of then outstanding convertible notes and all accrued and unpaid interest (at rate of 8% per annum) as of such time, multiplied by 1.5.
Upon liquidation
Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, unless otherwise converted pursuant to the terms of the agreements, the lenders shall be entitled to receive an amount in full satisfaction of their respective convertible note, such amount shall be paid first out of the assets of the Company before any other payments are made on account of any shares of capital stock of the Company equal to the entire unpaid principal amount of convertible notes and all accrued and unpaid interest (8% per annum) as of such time.
Optional conversion upon a
non-qualified
financing
If the convertible notes (Convertible note 2020), remain outstanding at the time of the closing of a bona fide issuance and sale by the Company of its equity and/or debt securities other than a Qualified Financing, the entire outstanding principal amount of the outstanding and all accrued and unpaid interest (at rate of 8% per annum) as of such time will convert at such time into shares of the identical non-qualified
stock issued to investors in such closing as follows:
(a) If the
non-qualified
financing is an equity
financing—non-qualified
equity stock shall be converted to shares at capped conversion price as specified in the agreement of convertible promissory notes.
(b) In case of debt
financing—Non-qualified
debt securities shall be converted to preferred stock on a
dollar-for-dollar
basis
(c) In case the financing involves both debt and equity—the outstanding Loan Amount as of such time will convert into non-qualified
equity stock and
non-qualified
debt securities in proportion to the ratio of the investment.

As of March 31, 2022 and 2021, the Company’s convertible notes, which have been measured at fair value, consisted of the following:

Particulars	As of March 31, 2022	As of March 31, 2021
Convertible Note 2019	5,379,110	4,944,684
Convertible Note 2020	17,652,892	16,517,233

	23,032,002	21,461,917

b	Loan from banks

Particulars	Interest rate	Maturity date	Amount Outstanding
Long term borrowings from banks	14.75%	June 5, 2024	33,290
	13.00%	December 5, 2024	61,516
	16.00%	March 5, 2024	18,822
	16.00%	February 6, 2024	22,823
	16.50%	March 5, 2024	23,500

			159,951

As of March 31, 2022, the aggregate maturities of long-term borrowings are as follows:

Amount
2023	63,983
2024	72,684
2025	23,284

159,951

B	Short term borrowings

	As of March 31, 2022	As of March 31, 2021
Loan from banks (note a)	107,528	3,103
Loan from related parties	156,215	11,484
Loan from others	267,297	—

	531,040	14,587

a)	Loan from banks:

Particulars	Weighted average borrowing rate
Short term borrowings from banks	10.0%

12	Other long term liabilities

	As of March 31, 2022	As of March 31, 2021
Retirement benefits	159,037	81,722
Deferred tax liability	117,729	43,817
Lease equalization reserve	10,083	8,132

	286,849	133,671

13	Employee benefit plans
The Company has employee benefit plans in the form of certain statutory and other programs covering its employees.
Defined benefit plan (unfunded)
In accordance with Indian law, the Company provides a defined benefit retirement plan (the “Gratuity Plan”) covering substantially all of its Indian employees. The Gratuity Plan provides a lump-sum
payment to vested employees upon retirement or termination of employment in an amount based on each employee’s salary and duration of employment with the Company. The Gratuity Plan benefit cost for the year is calculated on an actuarial basis. The Company contributes the required funding for all ascertained liabilities to the Gratuity Plan. There is no plan asset against the defined benefit plan.
The following table sets forth the amounts recognized in the Company’s financial statements based on actuarial valuations carried out as of March 31, 2022 and 2021:

Change in benefit obligation	As of March 31, 2022	As of March 31, 2021
Projected Benefit obligation at the beginning of the year	92,473	15,164
Interest costs	6,181	1,038
Service costs	67,258	75,795
Actuarial (gain) loss	11,317	(884)
Benefits paid	(9,508)	—
Effect of exchange rate changes	(3,977)	1,360

Projected benefit obligation at the end of the year	163,744	92,473

Amounts recognized in the Consolidated Balance Sheets consist of:
Current liabilities (recorded under accrued expenses and other current liabilities)	4,706	10,751
Non-current liabilities (recorded under other long term liabilities)	159,038	81,722

	163,744	92,473

Net defined benefit plan costs include the following components for:

	As of March 31, 2022	As of March 31, 2021
Interest costs	6,181	1,038
Service costs	67,258	75,795
Actuarial (gain)/loss	11,317	(884)

Total	84,756	75,949

The estimated net defined benefit plan cost over the next fiscal year is $ 5,413.
The principal assumptions used in determining liability for the Company’s gratuity plans are shown below:

	March 31, 2022	March 31, 2021
Discount rate	7.18 - 7.26%	6.76 - 6.80%
Rate of increase in compensation per annum	5.5 - 10%	5.5 - 10%
Retirement age (in years)	60	60
The Company evaluates these assumptions based on projections of the Company’s long-term growth and prevalent industry standards.
The expected benefit plan payments set forth below reflect expected future service:

Year ending March 31:	Amounts
2023	5,413
2024	17,690
2025	23,533
2026	35,443
2027	53,231
2028-2032	474,524

609,834

The Company’s expected benefit plan payments are based on the same assumptions that were used to measure the Company’s benefit obligations as of March 31, 2022.
Defined contribution plans
In accordance with Indian law, the Company makes contributions to Employee provident fund and Employee state insurance, determined as a specified percentage of employee salaries, in respect of qualifying employees towards defined contribution schemes. During the years ended March 31, 2022 and 2021, the Company contributed $ 89,270 and $ 50,378 respectively to defined contribution plans in India.

14	Mezzanine equity
As of March 31, 2022 and March 31, 2021, the redeemable convertible preferred stock consisted of the following:

	Shares issued and outstanding	Per share Original issue price	Aggregate redemption amount on change in control	Carrying value
Series A	200,000	0.5	100,000	100,000
Series A1	747,163	1.5	1,120,745	23,596,228

	947,163		1,220,745	23,696,228

As of March 31, 2021

	Shares issued and outstanding	Per share Original issue price	Aggregate redemption amount on change in control	Carrying value
Series A	200,000	0.5	100,000	100,000
Series A1	605,401	1.5	908,102	12,130,712

	805,401		1,008,102	12,230,712

The characteristics of the Company’s convertible preferred stock are as follows:
Dividend
The holders of series A and A1 preferred stock in preference to the holders of common stock and any other equity security of the Company, shall be entitled to receive dividend at the rate of 8% per annum of the original issue price per annum whenever funds are legally available for distribution. The series A and A1 dividend shall in any event be cumulative and accrue from the date of original issuance of such shares of series A and A1 stock whether or not earned or declared. The series A and A1 stockholders are eligible to receive additional dividend equal in amount to the dividend per share being paid on the common stock on the basis of that each share of series A and A1 stock has been converted into Common stock.
Voting rights
Each holder of a preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.
Conversion terms
Each Series A and A1 stock will be converted into fully paid common stock at any time at the option of the holder. Each share of series A and A1 stock shall automatically be converted into shares of common stock, based on the then effective price on meeting any of the following conditions:
a) Upon affirmative election of holders of at least a majority of the outstanding shares of the Series A and A1 stock voting together as a separate class
b) Immediately upon the closing of the first firm underwritten public offering. Conversion ratio for Series A and A1 will be 1:1. Series A and A1 conversion ratio shall be adjusted if the Company issues or sells any shares of common stock for a consideration per share less than the conversion price for the Series A and A1 stock, respectively as per the agreed mechanism.
Liquidation preference
In the event of liquidation, dissolution, winding up, any other liquidation event as defined in the certificate of incorporation, including but not limited to sale, lease, license or other transfer of substantially all of the Company’s assets or goodwill. In such an event, the holders of series A and A1 stock will be given preference before any distribution or payment is made to any junior stock. The series A and A1 holders will be paid an amount equal to the original issue price (as adjusted for any stock dividends, combinations and splits etc.) and any accrued but unpaid dividend thereon. If upon such liquidation event, the assets to be distributed among the holders of Series A and A1 stock shall be insufficient to permit payment to the holders of series A and A1 stock, then the entire assets of the Company will be distributed ratably among the holders of series A and A1 stock in proportion to the liquidation preference such holders would otherwise be entitled to receive.

15	Revenue
The following table summarizes revenue by the Company’s service offerings:

	For the year ended March 31, 2022	For the year ended March 31, 2021
Revenue from services
Commission and Distribution Income	7,002,438	—
Income from Insurance as a Service	2,986,290	1,164,840

	9,988,728	1,164,840

There was one customer that individually represented 10.00% of the Company’s revenue for the year ended March 31, 2022 and four customers that individually represented 21.18%, 17.72%, 15.11% and 14.62% of the Company’s accounts receivable balance as of March 31, 2022.
There were three customers that individually represented 17.33%, 12.72% and 10.01% of the Company’s revenue for the year ended March 31, 2021 and one customer that individually represented 39.69% of the Company’s accounts receivable balance as of March 31, 2021.
Contract balances
The following table provides information about receivables and contract liabilities from contracts with customers

	As of March 31, 2022	As of March 31, 2021
Contract liabilities
Deferred revenue	292,031	175,142

Total contract liabilities	292,031	175,142

Contract assets
Unbilled revenue	1,264,837	110,129

Total contract assets	1,264,837	110,129

The Company records deferred revenues when cash payments are received or due in advance of Company’s performance. Deferred revenues primarily relate to commission and distribution income and insurance as a service. The amount of revenue recognized in the year ended March 31, 2022 that was included in the deferred revenue balance as of March 31, 2021 was $175,142. The amount of revenue recognized in the year ended March 31, 2021 that was included in the deferred revenue balance as of March 31, 2020 was $195,220. The Company’s remaining performance obligations in contracts with customers will be completed within 12 months from the reporting date.
Contract assets represent a conditional right to consideration for satisfied performance obligations that become a receivable when the conditions are satisfied. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition and are included in “prepayments and other current assets” in the consolidated balance sheets which will be billed in the month subsequent to the period in which performance obligations are satisfied.

16	Business combinations

a)	Coverzen Technologies Private Limited and its subsidiary
During the year ended March 31, 2022, the Company acquired 100% of the outstanding equity interests of Coverzen Technologies Private Limited (‘Coverzen’) by executing a Share Purchase Agreement (‘SPA’) in this regard on June 1, 2021 with the stockholders of Coverzen and on June 7, 2021 and with the stockholders of Good Insurance Brokers Private Limited (formerly Heartbeat Insurance Brokers Private Limited), engaged in the business of insurance broking, authorized under IRDA Regulations, 2018 (as amended) for a cash consideration of $482,659. Coverzen and its subsidiary are incorporated in India and are engaged in selling motor insurance and generate brokerage revenue. The financial results of Coverzen and its subsidiary have been included in the Company’s consolidated financial statements since July 1, 2021 on Company obtaining the board control.
The major classes of assets and liabilities to which we have allocated the purchase price were as follows:

Cash and cash equivalents	258,299
Intangible assets	27,159
Other assets	265,978
Other liabilities	(242,020)

Net assets	309,416

Purchase consideration	482,659

Goodwill	173,243

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill and is primarily attributed to the synergies expected from insurance brokerage business and penetration which the acquiree possesses.

b)	Peoplebay Consultancy Services Private Limited (“Peoplebay”)
During the year ended March 31, 2022, Coverzen entered into a share purchase agreement (dated October 1, 2021) to acquire 100% of the equity interests in Peoplebay Consultancy Services Private Limited for a cash consideration of $134,862. Peoplebay is incorporated in India and is engaged in the business of marketing services which includes product launches, road shows for corporate clients. As on March 31, 2022 the Company has not transferred consideration, however, the Company exercises board control over Peoplebay from the date of share purchase agreement. The financial results of Peoplebay have been included in the consolidated financial statements from the date of share purchase agreement as the Company possess the power to direct the relevant activities of Peoplebay.
The major classes of assets and liabilities to which we have allocated the purchase price were as follows:

Cash and cash equivalents	42,688
Acquired Customer Contract	217,127
Other assets	210,680
Other liabilities	(394,133)

Net assets	76,362

Purchase consideration	134,862

Goodwill	58,500

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill and is primarily attributed to the synergies expected from marketing expertise and penetration which the acquiree possesses.

	Amount	Weighted average life
Acquired customer contracts	217,127	3 years

c)	FA Events and Media Private Limited (“FA Events”)
During the year ended March 31, 2022, Coverzen entered into a share purchase agreement (dated October 1, 2021) to acquire 100% of the equity interests in FA Events and Media Private Limited for a cash consideration of $134,862. FA Events is incorporated in India and is engaged in the business of marketing services which includes product launches, road shows for corporate clients. As on March 31, 2022, the Company has not transferred consideration, however, the Company exercises board control over FA Events from the date of share purchase agreement. The financial results of FA events have been included in the Company’s consolidated financial statements from the date of share purchase agreement as the Company possess the power to direct the relevant activities of FA Events.
The major classes of assets and liabilities to which we have allocated the purchase price were as follows:

Cash and cash equivalents	79,082
Intangible assets	77,461
Acquired customer contracts	293,999
Other assets	22,368
Other liabilities	(427,747)

Net assets	45,163

Purchase consideration	134,862

Goodwill	89,699

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill and is primarily attributed to the synergies expected from marketing expertise and penetration which the acquiree possesses.
Following are details of the purchase price allocated to the intangible assets acquired:

	Amount	Weighted average life
Acquired customer contracts	293,999	3 years

d)	Kintsugi Innovation Labs Private Limited (‘Kintsugi’)
During the year ended March 31, 2022, Coverzen entered into a share purchase agreement (dated July 1, 2021) to acquire 100% of the equity interests in Kintsugi Innovation Labs Private Limited for a cash consideration of $1,344. Kintsugi is incorporated in India and is engaged in the business of event management services of any kind, including corporate events (product launches, corporate meetings and conferences), marketing programs (road shows, grand opening events). As on March 31, 2022 the Company has not transferred consideration, however the Company exercises board control over Kintsugi from the date of share purchase agreement. The financial results of Kintsugi have been included in the Company’s consolidated financial statements from the date of share purchase agreement as the Company possess the power to direct the relevant activities of Kintsugi.

The major classes of assets and liabilities to which we have allocated the purchase price were as follows:

Cash and cash equivalents	323,029
Acquired customer contracts	118,366
Other assets	870,208
Other liabilities	(1,869,055)

Net assets	(557,452)

Purchase consideration	1,344

Goodwill	558,796

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill and is primarily attributed to the synergies expected from marketing expertise and penetration which the acquiree possesses.
Following are details of the purchase price allocated to the intangible assets acquired:

	Amount	Weighted average life
Acquired customer contracts	118,366	3 years

e)	Unaudited proforma information
The following proforma information presents what our results would have been had the above mentioned acquired businesses been acquired on April 1, 2020. The unaudited pro forma information presented below is for informational purposes only and is not necessarily indicative of our consolidated results of operations of the consolidated business had each acquisition actually occurred at the beginning of the financial year
2020-21
or of the results of our future operations of the consolidated business.

	For the year ended March 31, 2022	For the year ended March 31, 2021
Revenue	12,468,929	7,456,957
Net loss including non-controlling interests	(10,581,816)	(15,690,721)
The pro forma financial information includes adjustments to net loss including non-controlling
interests to reflect the additional amortization that would have been recorded assuming the fair value adjustments to intangible assets had been applied from April 1, 2020, with related tax effects.

f)	Goodwill

	As of March 31, 2022	As of March 31, 2021
Opening balance	859,587	857,550
Goodwill relating to acquisitions consummated during the year	880,238	—
Effect of exchange rate changes	(14,532)	2,037

Closing balance	1,725,293	859,587

The Company completed the annual impairment test and did not recognize any goodwill impairment charges in the years ended March 31, 2022 and 2021.

17	Preferred share warrants
Each preferred share warrant is exercisable for one series A1 preferred stock at a fixed price, as specified in the warrant agreement. The warrants will expire within ten years from the date of issue. Warrant holders are not entitled to any voting rights or other rights as a stockholder of the Company unless the warrant holder exercises the option. If the Company at any time divides the outstanding shares of series A1 Stock into a greater number of shares (whether pursuant to a stock split, stock dividend or otherwise), and conversely, if the outstanding shares of its series A1 stock are combined into a smaller number of shares, the warrant exercise price in effect immediately prior to such division or combination will be proportionately adjusted to reflect the reduction or increase in the value of each such preferred share.

18	Financial instruments
The Company measures the warrants and convertible notes at fair value. The Company’s warrants and convertible notes are categorized as Level 3 because they are valued based on unobservable inputs and other estimation techniques due to the absence of quoted market prices, inherent lack of liquidity and the tenure of such financial instruments.
Financial instruments measured at fair value on a recurring basis
The following table represents the fair value hierarchy for the Company’s financial instruments measured at fair value on a recurring basis as of March 31, 2022 and 2021:

	March 31,2022
	Fair Value Measured using			Total
Particulars	Level 1	Level 2	Level 3
Financial liabilities:
Share warrants	—	—	68,675	68,675
Convertible notes	—	—	23,032,002	23,032,002

	—	—	23,100,677	23,100,677

	March 31, 2021
	Fair Value Measured using
Particulars	Level 1	Level 2	Level 3	Total
Financial liabilities:
Share warrants	—	—	9,167,326	9,167,326
Convertible notes	—	—	21,461,917	21,461,917

	—	—	30,629,243	30,629,243

The Company uses a third-party valuation specialist to assist management in its determination of the fair value of its Level 3 classified share warrants and convertible notes. The fair value of these financial instruments is based on market approach which is considered appropriate for determining the enterprise value as an input to determine the fair value of the share warrants and convertible notes. For share warrants, an option pricing model (“OPM”) is employed to determine the fair value of the share warrants. The convertible notes are fair valued by adjusting the fair value of redemption amount with the fair value of the conversion option computed by using an option pricing model. The model involves making key assumptions around the expected time to maturity and volatility.
An increase or decrease in any of the unobservable inputs in isolation, such as the stock price of the Company, short-term revenue projections (12 months forward), marketability adjustments and volatility, could result in a material increase or decrease in our estimate of fair value. In the future, depending on the valuation approaches used, these or other inputs may have a more significant impact on the Company’s estimate of fair value.

The key unobservable inputs include marketability adjustments (between 20%—35%) to the revenue multiples (10x
-11x)
of comparable companies which is based on comparable market transactions and expected volatility (between 20%—22%) which is based on the volatility of an index of range of small cap companies in Indian scenario.
The following table presents a reconciliation of the Company’s financial liabilities measured and recorded at fair value on a recurring basis as of March 31, 2021 and March 31, 2022, using significant unobservable inputs (Level 3):

	Warrants	Convertible notes
Balance as of March 31, 2020	4,175,840	21,554,088
Change in fair value	4,991,486	8,279,998
Conversion of convertible notes into preferred stock	—	(8,372,169)

Balance as of March 31, 2021	9,167,326	21,461,917
Change in fair value	1,705,748	1,687,223
Conversion of convertible notes into preferred stock	—	(117,138)
Exercise of share warrants	(10,804,399)	—

Balance as of March 31, 2022	68,675	23,032,002

Assets measured at Fair Value on a
non-recurring
basis
The Company’s
non-financial
assets, such as goodwill, intangible assets and property and equipment are adjusted to fair value when an impairment charge is recognized. Such fair value measurements are based predominately on Level 3 inputs.
Non-Marketable
Equity Securities
The Company measures its
non-marketable
equity securities that do not have readily determinable fair values under the measurement alternative at cost less impairment, adjusted by price changes from observable transactions recorded within other income (expense), net in the consolidated statements of operations. The Company’s non-marketable
equity securities are investments in privately held companies without readily determinable fair values and primarily relate to its investment in Daokang and Moonshot. The Company did not record any realized gains or losses for the Company’s non-marketable
equity securities during the year ended March 31, 2022 and March 31, 2021.
Management of risks
Interest rate risk
—Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate due to change to market interest rates. The Company is exposed to interest risk for its long term debts where the interest rates are variable according to the market conditions.
Foreign currency risk—
The Company monitors its foreign currency exposures on a regular basis. The operations are primarily denominated in Indian Rupee and the Company does not expect to be exposed to risk arising from movements in foreign currency as the revenues are recognized and expenses are accrued in the same currencies.

19	Commitments and contingencies
Commitments
a) The Company’s future minimum purchase commitments at March 31, 2022 are $ 329,784 primarily for the purchase of software from external party. These commitments would be fulfilled by March 31, 2023.

b) The Company has entered into binding share purchase agreement to acquire Global Insurance Management Limited and its subsidiary (incorporated in England) and National Automobile Club (incorporated in United States of America) for a base purchase consideration of GBP 5,000,000 and $ 1,750,000 respectively. The base purchase consideration will be adjusted for closing date working capital and other certain adjustments as per the respective share purchase agreement.
Dividend on Preferred stock
Dividend in respect of Preferred stock (Series A and A1 stock) not provided for $357,885 and $267,185 as at March 31, 2022 and March 31, 2021 respectively.
Operating leases
The Company leases office space under
non-cancellable
operating lease agreements, which expire on various dates through September 2028. Certain lease agreements include options to renew or terminate the lease, which are not reasonably certain to be exercised and therefore are not factored into the determination of lease payments.
Rent expense for operating leases for the years ended March 31, 2022 and 2021 was $141,832 and $115,034, respectively.
Future minimum lease payments under
non-cancellable
operating leases as of March 31, 2022, are as follows:

Year ended March 31,	Operating lease (USD)
2023	157,070
2024	156,614
2025	102,970
2026	48,424
2027	44,392
Thereafter	34,236

Total minimum future payments	543,706

*
The minimum future payments are translated into USD using the average rate for the year ended March
 31, 2022.
Litigation and loss contingencies
From time to time, the Company may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, Legal Proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labor and employment rights, privacy, and contractual rights. There are no currently pending Legal Proceedings that the Company believes will have a material adverse impact on the business or consolidated financial statements.
Indemnifications
In the ordinary course of business, the Company enters into contractual arrangements under which the Company agrees to provide indemnification of varying scope and terms to customers, business partners, and other parties with respect to certain matters, including losses arising out of intellectual property infringement claims made by third parties, if the Company has violated applicable laws, if the Company is negligent or commits acts of willful misconduct, and other liabilities with respect to its products and services and its business. In these circumstances, payment is typically conditional on the other party making a claim pursuant to the procedures specified in the particular contract. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in its consolidated financial statements.

20	Net loss per share
Basic net loss per share attributable to common stockholders and preferred stock holders is computed by dividing the net loss by the number of weighted-average outstanding common shares. Diluted net loss per share attributable to common stockholders and preferred stock holders is determined by giving effect to all potential common equivalents during the reporting period, unless including them yields an antidilutive result. The Company considers its convertible notes and share warrants as potential common equivalents, but excluded them from the computation of diluted net loss per share attributable to common stockholders and preferred stock holders in the periods presented, as their effect was antidilutive.
The following table sets forth the computation of basic net loss per share attributable to common stockholders and preferred stock holders:

Particulars	As of March 31, 2022	As of March 31, 2021
Numerator:
Net loss attributable to Roadzen, Inc.	(9,741,832)	(15,641,293)
Less: cumulative dividends attributable to preferred stockholders	90,700	72,214

Net loss attributable to Roadzen, Inc. common stockholders	(9,832,532)	(15,713,507)

Denominator:
Weighted-average shares used in computing net loss per share attributable to Roadzen, Inc. common stockholders—basic and diluted	606,425	606,425

Net loss per share attributable to Roadzen, Inc. common stockholders—basic and diluted	(16.21)	(25.91)

The following table summarizes the number of potential common stock equivalents that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented:

Particulars	As of March 31, 2022	As of March 31, 2021
Preferred stock	888,786	734,564
Share warrants	83,382	—
Convertible notes	523,654	455,177

Total	1,495,822	1,189,741

21	Income taxes
The Company’s net loss before provision for income taxes for the years ended March 31, 2022 and March 31, 2021 was as follows:

Particulars	As of March 31, 2022	As of March 31, 2021
Domestic	(8,311,979)	(17,054,587)
Foreign	(1,469,642)	41,696

Total	(9,781,621)	(17,012,891)

The components of the provision for income taxes for the years ended March 31, 2022 and March 31, 2021 was as follows:

Particulars	As of March 31, 2022	As of March 31, 2021
Current:
Domestic	—	—
Foreign	114,422	53,480

	114,422	53,480

Deferred:
Domestic	(32,778)	(1,378,536)
Foreign	(56,687)	(31,708)

	(89,465)	(1,410,244)

Total provision for income taxes	24,957	(1,356,764)

The following is a reconciliation of the federal statutory income tax rate to the Company’s effective tax rate for the years ended March 31, 2022 and March 31, 2021 was as follows:

Particulars	As of March 31, 2022	As of March 31, 2021
Federal statutory income tax rate	21.00%	21.00%
Non-deductible expenses	1.57%	0.01%
Valuation allowance	(21.04%)	(6.64%)
Foreign rate differential	1.20%	(0.03%)
Share warrants	(3.66%)	(6.16%)
Other	0.68%	(0.20%)

Total provision for income taxes	(0.26%)	7.97%

The components of the Company’s net deferred tax assets as of the years ended March 31, 2022 and March 31, 2021 was as follows:

Particulars	As of March 31, 2022	As of March 31, 2021
Deferred tax assets:
Net operating loss carryforwards	5,742,033	3,921,905
Unabsorbed depreciation carryforwards	9,174	8,399
Retirement benefits	53,656	27,311
Depreciation and amortization	25,232	15,919
Fair value changes on convertible notes	3,967	—
Others	288,348	55,267

Total deferred tax assets	6,122,410	4,028,801
Less: valuation allowance	(6,052,307)	(3,994,222)

Deferred tax assets, net of valuation allowance	70,103	34,579

Deferred tax liabilities:
Lease liabilities
Intangibles on account of business combination	(117,729)	(11,039)
Gain on convertible notes	—	(32,778)

Net deferred tax assets/ (liabilities)	(47,626)	(9,237)

Movement in net deferred tax assets:

Particulars	As of March 31, 2021	Recognized/ reversed through statements of operations	Impact of currency translation and acquisitions	As of March 31, 2022
Deferred tax assets:
Net operating loss carryforwards	3,921,905	1,820,128	—	5,742,033
Unabsorbed depreciation carryforwards	8,399	775	—	9,174
Retirement benefits	27,311	26,345	—	53,656
Depreciation and amortization	15,919	9,313	—	25,232
Fair value change on convertible notes	—	3,967	—	3,967
Others	55,267	233,081	—	288,348
Less: valuation allowance	(3,994,222)	(2,058,085)	—	(6,052,307)
Deferred tax liabilities:
Intangibles on account of business combination	(11,039)	(106,690)	—	(117,729)
Gain on convertible notes	(32,778)	32,778	—	—
Currency translation	—	(1,131)	1,131	—
Acquisitions	—	128,985	(128,985)	—

	(9,237)	89,466	(127,854)	(47,626)

Particulars	As of April 1, 2020	Recognized/ reversed through statements of operations	Impact of currency translations	As of March 31, 2021
Deferred tax assets:
Net operating loss carryforwards	2,774,460	1,147,444	—	3,921,905
Unabsorbed depreciation carryforwards	8,975	(576)	—	8,399
Retirement benefits	4,895	22,417	—	27,311
Depreciation and amortization	12,411	3,508	—	15,919
Others	73,199	(17,932)	—	55,267
Less: valuation allowance	(2,863,910)	(1,130,312)	—	(3,994,222)
Deferred tax liabilities:
Intangibles on account of business combination	(18,390)	7,351	—	(11,039)
Gain on convertible notes	(1,411,314)	1,378,536	—	(32,778)
Currency translation	—	(192)	192	—

	(1,419,674)	1,410,243	192	(9,237)

The Company regularly reviews its deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing taxable temporary differences and tax planning strategies. The Company’s judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the Company’s income tax provision would increase or decrease in the period in which the assessment is changed. The Company’s valuation allowance increased by $2,058,085 and $1,130,312 during the years ended March 31, 2022 and 2021, respectively.
The Company has not provided U.S. income taxes and foreign withholding taxes on undistributed earnings of foreign subsidiaries because the Company intends to permanently reinvest such earnings outside the U.S.
Net operating loss and credit carry forwards
As of March 31, 2022, the Company has U.S. federal net operating loss carry forwards of approximately $23,600,416. Of which, $ 3,691,578 that were generated prior to the 2018 tax year will begin to expire in

2035 if not utilized. For net operating loss carry forwards arising in tax years beginning after December 31, 2017, the tax act limits the Company’s ability to utilize carry forwards to 80% of taxable income of the particular tax year, however, these operating losses can be carried forward indefinitely. The Company has foreign tax credits of $ 2,866,140 which will expire in 8 years from the end of the assessment year in which these tax credits were originated and unabsorbed depreciation of $ 32,975 which can be carried forward indefinitely.
Utilization of the net operating loss carry forwards may be subject to a substantial annual limitation due to the ownership change provisions of IRC Section 382 and similar state provisions. The annual limitation may result in the inability to fully offset future annual taxable income and could result in the expiration of net operating loss carry forwards before utilization. The Company continually reviews the impact to net operating losses of any ownership changes.
Unrecognized tax benefits
The Company has adopted authoritative guidance which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in the Company’s income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company did not have any unrecognized tax benefits with a significant impact on its financial statements as of March 31, 2022 and 2021.
The Company’s major tax jurisdictions are India and the U.S. Carryover attributes beginning December 31, 2008, remain open to adjustment by the United States and state authorities. The U.S. federal, state, and foreign jurisdictions have statutes of limitations that generally range from three to five years. Due to the Company’s net losses, substantially all of its federal and state income tax returns are subject to examination for federal and state purposes since inception. The Company believes that it has provided adequate reserves for its income tax uncertainties in all open tax years.

22	Segment Reporting
Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision market (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. Accordingly, the Company has determined that it operates in a single reporting segment.

23	Going Concern
The Company has experienced operating losses in current and preceding years. In addition, as of March 31, 2022 and 2021, the Company had negative operating cash flows and negative working capital position. Despite such conditions, the management was able to alleviate substantial doubt about the Company’s ability to continue as a going concern by securing additional funding through de-SPAC
transaction. The Company has entered into a merger agreement on February 10, 2023. Management has evaluated the funds available through above mentioned arrangements will be sufficient to alleviate the substantial doubt about the Company’s ability to continue as a going concern for next 12 months from the date of authorisation of these financial statements. These financial statements have been prepared on a going concern basis, which assumes that the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business.

24	Subsequent events
In June 2022, the Company entered into an agreement with AXA Partners Holding S.A to purchase 100% equity shares of Global Insurance Management and A1 Guarantee Limited for a consideration of £5,000,000. The acquiree company is a private limited company incorporated in England. Global Insurance

Management is part of the AXA group of companies and is leading provider of warranties, insurances and underwriting expert to the manufacturing, banking, motor and affinity market both in the UK and worldwide.
In August 2022, the Company entered into an agreement with National Automotive Club to purchase 100% equity shares of National Automotive Club for a total purchase price of $1,750,000, subject to adjustment as set forth in the NAC Purchase Agreement. National Automobile Club is a company incorporated in the United States and is a nationwide provider of roadside assistance programs to commercial and government enterprises, and a membership organization whose primary purpose is to provide emergency road service to resident motorists of the state of California. National Automobile Club is wholly owned by National Automobile Club Employee Stock Ownership Trust.

Roadzen, Inc.
Consolidated Balance Sheets
(in $, except per share data and share count)

Particulars	As of December 31, 2022	As of March 31, 2022
Assets
Current assets:
Cash and cash equivalents	1,283,615	913,636
Accounts receivable, net	640,181	674,151
Inventories	78,112	55,208
Prepayments and other current assets	3,685,499	3,172,453
Total current assets	5,687,407	4,815,448
Restricted cash	641,388	172,782
Non marketable securities	4,910,030	4,910,030
Property and equipment, net	220,949	158,992
Goodwill	1,609,519	1,725,293
Intangible assets, net	2,765,390	3,752,290
Other long term assets	379,872	339,598

Total assets	16,214,555	15,874,433

Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities
Current portion of long-term borrowings	2,444,508	63,983
Short term borrowings	4,551,129	531,040
Accounts payable and accrued expenses	3,991,473	2,925,664
Preferred share warrants	103,162	68,675
Other current liabilities	2,452,422	2,126,069
Total current liabilities	13,542,694	5,715,431
Long term borrowings	18,785,434	23,127,970
Other long term liabilities	392,894	286,849
Total liabilities	32,721,022	29,130,250
Commitments and contingencies (refer note 19)
Mezzanine equity

Series A and A1 Preferred stock and additional paid in capital, $.0001 par value per share, 3,000,000 shares authorized (Series A 200,000 and Series A1 2,800,000); 1,086,722 shares and 947,163 shares issued and outstanding as of December 31, 2022, March 31, 2022 respectively	30,137,243	23,696,228

Stockholders’ deficit

Common stock and additional paid in capital, $.0001 par value per share, 4,000,000 shares authorized; 606,425 shares and 606,425 shares issued and outstanding as of December 31, 2022, March 31, 2022 respectively	303,213	303,213
Accumulated deficit	(46,587,117)	(37,057,245)
Accumulated other comprehensive income/(loss)	(112,671)	(124,036)
Total stockholders’ deficit	(46,396,575)	(36,878,068)
Non controlling interest	(247,135)	(73,977)
Total deficit	(46,643,710)	(36,952,045)

Total liabilities, Mezzanine equity and Stockholders’ deficit, Non controlling interest	16,214,555	15,874,433

The accompanying notes are an integral part of these consolidated financial statements.

Roadzen, Inc.
Consolidated Statements of Operations
(in $, except per share data and share count)

	For the nine months ended December 31,
Particulars	2022	2021
Revenue	8,554,393	5,958,377
Costs and expenses:
Cost of services (exclusive of depreciation (which is shown separately))	4,404,735	4,293,796
Sales and marketing	7,262,861	4,283,291
Research and development	1,779,842	887,263
General and administrative	1,974,121	1,092,917
Depreciation	1,293,803	894,406

Total costs and expenses	16,715,362	11,451,673

Loss from operations	(8,160,969)	(5,493,296)
Interest expense	(603,643)	(9,793)
Fair value changes in financial instruments carried at fair value	(1,009,374)	(2,979,402)
Other income/(expense) net	35,312	(37,070)

Loss before income tax expense	(9,738,674)	(8,519,561)
Less: Income tax expense/(benefit)	(46,711)	(21,693)

Net Loss	(9,691,963)	(8,497,868)
Net loss attributable to non-controlling interest	(162,091)	(26,398)

Net loss attributable to Roadzen, Inc	(9,529,872)	(8,471,470)
Net loss per share attributable to Roadzen, Inc. common stockholders
Basic and diluted	(15.85)	(14.08)
Weighted-average number of shares outstanding used to compute net loss per share attributable to Roadzen, Inc. common stockholders
Basic and diluted	606,425	606,425
Other comprehensive income, net of tax:
Changes in foreign currency translation reserve	298	(18,870)
Less: Changes in foreign currency translation reserve attributable to non-controlling interest	(11,068)	654
Other comprehensive income (loss) attributable to Roadzen, Inc. common stockholders	11,366	(19,524)

Comprehensive loss attributable to Roadzen, Inc. common stockholders	(9,518,506)	(8,490,994)

The accompanying notes are an integral part of these consolidated financial statements.

Roadzen, Inc.
Consolidated Statements of Cash Flow
(in $)

	For the nine months ended December 31,
Particulars	2022	2021
Cash flows from operating activities
Net loss including non controlling interest	(9,691,963)	(8,497,868)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,293,803	894,812
Accretion of interest on convertible note	—	—
Interest expense	232,495	—
Deferred income taxes	(42,729)	85,405
Unrealised foreign exchange loss/(profit)	8,417	6,141
Gain/(Loss) on Fair valuation of instruments	1,009,374	2,979,402
Profit on sale of property and equipment	(495)	(175)
Lease Equalisation Reserve	14,676	1,293
Balances written off/(back)	209	54,736
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Inventories	(29,079)	(82,492)
Income taxes, net	—	9,521
Accounts receivables, net	(170,991)	(217,475)
Prepayments and other assets	(1,290,384)	(528,114)
Accounts payable and accrued expenses	1,840,224	2,308,891
Other liabilities	87,564	(515,025)

Net cash used in operating activities	(6,738,879)	(3,500,947)

Cash flows from investing activities
Purchase of property and equipment, intangible assets and goodwill	(326,972)	(294,204)
Proceeds from sale of property, plant and equipment	1,096	2,965
Acquisition of business	—	(72,088)

Net cash used in investing activities	(325,876)	(363,327)

Cash flows from financing activities
Proceeds from exercise of preferred share warrants	—	544,170
Proceeds from long-term borrowings	4,357,544	70,338
Repayments of long-term borrowings	(685,659)	(22,955)
Net proceeds/(payments) from short-term borrowings	4,341,203	(13,734)

Net cash generated from financing activities	8,013,088	577,819

Effect of exchange rate changes on cash and cash equivalents	(109,748)	(1,786)

Net decrease in cash and cash equivalents (including restricted cash)	838,585	(3,288,241)
Cash acquired in business combination	—	703,098
Cash and cash equivalents at the beginning of the period (including restricted cash)	1,086,418	4,752,847

Cash and cash equivalents at the end of the period (including restricted cash)	1,925,003	2,167,704

Reconciliation of cash and cash equivalents
Cash and cash equivalents	1,283,615	1,981,982
Restricted cash	641,388	185,722

Total cash and cash equivalents	1,925,003	2,167,704

Supplemental disclosure of cash flow information
Cash paid for interest, net of amounts capitalized	281,944	7,268
Cash paid for income taxes, net of refunds	22,115	35,301
Non-cash investing and financing activities
Exercise of warrant for issuance of convertible preferred stock	—	10,804,399
Convertible preferred stock issued on conversion of convertible notes	6,441,014	—
Consideration payable in connection with acquisitions	602,093	743,314
The accompanying notes are an integral part of these consolidated financial statements.

Roadzen, Inc.
Consolidated Statement of Mezzanine equity and Stockholders’ deficit
(in $, except per share data and share count)

			Stockholders’ deficit
	Convertible preferred stock and additional paid in capital		Common stock and additional paid in capital		Accumulated deficit	Debenture Redemption Reserve	Accumulated other comprehensive loss	Total stockholder’s deficit
	Shares	Amount	Shares	Amount
Balance as of April 1, 2021	805,401	12,230,712	606,425	303,213	(27,315,413)	—	(83,683)	(27,095,883)
Adjustments:
Exercise of preferred share warrants	140,250	11,348,494	—	—	—	—	—	—
Net profit attributable to common stockholders	—	—	—	—	(8,471,470)	—	—	(8,471,470)
Other comprehensive income	—	—	—	—	—	—	(19,524)	(19,524)

Balance as of December 31, 2021	945,651	23,579,206	606,425	303,213	(35,786,883)	—	(103,207)	(35,586,877)

Balance as of April 1, 2022	947,163	23,696,228	606,425	303,213	(37,057,245)	—	(124,036)	(36,878,068)
Adjustments:
Issuance of convertible preferred stock on conversion of convertible notes	139,559	6,441,015	—	—	—	—	—	—
Net profit attributable to common stockholders	—	—	—	—	(9,529,872)	—	—	(9,529,872)
Other comprehensive income	—	—	—	—	—	—	11,366	11,366
Impact of issuance of Debenture	—	—	—	—	(390,856)	390,856	—	—

Balance as of December 31, 2022	1,086,722	30,137,243	606,425	303,213	(46,977,973)	390,856	(112,670)	(46,396,574)

The accompanying notes are an integral part of these consolidated financial statements.

1.	Organization
Roadzen, Inc. (the “Parent Company”) was incorporated in the State of Delaware in May 2015 and has foreign subsidiaries located in India. The Company is a leading Insurtech platform and provides solutions in relation to insurance products, including distribution, pre-inspection
assistance, telematics and roadside assistance. The consolidated financial statements include the accounts of Roadzen Inc. and its subsidiaries (collectively, “Roadzen”, or the “Company”).

2.	Summary of significant accounting policies

a)	Basis of presentation and consolidation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The accompanying consolidated financial statements reflect all adjustments that management considers necessary for a fair presentation of the results of operations for these periods.
The accompanying consolidated financial statements have been prepared on a consolidated basis and reflect the financial statements of the Parent Company and its subsidiaries. All intercompany balances and transactions have been eliminated. When the Company does not have a controlling interest in an investee but exerts significant influence over the investee, the Company applies the equity method of accounting.

b)	Use of estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, which affect the reported amounts in the financial statements and accompanying notes. Estimates are based on historical experience, where applicable, and other assumptions which management believes are reasonable under the circumstances. On an ongoing basis, the Company evaluates its estimates, including those related to the allowance for accounts receivables, fair values of financial instruments, measurement of defined benefit obligations, impairment of non-financial
assets, useful lives of property plant and equipment and intangible assets, income taxes, certain deferred tax assets and tax liabilities, and other contingent liabilities. Although these estimates are inherently subject to judgment and actual results could differ from those estimates, management believes that the estimates used in the preparation of the consolidated financial statements are reasonable.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

c)	Revenue
Revenues consist primarily of revenue from:

•	Insurance policy distribution in form of commissions, brokerage and other fees; and

•	Insurance support services comprising of pre-inspection and risk assessment, roadside assistance, claim processing using the Company’s IaaS platform.
The Company recognizes revenue at the time of transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Revenues cannot be recognized until the performance obligation(s) are satisfied and control is transferred to the customer.
Insurance policy distribution and brokerage income:
The Company enters into a contract with insurance companies for the purpose of distributing insurance products to the end consumers. The Company’s performance obligation under the contract is to sell insurance policies to earn commission, brokerage and other fees. Revenue from distribution services is recognized at a point in time when the related services are rendered as per the terms of the agreement with customer. Revenue is disclosed net of the Goods and Service tax charged on such services.
IaaS platform enabled services:
Roadside Assistance Income:
The Company enters into a contract with insurance companies and other subscribers in order to provide roadside assistance services to their policyholders/subscribers. The Company’s performance obligation under these contracts is to provide roadside assistance as a stand ready obligation. The Company is the primary obligor in the transaction and has the latitude in establishing prices, selecting and contracting with suppliers, accordingly is considered principal for the purpose of recognizing revenue and records gross revenue. Revenue from provision of roadside assistance services is recorded over the tenure of contract which is usually one year.
Inspection Income:
The Company enters into a contract with insurance companies primarily to inspect the vehicles for accident claims made by their policyholders. The Company’s performance obligation under the contract is to inspect and assist in assessing claims for and on behalf of the customer i.e. the insurance companies. The Company engages with multiple vendors to provide the services in different geographies. The Company is the primary obligor in the transaction and has the latitude in establishing prices, selecting and contracting with suppliers, accordingly is considered principal for the purpose of recognizing revenue. Revenue from inspection and risk assessment is recorded monthly for inspections conducted during the period.
Contract assets and liabilities
Contract liabilities consist of amounts paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria described above.
Contract liabilities are classified as current in the consolidated balance sheet when the revenue recognition associated with the related customer payments and invoicing is expected to occur within one year of the balance sheet date and as long-term when the revenue recognition associated with the related customer payments and invoicing is expected to occur in more than one year from the balance sheet date.

d)	Cost of services
The cost of services for distribution business includes commissions paid to the point of sales persons, cost of employees and other direct expenses related to facilities.
For our IaaS platform-based services cost of services primarily consists of direct costs incurred for delivering the services to customers and consists of onsite engineering support for roadside assistance, employee benefit expenses, risk assessment expense and other direct expenses. Amounts incurred towards vendors/ suppliers for inspections and roadside assistance also form part of direct cost.
Costs forming part of cost of services are recognized as incurred.

e)	Cash and cash equivalents
Cash and cash equivalents primarily represent cash, balances in current bank accounts. The Company considers all short-term deposits with an original maturity of three months or less, when purchased, to be cash equivalents.

f)	Restricted cash and cash equivalents
Restricted cash and cash equivalents is pledged as security for contractual arrangements. Restricted cash and cash equivalents is classified as current and noncurrent assets based on the term of the remaining restriction. The reconciliation of cash and cash equivalents and restricted cash and cash equivalents to the consolidated balance sheets amounts are as follows:

	December 31, 2022	March 31, 2022
Cash and cash equivalents	$1,283,615	$913,636
Restricted cash and cash equivalents—current	—	—
Restricted cash—non-current	$641,388	$172,782

g)	Concentration of credit risk
Financial instruments that potentially subject the Company to concentration of credit risk are reflected principally in cash and cash equivalents, investment in equity securities and accounts receivable. The Company places its cash and cash equivalents and funds respectively with high credit ratings, limits the amount of credit exposure with any one bank and conducts ongoing evaluations of the creditworthiness of the corporations and banks with which it does business. The Company holds cash and cash equivalent concentrations in financial institutions around the world in excess of federally insured limits. The Company has not experienced any losses to date related to these concentrations. In addition, the Company has cash and cash equivalents held in international bank accounts, which are denominated primarily in Indian Rupees.

h)	Accounts receivable, net
The Company classifies its right to consideration in exchange for deliverables as either accounts receivable or a contract asset. An account receivable is a right to consideration that is unconditional (i.e., only the passage of time is required before payment is due) regardless of whether the amounts have been billed. The customers are billed on a monthly and/or other mutually agreed basis with the customers. The payment terms are generally 30 to 90 days from the invoice date. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. Accounts receivables are stated net of allowance for doubtful accounts. Outstanding accounts receivables are reviewed periodically, and allowances are provided for the estimated amount of receivables that may not be collected. Accounts receivable, less allowance for doubtful accounts, reflect the net realizable value of receivables and approximate fair value. In establishing the required allowance, management considers customers’ financial conditions, the amount of receivables in dispute, historical experience and the current receivables’ aging, which are reviewed periodically and as needed. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet
credit exposure related to its customers.

i)	Property, plant and equipment
Property and equipment represent the costs of furniture and fixtures, office and computer equipment, leasehold improvements. Cost also includes any costs necessarily incurred to bring asset to the condition and location necessary for its intended use. Property and equipment are stated at cost, less accumulated depreciation and impairment losses. Depreciation is calculated using the straight-line method over the assets’ estimated useful lives as follows:

Assets	Useful lives (years)
Office and electrical equipment	5 years
Computers	3 years
Furniture and fixtures	5 years

Leasehold improvements related to office facilities are depreciated over the shorter of the lease term or the estimated useful life of the improvement.
The Company reviews the remaining estimated useful lives of its property and equipment on an ongoing basis. Management is required to use judgment in determining the estimated useful lives of such assets. Changes in circumstances such as technological advances, changes to the Company’s business model, changes in the Company’s business strategy, or changes in the planned use of property and equipment could result in the actual useful lives differing from the Company’s current estimates. In cases where the Company determines that the estimated useful life of property and equipment should be shortened or extended, the Company would apply the new estimated useful life prospectively.
The Company reviews property and equipment for impairment when events or circumstances indicate the carrying amount may not be recoverable.
Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

j)	Intangible assets, net (including Intangibles under development)
The Company capitalizes costs incurred on its
internal-use
software during the application development stage as intangibles under development. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Once the developed software is available for intended use, capitalization ceases, and the Company estimates the useful life of the asset and begins amortization.
Internal-use
software is amortized on a straight-line basis over its estimated useful life, which is up to eleven years but generally three years in most cases.
The Company evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

k)	Leases
Company as a lessee—operating leases
The Company accounts for its existing leases of office facilities as operating leases. Certain facility lease agreements contain rent holidays, allowances and rent escalation provisions. For leases that contain rent escalation or rent concession provisions, the Company records the total rent expense during the lease term on a straight-line basis over the term of the lease. The difference between the amount of rent paid and the straight-line rent expense is recorded as deferred rent, with its current and long-term portions classified in accrued liabilities and other liabilities, respectively, in the consolidated balance sheets.

l)	Fair value measurements and financial instruments
The Company holds financial instruments that are measured at fair value or fair value is used for disclosure purposes. Fair value is determined in accordance with a fair value hierarchy that prioritizes the inputs and assumptions used, and the valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described as follows:
Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and established a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses and other liabilities approximate fair value due to their relatively short maturities.

m)	Business combination
The Company accounts for an acquisition as a business combination if the assets acquired and liabilities assumed in the transaction constitute a business in accordance with Accounting Standard Codification (“ASC”) Topic 805 “Business Combinations”. Such acquisitions are accounted using the acquisition method i.e., by recognizing the identifiable tangible and intangible assets acquired and liabilities assumed, and any non-controlling
interest in the acquired business, measured at their acquisition date fair values. Where the set of assets acquired and liabilities assumed doesn’t constitute a business, it is accounted for as an asset acquisition where the individual assets and liabilities are recorded at their respective relative fair values corresponding to the consideration transferred.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business acquisitions accounted for using the acquisition method of accounting and is not amortized. Goodwill is measured and tested for impairment on an annual basis in accordance with ASC 350, Intangibles—Goodwill and Other, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Such events and changes may include: significant changes in performance related to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in our business strategy.
The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform the quantitative goodwill impairment test. If qualitative factors indicate that the fair value of the reporting unit is more likely than not less than its carrying amount, then a quantitative goodwill impairment test is performed. For the purposes of impairment testing, the Company determined that it has only one reporting unit. The Company completed the annual impairment test and did not recognize any goodwill impairment charges in the years ended March 31, 2022 and nine months ended December 31, 2022.

n)	Foreign currency
The Company’s consolidated financial statements are reported in USD, the Parent Company’s functional currency. The functional currency for the Company’s subsidiaries in India, is the INR, and the functional currencies of the Company’s subsidiary organized in Peoples’ Republic of China, is the Chinese Yuan. The translation of the functional currency of the Company’s subsidiary into USD is performed for balance sheet accounts using the exchange rates in effect as of the balance sheet date and for revenues and expense accounts using an average exchange rate prevailing during the respective period. The gains or losses resulting from such translation are reported as currency translation adjustments under other comprehensive income/loss, under accumulated other comprehensive income/loss as a separate component of equity.
Monetary assets and liabilities of the Company and its each subsidiary denominated in currencies other than the subsidiary’s functional currency are translated into their respective functional currency at the rates of exchange prevailing on the balance sheet date. Transactions of the Company and its each subsidiary in currencies other than the subsidiary’s functional currency are translated into the respective functional currencies at the average exchange rate prevailing during the period of the transaction. The gains or losses resulting from foreign currency transactions are included in the consolidated statements of operations.

o)	Employee benefit plans
Contributions to defined contribution plans are charged to consolidated statements of operations in the period in which services are rendered by the covered employees. Current service costs for defined benefit plans are accrued in the period to which they relate. The liability in respect of defined benefit plans is calculated annually by the Company using the projected unit credit method. Prior service cost, if any, resulting from an amendment to a plan is recognized and amortized over the remaining period of service of the covered employees.
The Company records annual amounts relating to its defined benefit plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, future compensation increases and attrition rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in net periodic cost in its entirety immediately. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.

p)	Inventories
Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in,
first-out
method (FIFO) for all inventories.

q)	Income taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered.
The Company accounts for uncertainty in tax positions recognized in the consolidated financial statements by recognizing a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not
recognition threshold at the effective date to be recognized.
Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases and for all operating loss and tax credit carryforwards, if any. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in the consolidated statement of income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryback or carryforward periods available under the applicable tax law.
The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the Company’s income tax provision would increase or decrease in the period in which the assessment is changed.

r)	Income/loss per share attributable to common shareholders
The Company computes net income (loss) per share using the
two-class
method required for participating securities. The
two-class
method requires income available to common shareholders for the period to be allocated between common shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company’s redeemable convertible preferred stock is participating security because holders of such shares have dividend rights in the event a cash dividend is declared on common stock at an amount equal to dividend paid on each common stock. The Company’s convertible notes are not considered participating securities. The holders of the redeemable convertible preferred stock would be entitled to dividends in preference to common shareholders, at specified rates, if declared. Then any remaining earnings would be distributed to the holders of common shares and redeemable convertible preferred stock on a pro-rata
basis assuming conversion of all redeemable convertible preferred stock into common stock.
Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period.

s)	Investments
Equity securities
Equity investments with a readily determinable fair value, other than equity method investments, are measured at fair value with changes in fair value recognized in the consolidated statements of operations. Equity investments without a readily determinable fair value, are measured at cost, less any impairment.

t)	Commitments and contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of environmental remediation costs from third parties that are probable of realization are separately recorded as assets and are not offset against the related environmental liability.

u)	Expenses
Set forth below is a brief description of the components of the Company’s expenses:

i.	Sales, Marketing and Business development expense
This function includes expenses incurred directly or indirectly by the marketing function of the business. The sales and marketing function includes direct cost of marketing a product or service or a customer brand and costs of personnel employed under the marketing function. These expenses also include marketing efforts made by the group to expand its market reach for distributing insurance policies. The expenses include advertisements through different mediums to reach end customers of insurance policies to enhance awareness and educate end customers.

ii.	General and administrative expenses
General and administrative expenses include personnel costs for corporate, finance, legal and other support staff, including bonus and share based compensation expenses, professional fees, allowance for doubtful accounts and other corporate expenses.

v)	Recently issued accounting pronouncements and not yet adopted
The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of the Company’s financial statements to those of other public companies more difficult.

i.
In June 2016, the FASB issued ASU
2016-13,
Measurement of Credit Losses on Financial Instruments which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued ASU
2018-19,
Codification Improvements to Topic 326, Financial Instruments–Credit Losses, which amends Subtopic
326-20
(created by ASU
2016-13)
to explicitly state that operating lease receivables are not in the scope of Subtopic
326-20.
Additionally, in April 2019, the FASB issued ASU
2019-04,
Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments; in May 2019, the FASB issued ASU
2019-05,
Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief; in November 2019, the FASB issued ASU
2019-10,
Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, and ASU
2019-11,
Codification Improvements to Topic 326, Financial Instruments—Credit Losses; and in March 2020, the FASB issued ASU
2020-03,
Codification Improvements to Financial Instruments, to provide further clarifications on certain aspects of ASU
2016-13
and to extend the nonpublic entity effective date of ASU
2016-13.
The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022. The entity may early adopt ASU
2016-13,
as amended, for annual and interim periods in fiscal years beginning after December 15, 2018. While the Company expects its allowance for credit losses to increase upon adoption of ASU
2016-13,
the Company does not expect the adoption of ASU
2016-13
to have a material effect on its consolidated financial statements.

ii.
In February 2016, the FASB issued ASU
2016-02,
Leases (“ASU
2016-02”).
The new standard establishes a ROU model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Under the new standard, lessee leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. In July 2018, the FASB issued ASU
2018-10,
Codification Improvements to Topic 842, Leases (“ASU
2018-10”)
and ASU
2018-11,
Leases (Topic 842), Targeted Improvements (“ASU
2018-11”).
The amendments in ASU
2018-10
affect only narrow aspects of the guidance issued in the amendments in ASU
2016-02,
including but not limited to lease residual value guarantee, rate implicit in the lease, lease term and purchase option. The amendments in ASU
2018-11
provide an optional transition method for adoption of the new standard, which allows entities to continue to apply the legacy guidance in Accounting Standards Codification 840, including its disclosure requirements, in the comparative periods presented in the year of adoption. In December 2018, the FASB issued ASU
2018-20,
Leases (Topic 842), Narrow-Scope Improvements for Lessors. The amendments create a lessor practical expedient applicable to sales and other similar taxes incurred in connection with a lease and simplify lessor accounting for lessor costs paid by the lessee; Targeted transition relief; in November 2019, the FASB issued ASU
2019-10,
Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, and Targeted transition relief, in June 2020 the FASB issued ASU
2020-05
to extend the nonpublic entity effective date of ASU
2016-02
due to
COVID-19.
The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2021 and December 15, 2022, respectively. The Company does not expect the adoption of ASU
2016-13
to have a material effect on its consolidated financial statements.

iii.
In August 2018, the FASB issued ASU
2018-14,
Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic
715-20):
Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans, which modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. Disclosure requirements removed from Subtopic
715-20
include: the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost over the next fiscal year; the amount and timing of plan assets expected to be returned to the employer; and for nonpublic entities, the reconciliation of the opening balances to the closing balances of plan assets measured on a recurring basis in Level 3 of the fair value hierarchy. However, nonpublic entities will be required to disclose separately the amounts of transfers into and out of Level 3 of the fair value hierarchy and purchases of Level 3 plan assets. ASU
2018-14
also requires disclosure of the weighted average interest crediting rates for cash balance plans and other plans with promised interest crediting rates, and an explanation of the reasons for significant gains and losses related to changes in the benefit obligation for the period. ASU
2018-14
is effective for the Company for its annual period ending after December 15, 2021 and will be applied prospectively. Early adoption is permitted. The Company does not expect the adoption of ASU
2018-14
to have a material effect on its consolidated financial statements.

iv.
In August 2020, the FASB issued ASU
No. 2020-06,
“Debt-Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which signifies the accounting for certain financial instruments with characteristics of liability and equity, including convertible instruments and contracts on an entity’s own equity. The standard reduces the number of models used to account for convertible instruments, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and requires the if-converted
method for calculation of diluted earnings per share for all convertible instruments. The ASU is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2023. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

v.
In October 2021, the FASB issued ASU
No. 2021-08,
Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. The ASU is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. If early adopted, the amendments are applied retrospectively to all business combinations for which the acquisition date occurred during the fiscal year of adoption. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

3	Accounts receivables, net

	As of December 31, 2022	As of March 31, 2022
Accounts receivable	653,812	689,035
Less: allowance for doubtful accounts	(13,631)	(14,884)

	640,181	674,151

The following table provides details of the Company’s allowance for doubtful accounts:

Balance, beginning of period	14,884	—
Additions charged	—	15,115
Bad debts written off	—	—
Effect of exchange rate changes	(1,253)	(231)

Balance, end of period.	13,631	14,884

4	Prepayments and other current assets

	As of December 31, 2022	As of March 31, 2022
Balance with statutory authorities	1,468,459	1,159,501
Unbilled revenue	1,237,344	1,264,837
Advances given (net of doubtful advances of $223,925)	761,655	553,879
Other receivables	118,795	129,732
Prepayments.	28,195	27,554
Deposits.	71,051	36,950

	3,685,499	3,172,453

Advances given include:
a) $577,082 and $480,810 of advance to suppliers as of December 31, 2022 and March 31, 2022, respectively. Advance to suppliers include related party balance of USD nil and $4,828 as at December 31, 2022 and March 31, 2022, respectively.
b) $74,707 and $59,277 of advance to employees as of December 31, 2022 and March 31, 2022, respectively. Advance to employees include related party balances of $73,816 and $27,329 as at December 31, 2022 and March 31, 2022, respectively.

5	Non-marketable securities

a)	Moonshot—Internet SAS (‘Moonshot’)
During the year ended March 31, 2021, the Company invested $2,410,000 by purchasing 8.5% equity stake in Moonshot—Internet SAS, a simplified Joint Stock Company existing under the laws of France (‘Moonshot’), which is a subsidiary of Societe Generale, one of the leading French Life insurance companies. Moonshot is an InsurTech company, registered as an insurance broker, which specializes in usage-based insurance products and services dedicated to
E-Commerce.
The Company has a representative on the board of directors of Moonshot, however the investment of 8.5% does not give the Company the ability to significantly influence the operating and financial policies of Moonshot, since majority ownership of Moonshot is concentrated with a single shareholder. Therefore, the Company uses the measurement alternative for equity investments without readily determinable fair values for its investment in Moonshot. The Company carries this investment at cost, less impairment.

b)	Daokang (Beijing) Data Science Company Ltd.(‘Daokang’)
During the year ended March 31, 2018, the Company entered into a joint venture contract with WI Harper VIII LLP and Shangrao Langtai Daokang Information Technology Co. Ltd. and invested an amount of $2,500,030 (representing 34.5% of equity interest) of Daokang. Despite its significant equity interest in Daokang, the Company has attempted but has not been able to obtain adequate financial information as per USGAAP to apply equity method. The Company, therefore, is unable to exercise significant influence over the operating and financial policies of Daokang. Accordingly, the Company uses the measurement alternative for equity investments without readily determinable fair values for its investment in Daokang. The Company carries this investment at cost, less impairment.
The Company evaluates its
non-marketable
equity securities for impairment in each reporting period based on a qualitative assessment that considers various potential impairment indicators. This evaluation consists of several factors including, but not limited to, an assessment of significant adverse change in the economic environment, significant adverse changes in the general market condition of the geographies and industries in which our investees operate, and other available financial information as per the local reporting requirements applicable to the relevant jurisdictions that affects the value of our non-marketable
equity securities. Based on such assessment, the Company has concluded that there is no impairment in carrying value of its non-marketable
securities.

6	Property and equipment, net
The components of property and equipment, net were as follows:

	As of December 31, 2022	As of March 31, 2022
Computers	446,408	375,786
Office equipment	113,757	97,825
Furniture & fixtures	66,442	57,768
Electrical equipment	6,268	6,845
Leasehold improvements	31,107	23,187

Total	663,982	561,411
Less: Accumulated depreciation	(443,033)	(402,419)

Property and equipment, net	220,949	158,992

The Company capitalized $102,571 and $107,833 towards computers for the period/year ended December 31, 2022 and as of March 31, 2022, respectively. Depreciation expense relating to property and equipment amounted to $62,083 and $52,432 for the period ended December 31, 2022 and December 31, 2021 respectively out of which $45,337 and $18,522 relates to computer for December 31, 2022 and December 31, 2021 respectively.

7	Intangible assets, net

	As of December 31, 2022	As of March 31, 2022
Software for internal use	7,348,542	6,456,377
Customer contracts—(refer note 16)	693,265	743,309
Intangible assets under development	39,149	737,637
Intellectual property	60,397	65,957
Trademark	55	60

Total	8,141,408	8,003,340
Less: accumulated depreciation and amortization	(5,376,018)	(4,251,050)

Intangible assets, net	2,765,390	3,752,290

The estimated amortization schedule for the Company’s intangible assets for future periods is set out below:

Particulars	Amount
For remainder of 2023	440,806
Year ending March 31, 2024	1,302,263
Year ending March 31, 2025	909,243
Year ending March 31, 2026	49,913
Year ending March 31, 2027	39,770

8	Other long term assets

	As of December 31, 2022	As of March 31, 2022
Advances (net of doubtful advances of $91,602)	261,739	216,291
Deposits	23,910	32,689
Balances with statutory authorities	—	20,516
Deferred tax assets, (refer note 21)	94,223	70,102

	379,872	339,598

Advances includes:

1)	Advances include long term loan & advances given to related party $199,281 as at December 31, 2022 and $198,757 as at March 31, 2022.

2)	Advances given to related parties amounting to $91,602 was impaired during the year ended March 31, 2022.

9	Accounts payable and accrued expenses

	As of December 31, 2022	As of March 31, 2022
Accounts Payable	1,357,300	1,531,713
Accrued Expenses	2,157,774	1,109,314
Amounts due to employees	476,399	284,637

	3,991,473	2,925,664

1)	Accounts payable consists related party balance of nil and $5,199 as of December 31, 2022 and March 31, 2022 respectively.

2)	Amount due to employees consists of reimbursements and salary payable. The total include related party balance of $7,324 and $3,759 as of December 31, 2022 and March 31, 2022 respectively.

10	Other current liabilities

	As of December 31, 2022	As of March 31, 2022
Other current liabilities consist of the following:
Statutory liabilities	953,044	658,834
Deferred revenue	219,907	292,031
Provision for income tax	21,183	137,862
Retirements benefits	3,168	4,706
Other Payables	1,255,120	1,032,636

	2,452,422	2,126,069

Other payables include consideration payable on acquisition of Peoplebay Consultancy Services Private Limited, Coverzen Technologies Private Limited, Kintsugi Innovation Labs Private Limited and FA Events and Media Private Limited for the period ended December 31, 2022 and for the year ended March 31, 2022.

11	Borrowings

	As of December 31, 2022	As of March 31, 2022
Long term borrowings consist of the following:
Convertible notes (note a)	17,565,875	23,032,002
Debentures (note b)	3,384,749	—
Loans from banks (note c)	279,318	159,951
Less: current portion of long-term borrowings	(2,444,508)	(63,983)

	18,785,434	23,127,970

a	Convertible note
The Company has issued convertible promissory notes to various parties over different periods. The instruments are issued over various periods ranging between Financial year
2015-16
to Financial year
2019-20.
All such instruments carry an interest rate of 8% per annum, unless otherwise specified, as below.
Redemption/Conversion Features:
On Maturity
a) If any amount of principal or interest under the notes remain outstanding on the maturity date, the Company shall, at its option, either
(i) repay the principal of convertible notes together with payment of accrued interest at a rate of 12% or 8% per annum, as the case may be, or
(ii) the entire outstanding principal amount of the convertible notes and all accrued and unpaid interest (‘Loan Amount’) as of such time shall be converted (in whole and not in part) into number of shares of convertible preferred stock equal to the Loan Amount divided by the capped conversion price as specified in the agreement of convertible promissory notes.

Automatic conversion
At the time of closing of a qualified financing event or non qualified financing event, the entire outstanding principal along with unpaid interest (8% per annum) as of such time shall convert automatically in to preferred stock of the Company at a discount on the capped conversion price as specified in the agreement of convertible promissory notes.
Upon sale of the Company
Upon sale of the Company prior to the conversion or full satisfaction of the convertible notes, the lenders shall be entitled to receive an amount in full satisfaction of their respective convertible notes, such amount to be paid first out of the assets of the
Company before any other payments are made on account of any shares of capital stock of the Company equal to the greater of:
(i) the amount that the lenders would receive if the entire unpaid principal amount of their respective convertible note and all accrued and unpaid interest (8% per annum) as of immediately prior to such sale were converted at such time into Common Stock of the Company at the Capped Conversion Price as specified in the agreement of convertible promissory notes., or
(ii) an amount equal to the entire unpaid principal amount of then outstanding convertible notes and all accrued and unpaid interest (at rate of 8% per annum) as of such time, multiplied by 1.5.
Upon Liquidation:
Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, unless otherwise converted pursuant to the terms of the agreements, the lenders shall be entitled to receive an amount in full satisfaction of their respective convertible note, such amount shall be paid first out of the assets of the Company before any other payments are made on account of any shares of capital stock of the Company equal to the entire unpaid principal amount of convertible notes and all accrued and unpaid interest (8% per annum) as of such time.
Optional Conversion upon a
Non-Qualified
Financing:
If the convertible notes (Convertible note 2020), remain outstanding at the time of the closing of a bona fide issuance and sale by the Company of its equity and/or debt securities, other than a Qualified Financing, the entire outstanding principal amount of the outstanding and all accrued and unpaid interest (at rate of 8% per annum) as of such time will convert at such time into shares of the identical non-qualified
stock issued to investors in such closing as follows:
(a) If the
non-qualified
financing is an equity financing –
non-qualified
equity stock shall be converted to shares at capped conversion price as specified in the agreement of convertible promissory notes.
(b) In case of debt
financing—Non-qualified
debt securities shall be converted to preferred stock on a
dollar-for-dollar
basis
(c) In case the financing involves both debt and equity—the outstanding Loan Amount as of such time will convert into non-qualified
equity stock and
non-qualified
debt securities in proportion to the ratio of the investment.

As of December 31, 2022 and March 31, 2022, the Company’s convertible stock (along with the interest accrued) consisted of the following:

Particulars	As of December 31, 2022	As of March 31, 2022
Convertible Note 2019	2,091,406	5,379,110
Convertible Note 2020	15,474,469	17,652,892

	17,565,875	23,032,002

B	Secured debentures:

Particulars	Interest rate	Maturity date	Amount Outstanding
Secured debentures	19.50%	31-May-24	1,555,990
	19.25%	31-May-24	862,414
	20.00%	31-Jan-24	966,345

			3,384,749

The debentures are secured by intellectual property, current assets and movable plant and equipment of certain material foreign subsidiaries.
Loan from banks:

Particulars	Interest rate	Maturity date	Amount Outstanding
Long term borrowings from banks	18.00%	5-Sep-25	28,253
	16.00%	5-Mar-24	11,352
	16.50%	5-Mar-24	14,213
	15.50%	6-Sep-25	28,180
	13.50%	5-Oct-25	57,962
	16.00%	9-Apr-24	21,735
	18.50%	2-Nov-25	22,616
	19.50%	2-Oct-25	17,459
	15.50%	6-Sep-25	28,180
	14.75%	5-Jun-24	21,417
	17.00%	5-Oct-24	27,951

			279,318

As of December 31, 2022, the aggregate maturities of long-term borrowings (excluding convertible notes) are as follows:

Period ending December 31, 2023	2,444,508
Period ending December 31, 2024	1,163,783
Period ending December 31, 2025	55,776

3,664,067

	As of December 31, 2022	As of March 31, 2022
Short term borrowings
Loan from banks (note a)	82,032	107,528
Loans from related parties	277,596	156,215
Loan from others (note a)	4,191,501	267,297

	4,551,129	531,040

a)	Loan from banks and others

Particulars	Weighted average borrowing rate
Short term borrowings from banks and others	11.05%

12	Other long term liabilities

	As of December 31, 2022	As of March 31, 2021
Retirement benefits	296,413	159,037
Deferred tax liability	71,722	117,729
Lease equalization reserve	24,759	10,083

	392,894	286,849

13	Employee benefit plans
The Company has employee benefit plans in the form of certain statutory and other programs covering its employees.
Defined benefit plan (unfunded)
In accordance with Indian law, the Company provides a defined benefit retirement plan (the “Gratuity Plan”) covering substantially all of its Indian employees. The Gratuity Plan provides a lump-sum
payment to vested employees upon retirement or termination of employment in an amount based on each employee’s salary and duration of employment with the Company. The Gratuity Plan benefit cost for the year is calculated on an actuarial basis. The Company contributes the required funding for all ascertained liabilities to the Gratuity Plan. There is no plan asset against the defined benefit plan.
The following table sets forth the amounts recognized in the Company’s financial statements based on actuarial valuations carried out as of December 31, 2022 and March 31, 2022:

Change in benefit obligation	As of December 31, 2022	As of March 31, 2022
Projected benefit obligation at the beginning of the year	163,744	92,473
Interest costs	8,746	6,181
Service costs	93,562	67,258
Actuarial (gain) loss	53,919	11,317
Benefits paid	—	(9,508)
Effect of exchange rate changes	(20,390)	(3,977)

Projected benefit obligation at the end of the year	299,581	163,744

Amounts recognized in the Consolidated Balance Sheets consist of	As of December 31, 2022	As of March 31, 2022
Current liabilities (recorded under accrued expenses and other current liabilities)	3,168	4,706
Non-current liabilities (recorded under other liabilities)	296,413	159,038
Unfunded amount recognized

	299,581	163,744

Net defined benefit plan costs include the following components for:

	As of December 31, 2022	As of March 31, 2022
Interest costs	8,746	6,181
Service costs	93,562	67,258
Actuarial (gain) loss	53,919	11,317

Total	156,227	84,756

The estimated net defined benefit plan cost over the next fiscal year is USD 3,304.
The principal assumptions used in determining gratuity for the Company’s plans are shown below:

	As of December 31, 2022	As of March 31, 2022
Discount rate	7.45%	7.18 - 7.26%
Rate of increase in compensation per annum	10%	5.5 - 10%
Retirement age (in years)	60	60
The Company evaluates these assumptions based on projections of the Company’s long-term growth and prevalent industry standards.
The expected benefit plan payments set forth below reflect expected future service:

Year ending December 31	Amounts
2023	3,304
2024	7,554
2025	10,164
2026	17,819
2027	34,869
2028-2032	346,849

420,559

The Company’s expected benefit plan payments are based on the same assumptions that were used to measure the Company’s benefit obligations as of December 31, 2022.

14	Mezzanine equity
As of December 31, 2022 and March 31, 2022, the redeemable convertible preferred stock consisted of the following:
As of December 31, 2022

	Shares issued and outstanding	Per share Original issue price	Aggregate redemption amount	Carrying value
Series A	200,000	0.5	100,000	100,000
Series A1	886,722	1.5	1,330,083	30,037,243

	1,086,722		1,430,083	30,137,243

As of March 31, 2022

	Shares issued and outstanding	Per share Original issue price	Aggregate redemption amount	Carrying value
Series A	200,000	0.5	100,000	100,000
Series A1	747,163	1.5	1,120,745	23,596,228

	947,163		1,220,745	23,696,228

The characteristics of the Company’s convertible preferred stock are as follows:
Dividend
The holders of series A and A1 preferred stock in preference to the holders of common stock and any other equity security of the Company, shall be entitled to receive dividend at the rate of 8% per annum of the original issue price per annum whenever funds are legally available for distribution. The series A and A1 dividend shall in any event be cumulative and accrue from the date of original issuance of such shares of series A and A1 stock whether or not earned or declared. The series A and A1 stockholders are eligible to receive additional dividend equal in amount to the dividend per share being paid on the common stock on the basis of that each share of series A and A1 stock has been converted into Common stock.
Voting rights
Each holder of a preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.
Conversion terms
Each Series A and A1 stock will be converted into fully paid common stock at any time at the option of the holder. Each share of series A and A1 stock shall automatically be converted into shares of common stock, based on the then effective price on meeting any of the following conditions:
a) Upon affirmative election of holders of at least a majority of the outstanding shares of the Series A and A1 stock voting together as a separate class
b) Immediately upon the closing of the first firm underwritten public offering. Conversion ratio for Series A and A1 will be 1:1. Series A and A1 conversion ratio shall be adjusted if the Company issues or sells any shares of common stock for a consideration per share less than the conversion price for the Series A and A1 stock, respectively as per the agreed mechanism.

Liquidation preference
In the event of liquidation, dissolution, winding up, any other liquidation event as defined in the certificate of incorporation, including but not limited to sale, lease, license or other transfer of substantially all of the Company’s assets or goodwill. In such an event, the holders of series A and A1 stock will be given preference before any distribution or payment is made to any junior stock. The series A and A1 holders will be paid an amount equal to the original issue price (as adjusted for any stock dividends, combinations and splits etc.) and any accrued but unpaid dividend thereon. If upon such liquidation event, the assets to be distributed among the holders of Series A and A1 stock shall be insufficient to permit payment to the holders of series A and A1 stock, then the entire assets of the Company will be distributed ratably among the holders of series A and A1 stock in proportion to the liquidation preference such holders would otherwise be entitled to receive.

15	Revenue
The following table summarizes revenue by the Company’s service offerings:

	For the nine months ended December 31, 2022	For the nine months ended December 31, 2021
Revenue from services
Commission and Distribution Income	6,804,247	4,054,005
Income from Insurance as a Service	1,750,146	1,904,372

	8,554,393	5,958,377

There were two customers that individually represented 10%, and 18% of the Company’s revenue for the period ended December 31, There weren’t any customers that individually represented more than 10% of the Company’s accounts receivable balance as of December 2022.
There was one customer that individually represented 11.26% of the Company’s revenue for the period ended December 31, 2021. There weren’t any customers that individually represented more than 10% of the Company’s accounts receivable balance as of December 2021.
Contract balances
The following table provides information about receivables and contract liabilities from contracts with customers

	As of December 31, 2022	As of March 31, 2022
Contract liabilities
Deferred revenue	219,907	292,031

Total contract liabilities	219,907	292,031

Contract assets
Unbilled revenue	1,237,344	1,264,837

Total contract assets	1,237,344	1,264,837

The Company records deferred revenues when cash payments are received or due in advance of Company’s performance. Deferred revenues primarily relate to commission and distribution income and insurance as a service. The amount of revenue recognized for the period ended December 31, 2022 that was included in the deferred revenue balance as of March 31, 2022 was $292,031. The amount of revenue recognized in the year ended March 31, 2022 that was included in the deferred revenue balance as of March 31, 2021 was $175,142. The Company’s remaining performance obligations in contracts with customers will be completed within 12 months from the reporting date.
Contract assets represent a conditional right to consideration for satisfied performance obligations that become a receivable when the conditions are satisfied. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition or cash collection and are included in “prepayments and other current assets” in the consolidated balance sheets which will be billed in the month subsequent to the period in which performance obligation were satisfied.

16	Business combinations

a)	Coverzen Technologies Private Limited and its subsidiaries
During the year ended March 31, 2022, the Company acquired 100% of the outstanding equity interests of Coverzen Technologies Private Limited (“Coverzen”) by executing a Share Purchase Agreement (“SPA”) in this regard on June 1, 2021 with its stockholders of Coverzen and on June 7, 2021 and with the stockholders of Good Insurance Brokers Private Limited (formerly Heartbeat Insurance Brokers Private Limited), engaged in the business of insurance broking, authorized under IRDA Regulations, 2018 (as amended) for a cash consideration of $482,659. Coverzen and its subsidiary are incorporated in India and are engaged in selling motor insurance and generate brokerage revenue. The financial results of Coverzen and its subsidiary have been included in the Company’s consolidated financial statements since July 1, 2021 on Company obtaining the board control.
The major classes of assets and liabilities to which we have allocated the purchase price were as follows:

Cash and cash equivalents	258,299
Intangible assets	27,159
Other assets	265,978
Other liabilities	(242,020)

Net assets	309,416

Purchase consideration	482,659

Goodwill	173,243

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill and is primarily attributed to the synergies expected from insurance broking business and penetration which the acquiree possesses.

b)	Kintsugi Innovation Labs Private Limited (‘Kintsugi’)
During the year ended March 31, 2022, Coverzen entered into a share purchase agreement, dated July 1, 2021, to acquire 100% of the equity interests in Kintsugi Innovation Labs Private Limited for a cash consideration of $1,344. Kintsugi is incorporated in India and is engaged in the business of event management services of any kind, including corporate events (product launches, corporate meetings and conferences), marketing programs (road shows, grand opening events). As on March 31, 2022 the Company has not transferred consideration, however the Company exercises board control over Kintsugi from the date of share purchase agreement. The financial results of Kintsugi have been included in the Company’s consolidated financial statements from the date of share purchase agreement as the Company possess the power to direct the relevant activities of Kintsugi.

The major classes of assets and liabilities to which we have allocated the purchase price were as follows:

Cash and cash equivalents	323,029
Acquired customer contracts	118,366
Other assets	870,208
Other liabilities	(1,869,055)

Net assets	(557,452)

Purchase consideration	1,344

Goodwill	558,796

The excess of purchase consideration over the fair value of net tangible and identifi able intangible assets acquired was recorded as goodwill and is primarily attributed to the synergies expected from marketing expertise and penetration which the acquiree possesses.
Following are details of the purchase price allocated to the intangible assets acquired:

	Amount	Weighted average life
Acquired customer contracts	118,366	3 years

c)	Peoplebay Consultancy Services Private Limited (“Peoplebay”)
During the year ended March 31, 2022, Coverzen entered into a share purchase agreement (dated October 1, 2021) to acquire 100% of the equity interests in Peoplebay Consultancy Services Private Limited for a cash consideration of $134,862. Peoplebay is incorporated in India and is engaged in the business of marketing services which includes product launches, road shows for corporate clients. As on March 31, 2022 the Company has not transferred consideration, however, the Company exercises board control over Peoplebay from the date of share purchase agreement. The financial results of Peoplebay have been included in the consolidated financial statements from the date of share purchase agreement as the Company possess the power to direct the relevant activities of Peoplebay.
The major classes of assets and liabilities to which we have allocated the purchase price were as follows

Cash and cash equivalents	42,688
Acquired customer contracts	217,127
Other assets	210,680
Other liabilities	(394,133)

Net assets	76,362

Purchase consideration	134,862

Goodwill	58,500

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill and is primarily attributed to the synergies expected from marketing expertise and penetration which the acquiree possesses.
Following are details of the purchase price allocated to the intangible assets acquired:

	Amount	Weighted average life
Acquired customer contracts	217,127	3 years

d)	FA Events And Media Private Limited (“FA Events”)
During the year ended March 31, 2022, Coverzen entered into a share purchase agreement, dated October 1, 2021, to acquire 100% of the equity interests in FA Events and Media Private Limited for a cash consideration of $134,862. FA Events is incorporated in India and is engaged in the business of marketing services which includes product launches, road shows for corporate clients. As on March 31, 2022, the Company has not transferred consideration, however, the Company exercises board control over FA Events from the date of share purchase agreement. The financial results of FA events have been included in the Company’s consolidated financial statements from the date of share purchase agreement as the Company possess the power to direct the relevant activities of FA Events.
The major classes of assets and liabilities to which we have allocated the purchase price were as follows:

Cash and cash equivalents	79,082
Intangible assets	77,461
Acquired customer contracts	293,999
Other assets	22,368
Other liabilities	(427,747)

Net assets	45,163

Purchase consideration	134,862

Goodwill	89,699

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill and is primarily attributed to the synergies expected from marketing expertise and penetration which the acquiree possesses.
Following are details of the purchase price allocated to the intangible assets acquired:

	Amount	Weighted average life
Acquired customer contracts	293,999	3 years

e)	Goodwill

	As of December 31, 2022	As of March 31, 2022
The components of Goodwill were as follows:
Acquired Goodwill	1,609,519	1,725,293
Less: Impairment during the period/year	—	—

	1,609,519	1,725,293

A summary of the changes in carrying value of goodwill is as follows:

Opening balance	1,725,293	859,587
Goodwill relating to acquisitions consummated during the year (refer note 16)	—	880,238
Effect of exchange rate changes	(115,774)	(14,532)

Closing balance	1,609,519	1,725,293

17	Preferred share warrants
Each preferred share warrant is exercisable for one series A1 preferred stock at a fixed price, as specified in the warrant agreement. The warrants will expire within ten years from the date of issue. Warrant holders are not entitled to any voting rights or other rights as a stockholder of the Company unless the warrant holder exercises the option. If the Company at any time divides the outstanding shares of series A1 Stock into a greater number of shares (whether pursuant to a stock split, stock dividend or otherwise), and conversely, if the outstanding shares of its series A1 stock are combined into a smaller number of shares, the warrant exercise price in effect immediately prior to such division or combination will be proportionately adjusted to reflect the reduction or increase in the value of each such preferred share.

18	Financial instruments
The Company measures the warrants and convertible notes at fair value. The Company’s warrants and convertible notes are categorized as Level 3 because they are valued based on unobservable inputs and other estimation techniques due to the absence of quoted market prices, inherent lack of liquidity and the tenure of such financial instruments.
Financial instruments measured at fair value on a recurring basis
The following table represents the fair value hierarchy for the Company’s financial instruments measured at fair value on a recurring basis as of December 31, 2022 and March 31, 2022:

	December 31, 2022
	Fair Value Measured using
Particulars	Level 1	Level 2	Level 3	Total
Financial liabilities:
Share warrants	—	—	103,162	103,162
Convertible notes	—	—	17,565,875	17,565,875

	—	—	17,669,037	17,669,037

	March 31, 2022
	Fair Value Measured using
Particulars	Level 1	Level 2	Level 3	Total
Financial liabilities:
Share warrants	—	—	68,675	68,675
Convertible notes	—	—	23,032,002	23,032,002

	—	—	23,100,677	23,100,677

The Company uses a third-party valuation specialist to assist management in its determination of the fair value of its Level 3 classified share warrants and convertible notes. The fair value of these financial instruments is based on market approach which is considered appropriate for determining the enterprise value as an input to determine the fair value of the share warrants and convertible notes. For share warrants, an option pricing model (“OPM”) is employed to determine the fair value of the share warrants. The convertible notes are fair valued by adjusting the fair value of redemption amount with the fair value of the conversion option computed by using an option pricing model. The model involves making key assumptions around the expected time to maturity and volatility.
An increase or decrease in any of the unobservable inputs in isolation, such as the stock price of the Company, short-term revenue projections (12 months forward), marketability adjustments and volatility, could result in a material increase or decrease in our estimate of fair value. In the future, depending on the valuation approaches used, these or other inputs may have a more significant impact on the Company’s estimate of fair value.

The key unobservable inputs include marketability adjustments (between 20%-35%) to the revenue multiples (10x-11x) of comparable companies which is based on comparable market transactions and expected volatility (between 20%-22%) which is based on the volatility of an index of range of small cap companies in Indian scenario.
The following table presents a reconciliation of the Company’s financial liabilities measured and recorded at fair value on a recurring basis as of December 31, 2022 and March 31, 2022, using significant unobservable inputs (Level 3):

	Warrants	Convertible notes
Balance as of March 31, 2021	9,167,326	21,461,917
Change in fair value	1,705,748	1,687,223
Conversion of convertible notes into preferred stock	—	(117,138)
Exercise of share warrants	(10,804,399)	—

Balance as of March 31, 2022	68,675	23,032,002
Change in fair value	34,487	974,887
Conversion of convertible notes into preferred stock	—	(6,441,014)

Balance as of December 31, 2022	103,162	17,565,875

Assets measured at Fair Value on a
non-recurring
basis
The Company’s
non-financial
assets, such as goodwill, intangible assets and property and equipment are adjusted to fair value when an impairment charge is recognized. Such fair value measurements are based predominately on Level 3 inputs.
Non-Marketable
Equity Securities
The Company measures its
non-marketable
equity securities that do not have readily determinable fair values under the measurement alternative at cost less impairment, adjusted by price changes from observable transactions recorded within other income (expense), net in the consolidated statements of operations. The Company’s non-marketable
equity securities are investments in privately held companies without readily determinable fair values and primarily relate to its investment in Daokang and Moonshot. The Company did not record any realized gains or losses for the Company’s non-marketable
equity securities during the year ended December 31, 2022 and March 31, 2022.
Management of risks
Interest rate risk—Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate due to change to market interest rates. The Company is exposed to interest risk for its long term debts where the interest rates are variable according to the market conditions.
Foreign currency risk—
The Company monitors its foreign currency exposures on a regular basis. The operations are primarily denominated in Indian Rupee and the Company does not expect to be exposed to risk arising from movements in foreign currency as the revenues are recognized and expenses are accrued in the same currencies.

19	Commitments and contingencies
Commitments
The Company has entered into binding share purchase agreement to acquire Global Insurance Management Limited and its subsidiary (incorporated in England) and National Automobile Club (incorporated in United

States of America) for a base purchase consideration of £ 5,000,000 and $ 1,750,000 respectively. The base purchase consideration will be adjusted for closing date working capital and other certain adjustments as per the respective share purchase agreement.
Dividend on Preferred stock
Dividend in respect of Preferred stock (Series A and A1 stock) not provided for $440,462 and $ 357,885 as at December 31, 2022 and March 31, 2022, respectively.
Operating leases
The Company leases office space under
non-cancellable
operating lease agreements, which expire on various dates through September 2028. Certain lease agreements include options to renew or terminate the lease, which are not reasonably certain to be exercised and therefore are not factored into the determination of lease payments.
Rent expense for operating leases for the years ended December 31, 2022 and March 31, 2022 was $161,560 and $141,832 respectively.
Future minimum lease payments under
non-cancellable
operating leases as of December 31, 2022, are as follows:

12 months ended December 31,	Operating Lease (USD)
2023	224,427
2024	203,414
2025	127,226
2026	123,357
2027	59,863
Thereafter	30,270

Total minimum future payments	768,557

*	The minimum future payments are translated into USD using the average rate for the period ended December 31, 2022

C.	Litigation and loss contingencies
From time to time, the Company may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, Legal Proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labour and employment rights, privacy, and contractual rights. There are no currently pending Legal Proceedings that the Company believes will have a material adverse impact on the business or consolidated financial statements.

D.	Indemnifications
In the ordinary course of business, the Company enters into contractual arrangements under which the Company agrees to provide indemnification of varying scope and terms to customers, business partners, and other parties with respect to certain matters, including losses arising out of intellectual property infringement claims made by third parties, if the Company has violated applicable laws, if the Company is negligent or commits acts of wilful misconduct, and other liabilities with respect to its products and services and its business. In these circumstances, payment is typically conditional on the other party making a claim pursuant to the procedures specified in the particular contract. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in its consolidated financial statements.

19	Net loss per share
Basic net loss per share attributable to common stockholders is computed by dividing the net loss by the number of weighted-average outstanding common shares. Diluted net loss per share attributable to common stockholders is determined by giving effect to all potential common equivalents during the reporting period, unless including them yields an antidilutive result. The Company considers its preferred stock, convertible notes and share warrants as potential common equivalents, but excluded them from the computation of diluted net loss per share attributable to common stockholders in the periods presented, as their effect was antidilutive.
The following table sets forth the computation of basic net loss per share attributable to common stockholders and preferred stockholders:

Particulars	For the nine months ended December 31, 2022	For the nine months ended December 31, 2021
Numerator:
Net loss attributable to Roadzen, Inc.	(9,529,872)	(8,471,470)
Less: cumulative dividend attributable to preferred stockholders	82,577	66,664

Net loss attributable to Roadzen, Inc. common stockholders	(9,612,449)	(8,538,134)

Denominator:
Weighted-average shares used in computing net loss per share attributable to Roadzen, Inc. common stockholders—basic and diluted	606,425	606,425

Net loss per share attributable to Roadzen, Inc. common stockholders—basic and diluted	(15.85)	(14.08)

The following table summarizes the number of potential common stock equivalents that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented:

Particulars	For the nine months ended December 31, 2022	For the nine months ended December 31, 2021
Share warrants	1,907	66,677
Convertible notes	386,775	516,627
Preferred stock	1,046,179	870,171

Total	1,434,861	1,453,475

21	Income taxes
The Company’s net loss before provision for income taxes for the period/year ended December 31, 2022 and March 31, 2022 was as follows:

Particulars	As of December 31, 2022	As of March 31, 2022
Domestic	(5,806,071)	(8,311,979)
Foreign	(3,932,603)	(1,469,642)

Total	(9,738,674)	(9,781,621)

The components of the provision for income taxes for the period/year ended December 31, 2022 and March 31, 2022 was as follows:

Particulars	As of December 31, 2022	As of March 31, 2022
Current:
Domestic	—	—
Foreign	22,115	114,422

	22,115	114,422

Deferred:
Domestic		(32,778)
Foreign	(68,826)	(56,687)

	(66,826)	(89,465)

Total provision for income taxes	(46,711)	24,957

The following is a reconciliation of the federal statutory income tax rate to the Company’s effective tax rate for the periods ended December 31, 2022 and December 31, 2022 was as follows:

Particulars	For the nine months ended December 31, 2022	For the nine months ended December 31, 2021
Federal statutory income tax rate	21.00%	21.00%
Non-deductible expenses	(2.93%)	2.23%
Valuation allowance	(19.41%)	(19.88%)
Foreign rate differential	1.64%	0.39%
Share warrants	(0.07%)	(4.21%)
Other	0.25%	0.72%

Total provision for income taxes	0.48%	0.25%

The components of the Company’s net deferred tax assets as of the period/ year ended December 31, 2022 and March 31, 2022 was as follows:

Particulars	As of December 31, 2022	As of March 31, 2022
Deferred tax assets:
Net operating loss carryforwards	7,716,440	5,742,033
Unabsorbed depreciation carryforwards	31,808	9,174
Retirement benefits	72,904	53,656
Depreciation and amortization	34,498	25,232
Fair value changes on convertible notes	12,402	3,967
Others	168,400	288,348

Total deferred tax assets	8,036,452	6,122,410
Less: valuation allowance	(7,942,229)	(6,052,307)

Deferred tax assets, net of valuation allowance	94,223	70,103

Deferred tax liabilities:
Intangibles on account of business combination	(71,722)	(117,729)
Net deferred tax assets/ (liabilities)	22,501	(47,626)

Movement in net deferred tax assets:

	As of March 31, 2022	Recognized/ reversed through statements of operations	Impact of currency translation and acquisitions	As of December 31, 2022
Deferred tax assets:
Net operating loss carryforwards	5,742,033	1,974,408	—	7,716,440
Unabsorbed depreciation carryforwards	9,174	22,634	—	31,808
Retirement benefits	53,656	19,248	—	72,904
Depreciation and amortization	25,232	9,265	—	34,498
Fair value changes on convertible notes	3,967	8,435	—	12,402
Others	288,348	(119,948)	—	168,400
Less: valuation allowance	(6,052,307)	(1,889,922)	—	(7,942,229)
Deferred tax liabilities:
Intangibles on account of business combination	(117,729)	46,007	—	(71,722)
Currency translation	—	(1,301)	1,301	—

Net deferred tax assets/ (liabilities)	(47,626)	68,826	1,301	22,501

Particulars	As of March 31, 2021	Recognized/ reversed through statements of operations	Impact of currency translation and acquisitions	As of March 31, 2022
Deferred tax assets:
Net operating loss carryforwards	3,921,905	1,820,128	—	5,742,033
Unabsorbed depreciation carryforwards	8,399	775	—	9,174
Retirement benefits	27,311	26,345	—	53,656
Depreciation and amortization	15,919	9,313	—	25,232
Fair value change on convertible notes	—	3,967	—	3,967
Others	55,267	233,081	—	288,348
Less: valuation allowance	(3,994,222)	(2,058,085)	—	(6,052,307)
Deferred tax liabilities:
Intangibles on account of business combination	(11,039)	(106,690)	—	(117,729)
Gain on convertible notes	(32,778)	32,778	—	—
Currency translation	—	(1,131)	1,131	—
Acquisitions	—	128,985	(128,985)	—

	(9,237)	89,466	(127,854)	(47,626)

The Company regularly reviews its deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing taxable temporary differences and tax planning strategies. The Company’s judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the Company’s income tax provision would increase or decrease in the period in which the assessment is changed. The Company’s valuation allowance increased by $1,889,921 during the period ended December 31, 2022.
The Company has not provided U.S. income taxes and foreign withholding taxes on undistributed earnings of foreign subsidiaries because the Company intends to permanently reinvest such earnings outside the U.S.
Net operating loss and credit carryforwards
As of December 31, 2022, the Company has U.S. federal net operating loss carry forwards of approximately $ 29,371,998. Of which, $ 3,691,578 that were generated prior to the 2018 tax year will begin to expire in 2035 if not utilized. For net operating loss carry forwards arising in tax years beginning after December 31, 2017, the tax act limits the Company’s ability to utilize carry forwards to 80% of taxable income of the particular tax year, however, these operating losses can be carried forward indefinitely. The Company has foreign tax credits of $ 6,018,142 which will expire in 8 years from the end of the assessment year in which these tax credits were originated and unabsorbed depreciation of $ 126,869 which can be carried forward indefinitely.
Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change provisions of IRC Section 382 and similar state provisions. The annual limitation may result in the inability to fully offset future annual taxable income and could result in the expiration of net operating loss carryforwards before utilization. The Company continually reviews the impact to net operating losses of any ownership changes.

Unrecognized tax benefits
The Company has adopted authoritative guidance which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in the Company’s income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company did not have any unrecognized tax benefits with a significant impact on its financial statements as of December 31, 2022 and 2021.
The Company’s major tax jurisdictions are India and the U.S. The U.S. federal, state and foreign jurisdictions have statutes of limitations that generally range from three to six years. Due to the Company’s net losses, substantially all of its federal and state income tax returns are subject to examination for federal and state purposes. The Company believes that it has provided adequate reserves for its income tax uncertainties in all open tax years.

22	Segment reporting
Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision market (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. Accordingly, the Company has determined that it operates in a single reporting segment.

23	Going Concern
The Company has experienced operating losses in current and preceding years. In addition, as of December 31, 2022 and March 31, 2022, the Company had negative operating cash flows and negative working capital position. Despite such conditions, the management was able to alleviate substantial doubt about the Company’s ability to continue as a going concern by securing additional funding through de-SPAC
transaction. The Company has entered into a merger agreement on February 10, 2023. Management has evaluated the funds available through above mentioned arrangements will be sufficient to alleviate the substantial doubt about the Company’s ability to continue as a going concern for next 12 months from the date of authorisation of these financial statements. These financial statements have been prepared on a going concern basis, which assumes that the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business.

24	Subsequent events
As of June 2022, the Company entered into an agreement with AXA Partners Holding S.A to purchase 100% equity shares of
Global Insurance Management and A1 Guarantee Limited
for a consideration of £5,000,000. The acquiree company is a private limited company incorporated in England. Global Insurance Management is part of the AXA group of companies and is leading provider of warranties, insurances and underwriting expert to the manufacturing, banking, motor and affinity market both in the UK and worldwide. This acquisition is expected to be completed during the first quarter of FY
2023-24.
In August 2022, the Company entered into an agreement with
National Automotive Club
to purchase 100% equity shares of National Automotive Club for a consideration of $ 1,750,000. National Automobile Club (‘Seller’) is a company incorporated in the United States and is a nationwide provider of roadside assistance programs to commercial and government enterprises, and a membership organization whose primary purpose is to provide emergency road service to resident motorists of the state of California. This acquisition is expected to be completed during the first quarter of FY
2023-24.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and shareholders of
Global Insurance Management Limited
Opinion
We have audited the accompanying consolidated financial statements of Global Insurance Management Limited and its subsidiary (collectively ‘the Company’) which comprise the consolidated balance sheet as of December 31, 2022, and consolidated reinstated balance sheet as of December 31, 2021, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended and the related notes (collectively referred to as the “consolidated financial statements”).
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and December 31, 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of management for the consolidated financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date the consolidated financial statements are issued.
Auditor’s responsibilities for the audit of the consolidated financial statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
/s/ KNAV P.A.
Atlanta, Georgia
April 24, 2023

Global Insurance Management Limited
Consolidated Balance Sheets
(All amounts are stated in United States Dollars, unless otherwise stated)

	As of
Particulars	December 31, 2022	December 31, 2021 (restated)
Assets
Current assets:
Cash and cash equivalents	17,270,108	21,424,677
Accounts receivable, net	3,786,232	6,819,792
Other current assets	199,110	206,612

Total current assets	21,255,450	28,451,081
Property and equipment, net	31,550	295,995
Operating lease right-of-use assets	252,196	—
Deferred tax asset, net	14,052	15,717
Other assets	—	3,654

Total assets	21,553,248	28,766,447

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	1,420,822	1,932,516
Due to insurers	11,517,806	16,306,256
Income taxes	3,369	4,459
Short-term operating lease liabilities	26,963	—
Other current liabilities	3,244,158	2,041,685

Total current liabilities	16,213,118	20,284,916
Contract liabilities	831,048	1,360,793

Total liabilities	17,044,166	21,645,709

Stockholders’ equity
Common stock of Ordinary A and B shares, $ 1.326 (£1) par value per share, 250,000 shares authorized (Ordinary A, 1,400 shares and Ordinary B, 248,600 shares) ; 250,000 shares (Ordinary A 1,400 shares and Ordinary B 248,600) issued and outstanding as of December 31, 2022 and December 31, 2021 respectively	331,500	331,500
Retained earnings	4,569,971	6,422,604
Accumulated other comprehensive income	(392,389)	366,634

Total stockholders’ equity	4,509,082	7,120,738

Total liabilities and stockholders’ equity	21,553,248	28,766,447

Commitments and Contingencies (refer note 18)
The accompanying notes are an integral part of these consolidated financial statements.

Global Insurance Management Limited
Consolidated Statements of Operations and Comprehensive loss
(All amounts are stated in United States Dollars, unless otherwise stated)

	For the year ended
Particulars	December 31, 2022	December 31, 2021
Revenue	32,683,052	4,896,121
Costs and expenses:
Cost of services (excluding depreciation and amortization expense)	1,855,878	1,438,575
Sales and marketing expenses	28,382,202	—
General and administrative expenses	3,379,709	4,221,685
Depreciation and amortization expenses	29,512	30,022

Total costs and expenses	33,647,301	5,690,282

Loss from operations	(964,904)	(794,161)
Finance expense	(17,623)	(5,721)
Other income/(expense) net	1,061,716	(42,639)

Profit/(loss) before income tax expense	79,844	(842,521)
Income tax expense	655	1,292

Net profit/(loss)	79,189	(843,813)
Other comprehensive income (loss), net of deferred income taxes:
Foreign currency translation adjustments	(759,023)	(79,704)

Total comprehensive loss	(679,834)	(923,517)

The accompanying notes are an integral part of these consolidated financial statements.

Global Insurance Management Limited
Consolidated Statements of Stockholders’ Equity
(All amounts are stated in United States Dollars, except number of shares or unless otherwise stated)

	Common stock		Retained earnings	Accumulated other comprehensive income/ (loss)	Total stockholders’ equity
	Shares	Amount
Balance as of January 1, 2021	250,000	331,500	7,594,821	446,338	8,372,659
Adjustments:
Net loss	—	—	(843,813)	—	(843,813)
Foreign currency translation adjustments	—	—	—	(79,704)	(79,704)

Balance as of December 31, 2021	250,000	331,500	6,751,008	366,634	7,449,142

Dividends declared:
Dividend declared during the year (refer note 23)	—	—	(328,405)	—	(328,405)

Restated balance as of December 31, 2021	250,000	331,500	6,422,603	366,634	7,120,737

Adjustments:
Net profit			79,189		79,189
Foreign currency translation adjustments				(759,023)	(759,023)
Dividends declared:
Dividend declared during the year			(1,931,821)		(1,931,821)

Balance as of December 31, 2022	250,000	331,500	4,569,971	(392,389)	4,509,082

The accompanying notes are an integral part of these consolidated financial statements.

Global Insurance Management Limited
Consolidated Statements of Cash Flows
(All amounts are stated in United States Dollars, unless otherwise stated)

	For the year ended December 31, 2022	For the year ended December 31, 2021
Cash flows from operating activities
Net profit /(loss) after tax	79,190	(843,813)
Adjustments to reconcile net profit/ (loss) to net (cash used)/ generated from operating activities:
Depreciation and amortization	29,512	30,022
Foreign exchange loss/(gains)	(1,116,808)	497,126
Liabilities no longer required written back	(153,026)	(636,584)
Changes in assets and liabilities
Income taxes	(655)	(49,400)
Accounts receivable	3,893,417	(2,848,500)
Other current assets	(83,792)	(29,401)
Due to insurers	(3,606,842)	10,153,973
Accounts payable and accrued expenses	(679,298)	(3,862,526)

Net cash (used in)/ generated from operating activities	(1,638,302)	2,410,897

Cash flows from investing activities
Purchase of equipment	(60,357)	(25,586)

Net cash used in investing activities	(60,357)	(25,586)

Cash flows from financing activities
Dividend paid	(309,404)	—

Net cash (used in)/ generated from financing activities	(309,404)	—

Effect of exchange rate changes on cash and cash equivalents	(2,146,506)	(124,193)

Net change in cash and cash equivalents	(4,154,569)	2,261,118
Cash and cash equivalents at the beginning of the year	21,424,677	19,163,559

Cash and cash equivalents at the end of the year	17,270,108	21,424,677
Supplemental disclosure of cash flow information
Cash paid for income taxes, net of refunds	655	—

Global Insurance Management Limited
Notes to the Consolidated Financial Statements (Amounts in USD)

1.	Organization and nature of operations
Global Insurance Management Limited and its subsidiary A1 Guarantee Limited (collectively, “Global”, or the “Company”) are incorporated in the United Kingdom. The Company is a wholly owned subsidiary of AXA Partners Holdings SA. The Company is engaged in providing insurance support services that includes underwriting, insurance distribution, claim handling and processing to insurance companies and original equipment manufacturers (“OEM’s”).

2.	Significant accounting policies

a)	Basis of presentation and consolidation
The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with the accounting and reporting requirements of generally accepted accounting principles in the United States of America (“US GAAP”) to reflect the consolidated financial position, consolidated results of operations and consolidated cash flows of the Company. The consolidated financial statements include the accounts of Global Insurance Management Limited and its subsidiary, A1 Guarantee Limited. All intercompany balances and transactions have been eliminated. When the Company does not have a controlling interest in an investee but exerts significant influence over the investee, the Company applies the equity method of accounting. The consolidated financial statements are for the fiscal years ended December 31, 2022, and December 31, 2021.

b)	Use of estimates
The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions, which affect the reported amounts in the financial statements and accompanying notes. Estimates are based on historical experience, where applicable, and other assumptions which management believes are reasonable under the circumstances. On an ongoing basis, the Company evaluates its estimates, including those related to the allowance for accounts receivable, fair values of financial instruments, impairment of non-financial
assets, incremental borrowing rate useful lives of property and equipment and intangible assets, income taxes, certain deferred tax assets and tax liabilities, other contingent liabilities and revenue recognition. Although these estimates are inherently subject to judgment and actual results could differ from those estimates, management believes that the estimates used in the preparation of the consolidated financial statements are reasonable.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

c)	Revenue
Revenues consist primarily of revenue from:

•	Distribution fee from underwriting, pricing and distribution

•	Administration fee from Insurance support services & Service plan administration
The Company recognizes revenue at the time of transfer of promised services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. Revenues cannot be recognized until the performance obligation(s) are satisfied and control is transferred to the customer.

Distribution fee
Distribution fee from underwriting and pricing
The Company enters into contract with insurance companies for the purpose of underwriting insurance products for the automotive segment including its pricing on behalf of insurer. The risk of underwriting the insurance contract is covered by the insurer and thus the Company is considered as an agent for the purpose of recognizing revenue. The Company’s performance obligation under the contract is to underwrite and price the policies. The Company generates distribution fee termed as Managing General Agent fee (MGA fee) on provision of those services. The distribution fee is determined as a percentage of net insurance premium payable to the insurer, (net of all commission, royalties and administration fees). Revenue from underwriting and pricing is recognized upfront based on point in time i.e., at the time the policy is issued to the customer.
Distribution fee from selling insurance policies
The Company enters into a contract with Insurance Companies to sell the insurance policies to the end customer/subscriber. The Company’s performance obligation is to identify the end customer and sell insurance policies as per the Financial Service Authority (FSA) rules and regulations for which the Company gets a distribution fee which is recognized upfront based on point in time i.e. at the time the policy is issued to the customer. (Refer to Note 13 for additional details)
Administration fee from Insurance support & Service plan administration
The Company enters into a contract with insurance companies to provide insurance support services which includes premium collection, policy administration, claims handling and processing, customer service, updating customer files etc. to the policyholders/subscribers. Revenue is recognized over time as the performance obligations are satisfied through effort expended to research, investigate, evaluate, document and processing the claim and control of these services transferred to customer. The Company’s obligation to manage and process the claims under insurance support services can range from one to seven years. The Company receives administration fees from its customers at inception of the contract prior to completion of transferring the services to the customer.
The Company’s performance obligation under these contracts is to provide the above services as a stand ready obligation. The obligation to provide insurance services lies with the insurer and the group has no interest other than the commission/ management fee retained. The Company provides the above services on behalf of the insurance companies and accordingly is considered as agent for the purpose of recognizing revenue.
The Company enters into a contract with Original Equipment Manufacturer (‘OEMs’) primarily to administer the service plans/ extended warranty schemes launched by OEM’s. The Company’s performance obligation under the contract is scheme administration. The Company acts on behalf of the OEM’s and accordingly is considered as agent for the purpose of recognizing revenue as the primary obligation to fulfil the extended warranty schemes is of the OEM’s. The administration fees received from provision of service plan administration is recorded ratably over the tenure of contract which usually ranges from one year to seven years.

d)	Contract liabilities
Contract liabilities consist of amounts paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria described above.
When the Company receives consideration from a customer prior to transferring services (insurance support services and service plan administration) to the customer, it records deferred revenue on the

Company’s consolidated balance sheets, which represents a contract liability. Contract liabilities are classified as current in the consolidated balance sheet under other current liabilities when the revenue recognition associated with the related customer payments and invoicing is expected to occur within one year and as contract liabilities when the revenue recognition associated with the related customer payments and invoicing is expected to occur in more than one year from the balance sheet date.

e)	Cost of services
Company’s cost of services includes cost of employees, third party service costs and other direct expenses related to facilities.
Costs forming part of cost of services are recognized as incurred.

f)	Sales and marketing expenses
This function includes expenses incurred directly or indirectly by the marketing function of the business. The Company establishes arrangements through which insurance products are sold and marketed through dealer network in compliance with FSA rules and regulations. The costs related to dealer commission incurred by the Company directly is recognized as customer acquisition cost in sales and marketing expenses as and when incurred on each contract separately since these costs are not expected to be recovered.

g)	Cash and cash equivalents
Cash and cash equivalents primarily represent cash balances in current bank accounts. The Company considers all short-term deposits with an original maturity of three months or less, when purchased, to be cash equivalents.
The Company collects funds as premium from insured customers and maintains those funds for the purpose of providing insurance support services.

h)	Accounts receivable, net
The Company classifies its right to consideration in exchange for deliverables as either accounts receivable or a contract asset. An account receivable is a right to consideration that is unconditional (i.e., only the passage of time is required before payment is due). The payment terms are generally 30 to 90 days from the invoice date Accounts receivable are stated net of allowance for doubtful accounts. Outstanding accounts receivable are reviewed periodically, and allowances are provided for the estimated amount of receivables that may not be collected. Accounts receivable, less allowance for doubtful accounts, reflect the net realizable value of receivables and approximate fair value. In establishing the required allowance, management considers customers’ financial conditions, the amount of receivables in dispute, historical experience and the current receivables’ aging, which are reviewed periodically and as needed. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet
credit exposure related to its customers.

i)	Property and equipment
Property and equipment represent the costs of, furniture and fixtures, office and computer equipment. Cost also includes any costs necessarily incurred to bring asset to the condition and location necessary for its intended use. Property and equipment are stated at cost, less accumulated depreciation and impairment losses. Depreciation is calculated using the straight-line method over the assets’ estimated useful lives as follows:

Assets	Useful life in years
Computers	3-5 years
Furniture and fixtures	3-5 years
Office equipment	3-5 years
The Company reviews the remaining estimated useful lives of its property and equipment on an ongoing basis. Management is required to use judgment in determining the estimated useful lives of such assets. Changes in circumstances such as technological advances, changes to the Company’s business model, changes in the Company’s business strategy, or changes in the planned use of property and equipment could result in the actual useful lives differing from the Company’s current estimates. In cases where the Company determines that the estimated useful life of property and equipment should be shortened or extended, the Company would apply the new estimated useful life prospectively.
The Company reviews property and equipment for impairment when events or circumstances indicate the carrying amount may not be recoverable.
Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the consolidated balance sheet and the resulting gain or loss is reflected in Consolidated Statements of Operation and Comprehensive loss.

j)	Intangibles, net
The Company capitalizes costs incurred on its
internal-use
software during the application development stage as intangibles under development. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Once the developed software is available for intended use, capitalization ceases, and the Company estimates the useful life of the asset and begins amortization.
Internal-use
software is amortized on a straight-line basis over its estimated useful life which is generally five to seven years.,
The Company evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

k)	Impairment of long-lived assets
Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Such assets are considered to be impaired if the carrying amount of the assets is higher than the future undiscounted net cash flows expected to be generated from the assets. The impairment amount to be recognized is measured by the amount by which the carrying value of the assets exceeds its fair value.
The estimated useful life of an identified long-lived asset is based on a number of factors including the effects of obsolescence, demand, competition, and other economic factors (such as the stability of the industry and known technological advances) and level of maintenance expenditures required to obtain the expected future cash flows from the asset.

l)	Leases
The Company as a lessee—operating leases
Effective January 1, 2022, the Company has accounted for leases in accordance with Accounting Standards Codification (“ASC”) 842, Leases (“ASC 842”). The standard establishes a right-of-use
(ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the Consolidated Statements of Operations and Comprehensive loss.
The Company adopted ASC 842 using a modified retrospective transition approach as permitted by the amendments of ASU
2018-11
Leases (Topic 842): Target Improvements, which provides an alternative modified retrospective transition method. As a result, the Company is not required to adjust the comparative period financial information for effects of the standard or make the new required lease disclosures for periods before the date of adoption (i.e., January 1, 2022). The Company has elected to adopt the package of transition practical expedients and, therefore, has not reassessed (i) whether existing or expired contracts contain a lease, (ii) lease classification for existing or expired leases, or (iii) the accounting for initial direct costs that were previously capitalized. The Company does not recognize short term leases that have a term of twelve months or less as ROU assets or lease liabilities. The Company’s short-term leases are not material and do not have a material impact on its ROU assets or lease liabilities.
The Company determines if an arrangement is a lease at contract inception. A lease exists when a contract conveys to the customer the right to control the use of identified property, or equipment for a period of time in exchange for consideration. The definition of a lease embodies two conditions: (i) there is an identified asset in the contract that is land or a depreciable asset, and (ii) the customer has a right to control the use of the identified asset. The Company entered into lease contracts for office premises. Upon adoption, the Company recognized USD 88,588 of ROU assets and lease liabilities on the consolidated Balance Sheets. See Note 18 for additional disclosures related to leases.
ROU assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred, less any lease incentives received. The lease liabilities are initially measured at the present value of the unpaid lease payments at the lease commencement date. Lease expense, for operating leases, is recognized on a straight-line basis over the lease term.
The incremental borrowing rate is used as the discount rate to calculate present value of lease payments and determine lease assets and liabilities, as the rate implicit in the lease is not determinable. The incremental borrowing rate represents the rate of interest the Company would have to pay to borrow on a collateralized loan over a similar term an amount equal to the lease payments in a similar economic environment. The Company has adopted Govt bond discount rate as its incremental borrowing rate. Operating lease assets also include prepaid lease payments and incentives received before lease commencement.
Leases with renewal options are included if deemed reasonably certain to be exercised. The exercise of renewal options for office space is at the Company’s discretion.
The Company does not currently maintain any finance lease arrangements.

m)	Fair value measurements and financial instruments
The Company holds financial instruments that are measured at fair value or fair value is used for disclosure purposes. Fair value is determined in accordance with a fair value hierarchy that prioritizes the inputs and assumptions used, and the valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described as follows:
Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.
The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and established a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses and other liabilities approximate fair value due to their relatively short maturities.

n)	Foreign currency
Functional currency
The functional currency for the Company is the British Pound Sterling (GBP). All assets and liabilities denominated in foreign currency are translated using exchange rates in effect at the end of the year. Revenues and expenses are translated using the average exchange rate for the reporting period. The resulting cumulative translation adjustments are presented as a separate component of consolidated stockholders’ equity as accumulated comprehensive income (loss).
Functional currency translation.
The consolidated financial statements are reported in the United States Dollars (USD). All transactions in foreign currencies are translated to the respective functional currencies using the prevailing exchange rates on the date of such transactions. All monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate at the reporting date. All nonmonetary assets and liabilities that are measured at fair value in a foreign currency are translated to the functional currency at the exchange rate when the fair value was determined. All foreign currency differences are generally recognized in the consolidated statement of operation and comprehensive loss, except for non-monetary
items denominated in foreign currency and measured based on historical cost, as they are not translated.

o)	Employee defined contribution plan
The Company contributes to a defined contribution plan which is a pension plan under which fixed contributions are paid into a pension fund and the Company has no legal or constructive obligation to pay further contributions even if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.
The contribution made in the defined contribution plan is charged in the Company’s consolidated statement of operation and comprehensive loss in the period in which the services are rendered by the employees.

p)	Operating Segments
Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision marker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. Accordingly, the Company has determined that it operates in a single reporting segment.

q)	Income/(loss) per share attributable to common shareholders
Basic earnings per share (“EPS”) is computed by dividing Net income (loss) attributable to Global Insurance Management Ltd by the weighted-average number of shares of Ordinary A and Ordinary B outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, resulting in the issuance of shares of Ordinary A and Ordinary B Common Stock that would then share in the earnings of Global Insurance Management Ltd. In periods in which the Company reports a net loss available to stockholders, diluted net loss per share available to stockholders would be the same as basic net loss per share available to stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

r)	Income taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered.
The Company accounts for uncertainty in tax positions recognized in the consolidated financial statements by recognizing a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not
recognition threshold at the effective date to be recognized.
As of the years ended December 31, 2022 and December 31, 2021, the Company had no unrecognized tax benefits and does not anticipate any significant change to the unrecognized tax benefit balance
Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their tax bases and for all operating loss and tax credit carryforwards, if any. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in the consolidated statement of operation and comprehensive loss in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryback or carryforward periods available under the applicable tax law.
The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the Company’s income tax provision would increase or decrease in the period in which the assessment is changed.

s)	Commitments and contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Contingent liabilities are not recognized but are disclosed in the notes to the consolidated financial statements. Contingent assets are neither recognized nor disclosed in the consolidated financial statements.

t)	Recently issued accounting pronouncements and not yet adopted

i.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU
2016-13
requires measurement and recognition of expected credit losses for financial assets by requiring an allowance to be recorded as an offset to the amortized cost of such assets. ASU
2016-13
will become effective for the Company on April 1, 2023, and the modified retrospective approach is the only available option, with a cumulative effect adjustment recorded to accumulated earnings (deficit) as of the date of the adoption. The Company is evaluating the impact of adopting this standard on its consolidated carve-out
financial statements.

ii.
In October 2021, the FASB issued ASU
2021-08,
Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. ASU
2021-08
will become effective for public entities for fiscal years beginning after December 15, 2022, to be applied prospectively to business combinations occurring on or after the effective date of the ASU, with early adoption permitted. The adoption of this standard will have no impact to the Company’s historical consolidated carve-out
financial statements.

3. Cash and cash equivalents

	As of December 31, 2022	As of December 31, 2021
Balances with banks in current accounts	17,269,878	21,424,342
Cash in hand	230	335

Total	17,270,108	21,424,677

4. Accounts receivable, net

	As of December 31, 2022	As of December 31, 2021
Accounts receivable	3,786,232	6,819,792
Less: allowance for doubtful accounts	—	—

Accounts receivable, net	3,786,232	6,819,792

5. Other current assets

	As of December 31, 2022	As of December 31, 2021
Prepaid expenses	195,533	167,490
Other advances	3,577	39,122

Total	199,110	206,612

6. Property and equipment, net
The components of property and equipment, net was as follows:

	As of December 31, 2022	As of December 31, 2021
Computer	183,802	131,411
Leased building	—	279,183
Furniture & Fixtures	102,449	19,312

Total	286,251	429,906
Less: Accumulated depreciation	(254,701)	(133,911)

Property and equipment, net	31,550	295,995

7. Intangible assets, net
The components of intangible assets, net was as follows:

	As of December 31, 2022	As of December 31, 2021
Computer Software	240,542	269,054
Less: Accumulated amortisation	(240,542)	(269,054)

Intangible assets, net	(0)	(0)

8. Accounts payable and accrued expenses

	As of December 31, 2022	As of December 31, 2021
Accounts Payable	705,714	1,627,462
Accrued Expenses	715,108	305,054

Total	1,420,822	1,932,516

9. Due to insurers
Due to insurer represents the net amounts of premium due to insurer based on the respective contract with each insurer. The net amount due is equal to the gross written premium less the Company’s distribution fee for policies that have reached their effective date. Sum due to insurer includes $2,838,617 and $3,175,083 in the year ended December 31, 2022 and 2021 respectively, which represents funds from the insurer to meet working capital requirements/ contingencies arising out of claim settlement.
10. Provision for income tax

	As of December 31, 2022	As of December 31, 2021
Provision for income tax	3,369	4,459

Total	3,369	4,459

11. Other current liabilities

	As of December 31, 2022	As of December 31, 2021
Statutory liabilities	128,869	159,081
Dividend Payable (restated)—refer note 23	1,931,821	326,715
Deferred revenue	1,183,468	1,555,889

Total	3,244,158	2,041,685

12. Contract liabilities

	As of December 31, 2022	As of December 31, 2021
Deferred revenue—Non current	831,048	1,360,793

Total	831,048	1,360,793

13. Revenue
The following table summarizes revenue by the Company’s service offerings:

Revenue from services	For the year ended December 31, 2022	For the year ended December 31, 2021
Distribution fee from underwriting, pricing and distribution*	29,327,067	1,556,155
Administration fee from Insurance support services & Service plan administration	3,355,985	3,339,966

Total	32,683,052	4,896,121

*
During the current year, the Company has modified the existing arrangement with the insurer where the Company can distribute insurance products directly to customers or through wholesale insurance intermediaries. The Company acts as a principal in the new arrangement with the insurer and has the right to determine the commission payable to intermediaries within the permissible limits prescribed Financial Services Authority (FSA) rules and regulations. The distribution fee has been accounted as per the agreed contractual terms with the insurer.

Point in time and over time revenue recognition
The Company recognized its revenue for the periods ended December 31, 2022 and December 31, 2021 as follows:

	December 31, 2022	December 31, 2021
Distribution fee—Point in time	29,327,067	1,556,155
Administration fee—Over time	3,355,985	3,339,966

Total	32,683,052	4,896,121

14. Contract balances
The following table provides information about receivables and contract liabilities from contracts with customers

	For the year ended December 31, 2022	For the year ended December 31, 2021
Contract liabilities
Deferred revenue—current	1,183,468	1,555,889
Deferred revenue—Non current	831,048	1,360,793

Total contract liabilities	2,014,516	2,916,682

The Company records deferred revenues when cash payments are received or due in advance of Company’s performance. Deferred revenues primarily relate to distribution fee and administration fee. The amount of revenue recognized in the year ended December 31, 2022 that was included in the deferred revenue balance as of December 31, 2021 was $1,473,449. The amount of revenue recognized in the year ended December 31, 2021 that was included in the deferred revenue balance as of December 31, 2020 was $1,375,933. The Company’s remaining performance obligations in contracts with customers will be completed within one to seven years from the reporting date.
15. Other income/(expense) net

	For the year ended December 31, 2022	For the year ended December 31, 2021
Interest Income	62	150
Miscellaneous income*	153,026	636,584
Foreign exchange fluctuation gain/(loss)	908,628	(679,373)

Total	1,061,716	(42,639)

*
(Miscellaneous income includes write back of trade payable balances $285,400 and $651,113 during the year December 2022 and December 2021 respectively which were outstanding for a longer period and trade receivable balance of $132,374 and $15,383 which were written off during the year December 2022 and December 2021 respectively.)

16. Income taxes
The components of the provision for income taxes for the years ended December 31, 2022 and December 31, 2021 was as follows:

Particulars	For the year ended December 31, 2022	For the year ended December 31, 2021
Current taxes	655	—
Deferred taxes	—	1,292

Total provision for income taxes	655	1,292

17. Deferred Tax
The components of the Company’s net deferred tax assets as of the years ended December 31, 2022, and December 31, 2021 was as follows:

Particulars	As of December 31, 2022	As of December 31, 2021
Deferred tax assets:
Net operating loss carry forwards	73,565	88,611
Depreciation and amortization	31,129	38,512
Deferred revenue	(89,465)	(195,248)
Balance written back	338,962	278,097
Others	18,671	17,224

Total deferred tax assets	372,862	227,196
Less: valuation allowance	(358,810)	(211,479)

Deferred tax assets, net of valuation allowance	14,052	15,717
The Company regularly reviews its deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing taxable temporary differences and tax planning strategies. The Company’s judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the Company’s income tax provision would increase or decrease in the period in which the assessment is changed.
The Company has Net Operating Losses (NOL), carry forwards of USD 387,185 and USD 466,375 as of December 31, 2022 and 2021 respectively, which if unutilized will expire based on various statutes.
The following is a reconciliation of the federal statutory income tax rate to the Company’s effective tax rate for the year ended December 31, 2022 and December 31, 2021 was as follows:

Particulars	For the period ended December 31, 2022	For the period ended December 31, 2021
Federal statutory income tax rate	19.00%	19.00%
Valuation allowance	184.52%	(2.36%)
Other	(202.70%)	(16.79%)

Total provision for income taxes	0.82%	(0.15%)

18. Commitments and contingencies
Operating leases
The Company leases parking spaces, buildings, telephone systems and cars under operating lease agreements. Certain lease agreements include options to renew or terminate the lease, which are not reasonably certain to be exercised and therefore are not factored into the determination of lease payments. The lease agreements do not contain any material residual value guarantees or material restrictive covenants. The components of lease cost for the year ended December 31, 2022 is summarized below:

i) The following tables presents the various components of lease costs:

Particulars	Year Ended 31 December 2022 (USD)
Lease:
Operating lease cost	58,359
Short-term lease cost	10,536

Total lease cost	68,895

ii) The following table presents supplemental information relating to the cash flow and non cash flows arising from lease transactions. Cash payments related to short-term leases are not included in the measurement of operating liabilities, and, as such, are excluded from the amounts below.

Particulars	Year Ended 31 December 2022 (USD)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	57,668
Right-of-use assets obtained in exchange for lease obligations:
Operating Assets	88,588
iii) Balance sheet information related to leases are as follows:

Particulars	Year Ended 31 December 2022 (USD)
Operating Leases:
Operating Lease ROU Asset, net	252,196
Other current liabilities	26,963
Operating Lease Liabilities*	—
Total operating lease liabilities	26,963
iv) Weighted Average Remaining Lease Term (In years)

Year Ended 31 December 2022
Operating Leases	0.48
v) Weighted Average Discount Rate

Year Ended 31 December 2022
Operating Leases	4.25%

vi) Maturities of lease liabilities were as follows:

Particulars	Lease Liabilities (USD)
For Year Ended 31 st December:
2023	27,221
Thereafter	—
Total Lease Payments	27,221
Less: Imputed Interest	(258)
Total	26,963

*	The lease liabilities are translated into USD using the closing rate for the year ended December 31, 2022
19. Related party transactions
1) Related parties with whom transactions have taken place during the year:

Party name	Relationship
AXA Partners Holding SA	Parent company
AXA Services Ltd	Affiliate of the entity
AXA UK Plc	Affiliate of the entity
AXA France IARD S.A	Affiliate of the entity
Inter Partner Assistance Company	Affiliate of the entity
AXA Insurance Pte Ltd	Affiliate of the entity
Societe Generale Insurance Russia	Affiliate of the entity
AXA General Insurance Hong Kong Limited	Affiliate of the entity
AXA Sigorta	Affiliate of the entity
AXA Affin General Insurance Berhad	Affiliate of the entity
IPA Partner Assistance S.A	Ultimate parent company
2) Summary of the transactions with related parties as follows:

Transactions during the year	For the year ended
	December 31, 2022	December 31, 2021
AXA Services Ltd
Expense incurred on behalf of the Company	3,845	—
AXA UK PLC
Expense incurred on behalf of the Company	32,941	—
Services rendered	64,075	68,010
AXA Affin General Insurance Berhad
Services rendered	68,876	71,240
AXA France IARD SA
Services rendered	21,911	—
Distribution fee from underwriting, pricing and distribution	29,327,066	1,556,156
Services received during the year	—	350,962

3) Balance at the year end

	As at
	December 31, 2022	December 31, 2021
- in respect of transactions with related parties
AXA Partners Holding SA
-(Payable) / Receivable, net	—	131,954
AXA Services Ltd
-(Payable) / Receivable, net	(5,081)	—
AXA France IARD SA
-(Payable) / Receivable, net	59,564	61,077
-(Payable) / Receivable, net (covered in due to insurer)	(11,331,788)	(17,154,996)
AXA Affin General Insurance Berhad
-(Payable) / Receivable, net	68,876	71,240
AXA Assistance UK Plc
-(Payable) / Receivable, net	(145)	—
20. Litigation and loss contingencies
From time to time, the Company may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, Legal Proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labor and employment rights, privacy, and contractual rights. There are no currently pending Legal Proceedings that the Company believes will have a material adverse impact on the business or consolidated financial statements.
21. Indemnifications
In the ordinary course of business, the Company enters into contractual arrangements under which the Company agrees to provide indemnification of varying scope and terms to customers, business partners, and other parties with respect to certain matters, including losses arising out of intellectual property infringement claims made by third parties, if the Company has violated applicable laws, if the Company is negligent or commits acts of wilful misconduct, and other liabilities with respect to its products and services and its business. In these circumstances, payment is typically conditional on the other party making a claim pursuant to the procedures specified in the particular contract. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in its consolidated financial statements.
22. Material events
In June 2022, the Company entered into a securities purchase agreement (“Purchase agreement”) with Roadzen, Inc. a Delaware corporation and stockholders’ of the Company, pursuant to which Roadzen, Inc. shall acquire all of the common stock of the Company from the existing stockholders’ for a total purchase price of USD 6,049,000, subject to adjustment as set forth in the purchase agreement. The acquisition of the Company’s remains subject to the satisfaction of certain customary closing conditions and the Company anticipates the closing to occur in the second quarter of year 2023.
23. Restatement of consolidated financial statements
During the year 2021, the board had declared an annual dividend of USD 328,405. The liability was not recorded in FY 2021 and the dividend was paid in the current FY ended December 2022. As a result, the previous period numbers have been restated in the current period consolidated financial statements and the change will have an impact on liability and consolidated Statement of Changes in Equity (SOCIE). The balance in SOCIE will be reduced from USD 6,751,008 to USD 6,422,603 as compared to the previously issued consolidated financial statements.
The following table summarise the impacts on the Group’s consolidated financial statements
Consolidated Balance Sheet

	Impact of correction of error
As at December 31, 2021 (In USD)	As previously reported	Adjustments	As restated
Total Assets	28,766,447	—	28,766,447
Accounts payable and accrued expenses	1,932,516	—	1,932,516
Due to insurers	16,306,256	—	16,306,256
Income taxes	4,459	—	4,459
Other current liabilities	1,714,970	326,715	2,041,685
Total current liabilities	19,958,201	326,715	20,284,916
Contract liabilities	1,360,793	—	1,360,793
Total liabilities	21,318,994	326,715	21,645,709
Common Stock	331,500	—	331,500
Retained earnings	6,751,009	(328,405)	6,422,604
Accumulated other comprehensive income	364,944	1,690	366,634
Total equity	7,447,453	—	7,120,738
Total liabilities and stockholders’ equity	28,766,447	326,715	28,766,447

24. Subsequent events
The Company evaluated all events and transactions that occurred after December 31, 2022, through the date the consolidated financial statements were issued. Based on the evaluation, the Company is not aware of any other events or transactions that would require recognition or disclosure in the consolidated financial statements.

INDEPENDENT AUDITOR’S REPORT
Board of Directors
National Automobile Club
Opinion
We have audited the financial statements of National Automobile Club (the “Company”), which comprise the balance sheets as of December 31, 2022 and 2021, the related statements of operations and other comprehensive (loss) income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audits.
SingerLewak LLP
San Jose, California
April 19, 2023

NATIONAL AUTOMOBILE CLUB
BALANCE SHEETS
December 31, 2022 and 2021
ASSETS

	2022	2021
Current assets
Cash and cash equivalents	$2,917,521	$1,004,409
Investments	1,000,000	3,407,847
Accounts receivable, net of allowance for doubtful accounts of $32,122 and $29,608, respectively	1,449,318	869,539
Income taxes receivable	10,370	—
Other receivable	39,005	—
Prepaid expenses	21,291	27,398

Total current assets	5,437,505	5,309,193

Noncurrent assets
Equipment and leasehold improvements, net of accumulated depreciation of $41,214 and $75,295, respectively	—	2,491
Software, net of accumulated amortization of $1,429,565 and $1,382,848, respectively	25,438	77,082
Pension asset	—	349,866
Right-of-use asset	44,904	—
Other assets	9,077	12,744

Total assets	$5,516,924	$5,751,376

(Continued)

NATIONAL AUTOMOBILE CLUB
BALANCE SHEETS
December 31, 2022 and 2021

LIABILITIES AND STOCKHOLDERS’ EQUITY
	2022	2021
Current liabilities
Notes payable	$—	$284,995
Accounts payable	427,125	291,963
Accrued expenses and other liabilities	272,217	292,824
Lease liability	45,520	—
Deferred revenues	125,871	134,847

Total current liabilities	870,733	1,004,629

Stockholders’ equity
Common stock, no par value, 5,000 shares authorized, 4,509 shares issued and outstanding	123,500	123,500
Additional paid-in capital	389,683	166,236
Unearned ESOP shares (2,000 and 2,250 shares, respectively)	(57,274)	(59,507)
Retained earnings	4,190,282	5,070,861
Accumulated other comprehensive loss	—	(554,343)

Total stockholders’ equity	4,646,191	4,746,747

Total liabilities and stockholders’ equity	$5,516,924	$5,751,376

(Concluded)

NATIONAL AUTOMOBILE CLUB
STATEMENTS OF OPEREATIONS AND OTHER COMPREHENSIVE (LOSS) INCOME
Years Ended December 31, 2022 and 2021

	2022	2021
Operating revenue:
Commercial revenue	$12,108,791	$8,300,739
Membership dues	244,816	272,439

	12,353,607	8,573,178

Operating expenses:
Cost of revenue	9,832,498	6,682,997
Sales and marketing	350,310	230,498
General and administrative	1,899,795	1,390,929

	12,082,603	8,304,424

Operating income	271,004	268,754

Financial income (expense):
Interest income (expense)	2,030	(154)
Unrealized loss on investments	(458,277)	(37,325)
Forgiveness of PPP loan	284,995	284,997
Loss on pension plan settlement	(910,753)	—
Investment (loss) income, net	(68,139)	585,410

	(1,150,144)	832,928

(Loss) Income before income tax expense	(879,140)	1,101,682
Income tax expense	(1,439)	(8,906)

Net (loss) income	$(880,579)	$1,092,776

Net (loss) income	$(880,579)	$1,092,776
Other comprehensive income, net of tax:
Change in pension liability	554,343	102,611

Comprehensive (loss) income	$(326,236)	$1,195,387

NATIONAL AUTOMOBILE CLUB
STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2022 and 2021

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance—January 1, 2021	$123,500	$94,487	$(74,100)	$3,978,085	$(656,954)	$3,465,018
Net income	—	—	—	1,092,776	—	1,092,776
Other comprehensive income	—	—	—	—	102,611	102,611
ESOP shares allocated	—	71,749	14,593	—	—	86,342

Balance—December 31, 2021	123,500	166,236	(59,507)	5,070,861	(554,343)	4,746,747
Net loss	—	—	—	(880,579)	—	(880,579)
Other comprehensive income	—	—	—	—	554,343	554,343
ESOP shares allocated	—	223,447	2,233	—	—	225,680

Balance—December 31, 2022	$123,500	$389,683	$(57,274)	$4,190,282	$—	$4,646,191

NATIONAL AUTOMOBILE CLUB
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2022 and 2021

	2022	2021
Cash flows from operating activities
Net (loss) income	$(880,579)	$1,092,776
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Bad debt expense	43,000	—
Depreciation and amortization	54,135	101,530
Non-cash lease operating expense	108,733	—
Unrealized loss on investments, net	458,277	37,325
Realized loss (gain) on investments, net	114,844	(543,305)
Gains from PPP loan forgiveness	(284,995)	(284,997)
Allocation of ESOP shares	225,680	86,342
Noncash pension plan benefit	(6,544)	(40,881)
Loss on pension plan settlement	910,753	—
Changes in operating assets and liabilities:
Accounts receivable	(622,779)	(373,797)
Income tax receivable	(10,370)	—
Other receivable	(39,005)	—
Prepaid expenses	6,107	5,137
Other assets	3,667	—
Accounts payable	135,162	11,017
Accrued expenses and other liabilities	(20,607)	82,694
Operating lease liabilities	(108,117)	—
Deferred revenues	(8,976)	(17,890)

Net cash provided by operating activities	78,386	155,951

Cash flows from investing activities
Proceeds from sales of investments	2,834,726	2,027,431
Purchases of investments	(1,000,000)	(2,313,650)

Net cash provided by (used in) investing activities	1,834,726	(286,219)

Cash flows from financing activities
Proceeds from notes payable	—	284,995

Net cash provided by financing activities	—	284,995

Net increase in cash and cash equivalents	1,913,112	154,727
Cash and cash equivalents:
Beginning	1,004,409	849,682

Ending	$2,917,521	$1,004,409

Supplemental Disclosure of Cash Flow Information
Cash payments for income taxes	$22,486	$800

NATIONAL AUTOMOBILE CLUB
NOTES TO FINANCIAL STATEMENTS
NOTE 1 – NATURE OF BUSINESS
National Automobile Club (the “Company”) is a nationwide provider of roadside assistance programs to commercial and government enterprises, and a membership organization whose primary purpose is to provide emergency road services to resident motorists of the State of California. The Company is wholly owned by the National Automobile Club Employee Stock Ownership Trust.
NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual events and results could differ from those estimates. The Company’s most significant estimates and judgements relate to estimated roadside service accruals, allowance for doubtful accounts, useful lives of software, equipment, leasehold improvements, incremental borrowing rate used in calculating the lease obligation and right-of-use
asset, and the fair value of the Company’s common stock.
Cash Equivalents
The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 2022 and December 31, 2021, cash and cash equivalents consisted of cash deposited with banks, money market funds and investments in United States treasury bills.
Accounts Receivable
Accounts receivable are reported at the amount management expects to collect from outstanding balances. Differences between the amount due and the amount management expects to collect are recognized as bad debt expense in the year in which those differences are determined, with an offsetting entry to the valuation allowance for accounts receivable. Balances that are still outstanding after management has made reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.
Revenue Recognition
The Company derives its revenues from membership and commercial revenues. The Company determines the amount of revenue to be recognized through the following steps:

•
Identification of the contract(s) with a customer – For commercial revenue, the Company’s contracts with customers are based on roadside assistance plans with specified fees. For membership revenue, the Company’s contracts with customers are subscription-based contracts.

NATIONAL AUTOMOBILE CLUB
NOTES TO FINANCIAL STATEMENTS
NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)
Revenue Recognition
 (Continued)

•
Identification of the performance obligations in the contract – For commercial revenue, the Company provides roadside assistance to customers. For membership revenue, the Company makes available defined limited road assistance services to its members for a specified contract period, generally one year.

•
Determination of the transaction price – For commercial revenue, the Company charges its customers for different types of roadside assistance. For membership revenue, the Company charges its members annual membership fees.

•
Allocation of the transaction price to the performance obligations in the contract – The Company’s commercial and membership revenues, respectively, have one performance obligation; accordingly, no allocation is required.

•
Recognition of revenue when or as the Company satisfies the performance obligation – For commercial revenue, the Company recognizes revenue when services have been provided to its customers. For membership revenue, the Company recognizes membership fees ratably over the membership period and unearned membership fees are deferred on the balance sheet.

Point in time and over time revenue recognition
The Company recognized its revenue for the years ended December 31, as follows:

	2022	2021
Commercial revenue – point in time	$12,108,791	$8,300,739
Membership revenue – over time	244,816	272,439

	$12,353,607	$8,573,178

Payment terms on invoiced amounts are typically 30 days. In instances where the timing of revenue recognition differs from the timing of the right to invoice, the Company has determined that a significant financing component generally does not exist. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing services and not to receive financing from or provide financing to the customer.
The Company excludes from revenue sales taxes and other government-assessed and imposed taxes on revenue generating activities that are invoiced to customers.
As of January 1, 2021, the Company’s accounts receivable and deferred revenue amounted to $495,742 and $152,737, respectively.
Investments
The Company’s investments consisted of equity securities and mutual funds (see Note 4), which are reported at estimated fair value.
Quoted market prices in active markets for identical assets are available for these investments, therefore, according to U.S. GAAP, these investments are classified as Level 1 (as defined below). For the years ended December 31, 2022 and 2021, realized gains or losses are included in investment (loss) income in the accompanying Statements of Operations and Comprehensive (Loss) Income. The cost of investments sold is determined using the specific identification method.

NATIONAL AUTOMOBILE CLUB
NOTES TO FINANCIAL STATEMENTS
NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

Equipment and Leasehold Improvements
Equipment is stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful life of the assets, generally three to five years.
Leasehold improvements are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the lesser of the remaining term of the applicable lease or the estimated useful life of the assets, generally three to five years. Depreciation expense amounted to $2,492 and $6,622 for the years ended December 31, 2022 and 2021, respectively.
Software
Software is stated at cost, less accumulated amortization. Amortization is calculated using the straight-line method over the estimated useful life of the assets, generally three to five years. Amortization expense amounted to $51,644 and $94,909 for the years ended December 31, 2022 and 2021, respectively.
Impairment of Long-lived Assets
Management reviews long-lived assets for impairments whenever changes in events or circumstances indicate that the assets may be impaired. An impairment loss is recorded when the net book value of the asset exceeds its fair value. If the asset is determined to be impaired, the asset is written down to its realizable value, and the loss is recognized in income from operations in the period when such determination is made. No impairment charges were recorded during the years ended December 31, 2022 and 2021.
PPP Loan
Loans obtained under the Payroll Protection Program of the CARES Act (the “PPP loan”) were accounted for in accordance with ASC Topic 470,
Debt
. The Company classified the PPP loan as a current liability as of December 31, 2021, as it was forgiven in December 2022 (see Note 6). The accrued interest was immaterial as of December 31, 2021.
The Company derecognized the PPP loan only when the PPP loan was formally forgiven by the Small Business Administration, and recognized a gain from the forgiveness of the PPP loan. The resulting gain from the forgiveness of the loan was measured based on the total loan balance plus any accrued interest at the PPP loan derecognition date.
Fair Value Measurements
U.S. GAAP clarifies fair value as an exit price, establishes a hierarchal disclosure framework for measuring fair value, and requires extended disclosures about fair value measurements. The provisions of U.S. GAAP apply to all financial assets and liabilities measured at fair value.
As defined in U.S. GAAP, fair value represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a result, fair value is a market-based approach that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

NATIONAL AUTOMOBILE CLUB
NOTES TO FINANCIAL STATEMENTS
NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)
Fair Value Measurements
 (Continued)

As a basis for considering these assumptions, U.S. GAAP defines a three-tier value hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value.

Level 1 –	Quoted prices in active markets for identical assets or liabilities.

Level 2 –	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 –	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
Advertising Costs
The Company expenses advertising costs as they are incurred. The advertising expenses charged to operations for the years ended December 31, 2022 and 2021, were $21,201 and $22,500, respectively.
Income Taxes
The Company, with the consent of its stockholders, has elected to be taxed under sections of federal and state income tax law, which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata shares of the Company’s items of income, deductions, losses and credits. As a result of this election, no income taxes have been recognized in the accompanying financial statements.
U.S. GAAP requires management to evaluate tax positions taken by the Company and recognize a tax liability if the Company has taken an uncertain position that more likely than not would not be sustained upon examination by taxing authorities. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.
Under California law, an
S-corporation
is subject to a 1.5% tax on its taxable income. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, the Company has not identified any unrecognized tax benefits or uncertain tax positions.
Recent Accounting Pronouncements
In June 2022, the FASB issued ASU
2022-03,
 Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions
, which clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. ASU
2022-03
also clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. In addition, ASU
2022-03
requires additional disclosures for equity securities subject to contractual restrictions. This guidance is effective for years beginning after December 15, 2023, and interim periods within those years. The Company is currently evaluating the impact of this new guidance on its financial statements.

NATIONAL AUTOMOBILE CLUB
NOTES TO FINANCIAL STATEMENTS
NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)
Recent Accounting Pronouncements
 (Continued)

In June 2016, the FASB issued ASU
2016-13, Financial
Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which creates a new credit impairment standard for financial assets measured at amortized cost and available-for-sale
debt securities. The ASU requires financial assets measured at amortized cost (including loans, trade receivables and held-to-maturity
debt securities) to be presented at the net amount expected to be collected, through an allowance for credit losses that are expected to occur over the remaining life of the asset, rather than incurred losses. The ASU requires that credit losses on available-for-sale
debt securities be presented as an allowance rather than as a direct write-down. The measurement of credit losses for newly recognized financial assets (other than certain purchased assets) and subsequent changes in the allowance for credit losses are recorded in the statement of operations as the amounts expected to be collected change. The ASU is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. ASU
2016-13
is effective for the Company as of January 1, 2023. The Company is currently evaluating the impact of this new guidance on its financial statements.
Change in Accounting Principles
Effective January 1, 2022, the Company adopted Accounting Standards Update (ASU)
2016-02,
Leases (Topic 842
), using the modified retrospective method. The adoption of ASC Topic 842 did not have any impact on the Company’s opening retained earnings as of January 1, 2022. The adoption of ASC Topic 842 primarily resulted in the recognition of operating lease liability and a right of use asset totaling $148,745 as of January 1, 2022, based upon the present value of the remaining minimum rental payments using discount rates as of the adoption date. See Note 8 for additional discussion related to leases.
Upon adoption, the Company elected the following accounting policies or practical expedients related to ASC Topic 842. The Company elected to:

•
not reassess whether any expired or existing contracts are/or contain leases, not reassess the lease classification for any expired or existing leases, and not reassess initial direct costs for any existing leases;

•
apply exemption for short-term leases with lease terms of less than 12 months. Short-term leases are not recorded in the balance sheet, and related lease expense are recognized on a straight-line basis over the lease term.

In August 2018, the FASB issued ASU
2018-14,
Compensation—Retirement Benefits—Defined Benefit Plans—
General (Subtopic
715-20):
Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans, which modifies the disclosure requirements for defined benefit pension plans and other post-retirement plans. This ASU became effective for the Company beginning on January 1, 2022. The adoption of the new standard did not result in a material impact on the Company’s financial statements.
NOTE 3 – RISKS AND UNCERTAINTIES
Concentrations
The Company maintains its cash in bank deposit accounts, which, at times, may exceed insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

NATIONAL AUTOMOBILE CLUB
NOTES TO FINANCIAL STATEMENTS
NOTE 3 – RISKS AND UNCERTAINTIES (Continued)
Concentrations
 (Continued)

During the year ended December 31, 2022, three customers represented approximately 26%, 36%, and 14%, respectively, of total operating revenues. There were three customers that represented approximately 28%, 30%, and 21% of total accounts receivable at December 31, 2022.
During the year ended December 31, 2021, three customers represented approximately 32%, 31%, and 14% of total operating revenues. There were two customers that represented approximately 34% and 43% of total accounts receivable at December 31, 2021.
NOTE 4 – INVESTMENTS
Cost and fair value of investments in equity securities and mutual funds at December 31, 2022 and 2021, are as follows:

	Gross Unrealized				Estimated Fair Value
	Cost	Gains	Losses	Net
December 31, 2022
Mutual funds	$1,000,000	$—	$—	$—	$1,000,000

	Gross Unrealized				Estimated Fair Value
	Cost	Gains	Losses	Net
December 31, 2021
Equity securities	$2,949,609	$474,945	($16,707)	$458,238	$3,407,847
Realized gains of $145,154 and $545,476 and realized losses of $259,998 and $2,171 were recognized on sales of investments during the years ended December 31, 2022 and 2021, respectively, and are included in investment (loss) income in the statements of operations and comprehensive (loss) income. Net dividend and interest income of $28,521 and $50,605 were recognized during the years ended December 31, 2022 and 2021, respectively, and are included in investment (loss) income in the statements of operations and comprehensive (loss) income.
NOTE 5 – DEFINED BENEFIT PENSION PLAN
The Company had a defined benefit pension plan (the “Plan”) covering substantially all full-time employees hired before December 31, 2005. Benefits were based on age at retirement, years of credited service and average compensation prior to retirement. The Plan was frozen as of December 31, 2005.
In June 2022, the Company entered into a withdrawal agreement with the Plan to withdraw from the Plan with a zero payment effective March 31, 2022. Accordingly, this resulted in the derecognition of all pension assets and liabilities and recognition of a loss on pension plan settlement of $910,753.

NATIONAL AUTOMOBILE CLUB
NOTES TO FINANCIAL STATEMENTS
NOTE 5 – DEFINED BENEFIT PENSION PLAN (Continued)

The following tables set forth the funded status of the plan and amounts recognized in the financial statements as of December 31, 2022 and 2021.

	December 31, 2022	December 31, 2021
Projected benefit obligation at beginning of year	$2,644,220	$2,918,666
Interest cost	16,222	56,535
Actuarial loss (gain)	118,156	(30,123)
Benefits paid	(73,320)	(300,858)
Settlements	(2,705,278)	—

Projected benefit obligation	$—	$2,644,220

Fair value of plan assets at beginning of year	$2,994,086	$3,125,040
Employer contributions	—	—
Actual return on plan assets	(215,488)	169,904
Benefits paid	(73,320)	(300,858)
Settlements	(2,705,278)	—

Fair value of plan assets	$—	$2,994,086

Funded status	$—	$349,866
Unrecognized net actuarial loss	—	542,652
Net prior service cost	—	11,691

Prepaid benefit cost	$—	$904,209

Amounts recognized on the balance sheet:
Prepaid benefit cost	$—	$904,209
Accumulated other comprehensive (income) loss	—	(554,343)

Prepaid asset	$—	$349,866

Reconciliation of prepaid benefit cost
Prepaid benefit cost, beginning of year	$904,209	$863,329
Employer contributions	—	—
Pension expense	6,544	40,880
Loss on pension plan settlement	(910,753)	—

Prepaid benefit cost	$—	$904,209

Weighted average assumptions as of December 31, 2021:
Discount rate		2.00%
Long-term rate of return on assets		4.50%
Average rate of compensation increases	N/A
The expected long-term rate of return on assets assumption for 2021 was 4.50%. This assumption represents the rate of return on plan assets reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the benefit obligation. The assumption has been determined by reflecting expectations regarding future rates of return for the investment portfolio, with consideration given to the distribution of investments by asset class and historical rates of return for each individual asset class.

NATIONAL AUTOMOBILE CLUB
NOTES TO FINANCIAL STATEMENTS
NOTE 5 – DEFINED BENEFIT PENSION PLAN (Continued)

Percentage of plan assets as of December 31, 2021:

Equity securities	37.0%
Debt securities	57.0%
Real estate	5.2%
Cash	0.8%

Total	100.0%

Net pension cost (income) included as part of general and administrative expense in the statements of operations and comprehensive (loss) income are as follows:

	December 31, 2022	December 31, 2021
Interest cost	$16,222	$56,535
Expected return on assets	(31,523)	(133,745)
Amortization of prior service cost	146	582
Amortization of actuarial loss	8,611	35,747

Net pension income	($6,544)	($40,881)

NOTE 6 – NOTE PAYABLE
In May 2020, the Small Business Administration (“SBA”) approved the Company’s application for the Payroll Protection Program of the CARES Act and the Company received a loan of $284,997. In December 2021, the PPP loan of $284,997 and the related accrued interest was fully forgiven by the SBA.
In April 2021, the Company obtained another PPP loan in the amount of $284,995. In December 2022, this second PPP loan of $284,995 and the related accrued interest was fully forgiven by the SBA.
NOTE 7 – EMPLOYEE SAVINGS PLAN
The Company has an employee savings plan under Internal Revenue Code Section §401(k) for all employees after one year of service and completing 1,000 hours of service. The Company provides a safe harbor match contribution (a matching contribution of 100% dollar for dollar up to the first 3% of compensation contributed, plus 50% of compensation contributed in excess of 3% but not to exceed 5% of compensation). Under the safe harbor rules the Company’s match is fully vested. Contributions to the plan were $37,058 and $36,343 for the years ended December 31, 2022 and 2021, respectively.
NOTE 8 – LEASE COMMITMENTS
Short-term leases
In August 2019, the Company signed a noncancelable facilities operating lease agreement with a term from September 2019 through September 2022. This agreement calls for monthly rental payments of $1,934 starting October 1, 2019. Upon the lease expiration, the Company did not exercise the option to extend the lease, which expired in September 2022. The Company also leases various office equipment under noncancelable lease agreements expiring at various times through November 2020, with automatic renewal

NATIONAL AUTOMOBILE CLUB
NOTES TO FINANCIAL STATEMENTS
NOTE 8 – LEASE COMMITMENTS (Continued)
Short-term leases
 (Continued)
clauses at the end of the term. These leases have terms at the date of adoption of less than 12 months. Since these leases have terms at the date of adoption of less than 12 months, the Company treated these as short-term leases and, accordingly, did not recognize the related lease assets and liabilities in the balance sheet.
For the years ended December 31, 2022 and 2021, total rent expense associated with these leases was $30,661 and $39,347, respectively.
Long-term lease
In February 2019, the Company signed a noncancelable facilities operating lease agreement with a term from April 2019 through May 2023. This agreement calls for monthly rental payments of $8,296 starting June 1, 2019. Since this lease has term at the date of adoption in excess of 12 months, the Company recognized the related lease assets and liabilities in the balance sheet.
The lease term and estimated discount rate for this operating lease were as follows:

Remaining lease term	1.42 years
Discount rate	5.25%
For the years ended December 31, 2022 and 2021, total rent expense associated with this lease was $108,616 and $103,812, respectively.
The following is a schedule by years of undiscounted future minimum lease payments as of December 31, 2022:

Period from December 31, 2022 to May 31, 2023	$45,921
Less interest	(402)

Lease liability	$45,519

NOTE 9 – ESOP RETIREMENT PLAN
Employee Stock Ownership Plan
The Company sponsored the establishment of a leveraged Employee Stock Ownership Plan and Trust (the “ESOP”) that covers all employees with at least one year of service (defined as 1,000 hours in a year). Benefits are vested over five years and service prior to January 1, 2013 was grandfathered for vesting purposes. The ESOP’s plan year-end
coincides with the Company’s
year-end
(December 31) and the ESOP’s start date was established retroactively to January 1, 2013.
Prior to the purchase of the shares by the ESOP, the Company redeemed all of its outstanding stock for the amount of $3,000,000. The Company then loaned $123,500 to the ESOP to provide the ESOP with the financing necessary to purchase 100% of the Company’s common stock. The valuation of the shares purchased was determined by an independent valuation study acceptable to the trustee in accordance with ERISA regulations. The Company makes annual contributions in amounts at least equal to any ESOP debt service and any amounts necessary to fund obligations to retired and terminated employees. Unallocated shares are allocated based upon the principal and interest method, related to the annual loan repayments made to the Company by the ESOP. The term of the loan is twenty years.

NATIONAL AUTOMOBILE CLUB
NOTES TO FINANCIAL STATEMENTS
NOTE 9 – ESOP RETIREMENT PLAN (Continued)
Employee Stock Ownership Plan
 (Continued)

The ESOP shares were as follows as of December 31, 2022 and 2021, respectively:

	December 31, 2022	December 31, 2021
Suspense (unallocated) shares	2,000	2,250
Allocated shares	2,509	2,259

Total ESOP shares	4,509	4,509

Compensation expense related to the ESOP for the years ended December 31, 2022 and 2021 was $225,680 and $86,343, respectively.
The fair value of unearned ESOP shares (based on the last available appraisal of $902.72 per share as of December 31, 2022) is estimated to be $1,805,440.
The fair value of unearned ESOP shares (based on the last available appraisal of $666.43 per share as of December 31, 2021) is estimated to be $1,499,468.
NOTE 10 – SECURITIES PURCHASE AGREEMENT
On August 5, 2022, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with Roadzen, Inc. (“Roadzen”), a Delaware corporation, and National Automobile Club Employee Stock Ownership Trust (the “ESOP”), pursuant to which Roadzen shall acquire all of the capital stock of the Company from the ESOP for a total purchase price of $1,750,000, subject to adjustment as set forth in the Purchase Agreement. The acquisition of the Company remains subject to the satisfaction of certain customary closing conditions, and the Company anticipates the closing to occur in early 2023. In 2022, the Company initially advanced certain reimbursable costs related to this acquisition. As of December 31, 2022, the Company’s receivable from Roadzen amounted to $39,005.
In 2022, the Company entered into call center services agreement with Roadzen for which Roadzen, Inc. provides manpower services to the Company. Total expense related to this amounted $23,600, reported as part of cost of revenue in the statements of operations and comprehensive income. As of December 31, 2022, the Company’s payable to Roadzen amounted to $23,600.
NOTE 11 – SUBSEQUENT EVENTS
The Company has evaluated subsequent events through April 19, 2023, the date on which the financial statements were available to be issued.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VAHANNA TECH EDGE ACQUISITION I CORP.,

VAHANNA MERGER SUB CORP.

AND

ROADZEN, INC.

DATED AS OF FEBRUARY 10, 2023

i

ii

EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Sponsor Support Agreement
Exhibit D	Form of Written Consent — Pre-Closing Holders
Exhibit E	Form of Amended Governing Documents of Vahanna
Exhibit F	Form of Domestication Governing Documents of Vahanna

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 10, 2023, is made by and among Vahanna Tech Edge Acquisition I Corp., a British Virgin Islands business company (“Vahanna”), Vahanna Merger Sub Corp., a Delaware corporation and a wholly-owned Subsidiary of Vahanna (“Merger Sub”), and Roadzen, Inc., a Delaware corporation (the “Company”). Vahanna, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) Vahanna is a blank check company incorporated as a British Virgin Islands business company on April 22, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses and (b) Merger Sub is, as of the date hereof, a wholly-owned Subsidiary of Vahanna that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of Vahanna, Vahanna is required to provide an opportunity for its shareholders to have their outstanding Vahanna Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Vahanna Shareholder Approvals;

WHEREAS, subject to the terms and conditions of this Agreement, and in accordance with Section 251 of the Delaware General Corporation Law, as amended (the “DGCL”), at the Closing, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving company and a wholly-owned Subsidiary of Vahanna, and, upon the Effective Time (as defined below) of the Merger (as defined below), all shares of Company Stock (as defined below) will be converted into the right to receive the consideration set forth in Article 2 of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, certain Pre-Closing Holders (as defined below) are entering into a Support Agreement with Vahanna, substantially in the form attached hereto as Exhibit A (the “Support Agreement”);

WHEREAS, concurrently with the execution of this Agreement, certain Pre-Closing Holders and expected executives of Vahanna following the Closing (as defined below) are entering into certain Lock-Up Agreements with Vahanna and the Company, substantially in the form attached hereto as Exhibit B (each, a “Lock-Up Agreement”);

WHEREAS, in connection with the transactions contemplated by this Agreement, Vahanna shall file a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement of Vahanna (the “Registration Statement / Proxy Statement”) and it is a condition to the consummation of the transactions contemplated by this Agreement that the Vahanna Shareholder Approvals have been obtained;

WHEREAS, as of the date of this Agreement and immediately prior to giving effect to the transactions contemplated by this Agreement, Sponsor owns 4,852,500 Vahanna Class B Shares and 8,638,500 Vahanna Private Warrants;

WHEREAS, concurrently with the execution of this Agreement, Sponsor is entering into that certain Sponsor Support Agreement, substantially in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”), whereby in connection with the consummation of the transactions contemplated under this Agreement, Sponsor, as a shareholder of Vahanna, shall (a) agree not to form a group to vote against any directors nominated by the Pre-Closing Holders, (b) vote in favor of (i) the transactions contemplated hereby and (ii) any proposals made by Vahanna to facilitate or in furtherance of the transactions contemplated hereby, (c) appear at any Vahanna shareholder meetings called regarding the transactions contemplated hereby for purposes of constituting a quorum, (d) vote against any proposals that would materially impede the transactions contemplated hereby and (e) agree not to redeem any Vahanna Shares held by Sponsor;

WHEREAS, the board of directors of Vahanna has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of Vahanna and the shareholders of Vahanna, and declared it advisable to enter into this Agreement, the Ancillary Documents to which Vahanna is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, acceptance of the transactions contemplated by this Agreement (including the Merger) and the Ancillary Documents and the approval of this Agreement and the Ancillary Documents by the holders of Vahanna Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of the Company and the holders of Company Stock entitled to vote thereon, and declared it advisable to enter into this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, the approval of this Agreement and the Merger by the holders of Company Stock entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) is in the best interests of Merger Sub and Vahanna, in its capacity as the sole stockholder of Merger Sub, and declared it advisable to enter into this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, the approval of this Agreement and the Ancillary Documents and acceptance of the transactions contemplated hereby and thereby (including the Merger) by Vahanna, in its capacity as the sole stockholder of Merger Sub;

WHEREAS, in connection with the Company’s entry into this Agreement, certain Pre-Closing Holders who, collectively, constitute at least the Requisite Threshold have agreed in the Support Agreement to deliver an irrevocable written consent in the form set forth on Exhibit D (the “Written Consent”) in order to (i) effect a conversion of all of the Company Preferred Stock to Company Common Stock in accordance with Article IV, Section D.6(b)(i)(A) of the Second Amended and Restated Certificate of Incorporation of Roadzen, Inc., as amended (the “Company Charter”), with the effective time for such conversion to be conditioned upon the satisfaction of the conditions set forth in Article 6 (other than those which will be satisfied or waived as of the Closing) or waiver of such conditions in accordance therewith and will occur on the Closing Date but prior to the Effective Time (the “Company Preferred Conversion”) and (ii) deliver the Required Company Shareholder Approval; and

WHEREAS, each of the Parties intends for U.S. federal income Tax purposes that (a) this Agreement constitutes, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (b) the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“280G Approval” has the meaning set forth in Section 5.19.

“Accounting Principles” means GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the latest audited Financial Statements.

“Acquisition Proposal” has the meaning set forth in Section 5.8(a).

“Additional Vahanna SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.2(e).

“Ancillary Documents” means this Agreement, each Lock-Up Agreement, the Support Agreement, the Sponsor Support Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby or thereby.

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Audited Financials” has the meaning set forth in Section 3.4(a).

“Available Cash” has the meaning set forth in Section 6.1(g).

“Beneficially Own” and correlative terms such as “Beneficial Ownership” and “Beneficial Owners” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.

“Business” means the business of the design, development and commercialization of technology, computer vision, artificial intelligence and augmented data processes and the application of the same to the insurance value chain, including, without limitation, the provision of dynamic pre-inspection underwriting capabilities, application programming interface-led distribution and real-time claims processing through the combination of machine learning, computer vision and advanced analytics.

“Business Combination Proposal” has the meaning set forth in Section 5.10.

“Business Data” means all business information and all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company IT Systems or otherwise in connection with the business of the Group Companies.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Business Intellectual Property” has the meaning set forth in Section 3.13(b).

“BVIBCA” has the meaning set forth in Section 2.6.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into Law by the President of the United States on March 27, 2020, as amended by subsequent legislation, including the American Rescue Plan Act of 2021 as signed into Law by the President of the United States on March 11, 2021.

“CBA” has the meaning set forth in Section 3.14(i).

“Certificate of Merger” has the meaning set forth in Section 2.1(a).

“Certificates” has the meaning set forth in Section 2.3(b).

“Closing” has the meaning set forth in Section 2.1(c).

“Closing Date” has the meaning set forth in Section 2.1(c).

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the BVI Business Companies Act, as revised and amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Additional Securities” has the meaning set forth in Section 2.2(b)(iii).

“Company Board” has the meaning set forth in the recitals.

“Company Change in Recommendation” has the meaning set forth in Section 5.8(a).

“Company Charter” has the meaning set forth in the recitals.

“Company Common Share” has the meaning set forth in Section 2.2(a).

“Company Common Stock” means the common stock of the Company, $0.0001 par value per share.

“Company Common Stock Warrants” means the warrants issued by the Company to purchase Company Common Stock.

“Company D&O Persons” has the meaning set forth in Section 5.5(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.5(c).

“Company Directors” has the meaning set forth in Section 5.17(c).

“Company Equity Plan” means any plan that provides for the award of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1(a) and (b) (Organization and Qualification), Section 3.2(a) through (f) (Capitalization of the Company), 3.3 (Authority), 3.5(i) and (iii) (No Violations) and 3.17 (Brokers).

“Company IT Systems” means all computer systems, Software (including Company Products) and hardware, communication systems, servers, and all other information technology or network equipment and related items of automated, computerized or Software systems, and related documentation, in each case, currently used by or for a Group Company in the Business and owned, licensed or leased by, or otherwise provided under contract to, a Group Company.

“Company Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets, or results of operations of the Group Companies, taken as a whole, or (b) the ability of any Group Company to timely perform any of its or their respective covenants or obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur: any adverse change, event, effect, development or occurrence arising from or related to (i) conditions affecting the United States or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, (iii) changes in conditions of the financial, banking or securities markets generally, (iv) changes in any applicable Laws or GAAP first publicly announced or enacted after the date hereof, (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement or pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) the taking of any action expressly required to be taken by the terms and conditions of this Agreement by the Company (or expressly permitted to be taken as set forth in Section 5.1(a) or Section 5.1(b) of the Company Schedules or that is otherwise consented to in writing by Vahanna), (viii) any failure, in and of itself, by the Group Companies to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii)), or (ix) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, act of God, epidemic, disease outbreak, pandemic (including COVID-19) or public health emergency (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) and clause (ix) shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur to the extent such change, event, effect, development or occurrence has a disproportionate effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in the geographies in which the Group Companies operate.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common

Stock basis, and including, without duplication, (i) the number of shares of Company Common Stock issued or issuable upon the Company Preferred Conversion, (ii) the aggregate number of Warrant Shares issuable upon the exercise of all Company Warrants, whether exercisable or unexercisable, outstanding immediately prior to the Effective Time in accordance with their respective terms, (iii) the aggregate number of Company Common Stock issuable upon the vesting and settlement of all Company RSUs, whether vested or unvested, outstanding immediately prior to the Effective Time in accordance with their respective terms and (iv) the the aggregate number of Company Common Stock issuable upon the vesting, settlement, conversion or exercise and settlement of all Company Additional Securities, whether vested or unvested, outstanding immediately prior to the Effective Time in accordance with their respective terms.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Group Company.

“Company Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to or required to be contributed to by the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any present or future liability, including on account of an ERISA Affiliate.

“Company Preferred Conversion” has the meaning set forth in the recitals.

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company designated as “Series A Convertible Preferred Stock” in the Company Charter, consisting of Series A Stock and Series A1 Stock.

“Company Preferred Stock Warrants” means the warrants issued by the Company to purchase Company Preferred Stock.

“Company Products” means all Software and other products relating to the Business from which any of the Group Companies are currently deriving revenue from the sale, license, support, development, maintenance or other provision thereof.

“Company Registered Intellectual Property” means all of the following owned by, or filed by or in the name of, any Group Company: issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered copyrights, and pending applications for registration of copyrights.

“Company RSUs” means the restricted stock units of the Company awarded pursuant to a Company Equity Plan, to be adopted by the Company following the Closing.

“Company Sale” means (i) any transaction or series of related transactions (including by merger, consolidation, stock exchange, reorganization or other similar transaction) that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of Vahanna, (ii) a sale or disposition of all or substantially all of the assets of Vahanna and its Subsidiaries on a consolidated basis, or (iii) any voluntary or involuntary liquidation, dissolution or winding up of Vahanna, in each case of clauses (i) through (iii), other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Vahanna (or any successor to Vahanna) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of at least 50% of the Equity Securities of Vahanna immediately prior to such transaction (or series of related transactions).

“Company Schedules” means the disclosure schedules to this Agreement delivered to Vahanna by the Company on the date hereof.

“Company Shareholder Agreements” means each of Contracts set forth on Section 1.1(a) of the Company Schedules.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Package” has the meaning set forth in Section 5.15.

“Company Transaction Expenses” means, without duplication, the aggregate amount payable by any Group Company that is unpaid as of any time of determination, for (a) out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation or execution of the letter of intent between Vahanna and the Company and this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the fees and expenses of outside legal counsel, accountants, advisors, investment bankers, brokers, consultants or other agents), (b) the cost of the Company D&O Tail Policy to be obtained pursuant to Section 5.5(c), (c) the costs and expenses of any consultant or advisor engaged to prepare a compensation study in connection with implementation of the New Incentive Plan, (d) 50% of the filing fee to be paid pursuant to the HSR Act, (e) 50% of all applicable filing fees to be paid to the SEC for the Registration Statement / Proxy Statement, (f) 50% of the Transfer Taxes, and (g) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, in each case as of such determination time.

“Company Warrants” means the Company Common Stock Warrants and the Company Preferred Stock Warrants.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 3, 2022, by and between Vahanna and the Company.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Constituent Corporations” has the meaning set forth in Section 2.1(a).

“Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment, understanding or arrangement, whether written or oral, that is legally binding upon a Person or any of his, her, or its properties or assets.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester Order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“D&O Persons” has the meaning set forth in Section 5.5(a).

“Data” means data, databases, data repositories, data lakes and collections of data.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Personal Data or otherwise relating to data protection, privacy, security, data breach notification requirements for Data and Business Data and applicable to any Group Company, to the conduct of the Business, or to any of the Company IT Systems, sending solicited or unsolicited electronic mail and text messages, cookies, trackers: (i) all applicable Laws and guidelines from Governmental Entities, including the

European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws, the UK Data Protection Act 2018 and the GDPR as incorporated into UK Law pursuant to the European Union (Withdrawal) Act 2018, as well as U.S. federal and state Laws, in particular the California Consumer Privacy Act of 2018, the California Privacy Rights Act, when applicable (and no later than as of January 1, 2023), and the New York SHIELD Act, and the Indian Information Technology Act, 2000 and the rules and regulations issued thereunder (including the Information Technology (Reasonable security practices and procedures and sensitive personal data or information) Rules, 2011) (in each case as amended, consolidated, re-enacted or replaced from time to time), (ii) if applicable to the Business, the Payment Card Industry Data Security Standard (PCI DSS), and any other industry or self-regulatory standard to which the Group Companies are bound by Law or Contract or publicly hold themselves out to the public as being in compliance with and (iii) applicable provisions of Contracts into which any Group Company has entered or by which it is otherwise legally bound.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.2(f).

“Dissenting Stockholder” has the meaning set forth in Section 2.2(f).

“Domestication” has the meaning set forth in Section 2.6.

“Domestication Effective Time” has the meaning set forth in Section 2.6.

“Domestication Governing Documents of Vahanna” has the meaning set forth in Section 2.6.

“Effective Time” has the meaning set forth in Section 2.1(c).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each pension, retirement, profit-sharing, savings, health, welfare, bonus, incentive, commission, stock option, equity or equity-based, deferred compensation, severance, redundancy, retention, accident, disability, ill-health, death, employment, change of control, equity purchase, restricted equity, separation, consulting, salary continuation, post-termination or post-employment health or welfare, supplemental retirement, vacation, paid time off, fringe benefit and each other benefit or compensatory plan, program, policy, Contract or other arrangement.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, natural resources, or worker health and safety (as applicable to exposure to Hazardous Substances).

“Equity Rights” has the meaning set forth in Section 3.2(b).

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any form whatsoever in such Person (including any stock appreciation, restricted stock unit, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

“ESPP” has the meaning set forth in Section 2.2(b)(iii).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Vahanna and the Company.

“Exchange Ratio” means the following ratio (rounded to four decimal places): (i) the Fully-Exercised Vahanna Share Count divided by (ii) the Company Outstanding Shares.

“FDA” means the United States Food and Drug Administration.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Form F-1” has the meaning set forth in Section 5.9(b).

“FTC” means the United States Federal Trade Commission.

“Fully-Exercised Vahanna Share Count” means a number of Vahanna Common Shares equal to the quotient of (a) the Total Equity Value divided by (b) $10.00.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) transnational, federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral body or tribunal (public or private) or commission.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Group Company” means, individually, any of the Group Companies.

“Group Company Permits” has the meaning set forth in Section 3.6.

“Hazardous Substance” means any substance, material, or waste which is regulated by, or for which standards of conduct or liability have been imposed pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, toxic mold, dust, or radiation.

“Holder Representative” shall mean any Person appointed by the Company in accordance with Section 8.20.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immediate Family Member” means, with respect to any Person, his or her “Child” (defined as biological, adopted, or foster child, legal ward or child of such Person standing in loco parentis), grandchild, spouse, domestic partner, parent, grandparent, a Child or parent of such Person’s spouse or domestic partner, or sibling (including a half, adopted, or step sibling), or any trust or foundation for the benefit of any of the foregoing Persons.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, all amounts arising under any obligations of such Person and its Subsidiaries (on a consolidated basis) for, or in respect to, (a) indebtedness for borrowed money or indebtedness issues or incurred in substitution or exchange for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations (contingent or otherwise) for the deferred purchase price of property, assets or a business, including “earn-outs”, “seller notes”, contingent or deferred consideration or purchase price adjustments (but, with respect to the Group Companies, excluding any trade payables and amounts related to deferred accrued acquisition compensation), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (f) indebtedness evidenced by letters of credit, assurances against loss, bankers’ acceptances or surety bonds (in each case, only to the extent drawn or cash collateralized prior to and as of the Closing Date), (g) unfunded or underfunded liabilities under any defined benefit pension, supplemental retirement or post-employment welfare plan or arrangement, (h) with respect to the Group Companies, any and all liabilities for amounts of Taxes that any Group Company has deferred pursuant to Section 2302 of the CARES Act and all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar Order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), (i) all liabilities with respect to unfunded deferred compensation, and any liability in respect of accrued but unpaid bonuses for the prior fiscal year and for the period commencing on the first day of the current fiscal year and ending on the Closing Date, and any employment, withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts, (j) any “single trigger” stay, retention, transaction, change of control or other similar bonuses, compensation or amounts paid or payable solely in connection with the consummation of the transactions contemplated hereby (including the employer portion of any employment, withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts, determined assuming (A) such amounts are payable as of the Closing Date, and (B) no deferral of such Taxes has occurred under clause (h), and without duplication of any amounts taken into account under clause (j)), (k) with respect to Vahanna, any Affiliate payables or amounts payable to any Affiliate under any management or similar agreement or pursuant to termination of any Contract with any Affiliate at Closing or with respect to the Company, any payables under any Pre-Closing Holder Related Party Transactions or any amounts payable to any Affiliate under any management or similar agreement or pursuant to the termination of any Pre-Closing Holder Related Party Transactions, (l) the items identified in Section 1.1(b) (Identified Indebtedness) of the Company Schedules and (m) any of the obligations of any other Person of the type referred to in clauses (a) through (l) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, and with respect to clauses (a) through (m), including all accrued and unpaid interest, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof) arising under or in respect of such Indebtedness.

“Independent Director” means any director of a corporation who meets the requirements of “independent director” for all purposes under the rules and regulations of the SEC and Nasdaq.

“Intellectual Property” means any intellectual property or proprietary right arising under the Laws of any jurisdiction throughout the world, including any of the following to the extent protected under applicable Law: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”),

(b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing, (collectively, “Marks”), (c) copyrights, copyrightable works, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing and (d) trade secrets, know-how and confidential and proprietary information, processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical Data, source code, in each case, to the extent any of the foregoing are protected as trade secrets under applicable Law (collectively, “Trade Secrets”), including any of the foregoing rights in clauses (a) through (d) that protect or are embodied in Software, or Data, Data classifications and Data analysis, enrichment, measurement and management tools.

“Intended Tax Treatment” has the meaning set forth in Section 5.6(a).

“Interim Charter” has the meaning set forth in Section 2.6.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.19.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive promulgated or enforced by a Governmental Entity having competent jurisdiction over a given matter, as well as any Order.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means a letter of transmittal in a form and substance reasonably acceptable to Vahanna and the Company.

“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, license, encumbrance, financing statement, lien, charge, trust, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, restriction (whether voting, transfer or otherwise), encroachment or other similar encumbrance of any kind or nature whatsoever.

“Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.

“LTIP” has the meaning set forth in Section 2.2(b)(iii).

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customers” has the meaning set forth in Section 3.20.

“Material Data Supply Agreement” has the meaning set forth in Section 3.21(i).

“Material Suppliers” has the meaning set forth in Section 3.20.

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub Common Stock” has the meaning set forth in Section 4.6(c).

“Merger Sub Sole Stockholder Approval” means the approval of Vahanna, in its capacity as the sole stockholder of Merger Sub, of this Agreement, the Ancillary Documents to which Vahanna is a party, and the transactions contemplated hereby and thereby (including the Merger).

“Minimum Cash Condition” has the meaning set forth in Section 6.1(g).

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Stock Market.

“New Incentive Plan” has the meaning set forth in Section 5.10(a).

“Nonparty Affiliate” has the meaning set forth in Section 8.13.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Server Side Public License (SSPL) or (b) any license to Software that is classified as “free” or “open source software” by the Open Source Foundation or the Free Software Foundation or that otherwise self-identifies as “freeware” or “open source software” and is licensed under terms comparable to licenses of any of the Software that is classified as “free” or “open source software” by the Open Source Foundation or the Free Software Foundation (as those terms are generally understood in the Software industry).

“Order” means any writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued, made or rendered by any Governmental Entity.

“Owned Real Property” means the real property owned by the Group Companies, together with all buildings, fixtures, and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances thereto, owned by the Group Companies.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financials” has the meaning set forth in Section 5.16(a).

“Permits” means any approvals, authorizations, waivers, exemptions, consents, clearances, licenses, registrations, determinations, notifications, confirmations, permits or certificates of a Governmental Entity that possesses competent jurisdiction.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and, in each case, for which sufficient reserves have been established on the Financial Statements in accordance with GAAP, (c) encumbrances and restrictions of record on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with the Group Companies’ use or the value or occupancy of such real property or the operation of the business of the Group Companies, taken as a whole, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Companies and do not prohibit or materially interfere with any of the Group Companies’ use or the value or the occupancy of such real property or the operation of the business of the Group Companies, (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (f) Liens described on Section 1.1(c) of the Company Schedules, (g) other than with respect to Intellectual Property, any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed, (h) Liens on equity or debt securities resulting from applicable Securities Laws and (i) Liens incurred in connection with capital lease obligations of any of the Group Companies.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means all Data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household or an individual or household’s device, including Data or information otherwise subject to a Data Privacy and Security Requirement (including if it constitutes “personal information”, “personally identifiable information”, “personal data” or any other functional equivalent of these terms under applicable Data Privacy and Security Requirements).

“Pre-Closing Holder Related Parties” means (a) any officer, director, partner, member, or manager of any Group Company, or any Immediate Family Member of any such Person known to the Company, (b) any direct or (to the knowledge of the Company) indirect holder of Equity Securities of any Group Company, including any Pre-Closing Holder, or any Immediate Family Member of any such equityholder who is the record or (to the knowledge of the Company) beneficial owner of Equity Securities representing, or exercisable for or convertible into, more than 2% of the outstanding shares of any class of equity of a Group Company or (c) any Affiliate of any Group Company, or any Immediate Family Member of any such Person.

“Pre-Closing Holder Related Party Transactions” has the meaning set forth in Section 3.19.

“Pre-Closing Holders” means all Persons who hold one or more Company Common Shares, Company Preferred Stock, Company RSUs, Company Additional Securities, or Company Warrants immediately prior to the Effective Time.

“Pre-Closing Vahanna Holders” means the holders of Vahanna Shares at any time prior to the Closing.

“Privileged Communications” has the meaning set forth in Section 8.18.

“Proceeding” means any lawsuit, litigation, action, audit, dispute, demand, examination, hearing, claim, charge, complaint, enquiry, audit, investigation, inquiry, proceeding, right, suit, or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, exchange, import, export, protection (including security measures), disposal, de-identification, sanitization, cleansing, sharing, sale or disclosure or other activity regarding Data (whether electronically or in any other form or medium).

“Project Genepi” means the Company’s acquisition of Global Insurance Management Limited, a company incorporated and registered in England and Wales, pursuant to that certain Share Purchase Agreement dated as of June 8, 2022.

“Project Ninja” means the Company’s acquisition of National Automobile Club, Inc., a California Corporation, pursuant to that certain Securities Purchase Agreement dated as of August 5, 2022.

“Prospectus” has the meaning set forth in Section 8.19.

“Proxy Clearance Date” has the meaning set forth in Section 5.9(a).

“Public Shareholders” has the meaning set forth in Section 8.19.

“Real Property” means, collectively, Leased Real Property and Owned Real Property.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registration Statement / Proxy Statement” has the meaning set forth in the recitals to this Agreement.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, accountants, consultants, advisors, attorneys, agents and authorized representatives.

“Required Company Shareholder Approval” means the approval of this Agreement and the Merger by at least the Requisite Threshold following the consummation of the Company Preferred Conversion.

“Requisite Threshold” means the approval of holders of a majority of the shares of the Company Common Stock and the Company Preferred Stock, consenting and voting as a single class on an “as-converted to Common Stock basis” as contemplated by the Company Charter.

“Roadzen Group” has the meaning set forth in Section 8.18.

“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, His Majesty’s Treasury of the United Kingdom, and Reserve Bank of India or Ministry of External Affairs, Government of India or Ministry of Finance, Government of India or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Company Schedules and the Vahanna Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Law” means Federal Securities Law and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means any cyber or security incident that has, had or reasonably would be expected to have an impact on the security, confidentiality, integrity or availability of a Company IT System (including any Data Processed thereby or contained therein), any Trade Secret or any Business Data, including an occurrence that jeopardizes the confidentiality, integrity, or availability of Personal Data (including a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data Processed) or that requires notification to any Person or Governmental Entity under applicable Data Privacy and Security Requirements.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all: (a) computer programs, including any and all software implementations of algorithms, applications, utilities, development tools, models, embedded systems and methodologies, whether in source code, object code or executable code, (b) descriptions, flowcharts and other work product used with or to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) documentation, including user manuals and other training documentation related to any of the foregoing.

“Sponsor” means Vahanna LLC, a Delaware limited liability company.

“Sponsor Directors” has the meaning set forth in Section 5.17(b).

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof, or the right to appoint a majority of the directors or to control the management or policy decisions, is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, including by virtue of shareholders agreements, voting agreements or in any other manner, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Subsidiary Equity Rights” means any (x) convertible debt, equity appreciation, phantom equity, or profit participation rights or (y) options, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require the applicable Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the applicable Subsidiary.

“Superior Proposal” means any Acquisition Proposal (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holder of Company Common Stock than the Merger and the other transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal, and this Agreement and (B) that the Company Board believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax” means any taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever in the nature of a tax, including federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits, escheatment or unclaimed property, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of Taxes or Tax Returns.

“Tax Proceeding” has the meaning set forth in Section 3.16(c).

“Tax Return” means any returns, information returns, statements, declarations, claims for refund, estimates, schedules, attachments, reports or any other document, in each case relating to Taxes, filed or required to be filed with any Governmental Entity in respect of Taxes (including any attachments or amendments thereto).

“Termination Date” has the meaning set forth in Section 7.1(d).

“Total Equity Value” means six hundred and eighty-three million dollars ($683,000,000).

“Total Merger Consideration” means 68,300,000 Vahanna Common Shares in the aggregate, consisting of (a) Vahanna Common Shares issuable at Closing in consideration for Company Stock (after giving effect to the Company Preferred Conversion), and (b) Vahanna Derivative Shares, in each case, as allocated in accordance with Section 2.2(e).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trading Day” means any day on which the Vahanna Common Shares are actually traded on the principal securities exchange or securities market on which the Vahanna Common Shares are then traded.

“Transaction Proposals” has the meaning set forth in Section 5.10(a).

“Transfer” means any direct or indirect sale, transfer, gift, assignment, pledge, encumbrance or other disposition of any interest (whether with or without consideration and whether voluntary, involuntary or by operation of Law).

“Transfer Taxes” has the meaning set forth in Section 5.6(d).

“Trust Account” has the meaning set forth in Section 8.19.

“Trust Account Released Claims” has the meaning set forth in Section 8.19.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“USDA” means the United States Department of Agriculture.

“Vahanna” has the meaning set forth in the introductory paragraph to this Agreement.

“Vahanna Board” has the meaning set forth in Section 5.17(a).

“Vahanna Class A Shares” means, at all times prior to the Effective Time, Vahanna’s Class A ordinary shares, par value $0.0001 per share; provided that, if there is a Domestication pursuant to Section 2.6, each Vahanna Class A Share shall convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of Vahanna (after its domestication as a corporation incorporated in the State of Delaware).

“Vahanna Class B Shares” means, at all times prior to the Effective Time, Vahanna’s Class B ordinary shares, $0.0001 par value per share, each of which shall automatically convert into one Vahanna Class A Share at the Effective Time; provided that, if there is a Domestication pursuant to Section 2.6, each Vahanna Class B Share shall convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of Vahanna (after its domestication as a corporation incorporated in the State of Delaware).

“Vahanna Common Shares” means, at or at all times immediately prior to the Effective Time, the ordinary shares, par value $0.0001 per share, of Vahanna, including Vahanna Derivative Shares; provided that, if there is a Domestication pursuant to Section 2.6, Vahanna Common Shares shall mean the shares of common stock, par value $0.0001 per share, of Vahanna (after its domestication as a corporation incorporated in the State of Delaware).

“Vahanna Confidential Information” has the meaning set forth in Section 5.4(c).

“Vahanna Converted Warrant” has the meaning set forth in Section 2.2(b)(i).

“Vahanna Derivative Shares” means the Vahanna Common Shares underlying the Vahanna Converted RSUs, Vahanna Converted Additional Securities and the Vahanna Converted Warrants.

“Vahanna D&O Persons” has the meaning set forth in Section 5.5(a).

“Vahanna Financial Statements” means all of the financial statements of Vahanna included in the Vahanna SEC Reports (including any notes thereto).

“Vahanna Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization and Qualification), 4.2 (Authority), 4.3(i) and (iii) (No Violations), 4.4 (Brokers) and Section 4.6 (Capitalization of the Vahanna Parties).

“Vahanna Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of a Vahanna Party to timely consummate the transactions contemplated by this Agreement or any Ancillary Document; provided, however, none of the following shall be taken into account in determining whether a Vahanna Material Adverse Effect has occurred or would be reasonably expected to occur: (a) changes in any applicable Laws or GAAP first publicly announced or enacted after the date hereof; (b) any change, event, effect, development or occurrence that is generally applicable to special purpose acquisition companies and/or blank check companies that first arises after the date of this Agreement; (c) conditions affecting the United States or the global economy generally; (d) any national or international political or social conditions in the United States or any other country; (e) changes in conditions of the financial, banking or securities markets generally; or (f) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, act of God, epidemic, disease outbreak, pandemic (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19) or public health emergency (as declared by the World Health Organization or the Health and Human Services Secretary of the United States).

“Vahanna Parties” means, collectively, Vahanna and Merger Sub.

“Vahanna Preference Shares” means Vahanna’s preference shares, no par value per share.

“Vahanna Proposal” has the meaning set forth in Section 5.8(c).

“Vahanna Schedules” means the disclosure schedules to this Agreement delivered to the Company by Vahanna on the date hereof.

“Vahanna SEC Reports” has the meaning set forth in Section 4.7.

“Vahanna Shareholder Approvals” means the approval of the Closing Proposals by the requisite consent of the Pre-Closing Vahanna Holders entitled to vote on such matters under the Companies Act and the Governing Documents of Vahanna.

“Vahanna Shareholder Redemption” means the right of the holders of Vahanna Class A Shares to redeem all or a portion of their Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of Vahanna.

“Vahanna Shareholders Meeting” has the meaning set forth in Section 5.10(a).

“Vahanna Shares” means, collectively, the Vahanna Class A Shares, the Vahanna Class B Shares and the Vahanna Preference Shares.

“Vahanna Tail Policy” has the meaning set forth in Section 5.5(d).

“Vahanna Transaction Expenses” means, as of any determination time, without duplication, the aggregate amount payable by or on behalf of Vahanna, Sponsor or any of their respective Affiliates for (a) commitment fees, commissions, original issue discounts or other fees, costs and expenses (including out of pocket expenses) relating to any third party financing in connection with the transactions contemplated by this Agreement (including any backstop commitment or debt financing), (b) the deferred underwriting fees in connection with Vahanna’s initial public offering, (c) the Vahanna Tail Policy, (d) 50% of the filing fee to be paid pursuant to the HSR Act, (e) 50% of all applicable filing fees to be paid to the SEC for the Registration Statement / Proxy Statement, (f) 50% of the Transfer Taxes and (g) out-of-pocket fees, commissions, costs and expenses (whether or not invoiced) incurred by or on behalf of Vahanna in connection with the negotiation, preparation, execution and performance of this Agreement or any Ancillary Document and the consummation of the transactions contemplated hereby and thereby, in each case, as of such determination time, including any such fees or expenses in respect of Vahanna’s outside legal counsel, accountants, advisors, investment bankers or consultants engaged in connection with the transactions contemplated hereby. For the avoidance of doubt, Vahanna Transaction Expenses shall not include the Vahanna Class B Shares, the Vahanna Warrants or any Company Transaction Expenses.

“Vahanna Warrants” means each publicly traded warrant (“Vahanna Public Warrant”) and private warrant (“Vahanna Private Warrant”) to purchase one (1) Vahanna Class A Share at a price of $11.50 per share, subject to adjustment, as described in the Warrant Agreement, with such warrants converting at the Closing automatically, on a one-for-one basis, into warrants to purchase one (1) Vahanna Common Share at a price of $11.50 per share, subject to adjustment, as described in the Warrant Agreement; provided that, if there is a Domestication pursuant to Section 2.6, each Vahanna Warrant, pursuant to the Warrant Agreement, shall convert automatically, on a one-for-one basis, into an equivalent Vahanna Public Warrant or Vahanna Private Warrant (as applicable), to acquire one share of common stock, par value $0.0001 per share, of Vahanna (after its domestication as a corporation incorporated in the State of Delaware).

“Waived 280G Benefits” has the meaning set forth in Section 5.19.

“Waiving Parties” has the meaning set forth in Section 8.18.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of November 22, 2021, between Vahanna and Continental Stock Transfer & Trust Company.

“Warrant Shares” means the shares of Company Common Stock issuable pursuant to a Company Warrant in accordance with terms of such Company Warrant.

“Working Capital Loans” means any loan made to Vahanna or any of its Subsidiaries by the Sponsor or its Affiliate, and evidenced by a promissory note, to finance transaction costs and expenses incurred in connection with a business combination (as defined in Vahanna’s Governing Documents as in effect on the date of this Agreement), including, but not limited to, any loan under the convertible promissory notes entered into by the Sponsor and Vahanna on June 20, 2022.

“Worker” means any employee, director, officer, worker, contract labor or self-employed contractor or consultant of any Group Company.

“Written Consent” has the meaning set forth in the recitals.

“W&S” has the meaning set forth in Section 8.18.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Merger; Closing.

(a) Subject to Section 2.6, upon the terms and subject to the conditions set forth in this Agreement, Vahanna, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation (the “Merger”). The Merger shall be consummated as of the Effective Time in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (with such modifications, amendments or supplements thereto as may be required to comply with the DGCL, the “Certificate of Merger”) filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed by the Company and Merger Sub in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned Subsidiary of Vahanna.

(b) At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the assets, properties rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the debts, liabilities, restrictions, disabilities, obligations and duties of each of the Constituent Corporations in accordance with the applicable provisions of the DGCL.

(c) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, (i) at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, NY 10166 or (ii) by electronic exchange of executed documents, on the date which is three (3) Business Days after the first date on which all conditions set forth in Article 6 shall have been satisfied or duly waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or due waiver thereof) or such other time and place as Vahanna and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. On the Closing Date, Vahanna and the Company shall cause the Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by Vahanna and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(d) At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e) From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, (i) the initial directors of the Surviving Corporation shall be the individuals set forth on Section 2.1(e) of the Company Schedules and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Section 2.2 Effect of the Merger; Allocation of Total Merger Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, (i) each share of Company Common Stock (a “Company Common Share”) that is issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, after giving effect to the Company Preferred Conversion), other than Dissenting Shares, shall be canceled and converted into and become the right to receive the number of Vahanna Common Shares equal to the Exchange Ratio as set forth on the Allocation Schedule and (ii) each share of Company Stock, if any, held in the treasury of the Company shall be canceled for no consideration.

(b) Treatment of Outstanding Equity Securities.

(i) Company Warrants. As of the Effective Time, each Company Warrant, whether exercisable or unexercisable, that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of the Company, Vahanna or the Pre-Closing Holder thereof, be assumed and converted into a warrant (a “Vahanna Converted Warrant”) with respect to a number of Vahanna Common Shares equal to the number of Company Common Shares subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share set forth on the Allocation Schedule and at an exercise price per Vahanna Common Share equal to the exercise price per Company Common Share subject to such Company Warrant divided by the Exchange Ratio, and rounded up to the nearest whole cent set forth on the Allocation Schedule.

(ii) Company RSUs. As of the Effective Time, each Company RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the

Effective Time and without any action on the part of the Company, Vahanna or the Pre-Closing Holder thereof, be assumed and converted into a restricted stock unit (a “Vahanna Converted RSU”) with respect to a number of Vahanna Common Shares equal to the number of Company Common Shares subject to such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share set forth on the Allocation Schedule. Except as otherwise provided in this Section 2.2(b)(ii), each Vahanna Converted RSU shall continue to be subject to terms and conditions consistent with the Company Equity Plan and the applicable Company RSU award agreement, as in effect immediately prior to the Effective Time, including with respect to vesting and forfeiture.

(iii) Company Additional Securities. As of the Effective Time, as applicable, each Equity Security of the Company (other than Company Common Stock, Company Preferred Stock and Company Warrants) (“Company Additional Securities”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of the Company, Vahanna or the Pre-Closing Holder thereof, be assumed and converted into a an equivalent Equity Security of Vahanna (a “Vahanna Converted Additional Security”) with respect to a number of Vahanna Common Shares equal to the number of Company Common Shares subject to such Company Additional Security immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share set forth on the Allocation Schedule and at an exercise price per Vahanna Common Share equal to the exercise price per Company Common Share subject to such Company Additional Security divided by the Exchange Ratio, and rounded up to the nearest whole cent set forth on the Allocation Schedule. Except as otherwise provided in this Section 2.2(b)(iii), as applicable, each Vahanna Converted Additional Security shall continue to be subject to terms and conditions consistent with the Company Equity Plan and the applicable Company Additional Security award agreement, as in effect immediately prior to the Effective Time, including with respect to vesting and forfeiture.

(iv) Company Board Consents. Subject to Section 5.21, prior to the Effective Time, the Company Board (or appropriate committee thereof) shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company RSUs, Company Additional Securities, and Company Warrants as contemplated by this Section 2.2(b), including the consent of the holders thereof to the actions set forth in this Section 2.2(b) (such consents, the “Company Conversion Consents”).

(v) New Incentive Plan. The Parties shall reserve certain shares of Vahanna Common Shares for issuance under an incentive plan (the “New Incentive Plan”), which shall consist of two components: (x) a long-term incentive plan, pursuant to which Vahanna may grant cash and equity incentive awards and compensation to officers, directors, employees and other eligible service providers (the “LTIP”), and (y) an employee stock purchase plan (the “ESPP”). With respect to the LTIP component of the New Incentive Plan, the Parties shall reserve a number of Vahanna Common Shares equal to fourteen percent (14%) of the Vahanna Common Shares outstanding immediately following the Closing. With respect to the ESPP component of the New Incentive Plan, the Parties shall reserve a number of Vahanna Common Shares equal to two percent (2%) of the Vahanna Common Shares outstanding immediately following the Closing. As soon as practicable following the expiration of the sixty (60) day period following the date Vahanna has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Vahanna shall file an effective registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to (A) the Vahanna Common Shares underlying the Vahanna Converted RSUs, (B) the Vahanna Common Shares underlying the LTIP, and (C) the Vahanna Common Shares underlying the ESPP and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Vahanna Converted RSUs, the LTIP and the ESPP remain outstanding.

(c) Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional Vahanna Common Shares shall be issued pursuant to this Section 2.2, and such fractional share interests (once aggregated with all other Vahanna Common Shares issuable to a Pre-Closing Holder) shall be rounded up to the nearest whole Vahanna Common Share.

(d) Adjustment to Total Merger Consideration. The Total Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Vahanna Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Vahanna Common Shares outstanding after the date hereof and prior to the Effective Time so as to provide the Pre-Closing Holders with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Total Merger Consideration.

(e) Allocation Schedule. The Company acknowledges and agrees that (i) the Total Merger Consideration is being allocated among the Pre-Closing Holders pursuant to the schedule in the form set forth on Section 2.2(e) of the Company Schedules and delivered by the Company to Vahanna at least five (5) Business Days prior to the anticipated Closing Date (the “Allocation Schedule”) and such allocation (i) is and will be in accordance with the Governing Documents of the Company, the Company Shareholder Agreements and applicable Law, (ii) does and will set forth (A) the mailing addresses and email addresses, for each Pre-Closing Holder, (B) the number and class of Equity Securities owned by each Pre-Closing Holder and the number of shares of Company Common Stock owned by each Pre-Closing Holder (after giving effect to the Company Preferred Conversion), (C) the portion of the Total Merger Consideration allocated to each Pre-Closing Holder, (D) the portion of the Total Merger Consideration allocated to to each Pre-Closing Holder of Company RSUs, and the number of Vahanna Common Shares subject to each Vahanna Converted RSU, (E) the portion of the Total Merger Consideration allocated to each Pre-Closing Holder of Company Warrants, and the number of Vahanna Common Shares subject to and the exercise price per, each Vahanna Converted Warrant, and (F) the portion of the Total Merger Consideration allocated to to each Pre-Closing Holder of Company Additional Securities, and the number of Vahanna Common Shares subject to each Vahanna Converted Additional Securities and (iii) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material); provided further that the Company shall furnish such other information with respect to the Pre-Closing Holders as reasonably requested by Vahanna’s transfer agent. For illustrative purposes only, set forth on Section 2.2(e) of the Company Schedules is the Allocation Schedule as it would have been prepared if the Closing Date were the date hereof (it being understood that such illustrative Allocation Schedule set forth on Section 2.2(e) of the Company Schedules is illustrative only and not binding in any manner on the parties hereto); provided that, the Parties agree that such illustrative Allocation Schedule shall not be required to set forth the mailing addresses and email addresses for the Pre-Closing Holders. Notwithstanding anything in this Agreement to the contrary, upon delivery, issuance, and reservation for issuance (including as reserved in respect of the Vahanna Derivative Shares) pursuant to Section 2.2(b)(v)) or any other treatment of the Total Merger Consideration on the Closing Date in accordance with the Allocation Schedule, Vahanna and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to (x) any Equity Security of the Company and (y) the Total Merger Consideration), and none of them shall have (I) any further obligations to the Company, any Pre-Closing Holder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Total Merger Consideration), or (II) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases Vahanna and its Affiliates (but excluding, on and after the Closing, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Total Merger Consideration, as the case may be, among each Pre-Closing Holder as set forth in such Allocation Schedule. The Allocation Schedule shall reflect any such adjustments.

(f) Dissenting Stockholders. Notwithstanding any provision of this Agreement to the contrary, any share of Company Stock for which the holder (a “Dissenting Stockholder”) thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the portion of the Total Merger Consideration applicable to such Dissenting Shares in accordance with the Allocation Schedule and the terms of this Agreement; provided that any such amounts that would otherwise be payable in respect of such Dissenting Shares shall remain the property of Vahanna. From and after the Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. Notwithstanding the foregoing, if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that Dissenting Stockholder’s shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the portion of the Total Merger Consideration applicable to such Dissenting Shares in accordance with the Allocation Schedule upon delivery of a duly completed and validly executed Letter of Transmittal and the surrender of Certificates (if any) in accordance with Section 2.3(b). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Exchange Agent in accordance with the DGCL. For the avoidance of doubt, for purposes of determining the Allocation Schedule and the other related definitions and terms that are affected by the total number of Company Stock outstanding immediately prior to the Effective Time, any and all Dissenting Shares shall be included in all such determinations as if such Dissenting Shares were participating in the Merger and were entitled to receive the applicable payments under this Agreement. The Company shall give Vahanna prompt notice of any written demands for appraisal of any shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and Vahanna shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of Vahanna (prior to the Closing) or Sponsor (after the Closing), make any payment with respect to, settle or offer or agree to settle any such demands. Any portion of the Total Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) to pay for Dissenting Shares shall be returned to Vahanna upon demand.

Section 2.3 Deposit of Vahanna Common Shares; Other Closing Date Payments.

(a) Deposit with Exchange Agent. Immediately prior to the Effective Time, Vahanna shall deposit with an exchange agent (the “Exchange Agent”) mutually selected by Vahanna and the Company, the aggregate number of Vahanna Common Shares to be issued as Total Merger Consideration.

(b) Letter of Transmittal. Prior to the Closing Date and in accordance with Section 5.15 of this Agreement, the Company shall deliver, or cause to be delivered, to each Pre-Closing Holder a Letter of Transmittal, together with a request to have such Pre-Closing Holder deliver an executed Letter of Transmittal to the Company and the Exchange Agent no less than five (5) Business Days prior to the Closing. At the Effective Time, (i) each Pre-Closing Holder of an outstanding certificate or certificates for Company Stock (collectively, the “Certificates”), who has surrendered such Certificates to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal) in accordance with the above timelines prior to the Closing shall be entitled to receive the applicable portion of the Total Merger Consideration in accordance with the Allocation Schedule on the Closing Date following the Effective Time. Promptly after the Effective Time, Vahanna shall send, or shall cause the Exchange Agent to send, to each Pre-Closing Holder that did not receive a Company Stockholder Package pursuant to Section 5.15, a Letter of Transmittal for use in such exchange. Following surrender of Certificates (to the extent certificated) to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal) in the case of Pre-Closing Holders of Company Stock, such Pre-Closing Holders shall be entitled to receive the applicable portion of the Total Merger Consideration in accordance with the Allocation Schedule. No interest or dividends will be paid or accrued on the consideration payable upon delivery of a Letter of Transmittal. For the avoidance of doubt, to the extent the shares of Company

Stock held by a Pre-Closing Holder of Company Stock are not certificated or are represented by electronic certificates, the requirement to deliver physical Certificates as set forth herein shall not apply.

(c) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Stock is presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

Section 2.4 Exchange Agent. Promptly following the date that is one year after the Effective Time, Vahanna shall instruct the Exchange Agent to deliver to Vahanna all certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder who has not delivered a Letter of Transmittal may surrender such Certificate (to the extent such shares are certificated) or deliver such Letter of Transmittal to Vahanna and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Vahanna shall promptly issue, the portion of the Total Merger Consideration deliverable in respect thereof as determined in accordance with this Article 2 without any interest thereon. None of Vahanna, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Total Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.5 Withholding. Notwithstanding any other provision in this Agreement to the contrary, Vahanna, the Company, and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable with respect to this Agreement such amounts as may be required to be deducted and withheld therefrom or with respect thereto under the Code or any provision of applicable Law; provided that, except as a result of a change in applicable Law after the date hereof and prior to the Closing Date, before making any deduction or withholding pursuant to this Section 2.5 other than with respect to compensatory payments or as a result of the Company failing to deliver the certification required by Section 5.6(b), Vahanna shall use commercially reasonable efforts to (i) give the Company at least two (2) Business Days’ prior written notice of the intention to make such deduction or withholding (together with any legal basis thereof) to provide the Company with reasonable opportunity to (a) provide any forms or other documentation from the applicable Pre-Closing Holder(s) or (b) take such other steps in order to avoid such deduction or withholding and (ii) cooperate with the Company in good faith in order to accommodate any reasonable request by the Company to minimize or eliminate, to the extent permissible under applicable Law, the amount of any such deduction or withholding. Notwithstanding the foregoing, to the extent that amounts are so deducted or withheld, such amounts (i) shall be timely remitted to the applicable Tax Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6 Domestication. Notwithstanding anything to the contrary herein, if the holders of less than 12,000,000 of the then-outstanding Vahanna Class A Shares have validly elected to redeem such shares pursuant to the Vahanna Shareholder Redemption as of two (2) Business Days immediately prior to the Vahanna Shareholders Meeting, and following (and subject to) receipt of the Closing Approvals, prior to the Effective Time of the Merger, upon the terms and subject to the conditions of this Agreement, Vahanna will continue out of the British Virgin Islands and become domesticated as a corporation in the State of Delaware pursuant to Section 184 of the BVI Business Companies Act (the “BVIBCA”) and Section 388 of the DGCL (the “Domestication”), including by (a) filing with the Secretary of State of the State of Delaware (i) a Certificate of Domestication and an interim certificate of incorporation of Vahanna (the “Interim Charter”), in each case with respect to the Domestication and in a form and substance reasonably acceptable to Vahanna and the Company and (ii) following the Domestication Effective Time, an amended and restated certificate of incorporation of Vahanna to replace the Interim Charter substantially in the form attached as Exhibit F hereto, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the bylaws of Vahanna in substantially the form attached as Exhibit F hereto (together with the amended and restated certificate of incorporation of Vahanna, the “Domestication Governing Documents of Vahanna”), (c) causing the directors and officers immediately prior to the Domestication to be the directors and officers of Vahanna immediately following the Domestication until their respective successors are duly elected or appointed in accordance with applicable Law and the Domestication Governing Documents of Vahanna or their earlier death, resignation or removal, (d) completing and making and procuring all advertisements and filings required to be made in the British Virgin Islands in connection with the Domestication, and (e) effecting such other transactions as may be necessary or appropriate in furtherance of the Domestication; provided that, the date and effective time of the Domestication (the “Domestication Effective Time”), as determined by Vahanna, will in all events be at least one Business Day prior to the Closing Date. Following the Domestication Effective Time, upon the terms and subject to the conditions of this Agreement, Vahanna, Merger Sub and the Company shall effectuate the Merger. The Domestication will be treated, and will qualify as, a reorganization within the meaning of Section 368(a)(1)(F) of the Code. None of the Vahanna Parties shall agree to reverse an otherwise valid election to redeem Vahanna Class A Shares pursuant to the Vahanna Shareholder Redemption, other than to the extent necessary or required to achieve the Minimum Cash Condition, without the prior written consent of the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING

TO THE GROUP COMPANIES

Except as set forth in the Company Schedules (but subject to the terms of Section 8.8), the Company hereby represents and warrants to the Vahanna Parties as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be, individually or in the aggregate, material to the Group Companies taken as a whole. True, correct and complete copies of the Governing Documents of each Group Company and the Company Shareholder Agreements have been provided to Vahanna, in each case, as amended and in effect as of the date hereof. The Governing Documents of each Group Company and the Company Shareholder Agreements are in full force and effect and none of the Group Companies, or, to the Company’s knowledge, any other party thereto, are in breach or violation of any provision set forth in their respective Governing Documents or the Company Shareholder Agreements. Each Jurisdiction in which a Group Company is so qualified or licensed is listed in Section 3.1(a) of the Company Schedules.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Schedules sets forth, as of the date hereof, a true, correct and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof and the country of residence of each such Person, and (iii) with respect to any Equity Rights, (1) the date of grant, (2) the strike price (where applicable), (3) any applicable vesting schedule and expiration date, and (4) the type of Equity Right.

(b) Except for the Equity Rights set forth on Section 3.2(b) of the Company Schedules (which such Equity Rights shall, for the avoidance of doubt, be subject to the transactions contemplated by Section 2.2) or as is set forth in the Company’s or the Subsidiaries’ Governing Documents or the Company Shareholder Agreements, as of the date hereof, the Company or any of its Subsidiaries has no outstanding (x) convertible debt, equity appreciation, phantom equity, profit participation rights or other similar rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights (including preemptive rights), subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require the Company or any Subsidiary, as the case may be, to issue, sell, accelerate, extend, grant, enter into or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company or any Subsidiary, as the case may be (collectively, “Equity Rights”).

(c) All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and, if applicable, non-assessable. The Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or its Subsidiaries or the Company Shareholder Agreements or any other Contract to which the Company or any of its Subsidiaries is party or bound, (B) are not subject to any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right or any similar right of any Person granted pursuant to a Contract to which the Company or any of its Subsidiaries are a party or bound or, to the Company’s knowledge, any other Contract, and were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person granted pursuant to a Contract to which the Company or any of its Subsidiaries are a party or bound or, to the Company’s knowledge, any other Contract, (C) have been, in connection with their initial sale, offered, sold and issued (as applicable) in compliance with applicable Law, including Securities Laws, and foreign exchange control regulations in respect of issuance of Equity Securities, and (D) to the knowledge of the Company, are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or as set forth under the Governing Documents of the Company or the Company Shareholder Agreements).

(d) all Company RSUs will be issued in compliance with a Company Equity Plan and all applicable Laws and properly accounted for in all material respects in accordance with the Accounting Principles.

(e) Except for the Company’s Governing Documents and the Company Shareholder Agreements, there are no voting trusts, proxies, or other Contracts to which the Company or any of its Subsidiaries are a party or bound, or to the Company’s knowledge, under any other Contract, with respect to the voting or transfer of the Company’s Equity Securities. The Equity Securities set forth on the Allocation Schedule will, as of immediately prior to the Closing, constitute all of the issued and outstanding Equity Securities of the Company.

(f) Except as set forth on Section 3.2(f) of the Company Schedules, as of the date hereof, all of the outstanding Equity Securities of each Subsidiary of the Company are owned directly by the Company or another Subsidiary of the Company, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or Permitted Liens), and are set forth on Section 3.2(f) of the Company Schedules opposite the name of each Subsidiary of the Company. There are no Equity Rights that would require the Company or any of its Subsidiaries to issue, sell, accelerate, extend, grant, enter into an agreement to or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company’s Subsidiaries. Except as set forth in the Governing

Documents of the Company or its Subsidiaries, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of, or control of, any Subsidiaries of the Company.

(g) Except as is set forth on Section 3.2(g) of the Company Schedules, as of the date hereof, none of the Group Companies owns or holds (of record, beneficially or otherwise), directly or indirectly, any Equity Securities in or debt of any other Person or the right to acquire any such Equity Security or debt, and none of the Group Companies are a partner, manager or member, or acting in similar capacity, of any partnership, limited liability company or joint venture.

(h) Section 3.2(h) of the Company Schedules sets forth a list of all Indebtedness of the Group Companies (as described in clauses (a) through (j) of the definition of Indebtedness only) as of the date hereof, including, if applicable, the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement of such Indebtedness and the debtor and the issuer thereof.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate and shareholder (or other similar) action on the part of the Company, subject to obtaining the Required Company Shareholder Approval. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto and thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; No Undisclosed Liabilities.

(a) Attached hereto as Section 3.4(a) of the Company Schedules are true, correct and complete copies of the following financial statements (such financial statements, the “Financial Statements”): (i) audited consolidated balance sheets of the Group Companies as of March 31, 2022 and March 31, 2021, and the related audited consolidated statements of income and cash flows of the Group Companies for the fiscal years then ended (the “Audited Financials”) and (ii) the unaudited consolidated balance sheets of the Group Companies as of December 31, 2022 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of income and cash flows of the Group Companies for the nine months then ended (the “Unaudited Financials” and together with the Audited Financials, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Group Companies, (ii) have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments, none of which are material, and (iii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended, subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments.

(c) Except for liabilities (i) specifically reflected and adequately reserved against in the Latest Balance Sheet, (ii) incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or violation of Law), (iii) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) disclosed in Section 3.4(c) of the Company Schedules, or (v) that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any liabilities that would be required to be set forth on a consolidated balance sheet of the Group Companies prepared in accordance with the Accounting Principles. No Group Company is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d) Each Group Company has established and maintains systems of internal accounting controls. To the knowledge of the Company, such internal controls are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP and to maintain accountability for the Group Companies’ assets. Except as set forth on Section 3.4(d) of the Company Schedules, (i) since March 31, 2020, no Group Company has received any written complaint, allegation, assertion or claim that there is (x) a “significant deficiency” in the internal controls over financial reporting of the Group Companies, or (y) a “material weakness” in the internal controls over financial reporting of the Group Companies; and (ii) no Group Company has received any complaint, allegation, assertion or claim, in each case, in writing, that there is fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties set forth in Section 4.3 (and assuming all Consents referred to in such sections (or required to be disclosed in the corresponding sections of the Vahanna Schedules) are made or obtained), no Consent of any Governmental Entity is necessary in connection with the execution, delivery or performance by the Company of this Agreement and the Ancillary Documents to which the Company is or will be party or bound or the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, except for (a) compliance with and filings under the HSR Act, (b) filings and other obligations set forth on Section 3.5 of the Company Schedules, (c) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement, (d) the Required Company Shareholder Approval or (e) those the failure of which to obtain or make would not have, or be reasonably expected to have, a Company Material Adverse Effect. Except for Consents set forth on Section 3.5 of the Company Schedules, neither the execution, delivery and performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated by hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of any (x) the Company’s Governing Documents or (y) any of the Company’s Subsidiaries Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancelation, materially adverse amendment, materially adverse modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under (A) any Contract to which any Group Company is a party or by which it or its properties or assets are bound, (B) any Group Company Permits or (C) any Data Privacy and Security Requirement, (iii) violate, or constitute breach under, in each case, in any material respect, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities (other than Liens under applicable Securities Laws or Liens created by Vahanna) of any Group Company, except, in the case of any of clauses (ii) and (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Permits. The Group Companies and agents acting on its behalf hold all Permits necessary or required for the lawful conduct of their respective businesses (including as necessary or required to import, export, move interstate, release into the environment, test, grow, manufacture, distribute, and sell their products (whether commercialized or under development)) or necessary or required to own, lease or operate any of the properties or assets of the Group Companies, other than any such Permits which if not held by the Group Companies, would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Group Company Permits”). Each Group Company Permit is valid and in full force and effect either pursuant to its terms or by operation of law. Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (a) each Group Company is, and since March 31, 2020, has been, in compliance with the terms of all Group Company Permits held by such Group Company and (b) to the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance with the terms of any Group Company Permit.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Schedules sets forth a list of all Contracts to which a Group Company is a party or by which it or its assets or properties are bound (each Contract required to be set forth on Section 3.7(a) of the Company Schedules, the “Material Contracts”) that is:

(i) any Contract relating to the components of Indebtedness of the Group Companies set forth in clauses (a) through (g), (i), (j), (l) and (m) of the definition thereof;

(ii) any material equity joint venture or investment, partnership, or other similar Contract;

(iii) any Contract or group of Contracts with a common counterparty, or among counterparties sharing the same ultimate parent company, with consideration paid or payable to or by any one or more Group Companies of more than $250,000, in the aggregate, over any rolling 12-month period since March 31, 2020;

(iv) any Contract or group of Contracts with a common counterparty, or among counterparties sharing the same ultimate parent company, with a remaining term of more than 24 months and that creates an obligation or a right of the Company or any Group Company to be paid or make payments of more than $250,000, as forecasted, over any rolling 12-month period starting March 31, 2020;

(v) any Contract for the disposition of any material portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than purchases of inventory or services in the ordinary course of business) under which the Company or any of its Subsidiaries has any material continuing monetary obligations, including with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(vi) any Contract with any Governmental Entity to which any Group Company is a party that involve payments by or to the Group Companies in excess of $250,000;

(vii) any Contract required to be disclosed on Section 3.19 of the Company Schedules;

(viii) any settlement, conciliation or similar Contract relating to a Proceeding of a Group Company that have been entered into on or after March 31, 2020 and (1) contemplate payment by any Group Company of any amount in excess of $500,000 or (2) were brought by an equityholder or Affiliate of a Group Company;

(ix) any Contract that materially limits, or purports to materially limit, the ability of any Group Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x) any Contract that results in any person or entity holding a power of attorney from any Group Company that relates to the Group Companies or their respective business;

(xi) any Contract under which any Group Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xii) any Contract which involves the license to or grant of rights in Intellectual Property by any Person to a Group Company that is material to the conduct of the Business (other than: (A) non-exclusive licenses for commercially-available, off-the-shelf software licensed on standard terms and procured for aggregate fees of less than $250,000; (B) assignments granted by Group Company employees and contractors to a Group Company on the Company’s standard terms; and (C) non-exclusive licenses which are not the primary purpose of, or a material component of, the Contract);

(xiii) any Contract which involves the license or grant of rights by any Group Company to a third party of Company Owned Intellectual Property for fees in excess of $100,000, including any Contract involving the use of any Company Registered Intellectual Property required to be listed in Section 3.13(a) of the Company Schedules, but excluding any non-exclusive licenses granted to customers, contractors or distributors in the ordinary course of business on the Company’s standard terms;

(xiv) any Contract for the development of (A) material Company Owned Intellectual Property that is embodied in or distributed with any products or services or is otherwise material Company Owned Intellectual Property (other than Contracts with any employee or contractor on a standard form of agreement entered into in the ordinary course of business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to a Group Company), and (B) any Intellectual Property for any Person by a Group Company under which Contract a Group Company has any material unperformed obligations;

(xv) any Contract relating to the purchase of engineering or design services that involve more than $250,000, other than those Contracts and agreements under which no material services are remaining to be performed;

(xvi) all Real Property Leases;

(xvii) any Contract relating to the advancement to or loaning any other Person any amount or Contract under which any Person would be deemed to owe Indebtedness to any Group Company, other than advances to Workers of any Group Company for travel and other expenses incurred in the ordinary course of business;

(xviii) any Contract providing for payment or acceleration of equity or equity-based awards, benefits or any transaction, sale or change in control bonuses in connection with the transactions contemplated by this Agreement;

(xix) any Contract that provides for the indemnification by any Group Company of any Person outside the ordinary course of business or the assumption of any Tax, environmental or other liability of any Person;

(xx) all CBAs;

(xxi) Contracts granting to any Person (other than a Group Company) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests of a Group Company; and

(xxii) any employment, severance, retention, change of control, separation or individual consulting Contract with any Worker (A) providing for total annual compensation in excess of $150,000 (excluding any Contract that is terminable at will without payment of any severance, transaction bonus, Tax gross-up or similar payment obligation), or (B) that would result in monetary liability in excess of $100,000 to any Group Company if terminated.

(b) Each Material Contract is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the

Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. To the Company’s knowledge, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a modification or acceleration thereof by any party thereto, of such Material Contract, (B) there is no event or circumstance that is reasonably expected to result in (with or without notice or lapse of time or both) a material breach or default or permit termination of, or a modification or acceleration thereof by any party to such Material Contract, and (C) no party to a Material Contract has claimed a force majeure (or similar excuse in performance due to COVID-19) with respect thereto, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. Since March 31, 2020 through the date hereof, no Group Company has received notice of (i) any breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or modify in any respect the terms of any such Material Contract, or accelerate the obligations of any Group Company thereunder, in each case, except as has not been and would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. True, correct and complete copies of all Material Contracts as in effect as of the date hereof have been made available to Vahanna.

Section 3.8 Absence of Changes. Except as set for the Section 3.8 of the Company Schedules, during the period beginning on March 31, 2022 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred or is reasonably expected to occur, and (b) except as expressly required by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby (or in connection with any prior process related to any extraordinary business transaction involving the Company or its businesses and assets), and except for any actions taken or not taken, or any plans, procedures and practices adopted (and compliance therewith) related to COVID-19, (i) each Group Company has conducted its business in the ordinary course and (ii) no Group Company has taken any action that, if taken during the period from the date of this Agreement until the Closing, would require the consent of Vahanna pursuant to Section 5.1(b)(iii), Section 5.1(b)(iv) or Section 5.1(b)(v).

Section 3.9 Litigation. Except as set forth on Section 3.9 of the Company Schedules and except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there is (and since March 31, 2020 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) any Group Company, (b) any of their respective properties, products or assets or (c) any of their respective managers, officers, directors or employees (in their capacities as such) (in each case with respect to clauses (a)-(c), seeking material non-monetary relief, involving criminal liability or involving an amount in controversy in excess of $250,000 individually). Neither the Group Companies nor any of their respective properties, products or assets is subject to any outstanding Order that is, or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Except as set forth on Section 3.9 of the Company Schedules, there are no material Proceedings by a Group Company pending, or which a Group Company has commenced preparations to initiate, against any other Person.

Section 3.10 Compliance with Applicable Law.

(a) Each Group Company is (and since March 31, 2018 has been) in compliance in all respects with all Laws applicable to it or its business, operations, products or assets or properties, in each case, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole. No Group Company or agent acting on its behalf has, since March 31, 2018 through the date hereof, received any notice or communication from any Governmental Entity, and, to the knowledge of the Company, no such notice or communication from any Governmental Entity is threatened against any of the Group Companies, in each case, regarding any actual or alleged violation of, or a failure to comply with, any applicable Law, in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company has conducted any internal investigation with respect to any actual, alleged or potential violation of applicable Law by any of its Representatives, individual independent contractors or other service providers or concerning any actual or alleged fraud.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Schedules sets forth a true, correct and complete list of each material Company Plan (excluding any employment agreement or offer letter that does not (A) contain severance payments or benefits, transaction, change in control or retention-based bonuses and (B) deviate in any material respect from the form of offer letter provided to Vahanna prior to the date hereof). With respect to each Company Plan, the Group Companies have provided Vahanna with correct and complete copies of the following documents, to the extent applicable: (i) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the current plan and trust documents, and all amendments thereto (and for any unwritten plan, a summary of the material terms); (iii) the most recent summary plan description and all summaries of material modification thereto; (iv) the three most recent Form 5500 annual reports (with all schedules and attachments thereto); and (v) any non-routine correspondence with any Governmental Entity. Each Company Plan is in writing. No proposal or announcement has been made to any Worker of any Group Company about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any Employee Benefit Plan.

(b) Within the preceding six years, no Group Company or ERISA Affiliate maintains, sponsors, participates in, contributes to or has any obligation to contribute to or has any liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA or to which section 75 of the Pensions Act 1995 applies, has applied or can apply) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Plan provides, and no Group Company has any liability to provide, any retiree, post-employment or post-termination health or life insurance or other welfare-type benefits to any Person, other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of premiums for such coverage. No Group Company has any liabilities by reason of being considered a single employer under Section 414 of the Code with any other Person other than another Group Company.

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service on which it can rely and, to the Company’s knowledge, no events have occurred or circumstances exist that would reasonably be expected to adversely affect such qualified status. None of the Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) There are no pending, or to the Company’s knowledge, threatened Proceedings with respect to any Company Plan (other than routine claims for benefits) or with respect to any other fiduciary thereof. Each Company Plan (and each related trust, insurance Contract, or fund) has been established, maintained, funded and administered in accordance with its terms and in compliance in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws. With respect to any Company Plan, no Group Company or any of their respective ERISA Affiliates or, to the Company’s knowledge, any other “disqualified person” or “party in interest” (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) as to any such Company Plan, has breached the fiduciary rules of ERISA or has engaged in any “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA

that are not otherwise exempt under Section 408 of ERISA. Each of the Company and its Subsidiaries has performed all obligations required to be performed by it and is not in any respect in default under or in violation under any Company Plan, nor does the Company have any knowledge of any such default or violation by any other party to any Company Plan. With respect to each Company Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Plan and in compliance with the requirements of applicable Law, and, to the extent not yet due, have been properly accrued in accordance with GAAP.

(e) The Company and its ERISA Affiliates do not maintain any Company Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code, the applicable provisions of the Health Insurance Portability and Accountability Act of 1986 and the Patient Protection and Affordable Care Act. The Company is not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement could not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former Worker, (ii) increase the amount or value of any compensation or benefits payable to any current or former Worker, or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former Worker.

(g) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise in connection with the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) is reasonably expected, separately or in the aggregate, to be nondeductible under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code.

(h) Each Company Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained in form and operation in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder and no amount under any such Employee Benefit Plan has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(i) Except as set forth in Section 3.11(i) of the Company Schedules, the Group Companies have no current or contingent obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

(j) Neither the Company nor any of its Subsidiaries has amended its Employee Benefits Plans in response to COVID-19. No Company Plan has experienced a partial plan termination as the result of any employee reductions.

Section 3.12 Environmental Matters. Except as set forth on Section 3.12 of the Company Schedules:

(a) The Group Companies are, and at all times since March 31, 2020 have been, operating in compliance in all respects with all Environmental Laws, which includes obtaining, maintaining and complying with all Permits required in connection with the Business under Environmental Laws, except in each case as would not be material to the Group Companies.

(b) No Group Company has received since March 31, 2020 (or earlier if unresolved) any written notice, Order, or warning letter from a Governmental Entity or any other Person regarding any actual or alleged violation in any material respect of, or a failure to comply in any material respect with any Environmental Laws, except for any such notice, Order or warning letter that has been resolved.

(c) There is (and since March 31, 2020 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company or that otherwise pertains to the Business pursuant to any Environmental Laws, except for any Proceeding that has been resolved.

(d) Since March 31, 2020, there has been no manufacture, sale, distribution, marketing, design, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case by any Group Company (or any other Person to the extent giving rise to liability of any Group Company), that has resulted or, to the knowledge of the Company, would reasonably be expected to result in liability under Environmental Laws for any Group Company, except in each case as would not be material to the Group Companies.

(e) The Group Companies have not assumed in writing or provided an indemnity with respect to any liability of any other Person under Environmental Laws.

(f) The Group Companies have made available to Vahanna copies of all material environmental reports, audits, or assessments (including Phase I environmental site assessment reports, and Phase II reports) pertaining to any current or former real property owned or leased by any Group Company and any other material documents pertaining to any pending or threatened Proceeding under Environmental Law, that, in each case, are within the Group Companies’ possession or reasonable control.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Schedules sets forth a true, correct and complete list of all Company Registered Intellectual Property. The Company Registered Intellectual Property is valid and subsisting and, in the case of such Company Registered Intellectual Property that has issued or is registered, to the Company’s knowledge, is enforceable. A Group Company exclusively owns and possesses all right, title and interest in and to all Company Owned Intellectual Property that is material to the conduct of the Business, free and clear of all Liens (other than Permitted Liens).

(b) A Group Company exclusively owns and possesses all right, title and interest in and to, or has a valid and enforceable and sufficient written license to, all Intellectual Property that is used in or otherwise necessary for the operation of the Business, free and clear of all Liens or obligations to others (other than Permitted Liens) (together with the Company Owned Intellectual Property, the “Business Intellectual Property”), which Business Intellectual Property will, immediately after the Closing, be owned by, licensed to or available for use by the Group Companies on terms and conditions that are the same in all material respects to those immediately prior to the Closing; provided that nothing in this Section 3.13(b) constitutes a representation and warranty of noninfringement of Intellectual Property owned by a third party. Section 3.13(b) of the Company Schedules sets forth a true, correct and complete list of all material Business Intellectual Property. No Group Company has granted any exclusive license with respect to any Company Owned Intellectual Property (including any Company Product) to any other Person.

(c) All Persons who independently or jointly have materially contributed to the authorship, invention, creation, improvement, modification or development of any material Intellectual Property for or on behalf of, or under the supervision of, any Group Company have executed and delivered to the Group Company a valid and enforceable written assignment (by way of a present grant of assignment) to a Group Company of all such Intellectual Property authored, invented, created, improved, modified or developed by such Person in the course of their employment or other engagement with such Group Company for which ownership does not automatically vest in such Group Company by operation of law. Each Group Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any Trade Secrets owned or used by each Group Company, including ensuring that third parties who have had access to such Trade Secrets are subject to confidentiality obligations with respect to such Trade Secrets. To the Company’s knowledge, there has been (i) no violation or unauthorized access to or disclosure of any Trade Secrets of or in the possession of each Group Company, or

(ii) no material breach of any written contract containing non-disclosure obligations with respect to such Trade Secrets.

(d) (i) The operation of the Business as conducted by the Group Companies, including the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution or maintenance of Company Products by any of the Group Companies, does not infringe, misappropriate or violate, and has not since December 31, 2019, infringed, misappropriated, or violated any Intellectual Property of any other Person, except in each case as would not have, or not be reasonably expected to have, a Company Material Adverse Effect, (ii) there is not, and there has not been since December 31, 2019, any Proceeding pending or other material claim sent or received in writing (including unsolicited offers, demands, or requests to license or cease and desist letters) by or against any Group Company with respect to any Intellectual Property (including any infringement, misappropriation, dilution, violation, enforceability, use (including any assertion of misuse), ownership, scope, licensing, or validity thereof), and (iii) to the Company’s knowledge, no Person is infringing, misappropriating, or violating any Company Owned Intellectual Property in any material respect.

(e) The Group Companies possess all source code and other material documentation necessary to compile and operate the Company Products (excluding any third party Software licensed in object code that is distributed with Company Products) and no Group Company has disclosed, delivered, licensed or otherwise made available, and no Group Company has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any material source code for any Company Products or any material source code otherwise included in the Company Owned Intellectual Property to any Person other than third parties engaged by a Group Company to provide development, support or maintenance services to such Group Company (each of which is subject to agreements with reasonable Intellectual Property assignment and confidentiality provisions), and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any such source code by any Group Company to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee, contractor or service provider of a Group Company subject to confidentiality obligations with respect thereto.

(f) Each Group Company is in compliance in all material respects with all obligations under any Contract pursuant to which such Group Company has obtained the right to use any third party Software, including Open Source Software, that is currently used in the operation of the Business and in particular the Group Companies have purchased a sufficient number of seat licenses or other required permissions or use rights for the Company IT Systems. The Company IT Systems are sufficient for the current needs of, and are sufficient to effectively perform all information technology operations necessary for, the operation of the Business. The Group Companies use and have used commercially reasonable efforts to protect the confidentiality, integrity and security of the Company IT Systems and to prevent any unauthorized use, access, interruption, or modification of the Company IT Systems. The Group Companies do not use and have not used any Open Source Software or any modification or derivative thereof with any Company Product or otherwise in connection with the operation of the Business (A) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (B) under any license requiring any Group Company to disclose or distribute any source code to any of the Company Products or otherwise included in any Company Owned Intellectual Property (other than the Open Source Software itself), to license or provide any such source code for the purpose of making derivative works, or to make available for redistribution to any Person any such source code at no or minimal charge.

Section 3.14 Labor Matters.

(a) Section 3.14(a) of the Company Schedules sets forth a true, correct and complete list as of a date within five (5) days preceding the date hereof of all individuals who are employees of each Group Company, including any employee who is on a leave of absence of any nature, paid or unpaid, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date and continuous employment date (if different), (iv) current annual base compensation rate or hourly wage rate, as applicable, (v) commission, bonus or other incentive based compensation, (vi) jurisdiction and location of employment, (vii) employing entity, (viii) whether working under an employment visa (and, if so, type of visa, expiry date and status), and (ix) notice period and all particulars which are required to be provided under section 1 of the Employment Rights Act 1996. No Group Company has offered, promised or agreed to any future variation of the terms of employment or engagement of any Worker.

(b) Copies of all standard terms and conditions, handbooks, policies and other documents which apply to all Workers, identifying which Worker in each case, and any material variations from the standard terms and conditions, have been provided in Section 3.14(b) of the Company Schedules.

(c) Since March 31, 2020, (i) none of the Group Companies (A) has or has had any material liability for any arrears of wages, salaries, premiums, commissions, bonuses, fees, expenses, holiday pay or other compensation for services, or any penalty or other sums for failure to comply with any of the foregoing in relation to current and former Workers, and (B) has or has had any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, or to any Governmental Entity, with respect to unemployment compensation benefits, social security, social insurances or any other obligations for any Workers of any Group Company (other than routine payments to be made in the ordinary course of business); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries, and other payments to current and former Workers.

(d) Since March 31, 2020, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material liability under WARN nor have the taken any action that could reasonably be expected to result in the Group Companies incurring any material liability under WARN, including as a result of the transactions contemplated by this Agreement. Except as set forth on Section 3.14(d) of the Company Schedules, no Group Company has taken any material action with respect to its employees, including implementing any employee layoff, redundancy, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in benefits, salary or wages, or other workforce changes affecting Workers has occurred since March 31, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. The Group Companies have not otherwise experienced any employment-related liability with respect to COVID-19 that has been, or would reasonably be expected to be, material to the Group Companies taken as a whole.

(e) There are no material Proceedings existing, pending or, to the Company’s knowledge, threatened by or on behalf of any current or former director, manager, officer, employee, contract labor, individual independent contractor or other service providers or government or administrative authority, including any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar improper conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, salary differences, and social security contributions and Taxes, nor is there are any basis for any of the foregoing. No Group Company is bound by any Order or material consent decree with, or citation by, any Governmental Entity relating to any employees or employment practices.

(f) Since March 31, 2020, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against any of the Group Companies or any of their respective current or former directors, officers or senior level management employees, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) none of the Group Companies have entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their current or former directors, officers or senior level management employees.

(g) The Group Companies have promptly, thoroughly and impartially investigated all material allegations of sexual harassment or other types of discrimination prohibited by applicable Laws of which any of the Group Companies are or were made aware. With respect to each such material allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action.

(h) Since March 31, 2020, the Group Companies have been and are in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, employment practices, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), contract labor, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employee privacy, employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance. No Group Company is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to any Group Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(i) No Group Company has been a party to or bound by any collective bargaining agreements or other Contracts with any labor organization, staff association, staff council, works council, labor union or other employee representative (collectively, “CBA”), and no Workers are represented by any labor union, works council, or other labor organization with respect to their employment with the Group Companies. Since March 31, 2020, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other labor disputes against or affecting any Group Company, nor is there any basis for any of the foregoing. To the Company’s knowledge, since March 31, 2020, there have been no labor organizing activities with respect to any Workers. Neither the execution, delivery or performance of this Agreement nor the consummation of the transaction contemplated by this Agreement will require consent by, notification to or consultation with any CBA.

(j) There has not been, and no Group Company anticipates or has any reason to believe that there will be, any adverse change in relations with the Workers as a result of the announcement of the transaction contemplated by this Agreement. To the knowledge of each Group Company, no officer or senior management employee of any Group Company intends, or is expected, to terminate his or her employment following the consummation of the transactions contemplated by this Agreement. No Worker has given notice to terminate their contract of employment (which has not yet terminated) or is under notice of dismissal nor is any such notice pending, outstanding or threatened and, to the Company’s knowledge, there are no circumstances likely to give rise to such notice.

(k) No offer of employment or engagement has been made by any Group Company that is outstanding for acceptance or that has been accepted but not yet commenced.

(l) Each Group Company is in compliance with all COVID-19 Measures applicable to any location in which the applicable Group Company operates. No Group Company has received any complaints or concerns (i) from employees regarding leaves of absence, paid sick time, or similar matters related to COVID-19, (ii) regarding the Group Company’s reporting, or failure to report, to employees, contractors, customers, vendors or the public, the presence of employees or contractors who have tested positive for, or exhibited symptoms of, COVID-19, or other potential means of exposure to COVID-19 or (iii) alleging that the Group Company failed to provide a safe working environment, appropriate equipment or accommodation in relation to COVID-19.

(m) To the Company’s knowledge, no current or former Worker of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar obligation: (i) owed to any Group Company or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the applicable Group Company.

(n) No Group Company within the two (2) years preceding the date hereof entered into any agreement which involved or may involve any Group Company (and no event has occurred which may involve any Group Company in the future) acquiring or disposing of any undertaking or part of one such that the Transfer of Undertakings (Protection of Employment Regulations) 2006/246 (as amended) applied or may apply thereto which affected or may affect any Group Company or any Worker.

Section 3.15 Insurance. Section 3.15 of the Company Schedules sets forth a true, correct and complete list as of the date hereof of all insurance policies of each Group Company (including fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by any Group Company). Each such insurance policy is in full force and effect and adequately covers the relevant business and operations of each Group Company, all premiums due and payable thereon as of the date hereof have been paid in full as of the date hereof, and no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Company, taken as a whole. No Group Company is in material breach or default under the terms of any such insurance policy (including any such breach or default with respect to the giving of notice of claims) and, to the Company’s knowledge, no event has occurred which (with or without notice or the lapse of time or both) would constitute a material breach or material default. No written or, to the Company’s knowledge, oral notice of pending material premium increase, cancelation, termination or non-renewal has been received by any Group Company with respect to any such policy, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Company, taken as a whole. All insurance policies required to be maintained by each Group Company pursuant to applicable Law or Contract have been procured and are sufficient and valid.

Section 3.16 Tax Matters.

Each Group Company has prepared and timely filed all Tax Returns required to be filed by or with respect to it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and each Group Company has timely paid all income and all other material Taxes required to have been paid, including all installments on account of Taxes for the current year, due and owing by it regardless of whether or not such Taxes are related to, shown on or required to be shown on any such Tax Return. Each Group Company has made available to Vahanna correct and complete copies of all Tax Returns for all Tax periods beginning from and after March 31, 2018.

(b) Each Group Company has timely withheld or deducted and paid to the appropriate Tax Authority all material amounts required to have been withheld or deducted from amounts paid or owing or deemed paid or owing or benefits given to any employee, individual independent contractor, other service providers, equity interest holder, creditor, or other third party, including for services performed outside the city, state, province or country where any employee is based, and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No Group Company is currently the subject of a Tax audit, examination, assessment, administrative or judicial claim, Proceeding, or investigation with respect to material Taxes (a “Tax Proceeding”), nor are there any matters under discussion, audit or appeal with any Tax Authority with respect to the Taxes of any Group Company, and no Tax Proceeding with respect to any Group Company is pending or has been threatened in writing. No Group Company has been informed in writing of any deficiency, proposed adjustment, or assessment, in each case with respect to material Taxes, that has not been fully paid or finally resolved. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and no such deficiency has been threatened or proposed in writing against any Group Company.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority which waiver or extension of time is currently outstanding. No Group Company has waived any statute of limitations with respect to any Taxes of any Group Company or is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any material Tax Return of any Group Company.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date. No Group Company has requested or received a written ruling from any Tax Authority or signed any binding agreement with any Tax Authority or made or filed any election, designation or similar filing with respect to Taxes of any Group Company. The amount of Tax chargeable on any Group Company does not depend, and has not depended, to any material extent, on any concession, agreement or other formal or informal arrangement with any Tax Authority.

(f) No Group Company is or has been a party to any “listed transaction” within the meaning of Sections 6111 and 6112 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or any “tax shelter” within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder (or any corresponding or similar provision of state, local or non-U.S. Law).

(g) There are no Liens for material Taxes on any of the assets of any Group Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings.

(h) During the two-year period ending on the date of this Agreement, no Group Company (or any predecessor thereof) has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i) No Group Company (i) has been a member of an Affiliated Group (other than an Affiliated Group the common parent of which was a Group Company) or (ii) has any liability for the Taxes of any Person other than itself under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, by operation of applicable Law or otherwise.

(j) No written claim has ever been made by any Tax Authority in a jurisdiction where any Group Company does not file Tax Returns that a Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn, and no Group Company has a taxable presence or nexus other than in the jurisdictions in which it currently files Tax Returns.

(k) No Group Company (i) is a party to or bound by or has any obligations under any Tax allocation, Tax sharing or Tax indemnity or similar agreement (other than such Contract entered into in the ordinary course of business and the principal purpose of which is not the allocation or sharing of Taxes), and no charge to Tax will arise to any Group Company as a result of any Group Company ceasing to be a member of any Affiliated Group in connection with this Agreement, (ii) is party to any Contract or arrangement to pay, indemnify or make any payment with respect to any Tax liabilities of any stockholder, member, manager, director, officer or other employee or contractor of any Company Group and (iii) is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) No Group Company has taken, or intends to take, any action that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there are no facts, circumstances, or plans that, either alone or in combination, could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(m) No Group Company has filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(n) Each Group Company has (i) to the extent applicable, complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” deferred by any Group Company under Section 2302 of the CARES Act, (ii) to the extent applicable, complied with all legal requirements and duly accounted for any available Tax credits claimed by any Group Company under Sections 7001 through 7005 of the Families First Act and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.

(o) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of (i) an installment sale or open transaction disposition made on or prior to the Closing Date, (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received outside the ordinary course of business on or prior to the Closing Date; (iv) a change in method of accounting under Section 481 of the Code that occurs or was requested prior to the Closing (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law)) executed on or prior to the Closing Date; (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (vii) any election under Section 108(i) of the Code (or any corresponding provision of state, local or non-U.S. Law); or (viii) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of Law) of any Group Company attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date. No Group Company will be required to make any payments after the Closing Date pursuant to Section 965 of the Code, including as a result of an election made pursuant to Section 965(h) of the Code.

(p) No Group Company is or has been a resident for Tax purposes in any jurisdiction other than the jurisdiction of its formation, or is or has had, any branch, agency, permanent establishment or other taxable presence in any jurisdiction other than the jurisdiction of its formation.

(q) The unpaid Taxes of any Group Company with respect to any pre-Closing period (i) did not, as of the date of the Latest Balance Sheet, exceed the accrued liability for Taxes (rather than any accrued liability for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that accrued liability as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the applicable Group Company in filing their Tax Returns.

(r) None of the Company’s non-U.S. Subsidiaries has, or at any time has had, an investment in “United States property” within the meaning of Section 956(b) of the Code.

(s) None of the Company’s non-U.S. Subsidiaries is, or at any time has been, a “passive foreign investment company” within the meaning of Section 1297 of the Code and none of the Group Companies is a stockholder, directly or indirectly, in a passive foreign investment company.

(t) None of the Company’s non-U.S. Subsidiaries is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise.

(u) The Company is not, nor has been, a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. None of the Company’s non-U.S. Subsidiaries holds, or at any time has held, a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.

(v) No Group Company is or has been a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(w) No Group Company is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(x) No Person holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(y) Section 3.16(y) of the Company Schedules sets forth a list of the jurisdictions of formation and entity classification of each Group Company for U.S. federal income tax purposes, and, unless otherwise noted on Schedule 3.16(y) of the Company Schedules, each entity has had such classification at all times since its incorporation or formation, as applicable.

(z) The prices and terms for the provision of any property or services undertaken among the Group Companies are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(aa) Each Group Company has duly and timely collected all material amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and state, provincial or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Tax Authority any such amounts required by Law to be remitted by it.

(bb) The existence, amount or usability of the Tax attributes of any Group Company (such as net operating losses, capital loss carry forwards, foreign tax credit carry forwards, asset bases, research and development credit, and depreciation periods) for Tax periods (or portions thereof) are not currently subject to limitation under any Section of the Code or the Treasury Regulations thereunder, or any applicable provision of state, local or non-U.S. Law, and will not be subject to any limitation for any period beginning on or after the Closing Date.

(cc) Each Group Company has obtained all official receipts from non-U.S. Governmental Entities or other evidence of payments sufficient to support any claimed foreign Tax credits for any Taxes paid by it to any non-U.S. Tax Authorities.

(dd) Each Group Company has provided reasonable documentation or other proof of compliance with any applicable Tax holiday or other similar incentives, and such compliance shall not be negatively affected by the transactions contemplated by this Agreement.

Section 3.17 Brokers. Except as set forth on Section 3.17 of the Company Schedules, no investment banker, financial advisor, broker, or finder has acted for or on behalf of the Company or any Affiliate in connection with this Agreement or the transactions contemplated hereby, and the Company has not entered into any agreement with any Person which will result in the obligation of the Company to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the with this Agreement or the transactions contemplated thereby.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Schedules sets forth a true, correct and complete list (including street addresses) of all real property leased or sub-leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. The Company has delivered to Vahanna a true and complete copy of each such Real Property Lease. Except in each case as would not be, or would not be reasonably expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and each Real Property Lease has been adequately stamped and validly registered with applicable Law. Except in each case as would not be, or would not be reasonably expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, (i) no event has occurred which (with or without notice or lapse of time or both) would constitute, and (ii) there is no event or circumstance that is reasonably expected to result in (with or without notice or lapse of time or both) a breach or default or would permit termination of, or a modification or acceleration thereof by any party to such Real Property Leases. No Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. The Group Company’s possession and quiet enjoyment of the Leased Real Property under the applicable Real Property Lease has not been disturbed, and to the Company’s knowledge, there are no disputes with respect to any Real Property Lease, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) The Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Real Property are in good condition and repair, free of any structural deficiencies or latent defects, and sufficient for the operation of the Business.

(d) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the assets and properties of the Group Companies reflected in the Latest Balance Sheet or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business or as would not be, or would be reasonably expected not to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The tangible assets and properties of the Group Companies are in good operating condition in all respects (normal wear and tear excepted) and are fit, in all respects, for use in the ordinary course of business, and no uninsurable damage has, since the date of the Latest Balance Sheet, occurred with respect to such assets and properties, except in each case as would not be, or would not be reasonably expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Schedules sets forth all Contracts between any Group Company, on the one hand, and any Pre-Closing Holder Related Parties or Group Company,

on the other hand, other than (i) Contracts with respect to a Pre-Closing Holder Related Party’s employment or services with (including with respect to benefit plans and other ordinary course compensation from) any of the Group Companies, (ii) any Ancillary Document, and (iii) any Governing Documents of the Company or the Company Shareholder Agreements (all such Contracts set forth in Section 3.19 of the Company Schedules, “Pre-Closing Holder Related Party Transactions”). Each Pre-Closing Holder Related Party Transaction has been entered into in accordance with applicable Law and is at arm’s length. No Pre-Closing Holder Related Party owns (x) any interest in any asset used in the Business or in any competitor of the Business, or (y) owes any amount to, or is owed any amount by, any Group Company (other than as set forth in Section 3.19 of the Company Schedules). To the knowledge of the Company, there are no Contracts relating to any Group Company between (A) any officer, director, partner, member or manager of any Group Company, or any Affiliate of the foregoing, on the one hand, and (B) any direct or indirect equityholder of the Company or an Affiliate thereof, on the other hand. To the knowledge of the Company, no Pre-Closing Holder Related Party has been a party to any transaction with any Group Company since March 31, 2020, that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Company were a registrant as described therein.

Section 3.20 Material Customers and Suppliers. Section 3.20 of the Company Schedules sets forth as of the date of this Agreement (i) the top 20 customers of the Group Companies (x) for the year ended March 31, 2022 and (y) for the nine months ended December 31, 2022 (in each case based upon aggregate consideration paid to the Group Companies for goods or services rendered during such period) (collectively, the “Material Customers”), and (ii) the top 10 suppliers and unaffiliated contractors or subcontractors of the Group Companies (x) for the year ended March 31, 2022 and (y) for the nine months ended December 31, 2022 (based upon the aggregate consideration paid by the Group Companies for goods or services rendered during such period) (collectively, the “Material Suppliers”). To the knowledge of the Company, as of the date of this Agreement, no Material Customer or Material Supplier intends to discontinue or materially alter its relationship with the Group Companies, and the Group Companies have not received written (or, to the knowledge of the Company, oral) notice of any such intent.

Section 3.21 Data Privacy and Security Requirements.

(a) The Group Companies, their officers, employees, and any processors acting on their behalf are and, since March 31, 2020 have been, in material compliance in all material respects with all Data Privacy and Security Requirements.

(b) The Group Companies have in place policies and procedures for the proper Processing of Personal Data that comply with Data Privacy and Security Requirements. The Group Companies have in accordance with Data Privacy and Security Requirements: (i) provided individuals with relevant information; (ii) obtained, where required, individuals’ valid consent in relation to the Processing of their Personal Data; (iii) implemented and complied with their audit, training and, where required, data protection impact assessment procedures; (iv) where the Group Companies have instructed another party to Process Personal Data, entered into data processing agreements which comply with Data Privacy and Security Requirements; (v) entered into data processing agreements which comply with Data Privacy and Security Requirements and complied with all contractual obligations; and (vi) stored Personal Data for no longer than is necessary for the purposes for which Personal Data is Processed pursuant to a data retention policy implemented in accordance with Data Privacy and Security Requirements.

(c) To the knowledge of the Company, except as set forth in Section 3.21 of the Company Schedules, the Group Companies have not experienced any Security Incident, including with respect to any Company IT Systems, Business Data, or Company Products or otherwise related to the Business, and the Group Companies are not aware of any facts suggesting the likelihood of the foregoing, including any breach of security. No circumstance has arisen in which Data Privacy and Security Requirements would require the Group Companies to notify a Person or Governmental Entity of a data security breach or security incident.

(d) No Group Company has, since March 31, 2019, been nor is currently: (i) subject to any written notice, notification, claim, demand, audit or action from any Person in relation to Personal Data, including a notification, a claim, a demand, or an action alleging that any of the Group Company has Processed Personal Data in violation of applicable Data Privacy and Security Requirements, (ii) under audit or subject to any Proceeding, including regarding Processing of Personal Data, or (iii) required by applicable Law or Contract to give any notice to any Person, or been subject to any Proceeding, in each case with respect to any Security Incident or otherwise with respect to any breach or purported breach of any Data Privacy and Security Requirements.

(e) The Group Companies have implemented and maintain appropriate technical, physical, and organizational measures and security systems and technologies in compliance with all Data Privacy and Security Requirements to ensure the integrity and security of Personal Data and all Business Data and to prevent any Security Incident in compliance with Data Privacy and Security Requirements, including security, disaster recovery and business continuity plans, procedures and facilities, including by implementing systems and procedures to encrypt the transmission of material Business Data on or from Company IT Systems.

(f) The performance of this Agreement will not violate any Data Privacy and Security Requirements. Upon execution of this Agreement, the Group Companies shall continue to have the right to Process any Personal Data Processed by them before the signature date of this Agreement in order to be able to conduct the ordinary course of business.

(g) Since March 31, 2019, there has not been any material failure with respect to any of the Company IT Systems that has not been remedied or replaced in all material respects. The Group Companies have taken commercially reasonable steps designed to ensure that the Company IT Systems do not contain, and, to the knowledge of the Company, the Company IT Systems do not contain, any material unauthorized feature (including any worm, bomb, Trojan Horse, backdoor, clock, timer or other disabling device, code, design or routine) or material defects, technical concerns or problems that would cause any Company IT System to be erased, inoperable or otherwise incapable of being used, or any computer code designed to disrupt, disable or harm in any manner the operation of any Software or hardware, either automatically, with the passage of time or upon command, or otherwise that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions.

(h) The Group Companies (i) engage and have engaged in Processing only with respect to such Data as they are authorized to so engage (or to cause such Processing, as applicable) by Law and, in the case of Data obtained from third parties, Contract, and (ii) have implemented reasonable safeguards designed to prevent unauthorized use or disclosure of such Data. The Group Companies have, with respect to all such Data that is subjected to any Processing directly in connection with the Business, all rights necessary to conduct such Processing as then-currently conducted, in all material respects.

(i) None of the Group Companies has received any written communication from any Person since March 31, 2019 from whom it licenses, acquires or purchases any material Data (such arrangements, “Material Data Supply Agreements”) to the effect that any, and to the Company’s knowledge no, Person will stop or decrease the rate of, or materially alter the terms of, the business it conducts with (or the Data it provides under any Material Data Supply Agreements to) any Group Company. No Group Company is in material breach of any Material Data Supply Agreements.

Section 3.22 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies, nor, to the Company’s knowledge, any of their shareholders or members or Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies is or has been, since March 31, 2018, (i) a Person identified or named in any Sanctions and Export Control Laws, including any person identified in Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned or controlled, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) or (ii) or that may be subject to Sanctions and Export Control Laws; (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) – (iii) or any country or territory which is or has been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, including the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria); or (v) otherwise in violation of Sanctions and Export Control Laws.

(b) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies has, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c) There have not been any Proceedings, filings, disclosures, Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws or Sanctions and Export Control Laws by the Group Companies or any of their Representatives or, to the Company’s Knowledge, any other Persons in each case to the extent acting for or on behalf of any of the Group Companies, and to the Company’s Knowledge, no such Proceedings, filings, disclosures, Orders, inquiries or governmental investigations have been threatened or are pending and there are no circumstances that are reasonably expected to give rise to any such Proceedings, filings, disclosures, Orders, inquiries or governmental investigations.

Section 3.23 Information Supplied. None of the information supplied or to be supplied by the Group Companies expressly for inclusion or incorporation by reference: (a) prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to shareholders of Vahanna, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) after the Closing in the current report filed on Form 6-K or Form 8-K will contain any false or misleading statement in light of the circumstances under which they are made. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Vahanna or its Affiliates.

Section 3.24 Sufficiency of Assets. Except as would not be expected to be material to the Group Companies, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Group Companies constitute all of the assets that are reasonably necessary for the continued conduct of the Business after the Closing in the ordinary course.

Section 3.25 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Vahanna Parties and (ii) it has been furnished with or given access to such documents and information about the Vahanna Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 (including the Vahanna Schedules) and in the Ancillary Documents and no other representations or warranties of any Vahanna Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 (as modified by the Vahanna Schedules) and in the Ancillary Documents, no Vahanna Party or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF OTHER WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE VAHANNA PARTIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 AND IN THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY GROUP COMPANY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS (ON ITS OWN BEHALF AND ON BEHALF OF THE GROUP COMPANIES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY STOCK OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND THE COMPANY SPECIFICALLY DISCLAIMS, ON ITS BEHALF AND ON BEHALF OF EACH OF THE GROUP COMPANIES, ANY REPRESENTATION OR WARRANT OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS OR THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED IN THEIR PRESENT CONDITION, AND EACH OF THE VAHANNA PARTIES SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 (AS MODIFIED BY THE COMPANY SCHEDULES) AND IN THE ANCILLARY DOCUMENTS.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE VAHANNA PARTIES

Except as set forth (a) subject to Section 8.8, on the Vahanna Schedules or (b) in any Vahanna SEC Reports (excluding any disclosures in any “risk factors” section or in any forward-looking statements or similar disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being understood, however, that nothing disclosed in any Vahanna SEC Report will qualify or be deemed to qualify the Vahanna Fundamental Representations), each Vahanna Party hereby represents and warrants on behalf of itself to the Company as follows:

Section 4.1 Organization and Qualification. Such Vahanna Party is a corporation, limited liability company or other business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have, or be reasonably expected to have, a Vahanna Material Adverse Effect.

Section 4.2 Authority. Such Vahanna Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, each of the Ancillary Documents to which such Vahanna Party is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Vahanna Shareholder Approvals and the Merger Sub Sole Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which such Vahanna Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such Vahanna Party. This Agreement has been and each Ancillary Document to which such Vahanna Party is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by such Vahanna Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Vahanna Party (assuming this Agreement has been and the Ancillary Documents to which such Vahanna Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Vahanna Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Government Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties set forth in Section 3.5 (and assuming all Consents referred to in such sections (or required to be disclosed in the corresponding sections of the Company Schedules) are made or obtained), no Consent of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which such Vahanna Party is or will be a party or bound, or the consummation by such Vahanna Party of the transactions contemplated hereby and thereby, except for (a) compliance with and filings under the HSR Act, (b) the Domestication in compliance with applicable Law (to the extent required by Section 2.6), (c) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement, (d) the Vahanna Shareholder Approvals or (e) those the failure of which to obtain or make would not have, or be reasonably expected to have, a Vahanna Material Adverse Effect. Neither the execution, delivery and performance by such Vahanna Party of this Agreement nor the Ancillary Documents to which such Vahanna Party is or will be a party nor the consummation by such Vahanna Party of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of the Governing Documents of such Vahanna Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancelation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under, any Contract to which such Vahanna Party is a party or by which any such Vahanna Party or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Vahanna Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the (x) assets or properties (other than any Permitted Liens) of such Vahanna Party or (y) the Vahanna Common Shares issued as part of the Total Merger Consideration hereunder, except, in the case of clauses (ii) and (iv)(x) above, as would not have, or be reasonably expected to have, a Vahanna Material Adverse Effect.

Section 4.4 Brokers. Except as set forth on Section 4.4 of the Vahanna Schedules, no investment banker, financial advisor, broker, or finder has acted for or on behalf of Vahanna or any Affiliate in connection with this Agreement or the transactions contemplated thereby, and Vahanna has not entered into any agreement with any Person which will result in the obligation of Vahanna to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the with this Agreement or the transactions contemplated thereby.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of such Vahanna Party expressly for inclusion or incorporation by reference (a) prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Vahanna Holders, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) after the Closing in the current report filed on Form 6-K or Form 8-K will contain any false or misleading statement in light of the circumstances under which they are made. Notwithstanding the foregoing, such Vahanna Party makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

Section 4.6 Capitalization of the Vahanna Parties.

(a) Section 4.6(a) of the Vahanna Schedules sets forth as of the date hereof a true, correct, and complete statement of the number and class or series (as applicable) of the issued and outstanding Vahanna Shares and Vahanna Warrants. All outstanding Vahanna Shares, Vahanna Warrants and shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities of Vahanna and Merger Sub (i) were not issued in violation of applicable Law or the Governing Documents of Vahanna or Merger Sub and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Law or under the Governing Documents of Vahanna) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for this Agreement, the Ancillary Documents, as set forth in Vahanna’s Governing Documents (including the Vahanna Shareholder Redemption) and the transactions contemplated hereby and thereby, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or other similar rights, or (B) options, restricted stock, phantom stock, warrants, purchase rights (including preemptive rights), subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Vahanna to issue, sell, accelerate, extend, grant, enter into or otherwise cause to become outstanding or to acquire, repurchase or redeem any Vahanna Shares or Vahanna Warrants or other Equity Securities of Vahanna or Merger Sub or securities convertible into or exchangeable or exercisable for Vahanna Shares, Vahanna Warrants or other Equity Securities of Vahanna or Merger Sub, and, except as expressly contemplated by this Agreement, the Ancillary Documents and Vahanna’s Governing Documents, there is no obligation of Vahanna or Merger Sub, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Vahanna Shares or Vahanna Warrants or securities convertible into or exchangeable for Vahanna Shares or Vahanna Warrants.

(b) As of the date hereof, Vahanna has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

(c) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Vahanna.

(d) Subject to receipt of the Vahanna Shareholder Approvals, the Vahanna Common Shares to be issued by Vahanna in connection with the transactions contemplated hereby, upon issuance in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other shareholder of Vahanna and will be capable of effectively vesting in each holder of Company Common Stock title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Law).

Section 4.7 SEC Filings. Vahanna has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Vahanna SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Vahanna SEC Reports”). Vahanna has heretofore furnished to the Company true and correct copies of all material amendments and modifications, if any, that have not been filed by Vahanna with the SEC to all material agreements, documents and other instruments that previously had been filed by Vahanna with the SEC and are currently in effect. Each of the Vahanna SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional Vahanna SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Vahanna SEC Reports or the Additional Vahanna SEC Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Vahanna SEC Reports. The Vahanna SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any Vahanna SEC Report has been superseded by a later timely filed Vahanna SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Agreement, no representation or warranty is made as to the accounting treatment of the issued and outstanding Vahanna Warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the accounting treatment of such Vahanna Warrants, in any Vahanna SEC Reports.

Section 4.8 Trust Account. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of November 22, 2021 (the “Trust Agreement”), by and between Vahanna and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Vahanna SEC Reports to be inaccurate in any material respect or, to Vahanna’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (a) in respect of deferred underwriting commissions or Taxes, (b) Pre-Closing Vahanna Holders who shall have elected to redeem their Vahanna Class A Shares pursuant to the Governing Documents of Vahanna or (c) if Vahanna fails to complete a business combination as contemplated by a Business Combination Proposal within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Vahanna (in limited amounts to permit Vahanna to pay the expenses of the Trust Account’s liquidation and dissolution) and then Vahanna’s public shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Vahanna and the Trust Agreement. The Trust Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Vahanna has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Vahanna or, to knowledge of Vahanna, the Trustee. As of December 31, 2022, the Trust Account consists of no less than $207,091,906. Prior to the Closing, none of the funds held in the Trust Account may be released except for the matters described in the second sentence of Section 8.19. There are no Proceedings pending or, to the knowledge of Vahanna, threatened in writing with respect to the Trust Account.

Section 4.9 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to Vahanna’s knowledge, threatened against or involving (a) any Vahanna Party, (b) any of its respective properties or assets, or (c) any of its respective managers, officers, directors or employees (in their capacities as such), except as would not have, or be reasonably expected to have, a Vahanna Material Adverse Effect. No Vahanna Party is subject to any outstanding Order that is, or would reasonably be expected to be, material to the Vahanna Parties.

Section 4.10 Compliance with Applicable Law. Each Vahanna Party is (and since its incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not reasonably be expected to have a Vahanna Material Adverse Effect.

Section 4.11 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Vahanna’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or a “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, (i) Vahanna has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Vahanna’s financial reporting and the preparation of Vahanna’s financial statements for external purposes in accordance with GAAP and (ii) Vahanna has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Vahanna is made known to Vahanna’s principal executive officer and principal financial officer by others within Vahanna.

(b) Vahanna has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Vahanna is in compliance in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The Vahanna Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of Vahanna, threatened against Vahanna by Nasdaq or the SEC with respect to any intention by such entity to deregister Vahanna Shares or Vahanna Warrants or prohibit or terminate the listing of Vahanna Shares or Vahanna Warrants on Nasdaq. Vahanna has not taken any action that is designed to terminate the registration of Vahanna Shares or Vahanna Warrants under the Exchange Act.

(d) The Vahanna SEC Reports contain true, correct, and complete copies of the applicable Vahanna Financial Statements. The Vahanna Financial Statements (i) fairly present in all material respects the financial position of Vahanna as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is reasonably expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is reasonably expected to be material) and the absence of footnotes), (iii) in the case of the audited Vahanna Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Since its incorporation, Vahanna has not received any written notification, complaint, allegation, assertion or claim that there is any (a) “significant deficiency” in the internal controls over financial reporting of Vahanna, (b) “material weakness” in the internal controls over financial reporting of Vahanna or (c) fraud, whether or not material, that involves management or other employees of Vahanna who have a significant role in the internal controls over financial reporting of Vahanna.

Section 4.12 No Undisclosed Liabilities. Except for liabilities (a) set forth in Section 4.12 of the Vahanna Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its respective covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the Vahanna Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the Vahanna SEC Reports in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or violation of Law), (e) incurred in accordance with Section 5.5(d) or Section 5.13, or (f) that are not and would not reasonably be expected to be, individually or in the aggregate, material to Vahanna, Vahanna has no liabilities.

Section 4.13 Tax Matters. For purposes of this Section 4.13, any reference to “Vahanna” shall also include Merger Sub. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Vahanna Material Adverse Effect:

(a) Vahanna has filed (taking into account any extension of time within which to file) all material Tax Returns required by applicable Law to have been filed by it, all such Tax Returns were correct and complete in all material respects, and Vahanna has paid all material Taxes required by applicable Law to have been paid by it, other than Taxes not yet due and payable or otherwise being contested in good faith regardless of whether or not shown on any such Tax Return.

(b) Vahanna has withheld or collected and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, equity interest holder, or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) Vahanna is not currently the subject of any material Tax Proceeding, and no Tax Proceeding with respect to Vahanna has been threatened in writing.

(d) Vahanna has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business. Vahanna is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any material Tax Return not previously filed.

(e) Vahanna has not been a party to or bound by any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Tax Authority in respect of which Vahanna would have any material Tax liability after the Closing. Vahanna does not have any request for a ruling in respect of Taxes pending between Vahanna and any Tax Authority.

(f) Vahanna has not been a party to any “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(g) There are no Liens for material Taxes on any assets of Vahanna other than Permitted Liens.

(h) During the two-year period ending on the date of this Agreement, Vahanna was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) Vahanna (i) has not been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is Vahanna) and (ii) does not have any material liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by Contract, by operation of applicable Law or otherwise.

(j) Each of Vahanna and Merger Sub is classified as a corporation for U.S. federal income tax purposes.

(k) Vahanna has not taken, and does not intend to take, any action that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of Vahanna, there are no facts, circumstances, or plans that, either alone or in combination, could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(l) Vahanna will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of (i) an installment sale or open transaction disposition made prior to the Closing, (ii) any prepaid amounts received on or prior to the Closing or deferred revenue realized, accrued or received outside the ordinary course of business on or prior to the Closing. (iii) a change in method of accounting under Section 481 of the Code that occurs or was requested prior to the Closing (or as a result of an impermissible method used prior to Closing) or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) prior to the Closing.

(m) This Section 4.13 contains the exclusive representations and warranties of Vahanna and Merger Sub with respect to Tax matters. Nothing in this Section 4.13 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning after the Effective Time or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

Section 4.14 Business Activities. Since their respective incorporation, neither Vahanna nor Merger Sub has conducted any business activities other than activities: (a) in connection with its organization or (b) directed toward the accomplishment of a business combination in accordance with its Governing Documents.

Section 4.15 Board Approval; Shareholder Vote. The board of directors of Vahanna (including any required committee or subgroup of the board of directors of Vahanna) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the Merger and the issuance of the Vahanna Common Shares constituting the Total Merger Consideration pursuant to Article 2); and (b) determined that the consummation of the transactions contemplated hereby (including the Merger and the issuance of the Vahanna Common Shares constituting the Total Merger Consideration pursuant to Article 2) is in the best interest of the shareholders of Vahanna. Other than the approval of this Agreement, the Ancillary Documents, the Merger and the issuance of the Vahanna Common Shares constituting the Total Merger Consideration pursuant to Article 2 and the other transactions contemplated by this Agreement by the board of directors and/or shareholders of Vahanna and Merger Sub, as applicable, no other corporate or equivalent proceedings on the part of Vahanna are necessary to approve this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the Merger and the issuance of the Vahanna Common Shares contemplated hereby).

Section 4.16 Investigation; No Other Representations.

(a) Such Vahanna Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies (including the Business) and (ii) it has been provided with certain documents and certain information about the Group Companies and their respective businesses and operations to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, such Vahanna Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents and no other representations or warranties of the Company or any other Person, either express or implied, and such Vahanna Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 (as modified by the Company Schedules) and in the Ancillary Documents, none of the Company or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.17 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND IN THE ANCILLARY DOCUMENTS, NO VAHANNA PARTY OR ANY OTHER PERSON MAKES, AND EACH VAHANNA PARTY EXPRESSLY DISCLAIMS (ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE EQUITY SECURITIES, BUSINESSES OR ASSETS OF ANY VAHANNA PARTY, AND THE COMPANY SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 (AS MODIFIED BY THE VAHANNA SCHEDULES) AND IN THE ANCILLARY DOCUMENTS.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Group Companies.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except (i) as expressly required by this Agreement or any Ancillary Document, (ii) as required by applicable Law, (iii) as set forth on Section 5.1(a) of the Company Schedules, (iv) as required to comply with COVID-19 Measures, or (v) as consented to in writing by Vahanna (such consent not to be unreasonably withheld, conditioned or delayed), (A) operate the business of the Group Companies in the ordinary course of business consistent with past practice; provided that, any action taken, or omitted to be taken, that is required by applicable Law shall be deemed to be in the ordinary course of business and (B) use commercially reasonable efforts to maintain and preserve intact the Business and goodwill of the Group Companies.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as required by this Agreement, as required by applicable Law, as required by the COVID-19 Measures, as set forth on Section 5.1(b) of the Company Schedules, or as consented to in writing by Vahanna (such consent not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Group Company’s Equity Securities, or repurchase, redeem, or otherwise acquire, any outstanding Equity Securities of any Group Company, other than any redemptions of outstanding Equity Securities of any Group Company held by an employee thereof in connection with his or her termination of employment, but solely to the extent such redemption is contemplated pursuant to the terms of such individual’s employment agreement or award agreement(s) issued under a Company Equity Plan;

(ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, to the extent that any such transaction (or series of related transactions) would require the financial statements of the acquired, merged or consolidated entity to be included in the Registration Statement / Proxy Statement; provided, however, that under no circumstances shall the Company engage in any transaction in which it is not the surviving entity of such acquisition, merger or consolidation;

(iii) adopt any amendments, supplements, restatements or modifications to or otherwise terminate any Group Company’s Governing Documents or the Company Shareholder Agreements;

(iv) (A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties of the Group Companies (including any material Company Owned Intellectual Property), other than non-exclusive licenses granted to customers or distributors of Company Products in the ordinary course of business, or inventory or obsolete equipment in the ordinary course of business, (B) create, subject or incur any Lien on any material assets or properties of the Group Companies (other than Permitted Liens), or (C) disclose any Trade Secrets of the Group Companies (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such Trade Secrets and other confidential information) or any source code (except to contractors or service providers providing development, support or maintenance services to any Group Company that are subject to agreements with reasonable Intellectual Property assignment and confidentiality provisions);

(v) (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (1) any Equity Securities of any Group Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company or (B) adjust, split, combine or reclassify any Equity Securities of any Group Company or other rights exercisable therefor or convertible into;

(vi) incur, create or assume any Indebtedness for borrowed money (including any loan pursuant to the provisions of the CARES Act), except pursuant to (a) Contracts existing as of the date hereof and (b) Indebtedness that does not exceed $5,000,000 in the aggregate;

(vii) (A) enter into, amend, modify, extend, renew or terminate any Material Contract or any Real Property Lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract or any Real Property Lease pursuant to its terms), or (B) waive any material benefit or right under any Material Contract or Real Property Lease;

(viii) with respect to a Group Company, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any Person, other than any capital contributions by a Group Company in another wholly-owned Group Company in the ordinary course of business, the reimbursement of expenses of employees in the ordinary course of business or pursuant to obligations under existing Contracts;

(ix) except as required pursuant to the terms of any Company Plan that is set forth on Section 3.11(a) of the Company Schedules, (A) adopt, enter into, materially amend or materially modify, or terminate any Company Plan or any benefit or compensation plan, policy, program or Contract that would be a Company Plan if in effect as of the date hereof (other than as required by applicable Law), (B) decrease, increase, or agree to increase, the compensation or benefits payable to, or grant any new compensation or benefits payable to, any current or former Worker, other than annual base compensation increases in the ordinary course of business for Workers (other than executive officers) whose annual base compensation is less than $300,000 (which, in the case of any such increase, is determined prior to such increase), (C) take any action to accelerate any payment, right to payment (including the vesting of any equity or equity-based award), or benefit, or the funding of any payment, right to payment (including any equity or equity-based award) or benefit, payable or to become payable to any current or former Worker, (D) hire or engage any Worker whose annual base compensation exceeds or would exceed $250,000, (E) transfer, terminate (other than for cause), furlough or temporarily layoff any Worker whose total annual cash compensation exceeds or would exceed $250,000, (F) except as required by Law, with respect to a Group Company or any Workers, amend, modify, negotiate, adopt, enter into, extend, renew or terminate any CBA or other Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group, (G) except as required by Law, recognize or certify any labor organization, works council, labor union or group of Workers as the bargaining representative for any Workers, (H) with respect to a Group Company or any Workers, implement, engage in or announce any employee layoffs, furloughs, reductions in force, redundancies, reductions in compensation, hours or benefits, work schedule changes or similar actions, or (I) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former Worker;

(x) make, change or revoke any material election concerning Taxes; adopt or change any accounting method concerning Taxes; change any Tax accounting period; file any amended Tax Return in respect of income or other material Taxes; enter into any closing agreement regarding a material amount of tax; settle, compromise, concede, or surrender any Tax Proceeding in respect of a material amount of Taxes relating to any Group Company; consent to any extension or waiver of the limitation period applicable to any Tax Proceeding in respect of a material amount of Taxes relating to any Group Company; fail to pay any income or other material Tax when due (including any estimated Tax payments) or claim any Tax credits, including under Section 2301 of the CARES Act; enter into any Tax sharing, Tax allocation, Tax indemnity agreement or any other similar agreement (other than commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes); surrender any right to claim any material refund of any Taxes; or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xi) take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Intended Tax Treatment;

(xii) change any member of the Group Companies’ methods of accounting or accounting practices, except as required by GAAP;

(xiii) (A) enter into any settlement, conciliation or similar Contract, in each case, in respect of a Proceeding (1) the performance of which involves or could reasonably involve at any point in the future the payment by the Group Companies (or Vahanna or any of its Affiliates after the Closing) in excess of $250,000 in the aggregate (in each case with respect to any Proceeding, determined net of any insurance coverage in respect of such Proceeding), (2) that imposes, or could reasonably impose at any point in the future, any non-monetary obligations (including injunctive relief) on any Group Company (or Vahanna or any of its Affiliates after the Closing), (3) that involves any criminal misconduct or any admission or wrongdoing or other misconduct by any Group Company (or Vahanna or any of its Affiliates after the Closing), or (4) that is brought by or on behalf of any Pre-Closing Holder, or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration;

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of the Group Companies;

(xv) with respect to a Group Company, commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than those capital expenditures contemplated by the Group Companies’ capital expenditure budget set forth on Section 5.1(b)(xv) of the Company Schedules or unbudgeted capital expenditures in the aggregate not to exceed 10% of the current aggregate capital expenditure budget set forth on Section 5.1(b)(xv) of the Company Schedules;

(xvi) other than with respect to any Company Plan in the ordinary course of business, change any insurance policy or plan of a Group Company in effect as of the date hereof or allow such policy or plan to lapse, in each case without using commercially reasonable efforts to obtain a reasonable replacement thereof;

(xvii) enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by Section 5.11) any Pre-Closing Holder Related Party Transactions;

(xviii) (A) change in any material respect any cash management practices and policies or practices regarding the collection of accounts receivable, the payment of accounts payable, establishment of reserves for uncollectible accounts or otherwise seek to generate revenue outside the ordinary course of business, (B) accelerate the collection of accounts receivables or defer any accounts payable, in each case other than in the ordinary course of business (C) change, modify, or write-off as uncollectible any notes or accounts receivable of the Group Companies, except write-offs in the ordinary course of business, or (D) take any other material action outside the ordinary course of business with respect to the working capital of the Group Companies;

(xix) amend, modify, terminate, extend or waive any right under those Contracts set forth on Section 5.1(b)(xix) of the Company Schedules; or

(xx) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give Vahanna, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party to upon the execution thereof, the execution and delivery of such Ancillary Document). Notwithstanding the foregoing, each Party shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(b) Each Party shall (i) make, or cause to be made, an appropriate filing or take, or cause to be taken, any required actions, as applicable, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) Business Days) after the date of this Agreement and (ii) respond as promptly as practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. All filing fees in connection with the HSR Act be allocated equally between the Company Transaction Expenses and the Vahanna Transaction Expenses. Each Party shall promptly inform the other Parties of any material communication between such Party and any Governmental Entity regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Vahanna and the Company. Each of the Parties agrees to take all actions that are required by any Governmental Entity in connection with the filing pursuant to the HSR Act to expeditiously consummate the transactions contemplated by this Agreement, including to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements, provided that any such action: (x) is conditioned upon the consummation of the transactions contemplated by this Agreement and (y) does not require such Party to agree to take, any action if such action would have, or would be reasonably expected to have, a Company Material Adverse Effect. Nothing in this Section 5.2 obligates any Affiliate of Vahanna (other than any Subsidiary of Vahanna) to agree to (1) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of such Affiliate, (2) terminate, amend or assign existing relationships and contractual rights or obligations, (3) amend, assign or terminate existing licenses or other agreements, or (4) enter into new licenses or other agreements.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Vahanna Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Vahanna Party) or Vahanna and its counsel (in the case of the Company), a reasonable opportunity to review in advance (subject to appropriate redactions for confidentiality and attorney-client privilege concerns), and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or any Ancillary Document. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Vahanna Party, the Company, or, in the case of the Company, Vahanna, in advance and, to the extent reasonably practicable and not prohibited by such Governmental Entity, gives, in the case of any Vahanna Party, the Company, or, in the case of the Company, Vahanna, the opportunity to attend and participate in such meeting or discussion (which, at the request of Vahanna, will be limited to outside antitrust counsel only).

(d) In furtherance of, and without limiting the Parties’ obligations pursuant to, Section 5.2(a), the Company shall use commercially reasonable efforts to obtain, prior to the Closing, written consents, in form and substance reasonably acceptable to Vahanna, from each of the counterparties to the agreements set forth on Section 5.2(d) of the Company Schedules; provided that nothing herein shall require a Party or any of its respective Affiliates to expend money, commence any Proceeding or offer or grant any accommodation (financial or otherwise) to any third party. All costs incurred in connection with obtaining such consents shall be Company Transaction Expenses.

(e) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 5.3 Access to Information. Solely for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents, from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Vahanna and its Representatives during normal business hours reasonable access to all of the employees, properties, Contracts, and books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). All of such information shall be treated as “Confidential Information” (or the applicable equivalent term) pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding the foregoing, none of the Group Companies shall be required to disclose to Vahanna or any of its Representatives any information (i) if and to the extent doing so (A) would violate any applicable Law, (B) could, as reasonably determined upon the advice of outside legal counsel, result in the loss of the ability to successfully assert any attorney-client or work product privilege (provided that, in case of each of (A) and (B), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, Contract or Law), (ii) if any Group Company, on the one hand, and Vahanna or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, or (iii) that is a Trade Secret. The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.9 and Section 5.10, none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and Vahanna, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow the Company, if the disclosing party is a Vahanna Party, or Vahanna, if the disclosing party is the Company (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4, and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement or in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that Sponsor, Vahanna and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor, or in connection with normal fund raising or related marketing or informational or reporting activities. Furthermore, between the date hereof and the Closing Date, the Company shall not, and each shall cause its Subsidiaries not to, make any broad-based announcements or disclosures regarding the transactions contemplated hereby or any Ancillary Document to any of their respective employees, customers, suppliers or other business relationships without the prior written consent of Vahanna (not to be unreasonably withheld, delayed or conditioned).

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Vahanna prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four (4) Business Days thereafter), Vahanna shall file a current report on Form 6-K or Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Vahanna shall consider such comments in good faith. The Company, Vahanna and Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Vahanna shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Sponsor shall have the opportunity to review and comment upon prior to filing and Vahanna shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

(c) Without limiting the foregoing, from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall maintain, and shall cause its Affiliates who are in possession of any material non-public information, written or oral, it or they may have to the extent regarding Vahanna or any of its Affiliates, including this Agreement and its terms and conditions (“Vahanna Confidential Information”), to maintain such Vahanna Confidential Information, in confidence, and such information shall not be disclosed or used by the Company or its Affiliates for any purpose without Vahanna’s prior written consent, unless such information: (i) is or becomes otherwise publicly available through no breach by the Company or its Affiliates of this Section 5.4(c), (ii) is required to be disclosed by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, notify Vahanna in advance of such disclosure, (iii) is requested or required to be disclosed by a Governmental Entity in connection with any Proceeding, audit or investigation of any Group Company, in which case the disclosing Party shall, to the extent permitted by applicable Law, notify Vahanna in advance of such disclosure (provided that such notice shall not be required in connection with any routine audit or examination not targeting Vahanna or the transactions contemplated by this Agreement), (iv) is disclosed to the Company’s Representatives and agents solely for the purposes of evaluating, negotiating, executing and consummating the transaction contemplated by this Agreement and the Ancillary Documents, or (v) is disclosed or used in connection with any Proceeding to enforce the rights of the Company or its Affiliates under this Agreement or any Ancillary Document.

Section 5.5 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Vahanna agrees that it shall indemnify and hold harmless each present and former director and officer of (x) the Group Companies (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the Business) (the “Company D&O Persons”) and (y) Vahanna and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Vahanna and its Subsidiary) (the “Vahanna D&O Persons” and together with the Company D&O Persons, the “D&O Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Vahanna or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective Governing Documents in effect as of the date of this Agreement to indemnify such D&O Persons (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law and its respective Governing Documents in effect as of the date of this Agreement). Without limiting the foregoing, Vahanna further agrees that (i) all rights to indemnification or exculpation now existing in favor of the D&O Persons, as provided in a Group Company’s or Vahanna’s or any of its Subsidiaries’ Governing Documents, as applicable, or otherwise in effect as of the date of this Agreement and set forth on Section 5.5(a) of the Company Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years, and (ii) Vahanna, its Subsidiaries and the Group Companies will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period, Vahanna shall, and shall cause any of its Subsidiaries and any Group Company to, advance expenses in connection with such indemnification as provided in Vahanna’s, such Subsidiary’s or such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of Vahanna’s or such Subsidiary’s or such Group Company’s Governing Documents shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were the D&O Persons to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of any Group Company, Vahanna or any Subsidiary of Vahanna prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Neither Vahanna nor any Group Company shall have any obligation under this Section 5.5 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall cause the Group Companies to purchase, at or prior to the Closing, and Vahanna shall cause the Group Companies to maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date hereof (the “Company D&O Tail Policy”). Such Company D&O Tail Policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof; provided that the Group Companies shall not pay a premium for the Company D&O Tail Policy in excess of 300% of the most recent annual premium paid by the Group Companies, as applicable, prior to the date of this Agreement and, in such event, the Group Companies shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) Prior to the Effective Time, Vahanna shall purchase a prepaid “tail” policy (a “Vahanna Tail Policy”) with respect to directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Vahanna’s as of the date hereof, which Vahanna Tail Policy shall be on the same or substantially similar terms agreed to for such tail policy by Vahanna in connection with its initial public offering; provided that Vahanna shall not pay a premium for a Vahanna Tail Policy in excess of 300% of the most recent annual premium paid by Vahanna prior to the date of this Agreement and, in such event, Vahanna shall purchase the maximum coverage available for 300% of the most recent annual premium paid by Vahanna prior to the date of this Agreement.

(e) If Vahanna, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Vahanna or such Group Company shall assume all of the obligations set forth in this Section 5.5 unless otherwise assumed by operation of Law.

(f) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.5 are intended to be third party beneficiaries of this Section 5.5. This Section 5.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Vahanna and the Group Companies. The rights of each D&O Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of Vahanna or any of its Subsidiaries or any Group Company, any other indemnification arrangement, any applicable Law or otherwise.

Section 5.6 Tax Matters.

(a) Tax Treatment. The Parties acknowledge and agree that the transactions pursuant to this Agreement are intended to be treated for U.S. federal income Tax purposes (and any applicable U.S. state or local income Tax purposes that follow the U.S. federal income tax treatment) in the manner set forth in this Section 5.6(a) (the “Intended Tax Treatment”), and each of the Parties agrees to, and will cause their respective Affiliates to, use best efforts to cause the transactions pursuant to this Agreement to qualify for the Intended Tax Treatment. The Parties will, and will cause their respective Affiliates to, prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any Tax Proceeding or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of state or local Law). Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity. The Parties shall not take or cause to be taken any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent the transactions pursuant to this Agreement from qualifying for the Intended Tax Treatment.

(i) Each of the Parties intend that the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii) The Vahanna Parties and the Company hereby adopt, and will cause any Affiliates to adopt, as necessary, this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(iii) Each of the Parties agree that for U.S. federal income tax purposes, it is intended that (a) Vahanna will convert to a domestic corporation either (1) by reason of Section 7874(b) of the Code as of the end of the day immediately preceding the Closing Date in a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code pursuant to Treasury Regulations Section 1.7874-2(j)(1) or (2) via the Domestication in a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and, in either case, (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the transaction described in Section 5.6(a)(iii)(a) or (b), as applicable, above, and (c) Vahanna will be a party to the transaction described in Section 5.6(a)(iii)(1) or (2), as applicable, above within the meaning of Section 368(b) of the Code.

(b) FIRPTA Certificate. Vahanna hereby requests, and the Company shall deliver to Vahanna prior to the Closing, in a form reasonably acceptable to Vahanna, (i) a properly executed certification that the equity interests in the Company are not “United States real property interests” in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by an executive officer of the Company, (ii) a copy of the notice provided to the Internal Revenue Service, along with proof of filing, regarding such certificate, in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), which shall be filed by the Company with the Internal Revenue Service at or following the Closing, and (iii) a duly executed and properly completed IRS Form W-9 from the Company.

(c) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns and any Tax Proceeding or to determine the Tax treatment of any aspect of the transactions in this Agreement. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax Proceeding, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).

(d) Transfer Taxes. Except as otherwise provided in this Agreement, all U.S. federal, state, local, non-U.S. or other excise, sales, use, value-added, transfer (including real property transfer), stamp, documentary, excise, registration, filing, recordation and other such Taxes and fees incurred in connection with this Agreement, together with any interest, additions or penalties with respect thereto, (“Transfer Taxes”) shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Vahanna shall join in the execution of any such Tax Returns and other documentation. To the extent that any such Tax is by applicable Law payable by Vahanna rather than any Group Company, the Company shall, within twenty (20) days after the Closing, transfer the amount due in immediately available funds to an account designated by Vahanna.

Section 5.7 Financing. Vahanna may utilize deposits, proceeds or any other amounts from the Trust Account and, to the extent acceptable to the Company, any additional third-party financing to satisfy its financing obligations hereunder (including to satisfy the Minimum Cash Condition).

Section 5.8 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as set forth on Section 5.8(a) Section 5.8of the Company

Schedules, the Company shall not, and shall cause its controlled Affiliates, and its and such controlled Affiliates’ respective directors, officers, employees, accountants, consultants, advisors, attorneys and agents acting on behalf of the Group Companies not to, directly or indirectly: (i) accept, initiate, respond to, encourage, solicit, negotiate, provide information with respect to or discuss other offers for the direct or indirect sale, merger, transfer, IPO, debt or equity refinancing or recapitalization of the Company or any or all of its Subsidiaries, or any securities, business, properties or assets of the Company or any or all of its Subsidiaries, in each case, that would require the Company to abandon the transactions contemplated hereby (each such transaction prohibited by this sentence, an “Acquisition Proposal”, provided that, for the avoidance of doubt, neither this Agreement, nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby or any of the matters set forth on Section 5.8(a) of the Company Schedules shall constitute an “Acquisition Proposal” for the purposes of this Section 5.8(a) or otherwise); (ii) furnish or disclose any non-public information of the Group Companies to any Person in connection with, or that would reasonably be expected to lead to, an Acquisition Proposal; (iii) issue or execute any Contract, indication of interest, memorandum of understanding, letter of intent, or any other similar agreement with respect to an Acquisition Proposal; (iv) commence, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way in connection with an Acquisition Proposal; (v) commence, continue or renew any due diligence investigation regarding an Acquisition Proposal; (vi) prepare, or take any steps in connection with, a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company); or (vii) otherwise cooperate in any way with, or assist or participate in, or facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 5.8(a) or further an Acquisition Proposal; provided, that nothing herein shall restrict the Company Board from changing its recommendation to the Pre-Closing Holders of Company Stock in favor of the approval and adoption of this Agreement and the Merger prior to the date on which the Written Consent is delivered if, following the receipt of a Superior Proposal by the Company, the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to so change its recommendation as a result of such Superior Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law (a “Company Change in Recommendation”); provided, further, that the Company (to the extent lawful and reasonably practicable) shall first provide Vahanna at least forty-eight (48) hours prior written notice of any such Company Change in Recommendation. The Company agrees to (A) notify Vahanna promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any request for non-public information of, or an Acquisition Proposal for, it or any other Group Company, and to describe the terms and conditions of any such request or Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep Vahanna reasonably informed on a reasonably current basis of any modifications to such request, offer or information and (C) not (and to cause its Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Vahanna and its Representatives) that may be ongoing with respect to an Acquisition Proposal as of the date hereof and terminate any such Person’s and such Person’s Representative’s access to any electronic data room.

(b) Notwithstanding (i) any Company Change in Recommendation, (ii) the making of any Acquisition Proposal or (iii) anything to the contrary contained herein, unless this Agreement has been validly terminated in accordance with Section 7.1 prior to taking any of the following actions, (A) in no event shall the Company or any of the Group Companies execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement with respect to an Acquisition Proposal, (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to take all actions necessary to cause the Written Consent to be duly executed and delivered and to otherwise solicit the Required Company Shareholder Approval in accordance with Section 5.15, and (C) the Company shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal, in any agreement to which it or any of its Subsidiaries is a party, and, with respect to any Acquisition Proposal involving the sale of more than fifty percent (50%) of the voting securities of the Company or fifty percent (50%) or more the consolidated net revenue, net income or assets of the Company and its Subsidiaries, shall as promptly as practicable following the date hereof send a written request (email being sufficient) to any Person to whom the Company or any of its Representatives provided confidential information of a Group Company in connection with such an Acquisition Proposal in the last two years, which written request shall instruct such Person to return or confirm (in writing) destruction of all such confidential information.

(c) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Vahanna Parties shall not, and each of them shall cause their Representatives not to on behalf of the Vahanna Parties, directly or indirectly: (i) accept, initiate, respond to, knowingly encourage, solicit, negotiate, provide information with respect to or discuss other offers with respect to any merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or similar business combination with any Person other than the Company and its Representatives (each, a “Vahanna Proposal”), (ii) issue or execute any Contract, indication of interest, memorandum of understanding, letter of intent, or any other similar agreement with respect to a Vahanna Proposal, (iii) commence, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way in connection with a Vahanna Proposal, or (iv) commence, continue or renew any due diligence investigation regarding a Vahanna Proposal. Vahanna agrees to (A) notify the Company promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Vahanna Proposal that it receives and to describe the terms and conditions of any such Vahanna Proposal in reasonable detail (including the identity of the Persons making such Vahanna Proposal), (B) keep the Company reasonably informed on a reasonably current basis of any modifications to such offer or information and (C) not (and to cause its Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. Vahanna shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than the Company and its Representatives) that may be ongoing with respect to a Vahanna Proposal as of the date hereof and terminate Vahanna’s and its Representatives’ access to any electronic data room. Notwithstanding anything to the contrary, the foregoing shall not restrict Vahanna’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction by such Affiliates not related to Vahanna.

(d) Notwithstanding (i) the making of any inquiry or proposal with respect to a Vahanna Proposal or (ii) anything to the contrary contained herein, unless this Agreement has been validly terminated in accordance with Section 7.1, (A) in no event shall Vahanna or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Vahanna Proposal or terminate this Agreement in connection therewith, and (B) Vahanna and Merger Sub shall otherwise remain subject to the terms of this Agreement, including Vahanna’s obligation to use reasonable best efforts to obtain the approval of the Transaction Proposals at the Vahanna Shareholders Meeting in accordance with Section 5.10.

Section 5.9 Preparation of Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable after the date hereof, Vahanna shall, with the assistance of the Company pursuant to this Section 5.9, prepare and, following delivery of the PCAOB Financials to Vahanna pursuant to Section 5.16(a) (but in no event later than fifteen (15) days following such delivery), file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be used for the purpose of soliciting proxies from the shareholders of Vahanna at the Vahanna Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Vahanna’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq) in which Vahanna shall (i) provide the shareholders of Vahanna with the opportunity to redeem the Vahanna Class A Shares pursuant to a Vahanna Shareholder Redemption, (ii) solicit proxies from the shareholders of Vahanna to vote at the Vahanna Shareholders Meeting in favor of the Transaction Proposals, (iii) register under the Securities Act the Vahanna Common Shares to be issued in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (iv) file with the SEC financial and other information about the transactions contemplated by this Agreement and the Ancillary Documents, each in accordance with and as required by Vahanna’s Governing Documents, applicable Law and any applicable rules and regulations of the SEC and Nasdaq. The Registration Statement / Proxy Statement will include a recommendation of the board of directors of Vahanna to adopt the Transaction Proposals. The Registration Statement / Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review, comment on and approve in writing each of the preliminary and final Registration Statement / Proxy Statement and any amendment or supplement thereto prior to its filing with the SEC (to which comments reasonable and good faith consideration shall be given by Vahanna). Vahanna shall not file any such documents with the SEC (including in response to any comments from the SEC with respect thereto) without the prior written consent (email being sufficient) of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Vahanna shall use commercially reasonable efforts to: (A) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; (B) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement; and (C) with the assistance of the other Parties hereto, promptly respond to any comments, requests to amend or requests for additional information with respect to the Registration Statement / Proxy Statement by the SEC. Vahanna shall file the definitive Registration Statement / Proxy Statement with the SEC and cause the Registration Statement / Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Vahanna, as promptly as practicable following the earlier to occur of: (x) in the event the preliminary Registration Statement / Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) in the event the preliminary Registration Statement / Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(b) Vahanna shall promptly advise the Company of (i) the time when Vahanna has filed the preliminary Registration Statement / Proxy Statement, (ii) the SEC’s determination whether to review the Registration Statement / Proxy Statement, (iii) in event the preliminary Registration Statement / Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Registration Statement / Proxy Statement, (v) the issuance of any stop Order relating thereto or the suspension of the qualification of the Vahanna Class A Shares for offering or sale in any jurisdiction (it being understood that Vahanna shall use its reasonable best efforts to have any such stop Order or suspension lifted, reversed or otherwise terminated), (vi) any request by the SEC for amendment of the Registration Statement / Proxy Statement, (vii) any oral or written comments from the SEC relating to the Registration Statement / Proxy Statement and responses thereto, (viii) requests by the SEC for additional information and (ix) the time of effectiveness of the Registration Statement / Proxy Statement. Without limiting the generality of the foregoing, (A) the Vahanna Parties shall not, and shall cause their respective Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity or Nasdaq regarding the matters contemplated by this Section 5.9 without first consulting with the Company and providing the Company the opportunity to participate in such meetings or discussion and (B) the Company shall not, and shall cause its Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity or Nasdaq regarding the matters contemplated by this Section 5.9 without first consulting with Vahanna and providing Vahanna the opportunity to participate in such meetings or discussions. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to it or any its Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Each Party shall promptly provide to the others all financial and other information as the Company or Vahanna may reasonably request for the preparation of the Registration Statement / Proxy Statement.

Section 5.10 Vahanna Party Approvals.

(a) As promptly as practicable after the Proxy Clearance Date, in any event within thirty (30) days following the Proxy Clearance Date, Vahanna shall (i) duly give notice of and (ii) duly convene and hold a meeting of its shareholders (the “Vahanna Shareholders Meeting”), in each case in accordance with the Governing Documents of Vahanna, applicable Law and the rules and regulations of the SEC and Nasdaq, for the purposes of obtaining the Vahanna Shareholder Approvals and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Vahanna Shareholder Redemption. Vahanna shall use its reasonable best efforts to obtain the approval of the Transaction Proposals at the Vahanna Shareholders Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Transaction Proposals. Vahanna shall, through its board of directors, recommend to its shareholders the (A) adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) and include such recommendation in the Registration Statement / Proxy Statement (the “Business Combination Proposal”); (B) adoption and approval of the Domestication and Interim Charter in accordance with applicable Law and regulations (to the extent required pursuant to Section 2.6), (C) approval of the issuance of the Vahanna Common Shares constituting the Total Merger Consideration pursuant to Article 2 and applicable Nasdaq listing rules; (D) adoption and approval of the LTIP, in a form and substance reasonably acceptable to Vahanna and the Company; (E) adoption and approval of the ESPP, in a form and substance reasonably acceptable to Vahanna and the Company; (F) adoption and approval of amendments to the Governing Documents of Vahanna in substantially the form attached as Exhibit E hereto (the “Amended Governing Documents of Vahanna”); (G) adoption and approval of the amended and restated certificate of incorporation of Vahanna to replace the Interim Charter in substantially the form attached as Exhibit F hereto (to the extent required by Section 2.6); (H) adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by Vahanna and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; and (I) the adjournment of the Vahanna Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (I) together, the “Transaction Proposals”, and such proposals in clauses (A), (B), (C), (E) and (F), together, the “Closing Proposals”)); provided that Vahanna may postpone or adjourn the Vahanna Shareholders Meeting (x) to solicit additional proxies for the purpose of obtaining the approval of the Transaction Proposals, (y) for the absence of a quorum or (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Vahanna has determined based on advice of outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the shareholders of Vahanna prior to the Vahanna Shareholders Meeting; provided that, in the event of a postponement or adjournment pursuant to clauses (y) or (z) above, the Vahanna Shareholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(b) As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act and, in any event within five (5) days of the effectiveness of the Registration Statement / Proxy Statement, Vahanna shall take all actions necessary under applicable law to obtain, and then deliver as promptly as practicable thereafter to the Company, the Merger Sub Sole Stockholder Approval by irrevocable written consent pursuant to Section 228(a) and 251(c) of the DGCL and the Merger Sub’s Governing Documents.

(c) From the date hereof through the Closing, Vahanna shall use its reasonable best efforts to (i) remain listed as a public company on Nasdaq, (ii) prepare and submit to Nasdaq a listing application under Nasdaq rules and regulations, as promptly as practicable after the execution of this Agreement, covering the Vahanna Common

Shares and Vahanna Public Warrants, and (iii) obtain approval for the listing of such Vahanna Common Shares and Vahanna Public Warrants. The Company shall reasonably cooperate with Vahanna with respect to such listing.

Section 5.11 Pre-Closing Holder Related Party Transactions. The Company shall (and shall cause the Group Companies to) take all reasonable best efforts to terminate (in form and substance reasonably satisfactory to Vahanna) at or prior to the Closing all Pre-Closing Holder Related Party Transactions set forth on Section 5.11 of the Company Schedules, with no further liability or other obligations to the Group Companies or any of their respective Affiliates (including, after the Closing, Vahanna) with respect thereto.

Section 5.12 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Vahanna (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to Vahanna in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.13 Conduct of Business of Vahanna. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Vahanna shall, and shall cause its Subsidiaries to, as applicable, (x) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable Securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Vahanna Common Shares and the Vahanna Warrants on Nasdaq and (y) except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.13 of the Vahanna Schedules, or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of Vahanna or any of its Subsidiaries or form any Subsidiary;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Vahanna or any of its Subsidiaries, or repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Vahanna or any of its Affiliates, other than, for the avoidance of doubt, for the Vahanna Shareholder Redemption;

(c) split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(d) incur, create or assume any Indebtedness for borrowed money, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Vahanna, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than the Working Capital Loans, which Working Capital Loans shall be repaid by Vahanna, 50% in cash and 50% in Vahanna Warrants, at or prior to the Closing;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Vahanna or any of its Subsidiaries;

(f) except for the issuance of any Vahanna Warrants upon the conversion of any Working Capital Loans as described in the Vahanna SEC Reports, transfer, issue, sell, grant, directly or indirectly dispose of, or subject to a Lien, (i) any Equity Securities of Vahanna or any of its Subsidiaries or (ii) any options, warrants, stock appreciation rights, rights of conversion or other rights, agreements, arrangements or commitments to issue any Equity Securities of Vahanna or its Subsidiaries;

(g) (i) merge, consolidate, combine or amalgamate with any Person or (ii) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof;

(h) make any loans, advances or capital contributions to, guarantees for the benefit of, or any equity or other investments in, any Person (other than Vahanna or any of its Subsidiaries), other than the reimbursement of expenses of employees in the ordinary course of business, or pursuant to obligations under existing Contracts;

(i) enter into, renew, modify or revise in any respect, any transaction or Contract with an Affiliate of Vahanna (including, for the avoidance of doubt, Sponsor), other than in connection with any Working Capital Loans;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) take any action or knowingly fail to take any action where such action or failure to act was intended to, and would reasonably be expected to prevent the Intended Tax Treatment;

(l) commence or settle any material Proceeding, excluding any Proceeding arising out of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby;

(m) take any action that would reasonably be expected to significantly delay or impair (i) the timely filing of any of its public filings with the SEC (giving effect to any permitted extensions), (ii) its compliance in all material respects with applicable Securities Laws or (iii) the listing of the Vahanna Class A Shares on Nasdaq;

(n) amend or modify the Trust Agreement; or

(o) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.13.

Section 5.14 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, Vahanna shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts, if any, payable to the Public Shareholders of Vahanna pursuant to the Vahanna Shareholder Redemption, (y) pay the amounts due to the underwriters of Vahanna’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (z) immediately thereafter, pay all remaining amounts then available in the Trust Account to Vahanna in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.15 Company Consents.

(a) As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act, and in any event within five (5) Business Days after the Registration Statement / Proxy Statement is declared effective, the Company shall (i) cause to be mailed to each Pre-Closing Holder a notice, which shall include copies of this Agreement, the Registration Statement / Proxy Statement, the Written Consent in the form set forth on Exhibit D, and, as applicable, the Letter of Transmittal and Lock-Up Agreement (the “Company Stockholder Package”), stating (x) unless the Board of Directors has changed its recommendation in accordance with Section 5.8, that the Board of Directors recommends that each Pre-Closing Holder approve the Merger by execution of the Written Consent in the form set forth on Exhibit D and (y) the timeline for returning executed copies of the documents included as part of the Company Stockholder Package, and (ii) take all actions necessary to obtain the Written Consent from the Pre-Closing Holders, who, collectively, constitute a Requisite

Threshold, evidencing the Required Company Shareholder Approval and the Company Preferred Conversion, in accordance with Section 228(a) and 251(c) of the DGCL, the Company’s Governing Documents and the Company Shareholder Agreements, prior to the Closing. The Company shall take all actions necessary pursuant to the Company’s Governing Documents and the Company Shareholder Agreements to provide all required notices to the Pre-Closing Holders entitled thereto in connection with obtaining the Required Company Shareholder Approval, including notice of the Company Preferred Conversion. Upon receipt of the Written Consent, the Company shall promptly deliver a copy thereof to Vahanna.

(b) As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act, and in any event within five (5) Business Days after the Registration Statement / Proxy Statement is declared effective, the Company shall (i) cause to be mailed to each Pre-Closing Holder of Company RSUs, Company Additional Securities and Company Warrants a notice, which shall include copies of this Agreement, the Registration Statement / Proxy Statement, and form of written consent to effectuate Company Conversion Consents, and, as applicable, the Lock-Up Agreement (the “Company Derivative Holder Package”), stating the timeline for returning executed copies of the documents included as part of the Company Derivative Holder Package, and (ii) take all actions necessary to obtain the Company Conversion Consents prior to the Closing. Upon receipt of the Company Conversion Consents, the Company shall promptly deliver a copy thereof to Vahanna.

Section 5.16 PCAOB Financials.

(a) The Company shall use reasonable best efforts to deliver to Vahanna as promptly as practicable, and in no event later than fifteen (15) days after the date hereof (the “PCAOB Delivery Deadline”), the Audited Financials, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “PCAOB Financials”). All costs incurred in connection with preparing and obtaining the PCAOB Financials shall be Company Transaction Expenses.

(b) The Company shall (and shall cause each Group Company to) use reasonable best efforts (i) to assist Vahanna and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the applicable Group Company, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Vahanna with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall deliver to Vahanna unaudited consolidated balance sheets and related statements of income and cash flows (but excluding any notes thereto) of the Company and its Subsidiaries for each fiscal quarter ending after the date hereof within 30 days following the end of each such fiscal quarter (as applicable). Such financial statements (i) will be prepared from, and reflect in all material respects, the books and records of the Group Companies, (ii) will be prepared in accordance with GAAP applied on a consistent with those applied in the preparation of the Financial Statements, and (iii) will fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended. Upon delivery of any financial statement pursuant to this Section 5.16(c), the representations and warranties with respect to the Financial Statements. set forth in Section 3.4 shall be deemed to apply to such financial statements, mutatis mutandis, with the same force and effect as if made on the date of this Agreement.

Section 5.17 Post-Closing Directors and Officers.

(a) The Parties shall take all such action within their power as may be necessary or appropriate such that effective as of the Closing: (i) the board of directors of Vahanna (the “Vahanna Board”) shall be structured to consist of a single class of seven (7) total directors; (ii) the initial members of the Vahanna Board are the individuals determined in accordance with Section 5.17(b) and Section 5.17(c), as applicable; (iii) the initial members of the compensation committee and audit committee of the Vahanna Board are the individuals determined in accordance with Section 5.17(d); and (iv) the officers of Vahanna are the individuals determined in accordance with Section 5.17(e).

(b) Within forty-five (45) days of the date hereof, Vahanna shall provide to the Company a list of three (3) Persons who shall be directors on the Vahanna Board effective as of the Closing (the “Sponsor Directors”). Vahanna may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual. Notwithstanding the foregoing, at least one of the individuals designated to the Vahanna Board pursuant to this Section 5.17(b) must be an Independent Director, and in each case if the requirements set forth in this sentence are not met, Vahanna shall omit from the Registration Statement / Proxy Statement any such nominee, and such nomination shall be disregarded and no vote on such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by Vahanna.

(c) Within forty-five (45) days of the date hereof, the Company shall provide to Vahanna a list of four (4) Persons who shall be directors on the Vahanna Board effective as of the Closing (the “Company Directors”). The Company may, with the prior written consent of Vahanna (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual. Notwithstanding the foregoing, (i) at least one of the individuals designated to the Vahanna Board pursuant to this Section 5.17(c) must be Independent Directors and such individual must also qualify as independent under the audit committee independence requirements set forth in the rules of any stock exchange applicable to Vahanna, and in each case if the requirements set forth in this sentence are not met, Vahanna shall omit from its proxy materials any such nominee, and such nomination shall be disregarded and no vote on such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by Vahanna and (ii) one of the Company Directors designated to the Vahanna Board pursuant to this Section 5.17(c) must be the chief executive officer of the Company.

(d) Vahanna and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or Vahanna) on the directors to be appointed to the audit, compensation and nominating committees prior to the filing of the Registration Statement / Proxy Statement with the SEC; provided that unless otherwise consented to by Vahanna, there shall be at least one Sponsor appointed to each committee.

(e) The Persons identified on Section 5.17(e) of the Company Schedules shall be the officers of Vahanna immediately after the Closing, with each such individual holding the title set forth opposite his or her name. Vahanna and the Company may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Vahanna) to replace any individual set forth on Section 5.17(e) of the Company Schedules with any individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such Schedule to include such replacement individual.

Section 5.18 Certain Other Covenants. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parties shall promptly notify the other Parties hereto after becoming aware of (a) any breach of any covenant of such Party set forth herein or in any Ancillary Document, or (b) any event or circumstance that could reasonably be expected to (i) with respect to the Company, be a Company Material Adverse Effect or, with respect to Vahanna, be a Vahanna Material Adverse Effect or (ii) otherwise cause or result in any of the conditions set forth in Article 6 not being satisfied or the satisfaction of those conditions being materially delayed. Without in any way limiting the generality of the foregoing, the Company shall (A) as promptly as practicable inform Vahanna in the event any Proceeding is brought against any Group Company by or on behalf of any Pre-Closing Holder in connection with the transactions contemplated by this Agreement or any Ancillary Document or any Pre-Closing Holder provides notice to a Group Company that it is or may be in violation or breach of any of their respective Governing Documents or the Company Shareholder Agreements as a result of its execution, deliver and performance of this Agreement or any Ancillary Document, and (B) keep Vahanna reasonably apprised of the status of any such pending Proceeding. Vahanna shall (x) as promptly as practicable inform the Company in writing the event any Proceeding is brought by any Person other than a Group Company against Vahanna or its Subsidiaries in connection with the transactions contemplated by this Agreement or any Ancillary Document and (y) keep the Company reasonably apprised of the status of any such pending Proceeding. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties, or covenants contained in this Agreement have been breached.

Section 5.19 Section 280G. To the extent Vahanna and the Company agree in good faith that the transactions contemplated by this Agreement constitute a “change in control event” within the meaning of Section 280G of the Code and the regulations promulgated thereunder, the Company shall (a) prior to the Closing Date, solicit and use reasonable best efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who could receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations promulgated thereunder) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code and the regulations promulgated thereunder) and (b) prior to the Closing Date submit to a Company shareholder vote (along with adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of the parachute payment calculations, form of waiver and shareholder consent (including adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii) of the Code and the regulations promulgated thereunder) to Vahanna for its review and comment no later than five (5) days prior to soliciting such waivers and soliciting such approval, and the Company shall consider in good faith any comments provided by Vahanna. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Vahanna evidence that a vote of the Company shareholders was solicited in accordance with the foregoing provisions of this Section 5.19 and that either (i) the requisite number of votes of the Company shareholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided.

Section 5.20 Lock-Up Agreements. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall use reasonable best efforts to cause all Pre-Closing Holders (including holders of Company Warrants, Company Additional Securities and Company RSUs) that have not executed a Lock-Up Agreement on or prior to the date hereof to enter into a Lock-Up Agreement with Vahanna and the Company; provided, that a Pre-Closing Holder that holds only Company RSUs (and no other Equity Security of the Company) shall not be required to execute a Lock-Up Agreement to the extent that the terms and conditions of such Company RSUs held by the Pre-Closing Holder do not provide for the possibility of vesting or acceleration of such Company RSUs prior to the one-year anniversary of the Closing Date.

Section 5.21 Company Additional Securities(a) . Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall use reasonable best efforts to cause to be paid off Company Additional Securities or otherwise cause such Company Additonal Securities to convert, exercise, vest, and/or settle into Company Common Stock.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement and the Ancillary Documents, and any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement and the Ancillary Documents, shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect, threatened or pending;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop Order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop Order shall have been threatened or initiated by the SEC and remain pending;

(d) the Vahanna Common Shares and Vahanna Public Warrants to be issued in connection with the Merger and the Closing shall have been approved for listing on Nasdaq pursuant to Section 5.10(c);

(e) the Vahanna Shareholder Approvals shall have been obtained and remain in full force and effect at the Closing;

(f) the Roadzen Written Consent shall have been obtained and remain in full force and effect at the Closing;

(g) Vahanna shall have at least $50,000,000 of Available Cash at Closing (the “Minimum Cash Condition”). As used in this Section 6.1(g), “Available Cash” shall include: (i) the amount of funds remaining in the Trust Account after accounting for the exercise of Vahanna Shareholder Redemption in accordance with Vahanna’s Governing Documents; and (ii) any other cash made available to Vahanna or raised for the benefit of the Company (including, without limitation, any debt or equity financing or other backstop arrangements mutually agreed upon by Vahanna and the Company);

(h) Vahanna shall have at least $5,000,001 of net tangible assets following the exercise of the Vahanna Shareholder Redemption in accordance with Vahanna’s Governing Documents;

(i) if the holders of less than 12,000,000 of the then-outstanding Vahanna Class A Shares have validly elected to redeem such shares pursuant to the Vahanna Shareholder Redemption as of two (2) Business Days immediately prior to the Vahanna Shareholders Meeting, and following (and subject to) receipt of the Closing Approvals, prior to the Effective Time of the Merger, upon the terms and subject to the conditions of this Agreement, the Domestication shall be consummated at the Domestication Effective Time; provided that, if the Domestication has been consummated prior to the Business Day immediately preceding the Closing Date, the date on which the obligations of the Parties to consummate the transactions contemplated by this Agreement shall be the same as the Closing Date for purposes hereof; and

(j) the Company shall have consummated the transactions contemplated in connection with each of Project Genepi and Project Ninja.

Section 6.2 Other Conditions to the Obligations of the Vahanna Parties. The obligations of the Vahanna Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Vahanna (on behalf of itself and the other Vahanna Parties) of the following further conditions:

(a) (i) each of the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.2(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, (ii) each of the representations and warranties set forth in Section 3.2(a)-Section 3.2(b) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), in all but de minimis respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date, and (iii) each of the other representations and warranties of the Company set forth in Article 3 shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, (A) except to the extent that any such representation and warranty is made on and as of an earlier date, in which case the same shall be true and correct in all respects as of such earlier date (subject to, for the avoidance of doubt, clause (B) of this Section 6.2(a)(iii)), and (B) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Vahanna the following documents:

(i) certificates duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied;

(ii) applicable good standing certificates (or similar documents applicable for such jurisdictions) for the Company and each of its Subsidiaries certified as of a date no later than fifteen (15) days prior to the Closing Date from the proper Governmental Entity of its jurisdiction of organization;

(iii) a copy of the Exchange Agent Agreement, duly executed by the Company and the Exchange Agent;

(iv) evidence, in form and substance reasonably satisfactory to Vahanna, that all Subsidiary Equity Rights at any Subsidiary of the Company have been terminated, other than those Equity Securities representing twenty-five percent (25%) of the issued and outstanding Equity Securities of Nervanik AI Labs Private Limited that are held by third-parties; and

(v) a copy of the Lock-Up Agreements executed by the Pre-Closing Holders pursuant to Section 5.20, each duly executed by the Pre-Closing Holders and the Company;

(e) The Company Conversion Consents shall have been obtained and are in full force and effect at the Closing;

(f) the Company Preferred Conversion shall have been effected in accordance with the terms of this Agreement and the Written Consent;

(g) The obligations and consents set forth in Section 3.5 of the Company Schedules, with the exception of those marked with an asterisk, shall have been, as applicable, fulfilled or obtained and are in full force and effect at the Closing; and

(h) The Company shall have effectuated awards of Company RSUs in an amount not to exceed 14.5% of the Company Outstanding Shares (after giving effect to such awards of Company RSUs) prior to the Closing.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) each of the Vahanna Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Vahanna Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, (ii) each of the representations and warranties set forth in Section 4.6(a) shall be true and correct (without giving effect to any limitation as to “materiality” or “Vahanna Material Adverse Effect” or any similar limitation set forth therein), in all but de minimis respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date, and (iii) (iv) each of the other representations and warranties of Vahanna set forth in Article 4 shall be true and correct (without giving effect to any limitation as to “materiality” or “Vahanna Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, (A) except to the extent that any such representation and warranty is made on and as of an earlier date, in which case the same shall be true and correct in all respects as of such earlier date (subject to, for the avoidance of doubt, clause (B) of this Section 6.3(a)(iii)), and (B) except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a Vahanna Material Adverse Effect;

(b) the Vahanna Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) there shall not have occurred any amendment or modification to the Sponsor Support Agreement, other than as consented to in writing by the Company after the date hereof; and

(d) at or prior to the Closing, Vahanna shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of Vahanna, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in each case, in form and substance reasonably satisfactory to the Company;

(ii) applicable good standing certificates (or similar documents applicable for such jurisdictions) for Vahanna and Merger Sub, each issued or certified as of a date no later than fifteen (15) days prior to the Closing Date from the proper Governmental Entity of its jurisdiction of organization;

(iii) a copy of the Exchange Agent Agreement, duly executed by Vahanna, Sponsor and the Exchange Agent;

(iv) evidence that, as required pursuant to this Agreement, (a) the Amended Governing Documents of Vahanna in the form included in Exhibit E or (b) the amended and restated certificate of incorporation of Vahanna to replace the Interim Charter substantially in the form attached as Exhibit F hereto (in each case, with such changes as may be reasonably approved by the Company and Vahanna) has been filed with the appropriate Governmental Entity; and

(v) a copy of the Lock-Up Agreements executed by the Pre-Closing Holders pursuant to Section 5.20, each duly executed by Vahanna.

Section 6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was primarily and directly caused by the failure of such Party or its Affiliates (or with respect to the Company, any Group Company’s) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Vahanna and the Company;

(b) by Vahanna, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to the Company, and (ii) the Termination Date; provided, however, that no Vahanna Party is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any Vahanna Party has failed to perform any covenant or agreement on the part of such applicable Vahanna Party set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Vahanna and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either Vahanna or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 26, 2023 (as may be extended by mutual written agreement of Vahanna and the Company or as otherwise provided herein, the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Vahanna if any Vahanna Party’s breach of any of its covenants or obligations under this Agreement shall have proximately and primarily caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement shall have proximately and primarily caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; provided further that the Termination Date shall be automatically extended for an additional two months to the extent there is any delay to the applicable waiting or review periods, or any extension thereof, by any Governmental Entity or Nasdaq (including any specific request from any Governmental Entity or Nasdaq to delay filings or for additional time to review the transactions contemplated hereby) that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the transactions contemplated hereby and/or issuance of clearance or approval from such Governmental Entity to the extent required to satisfy the condition set forth in Section 6.1(b);

(e) by either Vahanna or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Document and such Order or other action shall have become final and nonappealable;

(f) by either Vahanna or the Company if the Vahanna Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Vahanna’s shareholders have duly voted, and the Vahanna Shareholder Approvals were not obtained;

(g) by Vahanna if the Written Consent and the Company Conversion Consents are not received by the Company within five (5) Business Days after the Registration Statement / Proxy Statement is declared effective by the SEC; or

(h) by Vahanna if the PCAOB Audited Financials are not received by the PCAOB Delivery Deadline.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain a valid and binding obligation of the Parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect any liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Survival. None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing, except for those covenants and agreements set forth in this Agreement that by their respective terms contemplate performance after the Closing and except for the representations and warranties set forth in Section 3.25, Section 3.26, Section 4.16 and Section 4.17.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Vahanna (prior to the Closing) or Sponsor (after the Closing), on the one hand, and the Company, on the other hand. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void, ab initio.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Vahanna (prior to the Closing) or Sponsor (after the

Closing), on the one hand, and the Company, on the other hand. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any Vahanna Party, prior to the Closing, or Sponsor, to:

Vahanna Tech Edge Acquisition I Corp.

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Attention: Raahim Don

E-mail:     raahim@vahanna.com

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036

Attention: Jai Pathak

     Evan M. D’Amico

E-mail:     jpathak@gibsondunn.com

     edamico@gibsondunn.com

(b) If to the Company, to:

Roadzen, Inc.

445 E. 80th Street, #4E

New York, NY 10075

Attention: Rohan Maholtra

E-mail: rohan@roadzen.io

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Jason D. Osborn

     David A. Sakowitz

     Jeffrey Stern

Email:      josborn@winston.com

     dsakowitz@winston.com

     jstern@winston.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of a Party’s Representatives, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Transaction Expenses and Vahanna shall pay, or cause to be paid, all Vahanna Transaction Expenses, and (b) if the Closing occurs, then Vahanna shall pay, or cause to be paid, all Company Transaction Expenses and all Vahanna Transaction Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Vahanna, any documents or other materials posted to the electronic data room located at https://services.intralinks.com/web/?br=1#hub/exchanges under the project name “Project Pegasus” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date hereof; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time; (m) whenever the words “in the ordinary course of business”, “in the ordinary course” or words of similar import are used in this Agreement, they shall be deemed to be followed by the words “consistent with its past practice” and shall be construed to mean in the ordinary and usual course of normal day-to-day operations of the business of such Person consistent with its past practice; and (n) all references to any Contract (except for any such references in the Schedules) are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections set forth in this Agreement. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations, warranties or covenants set forth in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material or are within or outside of the ordinary course of business or consistent with past practice, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. The information contained in this Agreement, in the Company Schedules or Vahanna Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of contract.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) from and after the Effective Time, the provisions of Article 2 (which shall be for the benefit of the Pre-Closing Holders to the extent necessary for such holders to receive the Total Merger Consideration due to such holders thereunder pursuant to the Allocation Schedule), (b) the provisions of Section 5.5 (which shall be for the benefit of the D&O Persons), (c) Section 8.13 (which shall be for the benefit of all Nonparty Affiliates), the provisions of Section 8.18 (which shall be for the benefit of W&S and GDC) and (d) the last sentence of this Section 8.9. Notwithstanding the foregoing, Sponsor shall be an express third-party beneficiary of Section 2.2(e), Section 2.2(f), Section 5.4, Section 5.17, Section 7.2, Section 8.2, Section 8.3, Section 8.4, this Section 8.9 Section 8.13, Section 8.14, Section 8.19, and Section 8.20.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

Section 8.12 Knowledge of Company; Knowledge of Vahanna. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Schedules, assuming reasonable due inquiry and investigation. For all purposes of this Agreement, the phrase “to Vahanna’s knowledge” and “to the knowledge of Vahanna” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the Vahanna Schedules, assuming reasonable due inquiry and investigation. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Schedules or Section 8.12(b) of the Vahanna Schedules shall have any personal liability or obligations regarding such knowledge.

Section 8.13 No Recourse. All Proceedings, liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement), may be made against only (and such representations and warranties are those solely of) the Persons that are expressly identified herein as Parties and their respective successors and permitted assigns. No Person who is not a Party, including any current, former or future director, officer, founder, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any of the foregoing, and in the case of Vahanna, Sponsor (or any successor or assignee thereof) (each in their capacity as such, a “Nonparty Affiliate”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings, liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Proceedings, liabilities and causes of action against any such Nonparty Affiliates.

Section 8.14 Extension; Waiver. The Company may, prior to the Closing, (a) extend the time for the performance of any of the obligations or other acts of any Vahanna Party set forth herein, (b) waive any inaccuracies in the representations and warranties of any Vahanna Party set forth herein, or (c) waive compliance by any Vahanna Party with any of the agreements or conditions set forth herein. Vahanna may (prior to the Closing) and Sponsor may (after the Closing) (in either case, on behalf of itself, and any other Vahanna Party) (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Pre-Closing Holder or the Company set forth herein, or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any Party or Sponsor to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Person. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party or Sponsor to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY FINANCING SOURCE (IF ANY), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.16 Jurisdiction. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 8.16.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 8.18 Legal Representation.

(a) Vahanna hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Winston & Strawn LLP (or any successor) (“W&S”) may represent the Pre-Closing Holders or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Roadzen Group”), in each case, in connection with any Proceeding or obligation arising out of or relating to this Agreement, any Ancillary Document or any of the transactions contemplated hereby or thereby, notwithstanding its representation (or any continued representation) of the Group Companies or other Waiving Parties, and each of Vahanna and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Vahanna and the Company acknowledge that the foregoing provision applies whether or not W&S provides legal services to any Group Companies after the Closing Date. Each of Vahanna and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any Group Company or any member of the Roadzen Group and its counsel, including W&S, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Roadzen Group (the “Privileged Communications”), without any waiver thereof. Vahanna and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), in any Proceeding against or involving any of the Parties after the Closing, and Vahanna and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

(b) The Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, Vahanna), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Gibson, Dunn & Crutcher LLP (or any successor) (“GDC”) may represent the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than Vahanna) (collectively, the “Vahanna Group”), in each case, in connection with any Proceeding or obligation arising out of or relating to this Agreement, any Ancillary Document or any of the transactions contemplated hereby or thereby, notwithstanding its representation (or any continued representation) of the Vahanna or other Waiving Parties, and each of Vahanna and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Vahanna and the Company acknowledge that the foregoing provision applies whether or not GDC provides legal services to any Group Companies after the Closing Date. Each of Vahanna and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any Group Company or any member of the Vahanna Group and its counsel, including GDC, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company or Vahanna notwithstanding the Merger, and instead survive, remain with and are controlled by the Vahanna Group (the “Vahanna Privileged Communications”), without any waiver thereof. Vahanna and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Vahanna Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), in any Proceeding against or involving any of the Parties after the Closing, and Vahanna and the Company agree not to assert that any privilege has been waived as to the Vahanna Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

Section 8.19 Trust Account Waiver. Reference is made to the final prospectus of Vahanna, dated as of November 22, 2021, filed with the SEC (File No. 333-260748) on November 24, 2021 (the “Prospectus”). The Company acknowledges and agree and understand that Vahanna has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Vahanna’s public shareholders (including overallotment shares acquired by Vahanna’s underwriters, the “Public Shareholders”), and Vahanna may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Vahanna entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company, any Pre-Closing Holder, or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distribution therefrom to Public Shareholders or otherwise occurring prior to the Closing in accordance with the terms of the Trust Agreement, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company on his, her or its own behalf and on behalf of his, her or its respective Representatives hereby irrevocably waives any Trust Account Released Claims that such Person and his, her or its respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Vahanna or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Vahanna or its Affiliates); provided, however, that Vahanna acknowledges and agrees that the foregoing shall not limit or prohibit any claims that the Company may have in the future pursuant to this Agreement or any Ancillary Document or related to the transactions contemplated hereby against Vahanna’s assets or funds that are not held in the Trust Account, including funds that have been released from the Trust Account to Vahanna upon the consummation of an initial business combination by Vahanna, and for the avoidance of doubt not including funds released to the Public Shareholders in respect of redemptions or to Vahanna’s underwriters for payment of their deferred discount from the IPO.

Section 8.20 Holder Representative.

(a) Notwithstanding anything herein to the contrary, the Company shall use commercially reasonable efforts to appoint a Holder Representative prior to the Closing, on customary terms and conditions and enter into any Contract with such Holder Representative on customary terms and conditions. By consenting to this Agreement, executing a Letter of Transmittal or accepting any consideration as contemplated by Article 2, each Pre-Closing Holder appoints, authorizes and empowers the Holder Representative to act as a representative for the benefit of the Pre-Closing Holders, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Pre-Closing Holder for purposes of this Agreement and the Ancillary Documents following the Closing. Without limiting the generality of the foregoing, the Holder Representative shall have the full power and authority to take any and all actions on behalf of the Pre-Closing Holders that is necessary, appropriate or desirable to carry out all of the duties, responsibilities and obligations of the Holder Representative under this Agreement and the Ancillary Documents, including the power and authority to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered in connection herewith; (ii) execute and deliver, and receive deliveries of, all agreements, certificates, statements, notices, approvals, extension, waivers, undertakings, and other documents required or permitted to be given in connection with this Agreement, (iii) receive service of process in connection with any claims made pursuant this Agreement; (iv) make any calculations and determinations and settle any matters on behalf of all Pre-Closing Holders in connection with this Agreement, and in connection therewith issue notices and instructions to the Exchange Agent in accordance with the terms of the applicable Ancillary Documents; (v) assert or pursue on behalf of the Pre-Closing Holders any Proceeding or investigation against any of the other Parties, consenting to, compromising or settling any such Proceedings or investigations, conducting negotiations with any of the other Parties and their respective Representatives regarding such Proceeding or investigations pursuant to this Agreement, and, in connection therewith, to: (A) assert or institute any Proceeding or investigation; (B) file any proofs of debt, claims and petitions as the Holder Representative may deem advisable or necessary; and (C) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding or investigation; and (vi) to make, execute, acknowledge and deliver all such other statements, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Holder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all Ancillary Documents to which Holder Representative is party (including, for the avoidance of doubt, in connection with Article 2).

(b) Vahanna, Sponsor, and any other Person may conclusively and absolutely rely, without inquiry, upon any action or decision of the Holder Representative in all matters referred to herein. Vahanna and Sponsor are entitled to deal exclusively with the Holder Representative on all matters arising under or in connection with this Section 8.20. Any action taken or not taken or decisions, communications or writings made, given or executed by the Holder Representative with respect to all such matters, for or on behalf of any Pre-Closing Holder, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Pre-Closing Holder. Any notice or communication delivered to the Holder Representative pursuant to this Section 8.20 shall be deemed to have been delivered to all the Pre-Closing Holder. Vahanna and

Sponsor shall be entitled to disregard any decisions, communications or writings made, given or executed by any Pre-Closing Holder in connection with any matter arising under or in connection with this Section 8.20, unless the same is made, given or executed by the Holder Representative.

(c) The appointment of the Holder Representative as each Pre-Closing Holder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to act as agent and to represent such Pre-Closing Holder with regard to the matters contemplated by this Section 8.20. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, or liquidation of any Pre-Closing Holder, and (ii) shall survive the consummation of transactions contemplated by this Agreement. Notwithstanding the foregoing, (A) the Holder Representative may be removed from its position by the Pre-Closing Holders holding a majority of the Company Stock outstanding as of immediately prior to the Effective Time by providing written notice to the then-serving Holder Representative and Vahanna (prior to the Closing) or Sponsor (after the Closing) and (B) the Holder Representative may resign as the Holder Representative at any time by providing written notice to Vahanna (prior to the Closing) or Sponsor (after the Closing), which resignation shall become effective upon appointment of a successor Holder Representative. Any vacancy of the Holder Representative (whether resulting from resignation, death or removal) shall be filled by a successor Holder Representative appointed by the Pre-Closing Holders holding a majority of the Company Stock outstanding as of immediately prior to the Effective Time; provided that such successor Holder Representative must be reasonably acceptable to Vahanna (prior to the Closing) or Sponsor (after the Closing). All power, authority, rights, privileges, and obligations conferred in this Agreement to the Holder Representative shall apply to any such successor Holder Representative.

(d) Following the Closing, the Holder Representative shall be reimbursed by Vahanna for any and all reasonable and documented expenses, disbursements, costs and advances incurred by the Holder Representative in his capacity as such.

(e) The Holder Representative shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Holder Representative’s gross negligence or willful misconduct was the cause of any loss to the Pre-Closing Holders. The Pre-Closing Holders shall indemnify and hold the Holder Representative harmless from and against, and the Holder Representative shall not be responsible for, any losses arising out of or attributable to the Holder Representative’s duties under this Agreement or this appointment, except to the extent that such losses are determined by a court of competent jurisdiction to be a result of the Holder Representative’s own gross negligence or willful misconduct (as determined by final adjudication of a court of competent jurisdiction).

(f) The Holder Representative hereby represents and warrants on behalf of itself to each Vahanna Party as of the date hereof and as of the Closing Date, as follows:

(i) The Holder Representative has the requisite capacity, power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(ii) The execution and delivery of this Agreement, the Ancillary Documents to which the Holder Representative is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary action on the part of the Holder Representative. This Agreement and each Ancillary Document to which the Holder Representative is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by the Holder Representative and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Holder Representative, enforceable against the Holder Representative in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(iii) The Holder Representative has the sole power, authority and control of the Pre-Closing Holders with respect to the matters relating to this Agreement and the Ancillary Documents, including as contemplated in Section 8.20(a), and in general to do all other things and to perform all other acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable in connection with, this Agreement or any Ancillary Document, in each case on behalf of a Pre-Closing Holder.

(g) The Holder Representative shall execute an instrument in form and substance reasonably satisfactory to Vahanna and the Company agreeing to bound by the terms of this Section 8.20; provided that the Parties agree that any provisions in this Section 8.20 may be amended to reflect any reasonable and customary comments by the Holder Representative once such Person has been appointed, and such Parties shall not unreasonably withhold consent to an amendment necessary to reflect any such comments.

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

VAHANNA TECH EDGE ACQUISITION I CORP.

By:
Name:	Karan Puri
Title:	Chief Executive Officer

VAHANNA MERGER SUB CORP.

By:
Name:
Title:

Signature page to Agreement and Plan of Merger

ROADZEN, INC.

By:
Name:
Title:

Signature page to Agreement and Plan of Merger

EXHIBIT A

FORM OF SUPPORT AGREEMENT

(See attached)

Exhibit A to Agreement and Plan of Merger

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

(See attached)

Exhibit B to Agreement and Plan of Merger

EXHIBIT C

FORM OF SPONSOR SUPPORT AGREEMENT

(See attached)

Exhibit C to Agreement and Plan of Merger

EXHIBIT D

FORM OF WRITTEN CONSENT — PRE-CLOSING HOLDERS

(See attached)

Exhibit D to Agreement and Plan of Merger

EXHIBIT E

FORM OF AMENDED GOVERNING DOCUMENTS OF VAHANNA

(See attached)

Exhibit E to Agreement and Plan of Merger

EXHIBIT F

FORM OF DOMESTICATION GOVERNING DOCUMENTS OF VAHANNA

(See attached)

Exhibit F to Agreement and Plan of Merger

Annex B

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ROADZEN INC.

Incorporated the 22nd day of April 2021

Amended and Restated on the 3rd day of November 2021

Amended and Restated on the 4th day of November 2021

Amended and Restated on the 23rd day of November 2021

Amended and Restated on the [●] day of [●] 2023

Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town, Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

ROADZEN INC.

1	The name of the Company is Roadzen Inc.

2	The Company is a company limited by shares.

3

The first Registered Office of the Company shall be at the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Office of the Company by Resolution of Directors or Resolution of Members.

4

The first Registered Agent of the Company will be Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Agent of the Company by Resolution of Directors or Resolution of Members.

5	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the British Virgin Islands.

6	The liability of each Member is limited to the amount unpaid on such Member’s shares.

7	The Company is authorised to issue a maximum of 280,000,000 shares divided into two classes as follows:

7.1	220,000,000 ordinary shares with a par value of US$0.0001 each (the “Ordinary Shares”); and

7.2	60,000,000 preference shares with a par value of US$0.0001 each (the “Preference Shares”),

each Share having the rights and restrictions set out in the Memorandum and Articles. For the purposes of section 9 of the Statute, any rights, privileges, restrictions and conditions attaching to any of the Shares as provided for in the Memorandum and Articles are deemed to be set out and stated in full in the Memorandum.

8

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the British Virgin Islands and to be discontinued in the British Virgin Islands.

9	Each Ordinary Share confers on the holder:

(a)	the right to one vote on any Resolution of Members;

(b)	the right to an equal share in any distribution or dividend in cash or in kind paid by the Company in accordance with the Statute; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company.

10

Any series of the Preference Shares shall have such voting powers, full or limited, or no voting powers, and such preferences, designations and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as specified by the board of Directors pursuant to the Resolution of Directors approving the issue of such series of the Preference Share(s), and in any such

Resolution of Directors the board of Directors shall agree to amend and restate the Memorandum and Articles to fully set out such rights and instruct the registered agent of the Company to file the amended Memorandum and Articles with the Registrar. For the avoidance of doubt, the Directors shall not require any approval of the Members in respect of the issuance of Preference Shares and the related amendments to the Memorandum and Articles.

11	Shares may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

12	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

13	Subject to the provisions of the Statute, the Company may from time to time amend the Memorandum of Association or the Articles of Association by Resolution of Members or Resolution of Directors.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 22nd day of April 2021.

Incorporator

Sgd. Denery Moses

Denery Moses
Authorised Signatory
Maples Corporate Services (BVI) Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

ROADZEN INC.

1	Interpretation

1.1	In the Articles, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Cause”	has the meaning given in that term in Article 27.4.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Directors”	means the directors for the time being of the Company.

“Director Nomination”	has the meaning given to that term in Article 18.8 of the Articles

“Distribution”	means any distribution (including an interim or final dividend).

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the British Virgin Islands.

“Exchange Act”	the Exchange Act of 1934, as amended, of the United States of America.

“Independent Director”	has the same meaning as in the rules and regulations of the Recognised Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Management”	has the meaning given to that terms in Article 47.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Share”	has the meaning given to that term in Clause 7.1 of the Memorandum.

“Preference Share”	has the meaning given to that term in Clause 7.2 of the Memorandum.

“Principal Executive Office”	means such principal executive office as published by way of electronic communication as may be determined by the Directors from time to time.

“Proposing Person”	shall mean the following persons: (i) the Member of record providing the notice of Director Nomination(s) or other business proposed to be brought before a general meeting or the Requisitioning Members, and (ii) the beneficial owner(s), if different, on whose behalf the Director Nomination(s) or other business proposed to be brought before a general meeting is made.

“Proposing Person Ownership Disclosures”	has the meaning given to that term in Article 18.8 of the Articles.

“Recognised Exchange”	has the same meaning as in the Statute and includes, without limitation and notwithstanding any subsequent amendments to the Statute (or otherwise), the Nasdaq Global Market and any United States national securities exchange on which securities of the Company are listed for trading.

“Register of Members”	means the register of Members maintained in accordance with the Statute.

“Registered Agent”	means the registered agent for the time being of the Company.

“Registered Office”	means the registered office for the time being of the Company.

“Requisitioning Members”	means the Members of the Company of record providing the notice of Director Nomination(s) or other business proposed to be brought before a general meeting in accordance with Article 18.8 of the Articles.

“Resolution of Directors”

means:

(a) a resolution passed by a majority of votes of the Directors or a majority of votes of the members of a committee of the Directors as, being entitled to do so, vote at a meeting of the Directors or a meeting of a committee of the Directors; or

(b) a resolution in writing signed by a majority of the Directors or a majority of the members of a committee of the Directors, provided that, in each case, in respect of a resolution relating to the removal of any Director for Cause or the vacation of office of any Director, all of the Directors other than the Director who is the subject of such resolution must approve either by voting in favour of, or signing, such Resolution of Directors.

“Resolution of Members”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a written resolution signed by or on behalf of an absolute majority of the Members, provided that, in respect of a resolution relating to the removal of any Director for Cause, such resolution must be passed by two-thirds of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting or written resolution signed by or on behalf of two-thirds of Members entitled to vote. In computing any such, regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a share in the Company and includes a fraction of a share in the Company.

“Statute”	means the BVI Business Companies Act of the British Virgin Islands.

“Synthetic Equity Interest”	means any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of the Company, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of the Company, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of the Company, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of the Company, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of the Company.

“Timely Notice”	has the meaning given to that term in Article 18.8 of the Articles.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Memorandum and Articles themselves can be satisfied in the form of an electronic signature as provided for in the Electronic Transactions Act;

(l)	the Electronic Transactions Act shall be varied pursuant to section 5(1)(b)(i) of the Electronic Transactions Act to the extent provided for in the Articles;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share;

(o)

the term “simple majority” in relation to a Resolution of Members means a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent Members, Members who are present but do not vote, blanks and abstentions are not counted);

(p)	the term “absolute majority” in relation to a Resolution of Members means a majority of all those entitled to vote on the resolution regardless of how many actually vote or abstain;

(q)

where a meeting of (a) Members; (b) a class of Members; (c) the board of Directors; or (d) any committee of the Directors, is required to be convened for a place, such place may be a physical place, or a virtual place, or both, and where a meeting is convened for or including a virtual place any person, including the person duly appointed as the chair of such meeting, may attend such meeting by virtual attendance and such virtual attendance shall constitute presence in person at that meeting;

(r)	the term “virtual place” includes a discussion facility or forum with a telephonic, electronic or digital identifier; and

(s)

the term “virtual attendance” means attendance at a virtual place by means of conference telephone or other digital or electronic communications equipment or software or other facilities by means of which all the persons participating in the meeting can communicate with each other.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of any monies of the Company, all expenses incurred in the formation and establishment of the Company, including the expenses of incorporation.

3	Issue of Shares and other Securities

3.1

Subject to the Statute and the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Distribution, voting, return of investment or otherwise and to such persons, at such times, for such consideration, and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	Section 46 of the Statute does not apply to the Company.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

Where Shares are listed on a Recognised Exchange, the Directors may determine that the Company shall maintain or cause to be maintained its Register of Members in such manner and form as is customary for such Recognised Exchange.

5	Closing Register of Members and Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at a meeting of Members or Members entitled to receive payment of a Distribution, the date on which notice of the meeting is sent or the date on which the Resolution of Directors resolving to pay such Distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof unless otherwise provided by a Resolution of Directors.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve by Resolution of Directors that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors or shall be given under Seal. The Directors may authorise certificates to be issued with the authorised signature(s) or Seal affixed by mechanical process or in accordance with the Electronic Transactions Act. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2

The instrument of transfer of any Share shall be in writing or in a form prescribed by the rules and regulations of the Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the

Directors and shall be executed by or on behalf of the transferor (and if registration as a holder of the Shares imposes a liability to the Company on the transferee, signed by or on behalf of the transferee), contain the name and address of the transferee and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

7.3

Where Shares are listed on a Recognised Exchange in accordance with Section 54A of the Statute, the Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognised Exchange and Articles 7.1 and 7.2 shall be interpreted accordingly.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute (save that sections 60, 61 and 62 of the Statute shall not apply to the Company) and, where applicable, the rules and regulations of the Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the terms attached to Shares, as specified in the Memorandum and the Articles, may provide for such Shares to be redeemed or to be liable to be redeemed at the option of the Member or the Company on such terms as so specified.

8.2

Subject to the provisions of the Statute (save that sections 60, 61 and 62 of the Statute shall not apply to the Company) and, where applicable, the rules and regulations of the Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase or otherwise acquire its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption, purchase or other acquisition of its own Shares in any manner permitted by the Statute.

8.4

The Directors may accept the surrender for no consideration of any fully paid Share including, for the avoidance of doubt, a Treasury Share. Any such surrender shall be in writing and signed by the Member holding the Share or Shares.

9	Treasury Shares

9.1	Subject to the Statute, the Directors may, prior to the purchase, redemption or surrender of any Share, resolve by Resolution of Directors that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

9.3	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

10	Variation of Rights of Shares

10.1

Subject to Article 3.2, if at any time the authorised Shares are divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class or with the sanction of a resolution passed by a simple majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may pay a commission to any person in consideration of their subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or, subject to the Statute, the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently due and payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares, and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the Resolution of Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend or other Distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a Resolution of Directors. Such forfeiture shall include all Distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by them to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but their liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies the survivor or survivors (where the Member was a joint holder) or the Member’s legal personal representatives (where the Member was a sole holder), shall be the only persons recognised by the Company as having any title to their Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which they were a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Distributions and other advantages to which that person would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by the person entitled to the Share be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Distributions or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by Resolution of Directors or Resolution of Members change the location of its Registered Office and its Registered Agent, provided that the Company’s Registered Office shall at all times be the office of the Registered Agent. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

18	General Meetings

18.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

18.2

The Company may, but shall not be obliged to, in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place, if any, as the Directors shall appoint.

18.3

The Directors by Resolution of Directors, or the chairperson of the board of Directors, may call general meetings, and the Directors shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company. Only those matters set forth in the notice of the general meeting or, solely with respect to an annual general meeting or an extraordinary general meeting convened upon a Members’ requisition, properly requested in accordance with Article 18.8, may be considered or acted upon at a general meeting. In addition to the other requirements set forth in the Articles, for any proposal of business to be considered at a general meeting, it must be a proper subject for action by Members of the Company under the Statute.

18.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than thirty per cent (30%). in par value (if all the issued Shares have a par value), or otherwise by number of the issued Shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested. Any Members’ requisition can require that any such general meeting requisitioned in accordance with the Articles be held at a physical place and not only at a virtual place.

18.5

Any Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Principal Executive Office, and may consist of several documents in like form each signed by one or more requisitionists.

18.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one (21) days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one (21) day period.

18.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

18.8

For nominations of candidates for appointment as Director (“Director Nominations”) or other business to be properly brought (x) by a Member before an annual general meeting or (y) by Requisitioning Members before an extraordinary general meeting convened upon a Member’s requisition, the Director Nomination or other business must be (i) specified in the notice of the general meeting (or any supplement thereto) given by or at the direction of the Directors by Resolution of Directors, (ii) brought before the general meeting by the person presiding over the meeting or (iii) otherwise properly requested to be brought before the meeting by a Member of the Company or by the Requisitioning Members, as applicable, in accordance with this Article 18.8. For Director Nomination or other business to be properly requested to be brought (x) by a Member before an annual general meeting or (y) by Requisitioning Members before an extraordinary general meeting convened upon a Member’s requisition, the Member or Requisitioning Members must (i) be Member(s) of the Company of record at the time of the giving of the notice for such general meeting, (ii) be entitled to vote at such general meeting, (iii) have given Timely Notice (as defined below) thereof in writing to any Director addressed to the Principal Executive Office, (iv) have provided any updates or supplements to such notice at the times and in the forms required by the Articles and (v) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by the Articles. To be timely, a Member’s written notice in respect of an annual general meeting must be received by any Director at the Principal Executive Office not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the one (1) year anniversary of the preceding year’s annual general meeting; provided, however, that in the event the annual general meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual general meeting was held in the preceding year, notice by the Member to be timely must be received by any Director at the Principal Executive Office not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual general meeting and not later than the close of business on tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, (x) for the first annual general meeting, a Member’s notice shall be timely (and be considered a Timely Notice) if received by any Director at the Principal Executive Office not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual general meeting or the tenth (10th) day following the day on which public announcement of the date of such annual general meeting is first made or sent by the Company and (y) for any extraordinary general meeting convened upon a Members’ requisition, the Requisitioning Members’ notice shall be timely (and be considered a Timely Notice) if received by any Director at the Principal Executive Office on the date of delivery of the Members’ requisition. Any such Timely Notice must set forth, as to each matter the Member or Requisitioning Members propose to bring before the general meeting:

(a)

as to each person whom the Member or the Requisitioning Members propose to nominate for appointment as a Director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of Shares or any other securities of the Company that are held of record or are beneficially owned by the nominee and of its Affiliates and any derivative positions held or beneficially held by the nominee and of its Affiliates, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee or any of its Affiliates with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of any securities), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee or any of its Affiliates, (v) a description of all agreements, arrangements or understandings between or among the Member or the Requisitioning Members, as applicable, or any of its or their Affiliates and each nominee or any of its Affiliates and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the Member or the Requisitioning Members or concerning the nominee’s potential service as a Director, (vi) a written statement executed by the nominee acknowledging that as Director, the nominee will owe fiduciary duties under the Statute with respect to the Company and its Members, and (vii) all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an appointment contest, or is otherwise required, in each case pursuant to the Statute or other applicable law, rule or regulation (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if appointed);

(b)

as to any other business that the Member or the Requisitioning Members propose to bring before the general meeting, a description in reasonable detail of the business desired to be brought before the general meeting, the reasons for conducting such business at the general meeting, the text, if any, of any resolutions or Articles amendment proposed for adoption, and any material interest in such business of each Proposing Person;

(c)

(i) the name and address of the Member or Requisitioning Members giving the notice, as they appear on the register of members of the Company, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, such Proposing Person’s written consent to the public disclosure of information provided to the Company pursuant to this Article 18.8 and the following information: (a) the class or series and number of all Shares of the Company which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its Affiliates or associates, including any Shares of the Company as to which such Proposing Person or any of its Affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests in which such Proposing Person or any of its Affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such Shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such Shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Statute or the Exchange Act, agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any Shares of the Company), (d) any rights to dividends or other distributions on the Shares of the Company, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Company, (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to base on any increase or decrease in the value of Shares of the Company or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Proposing Person Ownership Disclosures”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its Affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any Shares of the Company, (iv) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act by such Proposing Person and/or any of its respective Affiliates or associates, and (v) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to the Statute, the Exchange Act or any other applicable laws, rules or regulations;

(d)

(i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the general meeting (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other Members (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of Shares owned beneficially or of record by such other Member(s) or other beneficial owner(s); and

(e)

a statement whether or not the Member or Requisitioning Members giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the Shares of the Company required under applicable law to approve the proposal or, in the case of a Director Nomination, at least the percentage of voting power of all of the Shares of the Company reasonably believed by such Proposing Person to be sufficient to appoint the nominee or nominees proposed to be nominated by such Member or Requisitioning Members (such statement, the “Solicitation Statement”).

18.9	A Member or the Requisitioning Members must also submit a supporting statement indicating the reasons for bringing such proposal.

18.10

A Member or Requisitioning Members providing Timely Notice of Director Nomination or other business proposed to be brought before a general meeting shall further update and supplement such notice, if necessary, so that the information (including the Proposing Person Ownership Disclosures) provided or required to be provided in such notice pursuant to the Articles shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such general meeting, and such update and supplement must be received by any Director at the Principal Executive Office not later than the close of business on the fifth (5th) business day after the record date for the general meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the general meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting). If a Member or the Requisitioning Members do not comply with this Article 18 in providing notice of Director Nomination or other business proposed to be brought before a general meeting, such notice shall not be deemed to be Timely Notice.

18.11

Only such persons who are nominated for appointment as a Director in accordance with the provisions of the Articles shall be eligible for appointment and to serve as Directors once appointed in accordance with the Articles and only such other business shall be conducted at an general meeting as shall have been brought before the meeting in accordance with the provisions of the Articles. The Directors or a designated committee thereof, through a Resolution of Directors, shall have the power to determine whether a Director Nomination or any other business proposed to be brought before the meeting was made in accordance with the provisions of the Articles. If neither the Directors nor such designated committee makes a determination as to whether any Director Nomination or other proposal was made in accordance with the provisions of the Articles, the presiding person of the general meeting shall have the power and duty to determine whether the Director Nomination or other proposal was made in accordance with the provisions of the Articles. If the Directors or a designated committee thereof or the presiding person, as applicable, determines that any Director Nomination or other proposal was not made in accordance with the provisions of the Articles, such proposal or nomination shall be disregarded and shall not be presented for action at the general meeting.

18.12

Except as otherwise required by applicable law, nothing in this Article 18 shall obligate the Company or the Directors to include in any proxy statement or other Member communication distributed on behalf of the Company or the Directors information with respect to any nominee for appointment of a Director or any other business submitted or proposed by a Member.

18.13

Notwithstanding the foregoing provisions of this Article 18, if the nominating or proposing Member or the Requisitioning Members (or a qualified representative of the Member or the Requisitioning Members) do not appear at the general meeting to present a Director Nomination or any other business, such Director Nomination or other business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Article 18, to be considered a qualified representative of the proposing Member or Requisitioning Members, a person must be authorised by a written instrument executed by such Member or Requisitioning Members or an electronic transmission delivered by such Member or Requisitioning Members to act for such Member or Requisitioning Members as proxy at the meeting of Members and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding person at the general meeting.

18.14

For purposes of the Articles, “public announcement” shall mean disclosure in a press release reported by the NASDAQ News Service, Associated Press or comparable international or national news service or in a document publicly filed by the Company with the SEC pursuant to section 13, 14 or 15(d) of the Exchange Act or the rules of the Recognised Exchange.

18.15

Notwithstanding the foregoing provisions of the Articles, a Member and the Requisitioning Members shall also comply with all applicable requirements of the Statute and all applicable laws, rules and regulations with respect to the matters set forth in the Articles.

19	Notice of General Meetings

19.1

At least ten clear days’ notice shall be given of any general meeting. A general meeting may be held either in person or virtually, or both, as determined by the Company. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article 19.1 has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent (95%) in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving that right.

19.2

Notwithstanding any other provision of the Articles, the accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice, or the accidental failure to refer in any notice or other document to a meeting as an “annual general meeting” or “extraordinary general meeting”, as the case may be, shall not invalidate the proceedings of that general meeting.

20	Proceedings at General Meetings

20.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of at least fifty per cent (50%) of the votes of the Shares present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

20.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

20.3

A resolution in writing (in one or more counterparts) signed by or on behalf of an absolute majority of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) or, in the case of a resolution in writing relating to the removal of any Director for Cause, two-thirds of the Members entitled to vote, shall, without the need for any advance notice, be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

20.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

20.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if they shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

20.6

The chairperson of a general meeting may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

20.7

When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

20.8	A resolution put to the vote of the meeting shall be decided on a poll.

20.9	A poll shall be taken as the chairperson of a general meeting directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

20.10

A poll demanded on the election of the chairperson of a general meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

20.11	In the case of an equality of votes, the chairperson of the general meeting shall not be entitled to a second or casting vote.

20.12

All persons seeking to attend and participate in a meeting at a virtual place shall be responsible for maintaining adequate facilities to enable them to do so, and any inability of a person or persons to attend or participate in a meeting by way of digital or electronic communications equipment or software or other facilities shall not invalidate the proceedings of that meeting.

21	Votes of Members

21.1	Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which they are the holder.

21.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

21.3

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

21.4

No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then due and payable by them in respect of Shares have been paid.

21.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

21.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

21.7

A Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

21.8

A resolution put to the vote at a general meeting held wholly or partly by means of digital or electronic communications equipment or software or other facilities shall be decided on a poll, on which poll votes may be cast by such means as the board of Directors or failing that the chairperson of the meeting, in their sole discretion, deems appropriate for the purposes of the meeting.

22	Proxies

22.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

22.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

22.3

The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

22.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

22.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

23	Corporate Members

23.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

23.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

24	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company (including Treasury Shares) shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

25	Directors

25.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Resolution of Directors increase or reduce the limits in the number of Directors. No increase or reduction in the number of directors constituting the board of Directors shall shorten the term of any incumbent director.

25.2

All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified, or until their earlier death, resignation (pursuant to written notice thereof delivered to the Company), disqualification or removal from office. A Director appointed to fill a vacancy resulting from the death, resignation, disqualification or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation, disqualification or removal shall have created such vacancy and until their successor shall have been appointed and qualified.

26	Powers and Duties of Directors

26.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Resolution of Members, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

26.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

26.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

26.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

26.5	Section 175 of the Statute shall not apply to the Company.

27	Appointment and Removal of Directors

27.1

The Company may by Resolution of Members appoint any person to be a Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

27.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

27.3

Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for Cause or vacancies resulting from an increase in the number of directors and newly created director seats, shall be filled solely and exclusively by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director (without requiring any approval of the Members). All such Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed, or until their earlier death, resignation, disqualification or removal from office.

27.4

The Company may by Resolution of Members or a Resolution of Directors (passed by all of the Directors other than the Director who is the subject of the resolution concerning removal of a Director) remove any

Director only with Cause. For the purposes of this Article 27 “Cause” shall mean removal of a Director because of:

(a)	such Director’s willful and continued failure to substantially perform their duties as a Director;

(b)	such Director’s willful conduct which is significantly injurious to the Company, monetarily or otherwise;

(c)	such Director being convicted or investigated in a criminal proceeding (other than traffic violations and other minor offenses);

(d)	such Director being censured or subject to equivalent action by any Recognised Exchange (including a pending proceeding); and/or

(e)

a petition under the bankruptcy of insolvency laws of any jurisdiction being filed against such Director or there is an appointment of a receiver (or similar officer) by a court for the business or property of, such Director.

27.5	Sections 114(2) and 114(3) of the Statute shall not apply to the Company.

28	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that they resign the office of Director; or

(b)

the Director is absent from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a Resolution of Directors confirming that the absent Director has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that the Director in question should be removed as a Director, either by Resolution of Directors passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by Resolution of Directors in writing signed by all of the other Directors, provided that such removal shall be for Cause; or

(f)	the Director becomes disqualified to act as a Director under section 111 of the Statute.

29	Proceedings of Directors

29.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

29.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall not have a second or casting vote.

29.3

A person may participate in a meeting of the Directors or a meeting of any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

29.4

A Resolution of Directors in writing (in one or more counterparts) signed by a majority of the Directors or a majority of the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director for Cause or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

29.5

A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

29.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

29.7

The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

29.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30	Presumption of Assent

A

Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

31	Directors’ Interests

31.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

31.2

A Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director.

31.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

31.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

31.5

Any notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be deemed a general notice of such interest for the purposes of the Statute and be sufficient disclosure for the purposes of voting on a Resolution of Directors in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give a general or special notice relating to any particular transaction.

32	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

33	Delegation of Directors’ Powers

33.1

Subject to the Statute, the Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee and the Compensation Committee). They may also, subject to the Statute, delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by the chosen Director provided that the appointment of a managing director shall be revoked forthwith if they cease to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.2

Subject to the Statute, the Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee and the Compensation Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Recognised Exchange, the Audit Committee and the Compensation Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

33.4

Subject to the Statute, the Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

33.5

Subject to the Statute, the Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

33.6

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, a Chairperson, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an officer of the Company may be removed by Resolution of Directors or Resolution of Members. An officer of the Company may vacate their office at any time if they give notice in writing to the Company that they resign their office.

34	Alternate Directors

34.1	No Director may appoint an alternate director.

35	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36	Remuneration of Directors

36.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

36.2

The Directors may by Resolution of Directors approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond such Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

37	Seal

37.1	The Company shall have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.

37.2

The Company may have for use in any place or places outside the British Virgin Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over such Director’s signature alone to any document of the Company required to be authenticated by them under seal or to be filed wheresoever.

38	Dividends, Distributions and Reserve

38.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve by Resolution of Directors to pay Distributions on Shares in issue and authorise payment of the Distributions out of the funds of the Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the Resolution of Directors pursuant to which the Directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No Distribution shall be authorised if such Distribution would cause the Company or its Directors to be in breach of the Statute.

38.2

Except as otherwise provided by the rights attached to any Shares, all Distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Distributions as from a particular date, that Share shall rank for Distributions accordingly.

38.3	The Directors may deduct from any Distribution payable to any Member all sums of money (if any) payable by them to the Company on account of calls or otherwise.

38.4

The Directors may resolve by Resolution of Directors that any Distribution or redemption be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.5

Except as otherwise provided by the rights attached to any Shares, Distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.6

The Directors may, before resolving to pay any Distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.7

Any Distribution, redemption payment, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, other Distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.8	No Distribution or redemption payment shall bear interest against the Company.

38.9

Any Distribution or redemption payment which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other Distribution shall remain as a debt due to the Member. Any Distribution or redemption payment which remains unclaimed after a period of six years from the date on which such Distribution or redemption payment becomes payable shall be forfeited and shall revert to the Company.

39	Books of Account

39.1

The Directors shall cause proper books of account (including, where applicable, underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company, in accordance with the Statute.

39.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

39.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

40	Audit

40.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

40.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Recognised Exchange, and if required by the rules and regulations of the Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

40.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Recognised Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

40.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

40.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

40.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

40.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment and at any other any time during their term of office, upon request of the Directors or any general meeting of the Members.

40.8

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors by Resolution of Directors, with any Director interested in such payment abstaining from such review and approval.

40.9

At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

41	Notices

41.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail. Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

41.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was posted;

(c)	cable or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

email or other Electronic Communication service; shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient;

(e)

submission to the SEC through its Electronic Data Gathering, Analysis and Retrieval system or any equivalent system in respect of any relevant Recognised Exchange; service of the notice shall be deemed to have been effected one hour after the notice or document was submitted; and

(f)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

41.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

41.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

41.5

Where a law or the Articles requires information to be delivered or sent to, or to be served on, a person, section 10(1) of the Electronic Transactions Act shall be varied such that: (i) the originator of any electronic communication shall not be required to state that the receipt of the electronic communication is to be acknowledged; and (ii) unless the originator expressly requires an acknowledgment of receipt, the addressee shall not be required to acknowledge receipt.

42	Winding Up

42.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares. each Share will rank pari passu with each other Share in relation to the distribution of surplus assets on a winding up.

42.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and subject to contrary direction by Resolution of Members, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, subject to contrary direction by Resolution of Members, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, subject to contrary direction by Resolution of Members, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

43	Indemnity and Insurance

43.1

Subject to the Statute, every Director and officer of the Company (which for the avoidance of doubt, shall not include Auditors), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

43.2

Subject to the Statute, the Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

43.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

44	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

45	Transfer by Way of Continuation

The Company shall, subject to the provisions of the Statute have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the British Virgin Islands and to be deregistered in the British Virgin Islands.

46	Mergers and Consolidations

The Company shall, subject to the provisions of the Statute have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

47	Business Opportunities

47.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

47.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

47.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 22nd day of April 2021.

Incorporator

Sgd. Denery Moses

Denery Moses
Authorised Signatory
Maples Corporate Services (BVI) Limited

Annex C

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) dated as of February __, 2023, is entered into by and among Vahanna Tech Edge Acquisition I Corp., a British Virgin Islands business company (“Vahanna”) and each of the Pre-Closing Holders set forth on Schedule A hereto (the “Supporting Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

R E C I T A L S :

WHEREAS, Vahanna, Vahanna Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Vahanna (“Merger Sub”), and Roadzen, Inc., a Delaware corporation (the “Company”) propose to enter into, simultaneously herewith, a Merger Agreement (the “Merger Agreement”), a copy of which has been made available to each Supporting Holder, which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Vahanna, and (ii) immediately prior to, and conditioned upon, the effective time of the Merger, the holders of Preferred Stock of the Company will effect a conversion (the “Preferred Conversion”) of all of the Preferred Stock to Company Common Stock (as defined below) in accordance with Article IV, Section D.6(b)(i)(A) of the Second Amended and Restated Certificate of Incorporation of Roadzen, Inc., as amended (the “Company Charter”);

WHEREAS, as of the date hereof, each Supporting Holder is the record owner of (a) the number of shares of Common Stock of the Company, par value $0.0001 per share (“Company Common Stock”), set forth opposite such Supporting Holder’s name on Schedule A under the column heading “Subject Common Shares” and (b) the number of shares of Series A Convertible Preferred Stock of the Company, par value $0.0001 per share (“Company Preferred Stock”), set forth opposite such Supporting Holder’s name on Schedule A under the column heading “Subject Preferred Shares” (all such shares of Company Common Stock specified on Schedule A under the column heading “Subject Common Shares” shall be referred to herein as such Supporting Holder’s “Subject Common Shares”, all such shares of Company Preferred Stock specified on Schedule A under the column heading “Subject Preferred Shares” shall be referred to herein as such Supporting Holder’s “Subject Preferred Shares,” and such Supporting Holder’s Subject Common Shares and Subject Preferred Shares and any other shares of Company Common Stock or Company Preferred Stock such Supporting Holder may hereafter acquire prior to the termination of this Agreement pursuant to Section 5.2 shall be referred to herein collectively as such Supporting Holder’s “Subject Shares”); and

WHEREAS, as a condition to Vahanna’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for Vahanna to enter into the Merger Agreement, each Supporting Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE SUBJECT SHARES

1.1 Voting of Subject Shares. Each Supporting Holder holding Subject Shares hereby irrevocably and unconditionally agrees that, as promptly as practicable and in any event not later than three (3) Business Days after the Registration Statement is declared effective by the SEC, such Supporting Holder shall deliver to Vahanna the written consents in the form attached to hereto Annex A and Annex B (the “Written Consents”) voting all of the Subject Shares, as applicable, in favor (i) the adoption of the Merger Agreement, (ii) the approval of the transactions contemplated by the Merger Agreement (including the Merger), and/or (iii) the Preferred Conversion (the “Stockholder Matters”). Each Supporting Holder covenants and agrees that, prior to the termination of this Agreement, such Supporting Holder will at any meeting of the stockholders of the Company (and at any adjournment or postponement thereof), however called, and in any written actions by consent of the stockholders of the Company, such Supporting Holder shall cause the Subject Shares to be voted (including via proxy): (a) in favor of the Stockholder Matters, and any action in furtherance of any of the foregoing; and (b) against the following actions (other than the Merger and actions in furtherance of the Stockholder Matters): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company not otherwise permitted under the Merger Agreement; (ii) any reorganization, recapitalization, dissolution or liquidation of the Company and its Subsidiaries that would be material to the Company and its Subsidiaries, taken as a whole; (iii) any material change in the capitalization of the Company or the Company’s corporate structure; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws which is intended, or would reasonably be expected, to prohibit, impede, interfere with, discourage, delay or otherwise adversely affect the Merger; and (vi) any other action, proposal, agreement or transaction which is intended, or would reasonably be expected, to prohibit, impede, interfere with, discourage, delay or otherwise adversely affect the Merger.

1.2 Consent to Merger Agreement. By executing this Agreement, each Supporting Holder that is the record and beneficial owner of Company Preferred Stock as of the date hereof does hereby irrevocably and unconditionally approve the execution and delivery of the Merger Agreement by the Company pursuant to Article IV, Section D.5(f) of the Company Charter.

1.3 No Inconsistent Agreements. The Supporting Holder shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Article I.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH SUPPORTING HOLDER

Each Supporting Holder represents and warrants to Vahanna that:

2.1 Authorization; Binding Agreement.

(a) Such Supporting Holder, if not a natural person, is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted. Such Supporting Holder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by such Supporting Holder and, assuming the due authorization, execution and delivery by Vahanna, constitutes a legal, valid and binding obligation of such Supporting Holder, enforceable against such Supporting Holder in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity (the “Enforceability Limitations”).

2.2 Non-Contravention. Neither the execution and delivery of this Agreement by such Supporting Holder nor performance by such Supporting Holder of the obligations herein nor the compliance by such Supporting

Holder with any provisions herein will (a) violate the certificate or articles of incorporation, bylaws or other governing documents of such Supporting Holder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of such Supporting Holder, except as provided in the (i) Company Charter (as amended from time to time) or (ii) Bylaws of the Company, as amended (clauses (i) – (ii), collectively, the “Company Governing Documents”), (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, pledge, security interest, license, encumbrance, financing statement, lien, charge, trust, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, restriction (whether voting, transfer or otherwise), encroachment or other similar encumbrance of any kind or nature whatsoever (each of the foregoing, an “Encumbrance”) on the Subject Shares, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to such Supporting Holder or by which any of such Supporting Holder’s Subject Shares are bound, except, in the case of each of clauses (c) and (d), as would not reasonably be expected to materially impair such Supporting Holder’s ability to perform its obligations hereunder.

2.3 Ownership of Shares; Total Shares. Such Supporting Holder is the record and beneficial owner of all of such Supporting Holder’s Subject Shares and has good and marketable title to all of such Supporting Holder’s Subject Shares, free and clear of any Encumbrances, except for any such Restriction that may be imposed pursuant to (i) this Agreement, (ii) any Lock-Up Agreement entered into by and between such Supporting Holder, Vahanna and the Company, (iii) any applicable restrictions on transfer under applicable securities Laws and (iv) the Company Governing Documents (collectively, “Permitted Encumbrances”). The equity securities listed on Schedule A opposite such Supporting Holder’s name (collectively, the “Securities”) constitute all of the Company Common Shares, Company Preferred Stock, and any other securities of the Company owned by such Supporting Holder, as of the date hereof and such Supporting Holder does not own or have the power to vote any other shares of capital stock or other equity securities of the Company.

2.4 Voting Power. Such Supporting Holder has full voting power with respect to all of such Supporting Holder’s applicable Subject Shares and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Supporting Holder’s Subject Shares. None of such Supporting Holder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction of any kind or nature with respect to the voting of such Subject Shares, except for the Company Governing Documents.

2.5 Reliance. Such Supporting Holder understands and acknowledges that Vahanna is entering into the Merger Agreement in reliance upon such Supporting Holder’s execution, delivery and performance of this Agreement.

2.6 Brokers. Other than as expressly contemplated by the Merger Agreement or the disclosure schedules thereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Supporting Holder.

2.7 Adequate Information. The Supporting Holder acknowledges that the Supporting Holder is a sophisticated investor with respect to the Supporting Holder’s Subject Shares and has adequate information concerning the business and financial condition of the Vahanna and the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Vahanna, the Company or any affiliate thereof, and based on such information as the Supporting Holder has deemed appropriate, made the Supporting Holder’s own analysis and decision to enter into this Agreement. The Supporting Holder acknowledges that the Supporting Holder has received and reviewed this Agreement and the Merger Agreement and has had the opportunity to seek independent legal advice prior to executing this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF VAHANNA

Vahanna represents and warrants to each Supporting Holder that:

3.1 Organization and Qualification. Vahanna is duly organized, validly existing and in good standing under the Laws of the British Virgin Islands.

3.2 Authority for This Agreement. Vahanna has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to comply with any provisions herein. The execution and delivery of this Agreement by Vahanna has been duly and validly authorized by all necessary corporate action on the part of Vahanna, and no other corporate proceedings on the part of Vahanna are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Vahanna and, assuming the due authorization, execution and delivery by the Supporting Holders, constitutes a legal, valid and binding obligation of Vahanna, enforceable against Vahanna in accordance with its terms, subject to the Enforceability Limitations.

ARTICLE IV

ADDITIONAL COVENANTS OF THE SUPPORTING HOLDERS

Each Supporting Holder hereby covenants and agrees that:

4.1 No Transfer; No Inconsistent Arrangements.

(a) Subject to Section 4.1(b), each Supporting Holder agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of Law), sell, gift, pledge, dispose of or otherwise encumber any of the Subject Shares or otherwise agree to do any of the foregoing, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Shares. Any action taken in violation of the foregoing sentence shall be null and void ab initio.

(b) Section 4.1(a) shall not prohibit a transfer of Subject Shares by a Supporting Holder made: (A) in the case of a Supporting Holder that is an individual, (i) by gift to a member of one of such Supporting Holder’s Immediate Family Members, an estate planning vehicle or to a trust, the beneficiary of which is a member of such Supporting Holder’s immediate family, an affiliate of such person or to a charitable organization, (ii) by virtue of Laws of descent and distribution upon death of such Supporting Holder or (iii) pursuant to a qualified domestic relations order; (B) by pro rata distributions from such Supporting Holder to its members, partners, or shareholders pursuant to such Supporting Holder’s organizational documents; (C) by virtue of applicable Law or such Supporting Holder’s organizational documents upon liquidation or dissolution of such Supporting Holder; or (D) to any employees, officers, directors or members of the Supporting Holder or any affiliates of the Supporting Holder; provided, however, that a transfer referred to in this sentence shall be permitted only if, (x) as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Vahanna, to be bound by all of the terms of this Agreement, and (y) such transfer is effected no later than three (3) Business Days prior to the date on which the Form S-4 is declared effective.

4.2 No Legal Action. Each Supporting Holder shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by such Supporting Holder breaches any duty that such Supporting Holder has (or may be alleged to have) to a third-party or to the other holders of Subject Shares; provided, that the foregoing shall not limit or restrict in any manner the rights of a Supporting Holder to enforce the terms of this Agreement.

4.3 Documentation and Information. Each Supporting Holder shall permit and hereby consents to and authorizes Vahanna and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Vahanna and/or the Company reasonably determines to be necessary in connection with the Merger and any of the transactions contemplated by the Merger Agreement, a copy of this Agreement, the Supporting Holder’s identity and ownership of the Subject Shares and the nature of such Supporting Holder’s commitments and obligations under this Agreement; provided that the Supporting Holder’s identity will not be included in a press release or other public disclosure (other than a filing with the SEC) without the Supporting Holder’s prior written consent. Each Supporting Holder agrees to be bound by Section 5.3 (Access to Information) of the Merger Agreement to the same extent that the Company is bound thereunder.

4.4 Adjustments. In the event of any stock split, stock dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the terms of this Agreement shall apply to the resulting securities.

4.5 Standstill. From the date of this Agreement until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holders shall not engage in any transactions involving the securities of Vahanna prior to the without Vahanna’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed); provided that this Section 4.7 shall not apply to transactions involving any securities of Vahanna held by the Supporting Holders as of or prior to the date of this Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address, facsimile number or email address set forth in Section 8.4 of the Merger Agreement, and, if to a Supporting Holder, to such Supporting Holder’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2 Termination. This Agreement, the covenants and agreements contained herein and any proxy granted hereunder shall terminate automatically with respect to a Supporting Holder, without any notice or other action by any person, upon the first to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article V shall survive any termination of this Agreement.

5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4 Expenses. All fees and expenses incurred in connection herewith shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated, except as expressly provided otherwise herein or in the Merger Agreement.

5.5 Entire Agreement; Assignment. This Agreement, together with Schedule A and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of Law, by merger or otherwise) without the prior written consent of (a) Vahanna, in the case of an assignment by a Supporting Holder (other than in the case of permitted transfer under Section 4.1(b)) and (b) the Supporting Holders, in the case of an assignment Vahanna. Any assignment in violation of this Section 5.5 shall be null and void ab initio.

5.6 Enforcement of the Agreement. The parties agree that irreparable damage may occur in the event that any Supporting Holder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Vahanna shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity without the requirement to post any bond or other security. Any and all remedies herein expressly conferred upon Vahanna will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon Vahanna, and the exercise by Vahanna of any one remedy will not preclude the exercise of any other remedy.

5.7 Jurisdiction. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 5.7.

5.8 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

5.9 Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

5.10 Construction; Interpretation. The term “this Agreement” means this Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement, unless expressly indicated otherwise; (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time; and (l) all references to any Contract (except for any such references in the Schedules) are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

5.11 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer any rights or remedies of any nature whatsoever under or by reason of this Agreement upon any person other than each party hereto.

5.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.13 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware

Uniform Electronic Transactions Act and any other applicable Law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

5.14 Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Chicago, Illinois, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.

5.15 Further Assurances. Each Supporting Holder agrees that if any further agreements, deeds, assignments, assurances or other instruments are reasonably necessary to effectuate the covenants in this Agreement, such Supporting Holder will, upon reasonable written request of such Supporting Holder by Vahanna and at Vahanna’s cost and expense, execute and deliver all such proper agreements, deeds, assignments, assurances and other instruments and take other reasonable action as permissible to do all other things reasonably necessary to effectuate the covenants in this Agreement and otherwise to carry out the purposes of this Agreement.

5.16 Supporting Holder Obligation Several and Not Joint. The obligations of each Supporting Holder hereunder shall be several and not joint and several, and no Supporting Holder shall be liable for any breach of the terms of this Agreement by any other Supporting Holder.

5.17 No Agreement as Director or Officer. Each Supporting Holder is entering into this Agreement solely in such Supporting Holder’s capacity as record and/or beneficial owner of Subject Shares and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by such Supporting Holder, or any employee, officer, director (or person performing similar functions), partner or other Affiliate of such Supporting Holder (including, for this purpose, any appointee or representative of such Supporting Holder to the board of directors of the Company) of such Supporting Holder, solely in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the stockholders of the Company.

[Signature Pages Follow]

The parties are executing this Agreement on the date set forth in the introductory clause above.

VAHANNA TECH EDGE ACQUISITION I CORP.

By:
Name: Karan Puri
Title: Chief Executive Officer

[Signature page to Support Agreement]

[●]

By:
Title:
Address:
Facsimile:
Email:

[Signature page to Support Agreement]

Schedule A

Name of Supporting Holder	Subject Common Shares	Subject Preferred Shares	Total Common Shares	Total Preferred Shares

Annex A

Annex B

Annex D

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (the “Sponsor Support Agreement”), dated as of February __, 2023, is entered into by and among Vahanna Tech Edge Acquisition I Corp., a British Virgin Islands business company (“Vahanna”), Vahanna LLC, a Delaware limited liability company (“Sponsor”), and Roadzen, Inc., a Delaware corporation (“Roadzen”). Sponsor, Vahanna and Roadzen shall be referred to herein from time to time Collectively as the “Parties,” and each, individually, a “Party”.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Sponsor Support Agreement, Vahanna, Roadzen and Vahanna Merger Sub Corp., a Delaware corporation (“Merger Sub”), will enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, as of the date hereof, Sponsor is the record and beneficial owner of 4,852,500 Vahanna Class B Shares and 8,638,500 Vahanna Private Warrants (the “Subject Vahanna Equity Securities”); and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Sponsor, as a shareholder of Vahanna, has agreed, among other things to (a) vote in favor of (i) the transactions contemplated by the Merger Agreement and (ii) any proposals made by Vahanna to facilitate or in furtherance of the transactions contemplated by the Merger Agreement, (b) appear at any Vahanna shareholder meetings called regarding the transactions contemplated by the Merger Agreement for purposes of constituting a quorum, (c) vote against any proposals that would materially impede the transactions contemplated by the Merger Agreement and (d) waive certain of its anti-dilution and conversion rights.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.

Sponsor Support Agreement. Sponsor hereby irrevocably and unconditionally agrees that, at any duly called meeting of the shareholders of Vahanna, or at any postponement or adjournment thereof, and in any action by written consent of the shareholders of Vahanna requested by Vahanna’s Board of Directors or undertaken as contemplated by the Merger Agreement, Sponsor shall (a) if a meeting is held, appear at each such meeting in person or by proxy or otherwise cause all of its Vahanna Shares to be counted as present thereat for purposes of calculating a quorum, (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Vahanna Shares in favor of each Transaction Proposal, (c) vote against any proposals that would (x) materially impede the transactions contemplated by the Merger Agreement, (y) any other matter, action or proposal that would result in a breach of any of Vahanna or Merger Sub’s covenants, agreements or obligations under the Merger Agreement or any of the conditions to the Closing set forth in Section 6.1 or Section 6.2 of the Merger Agreement and (d) not redeem, elect to redeem or tender or submit any of its Subject Vahanna Equity Securities for redemption in connection with any such stockholder approval, the Merger or any other transactions contemplated by the Merger Agreement.

3.

Waiver. Immediately prior to, and conditioned upon, the Effective Time, Sponsor, representing the holder of the majority of the issued and outstanding Vahanna Class B Shares, shall, automatically and without any further action by Sponsor or Vahanna, irrevocably consent to and waive the respective rights of holders of

Vahanna Class B Shares under the anti-dilution and conversion provisions of Section 18 of the Amended and Restated Memorandum of Association of the Vahanna, dated November 23, 2021 (the “Vahanna Charter”), with respect to each of each Vahanna Class B Share held as of the date hereof, and such Vahanna Class B Shares shall, automatically and without any further action by Sponsor or any holder thereof, be converted to and exchanged for Vahanna Common Shares on a one-for-one basis as provided in Section 18 of the Vahanna Charter at the Effective Time. It being understood that, upon execution of this Sponsor Support Agreement, the consent and waiver provided for in this Paragraph 3 shall constitute a written consent of the holder of a majority of Vahanna Class B Shares, duly authorized and executed in accordance with Section 17.3 of the Vahanna Charter.

4.	Sponsor Representations and Warranties. Sponsor hereby represents and warrants as of the date hereof as follows:

(a)

Sponsor is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and deliver this Sponsor Support Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Sponsor Support Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by Sponsor. This Sponsor Support Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Sponsor Support Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Support Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms.

(b)

Sponsor is the record and beneficial owner of the Subject Vahanna Equity Securities and there exist no Liens or any other limitation or restriction, in each case that would restrict Sponsor’s ability to perform its obligations under this Agreement (including the obligation to vote such securities), other than pursuant to (i) this Agreement, (ii) Vahanna’s or Sponsor’s Governing Documents, (iii) the Merger Agreement, (iv) that certain Letter Agreement (re: Initial Public Offering), dated as of November 22, 2021 (the “Sponsor Letter Agreement”), by and between Sponsor, Vahanna and certain other parties thereto or (v) any applicable Securities Laws.

(c)	Sponsor understands and acknowledges that each of Vahanna and Roadzen is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Support Agreement.

5.	Certain Covenants. Sponsor, Roadzen and Vahanna hereby covenants and agrees as follows:

(a)

Lock-Up. Sponsor agrees that it will not amend or waive any provision in Section 7 of the Sponsor Letter Agreement without the prior written consent of Roadzen. Notwithstanding any language in Section 7(a) of the Sponsor Letter Agreement, Sponsor hereby agrees that the Founder Shares Lock-up Period (as defined in the Sponsor Letter Agreement) shall not expire prior to the earlier of (i) the twelve (12) month anniversary of the Closing, (ii) the last date in which the closing price of the Vahanna Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing and (iii) the date after the Closing on which Vahanna completes a liquidation, merger, capital stock exchange, reorganization, tender or exchange offer as the first step of a two-step transaction, or other similar transaction that results in all of Vahanna’s shareholders having the right to exchange their equity holdings in Vahanna for cash, securities or other property. If any Lock-Up Agreement signed by a shareholder of Roadzen holding greater than five percent (5%) of the fully diluted equity securities of Roadzen prior to the Closing in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to such shareholder and that would be favorable to Sponsor, this Agreement shall be contemporaneously amended in the same manner and Vahanna shall provide prompt notice thereof to Sponsor, and (ii) if any such shareholder is released from any or all of the lock-up restrictions under its Lock-Up Agreement, Sponsor will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Sponsor’s securities subject to the Founder Shares Lock-up Period) and Vahanna shall provide prompt notice thereof to Sponsor.

(b)	Vahanna Copy. Sponsor hereby authorizes Vahanna to maintain a copy of this Agreement at either the executive office or the registered office of Vahanna.

6.

Successors and Assigns. Sponsor acknowledges and agrees that the terms of this Sponsor Support Agreement are binding on and shall inure to the benefit of their respective beneficiaries, heirs, legatees and other statutorily designated representatives. Sponsor also understands that this Sponsor Support Agreement, once executed, is irrevocable and binding, and if Sponsor transfers any Vahanna Shares held by Sponsor as of the date of this Agreement, the transferee shall execute a joinder to this agreement in the form reasonably acceptable to the Vahanna and Roadzen. Any attempted transfer or assignment in violation of the terms of this Paragraph 6 shall be null and void, ab initio.

7.

Termination. This Sponsor Support Agreement shall terminate, and have no further force and effect, as of the earlier to occur of (a) the Closing Date and (b) the termination of the Merger Agreement in accordance with its terms prior to the Effective Time. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Sponsor Support Agreement.

8.

Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Support Agreement and to enforce specifically the terms and provisions of this Sponsor Support Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.

Amendment. This Sponsor Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Vahanna, Roadzen and Sponsor.

10.

No Third Party Beneficiaries. This Sponsor Support Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Sponsor Support Agreement. Nothing in this Sponsor Support Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11.

No Legal Action. Sponsor shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Sponsor Support Agreement, or (b) alleges that the execution and delivery of this Sponsor Support Agreement by Sponsor breaches any duty that Sponsor has (or may be alleged to have) to Roadzen; provided, that the foregoing shall not limit or restrict in any manner the rights of Sponsor to enforce the terms of this Sponsor Support Agreement.

12.

Severability. If any provision of this Sponsor Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Support Agreement will remain in full force and effect. Any provision of this Sponsor Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.

Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Sponsor Support Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Sponsor Support Agreement shall be brought and enforced in the courts of the State of Delaware or the federal courts located in the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

14.

Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 14.

15.

Incorporation by Reference. Sections 8.1 (Survival), 8.2 (Entire Agreement; Assignment), 8.7 (Construction; Interpretation), and 8.11 (Counterparts; Electronic Signatures) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

VAHANNA TECH EDGE ACQUISITION I CORP.

Name:
Title:

VAHANNA LLC

Name:
Title:

ROADZEN, INC.

Name:
Title:

[Signature Page to Sponsor Support Agreement]

Annex E

Execution Version

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of February __, 2023 by and among Vahanna Tech Edge Acquisition I Corp., a British Virgin Islands business company (“Vahanna”), Roadzen, Inc., a Delaware corporation (“Roadzen”), and the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, Vahanna, Roadzen, and a wholly owned subsidiary of Vahanna (“Merger Sub”), contemporaneously entered into that certain Agreement and Plan of Merger, as of the date first set forth above (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, Merger Sub will merge with and into Roadzen, with Roadzen continuing as the surviving entity and a wholly-owned subsidiary of Vahanna (the “Closing”);

WHEREAS, as of the date hereof, Holder is a holder of equity securities of Roadzen in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the Holder (a) will receive at or following the Closing, pursuant to the Merger Agreement, a certain number of Vahanna Common Shares, Vahanna Options, Vahanna Warrants and/or certain other securities of Vahanna representing the right to acquire Vahanna Common Shares (as reserved for pursuant to the Merger Agreement) (collectively, including any Vahanna Common Shares underlying the aforementioned securities and any additional securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) as consideration for the securities set forth on the signature page hereto (and any additional securities of Roadzen held prior to the Closing) and/or their services provided to Roadzen prior to the Closing and (b) agrees that such Restricted Securities shall be subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-up Provisions.

(a) Holder hereby agrees not to Transfer any Restricted Securities from and after the Closing and until the earlier of (x) the twelve (12) month anniversary of the date of the Closing, (y) the last date in which the closing price of the Vahanna Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and (z) the date after the Closing on which Vahanna completes a liquidation, merger, capital stock exchange, reorganization, tender or exchange offer as the first step of a two-step transaction, or other similar transaction that results in all of Vahanna’s shareholders having the right to exchange their equity holdings in Vahanna for cash, securities or other property (clause (y), a “Liquidity Event”, and such period, the “Lock-up Period”) provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by Holder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Vahanna and Roadzen an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement; provided, further, that if Holder owned less than five percent (5%) of the fully diluted equity securities of Roadzen prior to the Closing, Holder shall be permitted to Transfer up to twenty-five percent (25%) of those Restricted Securities (on an fully diluted basis when aggregated with all other Restricted Securities held by the Holder) following the six (6) month anniversary of the date of the Closing. As used herein, “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction, including the filing of a registration statement, specified in clause (i) or (ii). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (A) in the case of Holder being an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of Holder being an individual, by virtue of laws of descent and distribution upon death of Holder; (C) in the case of Holder being an individual, pursuant to a qualified domestic relations order; (D) by distributions from Holder to its members, partners, or shareholders pursuant to Holder’s organizational documents; (E) by virtue of applicable law or the Holder’s organizational documents upon liquidation or dissolution of Holder; (F) any hypothecation or pledge securing a loan; (G) to any Affiliates of the Holder or to any employees, officers, directors or members of the Holder or any Affiliates of the Holder; (H) to Vahanna for no value for cancellation in connection with the consummation of a Liquidity Event or the cashless exercise of options or warrants of Vahanna constituting Restricted Securities (provided that, for the avoidance of doubt, any securities received in such cashless exercise shall be deemed to be Restricted Securities hereunder); and (I) in the event of Vahanna’s liquidation prior to the completion of a Liquidity Event.

(b) If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Vahanna shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.

(c) During the Lock-up Period, stop transfer orders shall be placed against the Restricted Securities and each certificate or book entry position statement evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF FEBRUARY 10, 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, (i) Holder shall retain all of its rights as a shareholder of Vahanna during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities, and (ii) the restrictions contained in Section 1(a) shall not apply to any Vahanna Common Shares or other securities of Vahanna acquired by Holder in open market transactions or in any public or private capital raising transactions of Vahanna or otherwise to any Vahanna Common Shares (or other securities of Vahanna) other than the Restricted Securities.

2. Miscellaneous.

(a) Termination of Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of Vahanna and Roadzen. Each of Vahanna and Roadzen may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial; Remedies. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The parties hereto expressly incorporate by reference Section 8.16 (Jurisdiction) of the Merger Agreement and 8.17 (Remedies) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(f) Construction; Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any such party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to Articles or Sections are to Articles or Sections of this Agreement; and (j) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties hereto as follows:

If to Vahanna prior to the Closing, to:

Vahanna Tech Edge Acquisition I Corp.

c/o Vahanna, LLC

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Attention:        Karan Puri

Raahim Don

E-mail:            karan@vahanna.com

raahim@vahanna.com

With a copy (which will not constitute notice) to:

Gibson Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036

Attention:        Jai Pathak

Evan M. D’Amico

E-mail:            jpathak@gibsondunn.com

edamico@gibsondunn.com

If to Roadzen prior to the Closing, to: Roadzen, Inc. 445 E. 80th Street, #4E New York, NY 10075 Attention: Rohan Maholtra E-mail: rohan@roadzen.io

With a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention:       Jason D. Osborn

David A. Sakowitz

Jeffrey Stern

Email:             josborn@winston.com

dsakowitz@winston.com

jstern@winston.com

If to Vahanna or Roadzen after the Closing, to: Roadzen, Inc. 445 E. 80th Street, #4E New York, NY 10075 Attention: Rohan Maholtra E-mail: rohan@roadzen.io

With a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention:       Jason D. Osborn

David A. Sakowitz

Jeffrey Stern

Email:             josborn@winston.com

dsakowitz@winston.com

jstern@winston.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Vahanna, Roadzen and Holder. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Vahanna and Roadzen hereby represent, warrant, covenant and agree that (i) if any Lock-Up Agreement signed by a shareholder of Roadzen holding greater than five percent (5%) of the fully diluted equity securities of Roadzen prior to the Closing in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to such shareholder and that would be favorable to Holder, this Agreement shall be contemporaneously amended in the same manner and Vahanna shall provide prompt notice thereof to Holder, and (ii) if any such shareholder is released from any or all of the lock-up restrictions under its Lock-Up Agreement, Holder will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Holder’s Restricted Securities) and Vahanna shall provide prompt notice thereof to Holder.

(i) Authorization on Behalf of Vahanna. In the event that Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of Vahanna or any of its current or future Affiliates, Holder and/or Holder’s Affiliate shall have no authority, express or implied, to act or make any determination on behalf of Vahanna or any of its current or future Affiliates in connection with this Agreement or any dispute or Proceeding with respect hereto.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Vahanna and Roadzen will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of Vahanna and Roadzen shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Vahanna and Roadzen or any of the obligations of Holder under any other agreement between

Holder and Vahanna or Roadzen or any certificate or instrument executed by Holder in favor of Vahanna or Roadzen, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Vahanna or Roadzen or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

*    *    *    *    *

IN WITNESS WHEREOF, each of the parties has caused this Lock-up Agreement to be duly executed on its behalf as of the day and year first above written.

Vahanna Tech Edge Acquisition I Corp.

By:
Name:
Title:

Roadzen, Inc.

By:
Name:
Title:

Signature page to Lock-up Agreement

IN WITNESS WHEREOF, each of the parties has caused this Lock-up Agreement to be duly executed on its behalf as of the day and year first above written.

Holder:

Name of Holder:

By:
Name:
Title:

Number and Type of Roadzen Securities (as of the date hereof):

Company Common Stock

Company Preferred Stock (Series A Stock)

Company Preferred Stock (Series A1 Stock)

Company Option (Vested and Unvested)

Company Warrant

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email: :

Signature page to Lock-Up Agreement

Annex G

SHEUMACK & Co. GMA, LLC.

(d/b/a SHEUMACK GMA)

757 Third Avenue

21st Floor

New York, NY 10017

Tel: 1 (646) 681 6349

An affiliate under common ownership

Not a member of FINRA and SIPC

STRICTLY CLIENT CONFIDENTIAL

February 10, 2023

The Audit Committee of The Board of Directors

and the Board of Directors

Vahanna Tech Edge Acquisition I Corp.

1230 Avenue Of the Americas

Floor 16

New York, NY 10020

USA

Attention: Ms. Diane Glossman, Chair of the Audit Committee

Dear Madam:

Reference is made herein to the proposed business combination of Vahanna Tech Edge Acquisition I Corp. (herein “Vahanna Tech Edge Acquisition I Corp.” or “Vahanna” or the “Purchaser”), a corporation organized under the laws of the British Virgin Islands, with Roadzen, Inc. (herein “Roadzen” or the “Company”), a Delaware corporation on the terms and subject to the conditions set forth in and pursuant to the draft of the Agreement and Plan of Merger (the “Agreement”) dated February 9, 2023.

We understand that:

(i)

Vahanna Tech Edge Acquisition I Corp. proposes to enter into an Agreement and Plan of Merger (the “Agreement”) providing for a business combination (the “Business Combination”)) with Roadzen, Inc., a Delaware corporation (“Roadzen,” the “Company” or the “Target”). To effect the Business Combination: (a) Purchaser formed Vahanna Merger Sub Corp. (“Merger Sub”), a Delaware corporation and wholly-owned special purpose subsidiary of Purchaser; (b) Merger Sub will merge with and into the Company, immediately following which the separate corporate existence of Merger Sub will cease; (c) the Company will be the surviving company and a wholly-owned subsidiary of Vahanna, and; (d) upon the Effective Time (as defined herein) of the Merger (as defined herein), all issued and outstanding equity interest of the Company will be converted into the right to receive the Merger Consideration (as defined herein) at or following the consummation of the Merger;

(ii)

the Purchaser was formed on April 22, 2021, as a blank check company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On November 26, 2021, the Purchaser priced an initial

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public offering (“IPO”) of 20,010,000 of its units at a price of $10.00 per unit. On November 23, 2021, the units began trading on the Nasdaq Global Market (“Nasdaq”) under the symbol “VHNA.” Each unit consisted of one share of the Company’s Class A common stock and one half of one (1/2) redeemable warrant, with each whole (1) warrant entitling the holder thereof to purchase one (1) Class A ordinary shares at a price of $11.50 per share. Following the IPO, units, Class A ordinary shares and public warrants trade on the Nasdaq under the symbols “VHNAU,” “VHNA,” and “VHNAQ,” respectively. Since its formation, the Purchaser has not conducted any business activities other than activities directed at and toward completing a Business Combination;

(iii)

Merger Sub was formed on February 9, 2023, as a wholly owned subsidiary of Vahanna specifically for purposes of consummating the Agreement and all transactions contemplated by the Agreement. Merger Sub will not engage in any business activities other than as contemplated by the Agreement, will not own directly or indirectly beneficially hold any ownership, equity, profits or voting interest in any Person and will have no assets or liabilities except those incurred in connection with this Agreement and the ancillary documents to which it is a party and the Merger, and, other than this Agreement and the ancillary documents to which it is a party, Merger Sub will not be party to or bound by any contract;

(iv)

Incorporated in 2015, the Company is a privately held insurance technology (sometimes referred to as “insurtech”) company headquartered in New Delhi, India whose principal business centers on the design, engineering, commercialization and licensing of insurtech infrastructure intended to enable and transform through the application of big data and artificial intelligence (sometimes referred to as “AI”) the insurance actuarial, underwriting and claims management operations of insurers, globally. Among other of its businesses, the Company provides online on-demand roadside assistance services via a network of third-party vehicle towing and roadside repair providers in India. The Company provides insurers and automotive original equipment manufacturers (“OEMS”) with a wide range of AI-embedded customer interaction data, claims processing, and risk underwriting services. Roadzen operates from 8 offices throughout Asia, Europe and North America and employees approximately 400 full time employees, and;

(v)

the Merger will be effected by a merger of Merger Sub with and into the Company, whereby the separate corporate existence of Merger Sub will cease, and the Company will be the surviving entity and a wholly-owned subsidiary of the Purchaser, as a result of which all of the issued and outstanding equity of the Company immediately prior to the Effective Time of the Merger shall be converted into the right to receive the applicable pro rata share of the Merger consideration (“Merger Consideration”) all upon the terms and subject to the conditions set forth in the Agreement.

As consideration for the Merger, the Purchaser proposes to pay the number of Vahanna Common Shares for each Company Common Share equal to the Exchange Ratio. The Fully-Exercised Vahanna Share Count, as defined, means to the number of Vahanna common shares equal to the quotient of (a) the Total Equity Value divided by (b) $10.00, and; the Company Outstanding Shares being defined pursuant to Article I of the Agreement, which treats issued and outstanding equity of the Company on an as-converted to commons stock, fully diluted basis (“Company Outstanding Shares”). For the purposes of Advisor’s analyses and with the authorization of the Audit Committee, the Exchange Ratio is fixed at 29.7594 Vahanna Common Shares for each Company Outstanding Share. Pursuant to the definition thereof, notably the application of a fixed as compared to variable Purchaser share price, the proposed consideration shall be a fixed amount. Based on and consistent with the application of the foregoing, Advisor hereby and herein assumes that the proposed Total Merger Consideration, as defined, is equal to 68,300,000 Vahanna Common Shares in the aggregate, equivalent to $683,000,000.

Advisor Engagement and Scope of Advisor Engagement.

On November 28, 2022, the Audit Committee of the Board of Directors of the Purchaser engaged us as an advisor (herein, “Advisor”) in respect of the proposed Agreement and Plan of Merger and asked us to render an

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opinion as to the fairness, from a financial point of view, to the Purchaser and the unaffiliated stockholders of the Purchaser of the proposed Total Merger Consideration to be paid pursuant to the Agreement, as of the date hereof (the “Opinion”).

Limitations on Scope of Advisor Engagement.

Analyses underlying our Opinion and on which our Opinion is based and our resulting Opinion address only the fairness, from a financial point of view, of the proposed Total Merger Consideration to be paid by the Purchaser pursuant to the Agreement and we do not express any views nor have we conducted any financial or other analyses whatsoever of any other terms, aspects or implications of the Agreement or the Business Combination including, without limitation (i) any term of the Agreement that is not subject to financial analyses; (ii) the Redemption obligations of the Purchaser; (iii) the capital structure of the Purchaser and the Company; (iv) any capital raising transaction of the Purchaser or the Company, and; (v) any terms and conditions associated with the Ancillary Documents including the (a) Support Agreement; (b) Sponsor Support Agreement, and; (c) Lock Up Agreement, among other.

Summary of Financial Analyses Undertaken and Performed by Advisor

Advisor has, among other things, reviewed the draft Agreement (dated February 9) and reviewed certain publicly available and non-public business and financial information relating to the Purchaser and the Company. Among other important assumptions on which the financial analyses contained herein are based, the Purchaser and the Company acknowledge and agree that:

(i)

the Company financial statements have been calculated, assembled and presented to Advisor in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a basis consistent with the preparation of the Company’s consolidated audited financial statements;

(ii)

all Company consolidated historical partial year and forecast financial statements as provided to Advisor are unaudited financial statements prepared in accordance with U.S. GAAP and representing the Company’s best internal estimates of (i) partial-year actual financial performance and financial condition and; (ii) forecast financial performance and financial condition;

(iii)	unaudited financial information may differ from audited financial information, and;

(iv)	past financial performance is not representative of future performance and as such there can be no assurance that the Company will achieve the financial forecasts provided by the Company.

Advisor reviewed certain non-public internal financial and business information in respect of the past and current business, operations, financial condition, financial performance and prospects of the Company as furnished to Advisor by the Company and or by the Purchaser, including certain financial forecasts relating to the businesses of the Company prepared by the executive management of the Company. Advisor understands that the Board of Directors of the Company has authorized such information to be used by Purchaser for the purpose of negotiating and agreeing to the terms and conditions of the Agreement and by Advisor for the purpose or purposes of the analyses contained herein.

As part of its analyses, Advisor also has:

(i)

reviewed certain publicly available financial and business information in respect of the past and current business, operations, financial performance, financial condition and prospects of the Purchaser and the Company including the Purchaser’s Form S-1 (as amended) as first filed with the SEC on November 4, 2021;

(ii)

compared the historical and forecast financial condition, financial performance and results of operations of the Company to those of other publicly traded companies considered to be reasonably comparable;

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(iii)

compared the proposed Total Merger Consideration to be paid pursuant to the terms of the Agreement by the Purchaser to the Company to the imputed estimated fair market equity market capitalization of the Company resulting from the Advisor’s discounted cash flow analyses;

(iv)

compared the valuation multiples implied by the proposed Total Merger Consideration to be paid pursuant to the terms of the Agreement by the Purchaser to the Company to valuation multiples implied by the equity market capitalization (“EMC”) valuation of selected publicly-traded financial services companies considered reasonably comparable;

(v)

compared the valuation multiples implied by the proposed Total Merger Consideration to be paid pursuant to the terms of the Agreement by the Purchaser to the Company to the valuation multiples implied by the transaction value paid by acquirers of other selected comparable North American companies, and; performed such other financial studies, analyses and investigations and considered such other factors, as deemed reasonably appropriate.

The Company provided the Purchaser and Advisor with a Board-approved multi-year financial forecast inclusive of the Company’s projected consolidated statement of financial performance (“Income Statement”) and the projected consolidated statement of financial condition (“Balance Sheet”) for the fiscal year ending March 31, 2023 through and including the fiscal year ending March 31, 2024, each presented on a pro forma basis to give full effect to the Company’s stand-alone (independent) financial performance under the normal operating course for such periods inclusive of all reasonable assumptions thereof. The Company has informed Advisor that the financial forecast provided represents the Company’s best judgment as to its future financial performance and condition. As part of its analysis, Advisor utilized and undertook analyses consistent with a traditional free cash flow-based discounted cash flow (“DCF”) analyses to estimate the fair market valuation (“FMV”) of Company’s common equity capitalization on a fully diluted change of control basis. Advisor used sensitivity analyses to illustrate a range of outcomes based on a range of variables growth rate, terminal year multiple (at which time the Company is assumed to be sold in exchange for full, unconditional and unincumbered liquidity) and the cost of capital (assuming an unlevered equity discount rate, or “EDR” methodology). In incorporating financial forecast data and other information from the Company into its analyses, Advisor acknowledges and agrees that there can be no assurance that the Company will achieve the forecast results. Among others, the DCF analyses are based on the following principal assumptions:

(i)	For the duration of said forecast period, the Company will:

a)	pay no dividends on its common shares (i.e. the analyses assumes the Company will maintain a 0.0% dividend payout ratio, retaining all earnings);

b)	achieve all assumptions as presented and included in certain schedules supporting the financial forecast data, and;

c)	achieve all financial forecasts and deploy all working and investment capital in the manner reflected in the its forecast and as presented to us.

(ii)

All of the Company Outstanding Shares, accounted for on a fully-diluted basis, will be sold on March 31, 2024, whereupon all proceeds of such sale transaction will be paid ratably according to ownership interest to the Company shareholders in the form of immediately available and non-contingent cash consideration such that all shareholders will realize full and fair value for their shareholdings on a single date in time (“Company Sale”).

a)	the Company Sale will be consummated on a debt-free basis;

b)

any working capital adjustments made at the time of Company Sale will be negotiated immediately prior to the consummation of the Company Sale, are unknown today and thus are excluded from Advisor’s analyses for the purpose of this Opinion;

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c)

cash flow available to common stockholders during forecast period and at the time of the Company Sale will be discounted to an estimated net present value (“NPV”) assuming a capitalization structure comprising 100% equity and 0% debt;

d)	the estimated cost of equity capital (EDR) shall be estimated in accordance with a methodology consistent with that of the Capital Asset Pricing Model (“CAPM”);

e)	the 10-Year U.S. Treasury Bond is a reasonable benchmark proxy for the risk-free rate, and;

f)

any and all sensitivity analyses performed by the Advisor was performed solely for illustrative purposes only and should not be interpreted by the Purchaser as Advisor attempting to assign probabilities to future financial forecast periods.

(iii)	All financial forecast data used in the Discounted Cash Flow Analysis were derived from the Company’s Pro Forma Financial Forecast and the Advisor relied on the Company’s assumptions therein.

(iv)	For financial reporting purposes, the Company’s fiscal year end is March 31.

(v)

The Advisor is relying on the assumption by the Company that of all proposed, pending and agreed entities participating in the proposed Business Combination duly participate pursuant to representations made to Purchaser and Advisor by the Company executive management with express Board approval as part of this analysis.

(vi)

Any modifications, terminations, or amendments to the proposed Agreement could materially change the results of the Company’s Pro Forma Financial Forecast, and concurrently affect the Advisor’s Discounted Cash Flow Analysis as a result of these changes.

This Opinion has been prepared utilizing public information and non-public information provided by the Purchaser and the Company.

Advisor has relied upon the accuracy and completeness of the foregoing information and has not assumed any responsibility for any independent verification of such information. Advisor has not made any independent evaluation or appraisal of the assets or liabilities, solvency or fair value of the Purchaser or the Company.

In respect of the Company, to the extent any forward-looking financial information appears herein, Advisor has relied upon the Purchaser and the management and the Board of Directors of the Company in the provision of same and as to the reasonableness and achievability of such forward-looking information (including the assumptions thereof and bases therefor). Advisor has assumed that such forecast or forecasts reflects the best currently available estimate and judgment of the Company as approved and authorized by the Company’s Board of Directors, and that such forecast or forecasts will be realized in the amounts and in conformance with the time period currently estimated by the Company. Advisor assumes no responsibility for and expresses no view as to any forward-looking financial information or the assumptions on which it is or they are based. Due to various risks and uncertainties, actual results may differ materially from those reflected or contemplated in such forward-looking financial information. The information set forth herein is based upon the information made available to Advisor as of the date hereof, unless indicated otherwise. Portions of the information herein may be based upon certain estimates provided directly to Advisor by the Company and the Purchaser, in which case Advisor has assumed said endorsement has been expressly received by the Company’s Board of Directors.

Advisor assumes no responsibility for, and makes no representation or warranty, express or implied, with respect to the accuracy, adequacy or completeness of the information contained in these materials. Advisor expressly disclaims any liability for any statements, express or implied, contained in, or omissions from, these materials. The past performance information concerning the Purchaser and the Company are not necessarily indicative of future results and there can be no assurance that any party will achieve comparable results in the future.

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Advisor is acting as financial advisor to the Audit Committee (from time to time referred to as “AC”) of the Board of Directors of the Purchaser and to no other party. The information herein has been prepared for the AC and the Board of Directors, only. Advisor expressly disclaims responsibility for and will not authorize distribution of this information to any other party except as expressly authorized in writing by Advisor. Nothing contained in this work product constitutes tax, accounting, actuarial, legal, regulatory, executive compensation or other professional advice. Nothing contained herein, either in whole or part, is intended to be a recommendation and as such, no party is authorized by Advisor to interpret or represent any such content as a recommendation. This letter and only this letter, duly authorized by us, may be interpreted to be and may be represented as our Opinion.

Nothing whatsoever contained herein, including but not limited to financial analyses in whole or in part, constitutes in any way an offer to sell or the solicitation of an offer to buy any securities in any U.S. state or other jurisdiction. This letter, in part and in its entirety, represents proprietary intellectual property of the Advisor and is provided on a confidential basis solely for the information of the AC and the Board of Directors of the Company so that it may consider the information described herein, and is not to be reproduced, shared or used for any other purpose. Furthermore, recipients of this work product are not to construe its contents as legal or financial advice nor advocacy in favor of the proposed Agreement, Merger, Business Combination or any other transaction related to or dependent on the Agreement. No attorney-client privilege or other similar relationship with any person shall be created by the transmittal or review of this work product.

In preparing our Opinion, with your consent, we have not assumed any responsibility for independent verification of, and have not verified, any of the foregoing information. We have, with your consent, assumed and relied upon the accuracy and completeness, in all material respects, of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by us. We have not been requested to make, and have not made, an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Purchaser or the Company or any of their respective affiliates, and we have not been furnished with any such evaluation or appraisal, nor have we made any physical inspection of the properties or assets of the Purchaser, the Company or any affiliate thereof. Further, we have assumed, with your consent, that all of the information, including non-public financial forecasts, prepared by and furnished to us by the Purchaser and the Company for purposes of this Opinion, was prepared on a reasonable basis reflecting the best currently available estimates and judgments of the respective managements of the Purchaser and the Company. We express no opinion in respect of such forecasts or projections or the assumptions upon which they are based.

We have not undertaken any independent legal analysis of the Agreement, the Merger or any of the transaction or transactions contemplated by the Agreement, Merger or the Business Combination or any legal or regulatory proceedings pending or threatened related to the Purchaser, the Company or affiliates thereof. We have not been asked to (nor do we directly or indirectly) express any opinion as to the after-tax consequences of receipt of the proposed Total Merger Consideration by the Purchaser or the Company. No opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, tax, executive compensation or other similar professional advice. It is assumed that such opinions, counsel, interpretations or advice have been or will be obtained from the appropriate professional advisers. We also have assumed that the executed Agreement will conform in all material respects to the draft Agreement reviewed by us, and that the transaction or transactions thereto will be consummated on the terms described in the draft Agreement, without any material delay or waiver of any material terms or conditions by the Purchaser or the Company. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger and all transactions related thereto will be obtained without any adverse effect on the Purchaser and the Company. The issuance of this Opinion was approved by our Fairness Opinion committee in accordance with our customary practice.

Our Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the information made available to us as of the date hereof. We assume no responsibility for updating, revising or reaffirming this Opinion based on circumstances, developments or events occurring after the date hereof.

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Furthermore, we do not express any opinion as to the impact of the Merger or any transactions related thereto or on the solvency or viability of the Purchaser or on the Company or the ability of the Purchaser or the Company to fund their respective obligations when they come due.

Sheumack & Co. GMA, LLC. (doing business as SHEUMACK GMA and herein “SHEUMACK” or “SGMA”) is a professional services organization specializing in the rendering of strategic and financial advice to financial services companies and institutional investors who are active in the financial services industry. SGMA is not a regulated financial institution nor is SGMA a member of the Financial Industry Regulatory Authority (“FINRA”) or the Securities Investor Protection Corporation (“SIPC”). Certain employees of SGMA are registered securities representatives and registered securities principals of SGMA Capital Markets Limited (“SGMA CM”), an affiliated entity under common ownership and a member in good standing of FINRA and SIPC. As part of our investment banking business, we are regularly engaged in the business of providing financial advisory services in connection with corporate mergers and acquisitions, asset acquisitions and divestitures and other corporate actions and transactions. We have not previously provided financial advisory services to the Purchaser, the Company or affiliates thereof and have not heretofore received remuneration for such services. In respect of the delivery of this Opinion, we will receive a fee for our services that is not contingent upon consummation of the Merger or transactions related thereto and/or contemplated by the Agreement, a portion of which was paid as a retainer fee upon our retention and the balance of which is payable in full upon our rendering this Opinion. The Company also has agreed to reimburse us for reasonable and documented out-of-pocket expenses and to indemnify us against certain liabilities that may arise out of this assignment, including the rendering of this Opinion, in each case subject to the conditions and limitations set forth in the Engagement Agreement dated November 28, 2022.

Our Opinion does not address or make any recommendation as to the merits of the underlying decision by the Purchaser to enter into the Agreement and/or to complete the Business Combination as compared to other business strategies that might be available to the Purchaser. We express no opinion as to whether any alternative transaction may result in terms, conditions or financial or strategic impact more favorable to the Purchaser or its stockholders than the Business Combination contemplated by the Agreement. In addition, our Opinion does not in any manner address the prices at which the Common Stock of the Purchaser will trade following consummation of the Agreement and Business Combination or the prices at which the Common Stock of the Purchaser will trade at any time and we express no opinion or recommendation as to how the shareholders of the Purchaser should vote or act with respect to the Agreement. We are not expressing any opinion regarding the fairness of the amount or nature of any compensation or other such remuneration relating to retention agreements to any of the Purchaser or Company’s officers, employees, directors, or any class of such persons, relative to the proposed Total Merger Consideration to be received by the Company stockholders. We express no opinion as to the fairness from a financial point of view to the Purchaser and the unaffiliated shareholders of the Purchaser of any consideration paid in connection with the Agreement to the holders of any specific class of securities, creditors or other constituencies of the Company.

This Opinion is for the use and benefit of the Board of Directors of the Purchaser including the Audit Committee of the Board of Directors and is rendered to the Board of Directors in connection with its consideration of the Agreement and Business Combination. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time or in any manner, in whole or in part, without our written consent; provided, however, that this letter may be included in its entirety in any registration statement, report, proxy statement or other filing made by the Purchaser with any United States regulatory authorities or in any such documents or similar documents disseminated to stockholders of the Purchaser in accordance with applicable securities law and may be referred to in such filings or documents as being included therein.

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Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Total Merger Consideration to be paid to the Company stockholders is fair, from a financial point of view, to the Purchaser and the unaffiliated stockholders of the Purchaser.

Very truly yours,

SHEUMACK GMA

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Annex I

FORM OF

CERTIFICATE OF INCORPORATION

OF

VAHANNA TECH EDGE ACQUISITION I CORP.

Article I. NAME OF CORPORATION

Section 1.01 The name of the corporation is Vahanna Tech Edge Acquisition I Corp. (the “Corporation”).

Article II. PURPOSE

Section 2.01 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a Business Combination.

Section 2.02 The business of the Corporation may be commenced as soon after incorporation of the Corporation as the board of directors of the Corporation (the “Board”) shall see fit.

Section 2.03 The Board may pay, out of any monies of the Corporation, all expenses incurred in the formation and establishment of the Corporation, including the expenses of incorporation.

Article III. REGISTERED AGENT AND OFFICE

Section 3.01 Registered Agent. The address of the Registered Office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, New Castle County, Delaware 19808, and the name of the Registered Agent at such address is Corporation Service Company.

Section 3.02 Offices and Places of Business. The Corporation may by Resolution of Directors or Resolution of Stockholders change the location of its Registered Office and its Registered Agent; provided, that the Corporation’s Registered Office shall at all times be the office of the Registered Agent. The Corporation may, in addition to its Registered Office, maintain such other offices or places of business as the Board determines.

Article IV. CAPITALIZATION

Section 4.01 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation authorized to issue is 280,000,000 shares, consisting of (a) 200,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (b) 20,000,000 shares of convertible Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and (c) 60,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.02 Preferred Stock. Subject to Article IX hereof, without prejudice to any special rights previously conferred on the holders of any existing Preferred Stock, the Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.03 Common Stock.

(a)

The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.02), each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Certificate of Incorporation, or in any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation, or in a Preferred Stock Designation, the holders of the Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or any Preferred Stock Designation.

(b)

Subject to Applicable Law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Certificate of Incorporation (as amended), the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c)

Subject to Applicable Law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Certificate of Incorporation (as amended), in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.04 Issue of Shares and Other Securities.

(a)

Subject to the DGCL, the provisions, if any, in this Certificate of Incorporation (and to any direction that may be given by the Corporation in general meeting), and where applicable, the rules and regulations of the Recognized Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Board may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Distribution, voting, return of investment or otherwise and to such persons, at such times, for such consideration, and on such other terms as it thinks proper, and may also (subject to the DGCL and this Certificate of Incorporation) vary such rights, save that the Board shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Corporation to carry out a Class B Common Stock conversion as set out in this Certificate of Incorporation. A bonus share issued by the Corporation shall be deemed to have been fully paid for on issue.

(b)

The Corporation may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Corporation on such terms as the Board may from time to time determine.

c)

The Corporation may also issue units of securities in the Corporation, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Corporation, upon such terms as the Board may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Corporation having filed a current report on Form 8-K with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

Section 4.05 Variation of Rights of Shares.

(a)

Subject to Section 4.04(b), if at any time the authorized Shares are divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Corporation is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Board not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of Section 4.17, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Board reserves the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of this Certificate of Incorporation relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

(b)

For the purposes of a separate class meeting, the Board may treat two or more or all the classes of Shares as forming one class of Shares if the Board considers that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

(c)

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

Section 4.06 Treasury Shares. Subject to the DGCL, the Board may, prior to the purchase, redemption or surrender of any Share, resolve that such Share shall be held as a Treasury Share. The Board may also determine to cancel a Treasury Share or transfer a Treasury Share on such terms as it thinks proper (including, without limitation, for nil consideration).

Section 4.07 Fixing Record Date.

(a)

For the purpose of determining stockholders entitled to notice of, or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any Distribution, or in order to make a determination of stockholders for any other purpose, the Board may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with rules and regulations of the Recognized Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the record of stockholders shall be closed for transfers for a stated period which shall not in any case exceed forty days.

(b)

In lieu of, or apart from, closing the record of stockholders, the Board may fix in advance or arrears a date as the record date for any such determination of stockholders entitled to notice of, or to vote at any meeting of the stockholders or any adjournment thereof, or for the purpose of determining the stockholders entitled to receive payment of any Distribution, or in order to make a determination of stockholders for any other purpose.

(c)

If the record of stockholders is not so closed and no record date is fixed for the determination of stockholders entitled to notice of, or to vote at a meeting of stockholders or stockholders entitled to receive payment of a Distribution, the date on which notice of the meeting is sent or the date on which the Resolution of Directors resolving to pay such Distribution is passed, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section 4.07, such determination shall apply to any adjournment thereof.

Section 4.08 Certificates for Shares

(a)

A stockholder shall only be entitled to a stock certificate if the Board resolves by the Resolution of Directors that stock certificates shall be issued. Stock certificates representing Shares, if any, shall be in such form as the Board may determine. Stock certificates shall be signed by any two authorized officers of the Corporation. The Board may authorize certificates to be issued with the authorized signature(s) or Seal affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Corporation for transfer shall be cancelled and subject to this Certificate of Incorporation no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

(b)

The Corporation shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

(c)

If a stock certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Corporation in investigating evidence, as the Board may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

(d)

Every stock certificate sent in accordance with this Certificate of Incorporation will be sent at the risk of the stockholder or other person entitled to the certificate. The Corporation will not be responsible for any stock certificate lost or delayed in the course of delivery.

(e)

Stock certificates shall be issued within the relevant time limit as prescribed by the DGCL, if applicable, or as the rules and regulations of the Recognized Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Corporation is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Corporation.

Section 4.09 Transfer of Shares.

(a)

Subject to the terms of this Certificate of Incorporation, any stockholder may transfer all or any of his, her or its Shares by an instrument of transfer; provided that such transfer complies with the rules and regulations of the Recognized Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to this Certificate of Incorporation on terms that cannot be transferred without the other, the Board shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

(b)

The instrument of transfer of any Share shall be in writing or in a form prescribed by the rules and regulations of the Recognized Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Board and shall be executed by or on behalf of the transferor (and if registration as a holder of the Shares imposes a liability to the Corporation on the transferee, signed by or on behalf of the transferee), contain the name and address of the transferee, and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the record of stockholders.

(c)

Where Shares are listed on a Recognized Exchange, (a) Section 4.09(b) shall not apply and (b) the Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognized Exchange.

Section 4.10 Redemption, Repurchase and Surrender of Shares.

(a)

Subject to the provisions of the DGCL and, where applicable, the rules and regulations of the Recognized Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the terms attached to Shares, as specified in this Certificate of Incorporation, may provide for such Shares to be redeemed or to be liable to be redeemed at the option of the stockholders or the Corporation. With respect to redeeming or repurchasing the Shares:

i	Stockholders who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Section 9.02(b);

ii

Shares of the Class B Common Stock held by the Sponsor shall be surrendered by the Sponsor for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Sponsor will own 20% of the Corporation’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

iii	Public Shares shall be repurchased by way of tender offer in the circumstances set out in Section 9.01(b)(ii).

(b)

Subject to the provisions of the DGCL and, where applicable, the rules and regulations of the Recognized Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Corporation may purchase or otherwise acquire its own Shares (including any redeemable Shares) in such manner and on such other terms as the Board may agree with the relevant stockholder. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in this Section 4.10 shall not require further approval of the stockholders.

(c)	The Corporation may make a payment in respect of the redemption, purchase or other acquisition of its own Shares in any manner permitted by the DGCL.

(d)

The Board may accept the surrender for no consideration of any fully paid Share including, for the avoidance of doubt, a Treasury Share. Any such surrender shall be in writing and signed by the stockholder holding the Share or Shares.

Section 4.11 Commission on Sale of Shares. The Corporation may pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or, subject to the DGCL, the issue of fully or partly paid-up Shares. The Corporation may also on any issue of Shares pay such brokerage as may be lawful.

Section 4.12 Non Recognition of Trusts. The Corporation shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by this Certificate of Incorporation or the DGCL) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

Section 4.13 Lien on Shares.

(a)

The Corporation shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a stockholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Corporation (whether presently payable or not) by such stockholder or his, her or its estate, either alone or jointly with any other person, whether a stockholder or not, but the Board may at any time declare any Share to be wholly or in part exempt from the provisions of this Section 4.13. The registration of a transfer of any such Share shall operate as a waiver of the Corporation’s lien thereon. The Corporation’s lien on a Share shall also extend to any amount payable in respect of that Share.

(b)

The Corporation may sell, in such manner as the Board thinks fit, any Shares on which the Corporation has a lien, if a sum in respect of which the lien exists is presently due and payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

(c)

To give effect to any such sale the Board may authorize any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his, her or its nominee shall be registered as the holder of the Shares comprised in any such transfer, and he, she or it shall not be bound to see to the application of the purchase money, nor shall his, her or its title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Corporation’s power of sale under this Certificate of Incorporation.

(d)

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

Section 4.14 Call on Shares

(a)

Subject to the terms of the allotment and issue of any Shares, the Board may make calls upon the stockholders in respect of any monies unpaid on their Shares, and each stockholder shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Corporation at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Board may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him, her or it notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

(b)	A call shall be deemed to have been made at the time when the Resolution of Directors authorizing such call was passed.

(c)	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

(d)

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Board may determine (and in addition all expenses that have been incurred by the Corporation by reason of such non-payment), but the Board may waive payment of the interest or expenses wholly or in part.

(e)

An amount payable in respect of a Share on issue or allotment or at any fixed date shall be deemed to be a call and if it is not paid all the provisions of this Certificate of Incorporation shall apply as if that amount had become due and payable by virtue of a call.

(f)	The Board may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

(g)

The Board may, if it thinks fit, receive an amount from any stockholder willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, her or it, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Board and the stockholder paying such amount in advance.

(h)

No such amount paid in advance of calls shall entitle the stockholder paying such amount to any portion of a dividend or other Distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

Section 4.15 Forfeiture of Shares

(a)

If a call or instalment of a call remains unpaid after it has become due and payable the Board may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Corporation by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

(b)

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by the Resolution of Directors. Such forfeiture shall include all Distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

(c)

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board thinks fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board thinks fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Board may authorize some person to execute an instrument of transfer of the Share in favor of that person.

(d)

A person any of whose Shares have been forfeited shall cease to be a stockholder in respect of them and shall surrender to the Corporation for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Corporation all monies which at the date of forfeiture were payable by him, her or it to the Corporation in respect of those Shares together with interest at such rate as the Board may determine, but his, her or its liability shall cease if and when the Corporation shall have received payment in full of all monies due and payable by him, her or it in respect of those Shares.

(e)

A certificate in writing under the hand of one director or officer of the Corporation that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his, her or its title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

(f)

The provisions of this Certificate of Incorporation as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time as if it had been payable by virtue of a call duly made and notified.

Section 4.16 Transmission of Shares

(a)

If a stockholder dies, the survivor or survivors (where such stockholder was a joint holder), or such stockholder’s legal personal representatives (where such stockholder was a sole holder), shall be the only persons recognized by the Corporation as having any title to such stockholder’s Shares. The estate of a deceased stockholder is not thereby released from any liability in respect of any Share, for which such stockholder was a joint or sole holder.

(b)

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a stockholder (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Board, elect, by a notice in writing sent by such person to the Corporation, either to become the holder of such Share or to have some person nominated by such person registered as the holder of such Share. If such person elects to have another person registered as the holder of such Share such person shall sign an instrument of transfer of that Share to that person. The Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the Share by the relevant stockholder before such stockholder’s death or bankruptcy or liquidation or dissolution, as the case may be.

(c)

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a stockholder (or in any other case than by transfer) shall be entitled to the same Distributions and other advantages to which such person would be entitled if he were the holder of such Share. However, such person shall not, before becoming a stockholder in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Corporation and the Board may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the Share by the relevant stockholder before such stockholder’s death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to this Certificate of Incorporation), the Board may thereafter withhold payment of all Distributions or other monies payable in respect of the Share until the requirements of the notice have been complied with.

Section 4.17 Class B Common Stock Conversion

(a)	Shares of the Class B Common Stock shall convert into Shares of the Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”):

i	at any time and from time to time at the option of the holders thereof; or

ii	automatically concurrently with or immediately following the consummation of a Business Combination.

(b)

Notwithstanding the Initial Conversion Ratio, in the case that additional shares of the Class A Common Stock or any other Equity-linked Securities, are issued, or deemed issued, by the Corporation in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all shares of the Class B Common Stock in issue shall automatically convert into shares of the Class A Common Stock at the time of the consummation of a Business Combination at a ratio for which shares of the Class B Common Stock shall convert into shares of the Class A Common Stock will be adjusted (unless the holders of a majority of the shares of the Class B Common Stock in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of the shares of the Class A Common Stock issuable upon conversion of all shares of the Class B Common Stock will equal, on an as-converted basis, in the aggregate, 20% of the sum of all shares of the Class A Common Stock and Class B Common Stock in issue upon completion of the IPO plus all shares of the Class A Common Stock and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Corporation.

(c)

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of the Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of the Class B Common Stock then in issue consenting or agreeing separately as a separate class in the manner provided in subject to Section 4.05.

(d)

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalization, rights issue, reclassification, recapitalization or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the Class A Common Stock in issue into a greater or lesser number of shares occurring after the original registration of the Memorandum and Articles of Association of the Corporation with the Registry of Corporate Affairs in the British Virgin Islands without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the Class B Common Stock in issue.

(e)

Each share of the Class B Common Stock shall convert into its pro rata number of the shares of the Class A Common Stock pursuant to this Section 4.17. The pro rata share for each holder of shares of the Class B Common Stock will be determined as follows: each share of the Class B Common Stock shall convert into such number of shares of the Class A Common Stock as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the shares of the Class B Common Stock in issue shall be converted pursuant to this Section 4.17 and the denominator of which shall be the total number of shares of Class B Common Stock in issue at the time of conversion.

(f)

References in this Section 4.17 to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of any holder of the Class B Common Stock and, on behalf of such stockholders, automatic application of such redemption proceeds in paying for such new shares of the Class A Common Stock into which the shares of the Class B Common Stock have been converted or exchanged at a price per share of the Class B Common Stock necessary to give effect to a conversion or exchange calculated on the basis that the shares of the Class A Common Stock to be issued as part of the conversion or exchange will be issued at par. The shares of the Class A Common Stock to be issued on an exchange or conversion shall be registered in the name of such stockholder or in such name as the stockholder may direct.

Article V. BOARD OF DIRECTORS

Section 5.01 Powers and Duties of the Board of Directors.

(a)

Subject to the provisions of the DGCL, this Certificate of Incorporation and to any directions given by Resolution of Stockholders, the business of the Corporation shall be managed by the Board who may exercise all the powers of the Corporation. No alteration of this Certificate of Incorporation and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of the Board at which a quorum is present may exercise all powers exercisable by the Board.

(b)

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Corporation shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board shall determine by resolution.

(c)

The Board on behalf of the Corporation may pay a gratuity or pension or allowance on retirement to any director who has held any other salaried office or place of profit with the Corporation or to his or her widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

(d)

The Board may exercise all the powers of the Corporation to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Corporation or of any third party.

Section 5.02 Appointment and Removal of Directors.

(a)

Prior to the consummation of a Business Combination, the Corporation may by resolution of the holders of shares of the Class B Common Stock appoint any person to be a director of the Corporation or may by resolution of the holders of shares of the Class B Common Stock remove any director of the Corporation.

For the avoidance of doubt, prior to the consummation of a Business Combination, holders of shares of the Class A Common Stock shall have no right to vote on the appointment or removal of any director of the Corporation.

(b)

After the consummation of a Business Combination, the Corporation may by Resolution of Stockholders appoint any person to be a director of the Corporation or may by Resolution of Stockholders remove any director of the Corporation.

(c)

There shall be a board of directors consisting of not less than one person; provided, however, that the Corporation may by Resolution of Stockholders or Resolution of Directors, amend this Section to increase or reduce the limits in the number of directors.

(d)

The Corporation may by Resolution of Stockholders appoint any person to be a director of the Corporation either to fill a vacancy or as an additional director of the Corporation; provided that the appointment does not cause the number of directors to exceed any number fixed by this Certificate of Incorporation as the maximum number of directors.

(e)	Directors of the Corporation shall be appointed for a term of two years. Except as the DGCL or other Applicable Law may otherwise require:

i

prior to the consummation of a Business Combination, in the interim between the appointment of a director in accordance with this Section and/or the removal of one or more directors of the Corporation and the filling of any vacancy in that connection, additional directors and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in this Certificate of Incorporation) or by the sole remaining director; and

ii

after the consummation of a Business Combination, in the interim between annual meetings of stockholders or special meetings of stockholders called for the appointment of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in this Certificate of Incorporation), or by the sole remaining director.

(f)

All directors of the Corporation shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been appointed and qualified.

(e)

Prior to the consummation of a Business Combination, Section 5.02(a) may only be amended by a Resolution of Stockholders passed by at least a majority of such stockholders (which shall include an absolute majority of the holders of shares of the Class B Common Stock) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a meeting of stockholders of which notice specifying the intention to propose the resolution has been given.

Section 5.03 Vacation of Office of Director. The office of a director of the Corporation shall be vacated if:

(a)	the director gives notice in writing to the Corporation that he or she resigns the office of director; or

(b)

the director absents himself or herself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the Board without special leave of absence from the Board, and the Board passes a Resolution of Directors confirming that such director has by reason of such absence vacated office; or

(c)	the director dies, becomes bankrupt or makes any arrangement or composition with his or her creditors generally; or

(d)	the director is found to be or becomes of unsound mind; or

(e)

all of the other directors (being not less than two in number) determine that the director should be removed as a director, either by a Resolution of Directors passed by all of the other directors at a meeting of the Board duly convened and held in accordance with this Certificate of Incorporation or by a Resolution of Directors in writing signed by all of the other directors; or

(f)	the director becomes disqualified to act as a director under the DGCL.

Section 5.04 Proceedings of Directors.

(a)	The quorum for the transaction of the business of the Board may be fixed by the Board, and unless so fixed shall be a majority of the directors then in office.

(b)

Subject to the provisions of this Certificate of Incorporation, the Board may regulate its proceedings as it thinks fit. Questions arising at any meeting of the Board shall be decided by a majority of votes. In the case of an equality of votes, the chairman of the Board shall have a second or casting vote.

(c)

A person may participate in a meeting of the Board or a meeting of any committee of the Board by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Board, the meeting shall be deemed to be held at the place where the chairman of the Board is located at the start of the meeting.

(d)

A Resolution of Directors in writing (in one or more counterparts) signed by a majority of the Board or a majority of the members of a committee of the Board or, in the case of a resolution in writing relating to the removal of any director or the vacation of office by any director, all of the directors other than the director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Board, or committee of the Board as the case may be, duly convened and held.

(e)

A director may, or other officer of the Corporation on the direction of a director shall, call a meeting of the Board by at least two days’ notice in writing to every director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the directors either at, before or after the meeting is held. To any such notice of a meeting of the Board, all the provisions of this Certificate of Incorporation relating to the giving of notices by the Corporation to the stockholders shall apply mutatis mutandis.

(f)

The continuing directors (or a sole continuing director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to this Certificate of Incorporation as the necessary quorum of the Board, the continuing directors or director may act for the purpose of increasing the number of directors to be equal to such fixed number, or of summoning a general meeting of the Corporation, but for no other purpose.

(g)

The Board may elect a chairman of the Board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman of the Board is not present within five minutes after the time appointed for the meeting to commence, the directors present may choose one of their number to be chairman of the meeting.

(h)

All acts done by any meeting of the Board or of a committee of the Board shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

(h)

A director may be represented at any meetings of the Board by a proxy appointed in writing by such director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing director.

Section 5.05 Presumption of Assent. A director who is present at a meeting of the Board at which action on any Corporation matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

Section 5.06 Interested Directors and Officers. No contract or transaction between the Corporation and one or more of its directors or officers, or any stockholder, or between the Corporation and any individual, corporation, partnership, association, firm. trust, joint venture, political subdivision, instrumentality or other organization in which one or more of its directors, officers or any stockholder are directors, officers or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose if: (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to any shareholder entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of all shareholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or all shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

Section 5.07 Minutes. The Board shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Board, all proceedings at meetings of the Corporation or the holders of any class of Shares and of the Board, and of committees of the Board, including the names of the directors present at each meeting.

Section 5.08 Delegation of Board’s Powers.

(a)

Subject to the DGCL, the Board may delegate any of its powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more directors (including, without limitation, the Audit Committee and the Compensation Committee). It may also, subject to the DGCL, delegate to any managing director or any director holding any other executive office such of its powers, authorities and discretions as it considers desirable to be exercised by him or her. Any such delegation may be made subject to any conditions the Board may impose and either collaterally with or to the exclusion of its own powers and any such delegation may be revoked or altered by the Board. Subject to any such conditions, the proceedings of a committee of the Board shall be governed by this Certificate of Incorporation regulating the proceedings of the Board, so far as they are capable of applying.

(b)

Subject to the DGCL, the Board may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Corporation and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Board may impose, and either collaterally with or to the exclusion of its own powers and any such appointment may be revoked or altered by the Board. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by this Certificate of Incorporation regulating the proceedings of the Board, so far as they are capable of applying.

(c)

The Board may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in this Certificate of Incorporation and shall have such powers as the Board may delegate pursuant to this Certificate of Incorporation and as required by the rules and regulations of the Recognized Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee and the Compensation Committee, if established, shall consist of such number of directors as the directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Recognized Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Recognized Exchange, the Audit Committee and the Compensation Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Recognized Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.

(d)

Subject to the DGCL, the Board may by power of attorney or otherwise appoint any person to be the agent of the Corporation on such conditions as the Board may determine, provided that the delegation is not to the exclusion of its own powers and may be revoked by the Board at any time.

(e)

Subject to the DGCL, the Board may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or authorized signatory of the Corporation for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under this Certificate of Incorporation) and for such period and subject to such conditions as it may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorized signatories as the Board may think fit and may also authorize any such attorney or authorized signatory to delegate all or any of the powers, authorities and discretions vested in him, her or it.

(f)

The Board may appoint such officers of the Corporation (including, for the avoidance of doubt and without limitation, a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the Board) as it considers necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Board may think fit. Unless otherwise specified in the terms of his or her appointment, an officer of the Corporation may be removed by Resolution of Directors or Resolution of Stockholders. An officer of the Corporation may vacate his or her office at any time if he or she gives notice in writing to the Corporation that he or she resigns his or her office.

Section 5.09 No Minimum Shareholding. The Corporation in stockholders’ meeting may fix a minimum shareholding required to be held by a director, but unless and until such a shareholding qualification is fixed a director is not required to hold Shares.

Section 5.10 Remuneration of Directors.

(a)

The remuneration to be paid to the directors, if any, shall be such remuneration as the Board shall determine; provided that no cash renumeration shall be paid to any director by the Corporation prior to the consummation of a Business Combination. The directors shall also, whether prior to or oafter the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Board or committees thereof, or general meetings of the Corporation, or separate meetings of the holders of any class of Shares or debentures of the Corporation, or otherwise in connection with the business of the Corporation or the discharge of their duties as a director, or to receive a fixed allowance in respect thereof as may be determined by the Board, or a combination partly of one such method and partly the other.

(b)

The Board may by Resolution of Directors approve additional remuneration to any director for any services which in the opinion of the Board go beyond his ordinary routine work as a director. Any fees paid to a director who is also counsel, attorney or solicitor to the Corporation, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a director.

Article VI. BYLAWS

Section 6.01 Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board and the stockholders of the Corporation shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation (the “Bylaws”).

Article VII. MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.01 Meetings.

(a)	All general meetings other than annual general meetings shall be called special meetings.

(b)

The Corporation may, but shall not be obliged to, in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Board shall appoint.

(c)

The Board by Resolution of Directors, or the chairman of the Board, may call general meetings, and it shall on a stockholders’ requisition forthwith proceed to convene a special meeting of the Corporation.

(d)

A stockholders’ requisition is a requisition of stockholders holding at the date of deposit of the requisition not less than 10% in par value (if all the issued Shares have a par value), or otherwise by number of the issued Shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested.

(e)

The stockholders’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

(f)

If there are no directors as at the date of the deposit of the stockholders’ requisition or if the directors do not within twenty-one days from the date of the deposit of the stockholders’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

(g)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by the Board.

(h)

Stockholders seeking to bring business before the annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive offices of the Corporation not less than 120 calendar days before the date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual general meeting or, if the Corporation did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the Board with such deadline being a reasonable time before the Corporation begins to print and send its related proxy materials.

Section 7.02 Notice of General Meetings.

(a)

At least ten clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Corporation, provided that a general meeting of the Corporation shall, whether or not the notice specified in this Section has been given and whether or not the provisions of this Certificate of Incorporation regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

i.	in the case of an annual general meeting, by all of the stockholders entitled to attend and vote thereat; and

ii.

in the case of a special meeting, by a majority in number of the stockholders having a right to attend and vote at the meeting, together holding not less than 95% in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving that right.

(b)

Notwithstanding any other provision of this Certificate of Incorporation, the accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice, or the accidental failure to refer in any notice or other document to a meeting as an “annual general meeting” or “special meeting”, as the case may be, shall not invalidate the proceedings of that general meeting.

Section 7.03 Proceedings at General Meetings.

(a)

No business shall be transacted at any general meeting unless a quorum is present. The holders of one-third of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

(b)

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

(c)

A resolution in writing (in one or more counterparts) signed by or on behalf of all of the stockholders for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) shall, without the need for any advance notice, be as valid and effective as if the resolution had been passed at a general meeting of the Corporation duly convened and held.

(d)

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a stockholders’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Board may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the stockholders present shall be a quorum.

(e)

The Board may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Corporation or, if the Board does not make any such appointment, the chairman, if any, of the Board shall preside as chairman at such general meeting. If there is no such chairman, or if he or she shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the directors present shall elect one of their number to be chairman of the meeting.

(f)

If no director is willing to act as chairman or if no director is present within fifteen minutes after the time appointed for the meeting to commence, the stockholders present shall choose one of their number to be chairman of the meeting.

(g)

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

(h)

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

(i)

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Board, in its absolute discretion, considers that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Board may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all stockholders. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

(j)

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Board may postpone a general meeting which has already been postponed.

(k)

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other stockholder or stockholders collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorized representative or proxy) and holding at least 10% in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving a right to attend and vote at the meeting demand a poll.

(l)

Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, and an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

(m)	The demand for a poll may be withdrawn.

(n)

Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

(o)

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

(l)	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall not be entitled to a second or casting vote.

Section 7.04 Votes of Stockholders.

(a)

Subject to any rights or restrictions attached to any Shares, on a show of hands every stockholder who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorized representative or by proxy, shall have one vote and on a poll every stockholder present in any such manner shall have one vote for every Share of which he or she is the holder.

(b)

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorized representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the record of stockholders.

(c)

A stockholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his or her committee, receiver, curator bonis, or other person on such stockholder’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

(d)

No person shall be entitled to vote at any general meeting unless he or she is registered as a stockholder on the record date for such meeting nor unless all calls or other monies then due and payable by him or her in respect of Shares have been paid.

(e)

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Section shall be referred to the chairman whose decision shall be final and conclusive.

(f)

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorized representative or proxy). A stockholder may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a stockholder appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

(g)

A stockholder holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he or she is appointed.

Section 7.05 Proxies.

(a)

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorized representative. A proxy need not be a stockholder.

(b)

The Board may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Corporation, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Board in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Corporation, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

(c)

The chairman may in any event at his or her discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

(d)

The instrument appointing a proxy may be in any usual or common form (or such other form as the Board may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

(e)

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Corporation at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

Section 7.06 Corporate Stockholders.

(a)

Any corporation or other non-natural person which is a stockholder may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the

Corporation or of any class of stockholders, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual stockholder.

(b)

If a Clearing House (or its nominee(s)), being a corporation, is a stockholder, it may authorize such persons as it sees fit to act as its representative at any meeting of the Corporation or at any meeting of any class of stockholders provided that the authorization shall specify the number and class of Shares in respect of which each such representative is so authorized. Each person so authorized under the provisions of this Section shall be deemed to have been duly authorized without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

Section 7.07 Shares that May Not be Voted. Shares that are beneficially owned by the Corporation (including Treasury Shares) shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

Article VIII. LIMITED LIABILITY; INDEMNIFICATION

Section 8.01 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.02 Indemnification and Advancement of Expenses.

(a)

To the fullest extent permitted by Applicable Law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by Applicable Law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by Applicable Law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.02 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)

The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.02 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)

Any repeal or amendment of this Section 8.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)	This Section 8.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnity and to advance expenses to persons other than indemnitees

Article IX. BUSINESS COMBINATION

Section 9.01 General.

(a)

Notwithstanding any other provision of this Certificate of Incorporation, this Section 9.01 shall apply during the period commencing upon the adoption of the Certificate of Incorporation and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to Section 9.03. Subject to the DGCL, in the event of a conflict between this Article IX and any other Sections, the provisions of this Article IX shall prevail.

(b)	Prior to the consummation of a Business Combination, the Corporation shall either:

i.	submit such Business Combination to its stockholders for approval; or

ii.

provide stockholders with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Corporation shall not repurchase Public Shares in an amount that would cause the Corporation’s net tangible assets to be less than $5,000,001 upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

(c)

If the Corporation initiate any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the SEC prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Corporation holds a general meeting to approve a proposed Business Combination, the Corporation will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the SEC.

(d)

As long as the securities of the Corporation are listed on the Nasdaq Global Market, the Corporation must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Corporation’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

Section 9.02 Redemption Rights.

(a)

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article IX, in the event that such Business Combination is approved by Resolution of Stockholders, the Corporation shall be authorized to consummate such Business Combination, provided that the Corporation shall not consummate such Business Combination unless the Corporation has net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

(b)

Any stockholder holding Public Shares who is not the Sponsor, a Founder, officer or director of the Corporation may, at least two business days prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such stockholder acting together with any Affiliate of his or her or any other person with whom he or she is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares in the aggregate without the prior consent of the Corporation, and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Corporation in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Corporation shall pay any such redeeming stockholder, regardless of whether he or she is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Corporation to pay its taxes, divided by the number of then issued Public Shares, but only in the event that the applicable proposed Business Combination is approved and consummated. The Corporation shall not redeem Public Shares that would cause the Corporation’s net tangible assets to be less than $5,000,001 following such redemptions (the “Redemption Limitation”).

(c)

A stockholder may not withdraw a redemption notice once submitted to the Corporation unless the Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).

Section 9.03 Distributions from the Trust Account.

(a)

In the event that the Corporation does not consummate a Business Combination within 15 months from the consummation of the IPO (or (i) 18 months from the consummation of the IPO if the Corporation has filed a proxy statement, registration statement or similar filing for a Business Combination but has not completed such Business Combination within 15 months from the consummation of the IPO, (ii) up to 21 months if such date is extended as described in Section 9.03(b) below), or such later time as the stockholders may approve in accordance with this Certificate of Incorporation, the Corporation shall:

i.	cease all operations except for the purpose of winding up;

ii.

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and

iii.	as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining stockholders and directors, liquidate and dissolve,

subject in each case to its obligations under the DGCL to provide for claims of creditors and other requirements of Applicable Law.

(b)

Notwithstanding Section 9.03(a) or any other provision of the Certificate of Incorporation, without approval of the stockholders, the Board may, by Resolution of Directors if requested by the Sponsor and upon five days advance notice prior to the applicable deadline, extend the period of time to consummate a Business Combination by up to six times, each by an additional one month (for a total of up to 21 months to consummate a Business Combination), subject to the Sponsor, or its Affiliates or designees, depositing in proceeds into the Trust Account on or prior to the date of the applicable deadline (i) in the case of each one-month extension, $660,330, or (ii) in the case of a full six-month extension, an aggregate of $3,961,980. The Corporation shall provide notice to the stockholders that an extension will be effected at least three days prior to the applicable deadline, and shall confirm receipt of the required proceeds into the Trust Account on the day following the applicable deadline.

(c)	In the event that any amendment is made to this Certificate of Incorporation:

i.

to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with a Business Combination or redeem 100% of the Public Shares if the Corporation does not consummate a Business Combination within 15 months from the consummation of the IPO (or (i) 18 months from the consummation of the IPO if the Corporation has filed a proxy statement, registration statement or similar filing for a Business Combination but has not completed such Business Combination within 15 months from the consummation of the IPO, (ii) up to 21 months if such date is extended as described in Section 9.03(b)), or such later time as the stockholders may approve in accordance with this Certificate of Incorporation; or

ii.	with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Public Shares. The Corporation’s ability to provide such redemption in this Section 9.03(c) is subject to the Redemption Limitation.

(d)

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article IX, or a distribution of the Trust Account pursuant to this Article IX. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

Section 9.04 Issuance of Shares or Debt Securities. After the issue of Public Shares, and prior to the consummation of a Business Combination, the Corporation shall not issue additional Shares or any other securities that would entitle the holders thereof to: (a) receive funds from the Trust Account; or (b) vote as a class with Public Shares on a Business Combination.

Section 9.05 Transactions with Affiliates.

(a)	The uninterested Independent Directors shall approve any transaction or transactions between the Corporation and any of the following parties:

i.	any stockholder owning an interest in the voting power of the Corporation that gives such stockholder a significant influence over the Corporation; and

ii.	any director or officer of the Corporation and any Affiliate or such director or officer.

(b)

A director of the Corporation may vote in respect of any Business Combination in which such director has a conflict of interest with respect to the evaluation of such Business Combination. Such director must disclose such interest or conflict to the other directors.

(c)

The Corporation may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a director or an officer. In the event the Corporation seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a director or an officer, the Corporation, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Corporation is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Corporation from a financial point of view.

ARTICLE X. CORPORATE OPPORTUNITY

Section 10.01 To the fullest extent permitted by Applicable Law, no individual serving as a director or an officer of the Corporation (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation. To the fullest extent permitted by Applicable Law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Corporation, on the other hand. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director and/or officer of the Corporation solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

Section 10.02 Except as provided elsewhere in this Article X, the Corporation shall have no interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation and Management, about which a director and/or officer of the Corporation who is also a member of Management acquires knowledge.

Section 10.03 To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article X to be a breach of duty to the Corporation or its stockholders, the Corporation hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Corporation may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article X apply equally to activities conducted in the future and that have been conducted in the past.

ARTICLE XI. SEAL

Section 11.01 The Corporation shall have a Seal. The Seal shall only be used by the authority of the Board or of a committee of the Board authorized by the Board.

Section 11.02 The Corporation may have for use in any place or places outside Delaware a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Corporation and, if the Board so determines, with the addition on its face of the name of every place where it is to be used.

Section 11.03 A director or officer, representative or attorney of the Corporation may without further authority of the Board affix the Seal over his or her signature alone to any document of the Corporation required to be authenticated by him or her under seal or to be filed wheresoever.

ARTICLE XII DIVIDENDS, DISTRIBUTIONS AND RESERVE

Section 12.01 Subject to the DGCL and this Article XII and except as otherwise provided by the rights attached to any Shares, the Board may resolve by Resolution of Directors to pay Distributions on Shares in issue and authorize payment of the Distributions out of the funds of the Corporation lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the Resolution of Directors pursuant to which the Board resolves to pay such dividend specifically state that such dividend shall be a final dividend. No Distribution shall be authorized if such Distribution would cause the Corporation or the Board to be in breach of the DGCL.

Section 12.02 Except as otherwise provided by the rights attached to any Shares, all Distributions shall be paid according to the par value of the Shares that a shareholder holds. If any Share is issued on terms providing that it shall rank for Distributions as from a particular date, that Share shall rank for Distributions accordingly.

Section 12.03 The Board may deduct from any Distribution payable to any stockholder all sums of money (if any) payable by him or her to the Corporation on account of calls or otherwise.

Section 12.04 The Board may resolve by Resolution of Directors that any Distribution or redemption be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board may settle the same as it thinks expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any stockholders upon the basis of the value so fixed in order to adjust the rights of all stockholders and may vest any such specific assets in trustees in such manner as may seem expedient to the Board.

Section 12.05 Except as otherwise provided by the rights attached to any Shares, Distributions may be paid in any currency. The Board may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

Section 12.06 The Board may, before resolving to pay any Distribution, set aside such sums as it thinks proper as a reserve or reserves which shall, at the discretion of the Board, be applicable for any purpose of the Corporation and pending such application may, at the discretion of the Board, be employed in the business of the Corporation.

Section 12.07 Any Distribution, redemption payment, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the record of stockholders or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, other Distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

Section 12.08 No Distribution or redemption payment shall bear interest against the Corporation.

Section 12.09 Any Distribution or redemption payment which cannot be paid to a stockholder and/or which remains unclaimed after six months from the date on which such Distribution becomes payable may, in the discretion of the Board, be paid into a separate account in the Corporation’s name, provided that the Corporation shall not be constituted as a trustee in respect of that account and the dividend or other Distribution shall remain as a debt due to the stockholder. Any Distribution or redemption payment which remains unclaimed after a period of six years from the date on which such Distribution or redemption payment becomes payable shall be forfeited and shall revert to the Corporation.

ARTICLE XIII BOOKS OF ACCOUNT

Section 13.01 The Board shall cause proper books of account (including, where applicable, underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Corporation and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Corporation and the assets and liabilities of the Corporation, in accordance with the DGCL.

Section 13.02 The Board shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Corporation or any of them shall be open to the inspection of stockholders not being directors and no stockholder (not being a director) shall have any right of inspecting any account or book or document of the Corporation except as conferred by the DGCL or authorized by the Board or by the Corporation in general meeting.

Section 13.03 The Board may cause to be prepared and to be laid before the Corporation in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

ARTICLE XIV AUDIT

Section 14.01 The Board may appoint an Auditor of the Corporation who shall hold office on such terms as the Board determine.

Section 14.02 Without prejudice to the freedom of the Board to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Recognized Exchange, and if required by the rules and regulations of the Recognized Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Board shall establish and maintain an Audit Committee as a committee of the Board and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Recognized Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.

Section 14.03 If the Shares (or depositary receipts therefor) are listed or quoted on the Recognized Exchange, the Corporation shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilize the Audit Committee for the review and approval of potential conflicts of interest.

Section 14.04 The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

Section 14.05 If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his or her becoming incapable of acting by reason of illness or other disability at a time when his or her services are required, the Board shall fill the vacancy and determine the remuneration of such Auditor.

Section 14.06 Every Auditor of the Corporation shall have a right of access at all times to the books and accounts and vouchers of the Corporation and shall be entitled to require from the directors and officers of the Corporation such information and explanation as may be necessary for the performance of the duties of the Auditor.

Section 14.07 Auditors shall, if so required by the Board, make a report on the accounts of the Corporation during their tenure of office at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Board or any general meeting of the stockholders.

Section 14.08 Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Board by Resolution of Directors, with any director interested in such payment abstaining from such review and approval.

Section 14.09 The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

Section 14.10 At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Recognized Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

ARTICLE XV NOTICES

Section 15.01 Notices shall be in writing and may be given by the Corporation to any stockholder either personally or by sending it by courier, post, cable, fax or email to him or her or to his or her address as shown in the record of stockholders (or where the notice is given by email by sending it to the email address provided by such stockholder). Any notice, if posted from one country to another, is to be sent by airmail. Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Recognized Exchange, the SEC and/or any other competent regulatory authority or by placing it on the Corporation’s website.

Section 15.02 Where a notice is sent by: (a) courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier; (b) post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in Delaware) following the day on which the notice was posted; (c) cable or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted; (d) email or other Electronic Communication service; shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient; and (e) placing it on the Corporation’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Corporation’s website.

Section 15.03 A notice may be given by the Corporation to the person or persons which the Corporation has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a stockholder in the same manner as other notices which are required to be given under this Certificate of Incorporation and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Corporation by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

Section 15.04 Notice of every general meeting shall be given in any manner authorized by this Certificate of Incorporation to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting is except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the record of stockholders and every person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a stockholder where the stockholder but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

ARTICLE VI WINDING UP

Section 16.01 If the Corporation shall be wound up the liquidator shall apply the assets of the Corporation in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, including, for the avoidance of doubt, pursuant to Article IX, each Share will rank pari passu with each other Share in relation to the distribution of surplus assets on a winding up.

Section 16.02 If the Corporation shall be wound up the liquidator may, subject to the rights attaching to any Shares and subject to contrary direction by Resolution of Stockholders, divide amongst the stockholders in kind the whole or any part of the assets of the Corporation (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the stockholders or different classes of stockholders. The liquidator may, subject to contrary direction by Resolution of Stockholders, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the stockholders as the liquidator, subject to contrary direction by Resolution of Stockholders, shall think fit, but so that no stockholder shall be compelled to accept any asset upon which there is a liability.

ARTICLE VII FINANCIAL YEAR

Unless the Board otherwise prescribe, the financial year of the Corporation shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

ARTICLE VIII TRANSFER BY WAY OF CONTINUATION

The Corporation shall, subject to the provisions of the DGCL and with the approval of a Resolution of Stockholders, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside Delaware and to be deregistered in Delaware.

ARTICLE XIX MERGERS AND CONSOLIDATIONS

The Corporation shall, subject to the provisions of the DGCL and (if required) with the approval of a Resolution of Stockholders, have the power to merge or consolidate with one or more other constituent corporations (as defined in the DGCL), upon such terms as the Board may determine.

ARTICLE XX CERTAIN TAX FILINGS

Each Tax Filing Authorized Person and any such other person, acting alone, as any director shall designate from time to time, are authorized to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any U.S. state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Corporation and such other tax forms as may be approved from time to time by any director or officer of the Corporation. The Corporation further ratifies and approves any such filing made by any Tax Filing Authorized Person or such other person prior to the date of this Certificate of Incorporation.

ARTICLE XXI. DEFINITIONS AND INTERPRETATION

Section 21.01 In this Certificate of Incorporation, unless there is something in the subject or context inconsistent therewith:

“Affiliates” means in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law” means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person. “Audit Committee” means the audit committee of the Corporation formed pursuant to Section 14.02 hereof, or any successor audit committee.

“Auditor” means the person for the time being performing the duties of auditor of the Corporation (if any).

“Business Combination” means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Corporation, with one or more businesses or entities (the “target business”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such Business Combination; and (b) must not be effectuated with another blank cheque company or a similar company with nominal operations.

“business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Clearing House” means a clearing house recognized by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Compensation Committee” means the compensation committee of the Board established pursuant to this Certificate of Incorporation, or any successor committee.

“Distribution” means any distribution (including an interim or final dividend).

“Domestication” means the re-domicile of the Corporation as a Delaware corporation in accordance with Section 388 of the DGCL, and Section 184 of the BVI Business Companies Act of 2004 and shall no longer be considered a company incorporated in the British Virgin Islands which takes effectiveness upon the filing of this Certificate of Incorporation and the Certificate of Domestication with the Secretary of the State of Delaware.

“Electronic Communication” means a communication sent by electronic means, including electronic posting to the Corporation’s website, transmission to any number, address or internet website (including the website of the SEC) or other electronic delivery methods as otherwise decided and approved by the Board.

“Electronic Record” means information that is stored in an electronic or other medium and is retrievable in paper form through an automated process used in conventional commercial practice.

“Equity-Linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for shares of the Class A Common Stock issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Founder” means each stockholder immediately prior to the consummation of the IPO.

“Independent Director” has the same meaning as in the rules and regulations of the Recognized Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO” means the Corporation’s initial public offering of securities.

“Over-Allotment Option” the option of the Underwriters to purchase up to an additional 15% of the units issued in the IPO at a price equal to $10.00 per unit, less underwriting discounts and commissions.

“Public Shares” means the class A ordinary shares of the Corporation issued as part of the units (as described in Section 4.04) issued in the IPO which are automatically converted into shares of the Class A Common Stock upon the effectiveness of Domestication.

“Recognized Exchange” is the Nasdaq Global Market and any United States national securities exchange on which securities of the Corporation are listed for trading.

“Registered Agent” means the registered agent for the time being of the Corporation.

“Registered Office” means the registered office for the time being of the Corporation.

“Representative” means a representative of the Underwriters.

“Resolution of Directors” means, subject to this Certificate of Incorporation, (i) a resolution passed by a majority of the votes by directors as, being entitled to do so, vote at a meeting of the Board or a meeting of a committee of the Board; or (ii) a resolution in writing passed by the Board in accordance with Section 5.04(d).

“Resolution of Stockholders” means a resolution passed by a simple majority of the stockholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a written resolution signed by or on behalf of an absolute majority of the stockholders. In computing the majority when a poll is demanded, and in the case of a written resolution, regard shall be had to the number of votes to which each stockholder is entitled by this Certificate of Incorporation.

“Seal” means the common seal of the Corporation and includes every duplicate seal.

“SEC” means the United States Securities and Exchange Commission.

“Share” means a share of the Common Stock or a share of the Preferred Stock and includes a fraction of a share in the Corporation.

“Sponsor” means Vahanna LLC, a Delaware limited liability company, and its successors or assigns.

“Tax Filing Authorized Person” means such person as any director of the Corporation shall designate from time to time, acting severally.

“Treasury Share” means a Share held in the name of the Corporation as a treasury share in accordance with the DGCL.

“Trust Account” means the trust account established by the Corporation upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, was deposited.

“Underwriter” means an underwriter of the IPO from time to time and any successor underwriter.

Section 21.02 In this Certificate of Incorporation:

(a) words importing the singular number include the plural number and vice versa;

(b) words importing the masculine gender include the feminine gender;

(c) words importing persons include corporations as well as any other legal or natural person;

(d) “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e) “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f) references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g) any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h) the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i) headings are inserted for reference only and shall be ignored in construing this Certificate of Incorporation;

(j) any requirements as to delivery under this Certificate of Incorporation include delivery in the form of an Electronic Record;

(k) any requirements as to execution or signature under this Certificate of Incorporation including the execution of this Certificate of Incorporation themselves can be satisfied in the form of an electronic signature as provided for in the DGCL;

(m) the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(n) the term “holder” in relation to a Share means a person whose name is entered in the record of stockholders as the holder of such Share;

(o) the term “simple majority” in relation to a Resolution of Stockholders means a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent stockholders, stockholders who are present but do not vote, blanks and abstentions are not counted); and

(p) the term “absolute majority” in relation to a Resolution of Stockholders means a majority of all those entitled to vote on the resolution regardless of how many actually vote or abstain.

IN WITNESS WHEREOF, Vahanna Tech Edge Acquisition I Corp. has caused this Certificate of Incorporation to be duly executed in its name and on its behalf as of the [•]th day of [•], 2023.

VAHANNA TECH EDGE ACQUISITION I CORP.

By:
Name: Karan Puri
Title: Chief Executive Officer

[Signature Page to Certificate of Incorporation]

Annex J

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF ROADZEN INC.

Roadzen Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

ONE: The Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on [●], 2023 (the “Certificate of Incorporation”).

TWO: This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and further amends the provisions of the Certificate of Incorporation, has been duly adopted by the Board of Directors (the “Board of Directors”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

THREE: Effective as of [            ], the text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Roadzen Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County. The name of its registered agent in the State of Delaware at such address is Corporation Services Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 1. Authorized Shares. The aggregate number of shares, classes of shares and par value of shares which the Corporation shall have the authority to issues is 280,000,000, consisting of: 220,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 60,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

Section 2. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation (as defined below) and irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 3. Rights of Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Section 4. Rights of Common Stock. Except as shall otherwise be stated herein or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock.

(a) Voting Rights. Except as otherwise provided herein or required by law, each holder of Common Stock shall be entitled to one vote for each such share on any matter that is submitted to a vote of stockholders and shall otherwise have the rights conferred by applicable law in respect of such shares.

(b) Dividends. Subject to the rights of each series of the Preferred Stock, dividends, or other distributions in cash, securities or other property of the Corporation may be declared and paid or set apart for payment upon the Common Stock by the Board of Directors from time to time out of any assets or funds of the Corporation legally available for the payment of dividends, and all holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

(c) Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled in preference to the Common Stock in accordance with the terms of any outstanding Preferred Stock and applicable law, the remaining net assets and funds of the Corporation shall be distributed pro rata to the holders of the Common Stock and the holders of any Preferred Stock, but only to the extent that the holders of any Preferred Stock shall be entitled to participate in such distributions in accordance with the terms of any outstanding Preferred Stock or applicable law. A consolidation or merger of the Corporation with or into another corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, or any combination thereof, of all or substantially all of the assets of the Corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4(c) of this Article IV.

(d) No Pre-Emptive Rights. No holder of Common Stock shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration, or by way of dividend.

ARTICLE V

BOARD OF DIRECTORS

Section 1. Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. The quorum for the transaction of the business of the Board of Directors may be fixed by the directors, and unless so fixed shall be a majority of the directors then in office.

Section 2. Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

Section 3. Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot. Director appointments shall require the affirmative vote of holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Subject to the rights of the holders of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the and meeting and entitled to vote on the election of directors.

Section 4. Term of Office of Directors. The directors shall be elected or appointed for a term of office continuing until the next annual meeting of stockholders of the Corporation. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing by any electronic transmission permitted in the Bylaws or in accordance with applicable law. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

Section 5. Removal of Directors. Any director may be removed from office by the stockholders of the Corporation only for cause by the affirmative vote of at least two-thirds of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 6. Vacancies. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors shall be filled only be the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders of the Corporation and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

AMENDMENT OF THE GOVERNING DOCUMENTS

Section 1. Amendment of the Certificate of Incorporation. This Amended and Restated Certificate may only be amended or repealed by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such amendment or repeal, voting as a single class. Except as expressly provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, or any amendment thereto, in the manner now or hereafter provided by statute, and any and all rights conferred upon the stockholders herein is subject to this reservation.

Section 2. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws. The Bylaws may also be adopted, amended or repealed by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such adoption, amendment or repeal, voting as a single class. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed

ARTICLE VII

STOCKHOLDER ACTION

Section 1. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

Section 2. Special Meetings. Special meetings of stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office; (ii) the Chief Executive Officer of the Corporation; or (iii) the holders of not less than thirty percent (30%) of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote.

Section 3. Written Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent of the stockholders holding the requisite number of shares required to approve such action.

Section 4. Quorum. The holders of at least fifty percent (50%) of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

ARTICLE VIII

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

Section 1. Director Exculpation. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) any transaction from which the director derived an improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article VIII, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Indemnification. The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or served or serves at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor of the Corporation. The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the Bylaws or in any contract of indemnification entered into by the Corporation and any such person.

Section 3. Vested Rights. Neither any amendment or repeal of any Section of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

BUSINESS COMBINATIONS

Section 1. Business Combinations with Interested Stockholders. The Corporation expressly elects to be governed by Section 203 of the DGCL.

Section 2. Stockholder Approval. No merger, consolidation, liquidation or dissolution of the Corporation, nor any action that would result in the same or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote on such matters, voting as a single class.

ARTICLE X

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (d) any action to interpret, apply, enforce or determine the validity of any provisions of this Amended and Restated Certificate or the Bylaws, or (e) any other action asserting a claim against the Corporation governed by the internal affairs doctrine and (ii) notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Article X, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than the applicable courts specified in the immediately preceding sentence (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. This provision will not apply to claims arising under the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

MISCELLANEOUS

If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court shall replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate in the manner now or hereafter prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the capital stock of this Corporation required by law or by this Amended and Restated Certificate, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, Article V, Article VI, Article VIII or this Article XI.

* * *

IN WITNESS WHEREOF, Roadzen Inc. has caused this Amended and Restated Certificate to be signed on this [    ] day of [            ], 2023.

Roadzen Inc.

By: [ ]
Title: [ ]

Annex K

AMENDED AND RESTATED

BYLAWS OF ROADZEN INC.

(Effective as of [●], 2023)

ARTICLE I

CORPORATE OFFICES

Section 1.1 Registered Office. The registered office of Roadzen Inc. (f/k/a Vahanna Tech Edge Acquisition I Corp.) (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation. References in these bylaws to the certificate of incorporation, as the same shall be amended and/or restated from time to time (the “Certificate”), shall include the terms of any certificate of designations of any series of preferred stock.

Section 1.2 Other Offices. The Corporation also may have offices at such other places, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Time and Place of Meetings. Meetings of stockholders shall be held at any time and place, within or without the State of Delaware, designated by the Board. In the absence of any such designation, stockholders’ meetings shall be held at the Corporation’s principal executive office.

Section 2.2 Annual Meeting. The annual meeting of stockholders shall be held on such date, at such time and at such place within or without the State of Delaware as shall be designated from time to time by the Board and stated in the Corporation’s notice of the meeting. At the annual meeting, directors to serve until the next annual meeting of stockholders shall be elected and any other business properly brought before the meeting may be transacted. For purposes of this Article II, the 2023 annual meeting of the stockholders shall be deemed to have been held on [●], 2023.

Section 2.3 Special Meeting.

(i) A special meeting of the stockholders, other than those required by statute, (a) may be called at any time by a majority of the Board or the Chief Executive Officer of the Corporation, and (b) shall be called by the Chief Executive Officer or Secretary of the Corporation upon the written request or requests of one or more persons that own shares representing at least thirty percent (30%) of the voting power of the capital stock of the Corporation entitled to vote at such meeting. The Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(ii) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been set forth in the notice of such meeting. Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board may be held.

Section 2.4 Advance Notice Procedures.

(i) Advance Notice of Stockholder Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto) or proxy materials with respect to such meeting, (B) by or at the direction of the Board (or any authorized committee thereof), or (C) by a stockholder of the Corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(i) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the procedures set forth in this Section 2.4(i). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations) (the “1934 Act”), and included in the notice of meeting given by or at the direction of the Board, for the avoidance of doubt, clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

(a) For business to be properly brought before an annual meeting by a stockholder pursuant to clause Section 2.4(i)(c) above, a stockholder’s notice must set forth all information required under this Section 2.4(i) and must be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the 90th day nor earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be received by the Secretary of the Corporation not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which a Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(i)(a). “Public Announcement” shall mean disclosure in a press release reported by the NASDAQ News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

(b) To be in proper written form, a stockholder’s notice to the Secretary of the Corporation must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class or series and number of shares of the Corporation that are held of record or are beneficially owned, directly or indirectly, by the stockholder or any Stockholder Associated Person and any Derivative Instruments (as defined below) held or beneficially owned, directly or indirectly, by the stockholder or any Stockholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, (5) any proxy, contract, arrangement, understanding or relationship pursuant to which the stockholder or a Stockholder Associated Person has a right to vote any shares of any security of the Corporation, (6) any rights to dividends on the shares of the Corporation beneficially owned by the stockholder or a Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (7) any performance-related fees (other than asset-based fees) that the stockholder or a Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, (8) any material interest of the stockholder or a Stockholder Associated Person in such business and (9) a statement whether such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (9), a “Business Solicitation Statement”). In addition, to be in proper written form, a stockholder’s notice to the Secretary of the Corporation must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (3) through (7) above as of the record date for notice of the meeting. For purposes of this Section 2.4, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii). For purposes of this Section 2.4, a “Derivative Instrument” shall mean any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of capital stock of the Corporation or otherwise.

(c) Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions prescribed by these bylaws, and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(ii) Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election or re-election to the Board shall be made at an annual meeting of stockholders only (A) by or at the direction of the Board or (B) by a stockholder of the Corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.4(ii) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 2.4(ii). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

(a) To comply with clause (B) of Section 2.4(ii) above, a nomination to be made by a stockholder must set forth all information required under this Section 2.4(ii) and must be received by the Secretary of the Corporation at the principal executive offices of the Corporation at the time set forth in, and in accordance with Section 2.4(i)(a).

(b) To be in proper written form, such stockholder’s notice to the Secretary must set forth:

(1) as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of the Corporation that are held of record or are beneficially owned, directly or indirectly, by the nominee and any Derivative Instruments held or beneficially held of record or are beneficially owned, directly or indirectly, by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) any proxy, contract, arrangement, understanding or relationship pursuant to which the nominee has a right to vote any shares of any security of the Corporation, (F) any rights to dividends on the shares of the Corporation beneficially owned by the nominee that are separated or separable from the underlying shares of the Corporation, (G) any performance-related fees (other than asset-based fees) that the nominee is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, (H) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (I) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders and (J) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be); and

(2) as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (7) of Section 2.4(i)(b) above, and the supplement referenced in the second sentence of Section 2.4(i)(b) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the Corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect or re-elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).

(c) At the request of the Board, any person nominated by a stockholder for election or re-election as a director must furnish to the Secretary of the Corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given, (2) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five business days of such written request), (3) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the Corporation under applicable laws, securities exchange rules or regulations, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation and (4) such information that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. In the absence of the furnishing of such information if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).

(d) No person shall be eligible for election or re-election as a director of the Corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.

(iii) Other Requirements and Rights. In addition to the foregoing provisions of this Section 2.4, a stockholder must also comply with all applicable requirements of state law and of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of:

(a) a stockholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act; or

(b) the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act.

Section 2.5 Notice of Stockholders’ Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the General Corporation Law of the State of the Delaware (the “DGCL”), the Certificate or these bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Section 2.6 Quorum. The holders of at least a majority of the aggregate voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except as otherwise required by the DGCL, the Certificate or these bylaws. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum (as to such class or series) entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the Certificate or these bylaws. Abstentions and non-votes by brokers are counted as present for purposes of determining a quorum.

If a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the holders of a majority of the shares entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 2.7 Adjourned Meeting; Notice. When a meeting is adjourned to another time and/or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or a new record date for stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.8 Conduct of Business. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the Board; in the absence of such designation, the Chairman of the Board, if any, the Chief Executive Officer (in the absence of the chairperson) or the President (in the absence of the Chairman of the Board and the Chief Executive Officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting.

Section 2.9 Voting.

(i) Voting Rights. Except as may be otherwise provided by law, the Certificate or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights.

(ii) Vote Required. Except as otherwise required by law, the Certificate or these bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the Certificate or these bylaws, the vote required for election of a director by the stockholders at a meeting of stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, subject to the rights of the holders of one or more series of preferred stock, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election. For purposes of Section 2.9(ii), (i) a “contested election” means that as of the record date for the meeting at which the election is held, there are more nominees for election than positions on the Board and (ii) a “majority of the votes cast” means that the number of votes cast in favor of the election of a director exceeds the number of votes cast against the election of that director.

(iii) Abstentions and Broker Non-Votes. In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter will not be treated as a vote cast. A non-vote by a broker will be counted for purposes of determining a quorum but not for purposes of determining the number of votes cast.

Section 2.10 Stockholder Action by Written Consent Without a Meeting. Subject to the rights of the holders of any series of preferred stock:

(i) except as otherwise provided for or fixed pursuant to the Certificate, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To be effective, such a consent must be delivered to the Corporation in accordance with Section 228(d) of the DGCL; provided, however, that the Corporation has not designated, and shall not designate, any information processing system for receiving such consents. No consent shall be effective to take the corporate action referred to therein unless consents signed by a sufficient number of holders to take action are delivered to the Corporation in accordance with this Section 2.10 within 60 days of the first date on which a consent is so delivered to the Corporation. Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such consent shall be effective at a future time, including a time determined upon the happening of an event, occurring not later than 60 days after such instruction is given or such provision is made, if evidence of the instruction or provision is provided to the Corporation. If the person is not a stockholder of record when the consent is executed, the consent shall not be valid unless the person is a stockholder of record as of the record date for determining stockholders entitled to consent to the action. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective.

(ii) Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation in accordance with this Section 2.10.

Section 2.11 Record Dates.

(i) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting.

(ii) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 2.12 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission permitted by law, which results in a writing from such stockholder or by his attorney and delivered to the Secretary of the meeting.

Section 2.13 List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. The stockholder list shall be arranged in alphabetical order and show the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting (i) at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or (ii) during ordinary business hours at the Corporation’s principal place of business.

ARTICLE III

DIRECTORS

Section 3.1 Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided in the DGCL or the Certificate.

Section 3.2 Board Size. The number of directors, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, shall be determined from time to time solely by resolution adopted by a majority of the Board in accordance with the provisions of the Certificate. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. If the number of directors is changed, any increase or decrease is apportioned among the classes to maintain an equal number of directors in each class as nearly as possible, and any additional director of any class elected to fill a vacancy will hold office for the remaining term of that class, but in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.

Section 3.3 Election, Qualification and Term of Office of Directors. Directors shall be elected by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Directors need not be stockholders unless so required by the Certificate or these bylaws. The Certificate or these bylaws may prescribe other qualifications for directors.

Section 3.4 Removal of Directors. Subject to the rights of the holders of any series of preferred stock, any director may be removed from office by the stockholders of the Corporation only for cause by the affirmative vote of at least two-thirds of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Any director may also be removed by the unanimous resolution of all other directors.

Section 3.5 Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Acceptance of such resignation shall not be necessary to make it effective.

Subject to the rights of the holders of any series of preferred stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled only by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. A person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office.

Section 3.6 Place of Meetings; Meetings by Telephone. The Board may hold meetings, both regular and special, either within or without the State of Delaware. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.7 Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

Section 3.8 Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the authorized number of directors, at such times and places as he or she or they shall designate. Notice of special meetings of the Board shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board.

Section 3.9 Quorum; Voting. At all meetings of the Board, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate or these bylaws.

Section 3.10 Board Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

Section 3.11 Fees and Compensation of Directors. Unless otherwise restricted by the Certificate or these bylaws, the Board shall have the authority to fix the compensation of directors.

ARTICLE IV

COMMITTEES

Section 4.1 Committees of Directors. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

Section 4.2 Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 4.3 Meetings and Action of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.6 (place of meetings and meetings by telephone);

(ii) Section 3.7 (regular meetings);

(iii) Section 3.8 (special meetings; notice);

(iv) Section 3.9 (quorum; voting);

(v) Section 3.10 (action without a meeting); and

(vi) Section 7.5 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined by resolution of the committee; and

(ii) special meetings of committees may also be called by resolution of the committee.

The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

Section 4.4 Subcommittees. Unless otherwise provided under applicable law, or in the Certificate, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V

OFFICERS

Section 5.1 Officers. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Executive Vice President or Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, a Secretary and a Treasurer and such other officers and assistant officers as may be deemed necessary or desirable by the Board. Any number of offices may be held by the same person. In its discretion, the Board may choose not to fill any office for any period as it may deem advisable; provided, however, that there shall always be (i) a Chairman of the Board, a President or a Vice President and (ii) a Treasurer, a Secretary, an Assistant Treasurer or an Assistant Secretary.

Section 5.2 Appointment of Officers. The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this ARTICLE V for the regular election to such office.

Section 5.3 Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

Section 5.4 Removal and Resignation of Officers. Any officer may be removed, either with or without cause, by the affirmative vote of a majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board. Any officer may resign at any time by giving written or electronic notice to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.5 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board as provided in Section 5.2 and Section 5.3.

Section 5.6 Representation of Shares of Other Corporations. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary or Assistant Secretary of this Corporation, or any other person authorized by the Board, the Chairman of the Board, the Chief Executive Officer, the President or a Vice President, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.7 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Section 5.8 The Chairman of the Board. The Chairman of the Board shall have the powers and duties customarily and usually associated with the office of the Chairman of the Board. The Chairman of the Board shall preside at meetings of the stockholders and of the Board.

Section 5.9 The Chief Executive Officer. The Chief Executive Officer shall have, subject to the supervision, direction and control of the Board, ultimate authority for decisions relating to the supervision, direction and management of the affairs and the business of the Corporation customarily and usually associated with the position of Chief Executive Officer, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. If at any time the office of the Chairman and Vice Chairman of the Board shall not be filled, or in the event of the temporary absence or disability of the Chairman of the Board and the Vice Chairman of the Board, the Chief Executive Officer shall perform the duties and exercise the powers of the Chairman of the Board unless otherwise determined by the Board.

Section 5.10 The President. The President shall have, subject to the supervision, direction and control of the Board, the general powers and duties of supervision, direction and management of the affairs and business of the Corporation customarily and usually associated with the position of President. The President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chairman of the Board or the Chief Executive Officer. In the event of the absence or disability of the Chief Executive Officer, the President shall perform the duties and exercise the powers of the Chief Executive Officer unless otherwise determined by the Board.

Section 5.11 The Chief Operating Officer. The Chief Operating Officer of the Corporation shall have, subject to the supervision, direction and control of the Board, the Chairman of the Board, the Chief Executive Officer and the President, general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board are carried into effect. The Chief Operating Officer shall have such other powers and perform such duties as may from time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President.

Section 5.12 The Vice Presidents and Assistant Vice Presidents. Each Vice President and Assistant Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President.

Section 5.13 The Secretary and Assistant Secretaries.

(i) The Secretary shall attend meetings of the Board and meetings of the stockholders and record all votes and minutes of all such proceedings in a book or books kept for such purpose. The Secretary shall have all such further powers and duties as are customarily and usually associated with the position of Secretary or as may from time to time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President.

(ii) Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.

Section 5.14 The Chief Financial Officer, the Treasurer and Assistant Treasurers.

(i) The Chief Financial Officer shall be responsible for maintaining the Corporation’s accounting records and statements, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Chief Financial Officer shall also maintain adequate records of all assets, liabilities and transactions of the Corporation and shall assure that adequate audits thereof are currently and regularly made. The Chief Financial Officer shall have all such further powers and perform all such further duties as are customarily and usually associated with the position of Chief Financial Officer, or as may from time to time be assigned to him or her by the Board, the Chairman, the Chief Executive Officer or the President. Unless a Treasurer has been appointed separately in accordance with these bylaws, the Chief Financial Officer shall also perform the duties of Treasurer prescribed in paragraph (ii) below.

(ii) The Treasurer shall have custody of the Corporation’s funds and securities, shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by any duly authorized officer of the Corporation, and shall have such further powers and perform such further duties as may from time to time be assigned to him or her by the Board, the Chief Executive Officer, or the President.

(iii) Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer.

ARTICLE VI

STOCK

Section 6.1 Stock Certificates; Uncertificated Shares. The shares of the Corporation may be represented by certificated or uncertificated shares, as determined by the Board in accordance with applicable law. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman of the Board or Vice Chairman of the Board, or the President or a Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

Section 6.2 Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151(f), 156, 202(a) or 218(a) of the DGCL, or with respect to this Section 6.2, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 6.3 Lost, Stolen or Destroyed Certificates. Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 6.4 Dividends. The Board, subject to any restrictions contained in the Certificate or applicable law and the rights of the holders of any series of preferred stock, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate.

Section 6.5 Transfer of Stock. Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the Certificate, these bylaws, applicable law or contract.

Section 6.6 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 6.7 Registered Stockholders. The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii) shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

MANNER OF GIVING NOTICE AND WAIVER

Section 7.1 Notice of Stockholders’ Meetings. Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Corporation’s records. An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2 Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv) if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 7.3 Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the Certificate or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

Section 7.4 Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given under the DGCL, the Certificate or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Section 7.5 Waiver of Notice. Whenever notice is required to be given to stockholders, directors or other persons under any provision of the DGCL, the Certificate or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the Board, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate or these bylaws.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this ARTICLE VIII, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether civil, criminal, administrative, legislative, investigative or other nature and including any and all appeals (collectively, each a “Proceeding”) (other than an action by or in the right of the Corporation to procure a judgement in its favor) by reason of the fact that such person is or was a director or officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 8.2 Indemnification of Directors and Officers in Actions by or in the Right of the Corporation. Subject to the other provisions of this ARTICLE VIII, the Corporation shall indemnity, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Corporation to procure a judgement in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 8.3 Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith to the extent not already advanced pursuant to Section 8.5.

Section 8.4 Indemnification of Others. Subject to the other provisions of this ARTICLE VIII, the Corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The Board shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the board of determines.

Section 8.5 Advanced Payment of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation, and expenses (including attorneys’ fees) incurred by the Corporation’s employees and agents in defending any Proceeding shall be paid by the Corporation, in advance of the final disposition of such Proceeding upon receipt of a written request therefor and an undertaking, by or on behalf of the person, to repay such amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that such person is not entitled to be indemnified under this ARTICLE VIII or the DGCL. The right to advancement of expenses shall not apply if a determination is reasonably made that the facts known at the time such determination is made demonstrate clearly and convincingly that officer, director, employee or agent, as applicable, acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person had reasonable cause to believe his or her conduct was unlawful. Such determination shall be made: (i) by the Board by a majority vote of directors who are not parties to such proceeding, whether or not such majority constitutes a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to the officer, director, employee or agent, as applicable.

Section 8.6 Limitation on Indemnification. Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this ARTICLE VIII in connection with any Proceeding (or any part of any Proceeding):

(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv) initiated by such person (and not by way of defense), unless (a) the Board authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or

(v) if prohibited by applicable law; provided, however, that if any provision or provisions of this ARTICLE VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this ARTICLE VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this ARTICLE VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 8.7 Determination; Claim. If a claim for indemnification or advancement of expenses under this ARTICLE VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this ARTICLE VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

Section 8.8 Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

Section 8.9 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

Section 8.10 Survival. Notwithstanding anything to the contrary, the rights to indemnification and advancement of expenses conferred by this ARTICLE VIII shall be contract rights and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.11 Effect Of Repeal Or Modification. Any amendment, alteration or repeal of this ARTICLE VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

Section 8.12 Certain Definitions. For purposes of this ARTICLE VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this ARTICLE VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this ARTICLE VIII.

ARTICLE IX

GENERAL MATTERS

Section 9.1 Execution of Corporate Contracts and Instruments. Except as otherwise provided by law, the Certificate or these bylaws, the Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 9.2 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 9.3 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 9.4 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

ARTICLE X

AMENDMENTS

The Board is expressly authorized to adopt, alter, amend or repeal these bylaws. The affirmative vote of at least a majority of the Board then in office shall be required in order for the Board to adopt, amend, alter or repeal these bylaws. The bylaws may also be adopted, amended or repealed by the affirmative vote of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such adoption, amendment or repeal, voting as a single class.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Subject to the provisions of the BVI Companies Act, assuming the Domestication does not occur, the Proposed Charter will provide that New Roadzen may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

a)

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or officer of New Roadzen; or

b)

is or was, at the request of New Roadzen, serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Pursuant to the BVI Companies Act, the indemnity applies only to a person who has acted honestly and in good faith and in what he believed to be the best interests of New Roadzen and, in the case of criminal proceedings, provided the person had no reasonable cause to believe that his conduct was unlawful. New Roadzen shall not indemnify a person who has not so acted, and any indemnity given to such a person is void and of no effect.

The termination of any proceedings by any judgement, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of New Roadzen or that the person had reasonable cause to believe that his conduct was unlawful.

Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by New Roadzen in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by New Roadzen in accordance with the Proposed Charter.

Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by New Roadzen in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by New Roadzen in accordance with the Proposed Charter and upon such other terms and conditions, if any, as New Roadzen deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, the Proposed Charter is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of New Roadzen.

New Roadzen may purchase and maintain insurance in relation to any person who is or was a director of New Roadzen, or who at the request of New Roadzen is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not New Roadzen has or would have had the power to indemnify the person against the liability under the Proposed Charter.

Assuming the Domestication does occur, the Proposed Delaware Charter will provide that New Roadzen will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Proposed Delaware Charter provides that a director will not be personally liable to New Roadzen or New Roadzen’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to New Roadzen or New Roadzen’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Effective upon the consummation of the Business Combination, New Roadzen will enter into new indemnification agreements with directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The new indemnification agreements will require New Roadzen, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Proposed Delaware Charter will provide for indemnification of New Roadzen’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Proposed Bylaws will provide for indemnification of New Roadzen’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit	Description

2.1*	Agreement and Plan of Merger, dated as of February 10, 2023 (included as Annex A to the proxy statement/prospectus, which is a part of this Registration Statement).

2.2*	Securities Purchase Agreement by and among Roadzen, Inc., National Automobile Club and National Automobile Club Employee Stock Ownership Trust, dated as of August 4, 2022.

2.3*	Share Purchase Agreement between AXA Partners Holdings S.A. and Roadzen Inc. dated as of June 8, 2022.

3.1	Memorandum and Articles of Association of Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (333-260748), filed by the Registrant on November 4, 2021).

Exhibit	Description

3.2*	Amended and Restated Memorandum and Articles of Association of Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (001-41094), filed by the Registrant on November 29, 2021).

3.3*	Amended and Restated Memorandum and Articles of Association of New Roadzen (included as Annex B to the proxy statement/prospectus, which is a part of this Registration Statement).

3.4*	Certificate of Incorporation of New Roadzen (included as Annex I to the proxy statement/prospectus, which is a part of this Registration Statement).

3.5*	Amended and Restated Certificate of Incorporation of New Roadzen (included as Annex J to the proxy statement/prospectus, which is a part of this Registration Statement).

3.6*	Bylaws of New Roadzen (included as Annex K to the proxy statement/prospectus, which is a part of this Registration Statement).

4.1*	Specimen Unit Certificate (Incorporated by reference to the corresponding exhibit to the Company’s Registration Statement on Form S-l (File No. 333-260748), filed with the SEC on November 4, 2021).

4.2*	Specimen Class A Ordinary Share Certificate (Incorporated by reference to the corresponding exhibit to the Company’s Registration Statement on Form S-l (File No. 333-260748), filed with the SEC on November 4, 2021).

4.3*	Specimen Warrant Certificate (Incorporated by reference to the corresponding exhibit to the Company’s Registration Statement on Form S-l (File No. 333-260748), filed with the SEC on November 4, 2021).

4.4*	Warrant Agreement, dated November 22, 2021, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (001-41094) filed by the Registrant on November 26, 2021).

5.1*	Opinion of Maples & Calder, British Virgin Islands counsel to the Registrant.

8.1	Tax Opinion of Gibson Dunn & Crutcher LLP.

10.1*	Letter Agreement, dated November 22, 2021, by and among the Company, its officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (001-41094) filed by the Registrant on November 29, 2021).

10.2*	Investment Management Trust Agreement, dated November 22, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as trustee (Incorporated by reference to the corresponding exhibit to the Company’s Current Report on Form 8-K (File No. 001-41094), filed with the SEC on November 29, 2021).

10.3*	Registration Rights Agreement, dated November 22, 2021, by and among the Company, Vahanna LLC, Mizuho Securities USA LLC and the other holders party thereto (Incorporated by reference to the corresponding exhibit to the Company’s Current Report on Form 8-K (File No. 001-41094), filed with the SEC on November 29, 2021).

10.4*	Administrative Services Agreement, dated November 22, 2021, by and between the Registrant and Vahanna LLC (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K (001-41094) filed by the Registrant on November 26, 2021).

10.5*	Private Placement Warrant Purchase Agreement, dated November 22, 2021, by and between the Registrant and Vahanna LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K (001-41084) filed by the Registrant on November 26, 2021).

10.6*	Form of Support Agreement (included as Annex C to the proxy statement/prospectus, which is a part of this Registration Statement).

Exhibit	Description

10.7*	Sponsor Support Agreement, by and between the Company and the Sponsor (included as Annex D to the proxy statement/prospectus, which is a part of this Registration Statement).

10.8*	Form of Lock-Up Agreement (included as Annex E to the proxy statement/prospectus, which is a part of this Registration Statement).

10.9†**	Roadzen, Inc. 2023 Omnibus Incentive Plan (included as Annex F to the proxy statement/prospectus, which is a part of this Registration Statement).

10.10†**	ESPP (included as Annex H to the proxy statement/prospectus, which is a part of this Registration Statement).

21.1	List of Subsidiaries.

23.1	Consent of ASA & Associates LLP.

23.2	Consent of Marcum LLP.

23.3	Consent of KNAV P.A.

23.4	Consent of SingerLewak LLP.

23.5*	Consent of Maples & Calder (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney.

99.1**	Form of Proxy Card for the Registrant’s Special Meeting.

99.2	Consent of Rohan Malhotra to be named as a director.

99.3	Consent of Saurav Adhikari to be named as a director.

99.4	Consent of Supurna Vedbrat to be named as a director.

99.5	Consent of Steven Carlson to be named as a director.

99.6*	Consent of SHEUMACK GMA.

99.7	Consent of Ajay Shah to be named as a director.

107.1*	Filing Fee Table.

*	Previously filed.
**	To be filed by amendment.
†	Indicates management contract or compensatory plan or arrangement.

Item 22.	Undertakings.

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on May 9, 2023.

VAHANNA TECH EDGE ACQUISITION I CORP.

By:	/s/ Karan Puri
Name: Karan Puri
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Karan Puri	Chief Executive Officer (Principal Executive Officer)	May 9, 2023
Karan Puri

/s/ Raahim Don	Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2023
Raahim Don

*	Chairman of the Board of Directors	May 9, 2023
Saurav Adhikari

*	Director	May 9, 2023
Abha Kumar

*	Director	May 9, 2023
Rangarajan Sundaram

*	Director	May 9, 2023
Diane B. Glossman

*	Director	May 9, 2023
Ajay Shah

*By:	/s/ Karan Puri
Karan Puri
Attorney-in-Fact